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As filed with the Securities and Exchange Commission on November 24, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4899 (Primary Standard Industrial Classification Code Number)	13-3818604 (I.R.S. Employer Identification Number)

4810 Eastgate Mall
San Diego, CA 92121
(858) 812-7300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Eric DeMarco
President and Chief Executive Officer
4810 Eastgate Mall
San Diego, CA 92121
(858) 812-7300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott M. Stanton, Esq.
Jeannette V. Filippone, Esq.
Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California 92130
(858) 720-5100

          Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, Par Value $0.001	32,900,534	N/A	$38,822,630	$1,525.73

(1)
This registration statement relates to common stock, $0.001 par value per share, of the Registrant, expected to be issued in connection with the transaction described herein. The amount of common stock to be registered is based on the estimated number of shares of common stock that are expected to be issued in the merger, assuming an exchange ratio of 1.7933 shares of Registrant's common stock for each outstanding share and for each option and warrant exercisable for shares of Digital Fusion, Inc. common stock.

(2)
Estimated solely for purposes of calculation of the registration fee in accordance with Rules 457 (c) and (f) of the Securities Act of 1933, as amended, based upon the product of: (A) 18,346,364, the maximum number of shares of Digital Fusion common stock that may be exchanged in the merger (the sum of (i) 11,745,123 shares of Digital Fusion common stock outstanding as of November 17, 2008, (ii) 6,096,241 shares of Digital Fusion common stock issuable upon the exercise of outstanding options as of November 17, 2008, (iii) 30,000 shares of Digital Fusion common stock issuable upon the exercise of outstanding warrants as of November 17, 2008 and (iv) 475,000 shares of Digital Fusion common stock reserved for issuance under the Digital Fusion deferred compensation plan), multiplied by (B) $1.18, the average of the high and low sale prices for shares of Kratos common stock as reported on the NASDAQ Global Select Market on November 21, 2008.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Kratos may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

Subject to completion, dated November 24, 2008

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

        Kratos Defense & Security Solutions, Inc., or Kratos, and Digital Fusion, Inc., or Digital Fusion, have entered into a merger agreement pursuant to which a wholly owned subsidiary of Kratos will merge with and into Digital Fusion, with Digital Fusion continuing as a wholly owned subsidiary of Kratos. Kratos and Digital Fusion believe that the proposed merger will allow Kratos and Digital Fusion to be better positioned to compete in the rapidly evolving defense and security solutions industry.

        Immediately prior to the effective time of the merger, each share of Digital Fusion common stock will be converted into the right to receive 1.7933 shares of Kratos common stock. The stockholders of Kratos will continue to own their existing shares, which will not be affected by the merger. Upon completion of the merger, Digital Fusion's former stockholders will own approximately [    •    ]% of the then outstanding shares of Kratos common stock, based on the number of shares of Kratos and Digital Fusion common stock expected to be outstanding on the closing of the merger. The value of the merger consideration to be received in exchange for each share of Digital Fusion common stock will fluctuate with the market price of Kratos common stock.

        Based on the closing sale price for Kratos common stock on November 21, 2008, the last trading day before public announcement of the merger, the 1.7933 exchange ratio represented approximately $2.44 in value for each share of Digital Fusion common stock. Based on the closing sale price for Kratos common stock on [    •    ], 2008, the latest practicable date before the printing of this joint proxy statement/prospectus, the 1.7933 exchange ratio represented approximately $[    •    ] in value for each share of Digital Fusion common stock.

        The merger cannot be completed unless Kratos stockholders approve the issuance of the shares of Kratos common stock in the merger and Digital Fusion stockholders adopt the merger agreement and approve the merger. A special meeting of the stockholders of Kratos will be held at [    •    ] on [    •    ], at [    •    ] local time, at which the stockholders of Kratos will be asked to consider and vote upon a proposal to approve the issuance of Kratos common stock in connection with the proposed merger. A special meeting of the stockholders of Digital Fusion will be held at [    •    ] on [    •    ], at [    •    ] local time, at which the stockholders of Digital Fusion will be asked to consider and vote upon a proposal to adopt the merger agreement and approve the merger. Holders of approximately 34% of the outstanding shares of Digital Fusion common stock have entered into voting agreements with Kratos, pursuant to which they have agreed to vote their shares in favor of the merger.

        Kratos common stock is listed on the Nasdaq Global Select Market under the symbol "KTOS." Digital Fusion common stock trades on the Pink Sheets under the symbol "DIGF.PK." We urge you to obtain current market quotations for the shares of Kratos and Digital Fusion.

        After careful consideration, each of the Kratos and Digital Fusion boards of directors has approved the merger agreement and the merger and has determined that it is advisable to enter into the merger. Each of the boards of directors of Kratos and Digital Fusion recommends that its stockholders vote "FOR" the proposals described in the accompanying proxy statement/prospectus.

         Your vote is very important.    Whether or not you plan to attend your respective company's meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting. Information about these meetings, the merger and the other business to be considered by stockholders is contained in this proxy statement/prospectus. We urge you to read this proxy statement/prospectus carefully. You should also carefully consider the risk factors beginning on page 18.

Eric M. DeMarco Chief Executive Officer and President Kratos Defense & Security Solutions, Inc.	Gary Ryan Chief Executive Officer and President Digital Fusion, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated [    •    ], 200[    •    ], and is first being mailed to stockholders of Kratos and Digital Fusion on or about [    •    ], 200[    •    ].

 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [    •    ]

To the Stockholders of Kratos Defense & Security Solutions, Inc.:

        A special meeting of stockholders of Kratos Defense & Security Solutions, Inc. will be held at [    •    ] on [    •    ], 200[    •    ] at [    •    ] p.m., local time, for the following purposes:

          1.     To approve the issuance of [    •    ] shares of Kratos common stock pursuant to the Agreement and Plan of Merger, dated as of November 21, 2008, by and among Kratos Defense & Security Solutions, Inc., Dakota Merger Sub, Inc., and Digital Fusion, Inc., as the same may be amended from time to time.

          2.     To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        The accompanying proxy statement/prospectus further describes the matters to be considered at the meeting. A copy of the Agreement and Plan of Merger referenced above has been included as Annex A to the proxy statement/prospectus.

        The Kratos board of directors has set November 25, 2008 as the record date for the special meeting. Only holders of record of Kratos common stock at the close of business on November 25, 2008 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote on such stockholder's behalf at the special meeting and any adjournments and postponements thereof. Such proxy need not be a holder of Kratos common stock. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote.

        The Kratos board of directors unanimously recommends that you vote FOR the proposal to approve the issuance of Kratos common stock in the merger.

By Order of the Kratos Board of Directors,

Eric M. DeMarco President and Chief Executive Officer San Diego, CA [•], 2008

        PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL KRATOS' PROXY SOLICITOR, GEORGESON INC., AT [    •    ].

 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [    •    ]

To the Stockholders of Digital Fusion, Inc.:

        A special meeting of stockholders of Digital Fusion, Inc. will be held at [    •    ], on [    •    ] at [    •    ], local time, for the following purposes:

          1.     To adopt and approve the Agreement and Plan of Merger, dated as of November 21, 2008, by and among Kratos Defense & Security Solutions, Inc., Dakota Merger Sub, Inc., and Digital Fusion, Inc., as the same may be amended from time to time.

          2.     To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        The accompanying proxy statement/prospectus further describes the matters to be considered at the special meeting. A copy of the Agreement and Plan of Merger referenced above has been included as Annex A to this proxy statement/prospectus.

        The Digital Fusion board of directors has set [    •    ], 2008 as the record date for the special meeting. Only holders of record of shares of Digital Fusion common stock at the close of business on [    •    ], 2008 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote.

        The board of directors of Digital Fusion recommends that you vote FOR the proposal to adopt and approve the merger agreement.

By Order of the Digital Fusion Board of Directors,

Gary Ryan President and Chief Executive Officer [•], 2008

        PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL [    •    ] AT [    •    ] (TOLL FREE) OR VIA EMAIL AT [    •    ].

 ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Kratos Defense & Security Solutions, Inc. that is not included in or being delivered with this joint proxy statement/prospectus. The incorporated information that is not included in or being delivered with this joint proxy statement/prospectus is available to you without charge upon your written or oral request. You can obtain any document that is incorporated by reference in this proxy statement/prospectus, excluding all exhibits that have not been specifically incorporated by reference, on the investor relations page of Kratos' website at http://www.kratosdefense.com or by requesting it in writing or by telephone from Kratos at the following address or telephone number:

  4810 Eastgate Mall
  San Diego, CA 92121
  (858) 812-7300
  Attn.: Corporate Secretary
  Website:   www.kratosdefense.com

        If you would like to request any documents, please do so by [    •    ], 200[    •    ] in order to receive them before the special meeting. See "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus is a part to vote on the proposals being presented at the special meetings. No one has been authorized to provide you with information that is different from what is contained in this document or in the incorporated documents.

i

ii

iii

Annex A	Agreement and Plan of Merger, dated as of November 21, 2008, by and among Kratos Defense & Security Solutions, Inc., Dakota Merger Sub, Inc. and Digital Fusion, Inc.
Annex B-1	Form of Stockholder Agreement
Annex B-2	Form of Stockholder Agreement
Annex B-3	Form of Stockholder Agreement
Annex C	Opinion of Imperial Capital, LLC
Annex D	Opinion of ISI Partners, LLC
Annex E	Delaware General Corporations Law Section 262

iv

 QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers briefly address some commonly asked questions about the Kratos and Digital Fusion meetings. They may not include all the information that is important to holders of stock of Kratos and Digital Fusion. We urge stockholders to read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:
Why am I receiving these materials?

A:
We are sending you these materials to help you decide how to vote your shares of Kratos or Digital Fusion common stock with respect to their proposed merger. The merger cannot be completed unless Kratos stockholders approve the issuance of Kratos common stock and Digital Fusion stockholders adopt and approve the merger agreement. Each of Kratos and Digital Fusion is holding its meeting of stockholders to vote on the proposals necessary to complete the merger. Information about these meetings, the merger and the other business to be considered by holders of stock is contained in this proxy statement/prospectus.

  We are delivering this document to you as both a joint proxy statement of Kratos and Digital Fusion and a prospectus of Kratos. It is a joint proxy statement because each of our boards of directors is soliciting proxies from its stockholders. It is a prospectus because Kratos will exchange shares of its common stock for shares of Digital Fusion in the merger.

Q:
What will stockholders receive in the merger?

A:
In the proposed merger, holders of Digital Fusion common stock will receive 1.7933 shares of Kratos common stock for each share of Digital Fusion common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing.

  The stockholders of Kratos will continue to own their existing shares, which will not be affected by the merger.

Q:
When do Kratos and Digital Fusion expect to complete the merger?

A:
Kratos and Digital Fusion expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after stockholder approvals are received at their respective stockholder meetings. Kratos and Digital Fusion currently expect to complete the merger during late 2008 or early 2009. However, it is possible that factors outside of either company's control could require Kratos and Digital Fusion to complete the merger at a later time or not to complete it at all.

Q:
How do the boards of directors of Kratos and Digital Fusion recommend that I vote?

A:
The Kratos board of directors unanimously recommends that holders of Kratos common stock vote FOR the proposal to approve the issuance of Kratos common stock in the merger.

  The Digital Fusion board of directors unanimously recommends that Digital Fusion stockholders vote FOR the proposal to approve the merger and adopt the merger agreement.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at your respective company's meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:
How do I vote?

A:
You may vote before your company's meeting in one of the following ways:

  •
  use the toll-free number shown on your proxy card;

  •
  visit the website shown on your proxy card to vote via the Internet;

  •
  complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope; or

  •
  cast your vote in person at your company's meeting.

  If your shares are held in "street name" through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Q:
When and where are the Kratos and Digital Fusion meetings of stockholders?

A:
The special meeting of Kratos stockholders will be held at [    •    ] on [    •    ] at [    •    ], local time. All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

  The special meeting of Digital Fusion stockholders will be held at [    •    ], on [    •    ] at [    •    ], local time. All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:
If my shares are held in "street name" by a broker or other nominee, will my broker or nominee vote my shares for me?

A:
Your broker or other nominee does not have authority to vote on the proposals described in this proxy statement/prospectus. Your broker or other nominee will vote your shares held by it in "street name" with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

Q:
What constitutes a quorum?

  Stockholders who hold a majority in voting power of the Kratos common stock issued and outstanding as of the close of business on the record date and who are entitled to vote at the special meeting must be present or represented by proxy in order to constitute a quorum to conduct business at the Kratos special meeting.

  Stockholders who hold a majority in voting power of the Digital Fusion common stock issued and outstanding as of the close of business on the record date and who are entitled to vote at the special meeting must be present or represented by proxy in order to constitute a quorum to conduct business at the Digital Fusion special meeting.

Q:
What vote is required to approve each proposal?

A:
For Kratos stockholders, the affirmative vote of a majority of the total votes represented in person or by proxy at the special meeting is required to approve the proposal to approve the issuance of Kratos common stock in the merger.

  For Digital Fusion stockholders, the affirmative vote of a majority of the outstanding shares of Digital Fusion common stock entitled to vote at the meeting is required to approve the merger agreement.

Q:
What if I do not vote on the matters relating to the merger?

A:
If you are a Kratos stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote on the proposal to issue shares of common stock in the merger, it will have no effect on the vote for the proposal. If you respond with an "abstain" vote, your proxy will have the same effect as a vote against the proposal. If you submit a proxy but do not indicate how you want to vote on the proposal, your proxy will be counted as a vote in favor of the proposal in accordance with the recommendation of the Kratos board of directors.

  If you are a Digital Fusion stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote on the proposal to adopt and approve the merger agreement, it will have the same effect as a vote against the merger. If you respond with an "abstain" vote on the proposal, your proxy will have the same effect as a vote against the proposal. If you respond but do not indicate how you want to vote on the merger, your proxy will be counted as a vote in favor of the merger.

Q:
What if I hold shares in both Kratos and Digital Fusion?

A.
If you are a stockholder of both Kratos and Digital Fusion, you will receive two separate packages of proxy materials. A vote as a Kratos stockholder approving the issuance of Kratos common stock will not constitute a vote as a Digital Fusion stockholder for the merger, or vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Kratos or Digital Fusion, or vote as both a Kratos and Digital Fusion stockholder by telephone or via the Internet.

Q:
May I change my vote after I have delivered my proxy or voting instruction card?

A:
Yes. You may change your vote at any time before your proxy is voted at the applicable meeting. You may do this in one of four ways:

  •
  by sending a notice of revocation to the corporate secretary of Kratos or Digital Fusion, as applicable;

  •
  by sending a completed proxy card bearing a later date than your original proxy card;

  •
  by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so, and following the instructions on the proxy card; or

  •
  by attending the applicable meeting and voting in person. Your attendance alone will not revoke any proxy.

  If you choose any of the first three methods, you must take the described action no later than the beginning of the applicable meeting. If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:
What are the material United States federal income tax consequences of the merger?

A:
Kratos and Digital Fusion intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, for United States federal income tax purposes. Accordingly, a holder of Digital Fusion common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder's shares of Digital Fusion common stock for shares of Kratos common stock pursuant to the merger, except that a Digital Fusion stockholder will recognize a gain or loss with respect to any cash received in lieu of a fractional share of Kratos common stock.

Q:
Do I have appraisal rights?

A:
The holders of Kratos common stock will not be entitled to exercise any appraisal rights in connection with the merger. Pursuant to Section 262 of the Delaware General Corporation Law, or DGCL, the holders of Digital Fusion common stock are entitled to appraisal rights if they do not vote in favor of the merger and otherwise comply with the requirements of the DGCL. Digital Fusion stockholders who dissent from the merger and exercise their appraisal rights will recognize gain or loss with respect to cash received in exchange for their Digital Fusion common stock.

Q:
Should I send in my stock certificates now?

A:
No. Please do not send your stock certificates with your proxy card.

  If you are a holder of Digital Fusion common stock, you will receive written instructions from the exchange agent after the merger is completed on how to exchange your stock certificates for Kratos common stock. Kratos stockholders will not be exchanging their stock certificates in connection with the merger. Accordingly, Kratos stockholders holding stock certificates should keep their stock certificates both now and after the merger is completed.

Q:
What if I hold Digital Fusion and Kratos stock options or warrants?

A:
Kratos stock options and other equity-based awards, including restricted stock units, will remain outstanding and will not be affected by the merger.

  Kratos will assume outstanding options and warrants to purchase shares of Digital Fusion common stock in the merger. Each outstanding option and warrant to acquire Digital Fusion common stock will be converted automatically at the effective time of the merger into an option or warrant to acquire Kratos common stock, and will continue to be governed by the terms of the relevant Digital Fusion stock plan and/or related agreements under which it was granted, except that the number of shares of Kratos common stock for which each option or warrant is exercisable and the exercise price of each option or warrant will be adjusted based on the exchange ratio in the merger.

Q:
Who should I contact if I have any questions about the merger, the proxy materials or voting power?

A:
If you have any questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact the company in which you hold shares.

  If you are a Kratos stockholder, you should contact Georgeson Inc., the proxy solicitation agent for Kratos, at [    •    ]. If you are a Digital Fusion stockholder, you should contact Jamie Brabston, Corporate Secretary, at (256) 327-8100 or via email at jbrabston@digitalfusion.com. If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

 SUMMARY

        This summary highlights selected information contained in this joint proxy statement/prospectus, referred to as this proxy statement/prospectus, and does not contain all the information that may be important to you. Kratos and Digital Fusion urge you to read carefully this proxy statement/prospectus in its entirety, including the annexes. Unless stated otherwise, all references in this proxy statement/prospectus to Kratos refer to Kratos Defense & Security Solutions, Inc., a Delaware corporation, all references to Digital Fusion refer to Digital Fusion, Inc., a Delaware corporation, all references to Merger Sub refer to Dakota Merger Sub, Inc., a Delaware corporation, and all references to the merger agreement refer to the Agreement and Plan of Merger, dated as of November 21, 2008, by and among Kratos, Merger Sub, and Digital Fusion, a copy of which is attached as Annex A to this proxy statement/prospectus.

The Parties

Kratos

  Kratos Defense & Security Solutions, Inc.
  4810 Eastgate Mall
  San Diego, CA 92121
  (858) 812-7300

        Kratos is an innovative provider of mission critical engineering, IT services and warfighter solutions. Kratos performs work primarily for the U.S. government and government agencies, but also performs work for state and local agencies and commercial customers. As a result of its market focus, Kratos is organized into two primary operating segments, the Kratos Government Solutions, or KGS, segment and the Public Safety and Security, or PSS, segment. The principle services of Kratos include, but are not limited to, Command, Control, Communications, Computing, Combat Systems, Intelligence, Surveillance and Reconnaissance, or C5ISR; weapon systems life cycle support and extension; military range operations and technical services; missile, rocket and weapons systems test and evaluation; mission launch services; public safety; security and surveillance systems; advanced network engineering and IT services; and critical infrastructure design and integration services. Kratos offers its customers a range of solutions and technical expertise to support their mission-critical needs by leveraging skills across Kratos' core service areas.

        Founded in 1994, Kratos is headquartered in San Diego and has offices in California, Washington D.C. and several other locations in the U.S.

        For more information regarding Kratos, visit www.kratosdefense.com. The information on Kratos' website is not a part of this proxy statement/prospectus.

Digital Fusion

  Digital Fusion, Inc.
  5030 Bradford Drive
  Building 1, Suite 210
  Huntsville, AL 35805
  (256) 327-8103

        Digital Fusion is an information technology, research and engineering, and acquisition and business support services company that helps its customers make the most of technology to meet their business needs. Digital Fusion's IT Services business unit provides solutions to both government and commercial customers, focused in the following areas: Business Process Automation, Application Development and Data Management, Application Security, Web Portals and Digital Dashboards, System Integration, and IT Support. Digital Fusion's Research and Engineering Services business unit supports a variety of customers with state-of-the-art solutions that include: Systems Development and Engineering; Applied

Aerodynamics/ Computational Fluid Dynamics; Missile Engineering; Thermal-Structural Modeling; Program, Data and Financial Management Support; Modeling and Simulation; Control System Design and Analysis; Mechanical Design and Analysis; Optical Systems Design, Development and Test; Hardware-in-the-Loop Testing; and Test and Evaluation. Digital Fusion's Acquisition and Business Support Services business unit provides solutions focused on the following areas: Budget Integration and Analysis; Accounting Operations; Travel Management; SAP Expertise; Business System Development, Evaluation and Operation; Assessing Best Business Practices and Tools; Contracts Management and Administration; Purchasing Expertise; Procurement Documentation Generation and Evaluation; Price and Cost Analysis; Earned Value Management and Policy Evaluation and Support.

        Founded in 1995, Digital Fusion is incorporated in Delaware. Its main office is located in Huntsville, Alabama and it has satellite offices in Texas and Washington, D.C.

        For additional information regarding Digital Fusion, visit www.digitalfusion.com. The information on Digital Fusion's website is not a part of this proxy statement/prospectus.

Merger Sub

        Dakota Merger Sub, Inc., or Merger Sub, a wholly-owned subsidiary of Kratos, is a Delaware corporation formed on November 13, 2008 for the sole purpose of effecting the merger. Upon completion of the merger, Merger Sub will merge with and into Digital Fusion, and Digital Fusion will become a wholly-owned subsidiary of Kratos.

The Merger

        Each of the boards of directors of Kratos and Digital Fusion has approved the strategic merger of Kratos and Digital Fusion. Kratos and Digital Fusion have entered into an Agreement and Plan of Merger pursuant to which Digital Fusion will merge with a newly formed, wholly-owned subsidiary of Kratos, with Digital Fusion surviving the merger as a wholly-owned subsidiary of Kratos. In the proposed merger, Digital Fusion stockholders will receive 1.7933 shares of Kratos common stock for each share of Digital Fusion common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. The stockholders of Kratos will continue to own their existing shares, which will not be affected by the merger.

        A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. Kratos and Digital Fusion encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see "The Merger Agreement and Related Agreements" beginning on page     .

        The merger is expected to be completed during late 2008 or early 2009, subject to the satisfaction or waiver of the closing conditions. For a discussion of the timing of the merger, see "The Merger Agreement and Related Agreements—Closing and Effective Time of the Merger" beginning on page     .

Merger Consideration

        Each share of Digital Fusion common stock, par value $0.01 per share, issued and outstanding immediately prior to the completion of the merger, will be converted into the right to receive 1.7933 shares of Kratos common stock, for an aggregate of approximately 21.1 million shares, assuming no exercise or conversion of outstanding options. Kratos will not issue any fractional shares in the merger. Instead, Digital Fusion stockholders will receive cash (without interest) in lieu of such fractional share, after aggregating all fractional shares of Kratos common stock issuable to that holder, determined by multiplying such fraction by the average closing price of Kratos common stock for the five trading days immediately prior to the closing date.

        For a more complete description of the merger consideration, see "The Merger Agreement and Related Agreements—Terms of the Merger" beginning on page     .

Treatment of Stock Options and Warrants

        Kratos will assume outstanding options and warrants to purchase shares of Digital Fusion common stock in the merger. Each outstanding option and warrant to acquire Digital Fusion common stock will be converted automatically at the effective time of the merger into an option or warrant to acquire Kratos common stock, and will continue to be governed by the terms of the relevant Digital Fusion stock plan and/or related agreements under which it was granted, except that the number of shares of Kratos common stock for which each option or warrant is exercisable and the exercise price of each option or warrant will be adjusted based on the exchange ratio in the merger. For a more complete discussion of the treatment of Digital Fusion options and other stock-based awards, see "The Merger Agreement and Related Agreements—Treatment of Digital Fusion Stock Options" beginning on page     and "The Merger Agreement and Related Agreements—Treatment of Digital Fusion Warrants" beginning on page     .

Directors and Executive Management Following the Merger

        The directors and executive management of Kratos will remain unchanged at the effective time of the merger. At the effective time of the merger, the directors and officers of Merger Sub will become the directors and officers of Digital Fusion until each is replaced by his or her successor.

        For a more complete discussion of the directors and management of Kratos, see "The Merger—Composition of Kratos Board of Directors" beginning on page     .

Recommendation of the Kratos Board of Directors

        After careful consideration, the Kratos board of directors unanimously recommends that holders of Kratos common stock vote FOR the issuance of Kratos common stock in connection with the merger.

        For a more complete description of Kratos' reasons for the merger and the recommendations of the Kratos board of directors, see "The Merger—The Kratos Board of Directors' Recommendations and Reasons for the Merger" beginning on page     .

Recommendation of the Digital Fusion Board of Directors

        After careful consideration, the Digital Fusion board of directors unanimously recommends that holders of Digital Fusion common stock vote FOR the adoption of the merger agreement and approval of the merger.

        For a more complete description of Digital Fusion's reasons for the merger and the recommendation of the Digital Fusion board of directors, see "The Merger—The Digital Fusion Board of Directors' Recommendation and Reasons for the Merger" beginning on page     .

Opinions of Financial Advisors

Kratos Financial Advisor

        In connection with the transaction, Kratos' board of directors received a written opinion from Imperial Capital, LLC, or Imperial Capital, Kratos' financial advisor, as to the fairness, from a financial point of view and as of the date of its opinion, of the exchange ratio in the transaction to Kratos. The full text of Imperial Capital's written opinion, dated November 19, 2008, is attached to this proxy statement as Annex C. Holders of Kratos common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Imperial Capital's opinion was provided to Kratos' board of directors in connection with, and for the purposes of, its evaluation of the exchange ratio in the transaction from a financial point of view, does not address the merits of the underlying decision by Kratos to engage in the transaction or the relative merits of any alternatives discussed by Kratos' board of directors, does not constitute an opinion with respect to Kratos' underlying business decision to effect the transaction, any legal, tax or accounting issues concerning the transaction, or any terms of the transaction (other than the exchange ratio) and does not constitute a recommendation as to any action Kratos or any holder of Kratos common stock should take in connection with the transaction or any aspect thereof.

        For a more complete description of Imperial Capital's opinion, see "The Merger—Opinion of Financial Advisor to the Kratos Board of Directors" beginning on page     . See also Annex C to this proxy statement/prospectus.

Digital Fusion Financial Advisor

        ISI Partners, LLC, or ISI, delivered an opinion to Digital Fusion's board of directors that, subject to and based upon the assumptions made, procedures followed, matters considered and limitations on its review undertaken, as of November 20, 2008, the exchange ratio in the merger agreement was fair from a financial point of view to Digital Fusion. The full text of ISI's written opinion, dated November 20, 2008, is attached as Annex D to this proxy statement/prospectus. Holders of shares of Digital Fusion common stock are urged to read the opinion carefully and in its entirety. ISI's opinion does not and shall not constitute a recommendation to any holders of shares of Digital Fusion common stock as to how they should vote in connection with the merger. This summary of ISI's opinion contained in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

        For a more complete description of the ISI opinion, see "The Merger—Opinion of Financial Advisor to the Digital Fusion Board of Directors" beginning on page     . See also Annex D to this proxy statement/prospectus.

Interests of Digital Fusion Directors and Executive Officers in the Merger

        When you consider the unanimous recommendation of Digital Fusion's board of directors that Digital Fusion stockholders approve the merger agreement and the merger, you should be aware that some Digital Fusion officers and directors may have interests in the transaction that may be different from, or in addition, to their interests as stockholders of Digital Fusion.

        For a further discussion of interests of directors and executive officers in the merger, see "The Merger—Interests of Digital Fusion Directors and Executive Officers in the Merger" beginning on page     .

Material United States Federal Income Tax Consequences of the Merger

        Kratos and Digital Fusion intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Accordingly, Digital Fusion stockholders generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Kratos common stock in the merger, except that a Digital Fusion stockholder will recognize gain or loss with respect to any cash received in lieu of a fractional share of Kratos common stock. Digital Fusion stockholders who exercise their appraisal rights will recognize gain or loss with respect to cash received in exchange for their Digital Fusion common stock.

        Tax matters are very complicated and the tax consequences of the merger to you, if you are a Digital Fusion stockholder, will depend upon the facts of your situation. In addition, you may be subject to state, local or foreign tax laws that are not addressed in this proxy statement/prospectus. You are urged to consult with your own tax advisors for a full understanding of the tax consequences of the merger to you.

        For a more complete description of the material U.S. federal income tax consequences of the merger, see "The Merger—Material United States Federal Income Tax Consequences" beginning on page     .

Accounting Treatment of the Merger

        The merger will be accounted for as an acquisition by Kratos of Digital Fusion under the purchase method of accounting according to U.S. generally accepted accounting principles.

Regulatory Matters

        The parties are not aware of any governmental or regulatory approvals required in order to complete the transaction.

Appraisal Rights

        Kratos stockholders have no appraisal rights with respect to the merger under Section 262 of the Delaware General Corporations Law, or DGCL.

        Under the DGCL, holders of Digital Fusion common stock who do not vote for the adoption of the merger agreement have the right to seek appraisal and receive cash for the fair value of their shares, but only if they comply with all requirements of the DGCL and at least one stockholder who properly exercised appraisal rights litigates an appraisal proceeding in the Delaware Court of Chancery to obtain the appraisal. See "The Merger—Appraisal Rights" on page     .

Conditions to Completion of the Merger

        Kratos and Digital Fusion expect to complete the merger after all the conditions to the merger in the merger agreement are satisfied or waived, including after the receipt of stockholder approvals at their respective stockholder meetings. In addition to obtaining such stockholder approvals, each of the other closing conditions set forth in the merger agreement must be satisfied. Kratos and Digital Fusion currently expect to complete the merger during late 2008 or early 2009. However, it is possible that factors outside of either company's control could cause the merger to be competed at a later time or not at all.

        The merger agreement provides that certain of these conditions may be waived, in whole or in part, by Kratos or Digital Fusion, to the extent legally allowed. Neither Kratos nor Digital Fusion currently expects to waive any material condition to the completion of the merger. If either Kratos or Digital Fusion determines to waive any condition to the merger that would result in a material and adverse change in the terms of the merger to Kratos or Digital Fusion stockholders (including any change in the tax consequences of the transaction to Digital Fusion stockholders), proxies would be resolicited from the Kratos or Digital Fusion stockholders, as applicable.

        For a more complete discussion of the conditions to the merger, see "The Merger Agreement and Related Agreements—Conditions to Completion of the Merger" beginning on page     .

No Solicitation of Other Offers

        The merger agreement contains restrictions on the ability of Digital Fusion to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire Digital Fusion's equity or assets. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if Digital Fusion receives an unsolicited bona fide proposal from a third party to acquire a significant interest in it that its board of directors determines in good faith is reasonably likely to lead to a proposal that is superior to the merger, Digital Fusion may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party.

        For a discussion of the prohibition on solicitation of acquisition proposals from third parties, see "The Merger Agreement and Related Agreements—No Solicitation; Changes in Recommendations" beginning on page     .

Termination

        Kratos and Digital Fusion may mutually agree at any time prior to the completion of the merger (including after stockholder approval) to terminate the merger agreement and abandon the merger. In addition, the agreement may be terminated by either Kratos or Digital Fusion under certain circumstances or upon the occurrence of certain events.

        See "The Merger Agreement and Related Agreements—Termination" beginning on page     .

Termination Fees and Expenses

        Digital Fusion is required to pay a termination fee of $1,344,000 to Kratos in the event the merger agreement is terminated by Digital Fusion in connection with the entry into an agreement for a superior proposal. In addition, Digital Fusion is required to pay Kratos the termination fee if Kratos terminates the merger agreement under certain conditions or in the event that Digital Fusion terminates the Merger Agreement and either enters into or consummates a takeover proposal, other than with Kratos, within 12 months of such termination under certain circumstances.

        This termination fee could discourage other companies from seeking to acquire or merge with either Digital Fusion or Kratos. See "The Merger Agreement and Related Agreements—Termination Fees and Expenses" and "—Effect of Termination," beginning on pages     and    , respectively.

Stockholder Agreements

        In order to induce Kratos to enter into the merger agreement, several Digital Fusion stockholders entered into stockholder agreements and irrevocable proxies with Kratos pursuant to which, among other things, each of these stockholders agreed, solely in its capacity as a stockholder, to vote all of its shares of Digital Fusion capital stock and other Digital Fusion securities in favor of the merger and the adoption of the merger agreement, against any action or agreement that would result in a breach of the merger agreement by Digital Fusion, and against any other action which, directly or indirectly, would reasonably be expected to prevent or materially delay the consummation of the merger or the transactions contemplated by the merger agreement. These Digital Fusion stockholders also granted Kratos an irrevocable proxy to their respective Digital Fusion capital stock and securities in accordance with the stockholder agreement.

        As of November 21, 2008, the stockholders of Digital Fusion that entered into stockholder agreements owned in the aggregate 3,999,567 shares of Digital Fusion stock, representing approximately 34% of the outstanding Digital Fusion stock.

        See "The Merger Agreement and Related Agreements—Stockholder Agreements" beginning on page     .

Comparison of the Rights of Kratos and Digital Fusion Stockholders

        The rights of Digital Fusion stockholders as Kratos stockholders after the merger will be governed by Kratos' certificate of incorporation and bylaws, each as amended, and the laws of the State of

Delaware. Those rights differ from the rights of Digital Fusion stockholders under Digital Fusion's certificate of incorporation and bylaws.

        See "Comparison of Rights of Kratos and Digital Fusion Stockholders" beginning on page     .

Voting by Digital Fusion Directors and Executive Officers

        On [    •    ], 2008, the record date set by the Digital Fusion board of directors, directors and executive officers of Digital Fusion and their affiliates owned and were entitled to vote [    •    ] shares of Digital Fusion common stock, or approximately [    •    ]% of the shares of Digital Fusion common stock outstanding on that date. Stockholders of Digital Fusion holding approximately [    •    ]% of the shares of Digital Fusion common stock outstanding on that date have executed voting agreements agreeing to vote in favor of the merger.

 SELECTED HISTORICAL FINANCIAL DATA OF KRATOS

        The selected consolidated financial data below is derived from Kratos' audited consolidated financial statements as of and for each of the five years ended December 31, 2003 through 2007 contained in Kratos' annual reports on Form 10-K for the years ended December 31, 2003, 2004, 2005, 2006 and 2007, except for the financial data as of and for the nine months ended September 28, 2008, which is derived from Kratos' unaudited condensed consolidated financial statements contained in Kratos' quarterly report on Form 10-Q for the period ended September 28, 2008. The information is only a summary and should be read in conjunction with Kratos' consolidated financial statements, accompanying notes, "Certain Information Relating to Kratos—Management's Discussion and Analysis of Financial Condition and Results of Operations of Kratos," "Certain Information Relating to Kratos—Description of Business," included elsewhere in this proxy statement/prospectus.

	Year ended December 31,					Nine months ended September 28, 2008
	2003	2004	2005	2006	2007
	(in millions, except per share amounts)
Consolidated Statement of Operations Data:
Revenues	$43.4	$116.9	$152.3	$153.1	$193.6	$222.0

Operating costs and expenses:
Costs of revenues	22.2	87.9	115.7	124.2	162.0	178.6
Selling, general and administrative expenses	18.0	28.9	35.5	38.5	39.5	37.7
Research and development	—	—	—	—	—	1.0
Stock option investigation and related fees	—	—	—	—	14.0	(1.0)
Estimated cost for settlement of securities litigation	—	—	—	—	4.9	—
Loss (recovery) of unauthorized issuance of stock options	5.7	—	—	—	(3.4)	(0.6)
Contingent acquisition consideration and restatement fees	—	13.9	(2.1)	0.1	—	—
Impairment, restructuring fees and adjustments to the liability for unused office space	0.1	—	—	21.8	1.2	(0.3)

Total operating costs and expenses	46.0	130.7	149.1	184.6	218.2	215.4

Operating income (loss)	(2.6)	(13.8)	3.2	(31.5)	(24.6)	6.6

Other (income) expense:
Interest income (expense), net	0.9	0.2	0.1	(0.7)	(1.2)	(7.5)
Impairment of investments in unconsolidated subsidiaries	—	(2.9)	—	—	(1.8)	—
Other income and (expense), net	(0.1)	(0.1)	0.2	(0.2)	0.7	0.8

Total other (income) expense	0.8	(2.8)	0.3	(0.9)	(2.3)	(6.7)

Income (loss) from continuing operations before income taxes	(1.8)	(16.6)	3.5	(32.4)	(26.9)	(0.1)
Provision (benefit) for income taxes from continuing operations	(1.0)	(8.4)	(0.1)	13.8	1.3	1.4

Income (loss) from continuing operations	(0.8)	(8.2)	3.6	(46.2)	(28.2)	(1.5)
Income (loss) from discontinued operations	2.7	23.2	(2.0)	(11.7)	(12.6)	0.2

Net income (loss)	$1.9	$15.0	$1.6	$(57.9)	$(40.8)	$(1.3)

Basic earnings (loss) per common share:
Continuing operations	$(0.01)	$(0.12)	$0.05	$(0.63)	$(0.38)	$(0.02)
Discontinued operations	0.04	0.34	(0.03)	(0.16)	(0.17)	0.00
Net income (loss)	$0.03	$0.22	$0.02	$(0.79)	$(0.55)	$(0.01)
Diluted earnings (loss) per common share:
Continuing operations	$(0.01)	$(0.12)	$0.05	$(0.63)	$(0.38)	$(0.02)
Discontinued operations	0.04	0.34	(0.03)	(0.16)	(0.17)	0.00
Net income (loss)	$0.03	$0.22	$0.02	$(0.79)	$(0.55)	$(0.01)
Weighted average common shares outstanding:
Basic	68.4	67.7	74.0	73.5	74.0	88.0
Diluted	68.4	67.7	75.0	73.5	74.0	88.0

	December 31,
						September 28, 2008
	2003	2004	2005	2006	2007
	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$75.8	$58.0	$7.7	$5.4	$8.6	$2.5
Working capital	132.5	98.6	67.4	(3.8)	23.4	32.2
Goodwill	5.5	57.1	94.4	129.9	194.5	237.3
Other intangible assets	1.9	6.4	7.4	13.4	19.9	25.0
Total assets	279.3	330.7	342.0	337.7	335.3	382.8
Total debt	0.7	1.9	0.7	51.4	76.7	83.8
Stockholders' equity	191.9	219.6	229.7	187.1	167.2	220.0

 SELECTED HISTORICAL FINANCIAL DATA OF DIGITAL FUSION

        The selected consolidated financial data below is derived from Digital Fusion's audited consolidated financial statements for each of the five years ended December 31, 2003 through 2007, except for financial data for the 38 weeks ended September 18, 2008, which is derived from Digital Fusion's unaudited condensed combined financial statements presented elsewhere in this proxy statement/prospectus. This information is only a summary and should be read in conjunction with Digital Fusion's consolidated financial statements, accompanying notes and "Certain Information Relating to Digital Fusion—Management's Discussion and Analysis of Financial Condition and Results of Operations of Digital Fusion" included elsewhere in this proxy statement/prospectus.

	Year Ended December 31,
						Nine months ended September 19, 2008
	2003	2004	2005	2006	2007
	(All amounts except per share data in millions)
Consolidated Statements of Operations Data:
Revenues	$6.4	$6.8	$20.9	$34.4	$47.5	$44.7
Gross profit	1.5	0.8	3.5	5.1	7.1	6.3
Selling, general and administrative	1.7	1.7	2.7	4.9	6.2	4.5
Operating income (loss)	(0.2)	(0.9)	0.8	0.0	0.9	1.8
Provision (benefit) for income taxes	(0.0)	0.0	0.0	2.5	0.9	0.3
Net income (loss)	$(0.4)	$(1.0)	$0.0	$1.3	$1.6	$1.4
Net income (loss) per common share:
Basic	$0.06	$(0.13)	$0.00	$0.11	$0.14	$0.12
Diluted	$0.06	$(0.13)	$0.00	$0.09	$0.12	$0.10
Weighted average shares:
Basic	7.2	8.0	10.9	11.4	11.6	11.7
Diluted	7.2	8.0	13.0	14.0	13.6	13.6

	As of December 31,
						Nine months ended September 19, 2008
	2003	2004	2005	2006	2007
	(All amounts in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$0.4	$0.3	$0.0	$0.0	$0.0	$1.0
Working capital	0.5	(0.3)	(0.2)	1.0	3.1	6.0
Total assets	4.6	5.4	13.7	17.0	21.0	23.3
Short-term debt	0.1	0.6	3.0	2.7	1.8	—
Long-term debt	1.3	0.1	1.7	1.5	0.0	—
Total stockholders' equity	2.3	3.4	5.7	8.6	12.3	14.9

        Certain amounts in the selected consolidated financial data above have been reclassified to conform to the 2007 presentation. See Note 1 of Notes to Consolidated Financial Statements of Digital Fusion.

 SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following summary unaudited pro forma condensed combined financial information is designed to show how the merger of Kratos and Digital Fusion might have affected historical financial statements if the merger had been completed at an earlier time and was prepared based on the historical financial results reported by Kratos, including Haverstick Consulting, Inc., SYS Technologies, and Digital Fusion. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on September 28, 2008. The unaudited pro forma condensed combined income statements for the nine months ended September 28, 2008 and the year ended December 31, 2007, give effect to the merger as if the merger had become effective at January 1, 2007. The unaudited pro forma condensed combined financial statements assume the merger is completed on or before December 28, 2008. The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" with Kratos treated as the acquiring entity.

        If the merger is consummated on or after December 29, 2008, the merger will be accounted for under Statement of Financial Accounting Standards (revised 2007), Business Combinations (SFAS 141R). SFAS 141R would require that the purchase price be determined based on Kratos's closing stock price on the date the merger is consummated, and that contingent assets and liabilities be recorded at fair value. Further, SFAS 141R would require that merger-related transaction costs and exit and termination costs be recorded to expense as incurred rather than capitalized as part of goodwill.

        The following should be read in connection with "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 150 and the Kratos, Haverstick and Digital Fusion audited consolidated financial statements beginning on pages FI-1, FII-1, and FIII-1, respectively. The pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during these periods.

	Year ended December 31, 2007	Period ended September 28, 2008
	(In millions, except per share amounts)
Statements of Operations Data:
Revenues	$414.3	$303.2
Operating income (loss)	(20.7)	7.7
Loss from continuing operations	(34.7)	(1.1)
Loss per common share from continuing operations:
Basic	$(0.27)	$(0.01)
Diluted	$(0.27)	$(0.01)
Weighted average common shares outstanding:
Basic	130.0	130.1
Diluted	130.0	130.1

As of September 28, 2008
Balance Sheet Data:
Cash and cash equivalents	$1.2
Property and equipment, net	8.1
Goodwill	266.2
Intangible assets, net	33.3
Total assets	430.8
Long-term debt, net of current portion	76.4
Accumulated deficit	(281.3)
Total stockholders' equity	256.4

 EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION

        The tables below reflect:

  •
  the historical net loss from continuing operations, book value per share and cash dividends per share of Kratos common stock and the historical net income from continuing operations, book value per share and cash dividends per share of Digital Fusion common stock;

  •
  the unaudited pro forma combined Kratos, including Haverstick Consulting, Inc. and SYS Technologies, and Digital Fusion net loss from continuing operations after giving effect to the merger on a purchase basis if the merger had been consummated on January 1, 2007; book value per share, and cash dividends after giving effect to the merger on a purchase basis if the merger had been consummated on September 28, 2008; and

  •
  the unaudited pro forma combined per Digital Fusion equivalent share data net loss from continuing operations, book value per share and cash dividends per share calculated by multiplying the unaudited pro forma combined data by the exchange ratio of 1.7933, which is the Kratos share which would be received for each share of Digital Fusion common stock pursuant to the merger agreement.

        The following tables should be read in conjunction with the historical audited consolidated financial statements and accompanying notes of each of Kratos, Digital Fusion and Haverstick which are included elsewhere in this proxy statement/prospectus.

        The unaudited pro forma data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operation that would have been realized if the proposed mergers had been completed as of the date indicated or will be realized upon completion of the proposed mergers. See the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 150 of this proxy statement/prospectus.

	As of and for the year ended December 31, 2007	As of and for the nine month period ended September 28, 2008
Kratos—Historical
Basic loss per share	$(0.38)	$(0.02)
Diluted loss per share	(0.38)	(0.02)
Book value per share	2.26	2.50
Cash dividends per share	—	—
Digital Fusion—Historical
Basic income per share	$0.14	$0.12
Diluted income per share	0.12	0.10
Book value per share	0.90	1.10
Cash dividends per share	—	—
Unaudited Pro Forma Combined
Basic loss per share	$(0.27)	$(0.01)
Diluted loss per share	(0.27)	(0.01)
Book value per common share	—	1.97
Cash dividends per share	—	—
Unaudited Pro Forma Combined Digital Fusion Equivalents
Basic loss per share	$(0.48)	$(0.02)
Diluted loss per share	(0.48)	(0.02)
Book value per common share	—	3.52
Cash dividends per share	—	—

        The above tables show only historical comparisons. Because the market prices of Kratos and Digital Fusion common stock will likely fluctuate prior to the merge, these comparisons may not provide meaningful information to Kratos stockholders in determining whether to approve the issuance of shares of Kratos common stock in the merger or to Digital Fusion stockholders in determining whether to adopt the merger agreement and approve the merger. Kratos and Digital Fusion stockholders are encouraged to obtain current market quotations for Kratos and Digital Fusion common stock and to review carefully the other information contained in this joint proxy statement/prospectus in considering whether to approve the respective proposals before them.

        The following table presents:

  •
  the last reported sale price of a share of Kratos common stock, as reported on The NASDAQ Global Select Market;

  •
  the last reported sale price of a share of Digital Fusion common stock, as reported on the Pink Sheets; and

  •
  the pro forma equivalent per share value of Digital Fusion common stock based on the exchange ratio (i.e. 1.7933 shares of Kratos common stock for each outstanding share of Digital Fusion common stock) and the closing price of Kratos common stock;

in each case, on November 21, 2008, the last full trading day prior to the public announcement of the proposed merger, and on                        , 2008, the last practicable trading day prior to the date of this joint proxy statement/prospectus.

Date	Kratos Common Stock	Digital Fusion Common Stock	Equivalent Price per Share
November 21, 2008	$1.36	$1.65	$2.44
, 2008

        No cash dividends have been paid on either Kratos or Digital Fusion common stock during the two most recent financial years, and neither company intends to pay cash dividends on its common stock in the immediate future.

 RISK FACTORS

        In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding how to vote on the merger. In addition, you should read and consider the risks associated with each of the businesses of Kratos and Digital Fusion because these risks will also relate to Kratos following completion of the merger.

Risks Related to the Merger

The failure to successfully integrate Digital Fusion's business and operations in the expected time frame may adversely affect the combined company's future results.

        Kratos believes that the merger with Digital Fusion will result in certain benefits including cost synergies and operational efficiencies. To realize the anticipated benefits, Kratos will be required to devote significant management attention and resources to integrating the two companies. The merger involves the integration of two companies that have previously operated independently with principal offices in two distinct locations. Due to legal restrictions, at present Kratos and Digital Fusion are able to conduct only limited planning regarding the integration of the two companies. The actual integration may result in additional and unforeseen expenses or delays. If Kratos is not able to successfully integrate Digital Fusion's business and operations, or if there are delays in combining the businesses, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, certain small business contracts could be at risk due to the merger as a result of recent changes to the rules governing the treatment of small business contracts after an acquisition. Failure to realize the full benefits of the merger could adversely affect Kratos' business, financial results, financial condition and stock price following the merger.

Because the market price of Kratos common stock will fluctuate, Digital Fusion stockholders cannot be sure of the market value of the Kratos common stock that they will receive.

        When we complete the merger, each share of Digital Fusion common stock will be converted into the right to receive 1.7933 shares of Kratos common stock. The exchange ratio is fixed and will not be adjusted for changes in the market price of either Kratos common stock or Digital Fusion common stock. The merger agreement does not provide for any price-based termination right for either party. Accordingly, the market value of the shares of Kratos common stock that Kratos issues and Digital Fusion stockholders will be entitled to receive when the parties complete the merger will depend on the market value of shares of Kratos common stock at the time that the parties complete the merger and could vary significantly from the market value on the date of this proxy statement/prospectus or the date of the Kratos special meeting and the Digital Fusion special meeting. The market value of Kratos common stock will continue to fluctuate after the completion of the merger. For example, during the third calendar quarter of 2008, the sales price of Kratos common stock ranged from a low of $1.33 to a high of $2.14, as reported on the Nasdaq Global Select Market. See "Market Price of and Dividends on Kratos' Common Equity and Related Stockholder Matters" on page     .

        These variations could result from changes in the business, operations or prospects of Kratos or Digital Fusion prior to or following the merger, market assessments as to whether and when the merger will be consummated, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Kratos or Digital Fusion.

The issuance of shares of Kratos common stock to Digital Fusion stockholders in the merger will substantially dilute the interest in Kratos held by Kratos stockholders prior to the merger.

        If the merger is completed, Kratos will issue up to approximately 32.9 million shares of Kratos common stock in connection with the merger, including common stock issuable pursuant to outstanding Digital Fusion options and warrants assumed by Kratos. Based on the number of shares of Kratos and Digital Fusion common stock outstanding on the Kratos and Digital Fusion record dates, Digital Fusion

stockholders before the merger will own, in the aggregate, approximately [    •    ]% of the shares of Kratos common stock outstanding immediately after the merger on a fully diluted basis. The issuance of shares of Kratos common stock to Digital Fusion stockholders in the merger will cause a significant reduction in the relative percentage interest of current Kratos stockholders in the earnings, voting rights, liquidation value and book and market value of Kratos.

Uncertainty about the merger and diversion of management could harm Kratos and Digital Fusion, whether or not the merger is completed.

        In response to the announcement of the merger, existing or prospective customers of Kratos or Digital Fusion may delay or defer their procurement or other decisions concerning Kratos or Digital Fusion, or they may seek to change their existing business relationship. In addition, as a result of the merger, current and prospective employees could experience uncertainty about their future with Kratos or Digital Fusion, and either organization could lose key employees as a result. In addition to retention, these uncertainties may also impair each company's ability to recruit or motivate key personnel. Completion of the merger will also require a significant amount of time and attention from management. The diversion of management attention away from ongoing operations could adversely affect ongoing operations and business relationships.

Failure to complete the merger could adversely affect Kratos' and Digital Fusion's stock prices and their future business and financial results.

        Completion of the merger is conditioned upon, among other things, the receipt of approval of the Kratos and Digital Fusion stockholders. There is no assurance that the parties will receive the necessary approvals or satisfy the other conditions to the completion of the merger. Failure to complete the proposed merger would prevent Kratos and Digital Fusion from realizing the anticipated benefits of the merger. Each company will also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. In addition, the market price of each company's common stock may reflect various market assumptions as to whether the merger will occur. Consequently, the failure to complete the merger could result in a significant change in the market price of the common stock of Kratos and Digital Fusion.

The combined company will incur significant transaction and merger-related costs in connection with the merger.

        Kratos and Digital Fusion expect to incur significant costs associated with completing the merger and combining the operations of the two companies. The exact magnitude of these costs is not yet known. In addition, there may be unanticipated costs associated with the integration. Although Kratos and Digital Fusion expect that the elimination of duplicative costs and other efficiencies may offset incremental transaction and merger-related costs over time, these benefits may not be achieved in the near term or at all.

Because Digital Fusion's executive officers have interests in seeing the merger completed that are different than those of Digital Fusion's other stockholders, these persons may have conflicts of interest in recommending that Digital Fusion stockholders vote to adopt and approve the merger agreement.

        Certain of Digital Fusion's directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of Digital Fusion stockholders generally. This difference of interests stems from the equity and equity-linked securities held by such persons, the retention agreements covering Digital Fusion's executive officers under which such officers are entitled to severance payments and other benefits if their employment is terminated following the merger, and the Kratos obligation under the merger agreement to indemnify Digital Fusion's directors and officers following the merger. These and other material interests of the directors and executive officers of

Digital Fusion in the merger that are different than those of the other Digital Fusion stockholders are described under "The Merger—Interests of Digital Fusion Directors and Executive Officers" beginning on page     .

The merger agreement contains provisions that could discourage a potential alternative acquirer that might be willing to pay more to acquire Digital Fusion.

        The merger agreement contains "no shop" provisions that restrict Digital Fusion's ability to solicit or facilitate proposals regarding a merger or similar transaction with another party. Further, there are only limited exceptions to Digital Fusion's agreement that its board of directors will not withdraw or adversely qualify its recommendation regarding the merger agreement. Under certain circumstances, Digital Fusion's board of directors is permitted to terminate the merger agreement in response to an unsolicited third party proposal to acquire Digital Fusion, which Digital Fusion's board of directors determines to be more favorable than the merger with Kratos. However, if Digital Fusion or Kratos terminates the merger agreement because Digital Fusion has received an acquisition proposal that is deemed more favorable by its board of directors, Kratos will be entitled to collect a $1,344,000 termination fee from Digital Fusion. We describe these provisions under "The Merger Agreement and Related Agreements—Termination" beginning on page     and "—Termination Fees and Expenses" beginning on page     .

        These provisions could discourage a potential third party acquirer from considering or proposing an alternative acquisition, even if it were prepared to pay consideration with a higher value than that proposed to be paid in the merger, or might result in a potential third party acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

Resales of shares of Kratos common stock following the merger and additional obligations to issue shares of Kratos common stock may cause the market price of Kratos common stock to decrease.

        As of November 21, 2008, Kratos had 105,292,730 shares of common stock outstanding and approximately 8,452,378 shares of common stock subject to outstanding options and other rights to purchase or acquire its shares. Kratos currently expects that it will issue up to approximately 32.9 million shares of common stock in connection with the merger, including common stock issuable in connection with assumed options and warrants. The issuance of these new shares of Kratos common stock and the sale of additional shares of Kratos common stock that may become eligible for sale in the public market from time to time upon exercise of options and other equity-linked securities could have the effect of depressing the market price for shares of Kratos common stock.

Future results of the combined company may differ materially from the unaudited pro forma financial statements presented in this proxy statement/prospectus.

        The future results of Kratos may be materially different from those shown in the unaudited pro forma financial statements presented in this proxy statement/prospectus which show only a combination of the historical results of Kratos and Digital Fusion. Kratos expects to incur significant costs associated with completing the merger and combining the operations of the two companies and the exact magnitude of these costs is not yet known. Furthermore, these costs may decrease the capital that Kratos could use for income-earning investments in the future.

The trading price of shares of Kratos common stock after the merger may be affected by factors different from those affecting the price of shares of Kratos common stock or shares of Digital Fusion common stock before the merger.

        When the merger is completed, holders of Digital Fusion common stock will become holders of Kratos common stock. The results of operations of Kratos and the trading price of Kratos common stock after the merger may be affected by factors different from those currently affecting Kratos' or Digital Fusion's results of operations and trading prices.

Risks Related to Kratos

Kratos' business could be adversely affected by changes in the contracting or fiscal policies of the federal government and governmental entities.

        Kratos derives a significant portion of its revenue from contracts with the U.S. federal government and government agencies and subcontracts under federal government prime contracts, and the success of Kratos' business and growth of its business will continue to depend on its successful procurement of government contracts either directly or through prime contractors. Accordingly, changes in government contracting policies or government budgetary constraints could directly affect Kratos' financial performance. Among the factors that could adversely affect Kratos' business are:

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  changes in fiscal policies or decreases in available government funding, including budgetary constraints affecting federal government spending generally, or specific departments or agencies in particular;

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  the adoption of new laws or regulations or changes to existing laws or regulations;

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  changes in political or social attitudes with respect to security and defense issues;

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  changes in federal government programs or requirements, including the increased use of small business providers;

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  changes in or delays related to government restrictions on the export of defense articles and services;

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  potential delays or changes in the government appropriations process; and

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  delays in the payment of invoices by government payment offices.

        These and other factors could cause governments and government agencies, or prime contractors that use Kratos as a subcontractor, to reduce their purchases under existing contracts, to exercise their rights to terminate contracts at-will or to abstain from exercising options to renew contracts, any of which could have an adverse effect on Kratos' business, financial condition and results of operations. Many of Kratos' government customers are subject to stringent budgetary constraints. The award of additional contracts from government agencies could be adversely affected by spending reductions or budget cutbacks at these agencies.

Kratos derives a substantial amount of its revenues from the sale of its solutions either directly or indirectly to U.S. government entities pursuant to government contracts, which differ materially from standard commercial contracts, involve competitive bidding and may be subject to cancellation or delay without penalty, any of which may produce volatility in Kratos' revenues and earnings.

        Government contracts frequently include provisions that are not standard in private commercial transactions and are subject to laws and regulations that give the federal government rights and remedies not typically found in commercial contracts, including provisions permitting the federal government to:

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  terminate Kratos' existing contracts;

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  reduce potential future income from existing contracts;

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  modify some of the terms and conditions in existing contracts;

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  suspend or permanently prohibit Kratos from doing business with the federal government or with any specific government agency;

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  impose fines and penalties;

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  subject Kratos to criminal prosecution;

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  suspend work under existing multiple year contracts and related task orders if the necessary funds are not appropriated by Congress;

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  decline to exercise an option to extend an existing multiple year contract; and

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  claim rights in technologies and systems invented, developed or produced by Kratos.

        In addition, government contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted and typically impose provisions that permit cancellation in the event that necessary funds are unavailable to the public agency. Competitive procurements impose substantial costs and managerial time and effort in order to prepare bids and proposals for contracts that may not be awarded to Kratos. In many cases, unsuccessful bidders for government agency contracts are provided the opportunity to formally protest certain contract awards through various agencies, administrative and judicial channels. The protest process may substantially delay a successful bidder's contract performance, result in cancellation of the contract award entirely and distract management. Kratos may not be awarded contracts for which it bid, and substantial delays or cancellation of purchases may follow its successful bids as a result of such protests.

        Certain of Kratos' government contracts also contain "organizational conflict of interest" clauses that could limit its ability to compete for certain related follow-on contracts. For example, when Kratos works on the design of a particular solution, it may be precluded from competing for the contract to install that solution. While Kratos actively monitors its contracts to avoid these conflicts, it may not be able to avoid all organizational conflict of interest issues.

Kratos faces intense competition from many competitors that have greater resources than it does, which could result in price reductions, reduced profitability or loss of market share.

        Kratos operates in highly competitive markets and generally encounters intense competition to win contracts from many other firms, including mid-tier federal contractors with specialized capabilities and large defense and IT services providers. Competition in its markets may increase as a result of a number of factors, such as the entrance of new or larger competitors, including those formed through alliances or consolidation. These competitors may have greater financial, technical, marketing and public relations resources, larger client bases and greater brand or name recognition than Kratos does. These competitors could, among other things:

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  divert sales from Kratos by winning very large-scale government contracts, a risk that is enhanced by the recent trend in government procurement practices to bundle services into larger contracts;

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  force Kratos to charge lower prices; or

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  adversely affect Kratos' relationships with current clients, including its ability to continue to win competitively awarded engagements in which it is the incumbent.

        If Kratos loses business to its competitors or is forced to lower its prices, its revenue and operating profits could decline. In addition, it may face competition from its subcontractors who, from time-to-time, seek to obtain prime contractor status on contracts for which they currently serve as a subcontractor to Kratos. If one or more of its current subcontractors are awarded prime contractor status on such contracts in the future, it could divert sales from Kratos or could force Kratos to charge lower prices, which could cause its margins to suffer.

Recent acquisitions and potential future acquisitions could prove difficult to integrate, disrupt Kratos' business, dilute stockholder value and strain its resources.

        Kratos has completed several acquisitions of complementary businesses in recent years, including its December 2007 acquisition of Haverstick Consulting, Inc. and June 2008 acquisition of SYS. The success of these acquisitions will depend in part on the success in integrating the operations, technologies and personnel of Haverstick and SYS into Kratos. The failure to successfully integrate the operations of the two companies or otherwise to realize any of the anticipated benefits of the acquisition could seriously harm Kratos' results of operations.

        Kratos continually evaluates opportunities to acquire new businesses as part of its ongoing strategy and may in the future acquire additional companies that it believes could complement or expand its business or increase its customer base. As more fully described elsewhere in this proxy statement/prospectus, on November 21, 2008, Kratos entered into a merger agreement with Digital Fusion. Acquisitions, including the proposed acquisition of Digital Fusion, involve numerous risks, including:

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  difficulties in integrating operations, technologies, accounting and personnel;

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  difficulties in supporting and transitioning customers of acquired companies;

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  difficulties or delays in transitioning federal government contracts pursuant to federal acquisition regulations;

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  diversion of financial and management resources from existing operations;

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  potential loss of key employees;

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  federal acquisition regulations may require Kratos to enter into government novation agreements, a potentially time-consuming process;

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  notifying and obtaining approval from agencies from which import and export licenses have been issued; and

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  inability to generate sufficient revenue to offset acquisition costs.

        Acquired companies may have liabilities or adverse operating issues that Kratos fails to discover through due diligence prior to the acquisition. In particular, to the extent that prior owners of any acquired businesses or properties failed to comply with or otherwise violated applicable laws or regulations, or failed to fulfill their contractual obligations to the federal government or other clients, Kratos, as the successor owner, may be financially responsible for these violations and failures and may suffer reputational harm or otherwise be adversely affected. Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm Kratos' financial results. In addition, if Kratos finances acquisitions by issuing convertible debt or equity securities its existing stockholders may be diluted, which could affect the market price of its stock. If Kratos fails to properly evaluate acquisitions or investments, it may not achieve the anticipated benefits of any such acquisitions and may incur costs in excess of what it anticipates.

Kratos has agreed to indemnify acquirers of its divested operations against specified losses in connection with the sale of these operations, and any demands for indemnification may result in expenses it does not anticipate and distract the attention of its management from its continuing businesses.

        Kratos agreed to indemnify acquirers of its divested operations against specified losses in connection with their sale and generally retain responsibility for various legal liabilities that accrued prior to closing. Kratos also made representations and warranties to these acquirers about the condition of the divested businesses and agreed to working capital adjustment provisions that could obligate it to make substantial payments to some of these acquirers. If any acquirer makes an indemnification claim because it has suffered a loss or a third party has commenced an action against the divested business, or if Kratos is required to make payments in settlement of working capital adjustments, Kratos may incur substantial expenses resolving such claims or defending against the third party action, which would harm its operating results. Kratos' ability to defend itself may be impaired because its former employees are now employees of the acquirer or other companies. These indemnity claims may require management to devote a substantial amount of time to resolving the claim and may divert management attention from responsibilities related to the daily ongoing concerns of the business. In addition, Kratos may be required to expend substantial resources trying to determine which party has responsibility for the claim, even if it is ultimately found to be not responsible.

Kratos' financial results may vary significantly from quarter to quarter.

        Kratos expects its revenue and operating results to vary from quarter to quarter. Reductions in revenue in a particular quarter could lead to lower profitability in that quarter because a relatively large amount of its expenses are fixed in the short-term. It may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. It may also incur additional expenses when contracts expire, are terminated or are not renewed.

        In addition, payments due to Kratos from federal government agencies may be delayed due to billing cycles or as a result of failures of government budgets to gain congressional and administration approval in a timely manner. The federal government's fiscal year ends September 30. If a federal budget for the next federal fiscal year has not been approved by that date in each year, Kratos' clients may have to suspend engagements that Kratos is working on until a budget has been approved. Any such suspensions may reduce Kratos' revenue in the fourth quarter of that year or the first quarter of the subsequent year. The federal government's fiscal year end can also trigger increased purchase requests from clients for equipment and materials. Any increased purchase requests Kratos receives as a result of the federal government's fiscal year end would serve to increase its third or fourth quarter revenue, but will generally decrease profit margins for that quarter, as these activities generally are not as profitable as Kratos' typical offerings.

        Additional factors that may cause Kratos' financial results to fluctuate from quarter to quarter include those addressed elsewhere in these Risk Factors and the following, among others:

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  the terms of customer contracts that affect the timing of revenue recognition;

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  variability in demand for its services and solutions;

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  commencement, completion or termination of contracts during any particular quarter;

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  timing of award or performance incentive fee notices;

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  timing of significant bid and proposal costs;

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  variable purchasing patterns under the GSA Schedule 70 Contracts, government wide acquisition contracts (GWACs), blanket purchase agreements and other indefinite delivery/indefinite quantity contracts;

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  restrictions on and delays related to the export of defense articles and services;

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  costs related to ongoing government inquiries;

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  strategic decisions by it or its competitors, such as acquisitions, divestitures, spin-offs and joint ventures;

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  strategic investments or changes in business strategy;

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  changes in the extent to which it uses subcontractors;

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  seasonal fluctuations in its staff utilization rates;

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  changes in its effective tax rate, including changes in its judgment as to the necessity of the valuation allowance recorded against its deferred tax assets; and

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  the length of sales cycles.

        Significant fluctuations in Kratos' operating results for a particular quarter could cause Kratos to fall out of compliance with the financial covenants contained in its credit facility, which if not waived by the lender, could restrict its access to capital and cause it to take extreme measures to pay down its debt under the credit facility. In addition, fluctuations in its financial results could cause its stock price to decline.

If Kratos fails to establish and maintain important relationships with government entities and agencies and other government contractors, its ability to bid successfully for new business may be adversely affected.

        To develop new business opportunities, Kratos primarily relies on establishing and maintaining relationships with various government entities and agencies. It may be unable to successfully maintain its relationships with government entities and agencies, and any failure to do so could materially adversely affect its ability to compete successfully for new business. In addition, it often acts as a subcontractor or in "teaming" arrangements in which it and other contractors bid together on particular contracts or programs for the federal government or government agencies. As a subcontractor or team member, it often lacks control over fulfillment of a contract, and poor performance on the contract could tarnish its reputation, even when it performs as required. Kratos expects to continue to depend on relationships with other contractors for a portion of its revenue in the foreseeable future. Moreover, its revenue and operating results could be materially adversely affected if any prime contractor or teammate chooses to offer a client services of the type that it provides or if any prime contractor or teammate teams with other companies to independently provide those services.

Kratos derives a significant portion of its revenues from a limited number of customers.

        Kratos has derived, and believes that it will continue to derive, a significant portion of its revenues from a limited number of customers. To the extent that any significant customer uses less of Kratos' services or terminates its relationship with Kratos, Kratos' revenues could decline significantly. As a result, the loss of any significant client could seriously harm Kratos' business. For the nine month period ended September 28, 2008, two customers comprised approximately 66.5% and 50.4% of Kratos' federal business revenues and total revenues, respectively, and Kratos' five largest customers accounted for approximately 81.8% and 62.0% of its total federal business revenues and total revenues, respectively. None of Kratos' customers are obligated to purchase additional services from it. As a result, the volume of work that Kratos performs for a specific customer is likely to vary from period to period, and a significant client in one period may not use its services in a subsequent period.

Kratos' margins and operating results may suffer if it experiences unfavorable changes in the proportion of cost-plus-fee or fixed-price contracts in its total contract mix.

        Although fixed-price contracts entail a greater risk of a reduced profit or financial loss on a contract compared to other types of contracts Kratos enters into, fixed-price contracts typically provide higher profit opportunities because Kratos may be able to benefit from cost savings. In contrast, cost-plus-fee contracts are subject to statutory limits on profit margins, and generally are the least profitable of Kratos' contract types. Kratos' federal government customers typically determine what type of contract it enters into. Cost-plus-fee and fixed-price contracts in its federal business accounted for approximately 39.5% and 35.3%, respectively, of its federal business revenues for the period ended

September 28, 2008. To the extent that Kratos enters into more cost-plus-fee or less fixed-price contracts in proportion to its total contract mix in the future, its margins and operating results may suffer.

Kratos' cash flow and profitability could be reduced if expenditures are incurred prior to the final receipt of a contract.

        Kratos provides various professional services and sometimes procures equipment and materials on behalf of its federal government customers under various contractual arrangements. From time to time, in order to ensure that it satisfies its customers' delivery requirements and schedules, it may elect to initiate procurement in advance of receiving final authorization from the government customer or a prime contractor. If a government or prime contractor customers' requirements should change, if the government or the prime contractor should direct the anticipated procurement to a contractor other than Kratos, or if the equipment or materials become obsolete or require modification before Kratos is under contract for the procurement, Kratos' investment in the equipment or materials might be at risk. This could reduce anticipated earnings or result in a loss, negatively affecting Kratos' cash flow and profitability.

Loss of Kratos' GSA contracts or GWAC schedule contracts would impair its ability to attract new business.

        Kratos is a prime contractor under several GSA contracts and GWAC schedule contracts. Kratos believes that its ability to provide services under these contracts will continue to be important to its business because of the multiple opportunities for new engagements each contract provides. If it were to lose its position as prime contractor on one or more of these contracts, it could lose substantial revenues and its operating results could suffer. GSA contracts and other GWACs typically have a one or two-year initial term, with multiple options exercisable at the government client's discretion to extend the contract for one or more years. Kratos' government clients may not continue to exercise the options remaining on its current contracts and its future clients may not exercise options on any future contracts.

Failure to properly manage projects may result in additional costs or claims.

        Kratos' engagements often involve large scale, highly complex projects. The quality of Kratos' performance on such projects depends in large part upon its ability to manage its relationship with its customers and to effectively manage the project and deploy appropriate resources, including third-party contractors and its own personnel, in a timely manner. Any defects or errors or failure to meet clients' expectations could result in claims for substantial damages against it. Kratos' contracts generally limit its liability for damages arising from negligent acts, error, mistakes or omissions in rendering services to its clients. However, these contractual provisions may not protect Kratos from liability for damages in the event it is sued. In addition, in certain instances, Kratos guarantees customers that it will complete a project by a scheduled date. If the project experiences a performance problem, it may not be able to recover the additional costs it will incur, which could exceed revenues realized from a project. Finally, if it underestimates the resources or time it needs to complete a project with capped or fixed fees, its operating results could be seriously harmed.

The loss of any member of Kratos' senior management team could impair its relationships with federal government clients and disrupt the management of its business.

        Kratos believes that the success of its business and its ability to operate profitably depends on the continued contributions of the members of its senior management team. Kratos relies on its senior management to generate business and execute programs successfully. In addition, the relationships and reputation that many members of its senior management team have established and maintain with federal government personnel contribute to its ability to maintain strong client relationships and to identify new business opportunities. The loss of any member of its senior management team could impair its ability to identify and secure new contracts, to maintain good client relations and to otherwise manage its business.

If Kratos fails to attract and retain skilled employees or employees with the necessary security clearances, it may not be able to perform under its contracts or win new business.

        The growth of Kratos' business and revenue depends in large part upon its ability to attract and retain sufficient numbers of highly qualified individuals who have advanced information technology and/or engineering skills. These employees are in great demand and are likely to remain a limited resource in the foreseeable future. Certain federal government contracts require Kratos and some of its employees to maintain security clearances. Obtaining and maintaining security clearances for employees involves a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. In addition, some of Kratos' contracts contain provisions requiring it to staff an engagement with personnel that the client considers key to Kratos' successful performance under the contract. In the event Kratos is unable to provide these key personnel or acceptable substitutions, the client may terminate the contract and Kratos may lose revenue.

        If Kratos is unable to recruit and retain a sufficient number of qualified employees, its ability to maintain and grow its business could be limited. In a tight labor market, its direct labor costs could increase or it may be required to engage large numbers of subcontractor personnel, which could cause its profit margins to suffer. Conversely, if Kratos maintains or increases its staffing levels in anticipation of one or more projects and the projects are delayed, reduced or terminated, it may underutilize the additional personnel, which could increase its general and administrative expenses, reduce its earnings and harm its results of operations.

If Kratos' subcontractors fail to perform their contractual obligations, its performance and reputation as a prime contractor and its ability to obtain future business could suffer.

        As a prime contractor, Kratos often relies upon other companies to perform work it is obligated to perform for its clients as subcontractors. As Kratos secures more work under its GWAC vehicles, it expects to require an increasing level of support from subcontractors that provide complementary and supplementary services to its offerings. Depending on labor market conditions, it may not be able to identify, hire and retain sufficient numbers of qualified employees to perform the task orders it expects to win. In such cases, it will need to rely on subcontracts with unrelated companies. Moreover, even in favorable labor market conditions, Kratos anticipates entering into more subcontracts in the future as it expands its work under its GWACs. It is responsible for the work performed by its subcontractors, even though in some cases it has limited involvement in that work.

        If one or more of Kratos' subcontractors fails to satisfactorily perform the agreed-upon services on a timely basis or violates federal government contracting policies, laws or regulations, Kratos' ability to perform its obligations as a prime contractor or meet its clients' expectations may be compromised. In extreme cases, performance or other deficiencies on the part of its subcontractors could result in a client terminating its contract for default. A termination for default could expose Kratos to liability, including liability for the agency's costs of reprocurement, could damage Kratos' reputation and could hurt its ability to compete for future contracts.

Kratos' failure to comply with complex procurement laws and regulations could cause it to lose business and subject it to a variety of penalties.

        Kratos must comply with laws and regulations relating to the formation, administration and performance of federal government contracts, which affect how it does business with its clients and may impose added costs on it. In addition, the federal government, including the Defense Contract Audit

Agency (DCAA), audits and reviews a contractor's performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews a contractor's internal control systems and policies, including the contractor's purchasing, property, estimating, compensation and management information systems, and the contractor's compliance with such policies. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while such costs already reimbursed must be refunded. Adverse findings in a DCAA audit could materially affect Kratos' competitive position and result in a substantial adjustment to its revenue and profit.

The commercial business arena in which Kratos operates has relatively low barriers to entry and increased competition could result in margin erosion, which would make profitability even more difficult to sustain.

        Other than the technical skills required in Kratos' commercial business, the barriers to entry in this area are relatively low. Kratos does not have any intellectual property rights in this segment of its business to protect its methods and business start-up costs do not pose a significant barrier to entry. The success of Kratos' commercial business is dependent on its employees, customer relations and the successful performance of its services. If Kratos faces increased competition as a result of new entrants in its markets, it could experience reduced operating margins and loss of market share and brand recognition.

If Kratos' commercial customers do not invest in security systems and other new in-building technologies such as wireless local area networks and/or IP-based networks, its business will suffer.

        Kratos intends to devote significant resources to developing its enterprise-based wireless local area networks (WLAN), but it may not achieve widespread market acceptance amongst the enterprises it identifies as potential customers. It is possible that some enterprises will determine that capital constraints and other factors outweigh their need for WLAN systems. A significant delay in the adoption of WLAN by enterprises could harm Kratos' business.

If Kratos experiences systems or service failure, its reputation could be harmed and its clients could assert claims against it for damages or refunds.

        Kratos creates, implements and maintains IT solutions that are often critical to its clients' operations. Kratos has experienced, and may in the future experience, some systems and service failures, schedule or delivery delays and other problems in connection with its work. If it experiences these problems, it may:

  •
  lose revenue due to adverse client reaction;

  •
  be required to provide additional services to a client at no charge;

  •
  receive negative publicity, which could damage its reputation and adversely affect its ability to attract or retain clients; and

  •
  suffer claims for substantial damages.

        In addition to any costs resulting from product or service warranties, contract performance or required corrective action, these failures may result in increased costs or loss of revenue if clients postpone subsequently scheduled work or cancel, or fail to renew, contracts.

        While many of Kratos' contracts limit its liability for consequential damages that may arise from negligence in rendering services to its clients, these contractual provisions may not be legally sufficient to protect Kratos if it is sued. In addition, its errors and omissions and product liability insurance coverage may not be adequate, may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to some types of future claims. The successful assertion of any large claim against Kratos could seriously harm its business. Even if not successful, these claims could result in significant legal and other costs, may be a distraction to Kratos' management and may harm its reputation.

Security breaches in sensitive federal government systems could result in the loss of clients and negative publicity.

        Many of the systems Kratos develops, installs and maintains involve managing and protecting information involved in intelligence, national security and other sensitive or classified federal government functions. A security breach in one of these systems could cause serious harm to Kratos' business, damage its reputation and prevent it from being eligible for further work on sensitive or classified systems for federal government clients. It could incur losses from such a security breach that could exceed the policy limits under its errors and omissions and product liability insurance. Damage to Kratos' reputation or limitations on its eligibility for additional work resulting from a security breach in one of the systems it develops, installs and maintains could materially reduce its revenue.

Kratos' employees may engage in misconduct or other improper activities, which could cause it to lose contracts.

        Kratos is exposed to the risk that employee fraud or other misconduct could occur. Misconduct by employees could include intentional failures to comply with federal government procurement regulations, engaging in unauthorized activities or falsifying time records. Employee misconduct could also involve the improper use of Kratos' clients' sensitive or classified information, which could result in regulatory sanctions against Kratos and serious harm to its reputation, and could result in a loss of contracts and a reduction in revenues. It is not always possible to deter employee misconduct, and the precautions Kratos takes to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, which could cause it to lose contracts or lead to a reduction in revenues.

Kratos' business is dependent upon its ability to keep pace with the latest technological changes.

        The market for Kratos' services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost effective way to these technological developments would result in serious harm to Kratos' business and operating results. Kratos has derived, and expects to continue to derive, a substantial portion of its revenues from providing innovative engineering services and technical solutions that are based upon today's leading technologies and that are capable of adapting to future technologies. As a result, its success will depend, in part, on its ability to develop and market service offerings that respond in a timely manner to the technological advances of its customers, evolving industry standards and changing client preferences.

If Kratos is unable to manage its growth, its business could be adversely affected.

        Sustaining Kratos' growth has placed significant demands on its management, as well as on its administrative, operational and financial resources. For Kratos to continue to manage its growth, it must continue to improve its operational, financial and management information systems and expand, motivate and manage its workforce. If it is unable to manage its growth while maintaining its quality of service and profit margins, or if new systems it implements to assist it in managing its growth do not produce the expected benefits, its business, prospects, financial condition or operating results could be adversely affected.

Kratos may be harmed by intellectual property infringement claims and its failure to protect its intellectual property could enable competitors to market products and services with similar features.

        Kratos may become subject to claims from its employees or third parties who assert that software and other forms of intellectual property that it uses in delivering services and solutions to its clients infringe upon intellectual property rights of such employees or third parties. Kratos' employees develop some of the software and other forms of intellectual property that Kratos' uses to provide its services and solutions to its clients, but it also licenses technology from other vendors. If its employees, vendors, or other third parties assert claims that it or its clients are infringing on their intellectual property rights, Kratos could incur substantial costs to defend those claims. If any of these infringement claims are ultimately successful, it could be required to cease selling or using products or services that incorporate the challenged software or technology, obtain a license or additional licenses from its employees, vendors, or other third parties, or redesign its products and services that rely on the challenged software or technology.

        Kratos attempts to protect its trade secrets by entering into confidentiality and intellectual property assignment agreements with third parties, its employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available. In addition, others may independently discover Kratos' trade secrets and proprietary information and in such cases Kratos could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using trade secret is difficult, expensive and time consuming, and the outcome is unpredictable. If Kratos is unable to protect its intellectual property, its competitors could market services or products similar to its services and products, which could reduce demand for its offerings. Any litigation to enforce Kratos' intellectual property rights, protect its trade secrets or determine the validity and scope of the proprietary rights of others could result in substantial costs and diversion of resources, with no assurance of success.

The matters relating to Kratos' internal review of its stock option granting practices and the restatement of its financial statements have exposed it to civil litigation claims, regulatory proceedings and government proceedings that could have a material adverse effect on it.

        In the summer of 2006, Kratos' current executive management team, which has been in place since 2004, initiated an investigation of Kratos' past stock option granting practices, which is referred to as the Equity Award Review, in reaction to media reports regarding stock option granting practices of public companies. The Equity Award Review was conducted with oversight from the Kratos board of directors and assistance from Kratos' outside counsel. In February 2007, the board of directors appointed a Special Committee of the board to review the adequacy of the Equity Award Review and the recommendations of management regarding historical option granting practices, and to make recommendations and findings regarding those practices and individual conduct. The Special Committee was not charged with making, and did not make, any evaluation of the accounting determinations or tax adjustments. The Special Committee was comprised of a non-employee director who had not served on the Compensation Committee before 2005.

        The Equity Award Review encompassed all grants of options to purchase shares of Kratos' common stock and other equity awards made from two months prior to Kratos' IPO in November 1999 through December 2006. Kratos also reviewed all option grants that were entered into its stock option database, Equity Edge, after its IPO with a grant date before November 1999, as well as other substantial grants issued prior to its IPO, consisting of more than 14,000 grants. Kratos further reviewed all option grants with a grant date that preceded an employee's date of hire. As part of the review, interviews of 18 current and former officers, directors, employees and attorneys were conducted, and more than 40 million pages of electronic and hard copy documents were searched for relevant information. The Special Committee also conducted its own separate review of the option granting practices during the tenure of current executive management team through additional interviews and document collection and review with the assistance of its own separate counsel and FTI Consulting.

        The Equity Award Review established the absence of contemporaneous evidence supporting a substantial number of the previously-recorded option grants, substantially all of which were made in the period from 1998 through late 2003. During this period of time, in some instances, documents, data and interviews suggest that option grants were prepared or finalized days or, in some cases, weeks or months after the option grant date recorded in Kratos' books. The affected grants include options issued to certain newly-hired employees but dated prior to their employment start dates and options issued to non-employees, including advisors to the board of directors erroneously designated as employees. The Special Committee also concluded that certain former employees and former officers participated in making improper option grants, including the selection of grant dates with the benefit of hindsight and in the deferral of the recording of otherwise approved option grants.

        In light of the Equity Award Review, the Audit Committee of Kratos' board of directors concluded that Kratos' prior financial statements for periods from 1998 through the interim financial statements for the period ended September 30, 2006, could no longer be relied upon and must be restated. Kratos' management determined that, from fiscal year 1998 through fiscal year 2005, Kratos had unrecorded non-cash equity-based compensation charges associated with its equity incentive plans. These charges are material to Kratos' financial statements for the years ended December 31, 1998 through 2005, the periods to which such charges would have related. Previously filed annual reports on Form 10-K and quarterly reports on Form 10-Q affected by the restatements have not been and will not be amended and should not be relied upon. Kratos' Annual Report on Form 10-K filed on September 11, 2007 superseded and replaced in their entirety all of Kratos' previously issued financial statements and related reports filed with the Securities and Exchange Commission.

        Kratos' past stock option granting practices and the restatement of its prior financial statements have exposed and may continue to expose it to greater risks associated with litigation, regulatory proceedings and government inquiries and enforcement actions. As described in "Certain Information About Kratos—Legal Proceedings" on page     , several derivative complaints have been filed in state and federal courts against Kratos' current directors, some of its former directors and some of its current and former executive officers pertaining to allegations relating to stock option grants. The SEC initiated an inquiry into Kratos' historical stock option granting practices and Kratos received a subpoena from the U.S. Attorney's Office for the Southern District of California for the production of documents relating to its historical stock option granting practices. On April 1, 2008, the SEC notified Kratos that it had completed its investigation and that it did not intend to recommend any enforcement action by the SEC against Kratos. Kratos is cooperating with the U.S. Attorney's Office for the Southern District of California, and expects to continue to do so.

        The period of time necessary to resolve the U.S. Attorney's Office inquiry is uncertain, and Kratos cannot predict the outcome of the inquiry or whether it will face additional government inquiries, investigations or other actions related to its historical stock option grant practices. Subject to certain limitations, it is obligated to indemnify its current and former directors, officers and employees in connection with the investigation of its historical stock option practices, the pending DOJ and concluded SEC inquiries and any future government inquiries, investigations or actions. These inquiries could require Kratos to expend significant management time and incur significant legal and other expenses, and could result in civil and criminal actions seeking, among other things, injunctions against Kratos and the payment of significant fines and penalties by it, which could have a material adverse effect on its financial condition, business, results of operations and cash flow.

        If a federal government investigation uncovers improper or illegal activities, including any potential improper or illegal activities related to Kratos' stock option review or related matters, Kratos may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. In addition, it could suffer serious harm to its reputation and competitive position if allegations of impropriety were made against it, whether or not true. If its reputation or relationship with federal government agencies was impaired, or if the federal government otherwise ceased doing business with it or significantly decreased the amount of business it does with Kratos, Kratos' revenues and operating profit would decline.

If Kratos fails to maintain an effective system of internal controls, it may not be able to accurately report its financial results or prevent fraud.

        Effective internal controls are necessary for Kratos to provide reliable financial reports. If it cannot provide reliable financial reports, its operating results could be misstated, its reputation may be harmed and the trading price of its stock could be negatively affected. Kratos' management has concluded that its disclosure controls and procedures were effective at the reasonable assurance level as of September 28, 2008. However, there can be no assurance that Kratos' controls over financial processes and reporting will be effective in the future or that additional material weaknesses or significant deficiencies in its internal controls will not be discovered in the future. Any failure to remediate any future material weaknesses or implement required new or improved controls, or difficulties encountered in their implementation, could harm Kratos' operating results, cause it to fail to meet its reporting obligations or result in material misstatements in its financial statements or other public disclosures. Inferior internal controls could also cause investors to lose confidence in its reported financial information, which could have a negative effect on the trading price of Kratos stock. In addition, from time to time Kratos acquires businesses which could have limited infrastructure and systems of internal controls. Performing assessments of internal controls, implementing necessary changes, and maintaining an effective internal controls process is costly and requires considerable management attention, particularly in the case of newly acquired entities.

Kratos may need additional capital in the future to fund the growth of its business and financing may not be available.

        Kratos currently anticipates that its available capital resources, including its credit facility and operating cash flows, will be sufficient to meet its expected working capital and capital expenditure requirements for at least the next 12 months. However, such resources may not be sufficient to fund the long-term growth of its business or the expenses associated with the ongoing litigation, litigation settlements and government inquiries. In particular, Kratos may experience a negative operating cash flow due to billing milestones and project timelines in certain of its contracts.

        Kratos may raise additional funds through public or private debt or equity financings if such financings become available on favorable terms or it may expand its credit facility to fund future acquisitions and for general corporate purposes. However, Kratos' lender may not agree to extend additional or continuing credit under that facility, particularly in light of the current challenges in the lending markets. Kratos could fall out of compliance with financial and other covenants contained in its credit facility which, if not waived, would restrict its access to capital and could require it to pay down its existing debt under the credit facility. Any new financing or offerings would likely dilute its stockholders' equity ownership. In addition, additional financing may not be available on terms favorable to Kratos, or at all. If adequate funds are not available or are not available on acceptable terms, Kratos may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to competitive pressures. In any such case, Kratos' business, operating results or financial condition could be materially adversely affected.

Kratos' ability to make payments on its debt will be contingent on its future operating performance, which will depend on a number of factors that are outside of its control.

        Kratos' debt service obligations are estimated to be approximately $11 million to $13 million in 2008, including approximately $2.6 million of principal repayments. This debt service may have an adverse impact on Kratos' earnings and cash flow, which could in turn negatively impact its stock price. It is also subject to interest rate risk due to its indebtedness at variable interest rates, based on a base rate or LIBOR plus an applicable margin. As a result, shifts in interest rates could have a material adverse effect on it.

        Kratos' ability to make principal and interest payments on its debt is contingent on its future operating performance, which will depend on a number of factors, many of which are outside of its control. In addition, the degree to which it is leveraged could have other important negative consequences on Kratos, including the following:

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  Kratos must dedicate a substantial portion of its cash flows from operations to the payment of its indebtedness, reducing the funds available for future working capital requirements, capital expenditures, acquisitions or other general corporate requirements;

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  a significant portion of its borrowings are, and will continue to be, at variable rates of interest, which may result in higher interest expense in the event of increases in interest rates;

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  it may be more vulnerable to a downturn in the industries in which it operates or a downturn in the economy in general;

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  it may be limited in its flexibility to plan for, or react to, changes in its businesses and the industries in which it operates;

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  it may be placed at a competitive disadvantage compared to its competitors that have less debt;

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  it may determine that it is necessary to dispose of certain assets or one or more of its businesses to reduce its debt; and

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  its ability to borrow additional funds in excess of its current financing may be limited.

        Kratos may not generate sufficient cash flow from operations and future borrowings may not be available in amounts sufficient to enable it to pay its indebtedness or to fund its other liquidity needs. Moreover, it may need to refinance all or a portion of its indebtedness on or before maturity. In such a case, Kratos may not be able to refinance any of its indebtedness on commercially reasonable terms or at all. If it is unable to make scheduled debt payments or comply with the other provisions of its debt instruments, its various lenders may be permitted under certain circumstances to accelerate the maturity of the indebtedness owed to them and exercise other remedies provided for in those instruments and under applicable law.

Kratos is subject to restrictive debt covenants pursuant to its indebtedness, which may restrict its ability to finance its business and the violation of which could result in its lenders foreclosing on substantially all of its assets.

        The covenants contained in Kratos' current credit agreements and any credit agreement governing future debt may significantly restrict its future operations. Furthermore, upon the occurrence of any event of default, its lenders could elect to declare all amounts outstanding under such agreements, together with accrued interest, to be immediately due and payable. If those lenders were to accelerate the payment of those amounts, Kratos' assets may not be sufficient to repay those amounts in full. Kratos' indebtedness contains covenants that, among other things, significantly restricts and, in some cases, effectively eliminates its ability and the ability of its subsidiaries to:

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  incur additional debt;

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  create or incur liens;

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  secure performance bonds by letters of credit, thereby limiting the amount of work it may bid on or perform;

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  pay dividends or make other equity distributions to its stockholders;

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  make investments;

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  sell assets;

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  issue or become liable on a guarantee;

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  create or acquire new subsidiaries;

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  effect a merger or consolidation, or sell all or substantially all of its assets; and

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  raise capital via equity securities.

        In addition, Kratos must comply with certain financial covenants. In the event it fails to meet any of such covenants and is unable to cure such breach or otherwise renegotiate such covenants, its lenders would have significant rights to deny future access to liquidity and/or seize control of substantially all of its assets. The material financial covenants with which it must comply include a maximum first lien leverage ratio, a maximum total leverage ratio, a minimum liquidity ratio, a minimum fixed charge coverage ratio, and a minimum consolidated EBITDA.

Kratos may be required to prepay its indebtedness prior to its stated maturity, which may limit its ability to pursue business opportunities.

        Pursuant to the terms of certain of Kratos' indebtedness, in certain instances Kratos is required to prepay outstanding indebtedness prior to its stated maturity date. Specifically, certain non-recurring cash inflows such as proceeds from asset sales, insurance recoveries, and equity offerings may have to be used to pay down indebtedness and may not be reborrowed. These prepayment provisions may limit Kratos' ability to utilize this cash flow to pursue business opportunities.

Kratos' stock price may be volatile, which may result in lawsuits against it and its officers and directors.

        The stock market in general, and the stock prices of government services companies in particular, have experienced volatility that has often been unrelated to or disproportionate to the operating performance of those companies. The market price of Kratos' common stock has fluctuated in the past and is likely to fluctuate in the future. Factors which could have a significant impact on the market price of Kratos' common stock include, but are not limited to, the following:

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  quarterly variations in operating results;

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  announcements of new services by Kratos or its competitors;

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  the gain or loss of significant customers;

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  changes in analysts' earnings estimates;

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  rumors or dissemination of false information;

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  pricing pressures;

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  short selling of its common stock;

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  impact of litigation and ongoing government inquiries;

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  general conditions in the market;

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  political and/or military events associated with current worldwide conflicts; and

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  events affecting other companies that investors deem comparable to it.

        Companies that have experienced volatility in the market price of their stock have frequently been the subjects of securities class action litigation. Kratos and certain of its current and former officers and directors have been named defendants in class action and derivative lawsuits. These matters and any other securities class action litigation and derivative lawsuits in which Kratos may be involved could result in substantial costs to Kratos and a diversion of its management's attention and resources, which could materially harm its financial condition and results of operations.

Kratos' charter documents and Delaware law may deter potential acquirers and may depress its stock price.

        Certain provisions of Kratos' charter documents and Delaware law, as well as certain agreements Kratos has with its executives, could make it substantially more difficult for a third party to acquire control of Kratos. These provisions include those:

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  authorizing the board of directors to issue preferred stock;

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  prohibiting cumulative voting in the election of directors;

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  prohibiting stockholder action by written consent;

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  establishing advance notice requirements for nominations for election to Kratos' board of directors or for proposing matters that can be acted on by stockholders at meetings of its stockholders; and.

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  Section 203 of the Delaware General Corporation Law, which prohibits Kratos from engaging in a business combination with an interested stockholder unless specific conditions are met; and

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  entitling certain of Kratos' executives to receive payments in certain circumstances following a change in control.

        Kratos also has a stockholder rights plan that may discourage certain types of transactions involving an actual or potential change in control and may limit its stockholders' ability to approve transactions that they deem to be in their best interests. As a result, these provisions may depress Kratos' stock price.

Kratos may incur goodwill impairment charges in its reporting entities which could harm its profitability.

        A significant portion of Kratos' net assets come from goodwill and other intangible assets. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, "Goodwill and Other Intangible Assets," Kratos periodically reviews the carrying values of its goodwill to determine whether such carrying values exceed the fair market value. Its acquired companies are subject to annual review for goodwill impairment. If impairment testing indicates that the carrying value of a reporting unit exceeds its fair value, the goodwill of the reporting unit is deemed impaired. Accordingly, an impairment charge would be recognized for that reporting unit in the period identified, which could reduce Kratos' profitability.

Risks Related to Digital Fusion

Revenues would decline if Digital Fusion's relationships with agencies of the federal government Digital were harmed.

        Digital Fusion's largest customers are agencies of the federal government. If the federal government in general, or any significant government agency, uses less of its services or terminates its relationship with Digital Fusion, its revenues would decline substantially, and its business would be seriously harmed. During 2007, contracts with the federal government and contracts with prime contractors of the federal government accounted for approximately 98% of Digital Fusion's revenues. Digital Fusion believes that federal government contracts are likely to account for a greater portion of its revenues for the foreseeable future. The volume of work that it performs for a specific customer, however, is likely to vary from year to year, and a significant customer in one year may not use its services as extensively, or at all, in a subsequent year.

Digital Fusion's government contracts may be terminated prior to their completion, and if Digital Fusion does not replace them, its operating results may be harmed.

        Digital Fusion derives some of its revenues from government contracts that typically are awarded through competitive processes and span a one year base period and one or more option years. The unexpected termination or non-renewal of one or more of Digital Fusion's significant contracts could result in significant revenue shortfalls. Digital Fusion's customers generally have the right not to exercise the option periods. In addition, its contracts typically contain provisions permitting an agency to terminate the contract on short notice, with or without cause.

        Following termination, if the customer requires further services of the type provided in the contract, there is frequently a competitive re-bidding process. Digital Fusion may not win any particular re-bid or be able to successfully bid on new contracts to replace those that have been terminated. Even if Digital Fusion does win the re-bid, Digital Fusion may experience revenue shortfalls in periods where Digital Fusion anticipated revenues from the contract rather than its termination and subsequent re-bidding. These revenue shortfalls could harm operating results for those periods.

Digital Fusion's lack of long-term contracts with customers and its relatively fixed operating expenses expose it to greater risk of incurring losses.

        Many customers retain Digital Fusion on an engagement-by-engagement basis, rather than under long-term contracts. Digital Fusion incurs costs based on its expectations of future revenues. Digital Fusion operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of engagements in progress. These factors make it difficult for Digital Fusion to predict its revenues and operating results. If Digital Fusion fails to predict its revenues accurately, it may seriously harm its financial condition and results of operation.

A reduction in or the termination of Digital Fusion's services could lead to underutilization of its employees and could harm its operating results.

        Digital Fusion's employee compensation expenses are relatively fixed. Therefore, if a customer defers, modifies or cancels an engagement or chooses not to retain Digital Fusion for additional phases of a project, its operating results will be harmed unless Digital Fusion can rapidly re-deploy its employees to other engagements in order to minimize underutilization.

Failing to maintain strong relationships with prime contractors could result in a decline in Digital Fusion's revenues.

        Digital Fusion derived approximately 33% of its revenues during 2007 through its relationships with prime contractors, which, in turn, have contractual relationships with end-customers. Digital Fusion expects to continue to depend on these relationships for a material portion of its revenues in the foreseeable future. If any of these prime contractors eliminate or reduce their engagements with Digital Fusion, or have their engagements eliminated or reduced by their end-customers, Digital Fusion will lose a source of revenues, which, if not replaced, will adversely affect its operating results.

The loss of a key executive could impair Digital Fusion's relationships with government customers and disrupt the management of its business.

        Digital Fusion believes that its success depends on the continued contributions of the members of its senior management. Digital Fusion relies on senior management to generate business and execute programs successfully. In addition, the relationships and reputation that many members of its senior management team have established and maintain with government personnel contribute to its ability to maintain good customer relations and to identify new business opportunities. The loss of any member of its senior management could impair its ability to identify and secure new contracts, to maintain good customer relations, and otherwise to manage its business.

Digital Fusion may lose money on fixed-price contracts if Digital Fusion miscalculates the resources Digital Fusion need to complete the contract.

        Unlike time and materials contracts, for which Digital Fusion are reimbursed based on its actual expenditures of resources, fixed-price contracts require Digital Fusion to price its contracts by predicting its expenditures in advance. If Digital Fusion miscalculates the resources it needs to complete fixed-price engagements, its operating results could be seriously harmed because Digital Fusion is not compensated for the higher costs.

Digital Fusion could lose revenues and customers and have exposure to liability if it fails to meet its customer expectations.

        Digital Fusion creates, implements and maintains technology solutions that are often critical to its customers' operations. If Digital Fusion's technology solutions or other applications have significant defects or errors or fail to meet its customers' expectations, Digital Fusion may:

  •
  lose revenues due to adverse customer reaction;

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  be required to provide additional remediation services to a customer at no charge;

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  receive negative publicity, which could damage its reputation and adversely affect its ability to attract or retain customers; or

  •
  suffer claims for substantial damages against Digital Fusion, regardless of its responsibility for the failure.

        While many of Digital Fusion's contracts limit its liability for damages that may arise from negligent acts, errors, mistakes or omissions in rendering services to its customers, Digital Fusion cannot be sure that these contractual provisions will protect it from liability for damages if Digital Fusion is sued. Furthermore, its general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of any large claim against it could seriously harm its business. Even if not successful, such claims could result in significant legal and other costs and may be a distraction to management.

Security breaches in sensitive government systems could result in the loss of customers and negative publicity.

        Many of the systems Digital Fusion develops involve managing and protecting information involved in sensitive government functions. A security breach in one of these systems could cause serious harm to Digital Fusion's business, could result in negative publicity, and could prevent it from having further access to such critically sensitive systems or other similarly sensitive areas for other governmental customers. Losses that Digital Fusion could incur from such a security breach could exceed the policy limits that it has for "errors and omissions" or product liability insurance.

If Digital Fusion cannot obtain the necessary security clearances, Digital Fusion may not be able to perform classified work for the government and its revenues may suffer.

        Government contracts require Digital Fusion, and some of its employees, to maintain security clearances. If Digital Fusion loses or is unable to obtain security clearances, the customer can terminate the contract or decide not to renew it upon its expiration. As a result, to the extent Digital Fusion cannot obtain the required security clearances for its employees working on a particular engagement, Digital Fusion may not derive the revenue anticipated from the engagement, which, if not replaced with revenue from other engagements, could seriously harm its operating results.

Audits of Digital Fusion's government contracts may result in a reduction in revenues Digital Fusion receives from those contracts or may result in civil or criminal penalties that could harm its reputation.

        Federal government agencies routinely audit government contracts. These agencies review a contractor's performance on its contract, pricing practices, cost structure, and compliance with applicable laws, regulations and standards. An audit could result in a substantial adjustment to Digital Fusion's revenues because any costs found to be improperly allocated to a specific contract will not be reimbursed, while improper costs already reimbursed must be refunded. If a government audit uncovers improper or illegal activities, Digital Fusion may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or debarment from doing business with federal government agencies. In addition, Digital Fusion could suffer serious reputational harm if allegations of impropriety were made against it.

Digital Fusion may be liable for penalties under a variety of procurement rules and regulations, and changes in government regulations could slow its growth or reduce its profitability.

        Digital Fusion must comply with and is affected by federal government regulations relating to the formation, administration, and performance of government contracts. These regulations affect how Digital Fusion does business with its customers and may impose added costs on its business. Any failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions, or suspension or debarment from contracting with the federal government. Further, the federal government may reform its procurement practices or adopt new contracting methods relating to the GSA schedule or other government-wide contract vehicles. If Digital Fusion is unable to successfully adapt to those changes, its business could be seriously harmed.

Digital Fusion's failure to adequately protect its confidential information and proprietary rights may harm its competitive position.

        While Digital Fusion's employees execute confidentiality agreements, it cannot guarantee that this will be adequate to deter misappropriation of its confidential information. In addition, Digital Fusion may not be able to detect unauthorized use of its intellectual property in order to take appropriate steps to enforce its rights. If third parties infringe or misappropriate its copyrights, trademarks, or other proprietary information, Digital Fusion's competitive position could be seriously harmed. In addition, other parties may assert infringement claims against Digital Fusion or claim that it has violated its intellectual property rights. Such claims, even if not true, could result in significant legal and other costs and may be a distraction to management.

Changes to federal government procurement rules and regulations could impact revenues.

        While the government procurement changes of the mid-1990s generally benefited companies servicing the federal government (such as government agencies being able to award outsourcing contracts based on "best value" over lowest price), any future changes that sought to limit or reduce government outsourcing, perhaps, for example, bringing more technology systems work "in-house," could have a negative impact on Digital Fusion's revenues.

Continued involvement in Iraq, or other nations, could impact federal government spending on Digital Fusion's civilian and defense programs.

        Although Digital Fusion's work focuses primarily on its customers' mission-critical programs, continued involvement in Iraq, or a war in another country, could change the federal government's spending priorities for domestic and military programs. Spending on its customers' programs could also be negatively impacted by Congress' unwillingness to pass the necessary appropriation bills required to pay for a war effort.

Digital Fusion's quarterly operating results may fluctuate significantly as a result of factors outside of Digital Fusion's control, which could cause the market price of its stock to decline.

        Digital Fusion's revenue and operating results could vary significantly from quarter to quarter. In addition, Digital Fusion cannot predict with certainty its future revenue or results of operations. As a consequence, its operating results may fall below the expectations of securities analysts and investors, which could cause the price of its stock to decline. Factors that may affect its operating results include, but are not limited to:

  •
  fluctuations in revenue earned on contracts;

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  commencement, completion, or termination of contracts during any particular quarter;

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  variable purchasing patterns under GSA schedule contracts, GWACs, and agency-specific indefinite delivery/indefinite quantity contracts;

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  providing services under a share-in-savings or performance-based contract;

  •
  additions and departures of key personnel;

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  strategic decisions by Digital Fusion or its competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments, or changes in business strategy;

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  changes in policy or budgetary measures that adversely affect government contracts in general; and

  •
  the seasonality of its business.

        Reductions in revenue in a particular quarter could lead to lower profitability in that quarter because a relatively large amount of its expenses are fixed in the short-term. Digital Fusion may incur significant operating expenses during the start-up and early stages of large contracts and may not receive corresponding payments or revenue in that same quarter. Digital Fusion may also incur significant or unanticipated expenses when contracts expire or are terminated and not renewed. In addition, payments due to Digital Fusion from government agencies may be delayed due to billing cycles or as a result of failures of governmental budgets to gain Congressional and administration approval in a timely manner.

Digital Fusion's employees may engage in misconduct or other improper activities, which could harm its business.

        Digital Fusion is exposed to the risk that employee fraud or other misconduct could occur. Misconduct by employees could include intentional failures to comply with federal government procurement regulations, engaging in unauthorized activities, seeking reimbursement for improper expenses, or falsifying time records. Employee misconduct could also involve the improper use of its customers' sensitive or classified information, which could result in regulatory sanctions against it and serious harm to its reputation. It is not always possible to deter employee misconduct, and the precautions Digital Fusion takes to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, which could harm its business.

Digital Fusion has a limited operating history, which makes it difficult to evaluate its business.

        Digital Fusion has been in operation since 1995 and many of its services have only been offered since 1997 or later. In 1999 and 2000, Digital Fusion acquired multiple companies. In 2000 and 2001, it sold off multiple divisions and under went significant restructurings. In 2001, 2004, and 2005, there was a significant change in management. As a result of the change in management and business units, prior operating history may not be representative of current operations, which makes it difficult to evaluate Digital Fusion and forecast future results.

Digital Fusion has experienced significant operating losses in the past. If it does not generate sufficient cash flow from operations or is unable to raise capital in sufficient amounts, it may be unable to continue to operate.

        Historically, Digital Fusion has experienced significant losses in its operations; however, 2007 and 2006 were profitable years and losses are not expected in the foreseeable future. For the year ended December 28, 2007 and 2006, income from continuing operations was $1,592,000 and $1,257,000, respectively. Its expenses may increase as it seeks to grow its business and as business grows. Even though Digital Fusion has been profitable for two consecutive years, it may be unable to sustain profitability. It may not generate sufficient cash flow from operations or be able to raise capital in sufficient amounts to enable it to continue to operate. An inability to sustain profitability may also result in an impairment loss in the value of long-lived assets, such as goodwill, property and equipment, and other tangible and intangible assets. If it is unable to generate sufficient cash flow from operations or raise capital in sufficient amounts, Digital Fusion may be unable to continue as a going concern.

A loss of a significant customer could substantially decrease revenues.

        Digital Fusion has several large customers and a termination by a major customer could substantially decrease revenues.

If revenues do not meet forecasted revenue, it may have an adverse effect on Digital Fusion's financial condition, and could cause material losses.

        A large portion of the revenues derived from the consulting business is generally non-recurring in nature. There can be no assurance that Digital Fusion will obtain additional contracts for projects similar in scope to those previously obtained from any of its customers, that it will be able to retain existing customers or attract new customers, or that it will not remain largely dependent on a limited customer base, which may continue to account for a substantial portion of revenues. In addition, Digital Fusion is generally subject to delays in customer funding, lengthy customer review processes for awarding contracts, non-renewal, delay, termination, reduction or modification of contracts in the event of changes in customer policies or as a result of budgetary constraints, and increased or unexpected costs resulting in losses in the event of "fixed-price" contracts.

        Digital Fusion may increase its operating expenses to increase the number of its sales, marketing and technical personnel to sell, provide, and support its products and services. It may not be able to adjust spending quickly enough to offset any unexpected revenue shortfall. It may have significant accounts receivable balances with customers that expose it to credit risks if such customers are unable to settle such obligations. If there is an unexpected shortfall in revenues in relation to expenses, or significant bad debt expense, there could be a material adverse effect on Digital Fusion's financial condition, and it could suffer material losses.

If Digital Fusion fails to adequately keep up with the rapidly changing, evolving information technology market, it may not be able to attain profitability.

        The markets for some of Digital Fusion's services are rapidly changing and evolving, and therefore the ultimate level of demand for its services is subject to a high degree of uncertainty. Any significant decline in demand for programming and applications development and IT support and integration consulting services could materially adversely affect its business and prospects and it may not be able to attain profitability.

        Digital Fusion's success is dependent on its ability to continually attract and retain new customers as well as to replace customers that do not renew their contracts. Achieving significant market acceptance will require substantial efforts and expenditures to create awareness of its services.

Digital Fusion may not have the resources to compete effectively with larger competitors, which could result in lost market share and decreased pricing.

        Competition for the services that Digital Fusion provides is significant, and Digital Fusion expects that competition will continue to intensify due to the ease of entering that market. It may not have the financial resources, technical expertise, sales and marketing, or support capabilities to successfully meet this competition. If it is unable to compete successfully against such competitors, it will lose its market share. It competes against numerous large companies that have substantially greater market presence, longer operating histories, more significant customer bases, and greater financial, technical, facilities, marketing, capital, and other resources.

        Digital Fusion's competitors may respond more quickly than Digital Fusion can to new or emerging technologies and changes in customer requirements. The competitors may also devote greater resources to the development, promotion, and sale of their products and services. They may develop services that are superior to or have greater market acceptance than Digital Fusion's. Competitors may also engage in more extensive research and development, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, and make more attractive offers to existing and potential employees and strategic partners.

        New competitors, including large computer software, professional services, and other technology and telecommunications companies, may enter Digital Fusion's markets and rapidly acquire significant market share. As a result of increased competition and vertical and horizontal integration in the industry, Digital Fusion could encounter significant pricing pressures. These pricing pressures could result in significantly lower average selling prices for its services. It may not be able to offset the effects of any price reductions with an increase in the number of customers, higher revenue from services, cost reductions or otherwise. In addition, professional services businesses are likely to encounter consolidation in the near future, which could result in decreased pricing and other competition.

If Digital Fusion is unable to maintain efficient and uninterrupted operation of its computer systems, it could cause the loss of certain customers.

        Some of Digital Fusion's business depends on the efficient and uninterrupted operation of its computer and communications hardware systems and infrastructure. Currently, most of its computer systems are located and maintained in its corporate headquarters in Huntsville, Alabama. While precautions have been taken against systems failure, interruptions could result from natural disasters, as well as power loss, telecommunications failure, and similar events. A disaster recovery plan is being implemented to avoid any major interruptions. Digital Fusion also leases telecommunications lines from local and regional carriers, whose service may be interrupted. Any damage or failure that interrupts or delays network operations could result in an unacceptable level of service to customers and their possible loss.

If Digital Fusion is unable to maintain the security integrity of its systems, it may result in a liability to Digital Fusion or a loss of customers.

        Although measures have been taken to protect the integrity of Digital Fusion's infrastructure and the privacy of confidential information, it is potentially vulnerable to physical or electronic intrusions, computer viruses, or similar issues. If the security measures are circumvented the security of confidential information stored on the system could be jeopardized, proprietary information misappropriated, or operations interrupted. Digital Fusion may be required to make significant additional investments and take efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage its reputation and expose it to a risk of loss or liability.

        The security services that are offered in connection with customers' use of the networks cannot guarantee complete protection from computer viruses, break-ins, and other disruptive problems. Although an attempt is made to limit contractually the liability in such instances, the occurrence of these problems may result in claims against Digital Fusion or liability on its part. These claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on its financial position and reputation and on its ability to attract and retain customers.

If Digital Fusion is unable to retain the services of key personnel, business operations may be disrupted.

        The loss of existing personnel or the failure to recruit additional qualified technical, managerial, and sales personnel could disrupt business operations as well as increase expenses in connection with hiring replacement personnel. Digital Fusion depends on the performance of its executive officers and key employees, some of whom have not entered into employment agreements. The loss of these executives or key employees could disrupt business operations.

Digital Fusion may need additional capital and not be able to attain it, which could affect its ability to continue as a going concern.

        Future capital uses and requirements will depend on numerous factors, including:

  •
  extent to which solutions and services gain market acceptance;

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  level of revenues from present and future solutions and services;

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  expansion of operations;

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  costs and timing of product and service developments, and sales and marketing activities;

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  costs related to acquisitions of technology or businesses;

  •
  competitive developments;

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  costs related to downsizing and discontinuation or sale of business units;

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  need for working capital;

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  timing of accounts receivable collections; and

  •
  timing of debt payments.

        In order to continue to increase sales and marketing efforts, and continue to expand and enhance the solutions and services offered to present and future customers, Digital Fusion may require additional capital that may not be available on acceptable terms, or at all. In addition, if unforeseen difficulties arise in the course of these or other aspects of business, it may be required to spend funds that are greater than originally anticipated. Therefore, it will be required to raise additional capital through public or private equity or debt financings, collaborative relationships, bank facilities, or other arrangements. There can be no assurances that such additional capital will be available on acceptable terms, or at all. Any additional equity financing is expected to be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants and increased interest costs. Operations have been financed to date primarily through private sales of equity securities, proceeds from the initial public offering in May 1998, debt facilities, and cash flow from operations.

        There can be no assurance that additional funding will be available to finance ongoing operations when needed or that adequate funds for operations, whether from financial markets, collaborative or other arrangements with corporate partners, or other sources, will be available when needed, or on acceptable terms. The inability to obtain sufficient funds may require Digital Fusion to delay, reduce, or eliminate some or all of its expansion programs, to limit the marketing of its products, or to license to third parties the rights to commercialize products or technologies that it would otherwise seek to develop and market.

The unpredictability of quarterly operating results may cause the price of Digital Fusion's common stock to fluctuate.

        Revenues and operating results vary significantly from quarter-to-quarter due to a number of factors, many of which are beyond Digital Fusion's control. Investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance. It is possible that in some future periods, results of operations may be below the expectations of public market analysts and investors. In that event, the market price of its common stock may fall.

        Factors that could cause quarterly results to fluctuate include:

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  change in customer demand for products and services;

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  timing of the expansion of operations;

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  seasonality in revenues, principally during the summer and year-end holidays;

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  the mix of products and services revenues from operating divisions;

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  changes in pricing by competitors or Digital Fusion;

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  introduction of new products or services by competitors or Digital Fusion;

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  costs related to acquisitions of technology or businesses;

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  recession or slow-down in economy; and

  •
  termination of customer contracts.

Digital Fusion has limited intellectual property protection and may not be able to successfully protect proprietary information, which could result in lost sales and lost competitive advantage.

        Digital Fusion relies on a combination of copyright and trademark laws, trade secrets laws, and license and nondisclosure agreements to protect its proprietary information, particularly the computer software applications that it has developed. It currently has one registered copyright and one patent application pending. It may be possible for unauthorized third parties to copy aspects of, or otherwise obtain and use, proprietary information without authorization. The majority of current contracts with customers contain provisions granting to the customer intellectual property rights to certain of Digital Fusion's work product, including the customized programming that is created for such customer. It is anticipated that contracts with future customers will contain similar provisions. Other existing agreements and future agreements may be silent as to the ownership of such rights. To the extent that the ownership of such intellectual property rights is expressly granted to a customer or is ambiguous, the ability to reuse or resell such rights may be limited.

        Digital Fusion's policy is to execute confidentiality agreements with its employees and consultants upon the commencement of an employment or consulting relationship. These agreements generally require that all confidential information developed or made known to the individual during the course of the individual's relationship with Digital Fusion be kept confidential and not disclosed to third parties. These agreements also generally provide that inventions conceived by the individual in the course of rendering services to Digital Fusion shall be Digital Fusion's exclusive property. There can be no assurance that such agreements will not be breached, that there would be adequate remedies for any breach, or that trade secrets will not otherwise become known to or be independently developed by competitors, which may result in lost sales and lost competitive advantage.

If Digital Fusion fails to perform to customers' expectations it could result in claims against it which could reduce its earnings.

        Digital Fusion's services involve development, implementation, and maintenance of computer systems and computer software that are critical to the operations of its customers' businesses. Failure or inability to meet a customer's expectations in the performance of its services could harm its business reputation or result in a claim for substantial damages, regardless of its responsibility for such failure or inability. In addition, in the course of performing services, Digital Fusion's personnel often gain access to technologies and content that includes confidential or proprietary customer information. Although policies have been implemented to prevent such customer information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim for substantial damages. Digital Fusion attempts to limit contractually any damages that could arise from negligent acts, errors, mistakes, or omissions in rendering services and, although general liability insurance coverage is maintained, including coverage for errors and omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims. The successful assertion of one or more large claims against Digital Fusion that are uninsured, exceed available insurance coverage, or result in changes to corporate insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirements, would have a material adverse effect on the financial condition of Digital Fusion.

Large quantities of common stock sales by Digital Fusion's stockholders could cause its common stock price to decrease due to the lack of a liquid market for its common stock.

        The market price of Digital Fusion's common stock could decline as a result of sales of a large number of shares of its common stock in the market or the perception that these sales may occur. These sales also might make it more difficult for it to sell equity securities in the future at a time and at a price that it deems appropriate.

        Digital Fusion has holders of options and warrants that if exercised, could also have an adverse effect on the market price of its common stock.

Anti-Takeover Provisions

        Provisions of Digital Fusion's Restated Certificate of Incorporation, its Amended and Restated By-laws, and Delaware law, could make it difficult for a third party to acquire it, even if doing so would be beneficial to its stockholders.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus includes forward-looking statements. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on business, results of operations or financial condition. Specifically, forward looking statements may include:

  •
  statements relating to the benefits of the merger, including anticipated synergies and cost savings estimated to result from the merger;

  •
  statements relating to future business prospects, revenue, income and financial condition; and

  •
  statements preceded by, followed by or that include the words "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions.

        These statements reflect management judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. However, actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

  •
  either or both of the companies' respective stockholders may not approve the merger;

  •
  the merger not close when expected or at all;

  •
  the businesses may not be integrated successfully;

  •
  expected cost savings from the merger may not be fully realized within the expected time frames or at all;

  •
  revenues following the merger may be lower than expected;

  •
  the effects of vigorous competition in the markets in which Kratos and Digital Fusion operate;

  •
  the possibility of one or more of the markets in which Kratos and Digital Fusion compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which they have no control;

  •
  changes in general economic and market conditions; and

  •
  other risks referenced from time to time in filings with the SEC and those factors listed in this joint proxy statement/prospectus under "Risk Factors" beginning on page     .

        You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement/prospectus, or in the case of any other document, as of the date of that document. Except as required by law, neither Kratos nor Digital Fusion undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in this proxy statement/prospectus, including the section of this proxy statement/prospectus entitled "Risk Factors."

 THE SPECIAL MEETING OF KRATOS STOCKHOLDERS

Date, Time and Place of the Special Meeting

        These proxy materials are delivered in connection with the solicitation by the Kratos board of directors of proxies to be voted at the Kratos special meeting, which is to be held at [    •    ], at [    •    ], local time, on [    •    ]. On or about [    •    ], Kratos commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the meeting.

Purpose of the Kratos Special Meeting

        Kratos stockholders will be asked to vote on the following proposals:

          1.     To approve the issuance of Kratos common stock, par value $0.001 per share, pursuant to the Agreement and Plan of Merger, dated as of November 21, 2008, by and among Kratos Defense & Security Solutions, Inc., Dakota Merger Sub, Inc., and Digital Fusion, Inc., as the same may be amended from time to time.

          2.     To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        It is a condition to completion of the merger that Kratos stockholders approve the issuance of shares of Kratos common stock in the merger. When the merger becomes effective, each share of Digital Fusion common stock outstanding immediately before the merger will be converted into the right to receive 1.7933 shares of Kratos common stock. Under Marketplace Rule 4350(i) promulgated by the Nasdaq Stock Market, a company listed on the Nasdaq Stock Market is required to obtain stockholder approval in connection with a merger with another company if the number of shares of common stock or securities convertible into common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. If the merger is completed, Kratos will issue up to approximately 32.9 million shares of Kratos common stock in connection with the merger, including common stock issuable pursuant to outstanding options, warrants and grants under the Digital Fusion deferred compensation plan, which will be assumed by Kratos. On an as converted basis, the aggregate number of shares of Kratos common stock to be issued and issuable in connection with the merger will exceed 20% of the shares of Kratos common stock outstanding on the record date for the Kratos special meeting, and for this reason Kratos must obtain the approval of Kratos stockholders for the issuance of these securities to Digital Fusion stockholders in the merger.

Board of Directors Recommendation

        The Kratos board of directors has unanimously recommended that the Kratos stockholders vote "FOR" the proposal to approve the issuance of shares of Kratos common stock pursuant to the merger agreement. The approval of this proposal is required for completion of the merger.

Record Date and Voting Power

        Only stockholders of record as of the close of business on November 25, 2008 (the official record date) will be entitled to notice of and to vote at the special meeting or at any subsequent meeting due to an adjournment of the original meeting. Kratos is mailing this proxy statement and the accompanying proxy card on or about [    •    ] to all stockholders of record as of November 25, 2008.

        On the record date, Kratos had two classes of voting stock, common stock and preferred stock, of which [    •    ] shares of common stock were issued and outstanding and 10,000 shares of Series B Convertible Preferred Stock were issued and outstanding. Each outstanding share of common stock entitles the holder to one vote and each outstanding share of Series B Convertible Preferred Stock entitles the holder to one hundred votes on all matters to be voted upon at the special meeting.

        A complete list of stockholders entitled to vote at the Kratos special meeting will be available for examination by any Kratos stockholder at Kratos' headquarters, for purposes pertaining to the Kratos special meeting, during normal business hours for a period of ten days before the Kratos special meeting, and at the time and place of the Kratos special meeting.

Quorum and Votes Required

        In order to carry on the business of the meeting, Kratos must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting.

        The affirmative vote of a majority of the shares of Kratos common stock represented at a meeting in person or by proxy and entitled to vote at a meeting at which a quorum is present is required to approve the issuance of the Kratos common stock in the merger.

Abstentions, Broker Non-Votes and Incomplete Proxies

        Brokers who hold shares of Kratos common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on routine proposals when they have not received instructions from beneficial owners. However, under the rules that govern brokers, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are "non-routine," such as approval of the issuance of shares of Kratos common stock pursuant to the merger agreement, without specific instructions from the beneficial owner. These non-voted shares are referred to as "broker non-votes." If your broker holds your Kratos common stock in "street name," your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this joint proxy statement/prospectus.

        If you return a proxy card but fail to indicate your vote with respect to a proposal, an incomplete proxy, your shares will be voted in favor of the proposal in accordance with the recommendation of the board of directors.

        Abstentions, incomplete proxies and "broker non-votes" will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the meeting. Abstentions will have the same effect as a vote against and broker non-votes will have no effect on the outcome of the proposal for approval of the issuance of shares of Kratos common stock pursuant to the merger agreement.

Voting of Proxies

        Giving a proxy means that a Kratos stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the Kratos special meeting and any adjournment or postponement thereof in the manner it directs. A Kratos stockholder may vote by proxy or in person at the meeting. To vote by proxy, a Kratos stockholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

  •
  Telephone voting, by dialing the toll-free number and following the instructions on the proxy card;

  •
  Via the Internet, by going to the web address www.proxyvote.com and following the instructions on the proxy card; or

  •
  Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        Kratos requests that its stockholders complete and sign the accompanying proxy and return it to Kratos as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Kratos stock represented by it will be voted at the Kratos special meeting in accordance with the instructions contained on the proxy card.

        If any proxy is returned without indication as to how to vote, the Kratos stock represented by the proxy will be considered a vote in favor of all matters for consideration at the Kratos special meeting or at any adjournment or postponement thereof. Unless a stockholder checks the box on its proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the Kratos special meeting.

        If a Kratos stockholder's shares are held in "street name" by a broker or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

        Every stockholder's vote is important. Accordingly, each Kratos stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not it plans to attend the Kratos special meeting in person.

Revocability of Proxies and Changes to a Kratos Stockholder's Vote

        A Kratos stockholder has the power to change its vote at any time before its shares are voted at the special meeting by:

  •
  notifying Kratos' Corporate Secretary, Laura L. Siegal, in writing at 4810 Eastgate Mall, San Diego, CA 92121 that you are revoking your proxy;

  •
  executing and delivering a later dated proxy card or submitting a later dated vote by telephone or in the internet; or

  •
  voting in person at the special meeting.

        However, if a Kratos stockholder has shares held through a brokerage firm, bank or other custodian, it may revoke its instructions only by informing the custodian in accordance with any procedures it has established.

Solicitation of Proxies

        The solicitation of proxies from Kratos stockholders is made on behalf of the Kratos board of directors. Kratos and Digital Fusion will generally share equally the cost and expenses of printing and mailing this proxy statement/prospectus and all fees paid to the SEC. Kratos will pay the costs of soliciting and obtaining these proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by Kratos officers and employees by mail, telephone, fax, personal interviews or other methods of communication. Kratos has engaged the firm of Georgeson Inc. to assist Kratos in the distribution and solicitation of proxies from Kratos stockholders and will pay Georgeson an estimated fee of $8,500 plus out-of-pocket expenses for its services. Digital Fusion will pay the costs of soliciting and obtaining its proxies and all other expenses related to the Digital Fusion special meeting.

Householding of Proxy Materials

        As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless Kratos stockholders have notified Kratos of their desire to receive multiple copies of the proxy statement/prospectus. Kratos will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year or future years should be directed to: Kratos Defense & Security Solutions, Inc., Attention: Corporate Secretary, 4810 Eastgate Mall, San Diego, CA 92121.

        All Kratos stockholders may view this proxy statement/prospectus on the internet at www.kratosdefense.com.

Attending the Meeting

        Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [    •    ], local time.

        If you are a registered stockholder (that is, if you hold your stock in certificate form), an admission ticket is enclosed with your proxy card. If you wish to attend the special meeting, please vote your proxy but keep the admission ticket and bring it with you to the special meeting.

        If your shares are held in "street name" (that is, through a bank, broker or other holder of record) and you wish to attend the special meeting, you must bring a copy of a bank or brokerage statement reflecting your stock ownership as of the Kratos record date to the special meeting.

 THE SPECIAL MEETING OF DIGITAL FUSION STOCKHOLDERS

Date, Time and Place of the Special Meeting

        These proxy materials are delivered in connection with the solicitation by the Digital Fusion board of directors of proxies to be voted at the Digital Fusion special meeting, which is to be held at [    •    ], at [    •    ], local time, on [    •    ]. On or about [    •    ], Digital Fusion commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the meeting.

Purpose of the Digital Fusion Special Meeting

        Digital Fusion stockholders will be asked to vote on the following proposals:

          1.     To adopt and approve the Agreement and Plan of Merger, dated November 21, 2008, by and among Kratos Defense Security Solutions, Inc., Dakota Merger Sub, Inc. and Digital Fusion.

          2.     To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date and Voting Power

        Only stockholders of record as of the close of business on [    •    ] (the official record date) will be entitled to notice of and to vote at the special meeting or at any subsequent meeting due to an adjournment of the original meeting. Digital Fusion is mailing this proxy statement and the accompanying proxy card on or about [    •    ] to all stockholders of record as of [    •    ].

        On the record date, [    •    ], Digital Fusion had one class of voting stock outstanding. On that date, [    •    ] shares of Digital Fusion common stock were issued and outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters to be voted upon at the special meeting.

        A complete list of stockholders entitled to vote at the Digital Fusion special meeting will be available for examination by any Digital Fusion stockholder at Digital Fusion's headquarters, for purposes pertaining to the Digital Fusion special meeting, during normal business hours for a period of ten days before the Digital Fusion special meeting, and at the time and place of the Digital Fusion special meeting.

Quorum and Votes Required

        In order to carry on the business of the meeting, Digital Fusion must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. The affirmative vote of a majority of the outstanding shares of Digital Fusion common stock is required to adopt and approve the merger agreement.

Abstentions, Broker Non-Votes and Incomplete Proxies

        If you are a Digital Fusion stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote on the merger agreement, your failure to vote or instruct your broker or other nominee how to vote will have the effect of a negative vote on the merger proposal. Similarly, if you "abstain" from voting, the shares represented by your proxy will be counted as present for purposes of determining whether a quorum exists, and your abstention will have the effect of a negative vote on the merger proposal. If you submit a proxy but do not indicate how you want your shares to be voted on the merger proposal, your proxy will be counted as present for purposes of determining whether a quorum exists and will be counted as voting in favor of the merger proposal.

Voting by Digital Fusion Directors and Executive Officers

        On the Digital Fusion record date, directors and executive officers of Digital Fusion and their affiliates owned and were entitled to vote [    •    ] shares of Digital Fusion common stock, or approximately [    •    ]% of the total voting power of the shares of Digital Fusion common stock outstanding on that date. All of Digital Fusion's directors and executive officers have executed voting agreements pursuant to which each has agreed to vote their shares of common stock in favor of the merger. In addition, Madison Run, an investor affiliated with one of Digital Fusion's directors, holds 22.3% of the total voting power of the shares of Digital Fusion, and it has agreed to vote its shares in favor of the merger.

Voting of Proxies

        Giving a proxy means that a Digital Fusion stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the Digital Fusion special meeting and any adjournment or postponement thereof in the manner it directs. A Digital Fusion stockholder may vote by proxy or in person at the meeting. To vote by proxy, a Digital Fusion stockholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

  •
  Telephone voting, by dialing the toll-free number 1-866-626-4508 and following the instructions on the proxy card;

  •
  Via the Internet, by going to the web address www.votestock.com and following the instructions on the proxy card; or

  •
  Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        Digital Fusion requests that its stockholders complete and sign the accompanying proxy and return it to Digital Fusion as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Digital Fusion stock represented by it will be voted at the special meeting and any adjournment or postponement thereof in accordance with the instructions contained on the proxy card.

        If any proxy is returned without indication as to how to vote, the Digital Fusion stock represented by the proxy will be considered a vote in favor of the adoption and approval of the merger agreement. Unless a Digital Fusion stockholder checks the box on its proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the special meeting.

        If a Digital Fusion stockholder's shares are held in "street name" by a broker or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

        Every stockholder's vote is important. Accordingly, each Digital Fusion stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not it plans to attend the Digital Fusion special meeting in person.

Revocability of Proxies and Changes to an Digital Fusion Stockholder's Vote

        A Digital Fusion stockholder has the power to change its vote at any time before its shares are voted at the special meeting by:

  •
  notifying Digital Fusion's Corporate Secretary, in writing at 5030 Bradford Drive, Building 1, Suite 210, Huntsville, Alabama 35805, that you are revoking your proxy;

  •
  executing and delivering a later dated proxy card or submitting a later dated vote by telephone or through the internet; or

  •
  voting in person at the special meeting.

        However, if a Digital Fusion stockholder has shares held through a brokerage firm, bank or other custodian, it may revoke its instructions only by informing the custodian in accordance with any procedures it has established.

Solicitation of Proxies

        The solicitation of proxies from Digital Fusion stockholders is made on behalf of the Digital Fusion board of directors. Kratos and Digital Fusion will generally share equally the cost and expenses of printing and mailing this proxy statement/prospectus and all fees paid to the SEC. Digital Fusion will pay the costs of soliciting and obtaining these proxies, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by Digital Fusion officers and employees by mail, telephone, fax, personal interviews or other methods of communication.

Attending the Meeting

        Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [    •    ], local time.

        If you are a registered stockholder (that is, if you hold your stock in certificate form), an admission ticket is enclosed with your proxy card. If you wish to attend the special meeting, please vote your proxy but keep the admission ticket and bring it with you to the special meeting.

        If your shares are held in "street name" (that is, through a bank, broker or other holder of record) and you wish to attend the special meeting, you need to bring a copy of a bank or brokerage statement to the special meeting reflecting your stock ownership as of the Digital Fusion record date.

 THE MERGER

        The following is a discussion of the merger and the material terms of the merger agreement between Kratos and Digital Fusion. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein.

Background of the Merger

        Digital Fusion received inquiries into its possible sale beginning in 2006. The Digital Fusion board of directors began discussing the need to engage an investment banking firm in April of 2006. The purpose of engaging an investment banking firm was to provide the Digital Fusion board of directors with an analysis of potential strategies and also to assist in determining the value of the company. In July of 2006, the Digital Fusion board of directors engaged the investment banker, ISI Partners, LLC, or ISI, and requested that ISI provide recommendations as to the financial structure and strategic future of Digital Fusion. ISI made a presentation to the Digital Fusion board on July 26, 2006, in which it evaluated several potential courses of action for the company. After an extensive and detailed review of Digital Fusion's strategy and financial projections, ISI recommended that Digital Fusion should deregister its stock under the Exchange Act and focus on building company value.

        On August 29, 2006, the Digital Fusion board of directors again met with ISI and its legal counsel, Lanier, Ford, Shaver & Payne P.C., or LFSP, to discuss deregistration. Following an extensive review of ISI's recommendation and the advice of legal counsel, the Digital Fusion board approved the filing of a Form 15 with the SEC in order to deregister its stock.

        Digital Fusion deregistered its stock by filing a Form 15 with the SEC on September 11, 2006. In October of 2006, the Digital Fusion board of directors formed a strategy committee, which would be responsible for shaping the future strategy of Digital Fusion.

        On November 1, 2006, the President of Digital Fusion responded to an inquiry from a well-established government contractor regarding a possible sale of Digital Fusion. The Digital Fusion board of directors determined that a sale of the business at that time was premature, and the President informed the company that there was no interest in selling the company at that time.

        On December 19, 2006, Digital Fusion's President asked ISI to respond to an unsolicited inquiry from an investment bank regarding the Digital Fusion board of directors' interest in selling Digital Fusion. ISI corresponded with the investment bank; however, it never replied.

        In August of 2007, ISI received an inquiry from another interested party, regarding its interest in purchasing Digital Fusion. On August 28, 2007, Digital Fusion and the interested party executed a Non-Disclosure Agreement.

        On September 17, 2007, Digital Fusion received a non-binding letter of intent from Kratos. The letter of intent was an offer to purchase Digital Fusion for consideration comprised of a mix of cash and stock. The Digital Fusion board of directors met and thoroughly reviewed the letter of intent from Kratos. They voted to reject the offer at that time because the terms and conditions were deemed unfavorable to Digital Fusion's stockholders and due to uncertainty related to the restatement of Kratos' financial statements and late SEC filings.

        Negotiations between the financial advisors of both Digital Fusion and Kratos continued informally through the rest of September and October. On November 28, 2007, Kratos delivered a second non-binding letter of intent to Digital Fusion for $55,000,000 in cash. The Digital Fusion board of directors met on December 3, 2007, and thoroughly reviewed the offer. After discussion between the Digital Fusion board of directors, its financial advisor, and legal counsel, the Digital Fusion board of directors voted to approve the letter of intent, subject to certain changes. Kratos did not accept the counteroffer.

        Despite the rejection of Digital Fusion's counteroffer, in February 2008, Digital Fusion's financial advisor contacted Kratos' chief executive officer to discuss Kratos' renewed interest in acquiring Digital Fusion once it had completed its acquisition of SYS. The two parties continued their discussions informally from May 2008 through July 2008.

        On August 11, 2008, Digital Fusion's strategy committee met and discussed a third non-binding letter of intent from Kratos. The committee agreed to continue negotiations with Kratos on some of the terms of the letter of intent. The committee resolved that ISI, LFSP and Mr. Chris Brunhoeber, Chief Financial Officer, should continue negotiations.

        On August 13, 2008, Digital Fusion's board of directors met and heard a presentation from ISI regarding the history of negotiations between Digital Fusion and Kratos and the industry and overall market dynamics. After a thorough review and discussion of the letter of intent, and discussions with LFSP, including a review of the board's fiduciary duties to the Digital Fusion stockholders, the board of directors voted unanimously to approve the non-binding letter of intent, including the provisions binding Digital Fusion to negotiate exclusively with Kratos until November 11, 2008. The board of directors also stated there were certain matters remaining to be negotiated, and thus the signed letter of intent was returned to Kratos with a cover letter from its President, which stated that resolution of five specific items was of prime importance.

        On August 19, 2008, a teleconference was held between representatives of Kratos and Digital Fusion to discuss due diligence. Representatives of Kratos travelled to Huntsville, Alabama on August 26 to 27 to continue on-site due diligence, as well as to review Digital Fusion's capabilities. At that time, discussions related to transition and integration planning also began.

        On September 3 to 5, certain of Digital Fusion's officers and directors traveled to San Diego, California to Kratos' corporate office to continue negotiations for a definitive agreement. At this time, Kratos executives presented capabilities briefings on each of their divisions, and answered some of Digital Fusion's due diligence questions. During these meetings, it became apparent that there were several transaction terms that would have to be amended to reach a satisfactory conclusion.

        Negotiations over Digital Fusion's financials, waterfall analysis and its business opportunities continued throughout September. On September 24, 2008, Digital Fusion's board met to discuss the status of the transaction with Kratos. The Digital Fusion board of directors agreed that the strategy committee should meet and review the status of the transaction and make a recommendation to the board within 10 days of how to proceed.

        On October 3, 2008, Digital Fusion received a revised letter of intent from Kratos. The revised letter of intent provided for an aggregate merger consideration of approximately 27.5 million shares of Kratos stock. The letter of intent provided for a stock-for-stock transaction that would have a fixed exchange ratio and a working capital adjustment. Digital Fusion's board met and voted unanimously to approve the non-binding letter of intent, including the provisions binding Digital Fusion to negotiate exclusively with Kratos until January 1, 2009.

        On October 14-17, the President of Digital Fusion, its financial advisor and chief financial officer returned to San Diego to continue due diligence. Discussions were held with regard to Kratos' financial statements and forecasts, and other legal and due diligence issues.

        On or about October 15, 2008, Kratos' counsel, Morrison & Foerster LLP, delivered to LFSP an initial draft of the merger agreement. From October 15, 2008 until the execution of the merger agreement, Kratos and Digital Fusion and representatives exchanged drafts of the merger agreement and held extensive negotiations relating to its terms and conditions.

        The Chairman of the Digital Fusion board of directors traveled to Huntsville October 22 to 24 to work on due diligence issues with management.

        On Tuesday, October 28, 2008, a conference call was held between, management of Digital Fusion and Kratos to discuss outstanding diligence issues as well as treatment of Digital Fusion's options, employee retention and lock-up and bleed-out guidelines.

        On October 29, 2008, briefing slides were sent to members of the Digital Fusion board in preparation for a conference call the next day. ISI also sent the board of directors its valuation analysis on the small cap defense contractors.

        On October 30-31, 2008, the Digital Fusion board of directors met along with LFSP and ISI to discuss the terms and conditions of the merger agreement, the recent activity of the stock markets, small and microcap markets, and the negative impact upon both the stock price of Digital Fusion and Kratos, and to discuss other due diligence items including Digital Fusion's financial forecast for 2009 and 2010. The discussions ended with an agreement that discussions would continue, and that Mr. DeMarco would personally come to Huntsville to address certain concerns.

        On November 7, 2008, Digital Fusion received Kratos' proposed non-competition, stockholder and retention agreements. In the days that followed, further discussion of the exchange ratio, deal valuation and Kratos stock price occurred. As of November 7, 2008 Kratos' offer was a fixed exchange ratio of between 1.77 - 1.76 shares of Kratos stock for each share of Digital Fusion stock.

        On November 10, 2008, Digital Fusion's board of directors met to discuss the Kratos transaction, including integration of the two companies, employee retention, and the fairness of the transaction with respect to Digital Fusion's stockholders. The Digital Fusion board of directors discussed the various issues that needed to be resolved before and during Kratos Chief Executive Officer Eric DeMarco's upcoming trip to Huntsville.

        On November 19, 2008, Kratos' board of directors held a board meeting to consider approval of the merger agreement and the strategic acquisition of Digital Fusion. Also at such meeting, Imperial Capital reviewed with Kratos' board of directors Imperial Capital's financial analyses and delivered to Kratos' board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated November 19, 2008, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio in the transaction was fair, from a financial point of view, to Kratos. The full text of the written opinion of Imperial Capital, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached hereto as Annex C. Following discussion, the Kratos board of directors approved the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend that the Kratos stockholders vote to approve the issuance of Kratos common stock in the merger.

        On November 20, 2008, Digital Fusion's board of directors held a board meeting to consider approval of the merger agreement and the merger. Also at such meeting, ISI reviewed with Digital Fusion's board of directors its financial analyses and delivered to the board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated November 20, 2008, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio in the transaction was fair, from a financial point of view, to the stockholders of Digital Fusion. The full text of the written opinion of ISI, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached hereto as Annex D. Following discussion, the Digital Fusion board of directors approved the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend that the Digital Fusion stockholders vote to approve and adopt the merger agreement and the merger. All directors were present for the meeting and voted to approve the transaction unanimously.

The Kratos Board of Directors' Recommendations and Reasons for the Merger

        At a special meeting of the Kratos board of directors held on November 19, 2008, the Kratos board of directors:

  •
  determined that the merger is advisable, fair to and in the best interests of Kratos and its stockholders;

  •
  approved the merger agreement;

  •
  directed that approval of the issuance of Kratos common stock pursuant to the merger agreement be submitted for consideration by Kratos stockholders at a Kratos special meeting; and

  •
  resolved to recommend that the Kratos stockholders vote "FOR" approval of the proposal to issue Kratos common stock in the merger pursuant to the merger agreement.

        In reaching its decision, the Kratos board of directors consulted with Kratos' management, as well as Kratos' financial advisor and outside legal counsel, and considered the short-term and long-term interests of Kratos and its stockholders. The Kratos board of directors considered that the merger could enhance stockholder value through, among other things, enabling Kratos, following the merger, to capitalize on the following strategic advantages and opportunities:

  •
  The government market is an attractive market for continued expansion due to relative stability and steady cash flow generation;

  •
  The merger would allow Kratos to access new customers, obtain additional contract vehicles and further grow its operations in Huntsville, Alabama to take advantage of BRAC realignment opportunities;

  •
  The combined company, with greater scale, size, more past performance qualifications and a larger number of employees, especially those with security clearances, will be able to bid on larger and more contracts in the prime contract role;

  •
  The merger will broaden the capabilities that Kratos can offer to its customers;

  •
  The merger will allow Kratos to add approximately 300 hard-to-find employees with skill sets that are very marketable and in high demand; and

  •
  The merger will assist Kratos in achieving its growth objectives and profitability targets.

        The Kratos board of directors also considered a variety of other factors and risks concerning the merger, including the following:

  •
  The information concerning the respective historic businesses of Kratos and Digital Fusion, financial results and prospects, including the result of Kratos due diligence review of Digital Fusion;

  •
  The assessments of Kratos that Digital Fusion's business can effectively and efficiently be integrated;

  •
  The financial presentation of Imperial Capital and its opinion dated November 19, 2008, to Kratos' board of directors as to the fairness, from a financial point of view and as of that date, of the exchange ratio in the transaction to Kratos, as more fully described below under "—Opinion of Kratos' Financial Advisor" beginning on page     and in the written opinion of Imperial Capital attached as Annex C to this proxy statement/prospectus;

  •
  The exchange ratio and the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the Kratos stock price between signing and closing, reflecting the strategic purpose of the merger and consistent with market practices for a merger of this type;

  •
  The expectation that Digital Fusion stockholders and option holders, immediately after completion of the merger, would hold approximately 20% of the outstanding shares of common stock of Kratos, on a fully diluted basis;

  •
  The challenges and costs of combining the two businesses and the risks of completing the integration, which could harm the combined company's operating results and preclude the realization of anticipated synergies or benefits from the merger;

  •
  The potential for diversion of management and employee attention from other strategic priorities and for increased employee attrition both before and after the closing of the merger agreement, and the potential effect on the business and relations of Kratos with customers and suppliers;

  •
  The fees and expenses associated with completing the merger; and

  •
  The risk that anticipated cost savings will not be achieved.

        The foregoing discussion of the factors considered by the Kratos board of directors is not intended to be exhaustive but summarizes the material factors and risks considered by Kratos' board of directors in making its recommendation. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Kratos board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Kratos board of directors may have given different weight to different factors.

        In addition, the Kratos board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above, including discussions with the Kratos management team and the Kratos outside legal and financial advisors. Based on the totality of the information presented, the Kratos board of directors determined that Kratos should proceed with the merger and the merger agreement, and recommends that the Kratos stockholders approve the Share Issuance.

The Digital Fusion Board of Directors' Recommendations and Reasons for the Merger

        At a regular meeting of the Digital Fusion board of directors held on November 20, 2008, the board of directors voted unanimously to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement, to direct that the merger agreement and the merger be submitted to a vote of Digital Fusion's stockholders and to recommend that Digital Fusion's stockholders vote to adopt and approve the merger agreement and the merger. In reaching its decision to enter into the merger agreement, the Digital Fusion board of directors consulted with: senior management; outside legal counsel; its audit firm Anglin Reichman Snellgrove & Armstrong, P.C.; and its financial advisor ISI. Digital Fusion's board of directors also reviewed a significant amount of information and considered a number of factors, the most relevant of which include the following:

  •
  That by combining complementary operations, the combined company would have better opportunities for future growth;

  •
  The opportunity for Digital Fusion's stockholders to participate in a larger, more diversified organization and to benefit from the potential appreciation in the value of Kratos' common stock;

  •
  Information concerning the business, earnings, operations, competitive position and prospects of Digital Fusion and Kratos both individually and on a combined basis;

  •
  The trading volume and market liquidity of Kratos stock;

  •
  The opportunity for Digital Fusion stockholders to receive a significant premium over the existing market price for shares of Digital Fusion's common stock prior to the announcement of the merger;

  •
  Discussions with Digital Fusion senior management and legal and financial advisor regarding certain business, financial, legal and accounting aspects of the merger, the results of the legal and financial due diligence and a review of the terms and conditions of the merger;

  •
  The opinion of ISI that, as of November 20, 2008, and subject to the assumptions and limitations set forth in the fairness opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Digital Fusion's common stock;

  •
  The possibility, as alternatives to the merger, of seeking to raise additional equity or debt capital, or seeking to engage in a business combination with an organization other than Kratos;

  •
  The likely impact of the merger on Digital Fusion's employees and customers;

  •
  The interests that certain executive officers and directors of Digital Fusion have with respect to the merger, in addition to their interests as stockholders of Digital Fusion generally, as described in "The Merger—Interests of Digital Fusion Directors and Executive Officers in the Merger," starting on page     ;

  •
  The fact that the parties intend for the merger to qualify as a tax-free transaction for U.S. federal income tax purposes which would permit Digital Fusion's stockholders to receive Kratos common stock in a tax-free exchange; and

  •
  The history of contacts with other potential strategic partners and the judgment of Digital Fusion's board of directors and management that it was unlikely that any other party would be a more attractive strategic partner or make a proposal more favorable to Digital Fusion and its stockholders than Kratos.

        Digital Fusion's board of directors also considered a number of potentially negative factors in its deliberation concerning the merger. The negative factors considered by the board of directors included:

  •
  The risk that the merger would not be completed in a timely manner or at all;

  •
  The possible negative effects of the public announcement of the merger on Digital Fusion's relationships with customers, suppliers, and employees; and operating results;

  •
  The fact that the Digital Fusion stockholders will not receive the full benefit of any future growth in the value of their equity that Digital Fusion may have achieved as an independent company, and the potential disadvantage of Digital Fusion stockholders in the event that Kratos does not perform as well in the future as Digital Fusion may have performed as an independent company;

  •
  The substantial management time, effort and expense that will be required to consummate the merger and integrate the operations of the two companies;

  •
  The possibility that certain provisions of the merger agreement, including, among others, the no solicitation and termination fee payment provisions of the merger agreement and the fact that certain officers of Digital Fusion executed stockholder voting agreements, would likely have the effect of discouraging other persons potentially interested in merging with or acquiring Digital Fusion from pursuing such an opportunity;

  •
  The impact of unfavorable credit market on Kratos' ability to raise additional capital; and

  •
  The other risks and uncertainties discussed above under "Risk Factors," beginning on page     of this proxy statement/prospectus including the various outstanding stockholder and stock option litigation matters involving Kratos, and the potential future impacts of those matters on the merger consideration being issued to the Digital Fusion stockholders.

        The foregoing discussion of the information and factors considered by the board of directors of Digital Fusion is not intended to be exhaustive. In view of the wide variety of the material factors considered in connection with the evaluation of the merger and the complexity of these matters, the board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, the board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Digital Fusion board of directors, but rather, the Digital Fusion board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of Digital Fusion's senior management, and legal and financial advisors. In considering the factors described above, individual members of the board of directors of Digital Fusion board of directors may have given different weight to different factors.

Opinion of Financial Advisor to the Kratos Board of Directors

        On November 19, 2008, at a meeting of Kratos' board of directors held to evaluate the proposed transaction, Imperial Capital delivered to Kratos' board of directors an oral opinion, confirmed by delivery of a written opinion, dated November 19, 2008, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio in the transaction was fair, from a financial point of view, to Kratos.

        The full text of Imperial Capital's opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Imperial Capital. This opinion is attached as Annex C and is incorporated into this proxy statement by reference. Imperial Capital's opinion is directed only to the fairness, from a financial point of view, of the exchange ratio in the transaction to Kratos. The opinion does not address the merits of the underlying decision by Kratos to engage in the transaction or the relative merits of any alternatives discussed by Kratos' board of directors and does not constitute an opinion with respect to Kratos' underlying business decision to effect the transaction, any legal, tax or accounting issues concerning the transaction, or any terms of the transaction (other than the exchange ratio). The opinion does not constitute a recommendation as to any action Kratos or any holder of Kratos common stock should take in connection with the transaction or any aspect thereof. Holders of Kratos common stock are encouraged to read the opinion carefully in its entirety. The summary of Imperial Capital's opinion described below is qualified in its entirety by reference to the full text of its opinion.

        In arriving at its opinion, Imperial Capital, among other things:

  •
  Analyzed certain publicly available information of Kratos that it believed to be relevant to its analysis, including Kratos' annual report on Form 10-K for the fiscal year ending December 31, 2007 and quarterly reports on Form 10-Q for the quarters ending June 29, 2008 and September 28, 2008;

  •
  Analyzed certain publicly available information of Digital Fusion that it believed to be relevant to its analysis, including Digital Fusion's annual reports for the fiscal years ending December 30, 2006 and December 28, 2007 and quarterly earnings releases for the quarters ending June 27, 2008 and September 19, 2008 (Draft);

  •
  Reviewed certain internal financial forecasts and budgets prepared and provided by Kratos' and Digital Fusion's managements;

  •
  Met with and held discussions with certain members of Kratos' and Digital Fusion's managements to discuss their respective operations and future prospects;

  •
  Reviewed industry reports and publications;

  •
  Reviewed public information with respect to certain other public companies with business lines and financial profiles which it deemed to be relevant;

  •
  Reviewed the implied financial multiples and premiums paid in merger and acquisition transactions which it deemed to be relevant;

  •
  Reviewed current and historical market prices of Kratos common stock and Digital Fusion common stock, as well as the trading volume and public float of such common stock;

  •
  Reviewed a draft of the Merger Agreement, including material schedules and exhibits, dated November 17, 2008; and

  •
  Conducted such other financial studies, analyses and investigations and took into account such other matters as it deemed necessary, including its assessment of general economic and monetary conditions.

        In giving its opinion, Imperial Capital relied upon the accuracy and completeness of the foregoing financial and other information and did not assume any responsibility for independent verification of such information or conduct or receive any independent valuation or appraisal of any assets of Kratos or Digital Fusion or any appraisal or estimate of liabilities of Kratos or Digital Fusion. With the consent of Kratos' board of directors, Imperial Capital assumed that all financial forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Kratos and Digital Fusion as to the future financial performance of the companies. Imperial Capital also relied upon the assurances of management of both companies that they were unaware of any facts that would make the information or financial forecasts provided to it incomplete or misleading. It assumed no responsibility for, and expressed no view as to, such financial forecasts or the assumptions on which they are based. Imperial Capital's opinion was based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion and did not address the fairness of the exchange ratio as of any other date. These conditions were and remain subject to extraordinary levels of volatility and uncertainty, and Imperial Capital expressed no view as to the impact of such volatility and uncertainty on Kratos, Digital Fusion or the contemplated benefits of the transaction.

        At the direction of Kratos' board of directors, Imperial Capital was not asked to, and it did not, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified in Imperial Capital's opinion, of the Merger Agreement or any related documents or the form of the transaction or any related transaction. Imperial Capital expressed no opinion as to what the value of Kratos common stock would be when issued pursuant to the transaction or the prices at which Kratos common stock or Digital Fusion common stock will trade at any time. Imperial Capital expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the transaction or any class of such persons. Imperial Capital assumed, with the consent of Kratos' board of directors that (i) the final executed form of the Merger Agreement would not differ in any material respect from the draft that Imperial Capital examined, (ii) the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement, and (iii) the transaction would be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. Imperial Capital also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained without any material adverse effect on Digital Fusion, Kratos or the transaction. Except as described above, Kratos' board of directors imposed no other instructions or limitations on Imperial Capital with respect to the investigations made or the procedures followed by Imperial Capital in rendering its opinion. The issuance of Imperial Capital's opinion was approved by an authorized committee of Imperial Capital.

        In connection with rendering its opinion to Kratos' board of directors, Imperial Capital performed a variety of financial and comparative analyses that are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Imperial Capital in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was either identical or directly comparable to Kratos, Digital Fusion or the proposed transaction. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

        Imperial Capital believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Imperial Capital's analyses and opinion. Imperial Capital did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

        The estimates of the future performance of Kratos and Digital Fusion provided by management of Kratos and Digital Fusion in or underlying Imperial Capital's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Imperial Capital considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Kratos and Digital Fusion. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

        The exchange ratio in the transaction was determined through negotiation between Kratos and Digital Fusion, and the decision by Kratos' board of directors to enter into the transaction was solely that of Kratos' board of directors. Imperial Capital's opinion and financial analyses were only one of many factors considered by Kratos' board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of Kratos' board of directors or management with respect to the transaction or the exchange ratio.

        The following is a brief summary of the material financial analyses performed by Imperial Capital and reviewed with Kratos' board of directors in connection with Imperial Capital's opinion relating to the proposed transaction. The financial analyses summarized below include information presented in tabular format. In order to fully understand Imperial Capital's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Imperial Capital's financial analyses.

Contribution Analysis

        Imperial Capital reviewed and compared each party's relative financial contribution to the pro forma combined entity. For each party, Imperial Capital considered the (i) pro forma equity ownership contemplated in the proposed transaction, (ii) pre-transaction market capitalization (computed using closing stock prices as of November 18, 2008), (iii) pre-transaction enterprise value, (iv) revenue for the latest twelve-month period ended September 2008, (v) gross profit for the latest twelve-month period ended September 2008, (vi) earnings before interest, taxes, depreciation and amortization, commonly referred to as "EBITDA," for the latest twelve-month period ended September 2008, (vii) estimated revenue for the 2008 fiscal year, (viii) estimated EBITDA for the 2008 fiscal year, (ix) estimated revenue for the 2009 fiscal year and (x) estimated EBITDA for the 2009 fiscal year. Financial data for Kratos and Digital Fusion were based on the most recent available filings with the Securities and Exchange Commission and on projections provided by Kratos' and Digital Fusion's managements. This analysis indicated the following relative financial contribution of each party to the pro forma combined entity:

	Digital Fusion	Kratos
Pro Forma Equity Ownership per Proposed Transaction	19.6%	80.4%
Pre-Transaction Market Capitalization	11.5%	88.5%
Pre-Transaction Enterprise Value	7.4%	92.6%
Latest Twelve-Month Period Ended September 2008 Revenue(1)	14.6%	85.4%
Latest Twelve-Month Period Ended September 2008 Gross Profit(1)	10.8%	89.2%
Latest Twelve-Month Period Ended September 2008 EBITDA(1)	22.9%	77.1%
2008 Estimated Revenue	15.1%	84.9%
2008 Estimated EBITDA	20.2%	79.8%
2009 Estimated Revenue	12.9%	87.1%
2009 Estimated EBITDA	16.5%	83.5%

    (1)
    Kratos' and Digital Fusion's Latest Twelve-Month Period Ended September 28, 2008 and September 19, 2008, respectively.

Selected Companies Analysis

        Imperial Capital reviewed and compared selected financial information for Kratos and Digital Fusion with corresponding financial information and multiples for the following companies Imperial Capital considered relevant to Kratos and Digital Fusion:

Medium Capitalizations ($200 million - $1 billion Enterprise Value)	Small Capitalizations (< $200 million Enterprise Value)
• ICF International, Inc.	• ATS Corporation
• MAXIMUS, Inc.	• Dynamics Research Corp.
• NCI, Inc.	• Paradigm Holdings Inc.
• SRA International, Inc.	• TechTeam Global, Inc.
• Stanley, Inc.	• VSE Corp.

        In its review of the selected companies, Imperial Capital considered, among other things, (i) market capitalization (computed using closing stock prices as of November 18, 2008), (ii) enterprise values, (iii) enterprise values as a multiple of revenue for the latest twelve-month period ended September 30, 2008 (with the exception of MAXIMUS, Inc., for which revenue for the twelve-month period ended June 30, 2008 was used), estimated revenue for the 2008 calendar year and estimated revenue for the 2009 calendar year and (iv) enterprise values as a multiple of EBITDA for the latest twelve-month period ended September 30, 2008 (with the exception of MAXIMUS, Inc., for which EBITDA for the twelve-month period ended June 30, 2008 was used), estimated EBITDA for the 2008 calendar year and estimated EBITDA for the 2009 calendar year. Financial data for the selected companies were based on the most recent available filings with the Securities and Exchange Commission and on the Institutional Brokers' Estimate System's and First Call estimates. Financial data for Kratos and Digital Fusion were based on the most recent available filings with the Securities and Exchange Commission and on forecasts provided by Kratos' and Digital Fusion's managements. This analysis indicated the following implied equity value per share ranges of Digital Fusion based on selected small capitalization company trading multiples applied to Digital Fusion's (a) revenue for the latest twelve-month period ended September 19, 2008, estimated revenue for the 2008 fiscal year and estimated revenue for the 2009 fiscal year and (b) EBITDA for the latest twelve-month period ended September 19, 2008, estimated EBITDA for the 2008 fiscal year and estimated EBITDA for the 2009 fiscal year:

	Implied Equity Value per Share
Based on	Low	Mid	High
Latest Twelve-Month Period Ended September 19, 2008 Revenue	$1.13	$1.54	$1.92
2008 Estimated Revenue	$1.15	$1.57	$1.96
2009 Estimated Revenue	$0.96	$1.35	$1.72
Latest Twelve-Month Period Ended September 19, 2008 EBITDA	$2.03	$2.19	$2.36
2008 Estimated EBITDA	$1.61	$1.77	$1.92
2009 Estimated EBITDA	$1.20	$1.38	$1.54

        This analysis also indicated the following implied equity value per share ranges of Digital Fusion based on selected medium capitalization company trading multiples applied to Digital Fusion's (i) revenue for the latest twelve-month period ended September 19, 2008, estimated revenue for the 2008 fiscal year and estimated revenue for the 2009 fiscal year and (ii) EBITDA for the latest twelve-month period ended September 19, 2008, estimated EBITDA for the 2008 fiscal year and estimated EBITDA for the 2009 fiscal year:

	Implied Equity Value per Share
Based on	Low	Mid	High
Latest Twelve-Month Period Ended September 19, 2008 Revenue	$2.87	$3.21	$3.55
2008 Estimated Revenue	$2.86	$3.20	$3.54
2009 Estimated Revenue	$2.47	$2.80	$3.12
Latest Twelve-Month Period Ended September 19, 2008 EBITDA	$2.66	$2.82	$2.97
2008 Estimated EBITDA	$2.52	$2.67	$2.82
2009 Estimated EBITDA	$2.44	$2.59	$2.74

        This analysis also indicated the following implied equity value per share ranges of Kratos based on selected medium capitalization company trading multiples applied to Kratos' pro forma (including Haverstick and SYS) (i) revenue for the latest twelve-month period ended September 28, 2008, estimated revenue for the 2008 fiscal year and estimated revenue for the 2009 fiscal year and (ii) EBITDA for the latest twelve-month period ended September 28, 2008, estimated EBITDA for the 2008 fiscal year and estimated EBITDA for the 2009 fiscal year:

	Implied Equity Value per Share
Based on	Low	Mid	High
Latest Twelve-Month Period Ended September 28, 2008 Revenue	$1.54	$1.87	$2.20
2008 Estimated Revenue	$1.43	$1.76	$2.08
2009 Estimated Revenue	$1.47	$1.83	$2.18
Latest Twelve-Month Period Ended September 28, 2008 EBITDA	$0.45	$0.54	$0.62
2008 Estimated EBITDA	$0.58	$0.67	$0.76
2009 Estimated EBITDA	$0.89	$1.01	$1.13

Selected Transactions Analysis

        Imperial Capital reviewed and compared selected financial information for Kratos and Digital Fusion with corresponding financial information for the following selected transactions involving companies Imperial Capital considered relevant to Kratos and Digital Fusion that were announced in the last two years:

Date Announced	Target	Buyer
October 2008	SM&A	Odyssey Investment Partners LLC
September 2008	MAXIMUS, Inc., Certain Assets	Constellation Software, Inc.
August 2008	SI International, Inc.	Serco, Inc.
August 2008	Emerging Technologies Group, Inc.	ManTech International Corp.
August 2008	Base One Technologies, Ltd.	Apptis, Inc.
July 2008	Oberon Associates, Inc.	Stanley, Inc.
July 2008	Kadix Systems LLC	Dynamics Research Corp.
June 2008	Digital Solutions, Inc.	Bart & Associates
June 2008	Project Performance Corporation	AEA Technology PLC
May 2008	Pomeroy IT Solutions, Inc.	Comvest Investment Partners
April 2008	G&B Solutions, Inc.	VSE Corp.
February 2008	SYS	Kratos Defense & Security Solutions, Inc.
January 2008	Jones & Stokes Associates, Inc.	ICF International, Inc.
January 2008	Sparta, Inc.	Cobham PLC
January 2008	iSYS LLC	WidePoint Corp.
December 2007	MTC Technologies, Inc.	BAE Systems, Inc.
December 2007	Integrated Combat Systems, Inc.	Orbit International
December 2007	RS Information Systems	Wyle, Inc.
November 2007	McDonald Bradley, Inc.	ManTech International Corp.
November 2007	Haverstick Consulting, Inc.	Kratos Defense & Security Solutions, Inc.
October 2007	PAC, Inc.	Quintegra Solutions, Ltd.
October 2007	Number Six Software, Inc.	ATS Corp.
October 2007	Dragon Development Corporation	CACI International
August 2007	Potomac Management Group	ATS Corp.
June 2007	Z-Tech Corp.	ICF International, Inc.
June 2007	Karta Technologies, Inc.	NCI, Inc.
June 2007	3H Technology LLC	Apogen Technologies, Inc.
June 2007	Constella Group LLC (Wachovia/Wakefield Group)	SRA International, Inc.
June 2007	D3 Technologies, Inc.	LMI Aerospace, Inc.
May 2007	Multimax, Inc.	Harris Corp.
May 2007	Wexford	CACI International
May 2007	New Vectors LLC	TechTeam Government Solutions, Inc.
May 2007	Logtec, Inc.	SI International, Inc.
May 2007	Dimensions International, Inc.	Honeywell International, Inc.
May 2007	Advanced Concepts, Inc.	L-1 Identity Solutions, Inc.
April 2007	SRS Technologies, Inc.	ManTech International Corp.
April 2007	Techrizon LLC	Stanley, Inc.
March 2007	ITS Corp.	QinetiQ Group PLC
January 2007	Analex Corp.	QinetiQ Group PLC
December 2006	QSS Group, Inc.	Perot Systems Corporation

        In its review of the selected transactions, Imperial Capital considered, among other things, the enterprise value implied in each of the selected transactions as a multiple of revenue and EBITDA for the latest twelve-month period as of the date of announcement of the respective transaction. To the extent such data was not publicly available but the acquiring company disclosed forecasted revenue or EBITDA, Imperial Capital considered the enterprise value implied in the transaction as a multiple of such forecasted data. Imperial Capital then compared the multiples derived from the selected transactions with the corresponding multiples implied in the proposed transaction for Digital Fusion based on the exchange ratio. Multiples for the selected transactions were based on information from Securities and Exchange Commission filings, Capital IQ and company press releases. This analysis indicated the following implied equity value per share range of Digital Fusion based on selected merger and acquisition transaction multiples applied to Digital Fusion's revenue and EBITDA for the latest twelve-month period ended September 19, 2008:

	Implied Equity Value per Share
Based on	Low	Mid	High
Latest Twelve-Month Period Ended September 19, 2008 Revenue	$3.68	$4.00	$4.33
Latest Twelve-Month Period Ended September 19, 2008 EBITDA	$2.83	$2.98	$3.13

        This analysis indicated the following implied equity value per share range of Kratos based on selected transaction multiples applied to Kratos' pro forma (including Haverstick and SYS) revenue and EBITDA for the latest twelve-month period ended September 28, 2008:

	Implied Equity Value per Share
Based on	Low	Mid	High
Latest Twelve-Month Period Ended September 30, 2008 Revenue	$2.33	$2.66	$2.99
Latest Twelve-Month Period Ended September 30, 2008 EBITDA	$0.54	$0.63	$0.71

Discounted Cash Flow Analysis

        Imperial Capital performed a discounted cash flow analysis of Digital Fusion using forecasts for the period ranging from the beginning of fiscal year 2009 through the end of fiscal year 2012 (the "forecast period") provided by Kratos' management. Imperial Capital calculated the implied present values of free cash flows for Digital Fusion for the forecast period using discount rates ranging from 15.0% to 18.0%. Imperial Capital calculated the terminal values for Digital Fusion based on multiples of 6.0x to 10.0x applied to the 2012 free cash flow. The estimated terminal values were then discounted to implied present values using discount rates ranging from 15.0% to 18.0%. For range of discount rate and terminal value multiples, Imperial Capital added the implied present value of free cash flows to the implied present value of the terminal value to arrive at implied enterprise value for Digital Fusion. Imperial Capital then calculated the implied equity value of Digital Fusion as the implied enterprise value plus the $500,000 cash required as of closing. Implied equity value per share of Digital Fusion common stock was calculated using fully-diluted shares outstanding of Digital Fusion, as provided by the management of Digital Fusion. This analysis resulted in a range of implied equity values per share of Digital Fusion common stock of approximately $1.98 to $2.92.

Exchange Ratio Comparison

        Imperial Capital calculated the average equity valuation per share of Kratos and Digital Fusion based on an equal weighting of the various valuation methodologies. The following represent the ranges calculated for Digital Fusion:

Method	Low	High
Selected Companies Analysis (Small Capitalization) Latest Twelve-Month Period Ended September 19, 2008 Revenue	$1.13	$1.92
Selected Companies Analysis (Small Capitalization) Latest Twelve-Month Period Ended September 19, 2008 EBITDA	$2.03	$2.36
Selected Companies Analysis (Small Capitalization) Estimated 2008 Revenue	$1.15	$1.96
Selected Companies Analysis (Small Capitalization) Estimated 2008 EBITDA	$1.61	$1.92
Selected Companies Analysis (Small Capitalization) Estimated 2009 Revenue	$0.96	$1.72
Selected Companies Analysis (Small Capitalization) Estimated 2009 EBITDA	$1.20	$1.54
Selected Companies Analysis (Medium Capitalization) Latest Twelve-Month Period Ended September 19, 2008 Revenue	$2.87	$3.55
Selected Companies Analysis (Medium Capitalization) Latest Twelve-Month Period Ended September 19, 2008 EBITDA	$2.66	$2.97
Selected Companies Analysis (Medium Capitalization) Estimated 2008 Revenue	$2.86	$3.54
Selected Companies Analysis (Medium Capitalization) Estimated 2008 EBITDA	$2.52	$2.82
Selected Companies Analysis (Medium Capitalization) Estimated 2009 Revenue	$2.47	$3.12
Selected Companies Analysis (Medium Capitalization) Estimated 2009 EBITDA	$2.44	$2.74
Selected Transaction Analysis Latest Twelve-Month Period Ended September 19, 2008 Revenue	$3.68	$4.33
Selected Transaction Analysis Latest Twelve-Month Period Ended September 19, 2008 EBITDA	$2.83	$3.13
Discounted Cash Flow Analysis	$1.98	$2.92
Average	$2.16	$2.70

        And the ranges calculated for Kratos:

Method	Low	High
Selected Companies Analysis (Medium Capitalization) Latest Twelve-Month Period Ended September 28, 2008 Revenue	$1.54	$2.20
Selected Companies Analysis (Medium Capitalization) Latest Twelve-Month Period Ended September 28, 2008 EBITDA	$0.45	$0.62
Selected Companies Analysis (Medium Capitalization) Estimated 2008 Revenue	$1.43	$2.08
Selected Companies Analysis (Medium Capitalization) Estimated 2008 EBITDA	$0.58	$0.76
Selected Companies Analysis (Medium Capitalization) Estimated 2009 Revenue	$1.47	$2.18
Selected Companies Analysis (Medium Capitalization) Estimated 2009 EBITDA	$0.89	$1.13
Selected Transaction Analysis Estimated 2008 Revenue	$2.33	$2.99
Selected Transaction Analysis Estimated 2008 EBITDA	$0.54	$0.71
Average	$1.15	$1.58

        Imperial Capital reviewed and compared the exchange ratio in the transaction with exchange ratios calculated using the average high and low ranges for Kratos and Digital Fusion, as well as Kratos' actual price per share, with the following results:

		Exchange Ratio
Exchange Ratio In The Transaction		1.7933
Digital Fusion Low/Kratos Actual	$2.16/$1.40	1.5421
Digital Fusion High/Kratos Actual	$2.70/$1.40	1.9311
Digital Fusion Low/Kratos Low	$2.16/$1.15	1.8703
Digital Fusion High/Kratos Low	$2.70/$1.15	2.3421
Digital Fusion Low/Kratos High	$2.16/$1.58	1.3632
Digital Fusion High/Kratos High	$2.70/$1.58	1.7071

Miscellaneous

        Under the terms of its agreement with Imperial Capital, Kratos agreed to pay Imperial Capital an opinion fee of $350,000 due upon the delivery of a fairness opinion regardless of the conclusions reached therein. In addition, Kratos agreed to pay all fees, disbursements and out-of-pocket expenses incurred in connection with services to be rendered and to indemnify Imperial Capital and related parties against any liabilities arising out of or in connection with advice or services rendered or to be rendered pursuant to the engagement letter agreement. No portion of Imperial Capital's fee for the delivery of this fairness opinion is contingent upon the consummation of the transaction.

        Kratos selected Imperial Capital as its financial advisor based on its experience with merger transactions and familiarity with Kratos. Imperial Capital is a full-service investment banking firm offering a wide range of advisory, finance and trading services. Imperial Capital acted as financial advisor to SYS in its acquisition by Kratos in June 2008. In the ordinary course of our business, Imperial Capital and its affiliates may actively trade the debt and equity securities of Kratos and Digital Fusion for Imperial Capital's own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, certain Imperial Capital professionals actively involved in the issuance of this fairness opinion currently own securities in Kratos.

Opinion of Financial Advisor to the Digital Fusion Board of Directors

        On November 20, 2008, at a meeting of Digital Fusion's board of directors held to evaluate the proposed merger, ISI delivered to the board of directors an oral opinion, confirmed by subsequent delivery of a written opinion, dated November 20, 2008, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Digital Fusion common stock.

        The full text of ISI's opinion describes the documents reviewed, matters considered and limitations on the review undertaken by ISI. This opinion is attached as Annex D and is incorporated into this proxy statement by reference. ISI's opinion is directed only to the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Digital Fusion common stock. The opinion does not address the merits of the underlying decision by Digital Fusion, which is also referred to as DFI below, to engage in the transaction or the relative merits of any alternatives discussed by Digital Fusion's board of directors and does not constitute an opinion with respect to Digital Fusion's underlying business decision to effect the transaction, any legal, tax or accounting issues concerning the transaction, or any terms of the transaction (other than the exchange ratio). The opinion does not constitute a recommendation as to any action Digital Fusion or any shareholder of Digital Fusion should take in connection with the transaction or any aspect thereof. Holders of Digital Fusion common stock are encouraged to read this opinion carefully in its entirety. The summary of ISI's opinion described below is qualified in its entirety by reference to the full text of its opinion.

        In arriving at its opinion, ISI, among other things:

  •
  Analyzed certain publicly available information of Digital Fusion that it believed to be relevant to its analysis, including Digital Fusion's annual reports for the years ending December 28, 2007 and December 31, 2006, and Digital Fusion's quarterly report for the nine months ended September 18, 2008;

  •
  Analyzed certain publicly available information of Kratos that ISI believed to be relevant to its analysis, including the Kratos annual report on Form 10-K for the fiscal year ending December 31, 2007, and the Kratos quarterly reports on Form 10-Q for the quarters ending September 28, 2008, June 29, 2008 and March 30, 2008;

  •
  Reviewed certain internal financial forecasts and budgets prepared and provided by the Digital Fusion and Kratos management including the Kratos pro forma model prepared by management;

  •
  Met with and held discussions with certain members of the Digital Fusion and Kratos management to discuss the Digital Fusion and Kratos operations and future prospects;

  •
  Reviewed certain industry reports and publications;

  •
  Reviewed public information with respect to certain other public companies with business lines and financial profiles which ISI deemed to be relevant;

  •
  Reviewed the implied financial multiples and premiums paid in merger and acquisition transactions which ISI deemed to be relevant;

  •
  Reviewed current and historical market prices of Kratos and Digital Fusion common stock, as well as the trading volume and public float of such common stock;

  •
  Reviewed the letter of intent and term sheet sent to Digital Fusion by Kratos dated October 3, 2008;

  •
  Reviewed the draft merger agreement, including material schedules and exhibits, dated November 19, 2008; and

  •
  Conducted such other financial studies, analyses and investigations and took into account such other matters as it deemed necessary, including its assessment of general economic and monetary conditions.

        In connection with its review, ISI relied upon the accuracy and completeness of the foregoing financial and other information and did not assume any responsibility for independent verification of such information or conduct or receive independent valuations or appraisals of any assets of Digital Fusion or Kratos or any appraisal or estimate of liabilities of Digital Fusion or Kratos. ISI assumed that all financial forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Digital Fusion and Kratos as to the future financial performance of the companies. ISI also relied upon the assurances of management of both companies that they were unaware of any facts that would make the information or financial forecasts provided to it incomplete or misleading. It assumed no responsibility for, and expressed no view, as to, such financial forecasts or the assumptions on which they are based. ISI's opinion was necessarily based on economic, market and other conditions as they existed and could be evaluated on the date of its opinion.

        ISI was not asked to, and it did not, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified in ISI's opinion, of the merger agreement or any related documents or the form of the merger or any related transaction. ISI expressed no opinion as to what the value of Kratos common stock would be when issued pursuant to the transaction or the prices at which Kratos common stock will trade at any time. ISI expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the transaction or any class of such persons. ISI assumed that (i) the final executed form of the merger agreement would not differ in any material respect from the draft that ISI examined, (ii) the parties to the merger Agreement would comply with all the material terms of the merger agreement, and (iii) the transaction would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof. ISI also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained without any material adverse effect on Kratos, Digital Fusion or the transaction. Except as described above, Digital Fusion's board imposed no other instructions or limitations on ISI with respect to the investigations made or the procedures followed by ISI in rendering its opinion.

        In connection with rendering its opinion to Digital Fusion's board, ISI performed a variety of financial and comparative analyses that are summarized below. The following summary is not a complete description of all analyses performed and factors considered by ISI in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was either identical or directly comparable to Digital Fusion, Kratos or the merger. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

        ISI believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying ISI's analyses and opinion. ISI did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

        The estimates of the future performance of Kratos and Digital Fusion provided by management of Kratos and Digital Fusion in or underlying ISI's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, ISI considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Kratos and Digital Fusion. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

        The exchange ratio in the transaction was determined through negotiation between Kratos and Digital Fusion, and the decision by Digital Fusion's board to enter into the merger was solely that of Digital Fusion's board. ISI's opinion and financial analyses were only one of many factors considered by Digital Fusion's board in its evaluation of the merger and should not be viewed as determinative of the views of Digital Fusion's board or management with respect to the merger of the exchange ratio.

        The following is a brief summary of the material financial analyses performed by ISI and reviewed with Digital Fusion's board in connection with ISI's opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand ISI's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of ISI's financial analyses.

Contribution Analysis

        ISI reviewed and compared each party's relative financial contribution to the pro forma combined entity. For each party, ISI considered the (1) revenue, gross profit, and EBITDA for the latest twelve-month period ending September 30, 2008, and (2) revenue, gross profit and EBITDA, estimated for the 2008 and 2009 calendar years. Financial data for Kratos was based on the most recent available filings with the Securities and Exchange Commission and on projections provided by Kratos management. Financials for Digital Fusion were provided by Digital Fusion management. This analysis indicated the following relative financial contribution of each party to the pro forma combined entity:

	Kratos	Digital Fusion
Proforma Equity Ownership	78.1%	21.9%
Pre-Deal Equity Market Capitalization	89.5%	10.5%
LTM Revenue Sep-30-2008	83.3%	16.7%
2008 Estimated Revenue	83.8%	16.2%
2009 Estimated Revenue	83.8%	16.2%
LTM Gross Profit Ended Sep-30-2008	85.1%	14.9%
2008 Estimated Gross Profit	87.7%	12.3%
2009 Estimated Gross Profit	87.8%	12.2%
LTM EBITDA Sep-30-2008	71.9%	28.1%
2008 Estimated EBITDA	79.2%	20.8%
2009 Estimated EBITDA	80.4%	19.6%

Historical Trading Analysis

        ISI reviewed general trading information concerning the stock prices of Digital Fusion and Kratos for the periods ended November 14, 2008. The table below summarizes the range of closing stock prices over the period:

	Share Price
	Digital Fusion	Kratos
Recent Closing Price	$1.45	$1.38
5 Day Average	$1.49	$1.38
30 Day Average	$1.40	$1.47
60 Day Average	$1.58	$1.73
1 Year Average	$1.79	$1.86
1 Year High	$2.25	$2.36
1 Year Low	$1.10	$1.11

Historical Exchange Ratio Analysis

        ISI analyzed the ratios of the daily closing prices of Digital Fusion common stock to those of Kratos common stock over the various periods and dates ending November 14, 2008. The table below sets forth the average of those exchange ratios for those periods or the exchange ratio for such dates and the premiums or discounts based on an implied exchange ratio of 1.7933 shares of Kratos stock for each share of Digital Fusion common stock:

	Exchange Ratio	Implied Premium
Recent Closing Price	1.0507	70.7%
5 Day Average	1.0797	66.1%
30 Day Average	0.9524	88.3%
60 Day Average	0.9133	96.4%
1 Year Average	0.9624	86.3%
1 Year High	0.9534	88.1%
1 Year Low	0.9910	81.0%

Premiums Paid Analysis

        ISI analyzed premiums paid in selected mergers and acquisitions in the defense and information technology services industries. The period of the review was from January 1, 2006 through October 31, 2008 and covered transactions with transaction values between $30 million and $300 million. The information was obtained from Capital IQ, company filings and press releases. Based on the information obtained, and the closing prices of the Digital Fusion and Kratos shares on November 14, 2008, the implied equity values per share of Digital Fusion and Kratos are as follows:

	Implied Price/Share
	1 Day Prior	1 Week Prior	1 Month Prior
Digital Fusion	$1.82	$1.86	$1.84
Kratos	$1.74	$1.77	$1.75

Selected Public Companies Analysis

        ISI reviewed and compared selected financial information for Digital Fusion with corresponding financial information and multiples for the following publicly traded companies relevant to Digital Fusion:

Large Caps (>$1 billion)	Medium Caps ($200 million – $1 billion)	Small Caps (<$200 million)
CACI International Inc.	DynCorp Intl., Inc.	ATS Corporation
ManTech International	ICF International, Inc.	Dynamics Research
SAIC, Inc	MAXIMUS, Inc.	SM&A.
NCI, Inc.	SI International, Inc.	TechTeam Global
Teledyne Technologies, Inc	Stanley, Inc.	VSE Corp.
SRA International, Inc.

        For each of the selected public companies, ISI considered, among other things, (1) market capitalization (computed using closing stock prices as of November 14, 2008, (2) enterprise values, (3) enterprise values as a multiple of the latest twelve month period and estimated 2008 and 2009 revenue, and (4) enterprise values as a multiple of the latest twelve month period and estimated 2008 and 2009 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Financial data for the selected public companies were based on the most recent available filings with the Securities and Exchange Commission and on Capital IQ. Financial data for Digital Fusion and Kratos were based on the most recent available filings with the Securities and Exchange

Commission and on estimates provided by Digital Fusion's and Kratos' managements. This analysis indicated the following implied equity value per share ranges of Digital Fusion and Kratos, based on selected small-cap and mid-cap public company trading multiples, respectively:

	Implied Equity Value/Share
	DFI
	Low	Mean	High
TTM-Enterprise Value/Revenue	$0.93	$2.33	$4.19
Est. 2008 Enterprise Value/Revenue	$1.04	$2.60	$4.67
Est. 2009 Enterprise Value/Revenue	$1.23	$3.08	$4.92
LTM-Enterprise Value/EBITDA	$1.56	$2.45	$5.07
Est. 2008 Enterprise Value/EBITDA	$1.50	$2.77	$4.84
Est. 2009 Enterprise Value/EBITDA	$1.38	$2.23	$3.55

	Kratos
	Low	Mean	High
TTM-Enterprise Value/Revenue	$0.67	$1.19	$2.74
Est. 2008 Enterprise Value/Revenue	$0.88	$1.18	$4.17
Est. 2009 Enterprise Value/Revenue	$1.15	$1.51	$4.34
LTM-Enterprise Value/EBITDA	$0.00	$0.48	$1.12
Est. 2008 Enterprise Value/EBITDA	$0.39	$1.03	$2.60
Est. 2009 Enterprise Value/EBITDA	$0.35	$1.16	$2.58

Selected Transaction Analysis

        Using publicly available information, ISI reviewed selected transactions announced since January 2006 involving selected privately held and publicly traded companies that it believed were relatively comparable to Digital Fusion and Kratos. In its review of selected transactions, ISI considered the enterprise value implied in each of the selected transactions as a multiple of revenue and EBITDA for the latest 12 months as of the time of the respective transaction, to the extent such data were publicly available. ISI then compared the multiples derived from the selected transactions with the corresponding multiples implied in the merger for Digital Fusion based on the exchange ratio. Multiples for the selected transactions were based on information from Capital IQ, Securities and Exchange Commission filings and company press releases. This analysis indicated the following implied equity value per share range of Digital Fusion based on selected M&A transaction multiples applied to Digital Fusion's revenue and EBITDA:

	DFI
	Implied Equity Value/Share
	High	Mean	Median	Low
DFI TTM REVENUE	$7.43	$4.18	$4.18	$2.33
DFI TTM EBITDA	$5.85	$3.68	$3.40	$2.22
DFI 2008 EBITDA	$6.15	$3.85	$3.56	$2.35

        This analysis indicated the following implied equity value per share range of Kratos based on selected transaction multiples applied to Kratos' revenue and EBITDA:

	Kratos
	Implied Equity Value/Share
	High	Mean	Median	Low
Kratos TTM REVENUE	$4.81	$2.22	$2.22	$0.67
Kratos TTM EBITDA	$1.52	$0.63	$0.52	$0.01
Kratos 2008 EBITDA	$2.74	$1.35	$1.17	$0.37

Discounted Cash Flow Analysis

        ISI performed a discounted cash flow analysis of Digital Fusion using projections and financial information for the period ranging from the beginning of fiscal year 2009 through the end of fiscal year 2013 (the "projection period") provided by Digital Fusion's management. ISI calculated the implied present values of free cash flows for Digital Fusion for the projection period using discount rates ranging from 16.0% to 18.0% based on the weighted average cost of capital. ISI calculated the terminal values for Digital Fusion based on multiples of 6.0x to 8.0x and perpetuity growth rates of 3% to 4%. The estimated terminal values were then discounted to implied present values using discount rates ranging from 16.0% to 18.0% based on the weighted average cost of capital. For each combination of discount rate and terminal value multiple, ISI added the implied present value of free cash flows to the implied present value of the terminal value to arrive at implied enterprise value for Digital Fusion. For each combination of discount rate and terminal value multiple, ISI then calculated the implied equity value of Digital Fusion as the implied enterprise value less the net debt as of November 14, 2008. Implied equity value per share of Digital Fusion common stock was calculated using fully-diluted shares outstanding of Digital Fusion as provided by management of Digital Fusion. This analysis resulted in a range of implied equity values per share of Digital Fusion common stock of approximately $2.84 to $3.07.

Exchange Ratio Comparison

        ISI calculated the average equity valuation per share of Digital Fusion and Kratos based on an equal weighting of the various valuation methodologies. The following represents the ranges calculated for Digital Fusion:

Method	Low	High
Premiums Paid Analysis	$1.82	$1.86
Selected Public Companies Analysis TTM Revenue	$0.93	$4.19
Selected Public Companies Analysis TTM EBITDA	$1.56	$5.07
Selected Public Companies Analysis 2008 Est. Revenue	$1.04	$4.67
Selected Public Companies Analysis 2008 Est. EBITDA	$1.50	$4.84
Selected Public Companies Analysis 2009 Est. Revenue	$1.23	$4.92
Selected Public Companies Analysis 2009 Est. EBITDA	$1.38	$3.55
Comparable Transaction Analysis TTM Revenue	$2.33	$7.43
Comparable Transaction Analysis TTM EBITDA	$2.22	$5.85
Comparable Transaction Analysis 2008 EBITDA	$2.35	$6.15
Discounted Cash Flow Analysis	$2.84	$3.07
Average	$1.75	$4.69

        The following represents the ranges calculated for Kratos:

Method	Low	High
Premiums Paid Analysis	$1.74	$1.77
Selected Public Companies Analysis TTM Revenue	$0.67	$2.74
Selected Public Companies Analysis TTM EBITDA	$0.00	$1.12
Selected Public Companies Analysis 2008 Est. Revenue	$0.88	$4.17
Selected Public Companies Analysis 2008 Est. EBITDA	$0.39	$2.60
Selected Public Companies Analysis 2009 Est. Revenue	$1.15	$4.34
Selected Public Companies Analysis 2009 Est. EBITDA	$0.35	$2.58
Comparable Transaction Analysis TTM Revenue	$0.67	$4.81
Comparable Transaction Analysis TTM EBITDA	$0.01	$1.52
Comparable Transaction Analysis 2008 EBITDA	$0.37	$2.74
Average	$0.62	$2.84

        ISI reviewed and compared the exchange ratio in the transaction with with exchange ratios calculated using the high and low ranges for DFI and Kratos with the following results:

Exchange Ratio in the Transaction			Exchange Ratio
DFI Low/Kratos Low	$1.75	$0.62	2.802
DFI Low/Kratos High	$1.75	$2.84	0.615
DFI High/Kratos Low	$4.69	$0.62	7.530
DFI High/Kratos High	$4.69	$2.84	1.652
Proposed Exchange Ratio			1.7933

        Under the terms of the agreement with ISI, Digital Fusion agreed to pay ISI a non-refundable monthly retainer of $10,000 per month, plus a success fee of 1.75% of the value of the transaction, plus an increasing percentage if the value of the transaction is in excess of $50 million. Twenty percent (20%) of the success fee will be paid to ISI in Kratos common stock. The number of shares of Kratos stock payable will be based upon the average of the closing price for Kratos stock for the 10 consecutive trading day period ending on or just prior to the "Closing Date" as such term is defined in the merger agreement. In addition, Digital Fusion agreed to pay all fees, disbursements and out-of-pocket expenses incurred by ISI in connection with its services in connection with the merger and to indemnify ISI and related parties against any liabilities arising out of or in connection with advice or services rendered or to be rendered pursuant to the engagement letter agreement.

        Digital Fusion selected ISI as its financial advisor based on its experience with merger transactions and familiarity with the company. ISI is a financial advisory firm focusing on merger and acquisition and other advisory services to the defense and federal contract industries. Two directors of Digital Fusion, Jay Garner and Ronald Hite, are equity holders and members of the board of directors of ISI.

Composition of Kratos Board of Directors

        The size and composition of the Kratos board of directors will not be affected by this transaction.

Interests of Digital Fusion Directors and Executive Officers in the Merger

        In considering Digital Fusion's unanimous determination that the merger is fair and advisable and recommendation that Digital Fusion's stockholders vote "FOR" approval of the merger agreement, you should be aware that members of Digital Fusion's board of directors and members of Digital Fusion's management team have agreements or arrangements that provide them with interests in the merger that differ from and are in addition to those of other Digital Fusion stockholders. The Digital Fusion board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and in determining to recommend to you that you vote "FOR" approval of the merger agreement.

        As of November 21, 2008 directors and executive officers of Digital Fusion and their affiliates owned 3,999,567 shares of Digital Fusion common stock, which represented approximately 34% of the shares of Digital Fusion common stock then issued and outstanding. All of Digital Fusion's executive officers and directors have agreed with Kratos to vote their shares of Digital Fusion's common stock to approve the merger agreement. For more information see "Digital Fusion Stockholder Agreement" at Annex B-1 through B-3.

Potential Change in Control or Severance Payments

        From and after the effective time of the merger, each of Digital Fusion's executive officers listed in the chart below may become eligible to receive change of control or severance payments for a period of six months, based on the terms of their existing employment agreements, if they are terminated without cause or terminate their employment for any of the following reasons:

  •
  Their duties or responsibilities are modified in a way that is inconsistent with the terms of their agreement;

  •
  A material provision of the agreement is breached and the effects thereof are not remedied; or

  •
  The relocation of their employment by more than 40 miles from Huntsville, Alabama, for a period of time in excess of 180 days, provided only if such change, or relocation is effected without the employee's express written consent.

Name	Title	Approximate Amount of Severance Payment
Chris Brunhoeber	Chief Financial Officer	$75,000
Jamie Brabston	General Counsel, Vice President and Secretary	$75,000

        In addition, the following directors and executive officers will receive bonuses in the following amounts in connection with the closing of the merger:

Name	Title	Amount of Bonus Payment
Gary Ryan	Chief Executive Officer and Director	$25,000
Chris Brunhoeber	Chief Financial Officer	$50,000
Jamie Brabston	General Counsel, Vice President and Secretary	$30,000
Dan Moore	Chairman of the Board of Directors	$45,000

Post-Merger Employment

        Directors Daniel E. Moore, Gilbert F. Decker, Lt. Gen. (Ret.) Jay M. Garner, G. Stewart Hall, Lt. Gen. (Ret.) Ronald V. Hite, and Charles F. Lofty will no longer be directors of the surviving corporation after the merger. Executive officer and director Michael Wicks will continue to be employed by the surviving corporation and executive officer and director Gary Ryan will serve as a consultant. Executive officers Jamie Brabston and Chris Brunhoeber have entered into employment and retention agreements in connection with the merger and will become employees of the surviving corporation upon the closing of the merger.

Treatment of Digital Fusion Options and Other Equity-Based Awards

        Digital Fusion and Kratos will take all actions necessary to provide that, effective as of the effective time of the merger, each outstanding stock option will be assumed by Kratos. Each stock option assumed by Kratos will continue to have, and be subject to, the same material terms and conditions of such option immediately prior to the merger, except that (i) each stock option will be exercisable for a number of shares of Kratos Stock equal to the product of the number of shares of Digital Fusion common stock that would be issuable upon exercise of the stock option outstanding immediately prior to the merger multiplied by the exchange ratio, rounded down to the nearest whole number of shares of Kratos stock, and (ii) the per share exercise price for the Kratos stock issuable upon exercise of such assumed stock option will be equal to the quotient determined by dividing the per share exercise price for such stock option outstanding immediately prior to the merger by the exchange ratio, rounded up to the nearest whole cent. Any restriction on the exercisability of such stock option will continue in full force and effect, and the term, exercisability, vesting schedule or other provisions of such stock option will remain unchanged except that in some cases (including for certain options held by directors and executive officers) the post-termination exercise period will be increased to two years. In addition, the vesting of certain options will be modified prior to closing to allow for accelerated vesting in connection with the closing of the merger. Consistent with the terms of the Digital Fusion option plans and the documents governing the outstanding options under the Digital Fusion option plans, the merger will not terminate any of the outstanding stock options.

Additional Interests

        Directors Lt. Gen. (Ret.) Jay M. Garner and Lt. Gen. (Ret.) Ronald V. Hite each own one sixth (1/6) of ISI Partners, LLC , Digital Fusion's Financial Advisor. Thus, each of them will receive one sixth (1/6) of the payments made available to the members of ISI Partners, LLC as a result of the merger with Kratos.

        Directors Lt. Gen. (Ret.) Jay M. Garner, Lt. Gen. (Ret.) Ronald v. Hite, G. Stewart Hall, Charles F. Lofty, Daniel E. Moore, and Gilbert F. Decker, each have restricted stock grants under DFI's Deferred Compensation Plan that will vest at the change of control. The number of restricted shares vested for each director is set forth below:

Lt. Gen. (Ret.) Jay M. Garner	115,000
Lt. Gen. (Ret.) Ronald V. Hite	115,000
G. Stewart Hall	115,000
Charles F. Lofty	20,000
Daniel E. Moore	75,000
Gilbert F. Decker	60,000

Directors and Officers of Digital Fusion after the Merger

        The directors of Merger Sub will be the initial directors of Digital Fusion as the surviving corporation of the merger, and will serve until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal. The officers of Merger Sub will be the initial officers of Digital Fusion as the surviving corporation of the merger, subject to the authority of the board of directors of the surviving corporation, as provided by Delaware law and the bylaws of the surviving corporation.

Indemnification and Insurance

        The merger agreement provides that for six years after the effective time of the merger and to the fullest extent permitted by law, Kratos will cause the surviving corporation to honor all rights to indemnification for acts or omissions prior to the effective time of the merger existing in favor of Digital Fusion directors or officers as provided in Digital Fusion's organizational documents. The merger agreement also provides that, prior to the effective time of the merger, Digital Fusion will purchase six-year "tail" officers' and directors' liability insurance policies on terms and conditions reasonably comparable to Digital Fusion's existing directors' and officers' liability insurance. If such "tail" policies are not purchased prior to the effective time, Digital Fusion shall purchase these "tail" policies or as much insurance coverage as can be obtained following the effective time for 150% or less of the annual premium paid by Digital Fusion for its existing insurance. Kratos and the surviving corporation are obligated to maintain such tail policies in full force and effect and continue to honor their respective obligations thereunder for the full term thereof.

Accounting Treatment

        The merger will be accounted for as an acquisition of Digital Fusion by Kratos under the purchase method of accounting in accordance with U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the acquirer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Financial statements of Kratos issued after the merger will reflect only the operations of Digital Fusion after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Digital Fusion.

        All unaudited pro forma condensed combined financial statements contained in this proxy statement/prospectus were prepared using the purchase method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of Digital Fusion's assets and liabilities. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of Digital Fusion as compared to the unaudited pro forma information included in this proxy statement/prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill.

        If the merger is consummated on or after December 29, 2008, the merger will be accounted for under Statement of Financial Accounting Standards (revised 2007), Business Combinations (SFAS 141R). SFAS 141R would require that the purchase price be determined based on Kratos's closing stock price on the date the merger is consummated, and that contingent assets and liabilities be recorded at fair value. Further, SFAS 141R would require that merger-related transaction costs and exit and termination costs be recorded to expense as incurred rather than capitalized as part of goodwill.

Restrictions on Sales of Shares of Kratos Common Stock Received in the Merger

        Kratos shares of common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for Kratos shares issued to any Digital Fusion stockholder who may be deemed to be an "affiliate" of Kratos after completion of the merger. Former Digital Fusion stockholders who were affiliates of Digital Fusion at the time of the Digital Fusion special meeting and who are not affiliates of Kratos after the completion of the merger may sell their Kratos shares at any time. Former Digital Fusion stockholders who are or become affiliates of Kratos after completion of the merger will remain or be subject to the volume and sale limitations of Rule 144 under the Securities Act until they are no longer affiliates of Kratos. This proxy statement/prospectus does not cover resales of Kratos common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Regulatory Approvals Required for the Merger

        The parties are not aware of any governmental or regulatory approvals required in order to complete the transaction.

Appraisal Rights

Kratos Stockholders

        Pursuant to Section 262 of the Delaware General Corporation Law, or DGCL, Kratos stockholders are not entitled to exercise dissenters' rights or appraisal rights or to demand payment for their shares of Kratos common stock under applicable law as a result of the merger.

Digital Fusion Stockholders

        Under the DGCL, holders of Digital Fusion common stock who do not vote for the adoption of the merger agreement have the right to seek appraisal and receive cash for the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement/prospectus, and if at least one stockholder who properly exercised appraisal rights litigates an appraisal proceeding in the Court of Chancery to obtain the appraisal. This appraisal amount could be more than, the same as, or less than the amount a Digital Fusion stockholder would otherwise be entitled to receive under the terms of the merger agreement. Any holder of Digital Fusion common stock intending to exercise his appraisal rights, among other things, must submit a written demand for appraisal to Digital Fusion prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal rights, Digital Fusion encourages you to seek the advice of your own legal counsel.

Listing of Kratos Common Stock on the Nasdaq Global Select Market

        Kratos has agreed that prior to the completion of the merger, it will cause the shares of Kratos common stock to be issued in the merger to be approved for listing on the Nasdaq Global Select Market. Such approval is a condition to the completion of the merger.

Material United States Federal Income Tax Consequences

General

        The following general discussion summarizes the material U.S. federal income tax consequences of the merger to Kratos, Merger Sub, Digital Fusion and to holders of common stock of Digital Fusion who are "United States persons" and who hold their Digital Fusion common stock as a capital asset within the meaning of Section 1221 of the Code. For U.S. federal income tax purposes, a "United States person" is:

  •
  a United States citizen or resident of the United States;

  •
  a corporation (including, for this purpose, any entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or any state within the United States;

  •
  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust, whose administration is subject to the primary supervision of a United States court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

        The term "non-United States person" means a person or holder other than a "United States person."

        This section does not discuss all of the U.S. federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

  •
  brokers or dealers;

  •
  stockholders who are subject to the alternative minimum tax provisions of the Code;

  •
  tax-exempt organizations;

  •
  stockholders who are "non-United States persons";

  •
  U.S. expatriates;

  •
  stockholders that have a functional currency other than the United States dollar;

  •
  banks, mutual funds, financial institutions or insurance companies;

  •
  stockholders who acquired Digital Fusion common stock in connection with stock option or stock purchase plans or in other compensatory transactions;

  •
  stockholders who hold Digital Fusion common stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale;

  •
  stockholders who acquired their shares through Digital Fusion's 401(k) plan, deferred compensation plan or other retirement plan; or

  •
  stockholders whose Digital Fusion common stock is "qualified small-business stock" for purposes of Section 1202 of the Code.

        If a partnership (including, for this purpose, any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Digital Fusion common stock, the U.S. federal income tax consequences to a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of Digital Fusion common stock that is a partnership, and the partners in such partnership, should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.

        This discussion is based upon the Code, regulations, judicial authority, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the merger under state, local and foreign laws or under U.S. federal tax law other than income tax law.

The discussion set forth below is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder. Digital Fusion stockholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including any applicable federal, state, local and foreign tax consequences.

        In connection with this proxy statement/prospectus, Morrison & Foerster LLP will issue an opinion, of even date herewith, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The opinion of counsel will be based on then-existing law and be based in part upon representations, made as of the date hereof, by Kratos and Digital Fusion, which counsel will assume to be true, correct and complete. If the representations are inaccurate, the opinion of counsel could be adversely affected. No ruling has been nor will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger, and neither the opinion of counsel nor the following summary is binding on the Internal Revenue Service or the courts.

        Assuming the merger will be completed as described in the merger agreement and this proxy statement/prospectus and the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger are as follows:

  •
  Digital Fusion stockholders will not recognize any gain or loss upon the receipt of Kratos common stock in exchange for Digital Fusion common stock in connection with the merger,

    except to the extent of cash received in lieu of a fractional share of Kratos common stock, as discussed below.

  •
  Cash payments received by a Digital Fusion stockholder for a fractional share of Kratos common stock will be treated as if such fractional share had been issued in connection with the merger and then redeemed by Kratos for cash. Digital Fusion stockholders generally should recognize capital gain or loss with respect to such cash payment measured by the difference between the amount of cash received and the tax basis in such fractional share.

  •
  The aggregate tax basis of the Kratos common stock received by a Digital Fusion stockholder in connection with the merger will be the same as the aggregate tax basis of the Digital Fusion common stock surrendered in exchange for Kratos common stock, reduced by any amount allocable to a fractional share of Kratos common stock for which cash is received.

  •
  The holding period of the Kratos common stock received by a Digital Fusion stockholder in connection with the merger will include the holding period of the Digital Fusion common stock surrendered in connection with the merger.

  •
  Digital Fusion stockholders who dissent from the merger and exercise their appraisal rights will recognize capital gain or loss measured by the difference between the amount of cash received and the tax basis of shares of Digital Fusion common stock surrendered, provided the cash payment is not treated as a dividend distribution for tax purposes. The payment should not be treated as a dividend distribution if the Digital Fusion stockholder owns no Kratos stock (either actually or constructively) after receiving the payment.

  •
  Any capital gain or loss from the foregoing will be long-term capital gain or loss if the relevant shares of Digital Fusion common stock have been held for more than twelve months.

        Kratos, Merger Sub and Digital Fusion will not recognize gain or loss as a result of the merger.

Backup Withholding

        If you are a non-corporate holder of Digital Fusion common stock you may be subject to information reporting and 28% backup withholding on any cash payments received in lieu of a fractional share interest in Kratos common stock or received in exchange for Digital Fusion common stock. You will not be subject to backup withholding, however, if you:

  •
  furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger (or the appropriate Form W-8, as applicable); or

  •
  are otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Tax Return Reporting Requirements

        If you receive Kratos common stock as a result of the merger, you will be required to retain records pertaining to the merger, and you may be required to file with your U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger as provided in Treasury Regulations Section 1.368-3.

        The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Digital Fusion stockholders are urged to consult their own tax advisers as to the specific consequences of the merger to them, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effects of any proposed changes in the tax laws.

 THE MERGER AGREEMENT AND RELATED AGREEMENTS

        The following discussion summarizes material provisions of the Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. We urge you to read the merger agreement carefully in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the merger.

        The representations and warranties described below and included in the merger agreement were made by Kratos and Digital Fusion to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by Kratos and Digital Fusion in connection with negotiating its terms, including, but not limited to, the qualifications and limitations listed in the disclosure schedules to the merger agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between Kratos and Digital Fusion rather than establishing matters as facts. The merger agreement is described in this proxy statement/prospectus and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Kratos, Digital Fusion or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Kratos or Digital Fusion, and you should read the information provided elsewhere in this proxy statement/prospectus, and in the documents which are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part, for information regarding Kratos and Digital Fusion and their respective businesses. See "Where You Can Find More Information" beginning on page     of this proxy statement/prospectus.

Terms of the Merger

        Each of the Kratos board of directors and Digital Fusion board of directors has approved the merger agreement, which provides for the merger of Merger Sub with and into Digital Fusion. Digital Fusion will be the surviving corporation in the merger and will remain a subsidiary of Kratos. Each share of Digital Fusion common stock, par value $0.01 per share, issued and outstanding immediately prior to the completion of the merger, will be converted into the right to receive 1.7933 shares of Kratos common stock, for an aggregate of approximately 21.1 million shares.

        Kratos will not issue any fractional shares in the merger. Instead, Digital Fusion stockholders will receive cash (without interest) in lieu of such fractional share, after aggregating all fractional shares of Kratos common stock issuable to that holder, determined by multiplying such fraction by the average closing price of Kratos common stock for the five trading days immediately prior to the closing date.

Treatment of Digital Fusion Stock Options

        Each outstanding option to acquire Digital Fusion common stock will be converted automatically at the effective time of the merger into an option to acquire Kratos common stock and will continue to be governed by the terms of the relevant Digital Fusion stock plan and related grant agreements under which it was granted, which will remain in effect, except that:

  •
  each converted stock option will be exercisable for a number of shares of Kratos common stock equal to the product of the number of shares of Digital Fusion common stock previously subject to the Digital Fusion stock option and 1.7933, rounded down to the next whole share; and

  •
  the per share exercise price for the Kratos common stock issuable upon exercise of each converted stock option will be equal to (i) exercise price for each share of Digital Fusion common stock previously subject to the stock option immediately prior to completion of the merger, divided by (ii) 1.7933, rounded up to the nearest whole cent.

Treatment of Digital Fusion Warrants

        Each outstanding warrant to purchase Digital Fusion common stock will be converted automatically at the effective time of the merger into a warrant to purchase Kratos common stock and will continue to be governed by the terms of the relevant Digital Fusion warrant agreement, except that:

  •
  the number of shares of Kratos common stock subject to each such warrant will be equal to the product of the number of shares of Digital Fusion common stock previously subject to the Digital Fusion warrant and 1.7933, rounded down to the next whole share; and

  •
  the per share exercise price for the Kratos common stock issuable upon exercise of such warrant will be equal to (i) the exercise price for each share of Digital Fusion common stock previously subject to the warrant immediately prior to completion of the merger, divided by (ii) 1.7933, rounded up to the nearest whole cent.

Closing and Effective Time of the Merger

        The closing of the merger will occur no later than the second business day after the conditions to completion of the merger have been satisfied or waived, unless the parties agree otherwise in writing. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. The parties expect the merger will be completed in late 2008 or early 2009.

Directors and Executive Management Following the Merger

        Kratos President and Chief Executive Officer Eric DeMarco will serve as President and Chief Executive Officer of the combined company. The board of directors of Kratos will remain unchanged following the merger.

Conversion of Shares; Exchange of Certificates

        After the effective time, each certificate that previously represented shares of Digital Fusion common stock will represent only the right to receive the applicable merger consideration as described above under "—Consideration to be Received in the Merger," including cash for any fractional shares of Kratos common stock. The conversion of Digital Fusion common stock into the right to receive the merger consideration will occur automatically upon completion of the merger. Prior to the completion of the merger, Kratos will appoint an exchange agent for the purpose of exchanging certificates and uncertificated shares of Digital Fusion common stock. Promptly after the effective time of the merger, the exchange agent will mail transmittal materials to each holder of record of Digital Fusion shares of common stock. This mailing will contain instructions for surrendering common stock certificates and uncertificated shares to the exchange agent in exchange for the merger consideration.

        Each holder of a share of Digital Fusion common stock that has been converted into a right to receive the applicable merger consideration (including cash for fractional shares) will receive the applicable merger consideration upon surrender to the exchange agent of the applicable Digital Fusion common stock certificate or uncertificated shares, together with a letter of transmittal covering such shares and such other documents as Kratos or the exchange agent may reasonably require. Holders of Digital Fusion common stock should not send in their Digital Fusion stock certificates until they receive, complete and submit a signed letter of transmittal sent by the exchange agent with instructions for the surrender of Digital Fusion stock certificates.

        After completion of the merger, there will be no further transfers on the stock transfer books of Digital Fusion except as required to settle trades executed prior to completion of the merger.

Withholding

        The exchange agent will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any Digital Fusion stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, they will be treated as having been paid to the stockholders from whom they were withheld.

Termination of Exchange Fund

        Six months after the completion of the merger, Kratos may require the exchange agent to deliver to Kratos all cash and shares of Kratos common stock remaining in the exchange fund. Thereafter, Digital Fusion stockholders must look only to Kratos for payment of the merger consideration on their shares of Digital Fusion common stock.

Transfers of Ownership and Lost Stock Certificates

        Kratos will only issue the merger consideration, cash in lieu of a fractional share and any dividends or distributions on Kratos common stock that may be applicable in a name other than the name in which a surrendered Digital Fusion stock certificate is registered if the certificate is properly endorsed or otherwise in proper form and any applicable stock transfer taxes have been paid. If a certificate for Digital Fusion common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that theft, loss or destruction and customary identification.

No Liability

        Digital Fusion and Kratos are not liable to holders of shares of Digital Fusion common stock for any amount delivered to a public official under applicable abandoned property, escheat or similar laws.

Distributions with Respect to Unexchanged Shares

        Holders of Digital Fusion common stock are not entitled to receive any dividends or other distributions on Kratos common stock until the merger is completed. After the merger is completed, holders of Digital Fusion common stock certificates will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of Kratos common stock to which they are entitled upon exchange of their Digital Fusion stock certificates, but they will not be paid any dividends or other distributions on Kratos common stock until they surrender their Digital Fusion stock certificates to the exchange agent in accordance with the exchange agent instructions.

Appraisal Rights

        Shares of Digital Fusion common stock held by any Digital Fusion stockholder that properly demands payment for its shares in compliance with the appraisal rights under Section 262 of the DGCL will not be converted into the right to receive the merger consideration. Digital Fusion stockholders properly exercising appraisal rights will be entitled to payment as described under "Appraisal Rights" beginning on page     . However, if any Digital Fusion stockholder fails to perfect or otherwise waives, withdraws or loses the right to receive payment under Section 262, then that stockholder will not be paid in accordance with Section 262 and the shares of common stock held by that stockholder will be exchangeable solely for the right to receive the merger consideration.

Reasonable Best Efforts; Other Agreements

Reasonable Best Efforts

        Kratos and Digital Fusion have each agreed to use their reasonable best efforts to take all actions necessary, proper or advisable under the merger agreement and applicable laws, rules and regulations to complete the merger and the other transactions contemplated by the merger agreement as promptly as practicable. Notwithstanding the foregoing, (i) Kratos is not required to agree to or carry out any divestiture, sale, license or imposition of any material limitation on the ability of Kratos to conduct its business or to hold or exercise full ownership of the Digital Fusion shares, except in each case as would not involve any assets that are material to Kratos and its subsidiaries, taken as a whole and (ii) Digital Fusion shall not offer or pay any consideration, or make any agreement affecting the business, assets, properties or liabilities of Digital Fusion in order to obtain any consents, approvals or waivers, except with the prior written consent of Kratos.

Proxy Statement/Prospectus; Stockholders' Meetings

        Kratos and Digital Fusion have agreed to cooperate in preparing and filing with the SEC this proxy statement/prospectus and the registration statement of which it forms a part. Each has agreed to use its reasonable best efforts to resolve any SEC comments relating to this proxy statement/prospectus and to have the registration statement of which it forms a part declared effective, and will cause this proxy statement/prospectus to be mailed to its respective stockholders as early as practicable after it is declared effective. Each has also agreed to hold a stockholders' meeting as promptly as possible after the registration statement is declared effective and in any event within 45 days of such declaration.

Other Agreements

        The merger agreement contains certain other agreements, including agreements relating to access to information and cooperation between Kratos and Digital Fusion during the pre-closing period, public announcements and certain tax matters.

Representations and Warranties

        The merger agreement contains customary representations and warranties of Digital Fusion, which are subject to materiality and knowledge qualifications in many respects and which expire at the effective time of the merger. These representations and warranties relate to, among other things:

  •
  organization and qualification;

  •
  capitalization;

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  subsidiaries;

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  corporate power and authority and board approval;

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  absence of conflicts and required filings and consents;

  •
  reports and financial statements;

  •
  absence of certain changes or events;

  •
  litigation;

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  compliance with applicable laws;

  •
  material contracts and defaults;

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  tax matters;

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  employee benefit plans, ERISA compliance and excess parachute payments;

  •
  labor and employment matters;

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  environmental matters;

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  intellectual property;

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  real property;

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  insurance;

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  title to and sufficiency of assets;

  •
  matters related to business practices, relationships, products and services;

  •
  related party transactions;

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  matters related to government equipment and government contracting;

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  certain business practices and international trade matters;

  •
  brokers and finders; and

  •
  takeover laws.

        The merger agreement also contains customary representations and warranties of Kratos, which are subject to materiality and knowledge qualifications in many respects and which expire at the effective time of the merger. These representations and warranties relate to, among other things:

  •
  organization and qualification;

  •
  capitalization and authorized stock;

  •
  corporate power and authority and board approval;

  •
  absence of conflicts and required filings and consents;

  •
  reports and financial statements;

  •
  compliance with applicable laws;

  •
  brokers and finders;

  •
  ownership and activities of Merger Sub;

  •
  litigation;

  •
  certain business practices; and

  •
  its credit facility.

Conduct of Business Before Completion of the Merger

        Digital Fusion and Kratos have agreed to restrictions on their activities until the completion of the merger. In general, each of the parties has agreed to conduct its business in the ordinary course of business consistent with past practice and use its reasonable best efforts to preserve its current business organization and goodwill. In addition, Digital Fusion has agreed that it will keep available the services of its present officers, employees and independent contracts and preserve its business relationships.

        Digital Fusion has also agreed that, except as expressly permitted by the merger agreement or with Kratos' prior written consent, it will not (and will not permit any of its subsidiaries to):

  •
  amend or propose to amend the certificate of incorporation or bylaws;

  •
  split, combine or reclassify its outstanding capital stock or issue or authorize the issuance of any other security;

  •
  declare, set aside, make or pay any dividend or other distribution;

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  create any subsidiary or alter its or any of its subsidiaries' corporate structure or ownership;

  •
  enter into any agreement with respect to the voting of its capital stock or other securities held by it or any of its subsidiaries;

  •
  issue, sell, pledge, dispose of, grant, encumber, or agree to issue, sell, pledge, dispose of, grant or encumber any shares of any class of capital stock, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that it may issue shares upon exercise of stock options and warrants outstanding on the date of the agreement in accordance with their terms;

  •
  issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money, or enter into any arrangement having the economic effect of any of the foregoing;

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  make any loans, advances or capital contributions to, or investments in, any person;

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  redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock;

  •
  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of business consistent with past practice;

  •
  authorize, make or agree to make any new capital expenditure or expenditures, or enter into any contract or arrangement that reasonably may result in payments by or liabilities in excess of $50,000 individually or $100,000 in the aggregate in any twelve (12) month period;

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  sell, pledge, assign, dispose of, transfer, lease, securitize, or encumber any businesses, properties or assets, other than sales of inventory and other assets in the ordinary course of business and consistent with past practice;

  •
  increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of the benefits provided to its directors, officers or employees or other service providers, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of its employees who are not directors or executive officers;

  •
  grant any severance or termination pay or benefits to, or enter into any employment, severance, retention, change in control, consulting or termination agreement with, any director, officer or other employee or other service provider;

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  establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers;

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  pay or make, or agree to pay or make, any accrual or arrangement for payment of any pension, retirement allowance, or any other employee benefit;

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  announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees, other than routine employee terminations;

  •
  knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable federal, state, local or foreign law, rule, regulation, guideline or ordinance, or under any order, settlement agreement or judgment;

  •
  make any change to accounting policies or procedures, other than actions required to be taken by GAAP;

  •
  prepare or file any tax return inconsistent with past practice or, on any tax return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

  •
  make or change any express or deemed election related to taxes, change an annual accounting period, adopt or change any method of accounting, file an amended tax return, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax proceedings, or take any other similar action relating to taxes if such election, change, adoption, amendment, surrender, consent or other action would have the effect of increasing its tax liability;

  •
  commence any litigation or proceedings with respect to taxes, settle or compromise any litigation or proceedings with respect to taxes, commence any other litigation or proceedings or settle or compromise any other material litigation or proceedings;

  •
  enter into a new line of business which is material to Digital Fusion or represents a category of revenue that is not discussed in its 2007 Annual Report;

  •
  open or close any facility or office;

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  pay, discharge or satisfy any claims, liabilities or obligations (whether or not absolute, accrued, asserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities adequately reflected or reserved against in, its most recent financial statements;

  •
  amend, modify or consent to the termination of any material contract, or amend, waive, modify or consent to the termination of its rights thereunder;

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  enter into, amend, modify, permit to lapse any rights under, or terminate (i) any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology or which restricts Digital Fusion or, upon completion of the merger or any other transaction contemplated hereby, Kratos, from engaging or competing in any line of business or in any location, (ii) any agreement or contract with any customer, supplier, sales representative, agent or distributor, other than in the ordinary course of business and consistent with past practice, (iii) any agreement or contract with any other person pursuant to which Digital Fusion is the licensor or licensee of any intellectual property, (iv) any agreement or arrangement with affiliates or executive officers or directors of Digital Fusion, (v) any lease for real property or material operating lease, or (vi) any material rights or claims with respect to any confidentiality or standstill agreement to which Digital

    Fusion is a party and which relates to a business combination or other similar extraordinary transaction;

  •
  terminate, cancel, amend or modify any insurance coverage policy which is not promptly replaced by a comparable amount of insurance coverage;

  •
  terminate or waive any right of any material value to Digital Fusion;

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  commence, waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

  •
  take any action to (i) render inapplicable, or to exempt any third person from, the provisions of Section 203 of the DGCL, or any other state takeover or similar law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) adopt or implement any stockholder rights agreement or plan;

  •
  take any action or omit to take any action that is intended or would reasonably be expected to result in any of the conditions to the merger not being satisfied; or

  •
  authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Kratos has agreed that, except as expressly permitted by the merger agreement or with Digital Fusion's prior written consent, it will not (and will not permit any of its subsidiaries to):

  •
  amend or propose to amend the certificate of incorporation or bylaws, except as required by law or the rules or regulations of Nasdaq or those changes that would not reasonably be expected to have a material adverse effect on Kratos;

  •
  sell, lease or encumber any properties or assets, other than sales of inventory and other assets in the ordinary course of business and consistent with past practice and other transactions that would not reasonably be expected to have a material adverse effect on Kratos; or

  •
  authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Employee Matters

        Following completion of the merger, Digital Fusion's existing employee benefit plans will remain in effect for the benefit of employees of Digital Fusion covered by such plans at the effective time of the merger, until such time as Kratos adopts new employee benefit plans for the benefit of the employees of Digital Fusion. To the extent Kratos adopts new benefit plans for Digital Fusion employees, Kratos has agreed to the extent commercially practicable to provide each such employee with (i) service credit for all limitations such as preexisting conditions, exclusions and waiting periods, to the extent such an employee would have received such credit under the prior Digital Fusion plan, (ii) credit for any co-payments and deductibles, and (iii) all service for purposes of vesting and benefit accruals (although not for benefit accruals under any defined benefit pension plan), subject to the consent of any applicable insurance carrier and to the extent commercially practicable. Notwithstanding the foregoing, Kratos may amend, modify or terminate any of the existing employee benefit plans of Digital Fusion or related contracts in accordance with their terms and applicable law.

Non-Solicitation; Change in Recommendation

        In the merger agreement Digital Fusion has agreed that its board will recommend that Digital Fusion's stockholders adopt and approve the merger agreement and that it will not directly or indirectly:

  •
  Solicit, initiate or encourage the submission, making or announcement of any "takeover proposal" (as described below);

  •
  Participate in any discussions or negotiations, provide any information with respect to, or otherwise cooperate in any way or take any action to facilitate the making of any inquiry or proposal that is or could lead to a takeover proposal; or

  •
  Make or authorize any statement, recommendation or solicitation in respect of any takeover proposal.

        In addition, Digital Fusion has agreed to immediately terminate any discussions with respect to any takeover proposal conducted prior to the entry into the merger agreement and request the return or destruction of previously provided confidential information with respect to any takeover proposal.

        However, if Digital Fusion receives a bona fide takeover proposal prior to the time that the Digital Fusion stockholder vote approving the merger has been obtained, that does not result from the breach of the terms of the merger agreement or any confidentiality, standstill or similar agreement and Digital Fusion's board of directors determines in good faith, (i) after consultation with outside counsel and an independent financial advisor, that the takeover proposal is, or is reasonably likely to result in, a "superior proposal" (as described below), and (ii) after consultation with outside counsel, that failure to take the following actions would result in a breach of its fiduciary duties, then Digital Fusion may (after providing written notice to Kratos):

  •
  Furnish information about Digital Fusion to the person making the takeover proposal, subject to a confidentiality agreement no less restrictive than the confidentiality agreement entered into with Kratos, and providing that all information not previously provided to Kratos is provided to it; and

  •
  Participate in discussion or negotiations with the person making the takeover proposal.

        As used in the merger agreement, "takeover proposal" means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, directly or indirectly: (i) a merger, consolidation, tender offer, exchange offer, share exchange, joint venture, dissolution, recapitalization, liquidation, business combination or other similar transaction involving Digital Fusion or its subsidiaries; (ii) the acquisition by any person of any class of equity securities of Digital Fusion equal to or greater than 15% of the shares outstanding prior to such acquisition; (iii) the acquisition by any person of assets that constitute 15% or more of the net revenues, net income or assets of Digital Fusion, in each case other than the transactions contemplated by the merger agreement.

        As used in the merger agreement, "superior proposal" means any unsolicited third party proposal to acquire all of the outstanding capital stock of Digital Fusion or all or substantially all of its assets, (i) for consideration that the Digital Fusion board of directors determines in its good faith judgment to be superior from a financial point of view on a present value basis to the Digital Fusion stockholders than the transactions contemplated by the merger agreement, based on the advice of an independent financial advisor, taking into account all the terms and conditions of such proposal, the merger agreement and any proposal by Kratos to amend the terms of the merger agreement, (ii) for which financing, to the extent required, is then fully committed, (iii) for which, in the good faith judgment of the board of directors, no regulatory approvals are required, including antitrust approvals, that would not reasonably be expected to be obtained without undue cost or delay and (iv) that, in the good faith judgment of the board of directors, is otherwise reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal.

        The Digital Fusion board of directors has unanimously adopted a resolution recommending that the Digital Fusion stockholders adopt the merger agreement. Under the merger agreement, except as provided below, the Digital Fusion board of directors may not withdraw, modify or qualify, or propose to withdraw, modify or qualify its recommendation, or approve or recommend, or propose to approve or recommend any takeover proposal. Any of these actions is referred to as a "change in recommendation". In addition, the Digital Fusion board may not approve or cause or permit Digital Fusion to enter into any letter of intent or agreement relating to any takeover proposal.

        The Digital Fusion board of directors may make a change of recommendation if prior to the time that the Digital Fusion stockholder vote approving the merger has been obtained, the board of directors receives an unsolicited takeover proposal that did not result from a breach of the terms of the merger agreement or any confidentiality, standstill or similar agreement that the Digital Fusion board of directors determines, in good faith after consultation with outside counsel, constitutes a superior proposal that is not withdrawn, and the board determines in good faith that the failure to do so would cause it to violate its fiduciary duties to the Digital Fusion stockholders. However, the board of directors may make a change of recommendation or terminate the merger agreement under these circumstances only if (i) it has complied with the non-solicitation and change of recommendation provisions of the merger agreement in all material respects, (ii) it has provided written notice to Kratos in accordance with the terms of the merger agreement, (iii) either Kratos does not modify the terms of the merger agreement within five business days after receipt of the written notice from Digital Fusion or the Digital Fusion board of directors determines in good faith after consultation with its financial advisor that any proposed modifications by Kratos do not cause the takeover proposal to cease being a superior proposal, and (iv) concurrently with and as a condition of such termination, Digital Fusion accepts the superior proposal and enters into an acquisition agreement with respect to the superior proposal, and pays Kratos a termination fee (as described further in "Termination Fee" below).

        The merger agreement also provides that Digital Fusion must promptly, but in any event within 48 hours, notify Kratos of any takeover proposal received by it and provide Kratos with copies of all written material provided to it with respect to any takeover proposal. Digital Fusion must also keep Kratos fully informed of the status and terms of any such takeover proposal and provide Kratos with at least 48 hours prior written notice of any Digital Fusion board meeting at which the board of directors is expected to consider any takeover proposal or related inquiry, or consider providing information to any person in connection with a takeover proposal. Kratos may also request that Digital Fusion publicly reaffirm its recommendation upon 10 business day written notice.

Conditions to Completion of the Merger

        Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

  •
  the adoption of the merger agreement by Digital Fusion stockholders;

  •
  the approval of the issuance of shares of Kratos common stock by Kratos stockholders;

  •
  the approval of the listing of the Kratos common stock to be issued in the merger on the Nasdaq Global Select Market;

  •
  the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the absence of any stop order or proceedings initiated for that purpose;

  •
  the absence of any order, judgment, injunction or other decree issued by any court of competent jurisdiction making the merger illegal or otherwise preventing the consummation of the merger;

  •
  the receipt of any governmental authorizations, consents, orders and approvals as may be required in connection with the merger, subject to certain exceptions; or

  •
  the absence of any suit, action or proceeding by any governmental entity seeking to prohibit the consummation of the merger or any transaction contemplated by the merger agreement or that would otherwise have a material adverse effect on Digital Fusion or Kratos, provided that this condition is deemed satisfied if a court dismisses or denies a request for an injunction.

        Each of Kratos and Digital Fusion's obligations to complete the merger is also separately subject to the satisfaction or waiver of the following conditions:

  •
  the truth and correctness of the other party's representations and warranties, subject to certain materiality standards provided in the merger agreement;

  •
  the performance by the other party of its obligations under the merger agreement in all material respects; and

  •
  there shall have been no material adverse effect on the other party.

        In addition, Kratos' obligation to complete the merger is also separately subject to a number of conditions, including the following:

  •
  the absence of any instituted or pending proceeding by any governmental entity seeking to restrain or interfere with, or impose limitations on, Kratos' ownership or operation of Digital Fusion's business;

  •
  Digital Fusion shall have obtained all required consents from a any person or governmental entity whose consent or approval is required in connection with the merger;

  •
  the entry into certain non-competition agreements and employment and retention agreements by certain Digital Fusion employees;

  •
  Digital Fusion shall have at least $500,000 cash on hand and no interest bearing debt immediately prior the closing of the merger;

  •
  all security background checks and investigations required to satisfy the collateral requirements of Kratos' lenders shall have been satisfied;

  •
  Kratos shall have completed and shall be reasonably satisfied with all background checks and related investigations for certain Digital Fusion employees;

  •
  Digital Fusion shall have delivered resignation letters of its officers and directors to Kratos; and

  •
  Digital Fusion shall have delivered to Kratos documentation of a certain Digital Fusion contract option exercise, in a form reasonably acceptable to Kratos.

        The merger agreement provides that certain of the conditions described above may be waived by Kratos or Digital Fusion. Neither Kratos nor Digital Fusion currently expects to waive any material condition to the completion of the merger.

        The merger agreement defines a material adverse effect on each party as any fact, event, circumstance or effect that, individually or together with all other such facts, events, circumstances and effects, is, or could reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), capitalization, assets, liabilities, or results of operations of that party, taken as a whole, or prevents or materially delays, or could reasonably be expected to prevent or materially delay, the ability of the party to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement in accordance, other than: (i) changes after the date of the merger agreement in laws, rules or regulations of general applicability or interpretations thereof by a governmental entity, unless such changes disproportionately adversely affects the party as compared with other companies operating in its industries, (ii) general changes after the date hereof in economic conditions, securities markets in general in the United States or general changes in the industry in which the party operates generally, unless such changes disproportionately adversely affect the party as compared with other companies operating in its industries, (iii) failure to meet internal projections or forecasts or (iv) a change in the market price or trading volume of the party's common stock, in and of itself.

Termination

        Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger (including after stockholder approval) by mutual written consent of Kratos and Digital Fusion. The agreement may also be terminated by either Kratos or Digital Fusion if:

  •
  the merger is not consummated on or before January 31, 2009, except that such right is not available to any party whose failure to comply with the merger agreement has been the cause of, or resulted in, such failure and provided that this date (the "outside date") may be extended to the earlier of May 30, 2009 or 60 days following the date the SEC notifies Kratos that the registration statement of which this proxy statement/prospectus is no longer subject to review and comments;

  •
  a governmental entity issues an order, decree or ruling or takes any other nonappealable final action permanently restraining, enjoining or otherwise prohibiting the merger, except that such right is not available to any party whose failure to comply with the merger agreement has been the cause of, or resulted in, such action;

  •
  the required Kratos or Digital Fusion stockholder vote has not been obtained at the applicable stockholder meeting, or any adjournment or postponement thereof, except that this right is not available to any party who is in material breach of its obligations under the merger agreement; or

  •
  the other party breaches any of its agreements or representations in the merger agreement in such a way as would cause certain of the conditions to closing not to be satisfied, and such breach is either incurable or is not cured by the earlier of (i) 30 days following receipt of written notice of such breach or failure to perform or (ii) one business day prior to the outside date.

        In addition, the merger agreement may be terminated by Kratos, and Digital Fusion will be required to pay the termination fee (as described below) to Kratos, if:

  •
  the Digital Fusion board of directors effects a change of recommendation or resolves to do so;

  •
  the Digital Fusion board of directors approves or recommends a takeover proposal or resolved to do so;

  •
  a tender offer or exchange offer for Digital Fusion's shares is commenced (other than by Kratos) and the Digital Fusion board recommends that the Digital Fusion stockholders tender their shares in the offer or fails to recommend that its stockholders reject such tender or exchange; or

  •
  Digital Fusion materially violates certain terms of the merger agreement related to non-solicitation, changes in recommendations, its board of directors' recommendation in favor of the merger and holding the stockholder meeting.

        In addition, the merger agreement may be terminated by Digital Fusion prior to the time the Digital Fusion stockholder approval of the merger is obtained if Digital Fusion terminates in the agreement in connection with the entry into an agreement for a superior proposal in accordance with the terms and conditions of the merger agreement with Kratos, as long as Digital Fusion has complied with all related notice and other provisions and pays Kratos the termination fee (as described below).

Termination Fee and Expenses

        Digital Fusion is required to pay a termination fee of $1,344,000 (the "termination fee") to Kratos in the event the merger agreement is terminated by Digital Fusion in connection with the entry into an agreement for a superior proposal, as described above. In addition, Digital Fusion is required to pay Kratos the termination fee if Kratos terminates the merger agreement under the following conditions:

  •
  the Digital Fusion board of directors effects a change of recommendation or resolves to do so;

  •
  the Digital Fusion board of directors approves or recommends a takeover proposal or resolved to do so;

  •
  a tender offer or exchange offer for Digital Fusion's shares is commenced (other than by Kratos) and the Digital Fusion board recommends that the Digital Fusion stockholders tender their shares in the offer or fails to recommend that its stockholders reject such tender or exchange; or

  •
  Digital Fusion materially violates certain terms of the merger agreement related to non-solicitation, changes in recommendations, its board of directors' recommendation in favor of the merger and holding the stockholder meeting.

        Digital Fusion is also required to pay the termination fee in the event that:

  •
  it has knowledge of a takeover proposal;

  •
  a takeover proposal has been made to Digital Fusion stockholders; or

  •
  any person has announced an intention to make a takeover proposal;

and thereafter, the merger agreement is terminated (i) by either Digital Fusion or Kratos if the merger is not consummated by the outside date, (ii) by either Digital Fusion or Kratos if the required Digital Fusion vote has not been obtained at the stockholder meeting, or (iii) by Kratos if Digital Fusion breaches any of its agreements or representations in the merger agreement in such a way as would cause certain of the conditions to closing not to be satisfied, and within 12 months of such termination of the merger agreement, Digital Fusion either enters into or consummates a takeover proposal, other than with Kratos and Merger Sub.

        Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those costs or expenses.

Effect of Termination

        If the merger agreement is terminated as described in "—Termination" above, the agreement will become void and there will be no liability or obligation of any party, except that (i) both parties will remain liable for any willful breach of the merger agreement, fraud or knowing misrepresentation, and (ii) designated provisions of the merger agreement, including certain provisions relating to confidential treatment of information and fees and expenses (including the termination fees described above) will survive termination.

Amendment, Waiver and Extension of the Merger Agreement

        Subject to applicable law, the merger agreement may be amended by the parties in writing at any time. However, after approval by Kratos' and Digital Fusion's stockholders of the transactions contemplated by the merger agreement, the merger agreement may not be amended in a manner that would require further approval by either party's stockholders unless the parties obtain such approval.

        At any time prior to the completion of the merger, each of the parties may extend the time for performance of any of the obligations or other acts of the other party to the merger agreement, waive any inaccuracies in the representations and warranties of the other party or waive compliance by the other party with any agreement or condition in the merger agreement.

Stockholder Agreements

        In order to induce Kratos to enter into the merger agreement, several Digital Fusion stockholders entered into stockholder agreements and irrevocable proxies with Kratos pursuant to which, among other things, each of these stockholders agreed, solely in its capacity as a stockholder, to vote all of its shares of Digital Fusion capital stock and other Digital Fusion securities in favor of the merger and the adoption of the merger agreement, against any action or agreement that would result in a breach of the merger agreement by Digital Fusion, and against any other action which, directly or indirectly, would reasonably be expected to prevent or materially delay the consummation of the merger or the transactions contemplated by the merger agreement. These Digital Fusion stockholders also granted Kratos an irrevocable proxy to their respective Digital Fusion capital stock and securities in accordance with the stockholder agreement. These Digital Fusion stockholders may vote their shares of Digital Fusion capital stock and securities on all other matters not referred to in such proxy. The forms of the stockholder agreements are attached to this joint proxy statement/prospectus as Annex B-1, Annex B-2 and Annex B-3.

        As of November 21, 2008, the stockholders of Digital Fusion that entered into stockholder agreements owned in the aggregate 3,999,567 shares of Digital Fusion common stock then issued and outstanding, representing approximately 34% of the outstanding Digital Fusion stock.

        Under these stockholder agreements executed by Digital Fusion stockholders, subject to certain exceptions, such stockholders also have agreed not to sell or transfer Digital Fusion capital stock and securities held by them, or any voting rights with respect thereto, until the completion of the merger. In addition, pursuant to the stockholder agreements and subject to certain exceptions, Digital Fusion stockholders that entered into stockholder agreements have further agreed not to directly or indirectly offer, sell or contract or grant any option to sell, or otherwise dispose of, pledge or transfer any shares of Kratos common stock acquired by them pursuant to the terms of the merger agreement without the prior written consent of Kratos until the 270th day following the closing date of the merger; provided, however, that, with the exception of Madison Run, each such Digital Fusion stockholder may under certain circumstances and subject to certain restrictions, without the prior written consent of Kratos, offer or sell a portion of such acquired shares of Kratos common stock after each of the 120th day and the 180th day following the closing date of the merger.

        Nothing in the stockholder agreements limits or restricts any of the stockholders who are party to the agreements or any of their affiliates from (i) acting in its capacity as an officer, director or employee of Digital Fusion or (ii) voting in its sole discretion on any matter other than those referred to in the stockholder agreements.

        The stockholder agreements and the obligations of the parties thereunder shall terminate immediately, without any further action being required, upon the earlier of the termination of the merger agreement according to its terms or the closing date of the merger; provided, however, that the lock-up restrictions on the shares of Kratos common stock described above shall survive the termination of the stockholder agreements.

 CERTAIN INFORMATION ABOUT KRATOS' BUSINESS

        Kratos was initially incorporated in the state of New York on December 19, 1994, commenced operations in March 1995 and was reincorporated in Delaware in 1997. Kratos is an innovative provider of mission critical engineering, IT services and warfighter solutions. Kratos works primarily for the U.S. government and government agencies, but it also performs work for state and local agencies and commercial customers. Kratos' principle services are related to, but are not limited to, Command, Control, Communications, Computing, Combat Systems Intelligence, Surveillance and Reconnaissance, which Kratos refers to as C5ISR, weapons systems lifecycle support and extension, military weapon range operations and technical services, missile and rocket and weapons system test and evaluation, mission launch services, public safety, security and surveillance systems, advanced network engineering and information technology services, advanced IT services, security and surveillance systems, and critical infrastructure design and integration services. Kratos offers its customers solutions and expertise to support their mission-critical needs by leveraging its skills across its core service areas.

        Kratos derives a substantial portion of its revenue from contracts performed for federal government agencies, with the majority of its revenue currently generated from the delivery of mission-critical warfighter solutions, advanced engineering services, system integration and system sustainment services to defense and other non-DoD (Department of Defense) and civilian government agencies. Kratos believes its diversified and stable client base, strong client relationships, broad array of contracts, considerable employee base possessing government security clearances, extensive list of past performance qualifications, and significant management and operational capabilities position it for continued growth.

Description of Business

        Kratos is well positioned to meet the rapidly evolving needs of federal government agencies for high-end engineering services, IT solutions and other technical operations because it possesses the following key business strengths and performance qualifications:

Significant and Highly Specialized Experience

        Through the existing customer engagements and with the government-focused acquisitions it has completed over the past several years, Kratos has amassed significant and highly specialized experience in areas directly related to weapon systems life cycle extension and sustainment; missile, rocket and weapons test and evaluation; C5ISR; military range operations and technical services and other highly differentiated services and solutions. This collective experience, or 'past performance qualifications,' is a requirement of the majority of contract vehicles and customer engagements Kratos is involved in. Kratos believes this to be a significant barrier to entry and lends itself to advantageous positioning for long-term success.

In-Depth Understanding of Client Missions

        Kratos has a history of providing mission-critical services and solutions to its clients, enabling it to develop an in-depth understanding of customer missions and technical needs. In addition, a significant number of Kratos employees are located at client sites, allowing for valuable strategic insight into clients' ongoing and future program requirements. Additionally, Kratos' in-depth understanding of its client missions, in conjunction with the strategic location of its employees, enables Kratos to offer technical solutions tailored to clients' specific requirements and consistent with their evolving mission objectives.

Diverse Base of Key Contract Vehicles

        As a result of its business development focus on securing key contracts, Kratos is a preferred contractor on numerous multi-year government-wide acquisition contracts and multiple award contracts that provide Kratos with the opportunity to bid on hundreds of millions of dollars of business against a discrete number of other pre-qualified companies each year. These contracts include Seaport-e, GSA, Passive RFID EPC-1, PES, IT, LOG World, Mobis Millennia Lite, AMCOM Express, Consolidated Acquisition of Professional Services, referred to as CAPS, Support Services for Aviation, Air Defense and Missile Systems, Systems Engineering and Technical Assistance Contract, and Specialized Engineering, Development and Test Articles/Models. While the federal government is not obligated to make any awards under these vehicles, Kratos believes that holding preferred positions on these contract vehicles provides an advantage when seeking to expand the level of services it provides to clients.

Strategic Geographic Locations and BRAC

        The federal government's Base Realignment and Closure, referred to as BRAC, Act of 2005 is the congressionally authorized process the Department of Defense has implemented to reorganize its base structure to more efficiently and effectively support U.S. armed forces, increase operational readiness and facilitate new ways of doing business. As a result of the DoD's BRAC transformation, Kratos has concentrated its business strategy on building a significant presence in key BRAC receiving locations where the federal government is relocating its personnel as well as related technical and professional services. As Kratos continues to entrench in these key locations, it expects this to be a significant competitive advantage.

Highly Skilled Employees and an Experienced Management Team

        Kratos delivers its services through a highly skilled workforce of approximately 1,500 full-time, part-time and on-call employees in its on-going business. Kratos' senior managers have over 125 years of collective experience with federal government agencies, the U.S. military, and Federal Government contractors. Members of the Kratos Management Team have significant experience growing businesses organically, as well as through acquisitions.

        The cumulative experience and differentiated expertise of Kratos' personnel in its core focus areas of C5ISR, weapons systems lifecycle extension and maintenance, missile and rocket test and evaluation, along with its sizable employee base with government security clearances, allows Kratos to qualify for and bid on larger projects in the prime contracting role.

Services and Solutions

        Kratos provides a range of integrated engineering, war fighter, security and information technology services and solutions by leveraging its core service offerings: weapon systems life cycle support and extension; C5ISR; military range operations and technical services; missile and rocket test and evaluation; security systems integration; and advanced network engineering and IT services.

Weapon Systems Life Cycle Support and Extension

        Kratos provides weapon systems life cycle support and extension services for the DoD and foreign governments. These services focus on maintaining, testing and repairing certain weapons systems for the war fighter.

C5ISR (Command, Control, Communications, Computing, Combat Systems, Intelligence, Surveillance and Reconnaissance)

        In the area of C5ISR, Kratos is involved in a wide range of services, including the installation, upgrade and maintenance of command, control, combat and surveillance systems for customers such as Joint Inter Agency Task Force-south and the Naval Undersea Warfare Center, which Kratos refers to as NUWC.

Military Range Operations and Technical Services

        A key area of differentiation for Kratos is within the range and technical service areas. Kratos has resources strategically located at virtually all major range locations throughout the United States, including NAWC Pt. Mugu, Hawaii Pacific Missile Range, Fort Bliss, Texas, and White Sands Missile Range, New Mexico. The services of Kratos include aerial targets operations and maintenance, surface targets operations and maintenance, missile systems operations and maintenance, range operations planning and support, hazardous materials management, supply and logistics support, and manufacturing.

Missile and Rocket Test and Evaluation

        Through the acquisition of Haverstick Consulting, Inc., Kratos acquired expertise in the area of missile and rocket test and evaluation services. This includes exclusive rights to the design and manufacture of the motor on the Oriole Rocket System and ancillary hardware for sounding rockets, suborbital research and target services. Additionally, this area of business develops and produces low-cost ballistic missile defense targets.

Security Systems Integration

        Kratos has broad experience integrating security services and solutions across a number of network and communications platforms. In particular, the non-federal business of Kratos has long-standing experience and has developed significant customer relationships by providing best-in-class systems integration services on a variety of platforms including digital (IP) surveillance and security, building automation systems and controls, fire and life safety systems, access control and perimeter protection, and service and maintenance of the aforementioned systems.

Advanced Engineering & IT Services

        Kratos offers a full lifecycle of network engineering services to clients from the initial analysis of the requirements and design of the network through implementation and testing of the solution, including the design of disaster recovery contingency plans. Kratos' network engineering capabilities include architecture development, design, implementation, configuration, and operation of Local Area Networks (LAN), Metropolitan Area Networks (MAN) and Wide Area Networks (WAN). Kratos has extensive experience providing the following network engineering services for federal government clients which allows it to rapidly identify potential bottlenecks, security threats and vulnerabilities, and address these potential issues with cost-effective solutions in design, architecture, testing system, integration, deployment, security assessments, recovery plans, and certification.

        Kratos has comprehensive experience providing engineering services at any phase of a project lifecycle including program management, engineering design, systems engineering, C5I System INCO, operations and maintenance, integrated logistics, test and evaluation, security/building mapping, propulsion research and development, advanced telecommunications, and warfare systems training.

        In addition to these services, Kratos also offers a range of IT services and solutions from conceptual network planning to system service and maintenance. Kratos has extensive experience building complex and secure networks for the federal government, and it possesses in-depth experience with network operations centers. Key services include network operations centers, help desks, system maintenance, system upgrades, configuration management, data warehousing, COTS selection and integration, and high performance computing.

Corporate Strategy

        From a strategic perspective, the objective of Kratos is to aggressively grow its business as a leading provider of highly-differentiated services in its core areas of focus as noted above by delivering comprehensive, high-end engineering services, technical solutions and information technology services to federal government agencies while improving overall profitability. To achieve this objective, Kratos intends to:

Accelerate Internal Growth

        Kratos is focused on accelerating its internal growth rate by capitalizing on its current contract base, expanding services provided to existing clients, expanding the client base and offering new, complementary services.

Pursue Strategic Acquisitions

        Kratos intends to supplement its organic growth by identifying, acquiring and integrating businesses that meet its primary objective of providing enhanced capabilities in order to pursue a broader cross section of the DoD, DHS and other government markets, complement and broaden the existing client base and expand primary service offerings. The senior management team of Kratos brings significant acquisition experience.

        On December 31, 2007, Kratos completed the acquisition of Haverstick Consulting, Inc., an Indianapolis, Indiana based privately-held provider of rocket and missile test and evaluation, weapons systems support, and professional services to the U.S. Army, U.S. Air Force, U.S. Navy, NASA, and other federal, state and local agencies. In addition, on February 20, 2008, Kratos entered into a definitive merger agreement with San Diego-based C5ISR and net-centric warfare solutions provider SYS in a stock-for-stock transaction. These acquisitions will significantly broaden the Kratos portfolio of customers, contract vehicles and past performance qualifications.

Customers

        A representative list of Kratos' customers within the Kratos Government Solutions (KGS) segment during 2007 included the U.S. Air Force, U.S. Army, U.S. Navy, Missile Defense Agency, the Department of Homeland Security, NASA, FMS and the U.S. Southern Command. In the Kratos Public Safety and Security (PSS) segment, customers in 2007 included General Electric, Atlanta's Hartsfield-Jackson Airport, Lockheed Martin, the City of Houston, Texas, and the Toyota Center.

Employees

        As of December 31, 2007, including the employees from the Haverstick Consulting acquisition, Kratos employed approximately 1,500 full-time, part-time and on-call employees. Kratos has one collective bargaining unit of approximately 22 employees which is represented by the International Association of Machinists & Aerospace Workers, AFL-CIO, White Sands Local Lodge 2515, Alamogordo, New Mexico.

Description of Properties

        Kratos' principal executive offices for all business segments are located in approximately 93,000 square feet of office space in San Diego, California. The lease for such space expires in April 2010. Other corporate resource offices are located in the following locations: Washington, D.C.; Marietta, Georgia; Newport, Delaware; Houston, Texas; Huntsville, Alabama; Alexandria, Virginia; and Indianapolis, Indiana. Kratos also leases office space to provide local support services to its customers in various regions throughout the United States. The leases on these spaces expire at various times through August 2016. Kratos continually evaluates its current and future space capacity in relation to current and projected future staffing levels. Kratos believes that its existing facilities are suitable and adequate to meet its current business requirements.

Legal Proceedings

IPO Securities Litigation

        Beginning in June 2001, Wireless Facilities, Inc. ("WFI") and certain of its officers and directors were named as defendants in several parallel class action stockholder complaints filed in the United States District Court for the Southern District of New York, now consolidated under the caption, In re Wireless Facilities, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-4779. In the amended complaint, the plaintiffs allege that Kratos, certain of its officers and directors, and the underwriters of its initial public offering ("IPO") violated section 11 of the Securities Act of 1933 and section 10(b) of the Securities Exchange Act of 1934 based on allegations that its registration statement and prospectus failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints were filed in the same court against hundreds of other public companies ("Issuers") that conducted IPOs of their common stock in the late 1990s and 2000 (the "IPO Cases").

        In July 2002, certain defendants, including WFI, moved to dismiss the amended complaints. The court denied the motions to dismiss the Section 11 claims as to virtually all the defendants in the consolidated actions, including WFI. The court, however, dismissed the Section 10(b) claims against WFI. In addition, the named WFI officers and directors entered into tolling agreements and, pursuant to a court order dated October 9, 2002, were dismissed from the litigation without prejudice. In June 2004, the Issuers (including WFI) executed a settlement agreement with the plaintiffs that would, among other things, result in the dismissal with prejudice of all claims against the Issuers and their officers and directors and the assignment of certain potential Issuer claims to the plaintiffs. On February 15, 2005, the court issued a decision certifying a class action for settlement purposes and granting preliminary approval of the settlement subject to modification of certain bar orders contemplated by the settlement. On August 31, 2005, the court issued a preliminary order further approving the modifications to the settlement and certifying the settlement classes. On February 24, 2006, the court dismissed litigation filed against certain underwriters in connection with certain claims to be assigned under the settlement. On April 24, 2006, the court held a Final Fairness Hearing to determine whether to grant final approval of the settlement. While the partial settlement was pending approval, the plaintiffs continued to litigate against the underwriter defendants. The court directed that the litigation proceed within "focus cases" rather than in all of the approximately 300 cases that have been consolidated. Kratos' case is not one of these focus cases. On December 5, 2006, the Second Circuit Court of Appeals vacated the lower court's earlier decision certifying as class actions the six "focus cases." Thereafter, the District Court ordered a stay of all proceedings in all of the IPO Cases pending the outcome of plaintiffs' petition to the Second Circuit for rehearing en banc and resolution of the class certification issue. On April 6, 2007, the Second Circuit denied plaintiffs' rehearing petition, but clarified that the plaintiffs may seek to certify a more limited class in the District Court. Accordingly, the settlement was terminated pursuant to stipulation and will not receive final approval.

        Plaintiffs filed amended complaints in the six focus cases in August 2007. In September 2007, plaintiffs moved to certify the classes alleged in the focus cases and to appoint class representatives and class counsel in those cases. Certain focus case defendants filed motions to dismiss the claims against them in November 2007. The Court denied the motions to dismiss on March 26, 2008, except as to Section 11 claims raised by those plaintiffs who sold their securities for a price in excess of the initial offering price and those who purchased outside the previously certified class period. The class certification motion was withdrawn without prejudice on October 10, 2008. Due to the inherent uncertainties of litigation, the ultimate outcome of this matter is uncertain. In accordance with FASB No. 5, "Accounting for Contingencies," Kratos believes any contingent liability related to this claim is not probable or estimable and therefore no amounts have been accrued in regards to this matter.

2004 Securities Litigation

        In August 2004, following Kratos' announcement on August 4, 2004 that it intended to restate its financial statements for the fiscal years ended December 31, 2000, 2001, 2002 and 2003, Kratos and certain of its current and former officers and directors were named as defendants ("Defendants") in several securities class action lawsuits filed in the United States District Court for the Southern District of California. These actions were filed on behalf of those who purchased, or otherwise acquired, Kratos' common stock between April 26, 2000 and August 4, 2004. The lawsuits generally allege that, during that time period, Defendants made false and misleading statements to the investing public about Kratos' business and financial results, causing its stock to trade at artificially inflated levels. Based on these allegations, the lawsuits allege that Defendants violated the Securities Exchange Act of 1934, and the plaintiffs seek unspecified damages. These actions have been consolidated into a single action—In re Wireless Facilities, Inc. Securities Litigation, Master File No. 04CV1589-JAH. Plaintiffs filed a First Amended Consolidated Class Action Complaint on April 1, 2005. Defendants filed their motion to dismiss this first amended complaint on April 14, 2005. The plaintiffs then requested leave to amend their first amended complaint. The plaintiffs filed their Second Amended Complaint on June 9, 2005, this time on behalf of those who purchased, or otherwise acquired, Kratos' common stock between May 5, 2003 and August 4, 2004. Defendants filed their motion to dismiss this Second Amended Complaint on July 14, 2005. The motion to dismiss was taken under submission on October 20, 2005 and on March 8, 2006, the Court granted the Defendants' motion. However, plaintiffs were granted the right to amend their complaint within 45 days and subsequently filed their Third Amended Consolidated Class Action Complaint on April 24, 2006. Defendants filed a motion to dismiss this complaint on June 8, 2006. On May 7, 2007, the Court denied the Defendants' motion to dismiss. Defendants' filed their answer to the plaintiffs' complaint on July 13, 2007. In February 2008, following a voluntary mediation of the matter, the parties reached a tentative agreement to settle the class action. Under the tentative settlement, plaintiffs and the class will dismiss all claims, with prejudice, in exchange for a cash payment in the total amount of $12 million. Kratos' directors' and officers' liability insurers will pay the settlement amount in accordance with its insurance policies, less any applicable retention or co-insurance obligations that are expected to be paid directly by Kratos. Kratos estimates that the amount of its payment toward the settlement will be approximately $2.4 million. Kratos has accrued approximately $2.4 million as of September 28, 2008 related to this matter and paid $1.0 million in October 2008 from its restricted cash account. It expects to fund the remaining $2.0 million towards the settlement in the fourth quarter of 2008 and expects to receive $0.6 million from the insurance carriers for this payment in the first half of 2009.

        In June 2008, the parties executed a Memorandum of Understanding documenting the essential terms of the proposed settlement and on August 8, 2008, the parties filed their joint motions for preliminary approval of the proposed settlement with the Court. The final fairness hearing on the proposed settlement is set for December 3, 2008. Kratos makes no assurances at this time that the Court will grant final approval of the proposed settlement terms or that the matter ultimately will be settled. Despite the pending settlement reached in this action, Kratos believes that the allegations lack merit.

        In 2004, two derivative lawsuits were filed in the United States District Court for the Southern District of California against certain of Kratos' current and former officers and directors: Pedicini v. Wireless Facilities, Inc., Case No. 04CV1663; and Roth v. Wireless Facilities, Inc., Case No. 04CV1810. These actions were consolidated into a single action in In re Wireless Facilities, Inc. Derivative Litigation, Lead Case No 04CV1663-JAH. These lawsuits contain factual allegations that are substantially similar to those made in the class action lawsuits, but the plaintiffs in these lawsuits assert claims for breach of fiduciary duty, gross mismanagement, abuse of control, waste of corporate assets, violation of Sarbanes Oxley Act section 304, unjust enrichment and insider trading. The plaintiffs in these lawsuits seek unspecified damages and equitable and/or injunctive relief. The lead plaintiff filed a consolidated complaint on March 21, 2005. On May 3, 2005, the defendants filed motions to dismiss this action, to stay this action pending the resolution of the consolidated non-derivative securities case pending in the Southern District of California, and to dismiss the complaint against certain non-California resident defendants. Pursuant to a request by the Court, Defendants' motions were withdrawn without prejudice pending a decision on defendants' motion to dismiss the complaint against the non-California resident defendants. On March 20, 2007, the Court ruled that it lacked personal jurisdiction over five of the six non-California defendants and dismissed them from the federal derivative complaint. On March 27, 2007, plaintiffs filed an amended derivative complaint setting forth all of the same allegations from the original complaint and adding allegations regarding Kratos' stock option granting practices. Basically, plaintiffs allege that Kratos "backdated" or "springloaded" employee stock option grants so that the options were granted at less than fair market value. The amended complaint names all of the original defendants (including those dismissed for lack of jurisdiction) as well as nine new defendants. On July 2, 2007, the non-California resident defendants moved to dismiss the complaint for lack of personal jurisdiction. On October 17, 2007, the Court took the motion under submission without oral argument. On February 26, 2008, the Court again ruled that it lacked personal jurisdiction over five of the six non-California defendants and dismissed them from the amended federal derivative complaint. Plaintiffs subsequently moved the Court for certification and entry of final judgment of the Court's order dismissing the non-residents for lack of personal jurisdiction so that the plaintiffs may seek immediate appellate review of the matter. On July 10, 2008, the court granted plaintiffs' motion for certification, which was not opposed by defendants. On August 12, 2008, Plaintiffs filed a notice of appeal of the personal jurisdictional order. Plaintiff's opening brief on the matter is due on or before January 12, 2009, and Defendant's response is due February 11, 2009. A hearing date on the matter has not been set. The parties have conferred and discussed the Court's personal jurisdictional order and notice of appeal and have stipulated to a briefing schedule for any remaining motions to dismiss that Kratos, along with the individual defendants subject to the court's jurisdiction, may bring in an effort to dismiss the complaint as to them. Pursuant to the parties' stipulation, such motions must be brought on or before January 20, 2009. Kratos believes that the allegations lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether or not the outcome of these proceedings will have a material adverse effect on Kratos.

        In April 2007, another derivative complaint was filed in the United States District Court for the Southern District of California, Hameed v. Tayebi, Case No. 07-CV-0680 BTM(RBB) (the "Hameed Action"), against several of Kratos' current and former officers and directors. The allegations in this derivative complaint mirrored the amended allegations in the 2004 federal derivative action. Pursuant to a Court order and agreement of the parties, the defendants' responses to the complaint in the Hameed Action were stayed until the Court ruled on the motion to dismiss for lack of personal jurisdiction in the 2004 derivative litigation. As noted above, on February 26, 2008, the Court ruled that it lacked personal jurisdiction over five of the non-California defendants named in the 2004 derivative action, including three that were also named in the Hameed Action. In August 2008, and before defendants had responded to the complaint, Plaintiff voluntarily dismissed the Hameed Action pursuant to Federal Rule of Civil Procedure 41(a). Kratos believes that the allegations lacked merit and intended to vigorously defend all claims asserted.

        In August and September 2004, two virtually identical derivative lawsuits were filed in California Superior Court for San Diego County against certain of Kratos' current and former officers and directors. These actions contain factual allegations similar to those of the federal lawsuits, but the plaintiffs in these cases assert claims for violations of California's insider trading laws, breaches of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. The plaintiffs in these actions seek unspecified damages, equitable and/or injunctive relief and disgorgement of all profits, benefits and other compensation obtained by defendants. These lawsuits have been consolidated into one action—In re Wireless Facilities, Inc. Derivative Litigation, California Superior Court, San Diego County, Lead Case No. GIC 834253. The plaintiffs filed a Consolidated Shareholder Derivative Complaint on October 14, 2004. This action has been stayed pending a decision in federal court on a motion to dismiss the federal derivative lawsuits. In October 2008, the parties notified the Court of the status of the federal action and the court continued the stay for an additional six months. The Court also ordered the parties to file an updated status report in April 2009. Kratos believes that the allegations lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether or not the outcome of these proceedings will have a material adverse effect on Kratos.

        Kratos has recorded an accrual for a contingent liability associated with the legal proceedings related to the derivative actions of $0.7 million based on its estimate of the potential amount it would have to pay in relation to these lawsuits.

2007 Securities Litigation

        In March and April 2007, there were three federal class actions filed in the United States District Court for the Southern District of California against Kratos and several of its current and former officers and directors. These class action lawsuits followed Kratos' March 12, 2007 public announcement that it was conducting a voluntary internal review of its stock option granting processes. These actions have been consolidated into a single action, In re Wireless Facilities, Inc. Securities Litigation II, Master File No. 07-CV-0482-BTM-NLS. The consolidated class action complaint was filed on November 19, 2007. In March 2008, following a voluntary mediation of the matter, the parties reached a tentative agreement to settle the class action. Under the settlement proposal, plaintiffs and the class will dismiss all claims, with prejudice, in exchange for a cash payment in the amount of $4.5 million. Kratos' directors' and officers' liability insurers will pay the settlement amount, less any applicable retention or co-insurance obligations and contributions that are expected to be paid directly by Kratos. In July 2008, Kratos paid $1.8 million related to the settlement of this litigation.

        In May 2008, the parties executed a Memorandum of Understanding documenting the essential terms of the proposed settlement and on August 8, 2008, the parties filed their joint motions for preliminary approval of the proposed settlement with the Court. The final fairness hearing on the proposed settlement is set for December 3, 2008. Kratos makes no assurances at this time that the Court will grant final approval of the proposed settlement terms or that the matter ultimately will be settled. Despite the pending settlement reached in this action, Kratos believes that the allegations lack merit.

Other Litigation and Government Investigations

        In January 2005, a former independent contractor of Kratos filed a lawsuit in Brazil against Kratos' subsidiary, WFI de Brazil, to which he had been assigned for a period of time. He sought to be designated an employee of WFI de Brazil and entitled to severance and related compensation pursuant to Brazilian labor law. The individual sought back wages, vacation pay, stock option compensation and related benefits in excess of $0.5 million. This matter was argued before the appropriate labor court in July 2005 and in July, 2006, the labor court awarded the individual the Brazilian currency equivalent of approximately $0.6 million for his back wages, vacation pay and certain other benefits. Kratos filed an appeal in the matter on July 20, 2006 and is challenging the basis for the award on several theories. On August 22, 2007, the appeals court partially upheld Kratos' appeal, although it upheld the individual's designation as an employee. The court is reviewing possible damage calculations before publishing a final decision. Kratos' counsel is preparing a motion for clarification of the judgment due to omissions in the decision. Kratos has accrued approximately $0.5 million as of September 28, 2008 related to this matter.

        On March 28, 2007, three plaintiffs, on behalf of a purported class of similarly situated employees and contractors, filed a lawsuit against Kratos in the Superior Court of the State of California, Alameda County. The suit alleges various violations of the California Labor Code and seeks payments for allegedly unpaid straight time and overtime, meal period pay and associated penalties. Kratos and the plaintiffs agreed to venue for the suit in San Diego County. Although Kratos believes that the allegations lack merit, it agreed with the plaintiffs to settle their claims for an aggregate amount in the range of $0.3 million to $0.5 million, to include individual and incentive awards, attorneys' fees and administrative costs. On November 7, 2008, the Court signed the Preliminary Approval Order, approving the terms of the settlement, the Notice and Claim Form, and the appointment of a claims administrator, and set a date for the settlement hearing. The actual amount paid by Kratos will depend upon the number of responses received from members of the purported class of plaintiffs. Kratos has recorded an accrual for a contingent liability associated with this legal proceeding in the amount of $0.3 million.

        On May 3, 2007, Kratos announced that it had a filed a lawsuit against a former employee who previously served as its stock option administrator and left Kratos in mid-2004, and his spouse. The lawsuit sought to recover damages resulting from the theft by a former employee of Kratos stock options and common stock valued in excess of $6.3 million. The thefts, which appear to have taken place during 2002 and 2003, were discovered through the Kratos review of its past practices related to the granting and pricing of employee stock options with the assistance of its outside counsel and forensic computer consultants. The complaint also alleged that the former employee attempted to cover up the scheme by, among other things, deleting entries from the records of Kratos.

        Kratos promptly reported to the SEC the discovery of the theft. The SEC initiated an inquiry and commenced an enforcement action against the former employee. The U.S. Attorney's Office also forwarded a grand jury subpoena to Kratos seeking records related to the former employee and Kratos' historical option granting practices. The SEC filed a federal lawsuit and obtained a temporary restraining order and asset freeze against the former employee and his spouse. The U.S. Attorney's Office indicted him for the theft and he pled guilty to federal criminal charges and has been sentenced to 46 months in prison and currently is incarcerated. On April 1, 2008, the SEC notified Kratos that it had completed its investigation and that it did not intend to recommend any enforcement action by the SEC against Kratos. Kratos has cooperated with, and continue to cooperate with the U.S.Attorney's Office on this matter and otherwise. The former employee and his wife entered into a settlement agreement with Kratos on October 5, 2007, turning over substantially all of their assets to Kratos in settlement of the damages incurred in the theft. On February 15, 2008, the SEC approved the settlement. On February 19, 2008, the court entered a final judgment approving the settlement. Kratos has obtained the assets, which aggregate approximately $3.4 million, and is in the process of liquidating the remaining assets which approximate $0.1 million in value. In June 2008, Kratos' insurance carrier agreed to reimburse Kratos for $0.6 million related to the theft of stock options. In September 2008, Kratos' directors' and officers' liability insurers agreed to reimburse it for $1 million related to fees previously incurred on the ongoing investigation by the U.S. Attorney's Office. As a result, a benefit for this amount has been recorded in the recovery of unauthorized issuance of stock options and stock option investigation and related fees line item for the three and nine month periods ended September 28, 2008 in the accompanying Consolidated Statements of Operations.

        In addition to the foregoing matters, from time to time, Kratos may become involved in various claims, lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. Kratos is currently not aware of any such legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse affect on its business, financial condition, operating results or cash flows.

        In addition to the foregoing matters, from time to time, Kratos may become involved in various claims, lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm Kratos' business. Kratos is currently not aware of any such legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

Market Price of and Dividends on Kratos' Common Equity and Related Stockholder Matters

        Kratos' common stock has traded on the Nasdaq Global Select Market under the symbol "KTOS" since September 17, 2007. Kratos' common stock traded under the symbol "WFII" from November 5, 1999 through September 14, 2007. According to the records of Kratos' transfer agent, on November 25, 2008 there were approximately [    •    ] stockholders of record of Kratos common stock. The following table sets forth the high and low sales prices for Kratos' common stock for the periods indicated as reported by the Nasdaq Global Select Market.

	High	Low
2008
Third Quarter	$2.14	$1.33
Second Quarter	$2.05	$1.57
First Quarter	$2.35	$1.50
2007
Fourth Quarter	$3.09	$1.80
Third Quarter	$2.85	$1.70
Second Quarter	$1.80	$1.01
First Quarter	$2.94	$1.20
2006
Fourth Quarter	$2.98	$1.98
Third Quarter	$2.94	$1.85
Second Quarter	$4.53	$2.75
First Quarter	$5.56	$3.73

Dividends

        Kratos has not declared any cash dividends since becoming a public company. Kratos currently intends to retain any future earnings to finance the growth and development of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. In addition, Kratos' credit facility restricts its ability to pay dividends. Any future determination to pay cash dividends will be at the discretion of the Kratos Board of Directors and will be dependent upon the future financial condition, results of operations, capital requirements, general business conditions and other relevant factors as determined by the Board of Directors.

Equity Compensation Plan Information

        Information about Kratos' equity compensation plans as of December 31, 2007 is as follows (shares in thousands):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities issued in column (a))
Equity Compensation Plans Approved by Stockholders(1)	7,019	$4.62	7,321	(3)
Equity Compensation Plans Not Approved by Stockholders(2)	1,318	$4.86	2,110
Total	8,337		9,431

(1)
Includes 1997 Stock Option Plan, 1999 and 2005 Equity Incentive Plan and 1999 Employee Stock Purchase Plan

(2)
Includes 2000 Non-Statutory Stock Option Plan

(3)
Includes 351,811 shares reserved for issuance under the Employee Stock Purchase Plan which was suspended in 2006.

        For more detailed information regarding Kratos' equity compensation plans, see Note 10 to Kratos' Consolidated Financial Statements.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        This proxy statement/prospectus contains forward-looking statements. These statements relate to future events or Kratos' future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that may cause Kratos' results to differ include, but are not limited to: changes in the scope or timing of Kratos' projects; changes or cutbacks in spending or the appropriation of funding by the federal government of the U.S. Department of Defense, which could cause delays or cancellations of key government contracts; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers; risks that the integration of Haverstick and SYS will prove more costly, take more time, or be more distracting than currently anticipated; risks of adverse regulatory action or litigation; risks associated with debt leverage; failure to obtain court approval of the proposed litigation settlement or to ultimately settle the litigation; failure to successfully consummate acquisitions or integrate acquired operations; and competition in the marketplace which could reduce revenues and profit margins.

        Although Kratos believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither Kratos, nor any other person, assumes responsibility for the accuracy and completeness of the forward-looking statements. Kratos is under no obligation to update any of the forward-looking statements after the filing of this proxy statement/prospectus to conform such statements to actual results or to changes in Kratos' expectations.

        Certain of the information set forth herein, including costs and expenses that exclude the impact of stock compensation expense and amortization costs of purchased intangibles in 2007 and 2008, may be considered non-GAAP financial measures. Kratos believes this information is useful to investors because it provides a basis for measuring the operating performance of Kratos' business and cash flow, excluding the effect of stock compensation expense that would normally be included in the most directly comparable measures calculated and presented in accordance with GAAP. Kratos' management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating its operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Kratos may not be comparable to similarly titled amounts reported by other companies.

        The following discussion should be read in conjunction with Kratos' unaudited consolidated financial statements and related notes, its audited consolidated financial statements and related notes for the year ended December 31, 2007 and other financial information appearing elsewhere in this proxy statement/prospectus. Readers are also urged to carefully review and consider the various disclosures made by Kratos which attempt to advise interested parties of the factors which affect its business, including without limitation the disclosures made under the caption "Risks Related to Kratos' Business," and in other reports and filings made with the Securities and Exchange Commission.

Overview

        Kratos provides mission critical engineering, IT services and warfighter solutions to the U.S. government and government agencies, as well as to state and local agencies and commercial customers. Its principal services are related to, but are not limited to, Command, Control, Communications, Computing, Combat Systems Intelligence, Surveillance and Reconnaissance (C5ISR), weapon systems lifecycle support and extension, military range operations and technical services, missile, rocket and weapon test and evaluation, mission launch services, public safety, security and surveillance, advanced network engineering services and IT services, and critical infrastructure design and integration services. Kratos offers its customers solutions and expertise to support their mission-critical needs by leveraging its skills across these core service areas.

        Historically, the majority of Kratos' business was concentrated in the area of wireless network services and its business operated in three reportable segments: Wireless Network Services, Government Network Services, and Enterprise Network Services. In 2006, it was an independent provider of outsourced engineering and network deployment services, security systems engineering and integration services and other technical services for the wireless communications industry, the U.S. government, and enterprise customers.

        In 2006 and 2007, Kratos undertook a transformation strategy whereby it divested its wireless-related businesses and chose to pursue business with the federal government, primarily the U.S. Department of Defense, through strategic acquisitions and organic growth. It divested assets in its Wireless Network Services segment and renamed its Enterprise Network Services segment "Public Safety and Security". Today, under the new corporate name of Kratos Defense & Security Solutions, Inc., it is organized into two primary operating segments: Kratos Government Solutions (KGS) and Public Safety & Security (PSS).

        The financial statements in this proxy statement/prospectus are presented in a manner consistent with Kratos' new operating structure. For additional information regarding its operating segments, see Note 11 of Notes to Consolidated Financial Statements for the quarter ended September 28, 2008. From a customer and solutions perspective, Kratos views its business as an integrated whole, leveraging its skills and assets wherever possible.

  Kratos Government Solutions Segment (KGS)

        The Kratos Government Solutions segment provides engineering, information technology and technical services to federal, state, and local government agencies, but primarily the U.S. Department of Defense (DoD). Kratos' work includes weapon systems lifecycle support and extension; C5ISR; military range operations and technical services; missile, rocket, and weapon systems test and evaluation; mission launch services; public safety and security services; advanced network engineering and information technology services; and public safety, security and surveillance systems integration. The KGS segment also focuses on the homeland security market with products and services aimed at supporting first responders.

  Public Safety and Security Segment (PSS)

        Kratos' Public Safety and Security segment provides system design, deployment, integration, monitoring and support services for public safety, security and surveillance networks for state and local governments and commercial customers. Public safety and security networks have been traditionally segregated into systems such as voice, data, access control, video surveillance, and temperature control and fire and life safety. Kratos provides services that combine such systems and offer integrated solutions on an Ethernet-based platform. It also offers solutions that combine voice, data, electronic security and building automation systems with fixed or wireless connectivity solutions. Kratos' target markets are retail, healthcare, education, sports and entertainment, municipal government, correctional facilities and other public facilities. Its commitments to these markets and its ability to provide feature-rich, cost-effective solutions have allowed it to become one of the larger independent integrators for these types of systems. Kratos maintains regional office locations, comprised of Kratos Mid-Atlantic, Kratos Southeast, and Kratos Southwest, where its is focused on security, surveillance and other building automation and integration services.

Divestiture of Wireless Network Business

        On December 28, 2006, the Kratos board of directors approved a plan to divest portions of its business where critical mass had not been achieved. This plan involved the divestiture of its EMEA operations and its remaining South American operations. The EMEA operations were sold to LCC International, Inc. ("LCC") on March 9, 2007 for $4.0 million in cash, $3.3 million of which was received on that date. Kratos also received approximately $1.8 million from its EMEA operations prior and subsequent to the closing date as payment on outstanding intercompany debt. The balance of the $0.7 million sales price was withheld as security for the satisfaction of certain indemnification obligations and was payable on March 31, 2008. Based upon Kratos' review of the most recently available financial statements of the buyer, as of December 31, 2007, Kratos had concern about their ability to pay this holdback, due to their available liquidity. Kratos recorded a reserve of $0.7 million for this receivable. In May 2008, it reached an agreement with LCC for the payment of the $0.7 million holdback amount, under which LCC agreed to pay the outstanding balance in $0.1 million increments each month commencing June 30, 2008. Kratos has not yet received any payments due according to the agreement. While it intends to vigorously pursue collection of the amounts, there is a substantial likelihood that it will not receive payment of the amount due, in light of LCC's apparent available liquidity amounts.

        On April 20, 2007, Kratos entered into an Equity Purchase Agreement to sell all of the issued and outstanding equity of its interests of its wholly-owned subsidiary WFI de Brazil Techlogia en Telecommunications LTDA to Strategic Project Services, LLC (SPS). The consideration included the assumption of substantially all outstanding liabilities of WFI Brazil, nominal cash consideration, and additional earn-out consideration based on 25 percent of net receivables collected subsequent to the closing date. With respect to the additional earn-out consideration, Kratos has not received and does not anticipate receiving any payments.

        On May 29, 2007, Kratos entered into an Asset Purchase Agreement with LCC International, Inc. for the sale of all of the assets used in the conduct of the operation of its engineering services business of its Wireless Network Services segment that provided engineering services to the non-government wireless communications industry in the United States, for aggregate consideration of $46 million. LCC delivered a subordinated promissory note for the principal amount of $21.6 million (the "Subordinated Promissory Note"), paid $17 million at closing and paid final working capital adjustments of $2.4 million through an amendment to the Subordinated Promissory Note. Kratos retained an estimated $5.0 million in net working capital. The transaction was completed on June 4, 2007. On July 5, 2007, Kratos sold the $21.6 million Subordinated Promissory Note to Silver Point Capital, L.P. ("Silver Point") in a transaction arranged by KeyBanc Capital Markets ("KeyBanc"). Kratos received approximately $19.6 million in net cash proceeds, reflecting a discount from par value of less than five percent and aggregate transaction fees of approximately $1 million, which includes a $0.75 million fee to KeyBanc, an affiliate of its lender. On January 30, 2008, Kratos received net proceeds of approximately $2.3 million on the working capital adjustment from Silver Point, net of a $0.1 million discount from par value. Kratos did not provide any guaranty for LCC's payment obligations under the note.

        On July 7, 2007, Kratos entered into a definitive agreement with an affiliate of Platinum Equity to sell its deployment services business of its Wireless Network Services segment for total consideration payable of $24 million, including $18 million in cash at closing (subject to typical post closing working capital adjustments) and an aggregate $6 million in a three-year earn-out arrangement. Kratos also agreed to provide certain transition services for a period of six months. The assets sold to Platinum Equity included all of its wireless deployment business and the Wireless Facilities name. The transaction closed on July 24, 2007. As a result of these engineering and deployment services divestitures in 2007, the Wireless Network Services segment has been classified as a discontinued operation in this Quarterly Report and all prior year results presented herein have been reclassified to reflect these businesses as discontinued operations in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

        On September 25, 2007, Kratos provided the working capital calculation to Platinum Equity, which indicated a working capital adjustment was due to Platinum Equity primarily due to cash collected on accounts receivables by Kratos prior to the close of the transaction that exceeded its previous estimate of working capital to be delivered to Platinum Equity. On July 16, 2008, Kratos came to an agreement with Platinum Equity on a working capital adjustment of $5.0 million. The adjustment is to be paid in installments with the first amount of $2.5 million due on July 31, 2008 and payments of $0.5 million monthly thereafter until paid in full in December 2008. Kratos did not make the scheduled $2.5 million payment due as of July 31, 2008. Payments of $1.0 million were made in August and September of 2008, respectively. As of September 28, 2008, the balance of $3.0 million plus accrued interest on the payments outstanding has been reflected in other current liabilities.

Recent Acquisitions

        On December 31, 2007, Kratos completed its acquisition of Indianapolis, Indiana headquartered Haverstick Consulting, Inc. ("Haverstick") as part of its KGS segment. Haverstick provides rocket and missile test and evaluation, weapons systems support, and professional services to the U.S. Army, U.S. Air Force, U.S. Navy, NASA, and other federal, state and local agencies. Through the Haverstick acquisition, Kratos expanded its customer relationship within the DoD and enhanced its presence with the U.S. Air Force, a key growth area for Haverstick.

        The total purchase price was $90.2 million including transaction costs incurred by Kratos of $0.5 million. The purchase price paid to Haverstick of $89.7 million was paid in a combination of $70.3 million of cash and common stock valued at $19.4 million. Kratos paid $66.7 million in cash at closing, $2.4 million in cash shortly thereafter and $12.0 million of common stock. In addition, $1.2 million in cash and $7.4 million in stock was held back to secure any negative working capital adjustments required by the merger agreement and its indemnity rights. The holdback consideration, which accrues interest in accordance with the terms of the agreement until paid, will be released on the

12th month and 21st month after the date of the acquisition. In addition to the indemnity holdback, the agreement also calls for a post closing working capital adjustment. To fund the acquisition, Kratos secured a new credit facility of $85.0 million arranged by KeyBanc Capital Markets. The credit facility, which includes a $25.0 million line of credit and $60.0 million in term notes, replaced its previous credit facility, which had an outstanding principal balance of $6.0 million on December 31, 2007.

        In February 2008, Kratos and Haverstick agreed on the working capital calculation called for in the agreement. The calculation resulted in a working capital adjustment due to Haverstick in an amount of $1.5 million. The working capital adjustment was paid in April 2008 with 697,315 shares of common stock valued at $1.3 million and cash of $0.2 million.

        Until the date on which the shares of stock became salable interest shall accrued on the value of the closing stock at a floating rate of one-month LIBOR plus four percent (4%) per annum. The shares became saleable on June 30, 2008 and 167,692 additional shares were issued in satisfaction of the accrued interest.

        On June 28, 2008, Kratos completed its merger with SYS Technologies ("SYS"), a San Diego-based company. The merger enhances its position as a premier mid-tier federal, state and local government contractor in the United States in the areas of C5ISR, IT services and public safety and homeland security solutions. The merger creates a broad, complementary set of business offerings, and positions the company to deliver capabilities to a wider spectrum of customers.

        Kratos issued 25.3 million shares to SYS shareholders in the merger, for a total purchase price of $55.2 million including direct transaction costs of $2.3 million Each share of SYS common stock was converted into the right to receive 1.2582 shares of Kratos common stock in the merger. The value of the Kratos common stock issued in the merger was derived from the number of shares of Kratos common stock issued, or 25.3 million, at a price of $2.022 per share, the average closing price of Kratos shares of common stock for the two days prior to, including, and two days subsequent to the public announcement of the merger on February 21, 2008.

Key Financial Statement Concepts

        As of September 28, 2008, Kratos consider the following factors to be important in understanding its financial statements.

        Kratos Government Solutions' business with the U.S. government and prime contractors is generally performed under cost reimbursable, fixed-price or time and materials contracts. Cost reimbursable contracts for the government provide for reimbursement of costs plus the payment of a fee. Some cost reimbursable contracts include incentive fees that are awarded based on performance on the contract. Under fixed-price contracts, Kratos agrees to perform certain work for a fixed price. Under time and materials contracts, Kratos is reimbursed for labor hours at negotiated hourly billing rates and reimbursed for travel and other direct expenses at actual costs plus applied general and administrative expenses. Public Security and Safety contracts are primarily fixed-price contracts whereby revenue is recognized using the percentage-of-completion method of accounting under the provisions of Statement of Position (SOP) 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts." For contracts offered on a time and material basis, Kratos recognizes revenues as services are performed.

        Cost of revenues includes direct compensation, living, travel and benefit expenses for project-related personnel, payments to third-party subcontractors, cost of materials, project-related incentive compensation based upon the successful achievement of certain project performance goals, allocation of overhead costs and other direct project-related expenses. Selling, general and administrative expenses include compensation and benefits for corporate service employees and similar costs for billable employees whose time and expenses cannot be assigned to a project (underutilization costs), expendable computer software and equipment, facilities expenses and other operating expenses not directly related and/or allocated to projects. General and administrative costs include all corporate and administrative functions that support existing operations and provide infrastructure to facilitate its future growth. Additionally, its sales personnel and senior corporate executives have, as part of their compensation packages, periodic and annual bonus/commission incentives based on the attainment of specified performance goals.

        Kratos considers the following factors when determining if collection of a receivable is reasonably assured: comprehensive collection history; results of its communications with customers; the current financial position of the customer; and the relevant economic conditions in the customer's country. If Kratos has had no prior experience with the customer, it reviews reports from various credit organizations to ensure that the customer has a history of paying its creditors in a reliable and effective manner. If the financial condition of its customers were to deteriorate, and adversely affect their financial ability to make payments, additional allowances would be required. Additionally, on certain contracts whereby Kratos performs services for a prime/general contractor, a specified percentage of the invoiced trade accounts receivable may be retained by the customer until Kratos completes the project. Kratos periodically reviews all retainages for collectibility and record allowances for doubtful accounts when deemed appropriate, based on its assessment of the associated risks.

        Kratos believes that its Kratos Government Solutions segment will build and expand its customer relationships within the Department of Defense, Department of Homeland Security and other non-DoD state and local agencies by taking advantage of the significant opportunities for companies with substantial expertise in advanced engineering and information technology. Kratos believes it will experience continued growth in revenues and operating income from this operating segment. The acquisitions of Haverstick on December 31, 2007 and SYS on June 28, 2008 resulted in the addition of nearly 900 highly skilled technical professionals and engineers with expertise in the areas of military weapons and target range support as well as targets and missile operations and maintenance.

Balance Sheet Changes September 28, 2008 Compared to December 31, 2007

        Total assets increased from $335.3 million as of December 31, 2007 to $382.8 million as of September 28, 2008. The primary changes are in accounts receivable and goodwill which are directly attributable to the acquisition of SYS. In addition, additional paid-in capital increased $54.1 million, again driven primarily by the SYS acquisition.

Comparison of Results for the Three Months Ended September 30, 2007 to the Three Months Ended September 28, 2008

         Revenues.    Revenues increased $34.0 million from $47.5 million for the three months ended September 30, 2007 to $81.5 million for the three months ended September 28, 2008. This increase was due to $20.6 million in revenues from Haverstick, which was acquired in December 2007 and $18.9 million in revenues from SYS, which was acquired on June 28, 2008, offset by decreased revenue of $3.1 million as a result of the impact of the conversion of its work as prime to subcontractor on one of its target range projects, which was recently recompeted and awarded to a small business. In addition, revenues in its KGS Segment were also impacted by reductions in lower margin materials and subcontract work. Revenue in its PSS segment increased slightly from $12.7 million in the third quarter of 2007 to $13.0 million in the third quarter of 2008.

        Revenues by operating segment for the three months ended September 30, 2007 and September 28, 2008 are as follows (in millions):

	2007	2008	$ change	% change
Government Solutions	$34.8	$68.5	$33.7	96.8%
Public Safety & Security	12.7	13.0	0.3	2.3%

Total revenues	$47.5	$81.5	$34.0	71.6%

        As described in the section "Critical Accounting Principles and Estimates" and in the footnotes to its unaudited consolidated financial statements, a portion of Kratos' revenue is derived from fixed-price contracts whereby revenue is calculated using the percentage-of-completion method based on the ratio of total costs incurred to date compared to estimated total costs to complete the contract. These estimates are reviewed monthly on a contract-by-contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated costs to complete projects, which determine the project's percentage of completion, must be made and used in connection with the revenue recognized in any accounting period. Material differences may result in the amount and timing of Kratos' revenue for any period if management makes different judgments or utilizes different estimates. During the reporting periods contained herein, Kratos did experience revenue and margin adjustments of certain projects based on the aforementioned factors, but the effect of such adjustments, both positive and negative, when evaluated in total were determined to be immaterial to the consolidated financial statements.

         Cost of Revenues.    Cost of revenues increased from $39.3 million for the three months ended September 30, 2007 to $63.6 million for the three months ended September 28, 2008, primarily as a result of the increase in revenue related to the acquisitions of Haverstick and SYS. Gross margin increased from 17.3% to 22.0%, for the three months ended September 30, 2007 and September 28, 2008, respectively. The increase in gross margin primarily resulted from higher gross margins in Kratos' KGS segment as a result of the Haverstick and SYS acquisitions due to the mix of revenues as well as due to the classification of costs between cost of sales and SG&A in accordance with government accounting standards, as well as improved operational performance in the PSS segment, for which margins increased from 25.4% to 29.5% for the three month period ended September 30, 2007 and September 28, 2008, respectively.

         Selling, General and Administrative Expenses.    Selling, general and administrative expenses ("SG&A") increased from $8.9 million in the three months ended September 30, 2007 to $14.6 million in the three months ended September 28, 2008. As a percentage of revenues, SG&A decreased from 18.7% to 17.9% for the three month period ended September 30, 2007 and September 28, 2008, respectively, reflecting the impact of leverage from the SG&A infrastructure as revenues increased. The SG&A increase of $5.7 million was primarily a result of the Haverstick and SYS acquisitions. Included in SG&A for the three months ended September 30, 2007 and September 28, 2008 is amortization of purchased intangibles of $0.7 million and $1.3 million, respectively. Excluding the impact of the amortization of purchased intangibles, SG&A decreased from 17.3% to 16.3% for the three months ended September 30, 2007 and September 28, 2008, respectively.

         Research and Development.    Research and development expenses increased from zero for the three months ended September 30, 2007 to $1.0 million for the three months ended September 28, 2008 as a result of the SYS acquisition. These expenses relate to products that address the information connectivity needs of target customers in the information technology (IT) and PSS markets. Research, engineering and development (R&D) expenses include burdened labor and material costs to develop new products as well as maintaining and enhancing Kratos' existing product capabilities. These expenses are primarily attributable to research and development as well as sustaining engineering related to network security and management product lines and IP video and data distribution product lines.

         Impairment of Assets and Adjustments to the Liability for Unused Office Space.    Costs related to the impairment of assets and adjustments to the liability for unused office space decreased from $1.2 million in the three months ended September 30, 2007 to $0.3 million in the three months ended September 28, 2008. The costs in the third quarter of 2007 of $1.2 million were comprised of $0.8 million for an excess facility accrual for obligations under facility leases that were unfavorably impacted by Kratos' divestitures of its wireless network services businesses which resulted in unused office space, $0.2 million related to the impairment of leasehold improvements for these facilities and $0.2 million related to an impairment of fixed assets. The costs in the third quarter of 2008 of $0.3 million are comprised of the write-off of fees related to Kratos' withdrawal of its Form S-3 and S-4 shelf registration statements which will no longer be able to be used as a result of a change in regulations, partially offset by a favorable adjustment to its unused office space accrual as the result of a sublease of additional space at its corporate office.

         Recovery of Unauthorized Issuance of Stock Options and Stock Option Investigation and Related Fees.    Costs related to the recovery of unauthorized issuance of stock options and stock option investigation and related fees decreased from an expense of $6.5 million in the three months ended September 30, 2007 to a benefit of $1.0 million in the three months ended September 28, 2008. The costs in the third quarter of 2007 of $6.5 million were comprised of legal, accountant and other professional fees related to Kratos' equity award review, which was completed in September 2007, and the government inquiries by the Department of Justice and recently completed inquiries by the SEC. In September 2008, Kratos' directors' and officers' liability insurers agreed to reimburse Kratos for $1.0 million related to fees previously incurred on the ongoing investigation by the U.S. Attorney's Office which has been recorded as a credit in the three month period ended September 28, 2008.

         Other Income (Expense), Net.    Net other income (expense) decreased from income of $0.1 million to an expense of $2.9 million for the three months ended September 30, 2007 and September 28, 2008, respectively.

        Other income for the three months ended September 30, 2007 was primarily related to the sale of assets. Total interest expense related to Kratos' prior credit facility for the three months ended September 30, 2007 was $0.1 million. In accordance with EITF 87-24, Allocation of Interest to Discontinued Operations, interest expense on the debt of $0.1 million for the three months ended September 30, 2007 that was required to be repaid as a result of the sales of Kratos' Wireless Network Services business was allocated to discontinued operations for the periods presented. See Note 6 to the financial statements included elsewhere herein.

        For the three months ended September 29, 2008, Kratos incurred interest expense of $2.7 million primarily as a result of borrowings on its credit facility for the Haverstick acquisition. In addition, other expense of $0.2 million was recorded to reflect primarily marking to market Kratos' $70 million derivative financial instruments it entered into to reduce its exposure to variable rates on its outstanding debt.

         Provision for Income Taxes.    Provision for income taxes increased from a provision of $0.4 million or a negative 4.8% rate on a loss before income taxes of $8.3 million in the third quarter of 2007, to a provision of $0.5 million, or 500% on income before income taxes of $0.1 million. The tax provision in the third quarter of 2007 and 2008 were primarily due to an increase in the deferred tax liability related to temporary differences on indefinite life intangibles that were not offset by deferred tax assets due to the full valuation allowance Kratos has recorded on these assets, plus certain state taxes.

         Income (loss) from Discontinued Operations.    Loss from discontinued operations decreased from $4.7 million for the three months ended September 30, 2007 to income $0.2 million for the three months ended September 28, 2008. The loss in 2007 was primarily due to a loss on disposal of $1.9 million on the sale of the Wireless Deployment Services business operations in the third quarter of 2007 as well as a charge for excess facility accrual of approximately $1.1 million related to certain facility leases of Deployment field offices that were not assumed by the buyer. Revenues and operating income (loss) generated by these businesses in the third quarter of 2007, excluding the loss on sale of deployment and the charge for the excess facility accrual, through the date of divestiture and quarter end, were approximately $6.1 million and operating loss of $1.4 million, respectively. For the three months ended September 28, 2008, Kratos had no income before tax and a tax benefit of $0.2 million related to foreign exchange adjustments netted with interest accrued for certain foreign tax contingencies.

Comparison of Results for the Nine Months Ended September 30, 2007 to the Nine Months Ended September 28, 2008
         Revenues.    Revenues increased 53.8% from $144.3 million for the nine months ended September 30, 2007 to $222.0 million for the nine months ended September 28, 2008, offset by decreased revenue of $3.1 million as a result of the impact of the conversion of its work as prime to subcontractor on one of its target range projects, which was recently recompeted and awarded to a small business. In addition, revenues in its Government Solutions segment was also impacted by reductions in lower margin materials and subcontract work. Revenue growth in its PSS segment of $2.5 million was primarily related to an increase in facility automation and security projects performed over the prior year in its mid-Atlantic and southwest markets.

        Revenues by operating segment for the nine months ended September 30, 2007 and September 28, 2008 are as follows (in millions):

	2007	2008	$ change	% change
Government Solutions	$107.4	$182.6	$75.2	70.0%
Public Safety & Security	36.9	39.4	2.5	6.8%

Total revenues	$144.3	$222.0	$77.7	53.8%

        As described in the section "Critical Accounting Principles and Estimates" and in the footnotes to its unaudited consolidated financial statements, a portion of Kratos' revenue is derived from fixed-price contracts whereby revenue is calculated using the percentage-of-completion method based on the ratio of total costs incurred to date compared to estimated total costs to complete the contract. These estimates are reviewed monthly on a contract-by-contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated costs to complete projects, which determine the project's percent complete, must be made and used in connection with the revenue recognized in any accounting period. Material differences may result in the amount and timing of its revenue for any period if management makes different judgments or utilizes different estimates. During the reporting periods contained herein, Kratos did experience revenue and margin adjustments of certain projects based on the aforementioned factors, but the effect of such adjustments, both positive and negative, when evaluated in total were determined to be immaterial to the consolidated financial statements.

         Cost of Revenues.    Cost of revenues increased from $121.3 million for the nine months ended September 30, 2007 to $178.6 million for the nine months ended September 28, 2008, primarily due to the corresponding aforementioned increase in total revenues related to the Haverstick and SYS acquisitions. Gross margin increased from 15.9% of total revenues for the nine months ended September 30, 2007 to 19.5% for the same period in 2008. The increase in gross margin resulted primarily from increased margins in the Government Solutions segment from the Haverstick and SYS acquisitions due to the mix of revenues as well as due to the classification of costs between cost of sales and SG&A in accordance with government accounting standards, as well as improved operational performance in the PSS segment, for which margins increased from 21.1% to 27.2% for the nine month periods ended September 30, 2007 and September 28, 2008, respectively.

         Selling, General and Administrative Expenses.    Selling, general and administrative expenses ("SG&A") increased from $28.8 million for the nine months ended September 30, 2007 to $37.7 million for the nine months ended September 28, 2008, primarily reflecting SG&A of $15.5 million incurred by Haverstick and SYS offset by a reduction of $6.6 million related to cost reductions that occurred after the sale of Kratos' legacy wireless business in 2007. Included in the SG&A for the nine months of 2007 and 2008 is amortization of purchased intangibles of $2.1 million and $3.6 million, respectively. The increase in amortization year over year is primarily a result of the Haverstick and SYS acquisitions. As a percentage of revenues, SG&A decreased from 20.0% in the first nine months of 2007 to 17.0% in the first nine months of 2008, reflecting the leverage of its SG&A infrastructure with increased revenues. Excluding the impact of the amortization of purchased intangibles, SG&A decreased from 18.5% to 15.4% of revenues for the first nine months of 2007 and 2008, respectively.

         Research and Development.    Research and development expenses increased from zero for the nine months ended September 30, 2007 to $1.0 million for the nine months ended September 28, 2008 as a result of the SYS acquisition. These expenses relate to products that address the information connectivity needs of target customers in the IT and PSS markets. Research, engineering and development (R&D) expenses include burdened labor and material costs to develop new products as well as maintaining and enhancing Kratos' existing product capabilities. These expenses are primarily attributable to research and development as well as sustaining engineering related to network security and management product lines and IP video and data distribution product lines.

         Impairment of Assets and Adjustments to the Liability for Unused Office Space.    Costs related to the impairment of assets and adjustments to the liability for unused office space decreased from $1.2 million in the nine months ended September 30, 2007 to a benefit $0.3 million in the nine months ended September 28, 2008. The costs in the nine months ended September 30, 2007 of $1.2 million were comprised of $0.8 million for an excess facility accrual for obligations under facility leases that were unfavorably impacted by the divestitures of its Wireless Network Services business which resulted in unused office space, $0.2 million related to the impairment of leasehold improvements for these facilities and $0.2 million related to an impairment of fixed assets. The benefit in the nine months ended September 28, 2008 of $0.3 million is primarily a result of a change in estimate of excess facility accrual for obligations under facility leases. As a result of the SYS acquisition, Kratos determined that a portion of its corporate facility will be used commencing in the third quarter of 2008. This was partially offset by a write-off of fees related to the withdrawal of Form S-3 and S-4 registration statements that will no longer be able to be used as a result of changes in regulations.

         Recovery of Unauthorized Issuance of Stock Options and Stock Option Investigation and Related Fees.    Costs related to the recovery of unauthorized issuance of stock options and stock option investigation and related fees decreased from an expense of $13.0 million in the nine months ended September 30, 2007 to a benefit of $1.6 million in the nine months ended September 28, 2008. The costs in the nine months ended September 30, 2007 of $13.0 million were comprised of legal, accountant and other professional fees related to Kratos' equity award review which was completed in September 2007 and the government inquiries by the Department of Justice and recently completed inquiries by the SEC. The benefit of $1.6 million in the nine months ended September 28, 2008 is a result of insurance carriers agreeing to reimburse Kratos for costs previously expensed. In June 2008, Kratos' insurance carrier agreed to reimburse it for $0.6 million related to the theft of stock options. In September 2008, Kratos' directors' and officers' liability insurers agreed to reimburse it for $1.0 million related to fees previously incurred on the ongoing investigation by the U.S. Attorney's Office.

         Other Income (Expense), Net.    Net other income (expense) decreased from $0.8 million of income to $6.7 million of expense for the nine months ended September 30, 2007 and September 28, 2008, respectively. The year over year change from income to expense was primarily driven by increased interest expense for the nine months ended September 28, 2008.

        Other income for the nine months ended September 30, 2007 was primarily related to the sale of assets. Total interest expense related to Kratos' prior credit facility for the nine months ended September 30, 2007 was $2.2 million. In accordance with EITF 87-24, Allocation of Interest to Discontinued Operations, interest expense on the debt of $2.2 million for the nine months ended September 30, 2007 that was required to be repaid as a result of the sales of the wireless network services business was allocated to discontinued operations for the periods presented. See Note 6, Significant Transactions.

        For the nine months ended September 28, 2008, Kratos incurred interest expense of $7.5 million primarily as a result of borrowings on its Credit Facility for the Haverstick acquisition. This was partially offset by other income of $0.8 million. The other income was related to $0.4 million in income as a result of marking to market its $70 million derivative financial instruments entered into to reduce its exposure to variable rates on its outstanding debt and $0.4 million related to the sale of assets.

         Provision (benefit) for Income Taxes.    Kratos' effective income tax rate for the nine months ended September 30, 2007 was a negative 4.7% provision rate, or a $0.9 million provision on a loss before taxes of $19.2 million, compared to a negative 1,400% provision rate for the nine months ended September 28, 2008, or a $1.4 million provision on a loss before taxes of $0.1 million. The tax provisions in 2007 and 2008 were primarily due to an increase in the deferred tax liability related to temporary differences on indefinite life intangibles that were not offset by deferred tax assets due to the full valuation allowance Kratos has recorded on these assets, plus certain state taxes. The negative tax provision of 1,400% in the nine months ended September 28, 2008 is a function of the relationship between certain minimum taxes that Kratos is subject to regardless of its reported book income. It is anticipated that as pretax income increases, the tax rate will decrease substantially as these minimum taxes become a smaller percentage of pretax income.

         Income (loss) from Discontinued Operations.    Loss from discontinued operations changed from a loss of $9.2 million for the nine months ended September 30, 2007 to $0.2 million of income for the nine months ended September 28, 2008. In 2007, the loss was primarily due to impairment of assets related to the wireless deployment business of $13.4 million and an impairment of goodwill related to this business of $7.2 million recorded in the first quarter of 2007 and the $1.9 million loss from disposal of the deployment business and the $1.1 million excess facility accrual recorded in the third quarter of 2007, all partially offset by a gain of $14.8 million on the sale of the Wireless Engineering Services business operations in the second quarter of 2007 and a gain of $3.3 million on the sale of the EMEA business in the first quarter of 2007. Revenues and operating income (loss) generated by these businesses in the first nine months of 2007, through the date of divestiture for these businesses, excluding the impairment of assets and gains on sales were approximately $85.7 million and an operating loss of $4.5 million, respectively. In 2008, Kratos recognized a tax benefit of $1.1 million primarily related to the expiration of the statute of limitations for certain foreign tax contingencies. This benefit was offset partially by an impairment charge related to retained assets and liabilities from the sale and discontinuance of these operations as well as the settlement of the working capital adjustment with Platinum on the sale of the deployment business.

        As of September 28, 2008, Kratos' backlog was approximately $500.0 million, of which $156.0 million was funded. Backlog is Kratos' estimate of the amount of revenue it expects to realize over the remaining life of awarded contracts and task orders that it has in hand as of the measurement date. Total backlog consists of funded and unfunded backlog. Kratos defines funded backlog as estimated future revenue under government contracts and task orders for which funding has been appropriated by Congress and authorized for expenditure by the applicable agency, plus its estimate of the future revenue it expects to realize from its commercial contracts that are under firm orders. Funded backlog does not include the full potential value of its contracts, because Congress often appropriates funds to be used by an agency for a particular program of a contract on a yearly of quarterly basis, even though the contract may call for performance over a number of years. As a result, contracts typically are only partially funded at any point during their term, and all or some of the work to be performed under the contracts may remain unfunded unless and until Congress makes subsequent appropriation and the procuring agency allocates funding to the contract.

        Unfunded backlog reflects Kratos' estimate of future revenue under awarded government contracts and task orders for which either funding has not yet been appropriated or expenditure has not yet been authorized. Total backlog does not include estimates of revenue from government-wide acquisition contracts, or (GWAC) contracts, or General Services Administration, or (GSA), schedules beyond awarded or funded task orders, but unfunded backlog does include estimates of revenue beyond awarded or funded task orders for other types of indefinite delivery, indefinite quantity, or (ID/IQ), contracts, based on Kratos' experience under such contracts and similar contracts. Unfunded backlog also includes priced options, which consist of the aggregate contract revenues expected to be earned as a result of a customer exercising an option period that has been specifically defined in the original contract award.

        Contracts undertaken by Kratos may extend beyond one year. Accordingly, portions are carried forward from one year to the next as part of backlog. Because many factors affect the scheduling of projects, no assurance can be given as to when revenue will be realized on projects included in its backlog. Although funded backlog represents only business which is considered to be firm, Kratos cannot guarantee that cancellations or scope adjustments will not occur. The majority of funded backlog represents contracts under the terms of which cancellation by the customer would entitle Kratos to all or a portion of its costs incurred and potential fees.

        Management believes that year-to-year comparisons of backlog are not necessarily indicative of future revenues. The actual timing of receipt of revenues, if any, on projects included in backlog could change because many factors affect the scheduling of projects. In addition, cancellation or adjustments to contracts may occur. Backlog is typically subject to large variations from quarter to quarter as existing contracts are renewed of new contracts are awarded. Additionally, all United States government contracts included in backlog, whether or not funded, may be terminated at the convenience of the United States government.

Results of Operations related to the Year Ended December 31, 2007

Comparison of Results for the Year Ended December 31, 2006 to the Year Ended December 31, 2007

         Revenues.    Revenues by operating segment for the years ended December 31, 2006 and 2007 are as follows (in millions):

	2006	2007	$ change	% change
Public Safety & Security Segment	$55.6	$51.1	$(4.5)	(8.1)%
Kratos Government Solutions Segment	97.5	142.5	45.0	46.2%

Total revenues	$153.1	$193.6	$40.5	26.5%

        Revenues increased $40.5 million from $153.1 million in 2006 to $193.6 million in 2007, reflecting an increase of $45.0 million in the Kratos Government Solutions segment, primarily due to the acquisition of MRC in October 2006, which contributed $70.5 million in revenues in 2007 and $17.2 million in 2006. This increase of $53.3 million was partially offset by decreases due to the reduction of one program with annualized revenues of nearly $5.7 million that was consolidated by one of Kratos' federal government customers as well as, to a lesser degree, other program delays and losses resulting in reduced revenues of $2.6 million in other businesses within Kratos' Government Solutions segment. Reductions in Kratos' Public Safety & Security segment of $4.5 million were primarily related to the exit of the municipal wireless business in the first quarter of 2007.

        As described in the section "Critical Accounting Principles and Estimates" and in the footnotes to Kratos audited consolidated financial statements, a portion of its revenue is derived from fixed-price contracts whereby revenue is calculated using the percentage-of-completion method based on the ratio of total costs incurred to date compared to estimated total costs to complete the contract. These estimates are reviewed monthly on a contract-by-contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated costs to complete projects, which determine the project's percent complete, must be made and used in connection with the revenue recognized in any accounting period. Material differences may result in the amount and timing of revenue for any period if management makes different judgments or utilizes different estimates. During the reporting periods contained herein, Kratos did experience revenue and margin adjustments of certain projects based on the aforementioned factors, but the effect of such adjustments, both positive and negative, when evaluated in total were determined to be immaterial to the consolidated financial statements.

         Cost of Revenues.    Cost of revenues increased $37.8 million or 30.4% from $124.2 million for the year ended December 31, 2006 to $162.0 million for the year ended December 31, 2007 primarily due to the increase in total revenues. The increase was primarily attributable to cost of revenues of approximately $14.6 million related to the MRC acquisition, offset by decreases in cost of revenues as a result of the reduced revenues in the PSS segment discussed above. Gross margin during the year ended December 31, 2007 of 16.3% decreased from a 2006 gross margin of 18.9%. The decrease in gross margin primarily resulted from a change in the mix of Government Services revenue versus Public Safety & Security revenue.

         Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased 2.6% from $38.5 million to $39.5 million for the years ended December 31, 2006 and 2007, respectively. The increase of $1.0 million is primarily due to an increase in costs reflecting the acquisition of MRC and an increase in external consulting and professional fees, such as legal and accounting, partially offset by a reduction in stock compensation expense of $4.9 million from 2006, which decreased from $5.9 million in 2006 to $1.0 million in 2007. Included in the selling, general and administrative expenses (SG&A) for 2006 and 2007 is amortization of purchased intangibles of $2.0 million and $2.8 million, respectively. The increase in amortization year over year is also a result of the MRC acquisition. As a percentage of revenues, selling, general and administrative expenses decreased from 25.1% in 2006 to 20.4% in 2007. Excluding the impact of the amortization of purchased intangibles and stock compensation expense, SG&A decreased from 20.0% to 19.0% of revenues for 2006 and 2007, respectively.

         Stock Option Investigation, Related Fees and Recoveries.    In the summer of 2006, Kratos' current executive management team, which has been in place since 2004, initiated an investigation of Kratos' past stock option granting practices, referred to as the Equity Award Review, in reaction to media reports regarding stock option granting practices of public companies. Kratos' 2007 costs of $10.6 million included $14.0 million in legal, accounting and other professional fees related to its Equity Award Review which was completed in September 2007 and the ongoing government inquiries by the Department of Justice and the SEC. This amount was partially offset by $3.4 million related to the recovery of assets from Kratos' settlement with its former stock option administrator related to damages for the theft of Kratos' stock options and common stock which occurred in 2002 and 2003 and was discovered during Kratos' internal review of option granting practices. See "Legal Proceedings" on page 94 for a further discussion of these items.

         Estimated Cost for Settlement of Securities Litigation.    In March 2008, following a voluntary mediation of 2004 and 2007 securities litigation, the parties reached a tentative agreement to settle the class action. See "Legal Proceedings" on page 94 for a further discussion of these items. Kratos has accrued an estimated $4.9 million related to its costs for the settlement of these litigations.

         Contingent Acquisition Consideration and Restatement Fees.    In September 2004, Kratos amended the purchase agreements related to two of the companies acquired in its ENS segment in 2003 to more accurately reflect the intent of the transactions, resulting in a rescission of the continuous employment clauses from the earn-out arrangements, for which Kratos recorded a $12.4 million accrual at that time. Kratos had $0.1 million in expense associated with contingent acquisition consideration based upon the final payments on these agreements in 2006. There were no charges incurred in 2007.

         Impairment and Restructuring Charges.    Impairment and restructuring charges decreased $20.6 million from $21.8 million in 2006 to $1.2 million in 2007. During 2006, Kratos recorded $21.8 million in impairment and restructuring charges as a result of a change in strategic focus of its PSS segment and a consolidation of its headquarter facilities, which included $18.3 million for goodwill impairment related to acquisitions made in the PSS segment. This was due in part to changes in the industry and the strategic focus, the impact of recent and future expected operating performance, as well as operational challenges from significant employee turnover that Kratos encountered after the completion of the earn-out periods in early 2006. The balance of the charge was related to an asset impairment of approximately $1.8 million, an unused facility charge of approximately $1.4 million related to facilities consolidation and severance costs associated with restructuring activities of approximately $0.3 million. The costs in 2007 of $1.2 million included $0.8 million for an excess facility accrual for obligations under facility leases with unused office space as a result of the recent divestitures of Kratos wireless network services businesses, $0.2 million related to the impairment of leasehold improvements for these facilities and $0.2 million related to an impairment of fixed assets.

         Other Expense, Net.    For the year ended December 31, 2006, net other expense was $0.9 million compared to net other expense of $2.3 million for the year ended December 31, 2007. The other expense in 2006 was due to interest income on the note receivable relating to the sale of Kratos' Mexican subsidiary and interest expense for the borrowings on the line of credit used to fund the acquisition of MRC in October 2006. In 2007, in accordance with EITF 87-24, Allocation of Interest to Discontinued Operations, interest expense on the debt of $2.2 million that was required to be repaid as a result of the sales of Kratos' wireless network services business was allocated to discontinued operations for the periods presented. See Note 4 of Notes to Consolidated Financial Statements of this proxy statement/prospectus. Consequently, in 2007 the interest cost for the Line of Credit borrowings used to fund the MRC acquisition was primarily allocated to discontinued operations. The net other expense of $2.3 million in 2007 was primarily attributable to approximately $1.8 million of an impairment charge, recorded in the fourth quarter of 2007, related to the carrying value of investments to fair value as well as $1.2 million of interest expense incurred on Kratos' credit facility.

         Provision (benefit) for Income Taxes.    Kratos' effective income tax rate for the year ended December 31, 2006 represented a negative 43% income tax provision compared to a negative 5% income tax provision for the year ended December 31, 2007. The tax provision of $13.8 million for the year ended December 31, 2006 included an increase to the valuation allowance of $15.9 million against the deferred tax assets. The tax provision for the year ended December 31, 2007 included an increase to the valuation allowance of $9.8 million against the deferred tax assets.

         Income (Loss) from Discontinued Operations.    Loss from discontinued operations increased from a loss of $11.7 million in 2006 to a loss of $12.6 million during 2007. The increase was primarily due to the impairment of assets related to the wireless deployment business of $13.4 million, an impairment of goodwill of $7.2 million related to this business, a $1.9 million loss from the disposal of Kratos' deployment business and a $1.1 million excess facility accrual. These charges were all partially offset by a gain of $14.8 million on the sale of the wireless engineering services business operations and a gain of $2.6 million on the sale of the EMEA business. Revenues and net loss before taxes generated by these businesses in 2006 were approximately $201.7 million and $9.8 million, respectively, compared to $85.7 million and $12.7 million, respectively, in 2007. The decrease year over year was impacted by the divestitures of the wireless network services businesses in 2007. See Note 4 to the Notes to the Consolidated Financial Statements for further discussion of these transactions.

Comparison of Results for the Year Ended December 31, 2005 to the Year Ended December 31, 2006

         Revenues.    Revenues by operating segment for the years ended December 31, 2005 and 2006 are as follows (in millions):

	2005	2006	$ change	% change
Public Safety & Security Segment	$67.3	55.6	(11.7)	(17.4)%
Government Solutions Segment	85.0	97.5	12.5	14.7%

Total revenues	$152.3	$153.1	$0.8	0.1%

        Revenues increased $0.8 or 0.1% from $152.3 million in 2005 to $153.1 million in 2006. The increase in revenues included an increase of $12.5 million in Kratos' Government Solutions segment, substantially offset by reduced revenue in Kratos' Public Safety & Security segment.

        The decreased revenues in the PSS segment of $11.7 million from 2005 to 2006 was primarily a result of significant employee turnover, particularly management sales and business development personnel, that occurred in Kratos' Atlanta and Houston offices following the completion of the three year acquisition earn-out periods at the beginning of 2006. The increased revenue in the Government Network Services segment is a result of the acquisition of MRC in the fourth quarter of 2006, which contributed $17.6 million in revenues in 2006, offset partially by decreases due to program delays and program reductions from two of Kratos' DOD Customers.

         Cost of Revenues.    Cost of revenues increased $8.5 million or 7.3% from $115.7 million for the year ended December 31, 2005 to $124.2 million for the year ended December 31, 2006. Gross margin during the year ended December 31, 2005 of 24.0% decreased to a gross margin of 18.9% for the year ended December 31, 2006. The increase in cost of revenues was partially attributable to cost of revenues of approximately $14.6 million related to the MRC acquisition. The decrease in gross margins resulted from an increased mix of government network services business, which generally reports the classification of cost elements based upon definitions in accordance with government contracting regulations. As a result, cost of revenues in the 2006 periods includes certain cost elements that would otherwise be classified as SG&A expense under a commercial contract arrangement. In addition, the overall decrease in gross margin percentage was partially attributable to a stock-based compensation expense of $0.9 million in 2006 related to Kratos' adoption of SFAS No. 123(R) in January 2006, compared to $0.0 million in 2005 and the impact of cost overruns in the PSS sector as a result of employee and management turnover that occurred following the completion of the earn-out periods in early 2006.

         Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased 8.5% from $35.5 million to $38.5 million for the years ended December 31, 2005 and 2006, respectively. As a percentage of revenues, selling, general and administrative increased from 23.3% in 2005 to 25.1% in 2006. The increase of $3.0 million is primarily due to the cost of stock-based compensation which was $5.9 million in 2006 or 3.9% of revenues versus $0.2 million, net of related tax adjustments, in 2005 or 0.1% of revenues partially offset by a reduction in consulting fees. Excluding the stock-based compensation expense, SG&A decreased from $35.3 million, or 23.2% of revenues, in 2005 to $32.6 million, or 21.3% of revenues, in 2006.

         Contingent Acquisition Consideration and Restatement Fees.    In September 2004, Kratos amended the purchase agreements related to two of the companies acquired in its ENS segment in 2003 to more accurately reflect the intent of the transactions, resulting in a rescission of the continuous employment clauses from the earn-out arrangements, for which Kratos recorded a $12.4 million accrual at that time. In September 2005, Kratos reduced $2.5 million of its contingent acquisition earn-out accruals that was determined to be excess based on the projected performance of the division compared to the minimum performance targets as defined in the earn-out arrangements. In December 2005, Kratos increased its contingent acquisition earn-out accruals by $0.4 million, to reflect the financial performance of one of the acquired entities that exceeded its previously projected performance. Kratos had $0.1 million in expense associated with contingent acquisition consideration based upon the final payments on these agreements in 2006.

         Impairment and Restructuring Charges.    During 2006, Kratos recorded $21.8 million in impairment and restructuring charges as a result of a change in strategic focus of its ENS segment and a consolidation of its headquarter facilities, which included $18.3 million for goodwill impairment related to acquisitions made in the ENS segment. This was due in part to changes in the industry and Kratos' strategic focus, the impact of recent and future expected operating performance, as well as operational challenges from significant employee turnover that it encountered after the completion of the earn-out periods in early 2006. The balance of the charge was related to an asset impairment of approximately $1.8 million, an unused facility charge of approximately $1.4 million related to facilities consolidation and severance costs associated with restructuring activities of approximately $0.3 million. No impairment or restructuring charges were incurred in 2005.

         Other Income (Expense), Net.    For the year ended December 31, 2005, net other income was $0.3 million compared to net other expense of $0.9 million for the year ended December 31, 2006. The increase in net other expense of $1.2 million was primarily due to the interest that was incurred on the KeyBank credit facility as a result of the MRC acquisition, partially offset by the interest income earned on the note receivable for the sale of Mexico.

         Provision (benefit) for Income Taxes.    Kratos' effective income tax rate for the year ended December 31, 2005 represented a 3% income tax benefit compared to a negative 43% income tax provision for the year ended December 31, 2006. The tax benefit of $0.1 million for the year ended December 31, 2005 included a decrease to the valuation allowance on deferred tax assets based upon Kratos' projections of taxable income for 2006, including the reversal of temporary differences. The reduction in the valuation allowance was primarily a result of Kratos' projected forecasts of 2006 taxable income, the estimated timing of reversal of temporary differences and the expected utilization of net operating loss carryforwards. In 2006, the income tax expense of $13.8 million is a result of an increase of $15.9 million in Kratos' valuation allowance for deferred tax assets.

         Loss from Discontinued Operations.    Loss from discontinued operations increased from a loss of $2.0 million in 2005 to a loss of $11.7 million during 2006. Included in the loss from discontinued operations of $2.0 million for the year ended December 31, 2005 is an approximate $5.0 million charge related to a write off of unrecoverable contract costs incurred on sites Kratos was building for its customers in Mexico and South America which were cancelled prior to the completion of the sites. Although Kratos was under contractual arrangement with these customers to build these sites, these costs were contractually unrecoverable from its customers due to the termination clauses in the contracts, which did not provide for reimbursement for in process cancelled sites, unless agreed upon by the customer. Also included in Kratos' loss from discontinued operation in 2005 is an impairment charge of $0.9 million related to accumulated foreign currency translation losses as well as a

$4.4 million valuation allowance established against the deferred tax assets of Kratos' discontinued operations. Included in the loss from discontinued operations of $11.7 million for the year ended December 31, 2006 is an impairment charge of approximately $5.2 million to reduce the current carrying value of the South American operations to their estimated fair value based upon current indications of interest. Also included in Kratos' loss from discontinued operations in 2006 is an impairment charge of $1.7 million related to accumulated foreign currency translation losses. Revenues and net income (loss) before taxes generated by these businesses in 2005 were approximately $265.1 million and net income of $7.1 million, respectively, compared to $201.7 million and a net loss of $9.8 million, respectively, in 2006. The reduction in revenues in 2006 from 2005 reflects the sale of its Latin American operations in February 2006. See Note 4 to the Notes to the Consolidated Financial Statements for further discussion of these transactions.

Liquidity and Capital Resources

        Kratos' sources of liquidity include cash and cash equivalents, cash from operations, its credit facility and other external sources of funds. As of September 28, 2008, Kratos had cash and cash equivalents totaling $2.5 million and restricted cash of $1.5 million primarily related to the requirement of its credit facility that it set aside 50% of the proceeds of the recovery amounts from the theft of stock options by its former stock option administrator to fund settlement amounts for its 2004 and 2007 securities litigation. As of December 31, 2007, Kratos had consolidated cash and cash equivalents of $8.6 million, consolidated long-term and short-term debt of $76.7 million, and consolidated stockholders equity of $167.2 million.

        Kratos' operating cash flow is used to finance trade accounts receivable, fund ongoing litigation, governmental inquiries and settlements, fund capital expenditures and make strategic acquisitions. Financing trade accounts receivable is necessary because, on average, the customers and payers for Kratos' services do not pay it as quickly as it pays its vendors and employees for their goods and services, primarily due to contractual billing milestones that must be achieved to enable Kratos to bill its customers. Capital expenditures consist primarily of investment in computer hardware and software and improvement of physical properties in order to maintain suitable conditions to conduct Kratos' business.

        Cash from continuing operations is primarily derived from customer contracts in progress and associated changes in working capital components. Cash used by continuing operations was $5.7 million for the nine months ended September 28, 2008 and provided by operations was $4.9 million for the nine months ended September 30, 2007. The change in cash used by continuing operations for the nine months ended September 28, 2008 is primarily the result of the funding requirements of the securities litigation settlements and the timing of payments to Kratos' subcontractors on projects for which it collects receivables on a milestone basis.

        A summary of Kratos' net cash provided by operating activities from continuing operations from its consolidated statement of cash flows for fiscal years ended December 31, 2005, 2006 and 2007 is as follows (in millions):

	Years Ended December 31,
	2005	2006	2007
Net cash used in operating activities of continuing operations	$(3.4)	$(3.9)	$(1.1)

        Cash used in operating activities of continuing operations for 2007 decreased by $2.7 million from 2006 primarily due to a decrease in days sales outstanding from 109 days to 101 days, after adjustment for the MRC transaction in 2006 and the Haverstick transaction in 2007, partially offset by payment related to Kratos' internal stock option investigation, as well as the timing of payments of Kratos' expenses.

        Cash provided by investing activities from continuing operations was $51.4 million for the nine months ended September 30, 2007 compared to cash used by investing activities of $3.4 million for the nine months ended September 28, 2008.

        During the nine months ended September 30, 2007, investing activities included proceeds of $57.7 million from the disposition of discontinued operations, offset by capital expenditures of $1.1 million and cash paid of $6.2 million for contingent consideration of prior acquisitions.

        During the nine months ended September 28, 2008, investing activities included the following:

  •
  Proceeds received of $2.3 million from the settlement of the working capital amount owed by LCC on the sale of Kratos' domestic engineering operations which was partially offset by cash paid of $2.0 million to Platinum Equity in partial settlement of the working capital adjustment for the sale of the wireless deployment business.

  •
  Payments of $1.8 million, net of cash acquired, related to the Haverstick and SYS acquisitions consisting of primarily transaction related expenses. Additional transaction costs related to the SYS acquisition will be paid in the last quarter of this year. See Notes 6 and 7 to Kratos' unaudited consolidated financial statements for further discussion of its acquisitions and divestitures.

  •
  An increase in payments of $1.5 million in Kratos' restricted cash accounts. As a result of the first amendment to Kratos' credit facility in March 2008, it is required to set aside proceeds from the recovery of the theft of stock options in a restricted account to fund the legal settlements related to its securities litigations. During 2008, Kratos funded this account with $2.2 million related to recoveries on the theft and in July 2008, it used $1.2 million of these funds to pay a portion of the $1.8 million related to the 2007 securities litigation settlement. The balance of the increase in restricted cash of $0.5 million is related to cash Kratos is required to maintain in a restricted account related to its worker's compensation self insurance and employee travel card programs. See Note 8 to Kratos' unaudited consolidated financial statements for further discussion of the first amendment to the Credit Facility.

  •
  Capital expenditures of $0.7 million and proceeds of the sale of investments $0.3 million.

        Cash used in investing activities from continuing operations for the fiscal years ended December 31, 2005, 2006 and 2007 are summarized as follows (in millions):

	2005	2006	2007
Investing activities:
Sale/maturity of short-term investments	$7.6	$—	$—
Cash paid for contingent acquisition consideration	(17.1)	(8.5)	(8.9)
Cash paid for acquisitions, net of cash acquired	(33.6)	(59.1)	(63.9)
Proceeds from the disposition of discontinued operations	—	18.9	57.3
Cash transferred from (to) restricted cash	—	(1.0)	1.0
Capital expenditures	(4.0)	(1.2)	(0.9)

Net cash used in investing activities from continuing operations	$(47.1)	$(50.9)	$(15.4)

        Cash paid for acquisitions and contingent acquisition consideration accounted for the most significant outlays for investing activities in each of the three years from 2005 to 2007 as a result of the implementation of Kratos' strategies to diversify its business while focusing on its core competencies. These acquisitions included Haverstick in 2007, MRC in 2006, and TLA in 2005.

        Investing activities in 2006 and 2007 also included proceeds of $18.9 million and $57.3 million respectively, directly attributable to the sale of Kratos' wireless discontinued operations.

        Capital expenditures consist primarily of investment in computer hardware and software and improvement of Kratos' physical properties in order to maintain suitable conditions to conduct its business.

        Cash used in financing activities from continuing operations was $50.4 million for the nine months ended September 30, 2007 and cash provided by financing activities from continuing operations was $3.8 million for the nine months ended September 28, 2008. In 2007, borrowings of $8.0 million under the line of credit were offset by payments of $58.0 million under the line of credit as a result of cash received from the sale of the wireless businesses that was required to be used to reduce debt on Kratos' prior credit facility. The positive cash flow from financing activities for the 2008 period consisted primarily of $6.0 million of borrowings from Kratos' revolver offset by required repayments on its term notes of $2.0 million.

        Cash used by discontinued operations was $5.1 million and $0.8 million for the nine months ended September 30, 2007 and 2008, respectively. The decrease was primarily a result of the sale of these operations in 2007.

        Cash provided by financing activities from continuing operations for the fiscal years ended December 31, 2005, 2006 and 2007 are summarized as follows (in millions):

	2005	2006	2007
Financing activities:
Proceeds from issuance of common stock	$0.1	$0.4	$—
Proceeds from issuance of common stock under employee stock purchase plan	0.8	—	—
Borrowings under credit facility and line of credit	—	85.0	88.5
Repayment under line of credit	—	(34.0)	(64.0)
Repayment of capital lease obligations	(0.4)	(0.3)	(0.4)
Debt issuance costs	(0.3)	(1.2)	(3.0)

Net cash provided by financing activities from continuing operations	$0.2	$49.9	$21.1

        In 2005, Kratos entered into a $15 million credit facility with KeyBank N.A., or KeyBank, for general working capital requirements and to fund future acquisitions. Kratos did not draw on this facility until 2006 and in October 2006 Kratos replaced this facility with an $85 million facility from KeyBank to fund the acquisition of MRC. During 2007, Kratos entered into two amendments to its credit facility, one in March and the other in June, which reduced the total facility to $35 million as a result of the divestitures of its wireless network services businesses. In December 2007, Kratos successfully negotiated a new $85.0 million credit facility with KeyBank, which was used primarily to fund the Haverstick acquisition.

        Proceeds from the issuance of common stock in 2005 through 2006 are related to the exercise of employee stock options.

        Cash provided by (used in) discontinued operations for the fiscal years ended December 31, 2005, 2006 and 2007 are summarized as follows (in millions):

	2005	2006	2007
Operating cash flows	$7.7	6.4	$0.2
Investing cash flows	(5.1)	(6.6)	(1.6)
Financing cash flows	4.0	0.1	—
Effect of exchange rates on cash and cash equivalents	1.0	2.7	0.0

Net cash flows of discontinued operations	$7.6	$2.6	$(1.4)

        Investing cash flow consists of capital expenditures incurred by Kratos' wireless network services segment. Financing cash flows is the result of proceeds received on the exercise of stock options by the wireless network services employees.

Contractual Obligations and Commitments as of September 28, 2008

        In connection with Kratos' business acquisitions, it has agreed to make additional future payments to sellers based on final purchase price adjustments and the expiration of certain indemnification obligations. Pursuant to the provisions of SFAS No. 141, such amounts are accrued, and therefore, recorded by Kratos when the contingency is resolved beyond a reasonable doubt and, hence, the additional consideration becomes payable. As of September 30, 2008, Kratos had approximately $3.6 million of cash holdback amounts which include accrued interest and $8.2 million of common stock holdback due for the MRC and Haverstick acquisitions; these will be released subject to indemnity rights. As of December 31, 2007, Kratos had approximately $3.5 million of cash in holdback amounts. The MRC holdback of approximately $2.4 million was originally due in April 2008 and this date has been extended to provide additional time to resolve outstanding indemnification obligations. Kratos expects to make this payment in the fourth quarter of this year or the beginning of 2009. The remaining amounts for Haverstick of $1.2 million in cash and $8.2 million in common stock are due in equal payments in December 2008 and September 2009. The holdback arrangements accrue interest in accordance with the terms of the purchase agreements.

        In addition to the indemnity holdback, the Haverstick agreement also called for a post closing working capital adjustment. In February 2008, Kratos and Haverstick agreed on the working capital calculation called for in the agreement. The calculation resulted in a working capital adjustment due to Haverstick in an amount of $1.5 million. The working capital adjustment was paid in April 2008 with the issuance of 697,315 common shares of Kratos stock valued at $1.3 million and cash of $0.2 million.

        On December 31, 2007, Kratos entered into a new credit facility of $85.0 million with KeyBank National Association ("KeyBank"), which replaced the October 2, 2006 credit agreement with KeyBank. This credit facility provides for two term loans consisting of a first lien term note of $50.0 million and a second lien term note of $10.0 million, as well as a first lien $25 million revolving line of credit. The $10.0 million term loan has a five and one half year term with principal payments required quarterly beginning on March 31, 2008 of $25,000 through March 31, 2013 with the final balance of $9.5 million due on June 30, 2013. The $50.0 million term loan has a five year term with principal payments required quarterly beginning on March 31, 2008 of $0.6 million in 2008, $1.3 million in 2009, $2.5 million in 2110, and $4.1 million in 2011 and 2012. The term loans have a provision which states that once the full amount of the note has been borrowed, the notes cannot be paid down and reborrowed again. The revolving line of credit has a four year term which expires on December 31, 2011 and contains provisions typical in such arrangements. All loans under the new credit facility have an interest rate equal to a base rate defined as a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.5% and (b) the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its "prime rate" plus a margin for the term loans of 6.5%

to 7.5% and a margin of 1.0% to 3.25% on the revolving line of credit. The applicable margin at date of borrowing is determined by the ratio of Kratos' aggregate debt to EBITDA for the previous four fiscal quarters. Kratos used the credit facility to fund the acquisition of Haverstick and to retire outstanding debt under its October 2006 credit facility with KeyBank. The terms of the new credit agreement require Kratos to provide certain customary covenants for a credit agreement, including certain financial covenants which vary by quarter. See Schedules 7.12(a) through (e) to both the First Lien Credit Agreement and the Second Lien Credit Agreement, which were filed with the SEC as Exhibits 10.1 and 10.2 respectively, to Kratos' Current Report on Form 8-K on January 7, 2008. As of September 28, 2008, Kratos' outstanding balance on the facility was $79.5 million and it had availability under the revolver of $2.0 million. As of December 31, 2007, Kratos' outstanding balance on the facility was $75.5 million and the weighted average interest rate on the debt borrowed during 2007 was 8.3%. This includes $3.5 million of interest expense and financing costs related to the October 2006 credit facility and the new facility dated December 31, 2007. The replacement of the October 2006 facility resulted in a write-off of $1.0 million in deferred financing costs. Kratos had $3.3 million in deferred financing costs outstanding as of December 31, 2007 which are related to the new facility and are being amortized over the four, five and five and one half year life of the respective underlying notes.

        On February 11, 2008, Kratos entered into three interest swap agreements with KeyBank, to fix its LIBOR rate to an average of 3.16% for the term of the swap agreements. The effective date of the swaps was February 14, 2008. The notional amounts and expiration dates of the swap agreements are $15 million and March 31, 2010; $22.5 million and March 31, 2011; and $32.5 million and March 31, 2011. The net benefit of the swap agreements entered into on February 11, 2008 has been reduced by the LIBOR floor included in the amendment and waiver discussed below.

        In March 2008, Kratos entered into a tentative agreement to settle the 2004 and 2007 securities class action litigation actions (described above in Legal Proceedings), and as a result, Kratos recorded a $4.9 million charge in the quarter ended December 31, 2007 to accrue its share of the settlement amounts, and an estimate for a contingent liability associated with legal proceedings related to the derivative actions, net of the amounts to be covered by its insurance carriers. As a consequence of recording this legal settlement, Kratos did not meet certain of the financial covenants in accordance with the credit agreement. Accordingly, on March 27, 2008, Kratos obtained an amendment and waiver from its lenders to waive the impact of the legal settlement amounts on its financial covenants as of December 31, 2007 and the affected future periods. The amendment also amended the credit agreement to provide for an increase in the LIBOR floor rate to 4.25% and to require that Kratos set aside in a restricted account approximately 50% of the proceeds of the recovery from the theft of stock options by its former stock option administrator, or approximately $1.7 million, to fund these settlement amounts. In April 2008, Kratos transferred $1.7 million to a restricted cash account and in July 2008, it transferred an additional $0.6 million that it received from the insurance carriers as settlement on the theft of stock options to this restricted account. The lenders have also reserved the right to require Kratos to utilize the entire amount of the $3.4 million in proceeds received from the theft of stock options to permanently pay down indebtedness. This right can be exercised no earlier than 60 days from March 27, 2008 and expires upon Kratos' compliance with financial covenants under the credit agreement for the four consecutive quarters commencing after January 1, 2008. The cost related to this amendment was recorded as deferred financing costs.

        On June 26, 2008, Kratos entered into a second amendment to its credit facility in order to obtain changes necessary to complete the merger with SYS. The amendment specifically approves Kratos' assumption of the unsecured subordinated convertible notes issued by SYS as subordinated debt under the credit facility provided that a subordination agreement is obtained from the note holders representing no less than 95% of the aggregate principal amount of all subordinated notes. This condition was satisfied in July 2008. In addition, the amendment provides for an add-back for amounts representing actual transaction costs incurred by an acquired entity in the computation of Consolidated

EBITDA, as defined in the credit agreement, in any acquisition in which 100% of the purchase price is paid by Kratos' equity securities.

        As of September 28, 2008, Kratos had outstanding convertible notes payable which were acquired as the result of the SYS acquisition totaling $3.1 million, of which $0.8 million was payable to related parties. The convertible notes payable are unsecured and subordinate to its bank debt and bear interest at 10% per annum payable quarterly. Principal is due February 14, 2009 and the notes are convertible at any time into shares of common stock at a conversion rate of $2.86 per share.

        In the third quarter of 2008, Kratos paid $1.8 million related to the 2007 securities litigation settlement. This amount was partially funded with $1.2 million of the funds placed in the restricted account. In October 2008 Kratos funded $1.0 million related to the 2004 securities litigation settlement from its restricted cash account and expects to pay an additional $2.0 million plus interest accrued from October 2008 at 10% per annum from its operating cash, in the fourth quarter of this year. Kratos expects to be reimbursed for $0.6 million of the payment related to the 2004 securities litigation settlement by its insurance carrier by the final settlement date of the litigation, which is anticipated by the end of the fourth quarter of this year or the first quarter of 2009.

        On July 16, 2008, Kratos came to an agreement with Platinum Equity on a working capital adjustment of $5.0 million. The adjustment is to be paid in installments with the first amount of $2.5 million due on July 31, 2008 and payments of $0.5 million monthly thereafter until paid in full in December 2008. Kratos did not make the scheduled $2.5 million payment due as of July 31, 2008; payments of $1.0 million were made in August and September of 2008, respectively. As of September 28, 2008, the balance of $3.0 million, plus accrued interest on the payments outstanding, has been reflected in other current liabilities.

        The following table summarizes Kratos' currently existing contractual obligations and other commitments at December 31, 2007, and the effect such obligations could have on Kratos' liquidity and cash flow in future periods (in millions):

	Payments due/forecast by Period
	Total	2008	2009 - 2010	2011 - 2012	2013 and After
Long-term debt, net of interest(1)	$75.5	$1.9	$24.0	$43.6	$6.0
Capital leases(5)	1.2	0.1	0.2	0.3	0.6
Estimated interest on debt(2)	21.6	7.4	10.6	3.5	0.1
Other liabilities(3)	3.5	2.9	0.6	—	—
Purchase orders(4)	43.7	40.7	1.5	0.6	0.9
Operating leases(5)	16.3	5.6	8.0	1.8	0.9
Interpretation 48 obligations, including interest and penalties(6)	3.9	1.4	1.2	0.5	0.8

Total commitments and recorded liabilities	$165.7	$60.0	$46.1	$50.3	$9.3

(1)
The KeyBank Credit Facility. The payments shown are Kratos' present forecast which contemplates that it will pay off the KeyBank Credit Facility by the due date of June 2013. The annual payment requirements for long-term debt obligations are $2.6 million in 2008, $15.2 million in 2009 to 2010, $32.7 million in 2011 to 2012, and $9.5 million in 2013. See "Notes to Consolidated Financial Statements" Note 8(a) for further details.

(2)
Includes interest payments based on current interest rates for variable rate debt and fixed rate debt based upon its swap arrangements. See "Notes to Consolidated Financial Statements" Note 8(a) for further details.

(3)
Primarily the obligations under the working capital adjustment clause and holdback payments related to the acquisition of MRC and Haverstick. See "Notes to Consolidated Financial Statements" Note 6 for further details.

(4)
Purchase orders include commitments in which a written purchase order has been issued to a vendor, but the goods have not been received or services have not been performed.

(5)
See "Notes to Consolidated Financial Statements" Note 10 for further details.

(6)
The FIN 48 obligations shown in the above table represent certain uncertain tax positions. The years for which the uncertain tax positions will reverse have been estimated in scheduling the obligations in the table above.

        As of December 31, 2007 Kratos had $2.4 million of standby letters of credit outstanding. Kratos' letters of credit are related to its workers compensation program, as support for its performance bond program and for its work overseas. Additional information regarding Kratos' financial commitments at December 31, 2007 is provided in the notes to Kratos' consolidated financial statements. See "Notes to Consolidated Financial Statements, Note 16—Commitments and Contingencies."

Other Liquidity Matters

        Kratos intends to fund its cash requirements with cash flows from operating activities, and borrowings under its current credit facilities and potential future credit facilities. Kratos believes these sources should be sufficient to meet its cash needs for at least the next 12 months. However, Kratos expects to pay for the remaining settlement of its stockholder litigation in the fourth quarter of 2008 as discussed in Note 13—Legal Matters to the unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus, and Kratos may need to raise additional funds to pay for this settlement. In addition, if Kratos becomes subject to significant judgments, settlements, or fines related to the matters discussed in Legal Proceedings beginning on page     , or any other matters, or incur legal fees in excess of its current expectations, it could be required to make significant payments that could materially and adversely affect its financial condition, potentially impacting its ability to access the capital markets and its compliance with its debt covenants.

        As discussed in the Kratos' risk factors presented elsewhere in this proxy statement/prospectus, Kratos' quarterly and annual operating results have fluctuated in the past and may vary in the future due to a variety of factors, many of which are external to its control. If the conditions in Kratos' industry deteriorate or its customers cancel or postpone projects or if Kratos is unable to sufficiently increase its revenues or further reduce its expenses, or if there is a real likelihood of continuing resolutions in 2009 for civilian and DoD agencies, it may experience, in the future, a significant long-term negative impact to its financial results and cash flows from operations. In such a situation Kratos could fall out of compliance with its financial and other covenants which, if not waived, could limit its liquidity and capital resources. As of December 31, 2007 and September 28, 2008, Kratos was in compliance with all financial covenants under the credit agreements.

        Kratos currently carries a significant amount of debt and as such, its ability to execute on additional business opportunities may be limited due to existing borrowing capacity. In addition, given the relatively highly leveraged liquidity position, any down-turn in its operating earnings could impair its ability to comply with the financial covenants of its existing credit facility. If Kratos believes a covenant violation is more than likely to occur in the near future, it would seek relief from its lenders. This relief would have some cost to Kratos and such relief might not be on terms as favorable as those in its existing credit agreement. If Kratos was to actually default due to its failure to meet the financial covenants of its credit agreement and inability to obtain a waiver from the lenders, its credit agreement could require it to immediately repay all amounts then outstanding under the credit agreement and/or require it to pay interest at default rates per the credit agreement.

        In the event Kratos was required to repay the amount outstanding under the existing credit facility, it would need to obtain alternative sources of financing to continue its operating activities at existing levels. There can be no assurance that alternative financing would be available on acceptable terms or at all.

Off Balance Sheet Arrangements

        Kratos has no material off-balance sheet arrangements as defined in Regulation S-K 303(a)(4)(ii).

Critical Accounting Principles and Estimates

        There have been no significant changes to Kratos' Critical Accounting Policies or Estimates during 2008.

Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," (SFAS 157) which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. SFAS 157 defines fair value based upon an exit price model. Relative to SFAS 157, the FASB issued FASB Staff Positions (FSP) 157-1, 157-2, and proposed 157-c. FSP 157-1 amends SFAS 157 to exclude SFAS 13 and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. FSP 157-c clarifies the principles in SFAS 157 on the fair value measurement of liabilities. Kratos adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities. Refer to Note 9 to the Condensed Consolidated Financial Statements for additional discussion on fair value measurements.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115," (SFAS 159) which is effective for fiscal years beginning after November 15, 2007. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option is elected would be reported in earnings. Kratos has adopted SFAS 159 as of January 1, 2008 and has elected not to measure any additional financial instruments or other items at fair value.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" (SFAS 141(R)), which replaces SFAS No. 141, "Business Combinations." SFAS 141(R) retains the underlying concepts of SFAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but SFAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and any adjustments to an entity's deferred tax assets and uncertain tax positions that occur after the measurement period be recorded as a component of income tax expense. SFAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008. Additionally, SFAS 141 (R) is effective for changes to valuation allowances or acquired uncertain tax positions occurring after the effective date of SFAS 141 (R), where the acquisition date occurs prior to the effective date for SFAS 141 (R). Early adoption is not permitted. Kratos is currently evaluating the effects, if any, that SFAS 141(R) may have on its financial statements; however, since Kratos has significant acquired deferred tax assets for which full valuation allowances were recorded at the acquisition date, SFAS 141(R) could significantly affect the results of operations if changes in the valuation allowances occur subsequent to adoption. For additional discussion on deferred tax valuation allowances, refer to Note 10 to the Consolidated Financial Statements in its 2007 Annual Report filed on Form 10-K.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51." This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with earlier adoption prohibited. This statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. It also amends certain of ARB No. 51's consolidation procedures for consistency with the requirements of SFAS 141(R). This statement also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. Kratos is currently evaluating this new statement and anticipates that the statement will not have a significant impact on Kratos' results of operations, financial condition or liquidity.

        In December 2007, the EITF issued Issue No. 07-1, "Accounting for Collaborative Arrangements." This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, and shall be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. This Issue requires that transactions with third parties (i.e., revenue generated and costs incurred by the partners) should be reported in the appropriate line item in each company's financial statement pursuant to the guidance in EITF Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." This Issue also includes enhanced disclosure requirements regarding the nature and purpose of the arrangement, rights and obligations under the arrangement, accounting policy, mount and income statement classification of collaboration transactions between the parties. Kratos is currently evaluating this new statement and anticipates that the statement will not have a significant impact on Kratos' results of operations, financial condition or liquidity.

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133" (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity's derivative instruments and hedging activities and their effects on the entity's financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. Kratos is currently evaluating the disclosure implications of this statement and anticipates that the statement will not have a significant impact on Kratos' results of operations, financial condition or liquidity.

        In April 2008, the FASB issued FSP FAS No. 142-3, which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under FAS No. 142, "Goodwill and Other Intangible Assets." The FSP requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset, and is an attempt to improve consistency between the useful life of a recognized intangible asset under FAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under FAS No. 141, "Business Combinations." The FSP is effective for fiscal years beginning after December 15, 2008, and the guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. The FSP is not expected to have a significant impact on Kratos' results of operations, financial condition or liquidity.

        In May 2008, the FASB issued Financial Accounting Standard (FAS) No. 162, "The Hierarchy of Generally Accepted Accounting Principles." The statement is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are prepared in conformance with generally accepted accounting principles. Unlike Statement on Auditing Standards (SAS) No. 69, "The Meaning of Present in Conformity With GAAP," FAS No. 162 is directed to the entity rather than the auditor. The statement is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with GAAP," and is not expected to have any impact on Kratos' results of operations, financial condition or liquidity.

        In June 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) Emerging Issues Task Force (EITF) No. 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities." Under the FSP, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on Kratos' results of operations, financial condition or liquidity.

Quantitative and Qualitative Disclosures about Market Risk

        Kratos is exposed to market risk in connection with changes in interest rates, primarily in connection with outstanding balances under its credit facility with KeyBank N. A. Based on Kratos' average outstanding balances during the nine months ended September 28, 2008, a 1% change in the LIBOR rate would not impact Kratos' financial position and results of operations as a result of the 4.25% LIBOR floor rate on its credit facility. Kratos manages exposure to these risks through its operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and are not used for speculation or for trading purposes. Derivative financial instruments are contracted with investment grade counterparties to reduce exposure to nonperformance on such instruments.

        Cash and cash equivalents as of September 28, 2008 were $2.5 million and are primarily invested in money market interest bearing accounts. A hypothetical 10% adverse change in the average interest rate on Kratos' money market cash investments and short-term investments would have had no material effect on net income for the nine months ended September 28, 2008.

 CERTAIN INFORMATION REGARDING DIGITAL FUSION'S BUSINESS

        Digital Fusion is an information technology, research and engineering, and acquisition and business support services company that helps its customers make the most of technology to meet their business needs. Digital Fusion's IT Services business unit provides solutions to both government and commercial customers, focused in the following areas: Business Process Automation, Application Development and Data Management, Application Security, Web Portals and Digital Dashboards, System Integration, and IT Support. Digital Fusion's Research and Engineering Services business unit supports a variety of customers with state-of-the-art solutions that include: Systems Development and Engineering; Applied Aerodynamics/Computational Fluid Dynamics; Missile Engineering; Thermal-Structural Modeling; Program, Data and Financial Management Support; Modeling and Simulation; Control System Design and Analysis; Mechanical Design and Analysis; Optical Systems Design, Development and Test; Hardware-in-the-Loop Testing; and Test and Evaluation. Digital Fusion's Acquisition and Business Support Services business unit provides solutions focused on the following areas: Budget Integration and Analysis; Accounting Operations; Travel Management; SAP Expertise; Business System Development, Evaluation and Operation; Assessing Best Business Practices and Tools; Contracts Management and Administration; Purchasing Expertise; Procurement Documentation Generation and Evaluation; Price and Cost Analysis; Earned Value Management and Policy Evaluation and Support.

        Digital Fusion is incorporated in Delaware with its main offices located in Huntsville, Alabama. Digital Fusion has satellite offices in Texas and Washington, D.C. Digital Fusion's website address is www.digitalfusion.com.

Description of Business

Form and History of Organization

        Digital Fusion, Inc. was incorporated in February 1995 in Delaware as Internet Broadcasting Systems, Inc. Digital Fusion's name was changed to IBS Interactive, Inc. when it went public in May 1998. During October 2001, stockholders approved the corporate name change to Digital Fusion, Inc. Its stock is traded on Pink Sheets under the symbol "DIGF."

Acquisitions and Divestitures

        On January 3, 2005, pursuant to a Stock Purchase Agreement dated October 28, 2004 by and between Digital Fusion and the Chief Executive Officer of Summit Research Corporation ("Summit"), Digital Fusion acquired all of the outstanding capital stock of Summit.

Description of Services

        Digital Fusion is composed of five business units with the following core competencies:

Research and Engineering

Computational Engineering

•
Control System Design and Analysis

•
Applied Aerodynamics/Computational Fluid Dynamics

•
Thermal-Structural Modeling

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Mechanical Design and Analysis

•
Missile Engineering

•
High Performance Computational Lab

Sensors

•
Electro-optical Systems

•
Terahertz Spectroscopy3

•
Chemical/Biological

•
Sensor Systems—FPA, Optical Train

•
Image/Data Analysis

•
Aero-optical Quality Analysis

•
Physics-based Modeling

Space Systems

•
Payload Design and Development

•
Microsatellite Design and Development

•
Situational Awareness Sensors

•
Mission Requirements, Analysis and Concept Development

•
Interface Definition and Design

•
Assembly, Integration and Testing

Systems Engineering and Integration

•
System Requirements and Analysis

•
Testing and Lifecycle Support

•
Comprehensive Prototype Development Facility

Modeling and Simulation

•
Simulation Architectures

•
Training Solutions (Virtual, Live, Constructive)

•
Engineering and System Analysis (HWIL, SWIL, OITL)

Test and Evaluation

•
Planning

•
Execution

•
Flight Testing

•
Ground Testing

•
Test Data Reduction and Analysis

Information Technology

Software Application Development and Support

•
Application Security

Data Architecture, Management and Integration

•
Secure Web Portal Development and Digital Dashboard

•
Extranets and Intranets

Systems Architecture

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Department of Defense Architecture Framework

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Service Oriented Architecture

System Migration and Integration

Information Assurance and Accreditation

Hardware Support Services

•
Servers and Software

•
Information Assurance

•
Army Logistics Information Systems Expertise

Enterprise Resource Planning

Acquisition and Business Management Support

Financial Management

•
Budget Integration and Analysis

•
Comprehensive Accounting Operations

Program Management

•
Business System Development, Evaluation and Operation

•
Best Business Practices and Tools Assessment

•
Earned Value Management

Procurement and Purchasing Support

•
Procurement Documentation, Generation and Evaluation

•
Purchasing Systems Expertise

•
Price and Cost Analysis

•
Travel Management

Policy Evaluation and Support

Integrated Enterprise Management Program

Combat Development, Training, Test and Exercise

Training Solutions and Support

•
Army, Joint, Live, Virtual, Constructive

Training, Exercise, Test and Certification Events

Technical and Operational Validation

•
Systems, Programs, Processes, Missions

Combat Development Assessments & Products

After Action Reviews and Rehearsal Products

Program/Process Management and Assessments

•
Risk Management and Mitigation

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Fault Identification, Isolation and Recovery

•
Lean Six Sigma Assessments

Battlelab/Test Bed Design and Operations

Integrated Warfighting Solutions Development

Operational Research and Systems Analyses

Existing Contract Profile

         Contract Types.    In Digital Fusion's contract engagements, one of three types of price structures is employed: cost-plus-fee, time-and-materials, and fixed-price.

         Cost-plus-fee contracts.    Cost-plus-fee contracts provide for reimbursement of allowable costs and the payment of a fee, which is Digital Fusion's profit. Cost-plus-fixed-fee contracts specify the contract fee in dollars. Cost-plus-award-fee contract may provide for a base fee amount plus an award fee that varies, within specified limits, based upon the customer's assessment of Digital Fusion's performance as compared to contractual targets for factors such as cost, quality, schedule, and performance.

         Time-and-materials contracts.    Under a time-and-materials contract, Digital Fusion is paid a fixed hourly rate for each direct labor hour expended and is reimbursed for allowable material costs and out-of-pocket expenses. To the extent Digital Fusion's actual direct labor and associated costs vary in relation to the fixed hourly billing rates provided in the contract, Digital Fusion will generate more or less profit or could incur a loss.

         Fixed-price contracts.    Under a fixed-price contract, Digital Fusion agrees to perform the specified work for a pre-determined price. To the extent Digital Fusion's actual costs vary from the estimates upon which the price was negotiated, Digital Fusion will generate more or less than the anticipated amount of profit or could incur a loss. Some fixed-price contracts have a performance-based component, pursuant to which Digital Fusion can earn incentive payments or incur financial penalties based on Digital Fusion's performance. Digital Fusion generally does not undertake complex, high-risk work under fixed-price terms.

        Digital Fusion holds three GSA schedule contracts. GSA schedule contracts are popular contract award methods, offering more flexible, cost-effective, and rapid procurement processes.

        The following table sets forth Digital Fusion's GSA schedule contract on which Digital Fusion currently acts as a prime contractor. The period of performance indicated below includes all option years.

Contract Name	Host agency	Period of Performance	Contract ceiling value
GSA Schedule 70	GSA FAS	October 2002 - October 2012	No ceiling
GSA PES	GSA FAS	February 2004 - February 2014	No ceiling
GSA LOGWORLD	GSA FAS	July 2005 - July 2015	No ceiling

Corporate Marketing

        Digital Fusion's marketing efforts are focused on teaming and developing strategic partnerships to successfully compete for government and commercial contract opportunities. Digital Fusion's goal is to build the its brand by growing business with existing customers and winning contracts with targeted agencies.

        Digital Fusion markets and sells its services through multiple channels by using Digital Fusion's business development staff, leveraging existing customer relationships, capitalizing on Digital Fusion's task order contracts, responding to competitive solicitations, attending marketing events and engaging in other public relations activities. Digital Fusion employs marketing research services to identify and track potential contract opportunities. Digital Fusion also cultivates relationships with leading-edge technology vendors and first tier prime contractors to identify and obtain project leads consistent with Digital Fusion's capabilities. Digital Fusion employs a team marketing approach, whereby Digital Fusion's business developers and technical operations managers work closely together to identify new customers, qualify contract opportunities, conduct marketing visits and manage customer relationships.

Customers

        Digital Fusion's customer base consists of government organizations and commercial businesses. Digital Fusion has greatly expanded its federal customer base and is pursuing an aggressive program to further penetrate new agencies and targeted geographical markets.

        Major customers during the year ended December 28, 2007 included:

Major Customers*

United States Army

•
US Army Aviation and Missile Research, Development and Engineering Center (AMRDEC)

•
US Army Space and Missile Defense Command (USASMDC)

•
Program Executive Office (PEO), Aviation

•
Program Executive Office (PEO), Enterprise Information Systems (EIS)

•
Logistics Support Activity (LOGSA)

•
Fort Hood

•
Fort Bliss

•
Redstone Arsenal Garrison, Directorate of Information Management (DOIM)

•
Aberdeen Proving Ground, Edgewood

National Aeronautics and Space Administration

•
Marshall Space Flight Center

•
Johnson Space Center

•
Langley Research Center

United States Navy

•
Office of Naval Research (ONR)

Aegis Technologies

Aerodyne

Auburn University

ALUTIIQ

Analytical Services Inc

ARINC

Aviation & Mission Solutions

BAE Systems

Calibre Systems

Computer Science Corp.

Defense Advanced Research Projects Agency (DARPA)

Defense Intelligence Agency

•
Missile and Space Intelligence Center (MSIC)

Dynetics

United States Air Force

•
Air Force Research Lab (AFRL)

Gray Research, Inc

General Dynamics

Intergraph

Intuitive Research & Technology

Missile Defense Agency (MDA)

Northrop Grumman

Raytheon

SAAB

SAIC

Sparta

State of Tennessee

•
Child Welfare Services

Teledyne Brown Solutions

*
List includes both end customers and customers who subcontract to Digital Fusion.

Competition

        Digital Fusion's current competitors include, and may in the future include, the following: High-technology companies with a similar focus on the federal contract market and core competencies in information technology, research and engineering, acquisition and business support and combat development, training, test and exercise services. Numerous small and large businesses are active in the federal market space: Accenture, Booz, Allen & Hamilton, Computer Sciences Corporation, Electronic

Data Systems, Bearing Point, International Business Machines, Science Applications International Corporation, Unisys, Lockheed Martin, Boeing, Raytheon, General Dynamics, L-3 Corp, Qinetiq, CACI, and Northrop Grumman are just a few examples of large businesses that dominate the federal market.

        The major competitive factors in the federal market relate to a company's distinctive technical capabilities, successful past contract performance, reputation for quality and experience of key management and marketing staff. While many competitors have longer operating histories, strong customer relationships, greater financial, technical, marketing and public relations resources, larger customer bases and greater brand or name recognition than Digital Fusion has, Digital Fusion has been very successful competing as a prime contractor for small business opportunities and has dramatically expanded strategic relationships with corporate partners with a focus on developing strong teams for future competitive contract opportunities.

Employees and Corporate Culture

        Digital Fusion's success as an information technology, research and engineering, and acquisition and business support services company is highly dependent on Digital Fusion's employees. Digital Fusion believes it has been successful in developing a culture that enables Digital Fusion's employees to succeed. Digital Fusion emphasizes three essential attributes—an ethic of honesty and service, quality work and customer satisfaction, and caring about Digital Fusion's people. Digital Fusion reinforces these principles regularly in Digital Fusion's recruiting process, training programs, proposals, company meetings, and internal communications. Digital Fusion's active recruiting effort is aligned with Digital Fusion's strategic business units and relies heavily on employee referrals in addition to a variety of other recruiting methods. As of November 21, 2008, Digital Fusion had 282 employees, of which 265 are full-time employees, including 10 executive officers, one sales and marketing employee, and 17 administrative personnel. There were 260 billable employees.

Geographic Area

        The majority of Digital Fusion's customers are from the United States with less than 1% derived elsewhere. This is also representative of where its revenues are derived. Digital Fusion's assets are primarily located in the Eastern part of the United States.

Seasonality

        Quarterly operating results are affected by the number of billable days in the quarter, holiday seasons and vacations. Demand for Digital Fusion's billable services has historically been lower during the fourth quarter as a result of holidays and vacations.

Description of Property

        Digital Fusion serves its customers through its corporate headquarters, located in Huntsville, Alabama, and regional offices located in Texas and Washington, D.C. Digital Fusion does not own any real property and is currently conducting its operations at the following leased premises:

Location	Description of Facility	Approximate Square Footage	Approximate Annual Leased Cost	Lease Term
5030 Bradford Drive Building 1, Suites 120 and 210 Huntsville, AL 35805	Corporate headquarters, administration, sales, customer support	25,487	$438,000	05/01/06 - 10/11/11
330 Wynn Drive Huntsville, AL 35805	Customer support	14,629	$200,000	07/01/07 - 6/30/12
5 Butterfield Trail Suite 5A El Paso, TX 79906	Customer support	1,866	$25,000	03/01/06 - 02/28/09
2001 Jeff. Davis Hwy. Suite 309 Arlington, VA 22202	Customer support	1,475	$41,500	08/01/06 - 07/31/09

        Digital Fusion believes that all of its leased premises are in good condition, well maintained, and adequate for current operations.

        From time to time, Digital Fusion is involved in certain legal actions arising from the ordinary course of business. While it is not feasible to predict or determine the outcome of these matters, Digital Fusion believes that the resolution of these proceedings will not have a material adverse effect on its business, financial condition or results of operations.

Legal Proceedings

        From time to time, Digital Fusion is involved in certain legal actions arising from the ordinary course of business. While it is not feasible to predict or determine the outcome of these matters, Digital Fusion believes that the resolution of these proceedings will not have a material adverse effect on its business, financial condition or results of operations.

Market Price of and Dividends on Digital Fusion's Common Equity and Related Stockholder Matters

        Digital Fusion's common stock was traded on the NASDAQ Small Cap Market under the symbol "DIGF" from May 15, 1998 to May 8, 2003. Prior to May 15, 1998 there was no established market for its common stock. Effective May 9, 2003, Digital Fusion was de-listed by the NASDAQ Small Cap Market, and was being traded on the OTC Bulletin Board under the symbol "DIGF." On September 11, 2006, Digital Fusion filed a Form 15 with the SEC to deregister its common stock. Digital Fusion's common stock is currently trading on the Pink Sheets.

        The following table indicates high and low sales quotations for the periods indicated. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

2008	High	Low
First Quarter	$2.05	$1.62
Second Quarter	$1.95	$1.55
Third Quarter	$2.00	$1.35

2007	High	Low
First Quarter	$1.87	$1.43
Second Quarter	$3.25	$1.65
Third Quarter	$2.25	$1.41
Fourth Quarter	$2.23	$1.40

2006	High	Low
First Quarter	$4.10	$2.90
Second Quarter	$3.70	$2.30
Third Quarter	$3.00	$1.20
Fourth Quarter	$1.85	$1.50

        According to the records of Digital Fusion' transfer agent, on [    •    ], 2008 there were approximately [    •    ] stockholders of record of Digital Fusion common stock.

Dividend Policy

        There were no dividends or other distributions made by Digital Fusion during the fiscal year ended December 28, 2007 with respect to its common stock. Digital Fusion currently intends to retain any earnings to provide for the operation and expansion of its business and does not anticipate paying any cash dividends to the holders of its common stock in the foreseeable future.

Equity Compensation Plan Information

        Information about Digital Fusion's equity compensation plans as of December 28, 2007 is as follows (shares in thousands):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities issued in column (a))
Equity Compensation Plans Approved by Stockholders(1)	3,094,495	$1.91	870,364
Equity Compensation Plans Not Approved by Stockholders(2)	3,031,746	$2.10	0

Total	6,096,241		870,364

(1)
Includes

(2)
Includes

        For more detailed information regarding Digital Fusion's equity compensation plans, see Note             to Digital Fusion's Consolidated Financial Statements.

Management's Discussion and Analysis of Financial Condition and Results of Operations of Digital Fusion

Overview

        Digital Fusion, Inc. (used herein, "Digital Fusion", "DFI", and the "Company", refer to Digital Fusion, Inc.) is an information technology, research and engineering, and acquisition and business support services company that helps its customers make the most of technology to meet their business needs. Digital Fusion's IT Services business unit provides solutions to both government and commercial customers, focused in the following areas: Business Process Automation, Application Development and Data Management, Application Security, Web Portals and Digital Dashboards, System Integration, and IT Support. Digital Fusion's Research and Engineering Services business unit supports a variety of customers with state-of-the-art solutions that include: Systems Development and Engineering; Applied Aerodynamics/ Computational Fluid Dynamics; Missile Engineering; Thermal-Structural Modeling; Program, Data and Financial Management Support; Modeling and Simulation; Control System Design and Analysis; Mechanical Design and Analysis; Optical Systems Design, Development and Test; Hardware-in-the-Loop Testing; and Test and Evaluation. Digital Fusion's Acquisition and Business Support Services business unit provides solutions focused on the following areas: Budget Integration and Analysis; Accounting Operations; Travel Management; SAP Expertise; Business System Development, Evaluation and Operation; Assessing Best Business Practices and Tools; Contracts Management and Administration; Purchasing Expertise; Procurement Documentation Generation and Evaluation; Price and Cost Analysis; Earned Value Management and Policy Evaluation and Support. Digital Fusion is incorporated in Delaware with its main offices located in Huntsville, Alabama. Digital Fusion has satellite offices in El Paso, Texas and Washington, D.C. Digital Fusion's Website address is www.digitalfusion.com.

        Revenues are derived primarily from fees earned in connection with the performance of services provided to customers. Digital Fusion typically invoices on a time and materials basis. The majority of costs are associated with personnel. Attracting and retaining billable employees is vital for Digital Fusion's success. Quarterly operating results are affected by the number of billable days in the quarter, holiday seasons, and vacations. Demand for Digital Fusion's billable services has historically been lower during the fourth quarter because of holidays and vacations.

        Digital Fusion had net income of $1,592,000 and $1,257,000 in 2007 and 2006, respectively, and cash flow generated from operations of $2,508,000 and $1,902,000 in 2007 and 2006, respectively. In the last two years, Digital Fusion has greatly expanded its services offerings and past performance with governmental customers.

        Digital Fusion will continue to focus on consistent collections of accounts receivable and continued improvements in its operational performance. Company management believes that it currently has sufficient cash to meet its funding requirements over the next year.

        The following discussion and analysis should be read together with the consolidated financial statements and notes to such statements appearing elsewhere herein.

Results of Operations for the fiscal years ended December 28, 2007 and December 31, 2006

Revenues

        Services revenues increased approximately $6,263,000 or 21.9%, from $28,617,000 for the year ended December 31, 2006, to $34,880,000 for the year ended December 28, 2007. Reimbursed costs revenue increased approximately $7,073,000 or 128.5%, from $5,504,000 for the year ended

December 31, 2006 to $12,577,000 for the year ended December 28, 2007. The increase in services revenues during the year ended December 28, 2007 compared to the year ended December 31, 2006 was primarily related to the increase in the number of billable employees, the NASA Marshall Space Flight Center contract, and growth in engineering and IT services. The increase in reimbursed costs revenue during the year ended December 28, 2007 compared to the year ended 2006 was primarily related to sub-contracting activities and material purchases to support new contracts.

        Product revenues decreased approximately $222,000 or 96.9%, from $229,000 for the year ended December 31, 2006, to $7,000 for the year ended December 28, 2007. The decrease in product revenue resulted from a reduction of software re-sales to governmental organizations.

Cost of Sales

        Cost of sales consists primarily of labor, or the salaries and wages of Digital Fusion's employees, plus fringe benefits, and other direct costs. Services cost of sales increased by $4,782,000 from $23,630,000 for the year ended December 31, 2006 to $28,412,000 for the year ended December 28, 2007. The increase in services cost of sales is primarily related to the increase in services revenues.

        Reimbursed costs include the costs of subcontracted labor and travel related expenses that are reimbursed and third-party materials, such as hardware and software that Digital Fusion purchase for customer solutions and resell to customers. Reimbursed costs increased $6,625,000 from $5,402,000 for the year ended December 31, 2006 to $12,027,000 for the year ended December 28, 2007. The increase in reimbursed costs is primarily related to the increase in reimbursed costs revenue.

        Product cost of sales are primarily related to sales of the Intuit product Track-It! and SPI Dynamics Information Assurance product line Web Inspect. Product cost of sales decreased by $173,000 from $180,000 for the year ended December 31, 2006 to $7,000 for the year ended December 28, 2007.

Gross Profit

        Gross profit increased $1,880,000 or 36.6% from $5,138,000 in the year ended December 31, 2006 to $7,018,000 in the year ended December 28, 2007. Gross profit is 14.8% of revenues in the year ended December 28, 2007 compared to 15.0% of revenues in the year ended December 31, 2006. The decrease in gross profit as a percentage of total revenue is primarily related to an increase in lower margin reimbursed costs revenue.

Selling, General and Administrative

        Total selling, general and administrative ("SG&A") expenses include pension termination costs associated with the termination of a non-qualified, non-contributory defined benefit pension plan held by a company that was acquired by Digital Fusion. Costs incurred related to this plan termination were $9,000 and $227,000 for the years ended December 28, 2007 and December 31, 2006, respectively. All other SG&A expenses consist primarily of salaries and expenses associated with marketing, accounting, finance, sales, and administrative personnel, as well as professional fees and other corporate costs related to the administration of Digital Fusion. SG&A expenses increased $886,000 from $4,870,000 in the year ended December 31, 2006 to $5,736,000 in the year ended December 28, 2007. The increase in SG&A expense is primarily related to an increase in support personnel associated with the growth in revenue. Total SG&A as a percent of revenue was 12.1% and 14.8% for the years ended December 28, 2007 and December 31, 2006, respectively.

Net Interest Expense

        Net interest expense decreased $15,000 from $217,000 in the year ended December 31, 2006 to $202,000 in the year ended December 28, 2007. The majority of 2007 and 2006 interest expense is related to Digital Fusion's line of credit facility and debt issued to the former Summit shareholders for the acquisition of Summit.

Amortization of Discount on Debt and Intrinsic Value of Convertible Debt

        The $610,000 amortization of debt discount and intrinsic value of the convertible debt in the year ended December 31, 2006 is related to the convertible debt issued to the former Summit shareholder. This amount represents a write off of the remaining value of the debt discount and intrinsic value of convertible debt that existed at December 31, 2005.

Other Income

        The $1,000 of other income recorded in the year ended December 28, 2007 is primarily related to forfeiture of benefits in an employee benefit plan from a previous year. The $36,000 of other expenses recorded in the year ended December 31, 2006 is primarily related to a loss on abandonment of leasehold improvements caused by relocation to new corporate headquarters' facilities.

Amortization of Intangible Assets

        Amortization of intangible assets related to the Summit acquisition was $427,000 for the years ended December 28, 2007 and December 31, 2006. Digital Fusion allocated $1,669,000 to the customer base intangible assets and allocated $275,000 to employment agreements acquired in the Summit acquisition. Digital Fusion is amortizing the customer base and employment agreements over five and four years, respectively.

Income Tax Benefit

        Digital Fusion recognized a net income tax benefit in the amount of $947,000 and $2,506,000 for its continuing operations for the year ended December 28, 2007 and December 31, 2006, respectively, based on projected taxable income.

        Income taxes payable were $235,000 and $34,000 for the years ended December 28, 2007 and December 31, 2006, respectively. In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

Net Income

        As a result of the above factors, net income increased $335,000 from $1,257,000 for the year ended December 31, 2006 to $1,592,000 for the year ended December 28, 2007. The increase in net income for the year ended December 28, 2007 compared to the year ended December 31, 2006 is primarily the result of the increase in revenue and gross profit, partially offset by the decrease in income tax benefit.

Liquidity and Capital Resources

        Net cash generated by operating activities increased from $1,902,000 in 2006 to $2,508,000 in 2007. The largest cost of sales is personnel costs, and this cost must be paid timely and cannot be delayed; thus, as Digital Fusion's revenues grow, this will cause a use of cash in the interim period until the revenue can be collected. Digital Fusion is able to borrow on its line of credit up to 85% of its eligible accounts receivable to a maximum borrowing of $4.5 million. This borrowing capability helps Digital Fusion's cash flow until the accounts receivable are collected. The increase in cash provided by operations is primarily related to the increase in net income and liabilities; partially offset by an increase in accounts receivables.

        During the year ended December 28, 2007 and December 31, 2006, Digital Fusion invested $165,000 and $914,000, respectively, primarily in software, computer equipment, and furniture. Digital Fusion expects to have higher capital expenditures during 2008 than 2007.

        Net cash expended for financing activities for the year ended December 28, 2007 was $2,342,000. Digital Fusion received $119,000 of proceeds from the exercise of warrants and options. This payment receipt was offset by the payment of $1,861,000 on its line of credit and $600,000 on the Summit acquisition note. Digital Fusion's working capital, which consists of current assets less current liabilities, was $3,092,000 as of December 28, 2007. Included in current maturities of long-term debt on Digital Fusion's consolidated balance sheet at December 28, 2007 are Digital Fusion's $262,000 line of credit and the $1,500,000 Summit notes payable. During 2007, Digital Fusion has funded its cash needs through consistent collections of accounts receivable, through the exercise of warrants and options, and by borrowing on its line of credit, which is secured by Digital Fusion's receivables, at an interest rate equal to First Commercial Bank's prime rate.

        Net cash expended for financing activities for the year ended December 31, 2006 was $988,000. Digital Fusion received $125,000 of proceeds from the exercise of warrants and options. This payment receipt was offset by the payment of $513,000 on its line of credit and $600,000 on the Summit acquisition note. Digital Fusion's working capital, which consists of current assets less current liabilities, was $945,000 as of December 31, 2006. Included in current maturities of long-term debt on Digital Fusion's consolidated balance sheet at December 31, 2006 is Digital Fusion's $2,349,000 line of credit.

        Digital Fusion's ability to grow substantially may be dependent upon obtaining cash flow from its operations and other external sources. Digital Fusion has taken numerous actions to restructure and streamline its operations and has obtained a line of credit secured with its receivables. Because of these actions, management believes it has enough cash to meet its funding requirements over the next year. Digital Fusion's current growth has been funded through internally generated funds, the exercise of warrants and options, and its line of credit. Future growth will be supported with revenue from continuing operations. If Digital Fusion fails to meet its goals, seeks to expand its operations at a level above its current cash flow from operations, or does not collect its accounts receivable in a timely manner, it may require an infusion of working capital of which the availability and terms cannot be predicted.

Off-Balance Sheet Arrangements

        Digital Fusion does not have any off-balance sheet arrangements.

Fluctuations in Operating Results

        Digital Fusion's operating results may fluctuate significantly from period to period as a result of the length of its sales cycles, customer budgeting cycles, the introduction of new products and services by competitors, the timing of expenditures, pricing changes in the industry, technical difficulties, and general economic conditions. The nature of Digital Fusion's business generally requires making expenditures and using significant resources prior to receipt of corresponding revenues. Operating results can also fluctuate based upon the number of billable days in a reporting period and the fourth quarter results are normally lower due to the holiday season and vacation time.

Inflation

        Inflation has not had a significant impact on Digital Fusion's results of operations.

Critical Accounting Policies

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that have a significant impact on the results reported in the financial statements. Some of the accounting policies require management to make difficult and subjective judgments, often because of the need to make estimates of matters that are inherently uncertain. Digital Fusion's most critical accounting policies include revenue recognition, accounts receivable reserves, and the valuation of goodwill. Actual results may differ from the estimates under different assumptions or conditions. These policies are discussed below, as are the estimates and judgments involved:

Revenue Recognition

        Digital Fusion recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered or goods delivered, the contract price is fixed or determinable, and collectability is reasonably assured. The majority of the Company's current contracts are with Federal Government Departments or Agencies, or subcontracts to companies whose prime contracts are with the Federal Government. Most of these contracts are Time and Material (T&M) or Firm Fixed Price Level of Effort (FFP LOE). The LOE clause requires Digital Fusion to have a certain number of labor hours and that these hours are worked by personnel qualified to perform under certain labor categories. Revenue on these contracts is recognized as time is expended and or materials are delivered. The price is based on effort expended, not results achieved. The revenue on these contracts is recognized by hours worked which serves as a proxy for output. Revenue on cost-plus-fee contracts is recognized to the extent of costs or hours actually incurred plus a proportional amount of the fee earned. Digital Fusion considers fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable cost actually incurred or by hours actually worked in performance of the contract. Digital Fusion's deferred revenue relates to payments received in advance of services (hours worked).

        From time to time, Digital Fusion may proceed with work based on customer direction prior to the completion and signing of formal contract documents. Digital Fusion has a formal review process for approving any such work. Revenue associated with such work is recognized only when it can be reliably estimated and realization is probable. Digital Fusion's estimates are based on previous experiences with the customer, communications with the customer regarding funding status, and Digital Fusion's knowledge of available funding for the contract or program.

Allowance for Doubtful Accounts

        Digital Fusion's accounts receivable are reduced by $167,000 for an allowance for amounts that may become uncollectible in the future. The estimated allowance for uncollectible amounts is based on a specific analysis of accounts in the receivable portfolio and a general reserve based on the aging of receivables and historical write-off experience. Digital Fusion's management believes the allowance to be reasonable. Digital Fusion does not accrue interest on past due accounts receivable. Certain of Digital Fusion's trade accounts receivable are subject to bad debt losses. A reserve has been recorded to reflect expected bad debt losses based on past experience with similar accounts receivable. The reserve is reviewed on a regular basis and adjusted as necessary. Although management believes the reserve is a reasonable approximation, there can be no assurance that Digital Fusion can accurately estimate bad debt losses on its accounts receivable.

Valuation of Goodwill and Intangible Assets

        Goodwill and intangible assets are reviewed annually for impairment or more frequently if impairment indicators arise. This annual impairment test is performed in the last quarter of each fiscal year. The goodwill impairment test requires a comparison of the fair value of Digital Fusion to the amount of goodwill recorded. If this comparison reflects impairment, then the loss would be measured as the excess of recorded goodwill over its implied fair value. Although Digital Fusion's management believes that the estimates and assumptions used are reasonable, actual results could differ.

Results of Operations for the twelve weeks ended September 19, 2008, and September 21, 2007

Revenues

        Services revenues increased approximately $733,000 or 9.1%, from $8,083,000 for the twelve weeks ended September 21, 2007, to $8,816,000 for the twelve weeks ended September 19, 2008. Reimbursed costs revenue increased approximately $1,511,000 or 37.7%, from $4,009,000 for the twelve weeks ended September 21, 2007 to $5,520,000 for the twelve weeks ended September 19, 2008. The increase in services revenues during the twelve weeks ended September 19, 2008 compared to the twelve weeks ended September 21, 2007 was primarily related to the increase in the number of billable employees, resulting from growth in engineering and IT services. The increase in reimbursed costs revenue during the revenues during the twelve weeks ended September 19, 2008 compared to the twelve weeks ended September 21, 2007 was primarily related to sub-contracting activities and material purchases to support new contracts.

Cost of Sales

        Cost of sales consists primarily of labor, or the salaries and wages of Digital Fusion's employees, plus fringe benefits, and other direct costs. Services cost of sales increased by $374,000 from $6,571,000 for the twelve weeks ended September 21, 2007 to $6,945,000 for the twelve weeks ended September 19, 2008. The increase in services cost of sales is primarily related to the increase in services revenues.

        Reimbursed costs include the costs of subcontracted labor and travel related expenses that are reimbursed and third-party materials, such as hardware and software that Digital Fusion purchases for customer solutions and resells to customers. Reimbursed costs increased $1,482,000 from $3,793,000 for the twelve weeks ended September 21, 2007 to $5,275,000 for the twelve weeks ended September 19, 2008. The increase in reimbursed costs is primarily related to the increase in reimbursed costs revenue.

Gross Profit

        Gross profit increased $388,000 or 22.5% from $1,728,000 in the twelve weeks ended September 21, 2007 to $2,116,000 in the twelve weeks ended September 19, 2008. Gross profit is 14.8% of revenues in the twelve weeks ended September 19, 2008 compared to 14.3% of revenues in the twelve weeks ended September 21, 2007. The increase in gross profit as a percentage of total revenue is primarily related to an increase in margin on services revenue.

Selling, General and Administrative

        SG&A expenses consist primarily of salaries and expenses associated with marketing, accounting, finance, sales, and administrative personnel, as well as professional fees and other corporate costs related to the administration of Digital Fusion. SG&A expenses decreased $168,000 from $1,389,000 in the twelve weeks ended September 21, 2007 to $1,221,000 in the twelve weeks ended September 19, 2008. The decrease in SG&A expense is primarily related to cost reduction efforts and controlling discretionary spending. Total SG&A as a percent of revenue was 8.5% and 11.5% for the twelve weeks ended September 19, 2008 and September 21, 2007, respectively.

Net Interest Expense

        Net interest expense decreased $44,000 from $58,000 in the twelve weeks ended September 21, 2007 to $14,000 in the twelve weeks ended September 19, 2008. The decrease in interest expense is primarily related to a reduction in use of the line of credit facility resulting from Digital Fusion's ability to generate cash flow from operations.

        Amortization of Intangible Assets

        Amortization of intangible assets related to the Summit acquisition was $107,000 for the twelve weeks ended September 19, 2008 and September 21, 2007. Digital Fusion allocated $1,669,000 to the customer base intangible assets and allocated $275,000 to employment agreements acquired in the Summit acquisition. Digital Fusion is amortizing the customer base and employment agreements over five and four years, respectively.

Income Tax Expense

        Digital Fusion recognized net income tax expense in the amount of $115,000 and $5,000 for its continuing operations for the for the twelve weeks ended September 19, 2008 and September 21, 2007, respectively, based on projected taxable income.

        In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

Net Income

        As a result of the above factors, net income increased $490,000 from $169,000 for the twelve weeks ended September 21, 2007 to $659,000 for the twelve weeks ended September 19, 2008. The increase in net income for the twelve weeks ended September 19, 2008 compared to the twelve weeks ended September 21, 2007 is primarily the result of the increase in revenue and gross profit, partially offset by the increase in income tax expense.

Results of Operations for the thirty-eight weeks ended September 19, 2008, and September 21, 2007

Revenues

        Services revenues increased approximately $3,349,000 or 13.3%, from $25,108,000 for the thirty-eight weeks ended September 21, 2007, to $28,457,000 for the thirty-eight weeks ended September 19, 2008. Reimbursed costs revenue increased approximately $8,583,000 or 112.2%, from $7,647,000 for the thirty-eight weeks ended September 21, 2007 to $16,230,000 for the thirty-eight weeks ended September 19, 2008. The increase in services revenues during the thirty-eight weeks ended September 19, 2008 compared to the thirty-eight weeks ended September 21, 2007 was primarily related to the increase in the number of billable employees, resulting from growth in engineering and IT services. The increase in reimbursed costs revenue during the revenues during the thirty-eight weeks ended September 19, 2008 compared to the thirty-eight weeks ended September 21, 2007 was primarily related to sub-contracting activities and material purchases to support new contracts.

Cost of Sales

        Cost of sales consists primarily of labor, or the salaries and wages of Digital Fusion's employees, plus fringe benefits, and other direct costs. Services cost of sales increased by $2,147,000 from $20,649,000 for the thirty-eight weeks ended September 21, 2007 to $22,796,000 for the thirty-eight weeks ended September 19, 2008. The increase in services cost of sales is primarily related to the increase in services revenues.

        Reimbursed costs include the costs of subcontracted labor and travel related expenses that are reimbursed and third-party materials, such as hardware and software that Digital Fusion purchase for customer solutions and resell to customers. Reimbursed costs increased $8,322,000 from $7,282,000 for the thirty-eight weeks ended September 21, 2007 to $15,604,000 for the thirty-eight weeks ended September 19, 2008. The increase in reimbursed costs is primarily related to the increase in reimbursed costs revenue.

Gross Profit

        Gross profit increased $1,463,000 or 30.3% from $4,824,000 in the thirty-eight weeks ended September 21, 2007 to $6,287,000 in the thirty-eight weeks ended September 19, 2008. Gross profit is 14.1% of revenues in the thirty-eight weeks ended September 19, 2008 compared to 14.7% of revenues in the thirty-eight weeks ended September 21, 2007. The decrease in gross profit as a percentage of total revenue is primarily related to an increase in lower margin reimbursed costs revenue.

Selling, General and Administrative

        SG&A expenses consist primarily of salaries and expenses associated with marketing, accounting, finance, sales, and administrative personnel, as well as professional fees and other corporate costs related to the administration of Digital Fusion. SG&A expenses decreased $39,000 from $4,237,000 in the thirty-eight weeks ended September 21, 2007 to $4,198,000 in the thirty-eight weeks ended September 19, 2008. The decrease in SG&A expense is primarily related to cost reduction efforts and controlling discretionary spending. Total SG&A as a percent of revenue was 9.4% and 12.9% for the thirty-eight weeks ended September 19, 2008 and September 21, 2007, respectively.

Net Interest Expense

        Net interest expense decreased $116,000 from $180,000 in the thirty-eight weeks ended September 21, 2007 to $64,000 in the thirty-eight weeks ended September 19, 2008. The majority of 2007 interest expense is related to Digital Fusion's line of credit facility and debt issued to the former Summit shareholders for the acquisition of Summit. Interest expense is 2008 is primarily related to Digital Fusion's line of credit facility.

Other Income

        Other income was $9,000 and $5,000 for the thirty-eight weeks ended September 19, 2008 and September 21, 2007, respectively. This income is primarily related to forfeiture of benefits in an employee benefit plan from a previous year.

Amortization of Intangible Assets

        Amortization of intangible assets related to the Summit acquisition was $321,000 for the thirty-eight weeks ended September 19, 2008 and September 21, 2007. Digital Fusion allocated $1,669,000 to the customer base intangible assets and allocated $275,000 to employment agreements acquired in the Summit acquisition. Digital Fusion is amortizing the customer base and employment agreements over five and four years, respectively.

Income Tax Expense

        Digital Fusion recognized net income tax expense in the amount of $349,000 and $13,000 for its continuing operations for the for the thirty-eight weeks ended September 19, 2008 and September 21, 2007, respectively, based on projected taxable income.

        In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

Net Income

        As a result of the above factors, net income increased $1,286,000 from $78,000 for the thirty-eight weeks ended September 21, 2007 to $1,364,000 for the thirty-eight weeks ended September 19, 2008. The increase in net income for the thirty-eight weeks ended September 19, 2008 compared to the thirty-eight weeks ended September 21, 2007 is primarily the result of the increase in revenue and gross profit, partially offset by the increase in income tax expense.

Liquidity and Capital Resources

        Net cash generated by operating activities increased from $1,735,000 in the thirty-eight weeks ended September 21, 2007 to $3,111,000 in the thirty-eight weeks ended September 19, 2008. The largest cost of sales is personnel costs, and this cost must be paid timely and cannot be delayed; thus, as Digital Fusion's revenues grow, this will cause a use of cash in the interim period until the revenue can be collected. Digital Fusion is able to borrow on its line of credit up to 85% of its eligible accounts receivable to a maximum borrowing of $4.5 million. This borrowing capability helps Digital Fusion's cash flow until the accounts receivable are collected. The increase in cash provided by operations is primarily related to the increase in net income.

        During the thirty-eight weeks ended September 19, 2008 and September 21, 2007, Digital Fusion invested $305,000 and $110,000, respectively, primarily in software and computer equipment. Digital Fusion expects to have higher capital expenditures during 2008 than 2007.

        Net cash expended for financing activities for the thirty-eight weeks ended September 19, 2008 was $1,751,000. During the thirty-eight weeks ended September 19, 2008, Digital Fusion received $11,000 of proceeds from the exercise of warrants and options. This payment receipt was offset by the payment of $262,000 on its line of credit and $1,500,000 on the Summit acquisition note. Digital Fusion's working capital, which consists of current assets less current liabilities, was $5,975,000 as of September 19, 2008. During the thirty-eight weeks ended September 19, 2008, Digital Fusion funded its cash needs through consistent collections of accounts receivable, through the exercise of warrants and options, and by borrowing on its line of credit, which is secured by Digital Fusion's receivables, at an interest rate equal to First Commercial Bank's prime rate.

        Net cash expended for financing activities for the thirty-eight weeks ended September 21, 2007 was $1,624,000. During the thirty-eight weeks ended September 21, 2007, Digital Fusion received $77,000 of proceeds from the exercise of warrants and options. This payment receipt was offset by the payment of $1,101,000 on its line of credit and $600,000 on the Summit acquisition note. Digital Fusion's working capital, which consists of current assets less current liabilities, was $3,092,000 as of September 21, 2007. Included in current maturities of long-term debt on Digital Fusion's consolidated balance sheet at September 21, 2007 are Digital Fusion's $262,000 line of credit and the $1,500,000 Summit notes payable.

        Digital Fusion's ability to grow substantially may be dependent upon obtaining cash flow from its operations and other external sources. Digital Fusion has taken numerous actions to restructure and streamline its operations and has obtained a line of credit secured with its receivables. Because of these actions, management believes it has enough cash to meet its funding requirements over the next year. Digital Fusion's current growth has been funded through internally generated funds, the exercise of warrants and options, and its line of credit. Future growth will be supported with revenue from continuing operations. If Digital Fusion fails to meet its goals, seeks to expand its operations at a level above its current cash flow from operations, or does not collect its accounts receivable in a timely manner, it may require an infusion of working capital of which the availability and terms cannot be predicted.

Off-Balance Sheet Arrangements

        Digital Fusion does not have any off-balance sheet arrangements.

Fluctuations in Operating Results

        Digital Fusion's operating results may fluctuate significantly from period to period as a result of the length of its sales cycles, customer budgeting cycles, the introduction of new products and services by competitors, the timing of expenditures, pricing changes in the industry, technical difficulties, and general economic conditions. The nature of Digital Fusion's business generally requires making expenditures and using significant resources prior to receipt of corresponding revenues. Operating results can also fluctuate based upon the number of billable days in a reporting period and the fourth quarter results are normally lower due to the holiday season and vacation time.

Inflation

        Inflation has not had a significant impact on Digital Fusion's results of operations.

Critical Accounting Policies

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that have a significant impact on the results reported in the financial statements. Some of the accounting policies require management to make difficult and subjective judgments, often because of the need to make estimates of matters that are inherently uncertain. Digital Fusion's most critical accounting policies include revenue recognition, accounts receivable reserves, and the valuation of goodwill. Actual results may differ from the estimates under different assumptions or conditions. These policies are discussed below, as are the estimates and judgments involved:

Revenue Recognition

        Digital Fusion recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered or goods delivered, the contract price is fixed or determinable, and collectability is reasonably assured. The majority of the Company's current contracts are with Federal Government Departments or Agencies, or subcontracts to companies whose prime contracts are with the Federal Government. Most of these contracts are Time and Material (T&M) or Firm Fixed Price Level of Effort (FFP LOE). The LOE clause requires Digital Fusion to have a certain number of labor hours and that these hours are worked by personnel qualified to perform under certain labor categories. Revenue on these contracts is recognized as time is expended and or materials are delivered. The price is based on effort expended, not results achieved. The revenue on these contracts is recognized by hours worked which serves as a proxy for output. Revenue on cost-plus-fee contracts is recognized to the extent of costs or hours actually incurred plus a proportional amount of the fee earned. Digital Fusion considers fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable cost actually incurred or by hours actually worked in performance of the contract. Digital Fusion's deferred revenue relates to payments received in advance of services (hours worked).

        From time to time, Digital Fusion may proceed with work based on customer direction prior to the completion and signing of formal contract documents. Digital Fusion has a formal review process for approving any such work. Revenue associated with such work is recognized only when it can be reliably estimated and realization is probable. Digital Fusion's estimates are based on previous experiences with the customer, communications with the customer regarding funding status, and Digital Fusion's knowledge of available funding for the contract or program.

Allowance for Doubtful Accounts

        Digital Fusion's accounts receivable are reduced by $8,000 for an allowance for amounts that may become uncollectible in the future. The estimated allowance for uncollectible amounts is based on a specific analysis of accounts in the receivable portfolio and a general reserve based on the aging of receivables and historical write-off experience. Digital Fusion's management believes the allowance to be reasonable. Digital Fusion does not accrue interest on past due accounts receivable. Certain of Digital Fusion's trade accounts receivable are subject to bad debt losses. A reserve has been recorded to reflect expected bad debt losses based on past experience with similar accounts receivable. The reserve is reviewed on a regular basis and adjusted as necessary. Although management believes the reserve is a reasonable approximation, there can be no assurance that Digital Fusion can accurately estimate bad debt losses on its accounts receivable.

Valuation of Goodwill and Intangible Assets

        Goodwill and intangible assets are reviewed annually for impairment or more frequently if impairment indicators arise. This annual impairment test is performed in the last quarter of each fiscal year. The goodwill impairment test requires a comparison of the fair value of Digital Fusion to the amount of goodwill recorded. If this comparison reflects impairment, then the loss would be measured as the excess of recorded goodwill over its implied fair value. Although Digital Fusion's management believes that the estimates and assumptions used are reasonable, actual results could differ.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        On December 31, 2007, Kratos acquired Indianapolis, Indiana headquartered Haverstick Consulting, Inc. (Haverstick). On June 28, 2008, Kratos acquired San Diego, California headquartered SYS Technologies (SYS). On November 24, 2008 Kratos and Digital Fusion announced the execution of an Agreement and Plan of Merger and Reorganization.

        The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Kratos (which includes Haverstick and SYS) and Digital Fusion, giving effect to the mergers as if they had been consummated on September 28, 2008.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007, combines the Kratos consolidated statement of operations for the year ended December 31, 2007 with (i) the Haverstick statement of operations for the year ended December 31, 2007, (ii) the SYS statement of operations for the year ended December 31, 2007 which were compiled by aggregating quarterly statement of operations data, and (iii) the Digital Fusion statement of operations for the year ended December 28, 2007 giving effect to the mergers as if they had occurred on January 1, 2007.

        The unaudited pro forma condensed combined statement of operations for the nine months ended September 28, 2008, combines the Kratos consolidated statement of operations for this period which includes Haverstick for the nine month period ended September 28, 2008 and SYS for the three month period ended September 28, 2008 with (i) the SYS statement of operations for the period from January 1, 2008 through June 28, 2008 which were compiled by aggregating quarterly statement of operations data, and (iii) the Digital Fusion statement of operations for the nine months ended September 19, 2008 giving effect to the mergers as if they had occurred on January 1, 2007.

        The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.

        Kratos reports its financial results on a calendar year basis ending December 31. Haverstick reported its financial results on a calendar year basis which ended on December 31. SYS reported its financial results on a fiscal year basis which ended on June 30 of each year. Digital Fusion reports its financial results on a fiscal year basis ending on the last Friday of the year. In addition, Kratos' and Digital Fusion's interim periods do not end on the same dates. The fiscal period covering 2007 ended on December 28, 2007 for SYS and Digital Fusion and on December 31, 2007 for Kratos and Haverstick. SYS's and Digital Fusion's results for the year ended December 28, 2007 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007. Digital Fusion's financial statements as of September 19, 2008 have been used to prepare the unaudited pro forma condensed combined balance sheet as of September 28, 2008, and the unaudited pro forma condensed statement of operations for the nine month period ended September 28, 2008.

        These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited and unaudited consolidated financial information and accompanying notes of Kratos and Digital Fusion, which have been included in this Proxy Statement. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the dates indicated.

        The unaudited pro forma condensed combined financial statements assume the merger is completed on or before December 28, 2008. The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" with Kratos treated as the acquiring entity. Accordingly, consideration expected to be paid by Kratos to complete the merger with Digital Fusion will be allocated to Digital Fusion's assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a final allocation. Additionally, a final determination of the fair value of Digital Fusion's assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual fair values of the net tangible and intangible assets of Digital Fusion that exist as of the final completion date of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. Kratos estimated the fair value of Digital Fusion's assets and liabilities based on discussions with Digital Fusion's management, due diligence and information presented in public filings. Valuations of tangible and intangible assets and liabilities and related pro forma adjustments are based on Kratos management's good faith estimates of fair value. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts including property and equipment, debt and intangible assets will result in adjustments to the unaudited pro forma condensed combined balance sheet and/or statement of operations. There can be no assurance that the final determination will not result in material changes.

        In addition, the unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the acquisition. Therefore, the actual amounts recorded as of the completion of the mergers and thereafter may differ materially from the information presented herein.

        If the merger is consummated on or after December 29, 2008, the merger will be accounted for under Statement of Financial Accounting Standards (revised 2007), Business Combinations (SFAS 141R). SFAS 141R would require that the purchase price be determined based on Kratos's closing stock price on the date the merger is consummated, and that contingent assets and liabilities be recorded at fair value. Further, SFAS 141R would require that merger-related transaction costs and exit and termination costs be recorded to expense as incurred rather than capitalized as part of goodwill.

        The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

September 28, 2008

(in millions)

	Kratos	Digital Fusion	Digital Fusion Pro Forma adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$2.5	$1.0	$(2.3	)(a)	$1.2
Restricted cash	1.5	—	—		1.5
Accounts receivable, net	90.7	10.4	—		101.1
Prepaid expenses	5.0	0.2	—		5.2
Deferred tax assets, current	—	2.1	(2.1	)(d)	—
Other current assets	8.9	—	—		8.9
Current assets of discontinued operations	0.7	—	—		0.7

Total current assets	109.3	13.7	(4.4)		118.6
Property and equipment, net	7.0	1.1	—		8.1
Goodwill	237.3	5.9	23.0	(b,d)	266.2
Other intangibles, net	25.0	0.5	7.8	(c)	33.3
Deferred tax assets, long-term	—	1.7	(1.7	)(d)	—
Other assets	3.9	0.4	—		4.3
Non-current assets of discontinued operations	0.3	—	—		0.3

Total assets	$382.8	$23.3	$24.7		$430.8

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$16.2	$2.8	$—		$19.0
Accrued expenses	14.5	0.7	—		15.2
Accrued compensation	12.3	3.8	0.4	(b)	16.5
Billings in excess of costs and earnings on uncompleted contracts	7.9	—	—		7.9
Current portion of long-term debt	6.3	—	—		6.3
Other current liabilities	15.9	0.4	(0.1	)(d)	16.2
Current liabilities of discontinued operations	4.0	—	—		4.0

Total current liabilities	77.1	7.7	0.3		85.1
Long-term debt, net of current portion	76.4	—	—		76.4
Deferred tax liabilities	3.2	—	2.9	(d)	6.1
Other long-term liabilities	3.9	0.7	—		4.6
Non current liabilities of discontinued operations	2.2	—	—		2.2

Total liabilities	162.8	8.4	3.2		174.4
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized, Series B Convertible Preferred Stock, $.001 par value; 10,000 shares outstanding at September 28, 2008, (liquidation preference $5.0 million)	—	—	—		—
Common stock, $.001 par value, 195,000,000 shares authorized; 105,130,415 shares issued and outstanding at September 28, 2008	— —	0.1 —	(0.1 —	)(b)	— —
Additional paid-in capital	466.8	49.3	21.6	(b,c,d)	537.7
Accumulated deficit	(246.8)	(34.5)	—		(281.3)

Total stockholders' equity	220.0	14.9	21.5		256.4

Total liabilities and stockholders' equity	$382.8	$23.3	$24.7		$430.8

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 28, 2008

(in millions, except per share data)

	Kratos	SYS	SYS Pro Forma Adjustments		Pro Forma Combined	Digital Fusion	Digital Fusion Pro Forma Adjustments		Pro Forma Combined
Revenues	$222.0	$36.5	$—		$258.5	$44.7	$—		$303.2
Cost of revenues	178.6	27.2	—		205.8	38.4	—		244.2

Gross profit	43.4	9.3	—		52.7	6.3	—		59.0
Selling, general and administrative expenses	37.7	7.1	—	(j)	44.8	4.5	0.7	(n)	50.0
Merger transaction costs	—	3.1	(3.1	)(k)	—	—	—		—
Research and development	1.0	2.2	—		3.2	—	—		3.2
Impairment of assets and adjustments to the liability for unused office space	(0.3)	—	—		(0.3)	—	—		(0.3)
Recovery of unauthorized issuance of stock options and stock option investigation and related fees	(1.6)	—	—		(1.6)	—	—		(1.6)

Operating income (loss) from continuing operations	6.6	(3.1)	3.1		6.6	1.8	(0.7)		7.7

Other income (expense), net:
Interest income (expense), net	(7.5)	(0.2)	—		(7.7)	(0.1)	0.1	(o)	(7.7)
Other income, net	0.8	—	—		0.8	—	—		0.8

Other income (expense), net	(6.7)	(0.2)	—		(6.9)	(0.1)	0.1		(6.9)

Income (loss) from continuing operations before income taxes	(0.1)	(3.3)	3.1		(0.3)	1.7	(0.6)		0.8
Provision (benefit) for income taxes	1.4	(0.4)	0.5	(l)	1.5	0.3	0.1	(p)	1.9

Income (loss) from continuing operations	(1.5)	(2.9)	2.6		(1.8)	1.4	(0.7)		(1.1)
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.02)				$(0.02)	$0.12			$(0.01)
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.02)				$(0.02)	$0.10			$(0.01)
Weighted average common shares outstanding:
Basic	88.0		16.7	(m)	104.7	11.7	25.4	(q)	130.1
Diluted	88.0		16.7	(m)	104.7	13.6	25.4	(q)	130.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(in millions, except per share data)

	Kratos	Haverstick	Haverstick Pro Forma adjustments		Pro Forma Combined	SYS	SYS Pro Forma Adjustments		Pro Forma Combined	Digital Fusion	Digital Fusion Pro Forma Adjustments		Pro Forma Combined
Revenues	$193.6	$94.2	$—		$287.8	$79.0	$—		$366.8	$47.5	$—		$414.3
Cost of revenues	162.0	73.4	—		235.4	59.2	—		294.6	40.4	—		335.0

Gross profit	31.6	20.8	—		52.4	19.8	—		72.2	7.1	—		79.3
Selling, general and administrative expenses	39.5	17.0	(0.1	)(e),(f)	56.4	15.5	—	(j)	71.9	6.2	0.9	(n)	79.0
Research, engineering and development expenses	—	—	—		—	4.3	—		4.3	—	—		4.3
Stock option investigation and related fees	14.0	—	—		14.0	—	—		14.0	—	—		14.0
Recovery of unauthorized issuance of stock options	(3.4)	—	—		(3.4)	—	—		(3.4)	—	—		(3.4)
Estimated cost for settlement of securities litigation	4.9	—	—		4.9	—	—		4.9	—	—		4.9
Contingent acquisition consideration and restatement fees	—	—	—		—	—	—		—	—	—		—
Impairment and restructuring charges	1.2	—	—		1.2	—	—		1.2	—	—		1.2

Operating income (loss) from continuing operations	(24.6)	3.8	0.1		(20.7)	—	—		(20.7)	0.9	(0.9)		(20.7)

Other income (expense), net:
Interest income (expense), net	(1.2)	(14.9)	6.3	(g)	(9.8)	(0.6)	—		(10.4)	(0.2)	0.2	(o)	(10.4)
Impairment of investment in unconsolidated affiliates	(1.8)	—	—		(1.8)	—	—		(1.8)	—	—		(1.8)
Other income, net	0.7	—	—		0.7	0.1	—		0.8	—	—		0.8

Total other income (expense), net	(2.3)	(14.9)	6.3		(10.9)	(0.5)	—		(11.4)	(0.2)	0.2		(11.4)

Income (loss) from continuing operations before income taxes	(26.9)	(11.1)	6.4		(31.6)	(0.5)	—		(32.1)	0.7	(0.7)		(32.1)
Provision (benefit) for income taxes from continuing operations	1.3	0.5	(0.1	)(h)	1.7	0.2	0.1	(l)	2.0	(0.9)	1.5	(p)	2.6

Income (loss) from continuing operations	(28.2)	(11.6)	6.5		(33.3)	(0.7)	(0.1)		(34.1)	1.6	(2.2)		(34.7)
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.38)				$(0.42)	$(0.04)			$(0.33)	$0.14			$(0.27)
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.38)				$(0.42)	$(0.04)			$(0.33)	$0.12			$(0.27)
Weighted average common shares outstanding:
Basic	74.0		5.3	(i)	79.3	19.4	25.3	(m)	104.6	11.6	25.4	(q)	130.0
Diluted	74.0		5.3	(i)	79.3	19.4	25.3	(m)	104.6	13.6	25.4	(q)	130.0

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRO FORMA PRESENTATION

        On December 31, 2007, Kratos acquired Indianapolis, Indiana headquartered Haverstick Consulting, Inc. (Haverstick). On June 28, 2008, Kratos acquired San Diego, California headquartered SYS Technologies (SYS). On November 24, 2008 Kratos and Digital Fusion announced the execution of an Agreement and Plan of Merger and Reorganization.

        The accompanying unaudited pro forma condensed combined financial statements present:

  1)
  the pro forma combined consolidated balance sheet of the combined companies based upon the historical financial statements of Kratos (which includes Haverstick and SYS) and Digital Fusion after giving effect to the Digital Fusion merger and adjustments described in these footnotes.

  2)
  the pro forma consolidated results of operations of the combined companies based upon the historical financial statements of Kratos, Haverstick, SYS and Digital Fusion after giving effect to the Haverstick, SYS and Digital Fusion mergers and adjustments described in these footnotes.

        The unaudited pro forma condensed combined balance sheet reflects the merger as if it was completed on September 28, 2008 and includes pro forma adjustments for Kratos' preliminary estimates of the fair value of Digital Fusion's assets and liabilities, including intangible assets. Digital Fusion's line of credit is assumed to be fully retired upon completion of the merger (see note 2(q)). These adjustments are subject to further adjustment as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined statement of operations reflect the merger as if it had been completed on January 1, 2007.

        The pro forma condensed combined balance sheet has been adjusted to reflect the acquisition of Digital Fusion and the preliminary allocation of the preliminary estimated purchase consideration to identifiable tangible and intangible assets acquired and liabilities assumed, with the remainder recognized as goodwill. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $37.7 million, which includes estimated direct transaction costs of $1.4 million to be paid by Kratos. This amount was derived from the estimated number of shares of Kratos common stock to be issued of approximately 25.4 million. This was based on 12.2 million shares of Digital Fusion common stock outstanding and 1.9 million of Digital Fusion stock options outstanding and in the money. The options were calculated using the treasury stock method. Digital shares were assumed to be converted into common stock at the close of the transaction at the exchange ratio of 1.7933 per each Digital Fusion share, at a price of $1.36 per share, the average closing price of Kratos shares of common stock for the five days prior to the public announcement of the merger on November 24, 2008. The treasury stock method was utilized to estimate the number of outstanding options potentially converted into Digital Fusion common stock due to a number of factors including the ability under the Digital Fusion stock option plans to do a net exercise. The actual number of newly issued shares of Kratos common stock to be delivered in connection with the merger will be based upon the actual number of Digital Fusion shares issued and outstanding when the merger closes.

        The purchase price also includes the estimated fair value of Kratos stock options which will be exchanged for stock options of Digital Fusion which are currently out of the money. Digital Fusion stock options will be converted to Kratos stock options at the exchange ratio of 1.7933 per each Digital Fusion stock option and the exercise price will be the exercise price of the Digital Fusion stock options divided by this exchange ratio. Vested stock options are considered part of the purchase price.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1. BASIS OF PRO FORMA PRESENTATION (Continued)

Accordingly, the purchase price includes an estimated fair value of Kratos stock options of $1.8 million. The fair value of the Kratos unvested stock options to be issued to holders of Digital Fusion stock options as of September 28, 2008 is $0.4 million. Annual compensation expense related to these awards is expected to approximate the historic compensation expense.

        The value of Kratos stock options was estimated by using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective market assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. The more significant assumptions used in estimating the fair value of Kratos options include the following weighted average assumptions: volatility of 56%, an expected life of 4 years based upon the age of the original award, and a risk free interest rate of 2%.

        The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of Kratos, Haverstick, SYS and Digital Fusion's operations.

Preliminary Estimated Purchase Price Allocation

        The preliminary allocation of the purchase price to Digital Fusion's tangible and identifiable intangible assets acquired and liabilities assumed was based on their estimated fair values. The valuation of these tangible and identifiable intangible assets and liabilities is subject to further management review and may change materially between the preliminary valuation date and the completion of the merger.

        The calculation of purchase price and goodwill and other intangible assets is estimated as follows (dollars in millions):

Estimated fair value of Kratos common stock issued to Digital Fusion shareholders	$34.5
Estimated fair value of outstanding Digital Fusion options	1.8
Estimated transaction costs	1.4

Assumed total purchase price	$37.7

Purchase price allocated to:
Tangible assets acquired less liabilities assumed	$7.5
Deferred tax adjustments	(6.6)
Unrecognized compensation expense on unvested stock options	(0.4)
Identifiable intangible assets	8.3
Goodwill	28.9

$37.7

Tangible assets acquired and liabilities assumed

        Kratos has estimated the fair value of tangible assets acquired and liabilities assumed. These estimates are based on a preliminary valuation and are subject to further review by management, which may result in material adjustments at the completion of the mergers. The fair values of the assets

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 1. BASIS OF PRO FORMA PRESENTATION (Continued)

acquired and liabilities assumed may be affected and materially changed by the results of Digital Fusion's operations and changes in market values up to the completion of the merger.

Identifiable intangible assets

        Kratos has estimated the fair value of the acquired identifiable intangible assets, which are subject to amortization, using the income approach. These estimates are based on a preliminary valuation and are subject to further review by management and adjustments (which may be material) at the completion of the merger, which may reflect, among other considerations, the effect of Digital Fusion's operations between the preliminary valuation and the closing date. The following table sets forth the components of these intangible assets and their estimated useful lives (dollars in millions):

	Fair Value	Estimated Useful Life
Funded backlog	$0.8	3 years
Unfunded backlog	$3.1	6 years
Existing contractual relationships	$1.3	7 years
Contractual relationships	$2.2	9 years
Other existing contractual relationships	$0.9	10 years

NOTE 2. PRO FORMA ADJUSTMENTS

        The following is a summary of the adjustments to the pro forma balance sheet:

  a.
  To reflect the payment of $2.3 million in transaction costs of which $0.9 million is paid by Digital Fusion, which include legal and financial advisory costs and $1.4 million is paid by Kratos.

  b.
  To record the residual goodwill resulting from the merger. The amount of goodwill reflects the goodwill of $28.9 million offset by the elimination of preexisting Digital Fusion goodwill of $5.9 million and includes $0.4 million related to deferred compensation cost for unvested Kratos stock options to be issued to holders of Digital Fusion stock options.

  c.
  To reflect a preliminary allocation of the preliminary estimated purchase consideration to Digital Fusion's identifiable intangible assets of $8.3 million offset by the elimination of preexisting Digital Fusion intangible assets of $0.5 million.

  d.
  To record adjustments to deferred taxes resulting from the inclusion of Digital Fusion tax accounts including impact of indefinite lived deferred tax liability.

        The following is a summary of the adjustments to the statement of operations for Haverstick, SYS and Digital Fusion:

  e.
  To include amortization expense related to identifiable intangible assets of $2.3 million. The identifiable intangible assets of Haverstick are $9.3 million with assumed useful lives of

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2. PRO FORMA ADJUSTMENTS (Continued)

    1-9 years. The assets will be amortized on a straight line basis and the adjustments to SG&A to give effect to the acquisition are presented below (in millions):

Amortization of:	Year ended December 31, 2007
Funded backlog	$1.0
Unfunded backlog	0.8
Existing contractual relationships	0.5

Total amortization expense	$2.3

  f.
  To eliminate transaction costs of $2.4 million.

  g.
  To present the adjustments related to interest expense. This is comprised of:

  •
  Interest expense of $7.9 million on the outstanding balance of $66.7 million drawn on the credit facility provided by KeyBank National Association (KeyBank) on December 31, 2007, as described in the Current Report on Form 8-K, dated December 31, 2007 and filed with the U.S. Securities and Exchange Commission on January 6, 2008 as though the balance was outstanding for the entire period. The pro forma adjustment for interest expense related to the Company's line of credit is based upon a variable rate of interest that was 11.8 percent as of December 31, 2007.

  •
  Amortization of deferred financing costs of $0.7 million related to the KeyBank credit facility.

  •
  Elimination of Haverstick interest expense of $14.9 million on debt and amortization of deferred financing costs and discount on Haverstick's term note which was retired at closing.

    The amount of interest expense in each of the periods presented would not change by more than $0.1 million if the interest rate changed by 1/8 percent.

  h.
  To record a tax benefit related to Haverstick indefinite life items not previously recognized by Haverstick.

  i.
  To adjust the common shares outstanding to reflect the number of Kratos weighted average common shares that would have been outstanding had the Haverstick Acquisition been completed at the beginning of the period presented.

  j.
  The preliminary estimate of the identifiable intangible assets of SYS is $8.9 million with estimated assumed useful lives of 5-10 years. The assets will be amortized on a straight line

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2. PRO FORMA ADJUSTMENTS (Continued)

    basis and the adjustments to SG&A to give effect to the acquisition are presented below (in millions):

Amortization of:	Year ended December 31, 2007	Nine months ended September 28, 2008
Funded backlog	$0.1	$0.0
Unfunded backlog	0.1	0.0
Existing contractual relationships	0.2	0.1
Developed technology and trade names	0.5	0.3
Customer relationships	0.1	0.1

	1.0	0.5
Elimination of SYS's previously-recorded amortization of acquisition-related intangible assets	(1.0)	(0.5)

Pro Forma adjustment to amortization of acquisition-related intangible assets	$0.0	$0.0

    The amount of purchase price allocated to tangible and intangible assets, and the associated assumptions regarding useful lives, represent preliminary estimates by Kratos management that were derived using estimated discounted cash flows and are subject to change pending completion of a restructuring analysis which is in progress and may impact the final valuation. The amount of purchase price allocated to tangible and intangible assets, as well as the associated useful lives, may increase or decrease and could materially affect the amount of pro forma depreciation and amortization expense.

  k.
  To eliminate transaction costs of $3.1 million.

  l.
  To adjust tax expense for amount as if SYS had been combined with Kratos for this period.

  m.
  To record the issuance of 25.3 million common shares to the stockholders of SYS to effect the transaction as if the shares were outstanding as of the beginning of the period presented. During the nine months ended September 28, 2008, the difference between the 25.3 million common shares issued and the 8.6 million shares already included in Kratos's basic and diluted share count as a result of the completion of the transaction on June 28, 2008 was recorded. Shares of 1.1 million related to the SYS convertible debt were not included in the calculation of diluted shares as they were anti-dilutive for the periods presented.

  n.
  The preliminary estimate of the identifiable intangible assets of Digital Fusion is $8.3 million with estimated assumed useful lives of 3-10 years. The assets will be amortized on a straight

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2. PRO FORMA ADJUSTMENTS (Continued)

    line basis and the adjustments to SG&A to give effect to the acquisition are presented below (in millions):

Amortization of:	Year ended December 31, 2007	Nine months ended September 28, 2008
Funded backlog	$0.3	$0.2
Unfunded backlog	0.5	0.4
Contractual relationships	0.5	0.4

	1.3	1.0
Elimination of Digital Fusion's previously-recorded amortization of acquisition-related intangible assets	(0.4)	(0.3)

Pro Forma adjustment to amortization of acquisition-related intangible assets	$0.9	$0.7

    The amount of purchase price allocated to tangible and intangible assets, and the associated assumptions regarding useful lives, represent preliminary estimates by Kratos management that were derived using estimated discounted cash flows and are subject to change pending completion of a final valuation. The amount of purchase price allocated to tangible and intangible assets, as well as the associated useful lives, may increase or decrease and could materially affect the amount of pro forma depreciation and amortization expense.

  o.
  To eliminate interest expense related to debt that was retired upon close of the transaction.

  p.
  To adjust tax expense for amount as if Digital Fusion had been combined with Kratos for this period.

  q.
  To record issuance of 25.4 million common shares to the stockholders of Digital Fusion to effect the transaction as if the shares were outstanding as of the beginning of the period presented. This amount was based on 12.2 million shares of Digital Fusion common stock outstanding and 1.9 million of Digital Fusion stock options outstanding and in the money, calculated using the treasury stock method, and assumed to be converted into common stock at the close of the transaction at the exchange ratio of 1.7933 per each Digital Fusion share.

(2) Reclassifications

        Certain reclassifications have been made to the financial statements of Haverstick and Digital Fusion to conform to Kratos Defense & Security Solutions, Inc.'s presentation.

 MANAGEMENT OF KRATOS

        The current directors and executive officers of Kratos will continue to serve as directors and executive officers of the company following the completion of the merger. Below is information about Kratos' current directors and executive officers.

Current Board of Directors and Executive Officers of Kratos

Board of Directors

        The Kratos board of directors is elected annually and currently consists of five members:

Name	Age	Committees
Scott I. Anderson	49	Audit Committee Chair and Nominating and Corporate Governance Committee
Bandel L. Carano	46	Compensation Committee and Nominating and Corporate Governance Committee
Eric M. DeMarco	45
William A. Hoglund	54	Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee Chair
Scot B. Jarvis	47	Audit Committee, Compensation Committee Chair and Nominating and Corporate Governance Committee

        Scott I. Anderson, 49, has been a director since February 1997. Since 1997, Mr. Anderson has been a principal of Cedar Grove Partners, LLC, an investment and advisory concern. Since 1998, Mr. Anderson has also been a principal of Cedar Grove Investments, LLC, a private seed capital firm. Mr. Anderson was with McCaw Cellular/AT&T Wireless, most recently as Senior Vice President of the Acquisitions and Development group. Mr. Anderson served on the board of directors of SunCom Wireless until its acquisition by T-Mobile in February 2008 and currently serves on the boards of directors of mInfo, Inc., GotVoice, Inc., CosComm International, Inc., Globys, Inc. and Anvil Corp. Mr. Anderson is a member of the control groups of Von Donop Inlet PCS, LLC and LCW Wireless, LLC, both wireless licensees. He holds a B.A. in History from the University of Washington, Magna Cum Laude, and a J.D. from the University of Washington Law School, with highest honors.

        Bandel L. Carano, 46, originally served as a director from August 1998 to June 2001, and re-joined the Kratos board of directors in October 2001. Since 1987, he has been a general partner of Oak Investment Partners, a multi-stage venture capital firm. Mr. Carano also serves on the Investment Advisory Board of the Stanford Engineering Venture Fund, the boards of directors of Airspan Networks, Inc. and FiberTower Corporation, the supervisory board of Tele Atlas N.V. and the board of directors of numerous private companies, including MobiTV, NeoPhotonics, nLight Photonics, Tensilica and Visto Corporation. Mr. Carano holds a B.S. and an M.S. in Electrical Engineering from Stanford University. Mr. Carano was nominated and elected as one of Kratos' directors pursuant to the terms of a purchase agreement among Kratos and certain of its stockholders in connection with the sale of Kratos' Series A Convertible Preferred Stock in October 2001.

        Eric M. DeMarco, 45, joined Kratos in November 2003 as President and Chief Operating Officer. Mr. DeMarco was appointed a director and assumed the role of Chief Executive Officer effective April 1, 2004. Prior to coming to Kratos, Mr. DeMarco most recently served as President and Chief Operating Officer of The Titan Corporation ("Titan"), a Delaware corporation. Prior to his being named President and Chief Operating Officer, Mr. DeMarco served as Executive Vice President and Chief Financial Officer of Titan. Prior to joining Titan, Mr. DeMarco served in a variety of public accounting positions primarily focusing on large multinational corporations and publicly traded companies. Mr. DeMarco holds a Bachelor of Science, Business Administration and Finance, Summa Cum Laude, from the University of New Hampshire.

        William A. Hoglund, 54, has been a director since February 2001. Mr. Hoglund is also a member of Safeboats International, LLC. From 1996 to 2000 Mr. Hoglund served as the Vice President and Chief Financial Officer of Eagle River, LLC, a private investment company. During his tenure at Eagle River, Mr. Hoglund was also a director of Nextel Communications, Inc. and Nextlink Communications, Inc. Mr. Hoglund holds a B.A. in Management Science and German Literature from Duke University and an MBA from the University of Chicago.

        Scot B. Jarvis, 47, joined the Kratos board of directors in February 1997. Mr. Jarvis co-founded Cedar Grove Partners, LLC in 1997, an investment and consulting/advisory partnership, and currently is its managing member. Prior to co-founding Cedar Grove, Mr. Jarvis served as a senior executive of Eagle River, Inc., a McCaw investment firm. While at Eagle River he founded Nextlink Communications on behalf of McCaw and served as its president. He also served as a regional president for Nextel Communications. From 1985 to 1994, Mr. Jarvis served in several executive capacities at McCaw Cellular Communications up until it was sold to AT&T. Mr. Jarvis serves on the corporate boards of Cantata Technology, Inc., Wavelink Corporation, Visto Corporation, SkyPipeline and Slingshot Sports. Mr. Jarvis holds a B.A. in Business Administration from the University of Washington.

Management

        Each of Kratos' executive officers, his or her respective position and biographical information for each executive officer who is not also a director is set forth following the table. There are no family relationships between any director or executive officer and any other directors or executive officers. Executive officers serve at the discretion of the Kratos Board.

Name	Position	Age	Year in Which He/She Became Officer
Eric M. DeMarco	Chief Executive Officer and President	45	2003
Deanna H. Lund	Senior Vice President and Chief Financial Officer	41	2004
Laura L. Siegal	Vice President, Corporate Controller and Acting Secretary	46	2006

        Deanna Lund has served as Kratos' Senior Vice President and Chief Financial Officer since April 2004. Prior to joining Kratos, Ms. Lund most recently served as Vice President of The Titan Corporation from July 1998 and Titan's Corporate Controller from December 1996. Ms. Lund was also Titan's Corporate Manager of Operations Analysis from 1993 to 1996. Prior thereto, Ms. Lund worked for Arthur Andersen LLP. Ms. Lund received her bachelor's degree in accounting from San Diego State University, magna cum laude, and is a Certified Public Accountant.

        Laura Siegal has served as Kratos' Vice President and Corporate Controller since April 4, 2006. Prior thereto Ms. Siegal served as Vice President, Finance and Treasurer and Risk Management since September 2004. Ms. Siegal joined Kratos in August 2000 and has served as Treasurer since December 2003, Director of Corporate Planning from August 2002 to December 2003, Director of Financial Planning and Analysis from January 2001 to August 2002, and Director of Purchasing from August 2000 to January 2001. Throughout her career, Ms. Siegal has held a variety of financial management positions in technology and consulting companies including Controller of MEC Analytical Systems. Ms. Siegal received a bachelor's degree in Economics from the University of California, San Diego.

Director Independence

        The Kratos board of directors has unanimously determined that four of its directors, Messrs. Anderson, Carano, Hoglund and Jarvis, who constitute a majority of the Kratos board of directors, are "independent" as that term is defined by the NASDAQ Marketplace Rule 4200(a)(15). In making this determination, the Kratos board of directors has affirmatively determined, considering broadly all relevant facts and circumstances regarding each independent director, that none of the independent directors has a material relationship with Kratos (either directly or as a partner, stockholder, officer or affiliate of an organization that has a relationship with Kratos). In addition, based upon such standards, the Kratos board of directors determined that Mr. DeMarco is not "independent" because he is the President and Chief Executive Officer.

Certain Relationships and Related Person Transactions

        On May 30, 2002, Kratos issued an aggregate of 90,000 shares of Series B Convertible Preferred Stock, at an aggregate purchase price of $45.0 million, in a private placement to entities affiliated with one of the directors of Kratos (40,000 shares), to a brother of the previous Chairman and Chief Executive Officer of Kratos (10,000 shares) and to an unrelated third-party investor (40,000 shares). Kratos received $44.9 million of net proceeds. Each share of Series B Convertible Preferred Stock is initially convertible into 100 shares of common stock for a conversion price of $5.00 per share, which was the fair market value of the common stock at the closing, at the option of the holder at any time, subject to certain provisions in the Series B Preferred Stock Purchase Agreement. Prior to December 31, 2004, 64,517 shares of Series B Convertible Preferred Stock were converted into 6,451,700 shares of the Kratos' common stock. On April 5, 2006, 15,483 shares of Series B Convertible Preferred Stock were converted into 1,548,300 shares of Kratos' common stock.

        Through December 31, 2007, Kratos has received notices from the holders to convert an aggregate number of 80,000 shares of Series B Convertible Preferred Stock into an aggregate 8,000,000 shares of Kratos' common stock. On December 31, 2007, the total liquidation preference equaled $5.0 million.

        On February 17, 2006, Kratos entered into a definitive agreement to divest all of its operations in Mexico for total approximate cash consideration of $18.0 million subject to adjustments for the closing net asset calculations, with $1.5 million payable in cash on signing of the Equity Purchase Agreement and $16.5 million by means of a secured promissory note payable in installments through December 2006, which approximates the net book value of the operations. The purchaser, Sakoki LLC, is a newly-formed entity controlled by Massih Tayebi. Although Massih Tayebi has no current role with Kratos, he was a co-founder of Kratos, having served as Chief Executive Officer from inception in 1994 through September 2000 and as a director from inception through April 2002. In addition, as of July 31, 2007, Massih Tayebi owns or controls approximately 8.2% of the total voting power of Kratos' capital stock. He is also the brother of Masood Tayebi, who was Kratos' Chairman of the board of directors until March 6, 2007. Masood Tayebi had no personal financial interest in the transaction and has no role with the entity that has purchased the Mexico Operations. The transaction was approved by the disinterested members of Kratos' board of directors after consideration of other expressions of interest and an independent valuation analysis.

        The final closing balance sheet as of February 17, 2006 resulted in net asset adjustments aggregating to a total approximate $18.9 million consideration, $1.5 million which was paid on February 17, 2006, with the remaining $17.4 million payable by means of the promissory note in installments through December 31, 2006 with an interest rate of 7.5% per annum. On June 26, 2006, Kratos entered into an Addendum with the buyer to finalize the closing net asset calculations, pursuant to which the parties agreed that the resulting total purchase price was $18.9 million. The Addendum also provided for a conditional waiver that permits the purchaser to make the payment due on August 17, 2006 by September 30, 2006, and for the installments due on November 17, 2006 and December 31, 2006 to be made on or before December 29, 2006. Failure to make the payments on such later dates would have resulted in a restoration of the original terms of the note. The first scheduled note payment of $3.3 million was received from the buyer on May 19, 2006, and the second scheduled note payment of $5.5 million was received in installments of $5.2 million on September 29, 2006 and $0.3 million on October 10, 2006. The remaining note receivable balance of $9.5 million which included accrued interest through December 29, 2006, was paid in full on December 29, 2006.

        Other than as disclosed above, since January 1, 2005, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Kratos was or is a party in which the amount involved exceeds $120,000 and in which any director, officer or beneficial holder of more than 5% of any class of voting securities or member of such person's immediate family had or will have a direct or indirect material interest.

Procedures for Approval of Related Party Transactions

        Under its charter the Audit Committee of the Kratos board of directors is charged with reviewing all potential related party transactions. Kratos' policy has been that the Audit Committee, which is comprised solely of independent, disinterested directors, then recommends such related party transactions to the entire Kratos board of directors for further review and approval. All such related party transactions are then required to be reported under applicable SEC rules. Otherwise, Kratos has not adopted procedures for review of, or standards for approval of, these transactions, but instead reviews such transactions on a case-by-case basis.

 KRATOS EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of the Kratos executive officers who served as named executive officers of Kratos during the last completed fiscal year.

Compensation Program Objectives and Philosophy

        The Compensation Committee of the Kratos board of directors, which is referred to in this section as the Committee, currently oversees the design and administration of the executive compensation program at Kratos. The Committee has adopted an executive compensation policy that has as its primary objective serving Kratos' stockholders by attracting, retaining and motivating talented and qualified individuals to manage and lead Kratos' business. The Committee's primary objectives in structuring and administering the executive compensation policy are to:

  •
  attract, motivate and retain talented and dedicated executive officers;

  •
  tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives;

  •
  reward individual performance; and

  •
  reinforce business strategies and objectives for enhanced stockholder value.

        The Committee evaluates both performance and compensation of employees to ensure that Kratos has the ability to attract and retain employees and that compensation provided to employees remains competitive relative to the compensation paid to similarly situated employees of peer companies. The Committee endeavors to ensure that the total paid to executive officers is fair, reasonable and competitive.

        The principal elements of the current executive compensation program are base salary, annual incentive cash bonus awards, long-term equity incentives in the form of restricted stock units, a deferred compensation plan, other benefits and perquisites, post-termination severance and accelerated vesting of previously granted equity awards upon termination and/or a change in control. Other benefits and perquisites at Kratos consist of life and health insurance benefits and a qualified 401(k) savings plan equivalent to those offered to all employees.

        The Committee views these components of compensation as related but distinct. Although the Committee does review total compensation, Kratos does not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. Kratos determines the appropriate level for each compensation component based in part, but not exclusively, on compensation for similar positions at peer companies, the Committee's view of internal equity and consistency, and other considerations it deems relevant, such as rewarding extraordinary performance.

Determination of Compensation Awards

        The Committee has historically performed at least annually a strategic review of executive officers' compensation to determine whether they provide adequate incentives and motivation to Kratos' executive officers and whether they adequately compensate executive officers relative to comparable officers in other similarly situated companies. The Committee's most recent review occurred in March 2008.

        Committee meetings typically have included, for all or a portion of each meeting, not only the Committee members but also Kratos' chief executive officer, chief financial officer and general counsel.

For compensation decisions relating to executive officers other than the chief executive officer, the Committee typically considers recommendations from the chief executive officer. When determining compensation for the chief executive officer, the Committee takes into account, but does not rely upon, the recommendation of the chief executive officer. Compensation for the chief executive officer has been determined by discussion among and action by the members of the Committee acting in consultation with the other independent members of the Board and market data obtained on behalf of the Committee.

        It is Kratos' policy generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits the company from deducting the compensation of officers that exceeds $1,000,000 unless that compensation is based on the achievement of objective performance goals. Kratos believes that its 1999 and 2005 Equity Incentive Plans, which is referred to collectively as the Equity Plans, are structured to qualify stock options, restricted share and stock unit awards under such Equity Plans as performance-based compensation and to maximize the tax deductibility of such awards. However, Kratos reserves the discretion to pay compensation to its officers that may not be deductible.

Base Compensation

        Kratos provide its named executive officers and other executives with base salaries that it believes enables it to hire and retain individuals in a competitive environment and to reward individual performance and contribution to its overall business goals, while taking into account the unique circumstances of the company. Kratos reviews base salaries for its named executive officers annually and increases, if any, are based on the executive's success in contributing to its short-term and long-term objectives as well as unique challenges faced by it. Kratos also takes into account the base compensation that is payable by companies that it believes to be its competitors and by other public companies with which it believes it generally compete for executives in its market and geography. The base salary of Kratos' chief executive officer is reviewed and recommended by the Committee acting in consultation with the other independent members of the Board.

        In April 2007, the Committee applied the principals described above and increased the base salary of Kratos' chief executive officer, Eric DeMarco, by 10% to $440,000, effective as of April 1, 2007. The Committee considered, among other things, Mr. DeMarco's effectiveness in dealing with the challenges related to the divestiture of certain of Kratos business segments and the refocusing of the business on the Kratos Government Solutions business segment. The Committee reviewed similar considerations for each of the other named executives, and in April 2007 increased the base salaries of the other named executive officers as follows: Deanna Lund, senior vice president and chief financial officer, by 10.9% to $305,000; James Edwards, former senior vice president and general counsel, by 12.5% to $270,000; Laura Siegal, vice president, controller and principal accounting officer, by 10.8% to $205,000; and D. Robin Mickle, president of the Government Services division, by 7.3% to $220,000, all effective as of April 1, 2007. In April 2008, the Committee applied the above principles and decided to maintain the executive officers' salaries at their current levels through the remainder of 2008.

Retention Cash Bonus Awards

        All members of the Kratos corporate management team (including all named executive officers other than Mr. Mickle) were eligible to receive cash retention awards under the Kratos 2007 retention cash bonus awards program (the "Retention Program"). In establishing the Retention Program, the Committee considered the significant challenges faced by the Kratos corporate management team related to, among other things, the divestiture of the commercial wireless-related businesses and the refocusing of the business as a defense contractor and security systems integrator for the federal government and for state and local agencies, as well the recently completed investigation of Kratos' past stock option granting practices and related securities litigation. The Committee determined that the Retention Program should be established in order to retain these key executive officers through this difficult transition period for Kratos.

        The cash awards under the Retention Program vested over the course of fiscal 2007, with the last vesting date occurring on January 1, 2008, and were paid out in increments over this period. These awards were contingent only upon continued employment through the vesting period. If the executive officer's employment terminated during fiscal 2007, the executive forfeited all subsequent payouts. The value of the award for each executive officer was determined at the recommendation of the chief executive officer based on an assessment of the retention risk for each executive officer and that individual's impact on the organization.

        The following table sets forth the awards and vesting periods for each of the named executive officers under this program.

Named Executive Officer	Vesting July 1, 2007	Vesting October 1, 2007	Vesting January 1, 2008		Total Possible Payments	Total Payments Received
Eric DeMarco	$220,000	$110,000	$220,000		$550,000	$550,000
Deanna Lund	114,375	57,188	114,375		285,938	285,938
James Edwards	81,000	40,500	81,000	(a)	202,500	121,500
D. Robin Mickle(b)	—	—	—		—	—
Laura Siegal	41,000	20,500	41,000		102,500	102,500

(a)
Mr. Edwards' employment with Kratos terminated in November 2007; as a result, he was not eligible to receive this payment.

(b)
Mr. Mickle was not eligible to participate in the Retention Program. Mr. Mickle's employment with Kratos terminated in July 2008.

        In April 2008, the Committee considered the factors identified above and determined to continue the Retention Program for fiscal 2008, with cash bonuses to vest on July 1, 2008, October 1, 2008 and January 1, 2009, for the same executive officers at the same compensation level as 2007.

Annual Cash Bonus Awards

        In addition to base salary, Kratos has in the past provided executive officers and other key managers the opportunity to receive incentive compensation in the form of annual discretionary bonuses of cash based upon the achievement of certain individual and company performance objectives during the fiscal year. Typically, target cash bonus awards are based upon a percentage of the executive's salary and range from 25% to 100% of the executive officer's salary. In determining the appropriate level of target bonus for each officer, the Committee considers the recommendation of the chief executive officer and other information collected from public sources for similar positions at peer companies. Under the bonus plan, each executive typically received 50% of his or her target bonus amount if the executive achieves specific individualized operational objectives and the other 50% if Kratos achieved certain financial targets for the fiscal year, which typically include targets related to some combination of earnings per share, EBITDA, cash flow, revenues and gross profits. If the financial metrics fell within a certain specified range (with the target metric at the high end of the range), then the executive would typically receive a pro rata percentage of their bonus target based on linear interpolation between the bottom and top of the range. Generally, the executive would not receive any of the company performance-based portion of the target bonus if the financial metrics fall below the bottom of the range.

        The Committee retains wide discretion to interpret the terms of the cash bonus plan and to identify the extent to which an individual's performance objectives have been met in any particular fiscal year. The Committee also retains the right to exclude extraordinary charges or other special circumstances in determining whether the objectives were met during any particular fiscal year and may decide to grant 100% of the targeted cash bonus award even if Kratos'earnings per share do not fall within the specified range, based upon an evaluation of business conditions and industry trends. In addition, the Committee may approve cash bonuses outside of the cash bonus plan. For example, the Committee may approve bonus awards in connection with an executive officer's efforts and accomplishments with respect to Kratos' strategic initiatives and milestones, and such bonus awards may overlap with or be in addition to bonus awards under the cash bonus plan.

        Mr. Mickle, who served as president of the Kratos Government Services division until July 2008, was the only named executive officer eligible to participate in the above cash bonus award plan for fiscal 2007. Mr. Mickle's employment with Kratos terminated in July 2008. Under the plan, Mr. Mickle was eligible to receive up to a maximum of $110,000, or 50% of his annual salary. He was eligible to receive up to 25% of his annual target bonus amount if he achieved certain individualized performance targets including improvement in identifying, winning and retaining new business through implementation of better processes, improvement of program management, aggressive management of overhead and utilization rates, limitation of unallowable usage compared to budgets, improvement of voluntary retention, improvement of division proposal skills, and support of corporate initiatives, and 75% of his annual target bonus amount if Kratos achieved certain financial targets such as earnings per share goals of Kratos, and the Kratos Government Services division achieving EBIT, revenue, win rate, and cash collection goals. In April 2008, Mr. Mickle received a cash payment equal to $92,000 under the cash bonus award plan for 2007.

        As described in more detail above, for fiscal 2007, the Committee did not establish a cash bonus award plan for Kratos' other named executive officers. Instead, these annual cash bonus awards were replaced for fiscal 2007 by the cash awards under the Retention Program described above for all named executive officers other than Mr. Mickle. As a result, Mr. DeMarco, Ms. Lund and Ms. Siegal did not participate in the cash bonus award plan in 2007. As described above, the Committee expects to continue the Retention Program for these executive officers in 2008, and expects to reestablish a cash bonus award plan for all executive officers consistent with prior year plans for fiscal 2009.

Equity Compensation

        Kratos believes that equity ownership by its executive officers provides important incentives to make decisions and take actions that maximize long-term stockholder value. The Committee develops its equity award determinations based on its judgments as to whether the complete compensation packages provided to Kratos' executives, including prior equity awards, provide sufficient incentive to build stockholder value and align the interests or executive officers with its stockholders, and are sufficient to retain, motivate and adequately award each of its executives. This judgment is based in part on information provided by reviewing the equity compensation practices of companies that Kratos believes to be its competitors and by other public companies with which it believes it generally competes for executives.

        Kratos grants equity compensation to its executive officers and other employees under its Equity Plans. Most initial option grants currently vest over a four year period from the date of grant, with 25% vesting on the first anniversary of the date of grant and the balance vesting monthly over a three year period. Subsequent option grants to employees with over one year of service vest on a monthly basis over a four year period. Kratos' stock options have a 10-year contractual term. Beginning on January 1, 2006, Kratos began accounting for stock-based payments in accordance with the requirements of FASB Statement 123R. In addition, as of April 1, 2008, its employees, including its executive officers, are able to purchase shares of Kratos common stock under Kratos' 1999 Employee Stock Purchase Plan.

        The Committee reviews and approves all grants made to its officers under the Equity Plans and in connection with the initial hiring, promotions, extraordinary achievements or compensation adjustments. In addition to these factors, the size and timing of grants are generally subject to policies established by the Committee regarding the position of the grantee within the company, the overall number of options actually granted to the optionee in the past and the extent of vesting of prior grants. In general, the option grants are also subject to post-termination and change in control provisions. In January 2007, for various business reasons, Kratos generally discontinued the use of stock options as a form of equity compensation and instead began to issue restricted stock units on a limited basis. No options were granted to executive officers during fiscal 2006 or 2007.

        On December 28, 2006, the Kratos Board approved the acceleration of vesting of all unvested options to purchase shares of Kratos common stock issued prior to June 30, 2006 held by its employees and directors under the 1999 Equity Incentive Plan and 2000 Nonqualified Stock Option Plan. The acceleration was effective as of December 29, 2006. Executive officers held options to purchase 687,000 shares at a weighted average exercise price of $6.28 per share.

        Beginning in fiscal 2007, the Board adopted a policy of equity ownership to Kratos' executive officers through restricted stock units. These restricted stock units vest at the earlier of (i) ten years from the date of grant, (ii) upon a change in control of the company, or (iii) upon termination of employment without cause. Consistent with its belief that equity ownership by executive officers provides important incentives to make decisions and take actions that maximize long-term stockholder value, on January 30, 2007, the Committee granted restricted stock unit awards to named executive officers, as follows:

  •
  Eric M. DeMarco: 987,500 shares

  •
  Deanna Lund: 200,000 shares

  •
  James R. Edwards: 170,000 shares

  •
  D. Robin Mickle: 75,000 shares

  •
  Laura L. Siegal: 45,000 shares

        In view of the significant challenges facing Kratos related primarily to legacy issues which pre-date the current management team, on March 26, 2007, the Committee granted restricted stock unit awards as a retention tool as follows:

  •
  Eric M. DeMarco: 493,750 shares

  •
  Deanna Lund: 100,000 shares

  •
  James R. Edwards: 85,000 shares

  •
  Laura L. Siegal: 22,500 shares

        In connection with the termination of Mr. Edwards' employment in November 2007, 100% of his above restricted stock unit awards vested in their entirety.

        In addition, on January 4, 2008, the Committee granted additional restricted stock unit awards as follows:

  •
  Eric M. DeMarco: 450,000 shares

  •
  Deanna Lund: 100,000 shares

  •
  Laura L. Siegal: 22,500 shares

Deferred Compensation Plan

        In fiscal 2007 and in prior years Kratos has provided its executive officers and other eligible highly compensated employees with the opportunity to defer up to 80% of their cash compensation derived from base salary, bonus awards and/or commissions pursuant to a nonqualified deferred compensation plan ("Deferred Compensation Plan"). The deferrals reduce a participant's current taxable income and allow the participant to accumulate savings on a tax deferred basis. In addition, Kratos may, in its sole and absolute discretion, make annual discretionary contributions, including matching contributions, to the Deferred Compensation Plan. To date, Kratos has not made any such contributions. Deferrals and contributions (if applicable) are adjusted for gain or loss based on the performance of one or more investment options selected by the participant from among investment funds chosen by a Committee or by an administrator appointed by the Committee to administer the Deferred Compensation Plan. Generally, all distributions under the Deferred Compensation Plan will be made in a single lump sum, although participants that terminated their employment as a result of retirement may elect to receive distributions in annual installments.

        In December 2007, the Committee determined to "freeze" the plan such that no new deferral elections will be permitted after December 31, 2007. Irrevocable deferral elections that have already been made will continue in effect for compensation for services performed in 2007 that would otherwise be payable in 2008. On December 1, 2008 any remaining account balances will be distributed to participants in a single lump sum.

Executive Benefits and Perquisites

        All of Kratos executives are eligible to participate in its employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. It is generally Kratos' policy not to extend significant perquisites to executives that are not available to employees generally. Kratos has no current plans to make changes to levels of benefits and perquisites provided to executives.

Change in Control and Severance Benefits

        Pursuant to an employment agreement with Mr. DeMarco and change in control agreements with Ms. Lund and Ms. Siegal, Kratos provides these officers the opportunity to receive additional compensation and benefits in the event of severance or change in control. Severance and change in control provisions are summarized below in "Employment Agreements; Potential Payments upon Termination or Change in Control." The Committee's analysis indicates that Kratos' severance and change in control provisions are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings. Kratos believes its arrangements with its executive officers are reasonable.

Compensation Committee Report

        The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Kratos board of directors that the Compensation Discussion and Analysis be included in Kratos' Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE
Bandel L. Carano Scot B. Jarvis, Chairperson William A. Hoglund

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is comprised entirely of independent directors. None of the members of the Compensation Committee is or has ever been one of Kratos' officers or employees. No interlocking relationship exists between the Kratos board of directors or Compensation Committee and the board of directors or compensation committee of any other entity.

 FISCAL YEAR 2007 SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)		(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Award(s) ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total Compensation ($)
Eric M. DeMarco	2007	440,000	—	295,466	—	550,000	12,750	(4)	1,298,216
President and Chief Executive Officer	2006	373,465	200,000	—	1,988,385	—	12,750	(4)	2,574,600
Deanna Lund	2007	305,000	—	59,841	—	285,938	—		650,779
Senior Vice President and Chief Financial Officer	2006	261,767	82,500	—	550,716	—			894,983
James R. Edwards(5)	2007	270,000	—	584,800	—	121,500	—		976,300
Former Senior Vice President, General Counsel and Secretary	2006	234,215	72,000	—	467,187		—		773,402
D. Robin Mickle(6)	2007	220,000	—	16,231	—	92,000	—		328,231
President, Kratos Government Solutions	2006	206,054	—	—	470,382	51,250	—		727,686
Laura L. Siegal	2007	205,000	—	13,464	—	102,500	—		320,964
Vice President, Corporate Controller and Acting Secretary	2006	181,118	37,000	—	120,602	—	—		338,720

(1)
Represents cash bonus awards to named executive officers earned in the referenced fiscal year as set forth above. Annual cash bonus awards under Kratos' cash bonus plans are typically paid based on the achievement of certain objectives approved by the Committee as described in further detail above.

(2)
The amounts shown in columns (e) and (f) represent the compensation costs of restricted stock unit awards and stock options for financial reporting purposes for fiscal years 2006 and 2007 under FAS 123(R), rather than an amount paid to or realized by the named executive officer. A discussion of the relevant fair value assumptions is set forth in note 18 to Kratos' consolidated financial statements included in its 2007 Annual Report on Form 10-K. Kratos cautions that the amount ultimately realized from the restricted stock unit awards and option awards will likely vary based on a number of factors, including the company's actual operating performance, stock price fluctuations and the timing of exercises (in the case of options only) and sales.

(3)
Represents bonus under the cash bonus plan to named executive officers earned in 2007 and paid in 2007 and 2008 as described in further detail above. Annual cash bonus awards under the cash bonus plan are typically paid based on the achievement of certain individual and Kratos performance objectives approved by the Committee as described in further detail above. For fiscal 2007, the chief executive officer, not the Committee, determined individualized and company performance objectives for Mr. Mickle's cash bonus award. However, the Committee evaluated whether Mr. Mickle achieved his individualized performance objectives and approved the payment of his bonus under the cash bonus plan.

(4)
Represents the taxable income attributable to Mr. DeMarco for his use of a company automobile in the referenced fiscal year.

(5)
Mr. Edwards' employment with Kratos terminated in November 2007.

(6)
Mr. Mickle's employment with Kratos terminated in July 2008.

 FISCAL YEAR 2007 GRANTS OF PLAN-BASED AWARDS

(a)	(b)		(c)	(d)	(e)	(i)	(l)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Eric M. DeMarco	1/10/2007 2/28/2007	1/30/2007 3/26/2007 7/1/2007 10/1/2007 1/2/2008	— — —	220,000 110,000 220,000	— — —	987,500 493,750	2,330,500 1,066,500
Deanna H. Lund	1/10/2007 2/28/2007	1/30/2007 3/26/2007 7/1/2007 10/1/2007 1/2/2008	— — —	91,500 45,750 91,500	— — —	200,000 100,000	472,000 216,000
James R. Edwards(4)	1/10/2007 2/28/2007	1/30/2007 3/26/2007 7/1/2007 10/1/2007	— —	81,000 40,500	— —	170,000 85,000	401,200 183,600
D. Robin Mickle(5)	1/10/2007	1/30/2007 N/A	0	100,000	110,000	75,000	177,000
Laura L. Siegal	1/10/2007 2/28/2007	1/30/2007 3/26/2007 7/1/2007 10/1/2007 1/2/2008	— — —	41,000 20,500 41,000	— — —	45,000 22,500	106,200 48,600

(1)
Amounts shown in columns (d) are the estimated possible payouts for fiscal year 2007 under the Retention Program set forth above for Mr. DeMarco, Ms. Lund, Mr. Edwards and Ms. Siegal, and under the annual cash bonus program for Mr. Mickle, based on certain assumptions. The actual bonuses awarded to the named executive officers for the 2007 fiscal year are reporting in the Fiscal Year 2007 Summary Compensation Table under the column "Non-Equity Incentive Plan Compensation."

(2)
Amounts shown in column (i) represent restricted stock unit awards to the named executive officers in fiscal year 2007 as more fully described above.

(3)
Amounts shown in column (l) represent the FAS 123(R) "fair value" of such Restricted Stock Unit Awards to the named executive officers on the date of grant.

(4)
Mr. Edwards' employment with Kratos terminated in November 2007.

(5)
Mr. Mickle's employment with Kratos terminated in July 2008.

        Kratos did not grant any equity based awards under incentive compensation plans to any named executive officers during the fiscal year ended December 31, 2007.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(a)	(b)	(e)		(f)	(g)	(h)
Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)		Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(9)	Market Value of Shares or Units of Stock That Have Not Vested ($)(10)
Eric M. DeMarco	1,250,000 500,000 225,000	6.19 6.05 5.38	(3) (8) (8)	11/17/2013 8/18/2014 8/9/2015	1,481,250	3,480,937
Deanna Lund	200,000 100,000 100,000	6.19 6.05 5.38	(4) (8) (8)	4/20/2014 8/18/2014 8/9/2015	300,000	705,000
James R. Edwards(12)	—	—			—	—
D. Robin Mickle(13)	40,000 10,000 100,000	6.19 5.90 5.43	(5) (8) (8)	4/12/2015 9/29/2015 12/20/2015	75,000	176,250
Laura L. Siegal	5,088 36,000 20,000 18,000 8,500 35,000	4.47 4.23 6.19 6.19 6.05 5.38	(6) (6) (7) (7)	10/1/2011 4/30/2012 5/23/2013 10/2/2013 8/19/2015 8/9/2015	67,500	158,625

(1)
All options listed are fully vested and exercisable.

(2)
Expiration date assumes that optionee remains in service of the company through the full term of the stock option grant.

(3)
Represents option shares originally granted to Mr. DeMarco on November 17, 2003 with respect to which the vesting was accelerated on May 18, 2005 pursuant to the Compensation Committee's determination to accelerate the vesting on all outstanding and unvested stock options held by employees, officers and directors of the company with an exercise price of more than $10.00 per share. The option was cancelled and re-issued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than 120% of the company's closing stock price on the Nasdaq Global Select Market on December 30, 2005.

(4)
Represents option shares originally granted to Ms. Lund on April 20, 2004 with respect to which the vesting was accelerated on May 18, 2005 pursuant to the Compensation Committee's determination to accelerate the vesting on all outstanding and unvested stock options held by employees, officers and directors of the company with an exercise price of more than $10.00 per share. These options were cancelled and re-issued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than 120% of the company's closing stock price on the Nasdaq Global Select Market on December 30, 2005.

(5)
Represents option shares granted to Mr. Mickle on April 12, 2005, which options were cancelled and re-issued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than 120% of the company's closing stock price on the Nasdaq Global Select Market on December 30, 2005. The vesting of these options was subsequently accelerated on December 31, 2006 when the Board of Directors approved the acceleration of vesting on all outstanding options issued prior to June 30, 2006 under Kratos' 1999 Equity Incentive and 2000 Nonqualified Stock Option Plans.

(6)
Represents option shares that were originally granted to Ms. Siegal on May 23, 2003 with respect to which the vesting was accelerated on September 19, 2005 pursuant to the Compensation Committee's determination to accelerate the vesting on all outstanding and unvested stock options held by employees, officers and directors of the company with an exercise price of more than $8.00 per share. The option was cancelled and re-issued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than 120% of the company's closing stock price on the Nasdaq Global Select Market on December 30, 2005.

(7)
Represents option shares originally granted to Ms. Siegal on October 2, 2003, with respect to which the vesting was accelerated on May 18, 2005 pursuant to the Compensation Committee's determination to accelerate the vesting on all outstanding and unvested stock options held by employees, officers and directors of the company with an exercise price of more than $10.00 per share. The option was cancelled and re-issued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than 120% of the company's closing stock price on the Nasdaq Global Select Market on December 30, 2005.

(8)
Represents option shares granted to Ms. Lund, Ms. Siegal and Messrs. DeMarco and Mickle with respect to which the vesting was subsequently accelerated on December 29, 2006, when the Board of Directors approved the acceleration of vesting of all outstanding options issued prior to June 30, 2006 under the 1999 Equity Incentive and 2000 Nonqualified Stock Option Plans.

(9)
Amounts listed in column (g) reflect restricted stock unit awards to the named executive officers outstanding at December 31, 2007 as described more fully above, including 987,500 shares for Mr. DeMarco, 200,000 shares for Ms. Lund, 45,000 shares for Ms. Siegal and 75,000 shares for Mr. Mickle, all of which vest at the earlier of (a) 10 years from the date of grant; (b) upon a change in control of the issuer; or (c) upon termination of employment without cause, and 493,750 shares for Mr. DeMarco, 100,000 shares for Ms. Lund and 22,500 shares for Ms. Siegal, all of which vest at the earlier of (a) 10 years from the date of grant; (b) upon a change in control of the issuer; or (c) upon termination of employment without cause, except in the case of voluntary termination of employment within the first two years from date of grant.

(10)
Amounts listed in column (h) represent the aggregate market value of the unvested restricted stock units awards held by the named executive officers as of December 31, 2007 based on the closing price of a share of Kratos common stock of $2.35 on December 31, 2007.

(11)
All restricted stock unit awards vested in connection with the termination of Mr. Edwards' employment with Kratos in November 2007.

(12)
Mr. Edwards' employment with Kratos terminated in November 2007.

(13)
Mr. Mickle's employment with Kratos terminated in July 2008.

 FISCAL YEAR 2007 OPTION EXERCISES AND STOCK VESTED

        None of the named executive officers acquired any shares of Kratos common stock through the exercise of stock options during the fiscal year ended December 31, 2007.

        The following table shows stock vested for the named executive officers during the fiscal year ended December 31, 2007:

(a)	(d)	(e)
Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Eric M. DeMarco	—	—
Deanna Lund	—	—
James R. Edwards(1)	255,000	586,500
D. Robin Mickle	—	—
Laura L. Siegal	—	—

(1)
All of Mr. Edwards' Restricted Stock Unit Awards became fully vested and were released in connection with the termination of his employment with Kratos in November 2007.

NON-QUALIFIED DEFERRED COMPENSATION

        Pursuant to Kratos' Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan"), certain employees, including the named executive officers, may defer up to eighty percent (80%) of their cash compensation derived from base salary, bonus awards and/or commissions. The deferrals reduce a participant's current taxable income and allow the participant to accumulate savings on a tax deferred basis. In addition, the Company may, in its sole and absolute discretion, make annual discretionary contributions to the Deferred Compensation Plan on behalf of participants, including matching contributions. To date, Kratos has not made any contributions to the Deferred Compensation Plan.

        Deferrals, and company contributions, if applicable, are adjusted for gain or loss based on the performance of one or more investment options selected solely by the participant from time to time from among investment funds chosen by a Plan Committee appointed by the Compensation Committee to administer the Deferred Compensation Plan. Generally, all distributions under the Deferred Compensation Plan will be made in a single lump sum, although participants that terminate their employment as a result of their retirement may elect to receive distributions in annual installments. The company may, in its sole discretion, suspend or terminate the Deferred Compensation Plan or revise it in any respect whatsoever; provided, however, that no such action may reduce amounts credited to deferral accounts and such accounts will continue to be owed to the participants or beneficiaries. Further, as more fully described above, the Deferred Compensation Plan has been "frozen" such that no new deferral elections will be permitted after December 31, 2007.

        The following table provides information on compensation deferred by the named executive officers, including earnings on the Deferred Compensation Plan, for the fiscal year ended December 31, 2007.

(a)	(b)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Eric M. DeMarco	134,615	10,427	—	151,373
Deanna Lund	31,442	1,923	—	26,908
James R. Edwards	19,098	468	—	14,163
D. Robin Mickle	11,369	1,230	—	14,754
Laura L. Siegal	2,700	371	—	6,606

(1)
The amounts in this column are also included in the Fiscal Year 2007 Summary Compensation Table.

(2)
Of the totals in this column, the following totals have previously been reported in the Summary Compensation Table for this year, and for 2006:

Name	2007($)	2006 ($)	Total ($)
Eric M. DeMarco	134,615	91,731	226,346
Deanna Lund	31,442	25,096	56,538
James R. Edwards	19,098	6,490	25,588
D. Robin Mickle	11,369	10,226	21,595
Laura L. Siegal	2,700	0	2,700

Employment Agreements; Potential Payments Upon Termination or Change in Control

        In addition to other compensation arrangements described elsewhere in this proxy statement, Kratos has entered into agreements with four of the named executive officers herein as follows:

        On November 14, 2003, Kratos entered into an Executive Employment Agreement with Mr. DeMarco in connection with his duties as an executive of the company, which was subsequently amended and restated on August 4, 2008. Among other things, the terms of the agreement provide for Mr. DeMarco's compensation, eligibility to receive annual incentive awards and to participate in long-term incentive, employee benefit and retirement programs. In the event that Mr. DeMarco is terminated without cause, he will be entitled to a lump sum equal to three times the sum of his current base salary, plus three times his target bonus potential for the year, less any bonus already received for such year, vesting of all outstanding stock options and other equity awards and participation for Mr. DeMarco and his dependents in Kratos' employee health care program for one-year or, if earlier, until Mr. DeMarco procures health care coverage through another employer. Additionally, in the event that there is a change of control of the company, Mr. DeMarco shall be entitled to immediate accelerated vesting of 50% of all outstanding and unvested equity awards. Furthermore, Mr. DeMarco shall also be entitled to the severance compensation described above should Mr. DeMarco's employment be terminated as a result of such change in control. Under the terms of the August 4, 2008 amendment and restatement, Mr. DeMarco shall be entitled to immediate vesting of the remaining outstanding and unvested equty awards on the one-year anniversary of such change in control or, if earlier, upon the occurrence of any of the following events: (i) termination of Mr. DeMarco without cause; (ii) a material change in the nature of Mr. DeMarco's role or job responsibilities, considered in their totality as a whole, following the change of control; or (iii) the relocation of Mr. DeMarco's principal place of work to a location more than thirty (30) miles from the location immediately prior to the change of control.

        If Mr. DeMarco had been terminated on December 31, 2007 without cause or in connection with a change in control, he would have received the following benefits under the terms of his employment agreement, as then in effect: (i) a lump sum payment of $2,970,000, equal to three times his current base salary and three times his target bonus potential for the year, (ii) the accelerated vesting of his restricted stock unit awards with an aggregate market value on December 31, 2007 of $3,987,450, (iii) continued participation by Mr. DeMarco and his family in the company's group health insurance benefits on the same terms as during his employment until the earlier of one year following his termination or procurement of health care coverage through another employer, provided that if the company's insurance carrier will not allow for such benefits continuation the company shall pay the premiums required to continue Mr. DeMarco's group health care coverage during the period under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), with an aggregate annual cost of $16,512.

        Under Mr. DeMarco's agreement, a change in control is deemed to have occurred in the event of any one of the following occurrences: (i) the acquisition by an individual person or entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of related transaction, of more than 50% of the company's outstanding voting securities; (ii) a merger or consolidation of the company with or into another entity after which the company's stockholders immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity; (iii) a sale of all or substantially all of the company's assets; or (iv) the change in the majority of the Board of Directors pursuant to a successful hostile proxy contest.

        On March 28, 2005, Kratos entered into a Severance and Change in Control Agreement with Ms. Lund, which was subsequently amended and restated on March 28, 2006 and again on August 4, 2008. The terms of this agreement provide that upon a change in control of the company, Ms. Lund shall be entitled to accelerated vesting of 50% of all of her outstanding and unvested stock options and any applicable stock appreciation rights, restricted stock units and other equity awards granted under the company's equity incentive plans. Upon the one-year anniversary of a Change in Control or a Triggering Event (as defined below), whichever occurs first, the remaining unvested portion of any outstanding equity awards shall immediately vest. Additionally, in the event of a termination without cause Ms. Lund shall be entitled to accelerated vesting of 100% of her outstanding and unvested stock options and any applicable stock appreciation rights, restricted stock units and other equity awards granted under the company's equity incentive plans as of the date of such termination.

        The Severance and Change in Control Agreement also provides for severance payments to Ms. Lund as follows: (i) if Ms. Lund is terminated without cause prior to a change in control, she is entitled to (A) severance compensation equal to one year of her base salary then in effect, (B) continuation of her then current health insurance coverage at the same cost to her as prior to termination for a period of one year following termination, and (C) the vesting of any then unvested stock options or other equity awards held by her or (ii) if she is terminated without cause after a change in control, voluntarily resigns after a change in control as a result of a material change in the nature of her role or job responsibilities or the relocation of her principal place of work to a location more than 30 miles from her work location immediately prior to the change in control (each of which is referred to as a "Triggering Event"), she is entitled to: (A) severance compensation equal to two years of her base salary then in effect, plus her maximum bonus amount for two years and (B) continuation of her then current health insurance coverage at the same cost to her as prior to termination for a period of two years following termination or resignation.

        Under Ms. Lund's agreement, a change in control is deemed to have occurred in the event of (i) the acquisition by an individual person or entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of transactions, of more than 50% of the outstanding voting securities of the company; (ii) a merger or consolidation of the company with or into another entity after which the stockholders of the company immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity; (iii) any action or event that results in the Board of Directors consisting of fewer than a majority of Incumbent Directors ("Incumbent Directors" shall mean directors who either (A) are directors of the company as of the date of the Change in Control Agreements, or (B) are elected or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination); or (iv) a sale of all or substantially all of the assets of the company.

        Under the terms of the Severance and Change in Control Agreement then in effect, if Ms. Lund had been terminated without cause on December 31, 2007, she would have received the following benefits: (i) severance compensation equal to one year of her base salary then in effect, in the amount of $305,000 and (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of one year following termination with an aggregate annual cost of $4,882, and the accelerated vesting of her restricted stock unit awards with an aggregate market value on December 31, 2007 of $705,000. If Ms. Lund had voluntarily resigned on December 31, 2007 following a Triggering Event and a Change in Control she would have received the following benefits: (i) severance compensation equal to two years of her base salary then in effect, in the amount of $610,000 (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of two years following termination totaling $9,764, and (iii) the accelerated vesting of her restricted stock unit awards with an aggregate market value on December 31, 2007 of $705,000.

        Mr. Edwards' employment with the Company terminated in November 2007. Mr. Edwards had previously entered into a change in control agreement with the company. However, in connection with the termination of his employment, Kratos and Mr. Edwards agreed that Mr. Edwards would receive (i) $23,876 per month for 12 months in exchange for providing outside consulting services to the company and (ii) pursuant to the terms and conditions of his restricted stock unit award agreements, the accelerated vesting of such restricted stock unit awards. The former change in control agreement was terminated and Mr. Edward has no rights under that agreement. No payments under the terms of that agreement were made in 2007 or will be made in the future.

        On July 12, 2007, Kratos entered into a Severance and Change in Control Agreement with Ms. Siegal, which was subsequently amended and restated on August 4, 2008. The terms of this agreement provide that, upon a change of control, Ms. Siegal shall be entitled to (i) the immediate vesting of 50% of all stock options and any applicable stock appreciation rights, restricted stock units and other equity awards granted to Ms. Siegal under the company's equity incentive plans that remain unvested as of the date of the change in control and (ii) the vesting of the remaining unvested portion of any outstanding equity awards on the earlier of the one-year anniversary date of the change of control or upon the occurrence of a Triggering Event (as defined above) following the change in control. Under Ms. Siegal's agreement, a change in control is deemed to have occurred under the same circumstances as set forth in Ms. Lund's agreement above.

        If, prior to a change of control, Ms. Siegal is terminated without cause, she shall be entitled to receive a severance payment equal to nine months of her base salary and, if needed, her then current health insurance coverage at the then current employee cost during the nine month period following such termination. If Ms. Siegal resigns from the company as a result of a Triggering Event following a change in control, Ms. Siegal is entitled to receive a severance payment equal to nine months of her base salary plus her maximum potential bonus amount for such nine month period and, if needed, her then current health insurance coverage at the then current employee cost during the nine month period following such resignation. Further, in the event that Ms. Siegal is terminated without cause, she shall be entitled to accelerated vesting of 100% of her outstanding and unvested stock options and any applicable stock appreciation rights, restricted stock units and other equity awards granted under the company's equity incentive plans as of the date of such termination.

        Under the terms of the Severance and Change in Control Agreement then in effect, if Ms. Siegal had been terminated without cause on December 31, 2007, she would have received the following benefits: (i) severance compensation equal to nine months of her base salary then in effect, in the amount of $153,750 (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of nine months following termination totaling $1,229 and (iii) the accelerated vesting of her restricted stock unit awards with an aggregate market value on December 31, 2007 of $158,625. If Ms. Siegal had voluntarily resigned on December 31, 2007 following a Triggering Event and a Change in Control she would have received the following benefits: (i) severance compensation equal to nine months of her base salary then in effect in the amount of $153,750 (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of nine months following termination totaling $1,229, and (iii) the accelerated vesting of her restricted stock unit awards with an aggregate market value on December 31, 2007 of $158,625.

DIRECTOR COMPENSATION

        The following quarterly retainer and committee fees were payable to Kratos' non-employee directors during the fiscal year ended December 31, 2007:

Quarterly Retainer	$3,500
Audit Committee Chair	$3,000
Audit Committee Chair Regular Meeting Fee	$2,000
Audit Committee Chair Calls	$1,000
Other Audit Committee Matters	$1,000 to $4,000 (as determined by Board Chairman)
Committee Chair Retainer	$1,000
Board Meetings	$4,000
Board Conference Calls	$2,000
Committee Meetings	$1,000
Committee Conference Calls	$ 500
Annual Restricted Stock Unit Award	10,000 shares

All fees are paid quarterly in arrears.

        The directors compensation schedule was approved by the Board of Directors on June 2, 2004 upon recommendation of the Compensation Committee and was modified on November 18, 2004 with respect to Audit Committee and Audit Committee Chair fees in light of the increased responsibilities of the Audit Committee as a result of the Sarbanes-Oxley Act. Additionally, in February 2005 the Board of Directors approved a Non-Management Directors Stock Fee Program whereby Kratos' non-management directors may elect to receive all or a portion of their fees in shares of Kratos common stock. Further, in July 2005, the Board of Directors approved a Non-Management Directors Stock Option Fee Program similar to the Non-Management Directors Stock Fee Program, whereby Kratos' non-management directors may elect to receive all or a portion of their accrued directors fees in the form of a fully-vested stock option grant. If elected under either of these plans, the common stock, or the exercise price of the stock option grant, each such director shall receive, is valued based on the closing trading price of Kratos common stock on the trading day immediately preceding the regularly scheduled Board of Directors meeting for the respective quarter in which the directors fees are being paid. Additionally, on December 21, 2006, the Kratos board of directors approved a change in the stock component of director compensation to restricted stock unit awards and provided for an annual restricted stock unit award of 10,000 shares to each non-employee director. Kratos' directors also receive reimbursement for all out-of-pocket expenses related to their duties, including, but not limited to, travel, car rental and lodging fees.

        The following table sets forth the fees paid to non-employee members of Kratos' Board of Directors for the fiscal year ended December 31, 2007:

(a)	(b)	(c)	(d)		(j)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Total ($)
Scott I. Anderson	75,000	5,411	—		80,411
Bandel L. Carano	—		22,672	(2)	22,672
William A. Hoglund	53,000	5,411	—		58,411
Scot B. Jarvis	61,000	5,411	—		66,411

(1)
The amounts shown in columns (c) and (d) represent the compensation costs of restricted stock unit awards and stock options for financial reporting purposes for fiscal year 2007 under FAS 123(R), rather than an amount paid to or realized by Kratos' Directors. A discussion of the relevant fair value assumptions is set forth in note 18 to Kratos' consolidated financial statements included in its 2007 Annual Report on Form 10-K. Kratos cautions that the amount ultimately realized from the stock and option awards will likely vary based on a number of factors, including its actual operating performance, stock price fluctuations and the timing of exercises (in the case of options only) and sales.

(2)
Includes fully vested stock options granted to Mr. Carano in lieu of accrued Directors Fees as follows:

a.
February 28, 2007, stock option to purchase 5,925 shares of common stock granted at $2.11/share in lieu of $12,500 accrued Directors Fees, which option is fully vested, has an exercise price of $2.11 per share and expires on February 28, 2017.

b.
May 16, 2007, stock option to purchase 2,555 shares of common stock granted at $1.37/share in lieu of $3,500 accrued Directors Fees, which option is fully vested, has an exercise price of $3.69 per share and expires on May 16, 2017;

c.
September 5, 2007, stock option to purchase 3,833 shares of common stock granted at $2.74/share in lieu of $10,500 accrued Directors Fees, which option is fully vested, has an exercise price of $2.74 per share and expires on September 5, 2017; and

d.
November 14, 2007, stock option to purchase 2,392 shares of common stock granted at $2.30/share in lieu of $5,500 accrued Directors Fees, which option is fully vested, has an exercise price of $2.30 per share and expires on November 14, 2017.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF KRATOS

Principal Stockholders

        The following tables show stock ownership information as of November 19, 2008 with respect to beneficial ownership of Kratos' common stock and Series B Convertible preferred stock by each person known to Kratos to be the beneficial owner of more than 5% of such stock. As of November 19, 2008, there were 105,292,730 shares of Kratos common stock and 10,000 shares of Kratos Series B preferred stock issued and outstanding. Information with respect to beneficial owners of more than 5% of the common stock is based upon the most recent Schedule 13G or 13D these owners have filed with SEC.

Non-Affiliated Stockholders

	Beneficial Ownership(1)
	Common Stock			Series B Convertible Preferred Stock		Common Shares On An As-Converted Basis
Identity of Owner or Group	Shares		% Ownership	Shares	% Ownership	Shares	% Ownership
T. Rowe Price 100 E. Pratt Street Baltimore, MD 21202	7,656,005	(2)	7.27%	—	—	7,656,005	7.20%
State of Wisconsin Investment Board P.O. Box 7842 Madison, WI 53707	7,672,886		7.29%	—	—	7,672,886	7.22%
Massih Tayebi BridgeWest LLC 4350 La Jolla Village Drive, Suite 450 San Diego, CA 92121	5,554,898	(3)	5.26%	—	—	5,554,898	5.23%
Masood Tayebi BridgeWest LLC 4350 La Jolla Village Drive, Suite 450 San Diego, CA 92121	5,749,185	(4)	5.46%	—	—	5,749,185	5.41%

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of November 19, 2008 through the exercise of any stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares. Applicable percentages are based on 79,696,237 shares of common stock, and 10,000 shares of Series B convertible preferred stock outstanding on November 19, 2008.

(2)
These securities are owned by various individual and institutional investors, which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
Does not include 52,762 shares held by spouse of Massih Tayebi. Massih Tayebi disclaims beneficial ownership of such shares.

(4)
Includes 5,749,185 shares held directly by Masood K. Tayebi or over which Dr. Tayebi has sole voting power. Excludes: 404,693 shares held directly by Dr. Tayebi's spouse; 2,000,000 shares held in a revocable living trust of which Dr. Tayebi's spouse is trustee; and 646,137 shares held in a grantor retained annuity trust of which Dr. Tayebi's spouse is trustee. Dr. Tayebi disclaims beneficial ownership of all such shares.

Ownership by Directors and Executive Officers

        The following table shows the amount of Kratos' common stock and Series B convertible preferred stock beneficially owned by (i) Kratos' directors, (ii) each of the named executive officers in the Summary Compensation Table, and (iii) Kratos' directors and executive officers as a group. All information in the following table is presented as of November 19, 2008. Unless otherwise indicated in the table set forth below, each person named below has an address in care of Kratos' principal executive offices.

	Beneficial Ownership(1)
	Common Stock			Series B Convertible Preferred Stock		Common Shares On An As-Converted Basis
Identity of Owner or Group	Shares		% Ownership	Shares	% Ownership	Shares	% Ownership
Directors
Scott I. Anderson c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 9807	731,512	(2)	*	—	—	731,512	*
Bandel L. Carano Oak Investment Partners 525 University Avenue, Suite 1300 Palo Alto, CA 94302	5,386,155	(3)	5.27%	—	—	5,376,155	5.22%
Eric M. DeMarco	2,086,685	(4)	*	—	—	2,086,685	*
William A. Hoglund 434 35th Avenue Seattle, WA 98122	127,500	(5)	*	—	—	127,500	*
Scot B. Jarvis c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 9807	731,512	(6)	*	—	—	731,512	*
Officers
Deanna Lund	414,966	(7)	*	—	—	414,966	*
James R. Edwards		(8)	*	—	—		*
Laura L. Siegal	138,4181	(9)	*	—	—	138,418	*
D. Robin Mickle	75,000	(10)	*	—	—	75,000	*
All Directors and Officers as a Group (8 persons, does not include Mr. Edwards)	9,863,838		9.70%	—	—	9,863,838	9.61%
Total Shares Outstanding	105,292,730
Adjusted for Preferred Shares Conversion Series B
If Converted Additional Shares	1,000,000
Adjusted Common Shares (If Converted)	106,292,730

*
Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13G filed with the Securities and Exchange Commission (the "SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of November 19, 2008 through the exercise of any stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial ownership of, or receives the economic benefit from, such shares. Applicable percentages are based on 79,696,237 shares of common stock, and 10,000 shares of Series B convertible preferred stock outstanding on November 19, 2008.

(2)
Includes 120,000 shares subject to options and 7,500 shares subject to restricted stock units exercisable within 60 days of November 19, 2008.

(3)
Includes 172,090 shares subject to options exercisable within 60 days of November 19, 2008. Includes 2,554 shares of common stock held directly by Mr. Carano, 14,828 shares of common stock held by Oak Investment Partners VI, L.P., 346 shares of common stock held by Oak VI Affiliates Fund, L.P., 1,402,084 shares of common stock held by Oak Investment Partners IX, Limited Partnership, 14,942 shares of common stock held by Oak IX Affiliates Fund, Limited Partnership, 33,655 shares of common stock held by Oak IX Affiliates Fund-A, Limited Partnership, 48,597 shares held by Oak IX Affiliates, LLC, 3,808,026 shares of common stock held by Oak Investment Partners X, Limited Partnership, 61,123 shares of common stock held by Oak X Affiliates Fund, Limited Partnership. Bandel Carano is a general partner of Oak Investment Partners VI, L.P., Oak VI Affiliates Fund, L.P., Oak Investment Partners IX, L.P., Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak IX Affiliates, LLC, Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P. Mr. Carano has indirect ownership of these shares and has shared power to vote and dispose of these shares. Mr. Carano disclaims beneficial ownership of the shares held by Oak Investment Partners VI, L.P., Oak VI Affiliates Fund, L.P., Oak Investment Partners IX, L.P., Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak IX Affiliates, LLC, Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P.

(4)
Includes 11,685 shares held in Kratos' 401(k) Plan, 7,071 shares acquired through the Kratos Employee Stock Purchase Plan and 1,975,000 shares subject to options exercisable within 60 days from November 19, 2008.

(5)
Includes 120,000 shares subject to options and 7,500 shares subject to restricted stock units exercisable within 60 days from November 19, 2008.

(6)
Includes 120,000 shares subject to options and 7,500 shares subject to restricted stock units exercisable within 60 days from November 19, 2008.

(7)
Includes 11,624 shares held in Kratos' 401(k) Plan, 3,342 shares acquired through the Kratos Employee Stock Purchase Plan and 400,000 shares subject to options exercisable within 60-days from November 19, 2008.

(8)
Mr. Edwards' employment with the Company terminated in November 2007.

(9)
Includes 12,372 shares held in Kratos' 401(k) Plan, 458 shares acquired through the Kratos Employee Stock Purchase Plan and 122,588 shares subject to options exercisable within 60 days from November 19, 2008.

(10)
Includes 75,000 shares subject to restricted stock units exercisable within 60-days of November 19, 2008, Mr. Mickle's employment with the Company terminated in July 2008.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF DIGITAL FUSION

Principal Stockholders

        The following tables show stock ownership information as of November 17, 2008 with respect to beneficial ownership of Digital Fusion's common stock by each person known to Digital Fusion to be the beneficial owner of more than 5% of such stock. As of November 17, 2008, there were 11,745,123 shares of Digital Fusion common stock issued and outstanding.

Non-Affiliated Stockholders

	Beneficial Ownership(1)
	Common Stock
Identity of Owner or Group	Shares		% Ownership
Roy Crippen 400 Zandale Dr. SW Huntsville, AL 35801-3461	981,155	(2)	8.25%

    (1)
    This table is based upon information supplied by officers, directors and principal stockholders, and the information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of November 17, 2008 through the exercise of any stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares. Applicable percentages are based on 11,745,123 shares of common stock outstanding on November 17, 2008.

Ownership by Directors and Executive Officers

        The following table shows the amount of Digital Fusion's common stock beneficially owned by (i) Digital Fusion's directors, (ii) each of the named executive officers in the Summary Compensation Table, and (iii) Digital Fusion's directors and executive officers as a group. All information in the following table is presented as of November 17, 2008. Unless otherwise indicated in the table set forth below, each person named below has an address in care of Digital Fusion's principal executive offices.

	Beneficial Ownership(1)
	Common Stock
Identity of Owner or Group	Shares		% Ownership
Directors
Gilbert F. Decker	58,000	(2)	*
Jay M. Garner	67,750	(3)	*
G. Stewart Hall	66,750	(4)	*
Ronald V. Hite	60,750	(5)	*
Charles F. Lofty	67,000	(6)	*
Daniel Moore	458,750	(7)	3.88%
Related Party Investment Group
Madison Run c/o G. Stewart Hall 391 Nichols Run Court Great Falls, VA 22066	2,623,377		22.29%
Executive Officers
Gary S. Ryan	769,167	(8)	6.24%
Michael W. Wicks	566,667	(9)	4.81%
Christopher L. Brunhoeber	246,668	(10)	2.06%
Jamie M. Brabston	54,533	(11)	*
All Directors and Officers as a Group	5,039,412		42.50%
Total Shares Outstanding	11,745,123

    *
    Less than one percent.

    (1)
    This table is based upon information supplied by officers, directors and principal stockholders, and the information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of November 17, 2008 through the exercise of any stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial ownership of, or receives the economic benefit from, such shares. Applicable percentages are based on 11,745,123 shares of common stock outstanding on November 17, 2008.

    (2)
    Includes 55,000 shares subject to options and 3,000 shares subject to restricted stock units held in Director's Deferred Compensation Plan.

    (3)
    Includes 62,000 shares subject to options and 5,750 shares subject to restricted stock units held in Director's Deferred Compensation Plan.

    (4)
    Includes 61,000 shares subject to options and 5,750 shares subject to restricted stock units held in Director's Deferred Compensation Plan.

    (5)
    Includes 55,000 shares subject to options and 5,750 shares subject to restricted stock units held in Director's Deferred Compensation Plan.

    (6)
    Includes 66,000 shares subject to options and 1,000 shares subject to restricted stock units held in Director's Deferred Compensation Plan.

    (7)
    Includes 55,000 shares subject to options and 3,750 shares subject to restricted stock units held in Director's Deferred Compensation Plan.

    (8)
    Includes 519,584 shares subject to options.

    (9)
    Includes 41,667 shares subject to options.

    (10)
    Includes 180,001 shares subject to options.

    (11)
    Includes 54,533 shares subject to options.

 DESCRIPTION OF KRATOS CAPITAL STOCK

        Kratos has summarized below the material terms of Kratos' capital stock. The following description of the material terms of the capital stock of Kratos does not purport to be complete and is qualified in its entirety by reference to the amended and restated certificate of incorporation and amended and restated bylaws of Kratos, which documents are incorporated by reference as exhibits to the registration statement of which this proxy statement/prospectus is a part, and the applicable provisions of the Delaware General Corporate Law. All references within this section to common stock mean the common stock of Kratos unless otherwise noted.

Authorized and Outstanding Capital Stock

        The total authorized capital stock of Kratos consists of 195,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, issuable in one or more series designated by Kratos' board of directors, of which 63,637 shares have been designated Series A Preferred Stock, 90,000 shares have been designated Series B Preferred Stock and 1,200,000 have been designated Series C Preferred Stock. As of [    •    ], there were [    •    ] shares of common stock, no shares of Series A Preferred Stock, 10,000 shares of Series B Preferred Stock and no shares of Series C Preferred Stock outstanding.

Common Stock

Voting Rights

        The holders of Kratos common stock have one vote per share. Holders of common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends

        Shares of Kratos common stock are entitled to participate equally in dividends when and as dividends may be declared by the board of directors of Kratos out of funds legally available for the payment of dividends.

Other Rights

        In the event of a voluntary or involuntary liquidation, dissolution or winding up of Kratos, the prior rights of the creditors of Kratos and the liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of common stock will be entitled to share in the remaining assets of Kratos on a pro rata basis. No shares of common stock are subject to redemption or have redemptive rights to purchase additional shares of common stock.

Transfer Agent and Registrar

        The transfer agent and registrar for Kratos common stock is Wells Fargo Shareowner Services.

Listing of Common Stock

        Kratos common stock is listed on the Nasdaq Global Select Market under the symbol "KTOS".

Preferred Stock

        Kratos' certificate of incorporation provides that Kratos may issue shares of preferred stock from time to time in one or more series. Kratos' board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors may, without stockholder approval issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Kratos or the removal of its existing management.

Series A Preferred Stock

        There are currently no shares of Series A Preferred Stock issued and outstanding.

Series B Preferred Stock

        On May 30, 2002, Kratos issued an aggregate of 90,000 shares of Series B Preferred Stock, 10,000 shares of which were outstanding on November 21, 2008. Each share of Series B Preferred Stock is currently convertible into 100 shares of Kratos common stock and will automatically convert into common stock if and when Kratos common stock trades as or above $11.00 per share for 30 consecutive trading days after that date. Upon any voluntary or involuntary liquidation, dissolution or winding up of Kratos' affairs, before any payment is to be made to the holders of Kratos common stock, the holders of Series B Preferred Stock are entitled to receive $500 per share plus all accumulated or accrued and unpaid dividends for such share. Holders of shares of Series B Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of shares of common stock, including with respect to the election of members of the Kratos board of directors, on an as-converted to common stock basis.

Series C Preferred Stock

        On December 16, 2004, in connection with the approval of Kratos' Stockholder Rights Plan, Kratos' Board of Directors authorized and declared a dividend of one right to purchase on one-hundredth of a share of Series C Preferred Stock. Each right entitles the registered holder, subject to the terms of the Stockholder Rights Plan, to purchase from Kratos one one-hundredth of a share of Series C Preferred at a purchase price of $54.00, subject to adjustment. The rights are not exercisable until a Distribution Date occurs (as that term is defined in the Stockholder Rights Plan) and will expire at the close of business on the tenth anniversary of the Stockholder Rights Plan unless earlier redeemed or exchanged by Kratos. There are currently no shares of Series C Preferred Stock issued and outstanding.

Anti-Takeover Provisions

        The provisions of the Delaware General Corporation Law, or DGCL, and the amended and restated certificate of incorporation and amended and restated bylaws of Kratos contain provisions that could discourage or make more difficult a change in control of Kratos, including an acquisition of Kratos by means of a tender offer, an acquisition of Kratos by means of a proxy contest and removal of the incumbent officers and directors of Kratos, without the support of the board of directors of Kratos. A summary of these provisions follows.

Statutory Business Combination Provision

        Kratos is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" with an "interested stockholder"

for a period of three years following the time that such stockholder became an interested stockholder, unless:

  •
  the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

  •
  upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        With certain exceptions, an "interested stockholder" is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

        In general, Section 203 defines a business combination to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        A Delaware corporation may "opt out" of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, Kratos has not "opted out" of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Kratos.

Stockholder Rights Plan

        Kratos has a stockholder rights plan that may discourage certain types of transactions involving an actual or potential change in control and may limit its stockholders' ability to approve transactions that they deem to be in their best interests.

Election and Removal of Directors

        The members of the board of directors of Kratos are elected annual by all holders of the capital stock of Kratos. Directors may be removed without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided however, that unless the entire board is removed, no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election in which the same total number of votes were cast (or if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such directors most recent election were then being elected.

No Stockholder Action by Written Consent

        Kratos' certificate of incorporation provides that any action required or permitted to be taken by the holders of common stock at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by written consent of the stockholders.

Stockholder Meetings

        Under the amended and restated bylaws of Kratos, only the chairman of the board of directors, the chief executive officer or a majority of the total number of authorized directors may call a special meeting of the stockholders, and any business conducted at any special meeting will be limited to the purpose or purposes specified in the order calling for the special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        In order for Kratos stockholders to properly bring nominations or business before an annual meeting, they must comply with certain notice requirements as provided by Kratos' amended and restated bylaws. Typically, in order for such notices to be timely, they must be provided to Kratos not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting. For such notices to be timely in the event the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, notice must be provided to Kratos not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Amendment of Charter Provisions

        The affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of Kratos' voting stock, voting together as a single class, is required to alter, amend or repeal certain provisions of the certificate of incorporation, including, among others, those related to the election and removal of the board of directors, amendment of Kratos' bylaws and certificate of incorporation, restrictions against stockholder actions by written consent and the indemnification of officers and directors.

        Kratos' amended and restated bylaws may only be amended (or new bylaws adopted) by the board of directors or the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of Kratos' voting stock.

 COMPARISON OF RIGHTS OF KRATOS AND DIGITAL FUSION STOCKHOLDERS

        Upon completion of the merger, the stockholders of Digital Fusion will become stockholders of Kratos, whose rights are currently governed by the Delaware General Corporation Law (the "DGCL"), Kratos' amended and restated certificate of incorporation and Kratos' amended and restated bylaws. The rights of Digital Fusion stockholders are currently governed by the DGCL, Digital Fusion's restated certificate, as amended, and Digital Fusion's amended and restated bylaws. As both companies are Delaware corporations, any differences result solely from differences in the companies' respective certificates of incorporation and bylaws, and many of the stockholder rights of Digital Fusion stockholders will not change as a result of the merger. Upon completion of the merger, Digital Fusion stockholders will exchange their shares of Digital Fusion common stock for shares of Kratos common stock, and as a Kratos stockholder their rights will be governed by the Kratos certificate of incorporation and bylaws. Provided below, however, is a summary of the material differences between the stockholder rights of Digital Fusion and Kratos stockholders. It is not a complete statement of the provisions affecting, or the differences between, these stockholder rights, and it is qualified in its entirety by reference to aforementioned authority.

	Kratos	Digital Fusion
Authorized Shares	Kratos' authorized capital stock consists of (i) 195,000,000 shares of common stock, par value $0.001 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share.	Digital Fusion's authorized capital stock consists of (i) 16,000,000 shares of common stock, par value $0.01 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share.
Number of Directors
Kratos' amended and restated bylaws provide that the number of directors shall be not less than three nor more than seven directors, with the exact number set by action of the board of directors or the stockholders. Kratos currently has five directors.
Digital Fusion's amended and restated bylaws provide that the number of directors shall be not less than three nor more than fifteen directors, with the exact number to be fixed by the board of directors. Digital Fusion currently has eight directors.
Stockholder Action Without a Meeting	Consistent with the DGCL, Kratos' amended and restated certificate of incorporation provides that its stockholders may not act by written consent.
Digital Fusion's restated certificate of incorporation, as amended, does not contain a prohibition on stockholder action by written consent, and thus, pursuant to the DGCL, any action that may be taken by Digital Fusion stockholders at annual or special meeting may be taken without a meeting and without prior notice if such action is consented to in writing by those stockholders having not less than the minimum number of votes required to take such action at a meeting at which all stockholders entitled to vote thereon voted.

	Kratos	Digital Fusion
Indemnification
The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against parties for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner such person reasonably believed was in, or not opposed to, the best interests of the corporation. Under the DGCL, indemnification is available in a criminal action only if the person seeking indemnification had no reasonable cause to believe that his or her conduct was unlawful.
	Consistent with the DGCL, Kratos' amended and restated certificate of incorporation permits, but does not require, Kratos to provide such indemnification.	Consistent with the DGCL, Digital Fusion's restated certificate of incorporation, as amended, states that Digital Fusion shall provide indemnification to the fullest extent permitted by DGCL.
Amendment to the Certificate of Incorporation
	In addition to the requirements provided by the DGCL (including any applicable class voting requirements), the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of Kratos' voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII of the amended and restated certificate of incorporation.	Digital Fusion's restated certificate, as amended, provides that any amendments thereto be effected in the manner set forth in the DGCL.
Amendment to the Bylaws
Kratos' amended and restated bylaws may be amended (or new bylaws may be adopted) by the board of directors or the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of Kratos' voting stock.
Digital Fusion's amended and restated bylaws may be amended, added to, rescinded or repealed by the board of directors or the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of Digital Fusion's voting stock, voting together as a single class.
Stockholder Rights Plan	Kratos has a stockholder rights plan, which may discourage certain types of transactions involving an actual or potential change in control.	Digital Fusion does not have a stockholder rights plan.
Dividends
The DGCL provides that the board of directors of a corporation may declare and pay dividends out of the corporation's surplus, or, subject to certain limitations, out if its net profits. Kratos' amended and restated certificate of incorporation places no additional restrictions on the board's ability to declare dividends.
The DGCL provides that the board of directors of a corporation may declare and pay dividends out of the corporation's surplus, or, subject to certain limitations, out if its net profits. Holders of Digital Fusion common stock share ratably any declared dividends subject to the rights of any preferred stockholders.

	Kratos	Digital Fusion
Stockholder Nominations and Proposals at Annual Meetings
In order for Kratos stockholders to properly bring nominations or business before an annual meeting, such stockholders must comply with certain notice requirements as provided by Kratos' amended and restated bylaws. Typically, in order for such notices to be timely, they must be provided to Kratos not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting. These notice requirements are substantially similar to that of Digital Fusion.
However, for such notices to be timely in the event the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, notice must be provided to Kratos not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
The required contents of such notices are also substantially similar between the two companies. However, Kratos' amended and restated bylaws require that any such notice also set forth whether such stockholder intends to deliver a proxy statement and form of proxy to the holders of at least the percentage of Kratos' voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of Kratos' voting shares to elect such nominee or nominees.
In order for Digital Fusion stockholders to properly bring nominations or business before an annual meeting, such stockholders must comply with certain notice requirements as provided by Digital Fusion' amended and restated bylaws. These notice requirements are substantially similar to that of Kratos.
However, for such notices to be timely in the event the annual meeting is advanced more than 20 days prior to or delayed by more than 70 days after the anniversary of the preceding year's annual meeting, notice must be provided to Digital Fusion not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth 10th day following the day on which public announcement of the date of such meeting is first made.

 APPRAISAL RIGHTS

        Under the Delaware General Corporation Law, or DGCL, you have the right to seek appraisal of your shares of Digital Fusion common stock in connection with the merger and to receive payment in cash for the fair value of your shares of Digital Fusion common stock as determined by the Delaware Court of Chancery, or the Chancery Court, together with a fair rate of interest, if any, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Digital Fusion stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL, the full text of which appears in Annex E to this proxy statement/prospectus, in order to perfect their rights. Strict compliance with the Delaware statutory procedures will be required. For stockholders who have properly exercised appraisal rights to receive the fair value of their shares, at least one stockholder who has properly exercised appraisal rights must litigate an appraisal proceeding in the Chancery Court.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in a termination or waiver of your appraisal rights.

        Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders' meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement/prospectus constitutes Digital Fusion's notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

        If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

  •
  You must deliver to Digital Fusion a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

  •
  You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, by Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted "FOR" the adoption of the merger agreement and will nullify any previous written demand for appraisal.

  •
  If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the merger consideration for your shares of Digital Fusion common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Digital Fusion common stock.

        All demands for appraisal should be addressed to Digital Fusion, Inc., 5030 Bradford Drive, Building 1, Suite 210, Hunstville, Alabama, 35805, Attention: Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Digital Fusion common stock. The demand must reasonably inform Digital Fusion of the identity of the stockholder and the intention of the stockholder to demand appraisal of such stockholder's shares.

        To be effective, a demand for appraisal by a holder of Digital Fusion's common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on the stock certificate(s). Beneficial owners who are not record holders may not directly make appraisal demands to Digital Fusion. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

        If you hold your shares of Digital Fusion common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        Within ten days after the merger effective time, the surviving corporation must give written notice that the merger has become effective to each Digital Fusion stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration specified by the merger agreement for his or her shares of Digital Fusion common stock. Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder's previously written demand for appraisal.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in the Chancery Court for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

        After determination of the stockholders entitled to appraisal of their shares of Digital Fusion common stock, the appraisal proceeding shall be conducted in accordance with the rules of the Chancery Court, including any rules specifically governing appraisal proceedings. The appraisal proceeding is a litigation proceeding. At the conclusion of the litigation, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value in cash, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

        In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same or less than the value that you are entitled to receive under the terms of the merger agreement. Unless the Chancery Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of the payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

        Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the merger effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the merger effective time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the merger effective time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of Digital Fusion's common stock held by such stockholder pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the merger effective time may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

        Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder's statutory appraisal rights. In view of the complexity of Section 262, Digital Fusion stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

LEGAL MATTERS

        The validity of the Kratos common stock and certain U.S. federal income tax consequences relating to the merger will be passed upon for Kratos by Morrison & Foerster LLP.

 EXPERTS

        The consolidated financial statements of Kratos Defense & Security Solutions, Inc., SYS and Haverstick Consulting, Inc. included in this registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accounting firm, upon the authority of Grant Thornton LLP, as experts in giving said reports.

        The consolidated financial statements of Digital Fusion included herein have been so included in reliance upon the report of Anglin, Reichmann, Snellgrove and Armstrong P.C., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Kratos

        To be eligible for inclusion in the proxy statement and form of proxy for Kratos' 2009 annual meeting of stockholders, stockholder proposals must have been submitted in writing by the close of business on January 23, 2009. If any proposal that has not been submitted for inclusion in the 2009 proxy statement is instead sought to be presented directly at the 2009 annual meeting, such proposal may be considered if written notice of such proposal is timely received by Kratos' Secretary. Generally, a notice is timely given if it is received by Kratos' Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then Kratos' Secretary must have received the notice within 15 days of such initial public disclosure or announcement.

Digital Fusion

        Digital Fusion will hold a 2009 annual meeting of stockholders only if the merger is not completed. Any proposal of a stockholder of Digital Fusion that is intended to be presented by such stockholder at Digital Fusion's 2009 annual meeting of stockholders (if it is held) must have been received by Digital Fusion, such proposal may be considered if written notice of such proposal is timely received by Digital Fusion's Secretary. Generally, a notice is timely given if received by Digital Fusion's Secretary not less than 90 or more than 120 days before the date of the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

        Kratos files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Kratos, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this proxy statement/prospectus. Kratos' internet website is www.kratosdefense.com, and Kratos makes available free of charge at such website Kratos' annual reports, quarterly reports, current reports, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practical after such reports are electronically filed or furnished to the SEC. The information on Kratos' website is not incorporated by reference into this proxy statement/prospectus.

        Kratos has filed with the SEC a registration statement of which this proxy statement/prospectus is a part. The registration statement registers the shares of Kratos common stock to be issued to Digital Fusion stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the common stock of Kratos and Digital Fusion, respectively. The rules and regulations of the SEC allow Kratos and Digital Fusion to omit certain information included in the registration statement from this proxy statement/prospectus.

        Digital Fusion is not required to and does not file periodic reports with the SEC.

        This document is a prospectus of Kratos and is a joint proxy statement of Kratos and Digital Fusion for the Kratos and Digital Fusion special meetings. Neither Kratos nor Digital Fusion has authorized anyone to give any information or make any representation about the merger or Kratos or Digital Fusion that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

 INDEX TO FINANCIAL STATEMENTS

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
Report of Independent Registered Public Accounting Firm—Grant Thornton LLP	FI-2
Consolidated Balance Sheets as of December 31, 2006 and 2007	FI-3
Consolidated Statements of Operations—Fiscal Years Ended December 31, 2005, 2006 and 2007	FI-4
Consolidated Statements of Stockholders' Equity—Fiscal Years Ended December 31, 2005, 2006 and 2007	FI-5
Consolidated Statements of Cash Flows—Fiscal Years Ended December 31, 2005, 2006 and 2007	FI-6
Notes to Consolidated Financial Statements	FI-8
Consolidated Balance Sheets at December 31, 2007 and September 28, 2008 (unaudited)	FI-63
Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2007 and September 28, 2008 (unaudited)	FI-64
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2007 and September 28, 2008 (unaudited)	FI-65
Notes to Consolidated Financial Statements (unaudited)	FI-66
HAVERSTICK CONSULTING, INC.
Report of Independent Registered Public Accounting Firm—Grant Thornton LLP	FII-2
Consolidated Balance Sheets as of December 31, 2007	FII-3
Consolidated Statements of Operations—Fiscal Year Ended December 31, 2007	FII-4
Consolidated Statements of Stockholders' Equity—Fiscal Year Ended December 31, 2007	FII-5
Consolidated Statements of Cash Flows—Fiscal Year Ended December 31, 2007	FII-6
Notes to Consolidated Financial Statements	FII-7
DIGITAL FUSION, INC.
Report of Independent Registered Public Accounting Firm—Anglin, Reichman, Snellgrove & Armstrong PC	FIII-1
Consolidated Balance Sheets as of December 28, 2006 and 2007	FIII-2
Consolidated Statements of Operations—Fiscal Years Ended December 31, 2006 and December 28, 2007	FIII-3
Consolidated Statements of Stockholders' Equity—Fiscal Years Ended December 31, 2006 and December 31, 2007	FIII-4
Consolidated Statements of Cash Flows—Fiscal Years Ended December 31, 2006 and December 31, 2007	FIII-5
Notes to Consolidated Financial Statements	FIII-6
Consolidated Balance Sheets at December 28, 2007 and September [16], 2008 (unaudited)	FIII-23
Consolidated Statements of Operations for the Three and Nine Months Ended September [30], 2007 and September [16], 2008 (unaudited)	FIII-24
Consolidated Statements of Cash Flows for the Nine Months Ended September [30], 2007 and September [16], 2008 (unaudited)	FIII-25
Notes to Consolidated Financial Statements (unaudited)	FIII-26

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Kratos Defense and Security Solutions, Inc.

        We have audited the accompanying consolidated balance sheets of Kratos Defense and Security Solutions, Inc. (a Delaware Corporation) and subsidiaries (the "Company") as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 of the notes to consolidated financial statements, on January 1, 2006, the Company has adopted Financial Accounting Standards Board Statement No. 123(R), "Share-Based Payments".

        As discussed in Note 10 of the notes to consolidated financial statements, on January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109".

/s/ GRANT THORNTON LLP

Irvine, California
March 27, 2008

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Consolidated Balance Sheets

December 31, 2006 and 2007

(in millions, except par value and number of shares)

	2006	2007
Assets
Current assets:
Cash and cash equivalents	$5.4	$8.6
Restricted cash	1.0	—
Accounts receivable, net	59.3	77.0
Income taxes receivable	2.6	1.0
Prepaid expenses	2.1	7.4
Notes receivable	—	2.6
Other current assets	3.4	8.7
Current assets of discontinued operations	67.0	1.6

Total current assets	140.8	106.9
Property and equipment, net	6.1	6.9
Goodwill	129.9	194.5
Other intangibles, net	13.4	19.9
Deferred tax assets	6.5	—
Investments in unconsolidated affiliates	2.1	0.3
Other assets	1.9	6.7
Non current assets of discontinued operations	37.0	0.1

Total assets	$337.7	$335.3

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$16.4	$22.7
Accrued expenses	5.0	14.5
Accrued compensation	6.4	9.9
Line of credit	51.0	—
Billings in excess of costs and earnings on uncompleted contracts	4.0	10.9
Deferred tax liabilities	1.3	—
Accrual for contingent acquisition consideration	9.8	2.9
Income taxes payable	—	0.2
Accrual for unused office space	0.8	1.0
Other current liabilities	—	13.4
Current portion of long-term debt	0.4	2.6
Current portion of capital lease	—	0.1
Current liabilities of discontinued operations	49.5	5.3

Total current liabilities	144.6	83.5

Long-term debt, net of current portion	—	72.9
Accrual for unused office space, net of current portion	1.8	1.4
Capital lease	—	1.1
Deferred tax liabilities	—	2.0
Other liabilities	2.9	4.5
Non current liabilities of discontinued operations	1.3	2.7

Total liabilities	150.6	168.1
Commitments and contingencies (Notes 1, 2, 6, 8, 9, 10, 16 and 17)
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized Series B Convertible Preferred Stock, $.001 par value, 10,000 shares outstanding at December 31, 2006 and 2007 (liquidation preference $5.0 million at December 31, 2006 and 2007)	—	—
Common stock, $.001 par value, 195,000,000 shares authorized; 73,883,950 and 78,998,922 shares issued and outstanding at December 31, 2006 and 2007, respectively	—	—
Additional paid-in capital	391.7	412.7
Accumulated deficit	(204.6)	(245.5)

Total stockholders' equity	187.1	167.2

Total liabilities and stockholders' equity	$337.7	$335.3

See accompanying notes to consolidated financial statements.

KRATOS DEFENSE & SECURITIES SOLUTIONS, INC.

Consolidated Statements of Operations

Years ended December 31, 2005, 2006 and 2007

(in millions, except per share amounts)

	2005	2006	2007
Revenues	$152.3	$153.1	$193.6
Cost of revenues	115.7	124.2	162.0

Gross profit	36.6	28.9	31.6

Selling, general and administrative expenses	35.5	38.5	39.5
Stock option investigation and related fees	—	—	14.0
Estimated cost for settlement of securities litigation	—	—	4.9
Recovery of unauthorized issuance of stock options	—	—	(3.4)
Contingent acquisition consideration and restatement fees	(2.1)	0.1	—
Impairment and restructuring charges	—	21.8	1.2

Operating income (loss) from continuing operations	3.2	(31.5)	(24.6)

Other income (expense):
Interest income (expense), net	0.1	(0.7)	(1.2)
Foreign currency gain	0.2	—	—
Impairment of investments in unconsolidated affiliates	—	—	(1.8)
Other income and (expenses), net	—	(0.2)	0.7

Total other income (expense), net	0.3	(0.9)	(2.3)

Income (loss) from continuing operations before income taxes	3.5	(32.4)	(26.9)
Provision (benefit) for income taxes from continuing operations	(0.1)	13.8	1.3

Income (loss) from continuing operations	3.6	(46.2)	(28.2)
Loss from discontinued operations	(2.0)	(11.7)	(12.6)

Net income (loss)	$1.6	$(57.9)	$(40.8)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.05	$(0.63)	$(0.38)
Loss from discontinued operations	(0.03)	(0.16)	(0.17)

Net income (loss) per common share:	$0.02	$(0.79)	$(0.55)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.05	$(0.63)	$(0.38)
Loss from discontinued operations	(0.03)	(0.16)	(0.17)

Net income (loss) per common share:	$0.02	$(0.79)	$(0.55)

Weighted average common shares outstanding:
Basic	74.0	73.5	74.0
Diluted	75.0	73.5	74.0
See accompanying notes to consolidated financial statements.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Consolidated Statements of Stockholders' Equity

Years ended December 31, 2005, 2006 and 2007

(in millions)

	Convertible Preferred Stock
			Common Stock				Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss
					Additional Paid-In Capital	Deferred Compensation			Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2004	—	—	71.1	$0.1	$374.8	$(3.2)	$(148.3)	$(3.8)	$219.6
Issuance of common stock for exercise of stock options	—	—	0.6	(0.1)	2.7	—	—	—	2.6
Issuance of common stock under employee stock purchase plan	—	—	0.5	—	2.3	—	—	—	2.3
Stock based compensation	—	—	—	—	(0.5)	3.2	—	—	2.7
Components of comprehensive income:
Net income	—	—	—	—	—	—	1.6	—	1.6
Foreign currency translation gain, net of income taxes of $0.2 million	—	—	—	—	—	—	—	0.9	0.9

Total comprehensive income									2.5

Balance, December 31, 2005	—	—	72.2	$0.0	$379.3	$—	$(146.7)	$(2.9)	$229.7

Conversion of Series B convertible preferred stock	—	—	1.5	—	—	—	—	—	—
Issuance of common stock for exercise of stock options	—	—	0.2	—	0.5	—	—	—	0.5
Stock based compensation	—	—	—	—	11.9	—	—	—	11.9
Components of comprehensive income:
Net loss	—	—	—	—	—	—	(57.9)	—	(57.9)
Foreign currency translation gain, net of income taxes of $0.3 million	—	—	—	—	—	—	—	1.5	1.5
Reclassification adjustment—foreign currency translation gain, included in net loss	—	—	—	—	—	—	—	1.4	1.4

Total comprehensive loss									(55.0)

Balance, December 31, 2006	—	—	73.9	$—	$391.7	$—	$(204.6)	$—	$187.1

Issuance of common stock for exercise of stock options	—	—	0.1	—	—	—	—	—	—
Common stock issued for acquisitions	—	—	4.6	—	12.0	—	—	—	12.0
Paid in capital for contingent consideration	—	—	—	—	7.4	—	—	—	7.4
Cumulative effect adjustment upon adoption of FIN No. 48	—	—	—	—	—	—	(0.1)	—	(0.1)
Stock based compensation	—	—	0.4	—	1.6	—	—	—	1.6
Net loss and total comprehensive loss	—	—	—	—	—	—	(40.8)	—	(40.8)

Balance, December 31, 2007	—	—	79.0	$—	$412.7	$—	$(245.5)	$—	$167.2

See accompanying notes to consolidated financial statements.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2005, 2006 and 2007

(in millions)

	2005	2006	2007
Operating activities:
Net income (loss)	$1.6	$(57.9)	$(40.8)
Less: Loss from discontinued operations	(2.0)	(11.7)	(12.6)
Income (loss) from continuing operations	3.6	(46.2)	(28.2)
Adjustments to reconcile income (loss) from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	4.3	4.7	4.3
Deferred income taxes	5.2	13.6	0.7
Accrual for settlement of securities litigation	—	—	4.9
Asset impairment charges	—	20.1	2.5
Disposal of property and equipment	0.1	0.1	—
Provision for doubtful accounts	0.2	0.2	0.5
Stock based compensation	0.9	6.9	0.9
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(4.4)	(8.4)	5.3
Prepaid expenses	1.9	0.3	(0.1)
Other assets	(1.6)	(1.3)	(4.8)
Accounts payable	(2.5)	5.0	(0.8)
Accrued expenses	1.2	(6.3)	1.8
Accrued compensation	5.1	1.3	(1.5)
Accrual for contingent acquisition consideration	(2.0)	0.1	1.4
Accrual for unused office space	(0.9)	0.9	(0.1)
Billings in excess of costs and earnings on uncompleted contracts	(3.5)	1.2	0.4
Income tax receivable or payable	(4.5)	3.0	1.6
Other liabilities	—	(0.1)	10.1

Net cash provided by (used in) operating activities from continuing operations	3.1	(4.9)	(1.1)

Investing activities:
Sale/maturity of short-term investments	7.6	—	—
Cash paid for contingent acquisition consideration	(17.1)	(8.5)	(8.9)
Cash paid for acquisitions, net of cash acquired	(33.6)	(59.1)	(63.9)
Proceeds from the disposition of discontinued operations	—	18.9	57.3
Cash transferred (to) from restricted cash	—	(1.0)	1.0
Capital expenditures	(4.0)	(1.2)	(0.9)

Net cash used in investing activities from continuing operations	(47.1)	(50.9)	(15.4)

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Consolidated Statements of Cash Flows (Continued)

Years ended December 31, 2005, 2006 and 2007

(in millions)

	2005	2006	2007
Financing activities:
Proceeds from issuance of common stock	0.1	0.4	—
Proceeds from issuance of common stock under employee stock purchase plan	0.8	—	—
Borrowings under credit facility and line of credit	—	85.0	88.5
Repayment under line of credit	—	(34.0)	(64.0)
Repayment of capital lease obligations	(0.4)	(0.3)	(0.4)
Debt issuance costs	(0.3)	(1.2)	(3.0)

Net cash provided by financing activities from continuing operations	0.2	49.9	21.1

Net cash flows of continuing operations	(43.8)	(5.9)	4.6

Cash flows of discontinued operations
Operating cash flows	1.2	7.4	0.2
Investing cash flows	(5.1)	(6.6)	(1.6)
Financing cash flows	4.0	0.1	—
Effect of exchange rates on cash and cash equivalents	1.0	2.7	—

Net cash flows of discontinued operations	1.1	3.6	(1.4)

Net increase (decrease) in cash and cash equivalents	(42.7)	(2.3)	3.2
Cash and cash equivalents at beginning of year	50.4	7.7	5.4

Cash and cash equivalents at end of year	$7.7	$5.4	$8.6

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$0.2	$(0.2)	$2.8
Net cash received during the year for income taxes	$(1.1)	$(0.7)	$(1.4)
Noncash investing and financing activities:
Common stock issued for acquisitions	$—	$—	$12.0
Paid in capital for contingent consideration	—	—	7.4
Liability for contingent cash consideration	$—	$—	$1.2
Supplemental disclosures of non-cash investing and financing transactions:
Fair value of assets acquired in acquisitions	$40.0	$80.1	$111.1
Fixed assets financed	$0.6	$—	$1.2
Liabilities assumed in acquisitions	$6.4	$6.3	$20.9

See accompanying notes to consolidated financial statements.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies

(a)   Description of Business

        Kratos Defense & Security Solutions, Inc. ("Kratos" or "the Company") was initially incorporated in the state of New York on December 19, 1994, commenced operations in March 1995 and was reincorporated in Delaware in 1998. Kratos historically conducted business in three segments: Wireless Network Services, Government Network Services and Enterprise Network Services. The Company was an independent, global provider of outsourced communications and security systems engineering and integration services for the wireless communications industry through its Wireless Network Services division ("WNS"), the U.S. government through its Government Network Services division ("GNS"), now referred to as the Kratos Government Solutions ("KGS") segment, and enterprise customers through its Enterprise Network Services division ("ENS"), now referred to as the Public Safety & Security ("PSS") segment.

        In 2006 and 2007, the Company undertook a transformation strategy that culminated in the divestiture in 2007 of its wireless-related businesses and has aggressively pursued business with the federal government, primarily the U.S. Department of Defense, through strategic acquisition. See Note 5, Acquisitions. The Company's divestiture of its European wireless engineering services business which was discontinued and held for sale in December 2006 was completed in March 2007. In addition, the Company's divestiture of its domestic wireless engineering services business was completed in June 2007 and the divestiture of its wireless deployment services business was completed in July 2007. Accordingly, the accompanying financial statements reflect the divestiture of the domestic wireless engineering services and wireless network deployment business and the results of operations through the date of divestiture are reflected as discontinued operations in the accompanying statements of operations.

        As a result of the divestment of the Company's wireless related assets and businesses in 2007, the Company changed its name from Wireless Facilities, Inc to Kratos Defense & Security Solutions, Inc. on September 12, 2007. The name was changed to reflect the Company's revised focus as a defense contractor and security systems integrator for the federal government and for state and local agencies and reflects the Company's business going forward. All previous financial statements prior to September 12, 2007 were issued under the Company's previous name, Wireless Facilities, Inc.

(b)   Principles of Consolidation

        The consolidated financial statements include the accounts of Kratos and its wholly-owned subsidiaries for which all inter-company transactions have been eliminated in consolidation. Kratos and its subsidiaries are collectively referred to herein as the "Company."

        Investments in unconsolidated affiliates are accounted for using the cost method as the Company owns less than 20% and has no significant influence over the affiliates.

(c)   Calendar Year

        The Company's calendar year end is on the last day of the year, December 31st. The interim fiscal periods are on the last day of the calendar month of each quarter.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

(d)   Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include revenue recognition, allowance for doubtful accounts, valuation of long-lived assets including identifiable intangibles and goodwill, accounting for income taxes including the related valuation allowance on the deferred tax asset, accruals for partial self-insurance, contingencies and litigation and contingent acquisition consideration. In the future, the Company may realize actual results that differ from the current reported estimates and if the estimates that we have used change in the future, such changes could have a material impact on the Company's consolidated financial position, results of operations and cash flows.

(e)   Reclassifications

        The accompanying consolidated statements of cash flows separately reflect the operating, investing and financing portions of the cash flows attributable to the Company's discontinued operations for each of the periods presented. These amounts were reported on a combined basis as a single amount in prior consolidated statements of cash flows. In addition, the consolidated balance sheets and statements of operations have been reclassified to present the discontinued operations.

(f)    Revenue Recognition

        The Company provides services to customers under three primary types of contracts: fixed-price; time and materials; and cost reimbursable plus fixed fee. The Company realizes a portion of its revenue from long-term contracts and accounts for these contracts under the provisions of Statement of Position (SOP) 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Revenue on fixed-price contracts is recognized using the percentage-of-completion method of accounting based on the ratio of total costs incurred to date compared to estimated total costs to complete the contract. Estimates of costs to complete include materials, direct labor, overhead, and allowable general and administrative expenses (for government contracts). While the Company generally does not incur a material amount of set-up fees for its projects, such costs, if any, are excluded from the estimated total costs to complete the contract. Cost estimates are reviewed monthly on an individual contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. The full amount of an estimated loss associated with a contract is accrued and charged to operations in the period it is determined that it is probable a loss will be realized from the performance of the contract.

        Significant management judgments and estimates, including the estimated costs to complete projects, which determine the project's percentage of completion and profit margin must be made and used in connection with the revenue recognized in any accounting period. In the future, the Company may realize actual results that differ from current estimates and the differences could be material.

        Accordingly, the revenue the Company recognizes in a given financial reporting period depends on (1) the costs the Company has incurred for individual projects, (2) the Company's then current

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

estimate of the total remaining costs to complete the individual projects and (3) current estimated contract value associated with the projects. If, in any period, we significantly increase or decrease our estimate of the total costs to complete a project, and/or reduce or increase the associated contract value, revenue for that period would be impacted. To the extent that the Company's estimates fluctuate over time or differ from actual results, gross margins in subsequent periods may vary significantly from previous estimates. Material differences may result in the amount and timing of the Company's revenue for any period if management made different judgments or utilized different estimates. In the event the Company is unable to provide reliable cost estimates on a given project, the Company records revenue using the completed contract method. There are no contracts for which the Company utilized the completed contract method for the years ended December 31, 2005, 2006 and 2007.

        Under the terms of substantially all of the Company's fixed price contracts, if a contract is terminated without proper cause by the customer, if the customer creates unplanned/unreasonable time delays, or if the customer modifies the contract tasks/scope, the Company has contractual rights to reimbursement in accordance with the terms and conditions regarding payment for work performed, but not yet billed (i.e., unbilled trade accounts receivable) at a gross profit margin that is consistent with the overall project margin. Furthermore, certain additional provisions compensate the Company for additional or excess costs incurred, whereby any scope reductions or other modifications are subject to reimbursement of costs incurred to date with a reasonable profit margin based on the contract value and completed work at that time. The inherent aforementioned risks are reflected in the Company's ongoing periodic assessment of the "total contract value" and the associated revenue recognized. Total net unbilled accounts receivable at December 31, 2006 and December 31, 2007 were $23.4 million and $34.2 million, respectively. Approximately, $0.5 million and $0.6 million of the unbilled receivables as of December 31, 2006 and December 31, 2007, respectively, are expected to be collected after one year as they are related to future milestone payments and retainages. Retainages receivable which are included in net unbilled accounts receivable are $1.2 million and $1.5 million as of December 31, 2006 and December 31, 2007, respectively. The Company periodically performs work under authorizations to proceed or work orders from its customers for which a formal purchase order may not be received until after the work has commenced. As of December 31, 2006 and 2007, approximately $0.6 million and $0.4 million, respectively, of the Company's unbilled accounts receivable balance were under an authorization to proceed or work order from its customers where a formal purchase order had not yet been received.

        Revenue from certain time and materials and fixed-price contracts are recognized when realized or realizable and earned, in accordance with Staff Accounting Bulletin (SAB) 101, as revised by SAB 104 (recognized when services are rendered at contracted labor rates, when materials are delivered and when other direct costs are incurred). Additionally, based on management's periodic assessment of the collectibility of its accounts receivable, credit worthiness and financial condition of customers, the Company determines if collection is reasonably assured prior to the recognition of revenue.

        Cost reimbursable contracts for the government provide for reimbursement of costs plus the payment of a fee. The Company records the fee as costs are incurred. Under time and materials contracts, the Company is reimbursed for labor hours at negotiated hourly billing rates and is reimbursed for travel and other direct expenses at actual costs plus applied general and administrative expenses. Under certain of the Company's contractual arrangements, the Company may also recognize

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

revenue for out-of-pocket expenses in accordance with EITF 01-14 "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred." Depending on the contractual arrangement, these expenses may be reimbursed with or without a fee.

        Under certain of its contracts, the Company provides supplier procurement services and materials for its customers. The Company records revenue on these arrangements on a gross or net basis in accordance with EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent," depending on the specific circumstances of the arrangement. The Company considers the following criteria, among others, for recording revenue on a gross or net basis:

          (1)   Whether the Company acts as a principal in the transaction;

          (2)   Whether the Company takes title to the products;

          (3)   Whether the Company assumes risks and rewards of ownership, such as risk of loss for collection, delivery or returns;

          (4)   Whether the Company serves as an agent or broker, with compensation on a commission or fee basis; and

          (5)   Whether the Company assumes the credit risk for the amount billed to the customer subsequent to delivery.

(g)   Derivative Instruments

        In managing interest rate risk exposure, the Company enters into interest rate swap agreements. An interest rate swap is a contractual exchange of interest payments between two parties. A standard interest rate swap involves the payment of a fixed rate time a notational amount by one party in exchange for a floating rate times the same notational amount from another party. As interest rates change, the difference to be paid or received is accrued and recognized as interest expense or income over the life of the agreement. These instruments are not entered into for trading purposes. Counterparties to the Company's interest rate swap agreements are major financial institutions. In accordance with SFAS 133, Accounting for Derivative Instruments and Certain Hedging Activities, as amended by SFAS 137 and 138, the Company recognizes interest rate swap agreements on the consolidated balance sheet at fair value. The interest rate swap agreements are marked to market with changes in fair value recognized in either other comprehensive income (loss) or in the carrying value of the hedged portions of fixed rate debt, as applicable (Hedge accounting).

        Hedge accounting is discontinued when it is determined that a derivative instrument is not highly effective as a hedge. Hedge accounting is also discontinued when: (1) the derivative instrument expires; is sold, terminated or exercised; or is no longer designated as a hedge instrument because it is unlikely that a forecasted transaction will occur; (2) a hedged firm commitment no longer meets the definition of a firm commitment; or (3) management determines that designation of the derivative as a hedging instrument is no longer appropriate.

        When hedge accounting is discontinued, the derivative instrument will be either terminated, continue to be carried on the balance sheet at fair value, or redesignated as the hedging instrument in either a cash flow or fair value hedge, if the relationship meets all applicable hedging criteria. Any

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

asset or liability that was previously recorded as a result of recognizing the value of a firm commitment will be removed from the balance sheet and recognized as a gain or loss in current period earnings. Any gains or losses that were accumulated in other comprehensive income from hedging a forecasted transaction will be recognized immediately in current period earnings, if it is probable that the forecasted transaction will not occur.

(h)   Allowance for Doubtful Accounts

        The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments, which results in bad debt expense. Management periodically determines the adequacy of this allowance by evaluating the comprehensive risk profiles of all individual customer receivable balances including, but not limited to, the customer's financial condition, credit agency reports, financial statements and overall current economic conditions. Additionally, on certain contracts whereby the Company performs services for a prime/general contractor, a specified percentage of the invoiced trade accounts receivable may be retained by the customer until the project is completed. The Company periodically reviews all retainages for collectibility and records allowances for doubtful accounts when deemed appropriate, based on its assessment of the associated credit risks. Total retainages included in billed accounts receivable were $0.2 million and $0.2 million at December 31, 2006 and 2007, respectively. Changes to estimates of contract value are recorded as adjustments to revenue and not as a component of the allowance of doubtful accounts. Allowances for doubtful accounts on receivable as of December 31, 2006 and December 31, 2007 were $0.3 million and $0.5 million, respectively.

        The following table outlines the balance of the Company's Allowance for Doubtful Account for 2005, 2006 and 2007. It identifies the additional provisions each year as well as the write-offs that utilized the allowance (in millions).

Allowance for Doubtful Accounts	Balance at Beginning of Year	Provisions	Write-offs/ Recoveries	Balance at End of Year
Year ended December 31, 2005	$0.6	$0.2	$(0.3)	$0.5
Year ended December 31, 2006	$0.5	$0.2	$(0.4)	$0.3
Year ended December 31, 2007	$0.3	$0.5	$(0.3)	$0.5

(j)    Cash Equivalents and Short-Term Investments

        The Company's cash equivalents consist of its highly liquid investments with an original maturity of three months or less when purchased by the Company. The Company has evaluated its investments in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Based on such evaluation, the Company's management has determined that all of its investment securities are properly classified as available-for-sale. Based on the Company's intent and board-approved investment policy and its ability to liquidate debt securities maturing after one year, the Company classifies such short-term investment securities within current assets. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of Stockholders' Equity within the caption "Accumulated Other Comprehensive Income (Loss)." The amortized cost basis of debt securities is

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

periodically adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included as a component of interest income (expense), net. The amortized cost basis of securities sold is based on the specific identification method and all such realized gains and losses are recorded as a component within other income (expense). Interest and dividends on securities classified as available-for-sale are included in interest income.

        As a result of the Company's acquisition of Madison Research Corporation on December 31, 2006, the Company had approximately $1.0 million in restricted cash related to collateral required for two foreign letters of credit issued outside of the Company's credit facility. On June 5, 2007 the cash collateral became unrestricted upon cancellation of the two letters of credit.

(i)    Inventory

        Inventories which are comprised primarily of supplies including parts and materials are stated at the lower of cost or market. The Company regularly reviews inventory quantities on hand, future purchase commitments with its suppliers, and the estimated utility of its inventory. If the Company review indicates a reduction in utility below carrying value, it reduces its inventory to a new cost basis. As of December 31, 2006 and December 31, 2007, the Company had $2.7 million and $2.1 million, respectively, of inventories which were reflected in other current assets of continuing operations on the consolidated balance sheets.

(k)   Property and Equipment, Net

        Property and equipment consists primarily of computer equipment, software, leasehold improvements and office-related equipment and is recorded at cost. Equipment acquired under capital leases is recorded at the present value of the future minimum lease payments. Depreciation is calculated using the straight-line method over the estimated useful life of each asset, which is one to three years for computer equipment, five years for furniture and office equipment, and five to ten years for software for the Company's enterprise systems. Equipment and facilities acquired under capital leases is amortized over the shorter of the lease term or the estimated useful life of the asset. Improvements, which significantly improve and extend the useful life of an asset, are capitalized over the shorter of the lease period or the estimated useful life. Expenditures for maintenance and repairs are charged to operations as incurred.

        In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), the Company expenses all internal-use software costs incurred in the preliminary project stage and capitalizes certain direct costs associated with the development and purchase of internal-use software within property and equipment. Capitalized costs are amortized on a straight-line basis over the estimated useful lives of the software.

(l)    Goodwill and Other Intangible Assets, Net

        In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," we classify intangible assets into three categories: (1) intangible assets with definite lives subject to amortization, (2) intangible assets with indefinite lives not subject to amortization, and (3) goodwill. We test intangible assets with definite lives for impairment if conditions exist that indicate the carrying value

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

may not be recoverable. Such conditions may include an economic downturn in a geographic market or a change in the assessment of future operations. We record an impairment charge when the carrying value of the definite lived intangible asset is not recoverable by the cash flows generated from the use of the asset.

        Intangible assets with indefinite lives and goodwill are not amortized. We test these intangible assets and goodwill for impairment at least annually, typically in the fourth quarter, or more frequently if events or circumstances indicate that such intangible assets or goodwill might be impaired. All goodwill is assigned to our operating segments. We perform our impairment tests of goodwill at our reporting unit level. Such impairment tests for goodwill include comparing the fair value of the respective reporting unit with its carrying value, including goodwill. We use a variety of methodologies in conducting these impairment tests, including discounted cash flow analyses. When appropriate, we consider the assumptions that we believe hypothetical marketplace participants would use in estimating future cash flows. In addition, where applicable, an appropriate discount rate is used, based on the Company's cost of capital rate. When the fair value is less than the carrying value of the intangible assets or the operating segment, we record an impairment charge to reduce the carrying value of the assets to fair value. These impairment charges are generally recorded in other operating charges.

        The Company determines the useful lives of identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors considered when determining useful lives include the contractual term of any agreement, the history of the asset, the Company's long-term strategy for the use of the asset, any laws or other local regulations which could impact the useful life of the asset, and other economic factors, including competition and specific market conditions. Intangible assets that are deemed to have definite lives are amortized, generally on a straight-line basis, over their useful lives, ranging from 1 to 10 years.

(m)  Income Taxes

        The Company records deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        The Company maintains a valuation allowance on the deferred tax assets for which it is more likely than not that the Company will not realize the benefits of these tax assets in future tax periods. The valuation allowance is based on estimates of future taxable income by tax jurisdiction in which the Company operates, the number of years over which the deferred tax assets will be recoverable, and scheduled reversals of deferred tax liabilities.

        On January 1, 2007, the Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("Interpretation No. 48") to account for uncertainty in income taxes recognized in the Company's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." Refer to Note 10.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

(n)   Stock-Based Compensation

        Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R ("SFAS 123R"), "Share-Based Payments," which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. SFAS 123R supersedes the Company's previous accounting methodology using the intrinsic value method under Accounting Principles Board Opinion APB No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, no share-based compensation expense related to stock option awards granted to employees at market price on date of grant had been recognized in the Company's Consolidated Statements of Operations prior to January 1, 2006. The Company has no awards with market or performance conditions.

        On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3, "Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards." The Company has elected to adopt the alternative transition method provided in this FASB Staff Position for calculating the tax effects of share-based compensation pursuant to FAS 123R. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies which could be recognized subsequent to the adoption of FAS 123R.

        The Company adopted SFAS 123R using the modified prospective transition method. Under this transition method, compensation expense recognized during the years ended December 31, 2006 and 2007 included: (a) compensation expense for all share-based awards granted prior to, but not yet vested, as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified prospective transition method, the Company's consolidated financial statements for prior periods have not been restated to reflect the impact of SFAS 123R.

        For the twelve months ended December 31, 2006 and December 31, 2007, there was no incremental tax benefit from stock options exercised in the period due to expected tax losses for the year. The Company recorded cash received from the exercise of stock options of $567 thousand in 2006

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

and $27 thousand in 2007. The following table shows the amounts recognized in the consolidated financial statements for 2006 and 2007 for share-based compensation related to employees (in millions).

	Year ended December 31, 2006	Year ended December 31, 2007
Cost of revenues	$1.0	$0.0
Selling, general and administrative expenses	5.9	0.9

Total cost of employee share-based compensation included in operating loss from continuing operations, before income tax	6.9	0.9
Amount of related income tax benefit recognized in earnings	—	—

Amount charged to loss from continuing operations	6.9	0.9
Amount charged to loss from discontinued operations	5.0	0.7

Total charged against operations	$11.9	$1.6

Impact on net loss per common share:
Basic	$(0.16)	$(0.02)
Diluted	$(0.16)	$(0.02)

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

        The proforma effect of recognizing estimated compensation expense under the fair value method on net income and earnings per common share for the year ended December 31, 2005 were as follows (in millions, except per share data):

RECONCILIATION OF STOCK-BASED COMPENSATION EXPENSE FOR 2005
(In millions, except per share data)

Year Ended December 31, 2005
Net income	$1.6
Add: Stock-based compensation expense included in net income	2.7
Deduct: Stock-based compensation expense determined under the fair value method	(47.9)

Net loss—pro forma	$(43.6)

Net income per share (basic)	$0.02

Net loss per share (basic)—pro forma	$(0.59)

Net income per share (diluted)	$0.02

Net loss per share (diluted)—pro forma	$(0.59)

Weighted average shares:
Basic—as reported	74.0
Basic—pro forma	74.0
Diluted—as reported	75.0
Diluted—pro forma	74.0

(o)   Net Income (Loss) per Common Share

        The Company calculates net income (loss) per share in accordance with SFAS No. 128, "Earnings Per Share". Under SFAS No. 128, basic net income (loss) per common share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the reporting period. Diluted net income (loss) per common share reflects the effects of potentially dilutive securities (in millions).

	2005	2006	2007
Anti-dilutive weighted shares from stock options excluded from calculation	7.4	12.2	8.8
Anti-dilutive weighted shares from preferred stock excluded from calculation	—	1.4	1.0

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

(p)   Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

        Long-lived assets and certain identifiable intangibles are reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows (undiscounted and without interest) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company concluded that $1.8 million of equipment related to a wireless LAN system that the Company had installed and operated in the Public Safety & Security ("PSS") segment was impaired in the fourth quarter of 2006 based upon recent trends regarding free WiFi and WiMAX services and the resulting impact to the realizability of this network. In addition, the Company concluded that its' investments in Tactical Survey Group and Commverge Solutions, Inc. were impaired as of December 31, 2007 (see Note 5).

        The Company completed its annual impairment test as required under the provisions of SFAS No.142 during the fourth quarter of 2006 and 2007. In 2006, the Company determined that there was an impairment of goodwill for the Public Safety & Security segment. The Company's annual impairment test resulted in a non-cash impairment charge of $18.3 million related to the write-down of goodwill for the acquisitions made in the PSS segment (See Note 3). The fair value of goodwill was estimated by taking into consideration recent performance, expected future performance and industry trends, using a combination of a discounted cash flow model and a market approach model which takes into consideration comparable businesses and market transactions.

        In 2007, the Company's annual test did not indicate any impairment was necessary.

(q)   Fair Value of Financial Instruments

        SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that fair values be disclosed for the Company's financial instruments. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, billings in excess of costs and earnings on uncompleted contracts, and our credit facility approximate fair value due to the short-term nature of these instruments. The fair value of the Company's long-term debt and capital lease obligations is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The fair value of the Company's long-term debt and capital lease obligations as of December 31, 2007 is $75.5 million and $1.2 million, respectively.

(r)   Comprehensive Income (Loss)

        SFAS No. 130, "Reporting Comprehensive Income," establishes rules for the reporting of comprehensive income (loss) and its components. Comprehensive income (loss) consists of net income and other gains and losses affecting stockholders' investment that, under accounting principles generally accepted in the United States of America are excluded from net income (loss).

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

(s)   Foreign Currency Translation

        In accordance with SFAS No. 52 "Foreign Currency Translation," the financial statements of the Company's foreign subsidiaries where the functional currency has been determined to be the local currency are translated into United States dollars using year-end rates of exchange for assets and liabilities and rates of exchange that approximate the rates in effect at the transaction date for revenues, expenses, gains and losses. In 2007, all foreign subsidiaries are accounted for as discontinued operations.

(t)    Concentration of Credit Risk

        The Company maintains cash balances at various financial institutions and such balances commonly exceed the $100,000 insured amount by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to any significant credit risk with respect to such cash and cash equivalents.

        Financial instruments, which subject the Company to potential concentrations of credit risk, consist principally of the Company's billed and unbilled accounts receivable. The Company's accounts receivable result from sales to customers within the federal government, state and local agencies and with commercial customers in various industries. The Company performs ongoing credit evaluations of its commercial customers. See Note 13 for a discussion of our significant customers.

(u)   Liquidity

        As of December 31, 2007 the Company had substantially completed its reorganization of the primary business segments from one focused on wireless related activities to one focused on federal, state, and local government businesses. The change in focus was very costly due to the necessity to sell and discontinue operations of previous significant subsidiaries. In addition, the Company completed its internal stock option investigation in 2007 which resulted in approximately $14.0 million of one time expenses. See Note 2. As a result, the Company reported a net loss of $57.9 million and $40.8 million for the years ended December 31, 2006 and December 31, 2007, respectively. There has been a net use of cash from operating activities for each of the last three years ended December 31, 2007 due to working capital requirements and infrastructure costs associated with the Company's legacy wireless business in 2005 and 2006 and costs of the stock option investigation and related fees in 2007. In addition, corporate overhead has not been allocated to discontinued operations and as such the continuing operating segments have had to absorb general and administrative expenses intended for a much larger company.

        In December of 2007, the Company successfully negotiated an $85.0 million credit facility in order to increase the critical mass of its new government focused operations and provide for any working capital requirements.

        On December 31, 2007 the Company completed the acquisition of Haverstick Consulting, Inc. which required the use of $75.5 million of the aforementioned $85.0 million credit facility. In addition, the Company had $2.4 million in letters of credit outstanding resulting in $7.1 million in borrowing capacity.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

        As the Company currently carries a significant amount of debt, the Company's ability to execute on additional business opportunities may be limited due to its existing borrowing capacity. In addition, given the relatively highly leveraged liquidity position, any down-turn in its operating earnings could impair its ability to comply with the financial covenants of its existing credit facility. If the Company anticipated a potential covenant violation, it would seek relief from its lenders. This relief would have some cost to the Company and such relief might not be on terms as favorable as those in its existing Credit Agreement. If the Company were to actually default due to its failure to meet the financial covenants of its Credit Agreement and inability to obtain a waiver from the lenders, the Company's Credit Agreement could require the Company to immediately repay all amounts then outstanding under the Credit Agreement and/or require the Company to pay interest at default rates per the Credit Agreement.

        In the event the Company was required to repay the amount outstanding under the existing credit facility, it would need to obtain alternative sources of financing to continue its operating activities at existing levels. There can be no assurance that alternative financing would be available on acceptable terms or at all.

(v)   Debt Issuance Costs

        Fees paid to obtain debt financing are treated as debt issuance costs and are capitalized and amortized over the expected term of the related debt. These payments are shown as a financing activity in the consolidated statement of cash flows.

(w)  Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). This new standard provides guidance for using fair value to measure assets and liabilities and information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards which permit, or in some cases require, estimates of fair market value. SFAS 157 also expands financial statement disclosure requirements about a company's use of fair value measurements, including the effect of such measures on earnings. The provisions of SFAS 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is in the process of determining the impact of this statement on its consolidated financial statements.

        In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities, including not-for-profit organizations. Most of the provisions in Statement 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. The FASB's stated objective in issuing this standard is as follows: "to improve financial reporting by

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions."

        The fair value option established by Statement 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. A not-for-profit organization will report unrealized gains and losses in its statement of activities or similar statement. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments.

        Statement 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. The Company is in the process of determining the impact of this statement on its consolidated financials statements.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007) ("SFAS 141R"), "Business Combinations" and SFAS No. 160 ("SFAS 160") "Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51". SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. The provisions of SFAS 141R and SFAS 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is not permitted. The Company is in the process of determining the impact of these statements on its consolidated financial statements.

Note 2. Stock Option Investigation

        The Company completed an internal Equity Award Review of its past practices for granting and pricing stock options in August 2007. The voluntary review was initiated by its current executive management team, with oversight from the Board of Directors and assistance from outside legal counsel.

        On May 3, 2007, the Company announced that it had a filed a lawsuit against a former employee who previously served as its stock option administrator and left the Company in mid-2004, and his spouse. The lawsuit sought to recover damages resulting from the theft of stock options and common stock valued in excess of $6.3 million. The U.S. Attorney's Office indicted the former employee for the theft and he pled guilty to federal criminal charges and has been sentenced to 46 months in prison and is currently incarcerated. The former employee and his wife entered into a settlement agreement with the Company on October 5, 2007 turning over substantially all of their assets to the Company in settlement of the damages incurred in the theft. The settlement has been approved by the SEC and by the federal judge overseeing this case.

        During the investigation, criminal prosecution, and settlement negotiations the Company incurred $14.0 million in legal expenses and other fees. As of December 31, 2007 the Company has recorded

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 2. Stock Option Investigation (Continued)

$3.4 million of recoveries which consists of $2.1 million of Money Market Accounts and two properties which are in escrow for $1.3 million. Subsequent to December 31, 2007, the Company intends to liquidate these assets. As more fully discussed in Note 8 to these consolidated financial statements, $1.7 million to $3.4 million of the proceeds from liquidation of these assets is subject to restrictions imposed by the Company's amended credit agreement.

        Our past stock option granting practices have exposed us to greater risks associated with litigation, regulatory proceedings and government inquiries and enforcement actions. The SEC has initiated an informal inquiry into our historical stock option granting practices and we received a subpoena from the United States Attorney's Office for the Southern District of California for the production of documents relating to our historical stock option granting practices. Kratos is cooperating with the SEC and the United States Attorney's Office for the Southern District of California.

        The period of time necessary to resolve these inquiries is uncertain, and we cannot predict the outcome of these inquiries or whether we will face additional government inquiries, investigations or other actions related to our historical stock option grant practices. These inquiries could require us to expend significant management time and incur significant legal and other expenses.

Note 3. Goodwill and Other Intangible Assets

        The following tables set forth information for finite-lived intangible assets subject to amortization (in millions):

	As of December 31, 2006			As of December 31, 2007
	Gross Value	Accumulated Amortization	Net Value	Gross Value	Accumulated Amortization	Net Value
Acquired finite-lived intangible assets
Customer relationships	$9.9	$(1.5)	$8.4	$15.0	$(2.6)	$12.4
Contracts and Backlog	7.5	(2.8)	4.7	11.6	(4.2)	7.4
Non-compete agreements	1.3	(1.1)	0.2	1.3	(1.3)	0.0
Trade names	0.4	(0.3)	0.1	0.4	(0.4)	0.0

Total	$19.1	$(5.7)	$13.4	$28.3	$(8.5)	$19.8

        The aggregate amortization expense for finite-lived intangible assets was $1.7 million, $2.1 million and $2.8 million for the years ended December 31, 2005, 2006, and 2007, respectively.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 3. Goodwill and Other Intangible Assets (Continued)

        The increase in finite-lived intangibles in 2006 is related to the acquisition of Madison Research Corporation. Refer to the schedule below and to Note 6 of the Consolidated Financial Statements (in millions, except amortization period).

	As of December 31, 2006
	Gross Value	Accumulated Amortization	Net Value	Weighted Average Amortization Period (years)
Acquired Intangible Assets
Customer relationships	$6.5	$(0.2)	$6.3	10.0
Contracts and Backlog	1.6	(0.2)	1.4	2.8

Total	$8.1	$(0.4)	$7.7	8.6

        The increase in finite-lived intangibles in 2007 is related to the acquisition of Haverstick Consulting, Inc (Haverstick). Refer to the schedule below and to Note 6 of the Consolidated Financial Statements (in millions, except amortization period).

	As of December 31, 2007
	Gross Value	Accumulated Amortization	Net Value	Weighted Average Amortization Period (years)
Acquired Intangible Assets
Customer relationships	$5.1	$—	$5.1	9.0
Contracts and Backlog	4.2	—	4.2	3.3

Total	$9.3	$—	$9.3	6.5

        There is no amortization in 2007 since Haverstick was acquired on December 31, 2007.

        Information about estimated amortization expense for intangible assets subject to amortization for the five years succeeding December 31, 2007, is as follows (in millions):

Amortization Expense
2008	$4.5
2009	3.1
2010	2.6
2011	2.4
2012	1.7

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 3. Goodwill and Other Intangible Assets (Continued)

        The changes in the carrying amounts of goodwill by operating segment for the years ended December 31, 2006 and 2007, are as follows (in millions):

	Public Safety & Security	Government Solutions	Total
Balance as of December 31, 2004	$11.2	$45.9	$57.1
Acquisitions and purchase accounting adjustments	0.2	28.8	29.0
Earn-out consideration	6.9	1.4	8.3

Balance as of December 31, 2005	$18.3	$76.1	$94.4
Acquisitions	—	53.8	53.8
Impairments	(18.3)	—	(18.3)

Balance as of December 31, 2006	$—	$129.9	$129.9
Acquisitions and purchase accounting adjustments	—	64.6	64.6

Balance as of December 31, 2007	$—	$194.5	$194.5

        The Company tests goodwill for impairment annually during the fourth quarter of each fiscal year at the reporting unit level using a fair value approach, in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. In 2007, the annual test did not result in any impairment charge. In 2006, the annual test resulted in a non-cash impairment charge of $18.3 million in the PSS segment. This was due in part to changes in the industry and the strategic focus of the Company as well as operational challenges from significant employee turnover that we encountered after the completion of the earn-out periods. The fair value of goodwill was estimated by taking into consideration recent performance and expected future performance and using a combination of a discounted cash flow model and a market approach model which takes into consideration comparable businesses and market transactions.

        If an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value, goodwill will be evaluated for impairment between annual tests.

Note 4. Discontinued Operations

        On February 17, 2006, the Company entered into a definitive agreement to divest all of its operations in Mexico for total approximate cash consideration of $18.0 million, which approximated the net book value of the operations, including $13.2 million of liabilities associated with a loss contingency. The transaction closed on March 10, 2006. The transaction was structured as a sale of our subsidiaries in Mexico, and the purchase price consisted of $1.5 million in cash paid on February 17, 2006, plus a secured promissory note payable in installments through December 31, 2006. The note was secured by pledges of assets and a personal guaranty.

        The final closing balance sheet as of February 17, 2006 resulted in net asset adjustments aggregating to a total approximate $18.9 million consideration, $1.5 million which was paid on February 17, 2006, with the remaining $17.4 million payable by means of the promissory note in installments through December 31, 2006 with an interest rate of 7.5% per annum. The remaining note receivable balance was paid in December 2006. No amounts remain outstanding on the note receivable.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 4. Discontinued Operations (Continued)

        On December 28, 2006, the Board of Directors of the Company approved a plan to divest portions of the Company's business where critical mass had not been achieved. This plan involved the divestiture of the Company's EMEA (Europe, Middle East and Asia) operations and its remaining South American operations. The Company determined that these operations met the criteria to be classified as held for sale. Accordingly, these operations were reflected as discontinued in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" in the accompanying consolidated financial statements commencing as of and for the year ended December 31, 2006.

        The EMEA operations were sold to LCC International, Inc. (LCC) on March 9, 2007 for $4.0 million in cash, $3.3 million of which was received on that date. We also received approximately $1.8 million from our EMEA operations, prior and subsequent to the closing date as payment on outstanding intercompany debt. The balance of the $0.7 million sales price is being withheld as security for the satisfaction of certain indemnification obligations and is payable on a date that is the earlier of March 31, 2008 or the date that the buyer files its 10-K for the fiscal year ended December 31, 2007. The sale of EMEA generated a gain on disposition of $3.3 million. In the fourth quarter of 2007, the Company recorded a reserve of $0.7 million on the remaining sales price holdback based on the Company's assessment of LCC's available liquidity and ability to pay following the Company's review of LCC's most recently file financial statements, thereby reducing the net estimated gain on this transaction to $2.6 million.

        On April 20, 2007, the Company entered into an Equity Purchase Agreement to sell all of the issued and outstanding equity of its interests of its wholly owned subsidiary WFI Brazil Techlogia en Telecomunicaciones LTDA, to Strategic Project Services, LLC (SPS). The consideration included the assumption of substantially all outstanding liabilities of WFI Brazil, nominal cash consideration, and additional earn-out consideration based on 25 percent of net receivables collected subsequent to the closing date. The Company recorded an impairment charge of approximately $5.2 million as of December 31, 2006 to reduce the current carrying value of the Brazil operations to their estimated fair value based upon current indications of interest. In the second quarter of 2007, when this business was sold, a gain on disposition of $0.2 million was recorded primarily due to lower than expected selling costs.

        On May 29, 2007, the Company entered into an Asset Purchase Agreement with LCC pursuant to which the Company agreed to sell to LCC all of the assets used in the conduct of the operation of the Company's Wireless Network Services business segment that provides engineering services to the non-government wireless communications industry in the United States.

        The transaction was completed on June 4, 2007. The aggregate consideration paid by LCC in connection with the Acquisition was $46 million. LCC delivered a subordinated promissory note for the principal amount of $21.6 million (the "Subordinated Promissory Note"), paid $17 million at closing and paid final working capital adjustments of $2.4 million through an amendment to the Subordinated Promissory Note, and the Company has retained an estimated $5.0 million in net working capital of the business.

        On July 5, 2007, the Company announced that it had sold the $21.6 million Subordinated Promissory Note in a transaction arranged by KeyBanc Capital Markets ("KeyBanc"). The Company received approximately $19.6 million in net cash proceeds, reflecting a discount from par value of less

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 4. Discontinued Operations (Continued)

than five percent and aggregate transaction fees of approximately $1 million, which includes a $0.75 million fee to KeyBanc, an affiliate of the Company's lender. The note was acquired by a fund affiliated with Silver Point Capital, L.P. ("Silver Point"). The Company did not provide any guaranty for LCC's payment obligations. Certain post closing adjustments that, under the terms of the sale of the U.S. wireless engineering business were expected to be made to the principal amount of the Note, may instead be made by payments between Kratos and LCC, or between Silver Point and the Company, as applicable.

        On August 10, 2007, in accordance with the terms of the acquisition agreement, the Company provided the closing balance sheet working capital calculation, which indicated a $2.6 million working capital adjustment was due to the Company as an increase to the balance of the Subordinated Promissory Note. LCC had thirty days to review the calculation and notify the Company of any dispute. The Company and LCC agreed to a final working capital calculation of $2.4 million. The Company collected $2.3 million in January 2008, net of a $0.1 million discount from Silver Point in accordance with the terms of the note agreement. The net amount is presented as part of notes receivable in the consolidated balance sheet as of December 31, 2007.

        On July 7, 2007, the Company entered into a definitive agreement with an affiliate of Platinum Equity to sell the Company's wireless deployment business. Platinum Equity is a Los Angeles based private equity firm whose portfolio includes service and distribution businesses in a number of equity sectors. The total consideration for the acquisition was $24 million including $18 million in cash at closing, subject to post closing working capital adjustments, and an aggregate $6 million in a three-year earn-out arrangement through 2010. The transaction included a Transition Services Agreement for the transition of certain services for a period of nine months. The assets sold to an affiliate of Platinum Equity include all of the Company's wireless deployment business, and the Wireless Facilities name. The transaction closed on July 24, 2007.

        On September 25, 2007, in accordance with the terms of the acquisition agreement, the Company provided the working capital calculation to Platinum Equity (Platinum), which indicated a working capital adjustment was due to Platinum primarily due to cash collected on accounts receivables by the Company prior to the close of the transaction that exceeded the Company's previous estimate of working capital to be delivered to Platinum. Platinum has reviewed the Company's working capital calculation, and the Company and Platinum have not been able to come to an agreement on the working capital adjustment. In accordance with the agreement, the Company and Platinum are in the process of choosing a firm to resolve this item. As of December 31, 2007, the balance of the Company's calculation has been reflected in other current liabilities.

        The Company determined that the U.S. engineering and U.S. deployment operations met the criteria to be classified as held for sale in the first quarter of 2007. Accordingly, the Company has reflected these operations as discontinued and assessed these assets for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company determined that the assets of the U.S. deployment operations were impaired and recorded an impairment charge of approximately $13.4 million. The fair value of the assets was determined by utilizing the sale price less estimated costs to sell the business. The Company subsequently recorded a gain in discontinued operations from the sale of the U.S. engineering operations of $14.8 million. Upon the divestiture of the deployment business, the Company recorded a loss from disposal of $1.9 million,

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 4. Discontinued Operations (Continued)

reflecting the closing working capital adjustment and final closing balance sheet. In addition, the Company recorded a charge for an excess facility accrual of approximately $1.1 million related to certain facility leases of Deployment field offices that were not assumed by Platinum.

        The determination that the U.S. engineering business and U.S. deployment operations met the criteria to be classified as held for sale in the first quarter of 2007 was also a triggering event under SFAS 142 Goodwill and Other Intangible Assets ("SFAS 142") that resulted in an accelerated review of the Company's goodwill and intangibles assets with indefinite lives. In accordance with SFAS 142, the Company allocated the goodwill for the WNS reporting unit based upon the fair value of the engineering business and the deployment business. The fair values used were based upon market information obtained as a result of the sale of the businesses. This resulted in an impairment charge of approximately $7.2 million related to goodwill for this reporting unit which was recorded in the first quarter of 2007.

        In addition, in accordance with EITF 87-24, Allocation of Interest to Discontinued Operations ("EITF 87-24"), interest expense incurred on the debt that was required to be repaid as a result of the sales of our wireless network services business was allocated to discontinued operations for the periods presented. During the years ended December 31, 2005, 2006 and 2007, interest expense allocated to discontinued operations was approximately $0.0 million, $0.0 million and $2.2 million, respectively. The following table presents the results of discontinued operations (in millions):

	2005	2006	2007
Revenue	$265.1	$201.7	$85.7
Net income (loss) before taxes	7.1	(9.8)	(12.7)
Provision (benefit) for income taxes	9.1	1.9	(0.4)
Net loss after taxes	$(2.0)	$(11.7)	$(12.6)

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 4. Discontinued Operations (Continued)

        Following is a summary of the assets and liabilities of discontinued operations as of December 31, 2006 and December 31, 2007 (in millions) for each of the operations:

	December 31, 2006	December 31, 2007
Cash	$3.0	$0.3
Accounts receivable, net	63.7	0.8
Other current assets	4.9	0.5
Impairment allowance	(4.6)	—

Current assets of discontinued operations	$67.0	$1.6

Property, plant and equipment	$9.1	$—
Goodwill	25.5	—
Deferred tax assets	2.8	—
Impairment allowance	(0.4)	—
Other assets	—	0.1

Non-current assets of discontinued operations	$37.0	$0.1

Accounts payable	$11.4	$—
Accrued expenses	22.1	3.7
Billings in excess of cost on uncompleted contracts	3.7	—
Income tax contingencies	3.6	1.2
Deferred tax liabilities	8.3	—
Other current liabilities	0.4	0.4

Current liabilities of discontinued operations	$49.5	$5.3

Non-current income tax contingencies	$—	$2.0
Other non-current liabilities	1.3	0.7

Non-current liabilities of discontinued operations	$1.3	$2.7

Note 5. Investments in Unconsolidated Affiliates

Tactical Survey Group, Inc. ("TSG")

        In February 2004, the Company paid $1.0 million in cash to bring its total stock ownership position in Tactical Survey Group, Inc. (TSG), a privately-held company that provides expertise in developing, deploying and integrating tactical survey systems for use in government and commercial applications, to 11%. Pursuant to the provisions of APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock", this investment was accounted for under the equity method of accounting due to the presence of significant influence deemed to exist based on the significant number of subcontracts that the Company has entered into with TSG and the presence of a Kratos employee on TSG's board of directors.

        During the third quarter of 2006, TSG was no longer considered a significant subcontractor to the Company. This factor, combined with the lack of current representation on TSG's board of directors

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 5. Investments in Unconsolidated Affiliates (Continued)

resulted in the Company concluding effective September 29, 2006 that significant influence no longer existed. Accordingly, the investment in TSG no longer met the conditions for the use of the equity method of accounting and has been accounted for under the cost method effective September 29, 2006. There were no equity earnings related to this investment during the period this investment was accounted for under the equity method of accounting. The balance of the Company's investment in TSG at December 31, 2006 totaled $1.2 million. The Company evaluates the realizability of its investment in TSG according to the provisions of APB Opinion No. 18 and FAS 115-1 and FAS 124-1. The Company periodically obtains and reviews the financial statements of TSG. Based on this review, and recent indicators of fair value, an impairment charge of $0.9 million was recorded in 2007 to reduce the carrying value of this investment as of December 31, 2007 to $0.3 million. This investment has been classified on the consolidated balance sheet under the caption "Investments in unconsolidated affiliates."

CommVerge Solutions, Inc.

        The Company has an investment in CommVerge Solutions, Inc., a privately-held wireless network planning and deployment company. The balance of the Company's investment in CommVerge Solutions, Inc. at December 31, 2006 totaled $0.9 million. Management periodically obtains and reviews the most recent financial performance and financial forecasts available from CommVerge which may include information regarding project status and current progress of the business. Based on this review, an impairment charge of $0.9 million was recorded to reduce the carrying value of this investment as of December 31, 2007 to $0.0 million. This investment is accounted for under the cost method and has been classified on the consolidated balance sheet under the caption "Investments in unconsolidated affiliates." One of the Company's directors is also a director of CommVerge Solutions, Inc.

Note 6. Acquisitions

Government Solutions Segment

Haverstick Consulting, Inc.

        On December 31, 2007 the Company acquired Indianapolis, Indiana headquartered Haverstick Consulting, Inc. (Haverstick) as part of the Kratos Government Solutions Segment. Haverstick provides rocket and missile test and evaluation, weapons systems support, and professional services to the U.S. Army, U.S. Air Force, U.S. Navy, NASA, and other federal, state and local agencies. Through the Haverstick acquisition, the Company expanded its customer footprint within the DoD, and enhanced its presence with the U.S. Air Force, a key growth area for Kratos.

        The total purchase price was $90.2 million including transaction costs incurred by Kratos of $0.5 million. The purchase price paid to Haverstick was $89.7 million comprised of $70.3 million in cash and the issuance of 7.48 million shares of the Company's common stock valued at $2.60 per share or an aggregate stock consideration of $19.4 million. The value of the share issued was determined by averaging the market price of the stock two days before and two days after the announcement of the acquisition, November 5, 2007. The Company paid $81.1 million, $66.7 million of which was cash paid at closing, $2.4 million was paid shortly thereafter, and $12.0 million in common stock. The Company held back $8.6 million (the Holdback Consideration) to secure any negative working capital adjustments

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 6. Acquisitions (Continued)

required by the Merger Agreement and the Company's indemnity rights. The Holdback Consideration is comprised of both cash and Kratos stock in the amounts of $1.2 million and $7.4 million, respectively. The holdback consideration will be released in 50% increments on the 12th month and 21st month of the anniversary date of the acquisition. In addition to the indemnity holdback, the Agreement also calls for a post closing working capital adjustment. To fund the acquisition, the Company secured a new credit facility of $85.0 million arranged by KeyBanc Capital Markets. The credit facility, which includes a $25.0 million line of credit and $60.0 million in term notes, replaced the Company's previous credit facility which had an outstanding principal balance of $6.0 million on the date of closing.

        On February 29, 2008 the Company provided the working capital calculation to Haverstick, which indicated a working capital adjustment was due to the Company primarily because the working capital, as calculated per the Agreement, was below the target amount. Haverstick has reviewed the Company's working capital calculation and is not in agreement. Haverstick's response proposes that there is actually excess working capital of approximately $1.5 million. In accordance with the Agreement, the Company and Haverstick have fifteen days from the date of the objection to resolve the disagreement. If resolution has not been achieved within the fifteen day period, the Company and Haverstick have five days to agree on a nationally recognized independent accounting firm to resolve the disagreement.

        Pursuant to the terms of the Merger Agreement, the Company has agreed to use its reasonable best efforts to file a resale registration statement covering the shares issued in connection with the Merger promptly following the closing date. In the event that the common stock issued are not salable under rules promulgated under the Securities Acts, holders of the stock may elect to exchange such shares for a cash amount equal to $2.74 per share in accordance with the terms of the Merger Agreement. Until the date on which the shares of stock are salable interest shall accrue on the value of the Closing Stock at a floating rate of one-month LIBOR plus four percent (4%) per annum.

        The purchase price paid to Haverstick of $89.7 million plus $0.5 in transaction costs was accounted for as follows (in millions):

Current assets	$32.5
Property, plant, and equipment	2.3
Intangible assets	9.3
Goodwill	64.6
Other assets	2.4

Total assets	111.1
Current liabilities	(17.7)
Other liabilities	(3.2)

Net assets acquired	$90.2

The goodwill recorded in this transaction is not tax deductible.

Pro Forma Financial Information

        The results of Haverstick's operations are not included in the accompanying Consolidated Statements of Operations for the years ended December 31, 2005, 2006 and 2007.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 6. Acquisitions (Continued)

        The following summary presents pro forma consolidated results of operations for the years ended December 31, 2006 and December 31, 2007 as if the Haverstick acquisition described above had occurred on January 1, 2006 and includes adjustments that were directly attributable to the transaction, such as amortization of intangibles, interest related to debt, and one time expenses associated with the merger, or were not expected to have a continuing impact on the Company. The pro forma results are unaudited and for illustrative purposes only for the applicable period and do not purport to be indicative of the actual results which would have occurred had the transactions been completed as of the beginning of the period indicated, nor are they indicative of results of operations which may occur in the future (all unaudited amounts, except per share amounts, are in million):

	2006 As Reported	Pro forma Adjustments	2006 Pro forma
Revenue	$153.1	$93.0	$246.1
Net income (loss)	$(57.9)	$(4.8)	$(62.7)
Basic and diluted loss per share	$(0.79)	$(0.06)	$(0.85)

	2007 As Reported	Pro forma Adjustments	2007 Pro forma
Revenue	$193.6	$94.2	$287.8
Net loss	$(40.8)	$(5.1)	$(45.9)
Basic and diluted loss per share	$(0.55)	$(0.07)	$(0.62)

Madison Research Corporation

        On October 2, 2006 the Company acquired Huntsville, Alabama based Madison Research Corporation ("MRC") as part of the Company's Government Solutions segment. MRC offers a broad range of technical, engineering and IT solutions, and has developed core competencies in weapons system lifecycle support, integrated logistics, test and evaluation, commercial-off-the-shelf software and hardware selection and implementation, software development and systems lifecycle maintenance.

        The purchase price was approximately $73.8 million, including a working capital adjustment of $4.6 million and transaction costs of $0.2 million, and is subject to certain additional post-closing adjustments. The Company paid $62.1 million at closing, the working capital adjustment of $4.6 million was paid in April 2007 and the remaining $6.9 million, which has been subsequently adjusted for legal costs and a reduction in contingent cash consideration, was held back to secure the Company's indemnity rights and will be released, subject to indemnity rights, in installments following 6, 12, and 18 months from the date of close. In April 2007, $1.5 million of the hold-back was released and paid to the former shareholders of MRC. In October 2007, a second scheduled holdback payment of $2.8 million was made. The remaining hold back balance of approximately $2.3 million as of December 31, 2007, subject to the resolution of certain indemnification matters, is expected to be paid in April 2008. The Company entered into a new $85 million credit facility with KeyBank National Association to fund the acquisition, which replaced the Company's previous credit facility of $15 million. Refer to Note 8 for further discussion. The results of operations of MRC have been included in the Company's consolidated statement of operations for the period from the acquisition date of October 2, 2006 in the Company's fourth quarter of 2006.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 6. Acquisitions (Continued)

        The purchase price, including transaction costs of $0.2 million, was accounted for as follows (in millions):

Current assets	$17.8
Property, plant, and equipment	0.4
Intangible assets	8.1
Goodwill	53.8

Total assets	80.1
Current liabilities	(6.3)

Net assets acquired	$73.8

The goodwill recorded in this transaction is not tax deductible.

Pro Forma Financial Information

        The results of MRC's operations since the acquisition date are included in the Company's consolidated financial statements for 2006 and are a component within the Kratos Government Solutions segment.

        The following summary presents pro forma consolidated results of operations for the years ended December 31, 2005 and December 31, 2006 as if the MRC acquisition described above had occurred January 1, 2005 and includes adjustments that were directly attributable to the transaction or were not expected to have a continuing impact on the Company. The pro forma results are unaudited and for illustrative purposes only for the applicable period and do not purport to be indicative of the actual results which would have occurred had the transactions been completed as of the beginning of the period indicated, nor are they indicative of results of operations which may occur in the future (all unaudited amounts, except per share amounts, are in million):

	2005 As Reported	Pro forma Adjustments	2005 Pro forma
Revenue	$152.3	$62.4	$214.7
Net income (loss)	$1.6	$(3.3)	$(1.7)
Basic and diluted earnings (loss) per share	$0.02	$(0.04)	$(0.02)

	2006 As Reported	Pro forma Adjustments	2006 Pro forma
Revenue	$153.1	$46.7	$199.8
Net loss	$(57.9)	$(3.9)	$(61.8)
Basic and diluted loss per share	$(0.79)	$(0.5)	$(0.84)

Contingent Acquisition Consideration

        In connection with certain business acquisitions, the Company may agree to make additional future payments to sellers contingent upon achievement of specific performance-based milestones by the acquired entities. Pursuant to the provisions of SFAS No. 141, such amounts are accrued, and

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 6. Acquisitions (Continued)

therefore, recorded by the Company when the contingency is resolved beyond a reasonable doubt and, hence, the additional consideration becomes payable. A summary of the contingent acquisition consideration as of December 31, 2006 and December 31, 2007 is summarized in the following table (in millions).

Summary of Contingent Acquisition Consideration

	PSS	Other KGS	Haverstick	MRC	Total
Balance as of December 31, 2004	$14.0	$0.5	$—	$—	$14.5
Post acquisition adjustments	4.8	1.9	—	—	6.7
Payments	(11.1)	(1.9)	—	—	(13.0)

Balance as of December 31, 2005	$7.7	$0.5	$—	$—	$8.2

Acquisitions	—	—	—	11.6	11.6
Post acquisition adjustments	0.1	0.2	—	—	0.3
Payments	(7.8)	(0.7)	—	—	(8.5)

Balance as of December 31, 2006	$—	$—	$—	$11.6	$11.6

Acquisitions	—	—	8.6	—	8.6
Post acquisition adjustments	—	—	—	(0.4)	(0.4)
Payments	—	—	—	(8.9)	(8.9)

Balance as of December 31, 2007	$—	$—	$8.6	$2.3	$10.9

        The current liabilities accrual for contingent consideration on the accompanying Consolidated Balance Sheet as of December 31, 2007 includes $2.3 million for MRC and $0.6 million for Haverstick. Included in long term other liabilities is $0.6 million for Haverstick with the contingent stock consideration of $7.4 million reflected as paid in capital for contingent consideration in the accompanying Consolidated Statement of Stockholder's Equity.

Government Solutions Segment

Haverstick Consulting, Inc.

        In connection with the Company's acquisition of Haverstick Consulting, Inc. (Haverstick) on December 31, 2007, the purchase price included $8.6 million in holdback consideration to secure, if any, negative adjustments to working capital and the Company's indemnity rights. The hold-back consideration includes both a cash and Kratos common stock component. As of December 31, 2007, the $8.6 million contingent acquisition consideration balance was reflected as $1.2 million in Accrual for contingent acquisition consideration for the cash portion and as $7.4 million in Paid-in-Capital for Contingent Consideration in the accompanying consolidated balance sheets.

        In accordance with the terms of the Merger Agreement $0.6 million and $3.7 million of the cash and stock component of the hold back, respectively, will be released at December 31, 2008 with the remaining hold back amounts to be released in August 2009.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 6. Acquisitions (Continued)

Madison Research Corporation (MRC)

        In connection with the Company's acquisition of Madison Research Corporation ("MRC") in October 2006, the purchase price included a working capital adjustment of $4.6 million, which was paid in April 2007 and $6.9 million, which has been subsequently adjusted for legal costs and a reduction in contingent cash consideration, was held back to secure the Company's indemnity rights and will be released, subject to indemnity rights, in installments following 6, 12, and 18 months from the date of close. Holdback payments of $1.5 million and $2.8 million were released and paid to the former shareholders of MRC in April and October of 2007, respectively. As of December 31, 2007, the $2.3 million contingent acquisition consideration balance which includes accrued interest of $0.1 million was reflected as $2.3 million in the Accrual for contingent acquisition consideration on the accompanying consolidated balance sheet. The Company expects to pay the remaining holdback, subject to the remaining indemnification obligations, in April 2008.

Public Safety & Security Segment

        During the year ended December 31, 2006, $7.8 million of earn-out consideration was paid to certain shareholders of the companies acquired in the Public Safety & Security Segment. As of March 31, 2006, all earn-out performance periods had ended and there was no additional contingent consideration earned related to those shareholders.

Note 7. Balance Sheet Details

        The Company's cash equivalents consist of overnight cash sweep accounts that are invested on a daily basis. As of December 31, 2007, the company had no other short term investments. The cash and cash equivalents at December 31, 2006 and December 31, 2007 were as follows (in millions):

	December 31, 2006		December 31, 2007
	Amortized Cost Basis	Fair Value Basis	Amortized Cost Basis	Fair Value Basis
Cash and cash equivalents:
Cash	$0.0	$0.0	$3.6	$3.6
Money market	5.4	5.4	5.0	5.0

Cash and cash equivalents	$5.4	$5.4	$8.6	$8.6

        Net unrealized gains and realized gains recorded during the year ended December 31, 2006 and December 31, 2007 were immaterial.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 7. Balance Sheet Details (Continued)

        The breakdown of certain assets in the consolidated balance sheets consists of the following at December 31, 2006 and 2007 (in millions):

	2006	2007
Accounts receivable, net:
Billed	$36.2	$43.3
Unbilled	23.4	34.2

Total accounts receivable	59.6	77.5
Allowance for doubtful accounts	(0.3)	(0.5)

Total accounts receivable, net	$59.3	$77.0
Property and equipment, net:
Computer equipment	$6.0	$4.9
Software	7.4	3.3
Furniture and office equipment	3.8	4.3
Facility under capital lease	—	1.2
Leasehold improvements	1.7	1.8

Property and equipment	18.9	15.5
Accumulated depreciation and amortization	(12.8)	(8.6)

Total property and equipment, net	$6.1	$6.9
Investments in unconsolidated affiliates:
CommVerge, Inc.	$0.9	$—
Tactical Survey Group, Inc.	1.2	0.3

Total investments in unconsolidated affiliates	$2.1	$0.3

Note 8. Notes Payable and Other Financing Arrangements

(a)   Credit Agreement

        On March 16, 2005, the Company entered into a credit agreement with KeyBank National Association ("KeyBank") to provide a $15.0 million senior credit facility. KeyBank was designated as the sole arranger and sole book manager. The facility had a three-year term and could have been expanded to a $60.0 million facility. The Company used the facility for general corporate purposes and to fund acquisitions. On October 2, 2006, the Company entered into a credit agreement with KeyBank to provide an $85 million senior credit facility, which replaced the Company's existing $15 million senior credit facility. The facility had a 5 year term with principal due in 2011 and interest payable on a monthly basis. At the Company's option, interest was payable at the London Interbank Offer Rate plus 1.75-3.50%, or at the prime rate plus 0.30-0.75%, with either option adjusted quarterly based on the Company's total net debt-to-EBITDA ratio. The Company used the facility to fund its acquisition of Madison Research Corporation ("MRC") and for general corporate purposes. The terms of the credit agreement required the Company to provide certain customary covenants for a credit agreement, including certain financial covenants, computed as defined by the terms of the agreement. The facility was collateralized by the assets of the Company.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 8. Notes Payable and Other Financing Arrangements (Continued)

        The facility contained customary events of default, including payment defaults, breaches of representations and warranties, and covenant defaults. As of March 30, 2007, the Company was in technical default of this agreement as it had not yet filed its Form 10-K and 2006 audited financials. On April 6, 2007, the Company entered into an amendment to the credit agreement whereby KeyBank waived this technical default and provided an extension through April 30, 2007 for filing our 10-K and 2006 audited financial statements. On June 1, 2007, the Company entered into a second amendment to the credit agreement whereby KeyBank extended the original waiver for filing our 10-K and 2006 audited financial statements and the quarterly unaudited financial statements for the fiscal quarters ended March 31, 2007 and June 30, 2007 through September 30, 2007 and reduced the total facility to $50 million to reflect the net pay downs of the revolving line of credit related to the divestiture of our EMEA business in March 2007 and the divesture of our domestic engineering business. In addition, the second amendment provided for the further reduction of the Company's credit facility to $35 million effective upon receipt of principal payments under the note received from the buyer of the domestic engineering business, which occurred on July 3, 2007.

        On December 31, 2007, the Company entered into a new credit facility of $85.0 million with KeyBank National Association which replaced the October 2, 2006 credit agreement with KeyBank. This credit facility provides for two term loans consisting of a first lien term note of $50.0 million and a second lien term note of $10.0, as well as, a first lien $25 million revolving line of credit. The $10.0 million term loan has a five and one half year term with principal payments required quarterly beginning on March 31, 2008 of $25,000 through March 31, 2013 with the final balance of $9.5 million due on June 30, 2013. The $50.0 million term loan has a five year term with principal payments required quarterly beginning on March 31, 2008 of $0.6 million in 2008, $1.3 million in 2009, $2.5 million in 2110, and $4.1 million in 2011 and 2012. The term loans have a provision which states that once the full amount of the note has been borrowed, the notes cannot be paid down and reborrowed again. The revolving line of credit has a four year term which expires on December 31, 2011 and contains provisions typical in such arrangements. All loans under the new credit facility have an interest rate equal to a base rate defined as a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.5% and (b) the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its "prime rate" plus a margin for the term loans of 6.5% to 7.5% and a margin of 1.0% to 3.25% on the revolving line of credit. The applicable margin at date of borrowing is determined by the ratio of the Company's aggregate debt to it's EBITDA for the previous four fiscal quarters. The Company used the credit facility to fund the acquisition of Haverstick Consulting Inc. (Haverstick) and to retire the outstanding debt from the October 2006 agreement.

        The Credit Facilities contain covenants which impose certain restrictions on the Company's ability to, among other things, incur additional debt, pay dividends, make investments or sell assets. Additionally, certain non-recurring cash inflows such as proceeds from asset sales, insurance recoveries, and equity offerings may have to be used to pay down indebtedness and may not be reborrowed. In addition, the Credit Facilities contain certain financial covenants which include certain financial covenants as defined by the terms of the agreements. These financial covenants include a maximum first lien leverage ratio, a maximum total leverage ratio, a minimum liquidity ratio, a minimum fixed

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 8. Notes Payable and Other Financing Arrangements (Continued)

charge coverage ratio, and a minimum consolidated EBITDA at various dates for the $50.0 million term loan and the $25.0 million revolver as outlined in the following table.

Date	Maximum First Lien Leverage Ratio	Maximum Total Leverage Ratio	Minimum Liquidity Ratio	Minimum Fixed Charge Coverage Ratio	Minimum Consolidated EBITDA (in millions)
December 31, 2007 - 2008	3.22 to 4.76:1.00	3.76 to 5.68:1.00	1.56 to 1.33:1.00	1.05 to 0.50:1.00	$16.1 to $19.4
2009	2.97 to 2.33:1.00	2.78 to 3.50:1.00	1.60 to 1.58:1.00	1.11 to 1.02:1.00	$19,8 to $21.5
2010	1.75 to 2.00:1.00	2.25 to 2.50:1.00	1.54 to 1.49:1.00	1.10 to 1.06:1.00	$21.5 to 23.4
2011	1.75:1.00	2.25:1.00	1.55 to 1.53:1.00	1.10:1.00	$24.4 to $26.5
2012	1.75:1.00	2.25:1.00	1.42 to 1.54:1.00	1.10:1.00	$26.7 to $27.6

        The $10.0 million term loan also provides for similar financial covenants.

        Future maturities of long-term debt are as follows (in millions):

2008	$2.6
2009	5.1
2010	10.1
2011	31.9
2012	16.4
Thereafter	9.4

$75.5

        As of December 31, 2007, the Company's outstanding balance on the facility was $75.5 million and the weighted average interest rate on the debt borrowed during 2007 was 8.3%. This includes $3.5 million of interest expense and financing costs related to the October 2006 agreement and the new facility dated December 31, 2007. The replacement of the October 2006 facility resulted in a write-off of $1.0 million in deferred financing costs. The Company had $3.3 million in deferred financing costs outstanding as of December 31, 2007 which are related to the new facility and are being amortized over the four, five and five and one half year life of the respective underlying notes.

        As of December 31, 2007 the unused line of credit under the revolving line of credit was $9.5 million. The only restriction on the use of these funds is that the Company must be in compliance with covenants of the credit facility.

        On February 11, 2008 the Company entered into a three derivative financial instruments with KeyBank to reduce the Company's exposure to its variable interest rates on its outstanding debt. These instruments initially hedged $70 million of its LIBOR-based floating rate debt with the amounts hedged decreasing over time. The derivatives mature on March 31, 2010 and March 31, 2011 and result in an average fixed rate of 3.16% for the term of the agreements. The Company designated these instruments as cash flow hedges. In March 2008 as a result of the amendment to the Company's Credit Facility, the Company determined that these instruments were no longer highly effective as a hedge. Future gains and losses on these derivative instruments as well as the offsetting gain or loss on the hedged item attributable to the hedged risk will be recognized in earnings.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 8. Notes Payable and Other Financing Arrangements (Continued)

        In March 2008 The Company entered into a tentative agreement to settle the 2004 and 2007 securities class action litigation actions, and as a result, the Company recorded a $4.9 million charge in the quarter ended December 31, 2007 to accrue its share of the settlement amounts and an estimate for a contingent liability associated with legal proceedings related to the derivative actions, net of the amounts to be covered by the Company's insurance carriers. As a consequence of recording this legal settlement, the Company did not meet certain of the financial covenants in accordance with the Credit Agreement. Accordingly, on March 27, 2008, the Company obtained an amendment and waiver from its lenders to waive the impact of the legal settlement amounts on its financial covenants as of December 31, 2007 and the affected future periods. The amendment also amended the Credit Agreement to provide for an increase in the LIBOR floor rate to 4.25% and to require that the Company set aside in a restricted account, approximately 50% of the proceeds of the recovery from the theft of stock options by its former stock option administrator, or approximately $1.7 million, to fund these settlement amounts. The lenders have also reserved the right to require the Company to utilize the entire amount of the $3.4 million in proceeds received from the theft of stock options to permanently pay down indebtedness. This right can be exercised no earlier than 60 days from March 27, 2008 and expires upon the Company's compliance with financial covenants under the Credit Agreement for the four consecutive quarters commencing after January 1, 2008.

        The net benefit of the swap agreements entered into by us on February 11, 2008 has been reduced by the LIBOR floor included in the amendment and waiver discussed above. The cost related to this amendment will be recorded as deferred financing costs for the credit facility in the first quarter of 2008.

Note 9. Lease Commitments

        The Company leases certain facilities and equipment under operating leases having terms expiring at various dates through 2016. Future minimum lease payments under capital and operating leases as of December 31, 2007 are as follows (in millions):

	Capital Leases	Net Operating Leases
Year ending December 31,
2008	$0.3	$5.6
2009	0.3	5.2
2010	0.3	2.8
2011	0.3	1.0
2012	0.3	0.8
Thereafter	1.4	0.9

Total future minimum lease payments	$2.9	$16.3

Less amount representing interest	1.7

Present value of capital lease obligations	1.2
Less current portion	0.1

Long-term capital lease obligations	$1.1

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 9. Lease Commitments (Continued)

        Pursuant to the terms of sublease agreements as of December 31, 2007, approximately $0.8 million of sublease income will offset future minimum lease payments. Gross rent expense under operating leases for the years ended December 31, 2005, 2006 and 2007 were $4.6 million, $4.0 million and $4.3 million, respectively. Total sublease income for the years ended December 31, 2005, 2006 and 2007 totaling $0.3 million, $0.2 million and $0.2 million, respectively, has been netted against rent expense.

        Based on management's assessment of assumptions based upon existing market conditions, sublease rental rates and recoverability of operating lease expenses for the Company's vacant properties and due to the Company's actions to consolidate facilities, during the fourth quarter of 2006, the Company reevaluated its accrual for unused office space and determined that a portion of its corporate facility would no longer be utilized to the extent previously expected. As a result, the Company calculated the estimated loss on unused office space to increase by approximately $1.4 million in 2006. In 2007, the Company recorded an additional $0.8 million for an excess facility accrual for obligations under facility leases that were unfavorably impacted by its recent divestitures of our wireless network services businesses which resulted in unused office space.

        The accrual for loss on unused office space was $2.6 million and $2.4 million as of December 31, 2006 and December 31, 2007, respectively. The Company estimates that the remaining accrual will be paid through 2010. These amounts are included in asset impairment and other charges on the Company's statement of operations. The lease on certain office facilities includes scheduled base rent increases over the term of the lease. The total amount of the base rent payments is being charged to expense on the straight-line method over the term of the lease. In addition to the base rent payment, the Company pays a monthly allocation of the building's operating expenses. The Company has recorded deferred rent, included in accrued expenses and other liabilities in the consolidated balance sheets, of $1.0 million and $0.8 million at December 31, 2006 and 2007, respectively, to reflect the excess of rent expense over cash payments since inception of the respective lease.

Note 10. Income Taxes

        In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes, and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

        The Company adopted the provisions of FIN 48 on January 1, 2007. The total liability for unrecognized tax benefits as of the date of adoption was $4.7 million. Additionally, the Company has a tax refund claim of $2.4 million for which it has not recorded any benefit under FIN 48 or prior standards. As a result of the implementation of FIN 48, the Company recognized a $0.7 million increase in the liability for unrecognized tax benefits, with $0.2 million net decrease in valuation allowance, $0.1 million charged to retained earnings, and $0.4 million recorded to goodwill. In addition,

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 10. Income Taxes (Continued)

the Company reduced its gross deferred tax assets by $10.8 million for unrecognized tax benefits, which was offset by a reduction in its valuation allowance by the same amount.

        The following table summarizes the activity related to the Company's unrecognized tax benefits (in millions):

Total
Balance at January 1, 2007	$18.0
Increases related to prior periods	5.7
Decreases related to current year tax positions	(7.3)
Expiration of applicable statutes of limitations	(1.6)
Foreign currency translation	0.4

Balance at December 31, 2007	$15.2

        Included in the balance of unrecognized tax benefits at December 31, 2007, are $12.8 million of tax benefits that, if recognized, would affect the effective tax rate. Included in this amount is $8.8 million that would become a deferred tax asset it the tax benefit were recognized. As such, this benefit may be impacted by a corresponding valuation allowance depending upon the Company's financial condition at the time the benefits are recognized.

        The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes. For the year ended December 31, 2007, the Company recorded $0.2 million in interest and penalties.

        The Company believes that it is reasonably possible that as much as $3.8 million of the FIN 48 tax liabilities will expire within 12 months of December 31, 2007 due to the expiration of various applicable statutes of limitations and possible settlement of a pending income tax refund claim.

        The Company is subject to taxation in the U.S. and various state tax jurisdictions. The Company's tax years for 2000 and forward are subject to examination by the U.S. and state tax authorities due to the existence of net operating loss carryforwards. Generally, the Company's tax years for 2002 and forwards are subject to examination by various foreign tax authorities.

        In assessing the realizability of deferred tax assets, management considers on a periodic basis, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. As such, management has determined that it is appropriate to maintain a full valuation allowance against its deferred tax assets, with the exception of an amount equal to its deferred tax liabilities which can be expected to reverse. Management will continue to evaluate the necessity to maintain a valuation allowance against its deferred tax asset.

        As of December 31, 2007, the Company had a net deferred tax liability of $2.0 million. The deferred tax assets and liabilities are allocated based upon the underlying asset or liability that produced the deferred taxes. As of December 31, 2007, there were no deferred tax assets or liabilities allocated to discontinued operations.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 10. Income Taxes (Continued)

        Income (loss) from continuing operations before provision (benefit) for income taxes for the years ended December 31, 2005, 2006 and 2007 is comprised of the following (in millions):

	2005	2006	2007
Domestic	$3.5	$(32.4)	$(26.9)

        The provision (benefit) for income taxes from continuing operations for the years ended December 31, 2005, 2006 and 2007 is comprised of the following (in millions):

	2005	2006	2007
Current:
Federal	$(5.5)	$(0.5)	$0.0
State	0.2	0.7	0.7

Total current	(5.3)	0.2	0.7
Deferred:
Federal	4.8	12.1	0.5
State	0.4	1.5	0.1

Total deferred	5.2	13.6	0.6

Total	$(0.1)	$13.8	$1.3

        A reconciliation of total income tax provision (benefit) to the amount computed by applying the statutory federal income tax rate of 35% to income (loss) from continuing operations before income tax provision (benefit) for the years ended December 31, 2005, 2006 and 2007 is as follows (in millions):

	2005	2006	2007
Income tax expense (benefit) at federal statutory rate	$1.2	$(11.3)	$(9.4)
State taxes, net of federal tax benefit and valuation allowance	0.6	2.1	0.7
Increase (decrease) in federal valuation allowance	(3.4)	15.9	9.9
Increase (decrease) in reserves for uncertain tax positions	(0.2)	0.1	—
Contingent acquisition consideration	(0.7)	—	—
Tax basis difference on subsidiaries	0.8	—	—
Nondeductible expense	0.2	0.6	0.1
Revision of prior year estimates	1.4	—	—
Goodwill write-off	—	6.4	—

Total	$(0.1)	$13.8	$1.3

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 10. Income Taxes (Continued)

        The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities as of December 31, 2006 and 2007 are as follows (in millions):

	2006	2007
Deferred tax assets:
Allowance for doubtful accounts	$0.7	$0.8
Sundry accruals	1.1	0.5
Vacation accrual	1.6	0.7
Stock-based compensation	1.9	7.7
Property and equipment, principally due to differences in depreciation	2.2	1.3
Investments	1.7	2.4
Goodwill and other intangibles	1.8	—
Net operating loss carryforwards	52.1	62.4
Capital loss carryforward	1.6	1.6
Tax credit carryforwards	0.3	0.3
Deferred revenue	0.7	—
Reserves and other	9.3	6.7

	75.0	84.4
Valuation allowance	(54.3)	(75.0)

Total deferred tax assets, net of allowance	20.7	9.4

Deferred tax liabilities:
Unearned revenue	(12.4)	(0.8)
Other intangibles	(4.8)	(9.0)
Property and equipment, principally due to differences in depreciation	(4.1)	(1.6)
Other liabilities	(0.8)	—

Total deferred tax liabilities	(22.1)	(11.4)

Net deferred tax liability	$(1.4)	$(2.0)

        At December 31, 2007, the Company had federal tax loss carryforwards of $174.2 million (including stock option net operating loss carryforwards) which expire beginning in 2020 and various state tax loss carryforwards of $152.7 million which expire beginning in 2012. Federal and state tax laws impose restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an "ownership change" for tax purposes as defined by Section 382 of the Internal Revenue Code. The Company may have incurred one or more "ownership changes" under Section 382. If an "ownership change" did occur, utilization of the net operating loss or credit carryforward amounts may be limited. As discussed elsewhere, deferred tax assets relating to the net operating loss and credit carryforwards are offset by a full valuation allowance. In addition, utilization of state tax loss carryforwards is dependent upon sufficient taxable income apportioned to the states.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 10. Income Taxes (Continued)

        In assessing the realizability of deferred tax assets, management considers, on a periodic basis, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. During fiscal 2007, the Company recorded an increase in its valuation allowance of $20.7 million. Of this amount, $9.9 million is a result of current year operations, causing the current year tax expense to increase over the expected expense or benefit. The remaining increase in the valuation allowance is attributed to deferred tax assets acquired in the acquisition of Haverstick Consulting, Inc. and the true-up of beginning deferred tax assets based on actual tax return filings. The increase was required based on the Company's overall assessment of the risks and uncertainties related to its future ability to realize and utilize the Company's deferred tax assets.

Note 11. Stockholders' Equity

(a)   Preferred Stock

        On May 30, 2002, the Company issued an aggregate of 90,000 shares of Series B Convertible Preferred Stock, at an aggregate purchase price of $45.0 million, in a private placement to entities affiliated with one of the directors of the Company (40,000 shares), to a brother of the Chairman and Chief Executive Officer of the Company (10,000 shares) and to an unrelated third-party investor (40,000 shares). The Company received $44.9 million of net proceeds. Each share of Series B Convertible Preferred Stock is initially convertible into 100 shares of Common Stock for a conversion price of $5.00 per share, which was the fair market value of the common stock at the closing, at the option of the holder at any time, subject to certain provisions in the Series B Preferred Stock Purchase Agreement. Prior to December 31, 2004, 64,517 shares of Series B Convertible Preferred Stock were converted into 6,451,700 shares of the Company's Common Stock. On April 5, 2006, 15,483 shares of Series B Convertible Preferred Stock were converted into 1,548,300 shares of the Company's Common Stock.

        Through December 31, 2007, the Company has received notices from the holders to convert an aggregate number of 80,000 shares of Series B Convertible Preferred Stock into an aggregate 8,000,000 shares of the Company's Common Stock. On December 31, 2007, the total liquidation preference equaled $5.0 million. In accordance with EITF No. 03-06 "Participating Securities and the Two-Class Method under FASB Statement No. 128", the Company's Series A and B Preferred Stock was considered a participating security for purposes of computing basic earnings per share as further discussed in Note 1(o).

(b)   Stock Option Plans and Restricted Stock Unit Plans

        During the years ended 1997, 1999 and 2000, the Board of Directors approved the 1997 Stock Option Plan (the "1997 Plan"), the 1999 Equity Incentive Plan (the "1999 Plan") and the 2000 Non-statutory Stock Option Plan (the "2000 Plan"), respectively. Further, in February 2005, the Board of Directors approved the 2005 Equity Incentive Plan (the "2005 Plan"). The 2005 Plan was subsequently approved by a majority of the Company's stockholders on May 18, 2005.

        Stock options granted under the 1997 Plan and 1999 Plan may be incentive stock options or non-statutory stock options and are exercisable for up to ten years following the date of grant. The Company ceased making grants under, and subsequently terminated the 1997 Plan upon completion of

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 11. Stockholders' Equity (Continued)

its initial public offering. The 2000 Plan permits the grant of non-statutory stock options, which are exercisable for a period following the date of grant as determined by the Board of Directors (generally ten years). Additionally, in July 2004, the Board of Directors resolved that all future stock option grants under all of the Company's stock option plans would be non-statutory stock options, until such further determination by the Board of Directors.

        Stock option exercise prices for the 1997 Plan, 1999 Plan, 2000 Plan and 2005 Plan must be equal to or greater than the fair market value of the common stock on the date of grant. A cumulative total of 7.5 million, 15.9 million, 6.5 million and 3.5 million shares of common stock have been authorized for issuance under the 1997 Plan, 1999 Plan, 2000 Plan and 2005 Plan, respectively. There remain approximately 2.3 million shares of common stock authorized for the 1997 Plan which are no longer issuable due to the termination of the plan. In accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its 1997 Plan, 1999 Plan and 2000 Plan. On May 18, 2005, the Compensation Committee of the Company's Board of Directors approved the acceleration of vesting of all unvested options to purchase shares of the Company's common stock that were held by current employees, including executive officers, and which have an exercise price per share equal to or greater than $10.00. Options to purchase 2,044,487 shares of common stock were subject to this acceleration. The options subject to acceleration had a weighted average exercise price of $12.02. The exercise prices and number of shares subject to the accelerated options were unchanged.

        On September 19, 2005, the Compensation Committee of the Company's Board of Directors approved the acceleration of vesting of all unvested options to purchase shares of the Company's common stock that were held by current employees, including executive officers, and excluding Directors and which have an exercise price per share equal to or greater than $8.00. Options to purchase 1,026,197 shares of common stock were subject to this acceleration. The options subject to acceleration had a weighted average exercise price $9.06. The exercise prices and number of shares subject to the accelerated options were unchanged.

        On December 21, 2005, the Company's Board of Directors approved, subject to certain limited conditions, the acceleration of vesting of all unvested options to purchase shares of common stock of the Company that were held by employees, and which have an exercise price per share equal to or greater than $6.50. The acceleration was effective as of December 30, 2005, provided that holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, were given the election to decline the acceleration of an option if such acceleration would have the effect of changing the status of such option for federal income tax purposes from an incentive stock option to a non-qualified stock option. Options to purchase approximately 316,239 shares of common stock were subject to this acceleration. The options subject to acceleration had a weighted average exercise price of $6.82. The number of shares subject to the accelerated options remained unchanged.

        The acceleration of these options was undertaken to avoid recognition of future compensation expense that the Company would otherwise recognize in its consolidated statement of operations with respect to these options once the Financial Accounting Standards ("FASB") No. 123 (revised 2004) "Share-Based Payment", issued by the Financial Accounting Standards Board, became effective. As

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 11. Stockholders' Equity (Continued)

originally issued by the FASB, SFAS No. 123 was to be implemented as of the beginning of the first interim or annual period beginning after June 15, 2005. In April, 2005, the SEC announced it would permit companies to implement SFAS No. 123R at the beginning of the next fiscal year. The future expense that was eliminated as a result of the acceleration of the accelerated vesting of these options was approximately $18.4 million, net of tax (of which approximately $7.8 million was attributable to options held by executive officers and $0.4 million is attributable to options held by directors).

        In addition, on December 21, 2005, the Board of Directors of the Company approved, subject to certain limited conditions, the amendment of all outstanding stock option grants under the Company's 1999 Equity Incentive Plan and 2000 Nonstatutory Stock Option Plan (collectively, the "Option Plans"), with an exercise price per share greater than 120% of the closing market price of the Company's common stock on December 29, 2005 to provide that, as of December 30, 2005, the exercise price of each outstanding stock option under the Option Plans shall be reduced to 120% of the closing price of the Company's common stock as reported on the NASDAQ National Market on December 29, 2005; provided, however, that the holder of such outstanding stock option is an employee of the Company on December 30, 2005, but excluding (i) employees of the Company that are categorized as project staff associates and (ii) employees who have, prior to December 30, 2005, given notice to, or received notice from, the Company terminating their employment on a date or time period after December 30, 2005. There was no financial impact related to this amendment.

        The acceleration of these options was undertaken to eliminate the future compensation expense that the Company would otherwise have recognized in its consolidated statement of operations with respect to these options once the Statement of Financial Accounting Standards No. 123 (revised 2004) "Share-Based Payment", issued by the Financial Accounting Standards Board ("FAS 123"), became effective for reporting periods beginning in January 2006. The future expense that was eliminated as a result of the acceleration of the vesting of these options was approximately $0.8 million (none of which is attributable to options held by executive officers). In addition, because the repricing occurred in lieu of additional option grants in 2006 of approximately 2.5 million shares for certain of the Company's employees (the "2006 Option Grants"), the repricing enabled the Company to significantly offset the dilutive impact of the 2006 Option Grants by reducing both the FAS 123 compensation expense for future option grants as well as the dilution to the Company's outstanding share amount.

        Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R ("SFAS 123R"), "Share-Based Payments," which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. SFAS 123R supersedes the Company's previous accounting methodology using the intrinsic value method under Accounting Principles Board Opinion APB No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, no share-based compensation expense related to stock option awards granted to employees had been recognized in the Company's Consolidated Statements of Operations, as all stock option awards granted under the plans had an exercise price equal to or greater than the market value of the common stock on the date of grant. The Company has no awards with market or performance conditions.

        The Company adopted SFAS 123R using the modified prospective transition method. Under this transition method, compensation expense recognized during the years ended December 31, 2006 and 2007 included: (a) compensation expense for all share-based awards granted prior to, but not yet

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 11. Stockholders' Equity (Continued)

vested, as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation expense for all share-based awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. In accordance with the modified prospective transition method, the Company's consolidated financial statements for prior periods have not been restated to reflect the impact of SFAS 123R.

        On December 28, 2006, the Board of Directors of the Company approved the acceleration of vesting of all unvested options issued prior to June 30, 2006 to purchase shares of common stock of the Company that were held by employees and directors. The acceleration was effective as of December 29, 2006, provided that holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, were given the election to decline the acceleration of an option if such acceleration would have the effect of changing the status of such option for federal income tax purposes from an incentive stock option to a non-qualified stock option. Options to purchase approximately 2.1 million shares of common stock were subject to this acceleration.

        The acceleration of these options was undertaken to eliminate the future compensation expense that the Company would have otherwise recognized in its consolidated statement of operations with respect to these options under the Statement of Financial Accounting Standards No. 123R "Share-Based Payment", issued by the Financial Accounting Standards Board ("FAS 123R"). The expense that was incurred in 2006 related to the vesting of these options was $5.4 million in continuing operations and $4.1 million in discontinued operations.

        On January 10, 2007, the Compensation Committee of the Board approved a form of Restricted Stock Unit Agreement (the "RSU Agreement") to govern the issuance of restricted stock units ("RSU") to executive officers under the Company's 2005 Plan. Each RSU represents the right to receive a share of common stock (a "Share") on the vesting date. Unless and until the RSUs vest, the Employee will have no right to receive Shares under such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The RSUs that may be awarded to executive officers under the RSU Agreement will vest according to vesting schedules specified in the notice of grant accompanying each grant. We recognize compensation expense on a straight-line basis over the vesting periods based on the market price of our stock on the grant date. Of the awards granted in 2007, the vesting periods ranged from 11 months to 10 years with accelerated vesting occurring upon a change in control or termination. Upon exercise of the RSU, the Company issues new shares of common stock.

Information under FAS123R for Fiscal 2006 and 2007

        The Company records compensation expense for employee stock options based on the estimated fair value of the options on the date of grant using the Black-Scholes option-pricing model and the weighted average assumptions (annualized percentages) included in the following table. Awards with

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 11. Stockholders' Equity (Continued)

graded vesting are recognized using the straight-line method. Fair value under SFAS No. 123R is determined using the Black-Scholes option-pricing model with the following assumptions:

	2006	2007
Expected life:(1)
Stock options	3.8 years	10.0 years
Purchase plan	—	—
Risk-free interest rate(2)	4.6%	4.5%
Volatility(3)	61.7%	56.8%
Forfeiture rate(4)	23.7%	23.7%
Dividend yield(5)	—	—

    (1)
    The expected life of stock options granted under the Plans is based upon historical exercise patterns which the Company believes are representative of future behavior or the life of the option when the options are 100% vested at grant. All options granted in 2007 were 100% vested at grant date and had a life of 10 years. The expected life of shares under the Purchase Plan represents the amount of time remaining in the offering period.

    (2)
    The risk-free interest rate is based on U.S. Treasury yields in effect at the time of grant with a term equal to the expected term of the options.

    (3)
    The Company estimated the implied volatility of its common stock at the date of grant based on an equally weighted average of trailing volatility and market based implied volatility for the computation in 2006 and in 2007 we estimated implied volatility based upon trailing volatility.

    (4)
    Forfeitures are estimated at the time of grant based upon historical information. Forfeitures will be revised, if necessary, in subsequent periods if actual forfeitures differ from estimates. Previously, under APB25, the Company recognized forfeitures as they were incurred.

    (5)
    The Company has no history or expectation of paying dividends on its common stock.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 11. Stockholders' Equity (Continued)

        Upon option exercise, the Company issues new shares of common stock. A summary of the status of the Company's stock option plan as of December 31, 2007 and of changes in options outstanding under the plan for the year ended December 31, 2007 is as follows:

	Number of Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
	(000's)			(000's)
Options outstanding at December 31, 2006	11,144	$6.12
Options granted	15	2.18
Options exercised	(15)	1.68
Options forfeited or expired	(4,963)	5.93

Options outstanding at December 31, 2007	6,181	$6.28	5.5	$10.5

Options exercisable at December 31, 2007	6,145	$6.31	5.5	$9.8

        As of December 31, 2007, there was $26 thousand of total unrecognized stock compensation expense related to nonvested shares which is expected to be recognized over a remaining weighted-average vesting period of 1.4 years.

        During the years ended December 31, 2006 and 2007, the following activity occurred under our option plans:

(In thousands except weighted average grant date fair value)	2006	2007
Weighted average grant date fair value of options granted	$2.33	$1.54
Total intrinsic value of options exercised	$179	$10

        Additional information about stock options outstanding at December 31, 2007 with exercise prices less than $2.35 per share, the exercise price at December 31, 2007 the last trading day of the period, follows (number of shares in thousands):

	Exercisable		Unexercisable		Total
Stock Options	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Less than $2.35	109	$2.03	35	$2.03	144	$2.04
Above $2.35	6,036	$6.39	1	$6.39	6,037	$6.39

Total outstanding	6,145	$6.31	36	$2.15	6,181	$6.28

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 11. Stockholders' Equity (Continued)

  The following table summarizes the Company's Restricted Stock Unit activity:

(Shares in Thousands)	Restricted Stock Units (000's)	Weighted- Average Grant-Date Fair Value
Nonvested balance at December 31, 2006	—	—
Grants	2,751	$2.29
Vested	(550)	2.36
Forfeitures	(40)	2.33

Nonvested balance at December 31, 2007	2,156	$2.28

        As of December 31, 2007, there was $4.6 million of total unrecognized stock compensation expense related to nonvested restricted stock units which is expected to be recognized over a remaining weighted-average vesting period of 8.8 years. The fair value of RSU awards that vested in 2007 was $1.2 million (none in 2005 and 2006).

Information under FAS 123 for Periods Prior to Fiscal 2006

        Stock option transactions are summarized below (shares in thousands):

		Options Outstanding
			Exercise Price per Share
	Shares Available for Grant	Number of Shares Outstanding	Range	Weighted Average
Outstanding at December 31, 2004	7,192	11,831	$1.33 - $132.06	$9.11
Plan Shares Expired	(28)	—	—
Granted	(10,196)	10,196	$4.95 - $9.54	$6.22
Exercised	—	(593)	$1.33 - $6.43	$4.31
Cancelled	8,269	(8,269)	$3.58 - $132.00	$10.42

Outstanding at December 31, 2005	5,237	13,165	$1.33 - $52.88	$6.27

(c)   Employee Stock Purchase Plan

        In August 1999, the Board of Directors approved the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 2.9 million shares of Common Stock have been authorized for issuance under the Purchase Plan. The Purchase Plan qualifies as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Service Code. The Purchase Plan commenced in November 1999 upon completion of the Company's initial public offering. On November 16, 2005, the Compensation Committee of the Board of Directors elected to suspend all future offerings under the Purchase Plan effective January 1, 2006.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 11. Stockholders' Equity (Continued)

        Unless otherwise determined by the Compensation Committee of the Board of Directors, all employees were eligible to participate in the Purchase Plan so long as they are employed by the Company (or a subsidiary designated by the board) for at least 20 hours per week and were customarily employed by the Company (or a subsidiary designated by the board) for at least 5 months per calendar year.

        Employees who actively participated in the Purchase Plan were eligible to have up to 15% of their earnings for each purchase period withheld pursuant to the Purchase Plan. The amount that was withheld was used at various purchase dates within the offering period to purchase shares of Common Stock. The price paid for Common Stock at each such purchase date was then equal the lower of 85% of the fair market value of the Common Stock at the commencement date of that offering period or 85% of the fair market value of the Common Stock on the relevant purchase date. Employees were also able to end their participation in the offering at any time during the offering period, and participation ended automatically upon termination of employment. From the Purchase Plan's inception through December 31, 2007, the cumulative number of shares of Common Stock that have been issued under the Purchase Plan was 2,005,899.

(d)   Shelf Registration

        On February 19, 2004 the Company filed a universal shelf Registration statement on Form S-3 and an acquisition shelf Registration on Form S-4 with the Securities and Exchange Commission (SEC). The Company has no immediate plans to raise capital under the shelf Form S-3 or to utilize the shelf Form S-4 for acquisition transactions and the registration statements are not currently usable due to the late filings made in 2007. The universal shelf registration statement on Form S-3 will permit the Company to sell, in one or more public offerings, shares of newly issued common stock, shares of newly issued preferred stock, warrants or debt securities, or any combination of such securities, for proceeds in an aggregate amount of up to $200 million. In addition, the universal shelf will permit certain stockholders who purchased the Company's Series A and Series B Convertible Preferred Stock, to sell up to 5.4 million shares of common stock, all of which are currently included in the Company's December 31, 2005 weighted average diluted common shares outstanding. The acquisition shelf registration statement on Form S-4 will enable the Company to issue up $200 million of its common stock in one or more acquisition transactions that the Company may make from time to time. These transactions may include the acquisition of assets, businesses or securities, whether by purchase, merger or any other form of business.

(e)   Stockholder Rights Agreement

        On December 16, 2004, the Company entered into a Stockholder Right Agreement (the "Rights Agreement"). Under the terms of the Rights Agreement, initially, the Rights will attach to all certificates representing shares of outstanding Company common stock and no separate Rights Certificates will be distributed. Subject to the provisions of the Rights Agreement the Rights will separate from the Company common stock and the "Distribution Date" will occur upon the earlier of (i) ten business days following a public announcement (the date of such announcement being the "Stock Acquisition Date") that person or group of affiliated or associated persons has acquired or obtained the right to acquire beneficial ownership of 15% or more of the then-outstanding Common

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 11. Stockholders' Equity (Continued)

Stock (an "Acquiring Person"), or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. An Acquiring Person does not include certain persons specified in the Rights Agreement.

        On December 16, 2004, the Company's Board of Directors authorized and declared a dividend of one right (a "Right") to purchase on one-hundredth of a share of the Company's Series C Preferred Stock ("Series C Preferred") for each outstanding share of Common Stock, par value $0.001 ("Common Stock"), to stockholders of record as of the close of business December 27, 2004 (the "Record Date"). Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company one one-hundredth of a share of Series C Preferred at a purchase price of $54.00, subject to adjustment (the "Purchase Price").

        The Rights are not exercisable until the Distribution Date and will expire at the close of business on the tenth anniversary of the Rights Agreement unless earlier redeemed or exchanged by the Company.

Note 12. Employee Benefit Plan

        In 1996, the Company implemented a 401(k) savings plan pursuant to Section 401(k) of the Internal Revenue Code (the "Code"), covering substantially all employees. Participants in the plan may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The Company may make contributions at the discretion of its Board of Directors. The Company made contributions of $2.1 million in 2005, $2.5 million in 2006 and $2.1 million in 2007.

        On November 18, 2004, the Board of Directors adopted the Wireless Facilities, Inc. Nonqualified Deferred Compensation Plan, effective as of January 1, 2005 (the "Plan"). The Plan provides executive officers and other eligible highly compensated employees with the opportunity to enter into agreements to defer up to eighty percent (80%) of their cash compensation derived from base salary, bonus awards and/or commissions. In addition, the Company may, in its sole and absolute discretion, award any participant under the Plan an additional employer contribution. Deferrals are adjusted for gain or loss based on the performance of one or more investment options selected by the participant from among investment funds chosen by the committee appointed to administer the Plan. Participants may elect that distribution of deferred amounts be paid in the form of either a lump sum or in annual installments if the participant terminates employment as a result of his or her retirement. However, all other distributions under the Plan will be made in a single lump sum. Distributions occur upon termination of service or upon such other dates that may be elected by the participant in accordance with the terms of the Plan. The Company, in its sole discretion, may suspend or terminate the Plan or revise of amend it in any respect whatsoever; provided, however, that no such action may reduce amounts credited to deferral accounts and such accounts will continue to be owed to the participants or beneficiaries and will continue to be a liability of the Company.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 13. Significant Customers

        The following table presents our key customers for the years presented and the percentage of net sales made to such customers (in millions):

Key Customer	Revenue	% of Total Revenue
2005
U.S. Navy	$33.6	22%
2006
U.S. Navy	$34.2	22%
2007
U.S. Army	$46.7	24%
U.S. Navy	$38.7	20%

        Our top five customers accounted for approximately 38%, 47% and 62% of our total revenue in 2005, 2006 and 2007, respectively.

        For the fiscal year ended December 31, 2007, two customers comprised approximately 60% of our federal business revenues and our five largest customers accounted for approximately 84% of federal business revenues.

        The following table presents net accounts receivable for customers with significant concentrations (in millions):

Key Customer	Accounts receivable, net	% of Total accounts receivable, net
2006
FMS	$6.4	11%
2007
U.S. Army	$15.2	20%
U.S. Navy	$10.4	14%

Note 14. Segment Information

        The Company has historically organized its business along service lines to include three reportable segments: Wireless Network Services (WNS), Enterprise Network Services (ENS) and Government Network Services (GNS). The Wireless Network Services segment was discontinued in the first quarter of 2007 (see Note 4) and we have renamed the ENS segment to the Public Safety & Security (PSS) segment and the GNS segment to the Government Solutions (KGS) segment to more accurately describe the underlying business operations. Certain income and charges that are not allocated to segments in the Company's management reports because they are not considered in evaluating the segments' operating performance are categorized as reconciling items in the table below. Unallocated charges are related to corporate expenses previously allocated to the discontinued wireless network services segment prior to the disposal of those businesses, share based compensation charges and related tax adjustments, impairment and restructuring charges and expenses related to the stock option investigation conducted in 2007. As a result of the divestiture of the WNS businesses, the corporate expenses allocated to the PSS and KGS segments has increased in 2007, negatively impacting the

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 14. Segment Information (Continued)

operating income (loss) for these continuing operations. Due to the aforementioned discontinued operations, prior period amounts have been reclassified in order to conform to the current period presentation and allocation methodology.

        Revenues, operating income (loss) and assets provided by the Company's segments for the years ended December 31, 2005, 2006 and 2007 are as follows (in millions):

	2005	2006	2007
Revenues:
Government Solutions	$85.0	$97.5	$142.5
Public Safety & Security	67.3	55.6	51.1

Total revenues	$152.3	$153.1	$193.6
Operating income (loss) from continuing operations:
Government Solutions	$7.4	$8.2	$3.3
Public Safety & Security	5.8	(23.9)	(6.6)
Corporate activities	(10.0)	(15.8)	(21.3)

Total operating income (loss) from continuing operations	$3.2	$(31.5)	$(24.6)

	2006	2007
Assets:
Government Solutions	$188.0	$292.4
Public Safety & Security	27.9	22.5
Discontinued Operations	104.0	1.7
Corporate activities	17.8	18.7
Total assets	$337.7	$335.3

        The operating income (loss) of the Public Safety & Security segment for 2005, 2006 and 2007 were impacted by the following items:

  •
  a benefit to operating income in 2005 as a result of a $2.1 million credit to reduce an excess contingent acquisition accrual.

  •
  charges in 2006 of $18.3 million related to the impairment of goodwill and a $1.8 million impairment of an asset.

The reconciling amounts in 2006 were impacted by increased stock-based compensation expense due to the Company's adoption of SFAS No. 123R in January 2006. Amounts related to corporate activities in 2007 were impacted by the costs of the stock option investigation and related costs as well as the recovery from the former stock option administrator. See Note 2 to Notes to Consolidated Financial Statements.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 15. Related Party Transactions

        On May 30, 2002, the Company issued an aggregate of 90,000 shares of Series B Convertible Preferred Stock, at an aggregate purchase price of $45.0 million, in a private placement to entities affiliated with one of the directors of the Company (40,000 shares), to a brother of the previous Chairman and Chief Executive Officer of the Company (10,000 shares) and to an unrelated third-party investor (40,000 shares). The Company received $44.9 million of net proceeds. Each share of Series B Convertible Preferred Stock is initially convertible into 100 shares of Common Stock for a conversion price of $5.00 per share, which was the fair market value of the common stock at the closing, at the option of the holder at any time, subject to certain provisions in the Series B Preferred Stock Purchase Agreement. Prior to December 31, 2004, 64,517 shares of Series B Convertible Preferred Stock were converted into 6,451,700 shares of the Company's Common Stock. On April 5, 2006, 15,483 shares of Series B Convertible Preferred Stock were converted into 1,548,300 shares of the Company's Common Stock.

        Through December 31, 2007, the Company has received notices from the holders to convert an aggregate number of 80,000 shares of Series B Convertible Preferred Stock into an aggregate 8,000,000 shares of the Company's Common Stock. On December 31, 2007, the total liquidation preference equaled $5.0 million.

        On February 17, 2006, the Company entered into a definitive agreement to divest all of its operations in Mexico for total approximate cash consideration of $18.0 million subject to adjustments for the closing net asset calculations, with $1.5 million payable in cash on signing of the Equity Purchase Agreement and $16.5 million by means of a secured promissory note payable in installments through December 2006, which approximates the net book value of the operations. The purchaser, Sakoki LLC, is a newly-formed entity controlled by Massih Tayebi. Although Massih Tayebi has no current role with the Company, he was a co-founder of the Company, having served as Chief Executive Officer from inception in 1994 through September 2000 and as a director from inception through April 2002. In addition, as of July 31, 2007, Massih Tayebi owns or controls approximately 8.2% of the total voting power of the Company's capital stock. He is also the brother of Masood Tayebi, who was the Company's Chairman of the Board of Directors until March 6, 2007. Masood Tayebi had no personal financial interest in the transaction and has no role with the entity that has purchased the Mexico Operations. The transaction was approved by the disinterested members of the Company's Board of Directors after consideration of other expressions of interest and an independent valuation analysis.

        The final closing balance sheet as of February 17, 2006 resulted in net asset adjustments aggregating to a total approximate $18.9 million consideration, $1.5 million which was paid on February 17, 2006, with the remaining $17.4 million payable by means of the promissory note in installments through December 31, 2006 with an interest rate of 7.5% per annum. On June 26, 2006, the Company entered into an Addendum with the buyer to finalize the closing net asset calculations, pursuant to which the parties agreed that the resulting total purchase price was $18.9 million. The Addendum also provided for a conditional waiver that permits the purchaser to make the payment due on August 17, 2006 by September 30, 2006, and for the installments due on November 17, 2006 and December 31, 2006 to be made on or before December 29, 2006. Failure to make the payments on such later dates would have resulted in a restoration of the original terms of the note. The first scheduled note payment of $3.3 million was received from the buyer on May 19, 2006, and the second scheduled note payment of $5.5 million was received in installments of $5.2 million on September 29,

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 15. Related Party Transactions (Continued)

2006 and $0.3 million on October 10, 2006. The remaining note receivable balance of $9.5 million which included accrued interest through December 29, 2006, was paid in full on December 29, 2006.

Note 16. Commitments and Contingencies

        The Company periodically evaluates all pending or threatened contingencies and any commitments, if any, that are reasonably likely to have a material adverse effect on its operations or financial position. The Company assesses the probability of an adverse outcome and determines if it is remote, reasonably possible or probable as defined in accordance with the provisions of SFAS No. 5, "Accounting for Contingencies." If information available prior to the issuance of the Company's financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the Company's financial statements, and the amount of the loss, or the range of probable loss can be reasonably estimated, then such loss is accrued and charged to operations. If no accrual is made for a loss contingency because one or both of the conditions pursuant to SFAS No. 5 are not met, but the probability of an adverse outcome is at least reasonably possible, the Company will disclose the nature of the contingency and provide an estimate of the possible loss or range of loss, or state that such an estimate cannot be made.

        The Company maintains an accrual for the Company's health and workers compensation partial self-insurance, which is a component of total accrued expenses and current liabilities of discontinued operations in the consolidated balance sheets. Management determines the adequacy of these accruals based on a monthly evaluation of the Company's historical experience and trends related to both medical and workers compensation claims and payments, information provided to the Company by the Company's insurance broker, industry experience and the average lag period in which claims are paid. If such information indicates that the Company's accruals require adjustment, the Company will, correspondingly, revise the assumptions utilized in the Company's methodologies and reduce or provide for additional accruals as deemed appropriate. As of December 31, 2005, 2006 and 2007, the accrual for the Company's partial self-insurance programs approximated $2.6 million, $1.8 million and $1.1 million, respectively. In 2005, 2006 and 2007 the accrual for these programs which was related to continuing operations was $1.1 million, $0.2 million, and $0.6 million, respectively. The Company also carries stop-loss insurance that provides coverage limiting the Company's total exposure related to each medical and workers compensation claim incurred, as defined in the applicable insurance policies. The medical and workers compensation annual claim limits are $100,000 and $250,000, respectively. For each year ending 2005 and 2006, the Company had one claim that exceeded the limits for workers compensation and in 2007 no claims exceeded the limits for workers compensation. For each year ending 2005 and 2006, the Company had no claim that exceeded the limits for medical insurance and in 2007 three claims exceeded the limits for medical insurance. As of December 31, 2007, the Company had a $700,000 letter of credit outstanding issued from the Company's insurance carrier to cover a performance bond and liabilities in connection with the Company's workers' compensation partial self-insurance.

        As of December 31, 2007 the Company has $2.4 million of standby letters of credit. The letters of credit related to our worker compensation program of $0.7 million and $1.7 as support for our performance bond on work overseas.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 17. Legal Matters

Contingencies

IPO Securities Litigation

        Beginning in June 2001, the Company and certain of its officers and directors were named as defendants in several parallel class action stockholder complaints filed in the United States District Court for the Southern District of New York, now consolidated under the caption, In re Wireless Facilities, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-4779. In the amended complaint, the plaintiffs allege that the Company, certain of its officers and directors, and the underwriters of the Company's initial public offering ("IPO") violated section 11 of the Securities Act of 1933 and section 10(b) of the Securities Exchange Act of 1934 based on allegations that the Company's registration statement and prospectus failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints were filed in the same court against hundreds of other public companies ("Issuers") that conducted IPOs of their common stock in the late 1990s and 2000 (the "IPO Cases").

        In June 2004, the Issuers (including the Company) executed a settlement agreement with the plaintiffs that would, among other things, result in the dismissal with prejudice of all claims against the Issuers and their officers and directors and the assignment of certain potential Issuer claims to the plaintiffs. On February 15, 2005, the court issued a decision certifying a class action for settlement purposes and granting preliminary approval of the settlement subject to modification of certain bar orders contemplated by the settlement. On August 31, 2005, the court reaffirmed class certification and preliminary approval of the modified settlement in a comprehensive Order. On February 24, 2006, the court dismissed litigation filed against certain underwriters in connection with certain claims to be assigned under the settlement. On April 24, 2006, the court held a Final Fairness Hearing to determine whether to grant final approval of the settlement. On December 5, 2006, the Second Circuit Court of Appeals vacated the lower court's earlier decision certifying as class actions the six IPO Cases designated as "focus cases." Thereafter, the District Court ordered a stay of all proceedings in all of the IPO Cases pending the outcome of plaintiffs' petition to the Second Circuit for rehearing en banc and resolution of the class certification issue. On April 6, 2007, the Second Circuit denied plaintiffs' rehearing petition, but clarified that the plaintiffs may seek to certify a more limited class in the District Court. Accordingly, the stay remains in place and the plaintiffs and Issuers have stated that they are prepared to discuss how the settlement might be amended or renegotiated to comply with the Second Circuit's decision. Plaintiffs filed amended complaints in the six focus cases on or about August 14, 2007. On September 27, 2007, Plaintiffs filed a motion for class certification in the six focus cases. On November 13, 2007, the Issuer Defendants filed a motion to dismiss the amended complaints in the six focus cases. On November 14, 2007, the Underwriter Defendants filed a motion to dismiss the amended complaints in the six focus cases. The court has not yet set a deadline for the plaintiffs to file amended complaints in the other IPO lawsuits. Due to the inherent uncertainties of litigation, and because the settlement may not receive final approval from the Court, the ultimate outcome of this matter cannot be predicted. In accordance with FASB No. 5, "Accounting for Contingencies" The Company believes any contingent liability related to this claim is not probable or estimable and therefore no amounts have been accrued in regards to this matter.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 17. Legal Matters (Continued)

2004 Securities Litigation

        In August 2004, following the Company's announcement on August 4, 2004 that it intended to restate its financial statements for the fiscal years ended December 31, 2000, 2001, 2002 and 2003, the Company and certain of its current and former officers and directors were named as defendants ("Defendants") in several securities class action lawsuits filed in the United States District Court for the Southern District of California. These actions were filed on behalf of those who purchased, or otherwise acquired, the Company's common stock between April 26, 2000 and August 4, 2004. The lawsuits generally allege that, during that time period, Defendants made false and misleading statements to the investing public about the Company's business and financial results, causing its stock to trade at artificially inflated levels. Based on these allegations, the lawsuits allege that Defendants violated the Securities Exchange Act of 1934, and the plaintiffs seek unspecified damages. These actions have been consolidated into a single action—In re Wireless Facilities, Inc. Securities Litigation, Master File No. 04CV1589-JAH. Plaintiffs filed a First Amended Consolidated Class Action Complaint on April 1, 2005. Defendants filed their motion to dismiss this first amended complaint on April 14, 2005. The plaintiffs then requested leave to amend their first amended complaint. The plaintiffs filed their Second Amended Complaint on June 9, 2005, this time on behalf of those who purchased, or otherwise acquired, the Company's common stock between May 5, 2003 and August 4, 2004. Defendants filed their motion to dismiss this Second Amended Complaint on July 14, 2005. The motion to dismiss was taken under submission on October 20, 2005 and on March 8, 2006, the Court granted the Defendants' motion. However, plaintiffs were granted the right to amend their complaint within 45 days and subsequently filed their Third Amended Consolidated Class Action Complaint on April 24, 2006. Defendants filed a motion to dismiss this complaint on June 8, 2006. On May 7, 2007, the Court denied the Defendants' motion to dismiss. Defendants' filed their answer to the plaintiffs' complaint on July 13, 2007. In February 2008, following a voluntary mediation of the matter, the parties reached a tentative agreement to settle the class action. Under the tentative settlement, plaintiffs and the class will dismiss all claims, with prejudice, in exchange for a cash payment in the total amount of $12 million. The Company's directors' and officers' liability insurers will pay the settlement amount in accordance with the Company's insurance policies, less any applicable retention or co-insurance obligations that are expected to be paid directly by the Company. The Company estimates that the amount of its payment toward the settlement will be approximately $2.4 million. The Company has accrued approximately $2.4 million as of December 31, 2007 related to this matter. The parties currently are in the process of documenting their agreement and then will seek a determination by the Court that the proposed settlement is fair, reasonable and adequate. The Company makes no assurances at this time that the Court will approve the proposed settlement terms or that the matter ultimately will be settled. Despite the tentative settlement reached in this action, the Company believes that the allegations lack merit.

        In 2004, two derivative lawsuits were filed in the United States District Court for the Southern District of California against certain of the Company's current and former officers and directors: Pedicini v. Wireless Facilities, Inc., Case No. 04CV1663; and Roth v. Wireless Facilities, Inc., Case No. 04CV1810. These actions were consolidated into a single action in In re Wireless Facilities, Inc. Derivative Litigation, Lead Case No 04CV1663-JAH. These lawsuits contain factual allegations that are substantially similar those made in the class action lawsuits, but the plaintiffs in these lawsuits assert claims for breach of fiduciary duty, gross mismanagement, abuse of control, waste of corporate assets,

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 17. Legal Matters (Continued)

violation of Sarbanes Oxley Act section 304, unjust enrichment and insider trading. The plaintiffs in these lawsuits seek unspecified damages and equitable and/or injunctive relief. The lead plaintiff filed a consolidated complaint on March 21, 2005. On May 3, 2005, the defendants filed motions to dismiss this action, to stay this action pending the resolution of the consolidated non-derivative securities case pending in the Southern District of California, and to dismiss the complaint against certain non-California resident defendants. Pursuant to a request by the Court, Defendants' motions were withdrawn without prejudice pending a decision on defendants' motion to dismiss the complaint against the non-California resident defendants. On March 20, 2007, the Court ruled that it lacked personal jurisdiction over five of the six non-California defendants and dismissed them from the federal derivative complaint. On March 27, 2007, plaintiffs filed an amended derivative complaint setting forth all of the same allegations from the original complaint and adding allegations regarding the Company's stock option granting practices. Basically, plaintiffs allege that the Company "backdated" or "springloaded" employee stock option grants so that the options were granted at less than fair market value. The amended complaint names all of the original defendants (including those dismissed for lack of jurisdiction) as well as nine new defendants. On July 2, 2007, the non-California resident defendants moved to dismiss the complaint for lack of personal jurisdiction. On October 17, 2007, the Court took the motion under submission without oral argument. On February 26, 2008, the Court again ruled that it lacked personal jurisdiction over five of the six non-California defendants and dismissed them from the amended federal derivative complaint. The parties have conferred and discussed the Court's order and have stipulated to a briefing schedule for any remaining motions to dismiss that the Company, along with the individual defendants subject to the court's jurisdiction, may bring in an effort to dismiss the complaint as to them. Pursuant to the parties' stipulation, such motions must be brought on or before June 5, 2008. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether or not the outcome of these proceedings will or will not have a material adverse effect on the Company.

        In April 2007, another derivative complaint was filed in the United States District Court for the Southern District of California, Hameed v. Tayebi, Case No. 07-CV-0680 BTM(RBB) (the "Hameed Action"), against several of the Company's current and former officers and directors. The allegations in this new derivative complaint mirror the amended allegations in the 2004 federal derivative action. Pursuant to the Court's order and agreement of the parties, the defendants' responses to the complaint in the Hameed Action were stayed until the Court ruled on the motion to dismiss for lack of personal jurisdiction in the 2004 derivative litigation. As noted above, on February 26, 2008, the Court ruled that it lacked personal jurisdiction over five of the non-California defendants named in the 2004 derivative action, including three that were also named in the Hameed Action. The parties have conferred and discussed the Court's order and are in the process of stipulating to a briefing schedule for any remaining motions to dismiss that the Company, along with the individual defendants subject to the court's jurisdiction, may bring in an effort to dismiss the Hameed Action as to them. At this time, the parties have not set a date by which such motions must be brought. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted.

        In August and September 2004, two virtually identical derivative lawsuits were filed in California Superior Court for San Diego County against certain of the Company's current and former officers and directors. These actions contain factual allegations similar to those of the federal lawsuits, but the plaintiffs in these cases assert claims for violations of California's insider trading laws, breaches of

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 17. Legal Matters (Continued)

fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. The plaintiffs in these actions seek unspecified damages, equitable and/or injunctive relief and disgorgement of all profits, benefits and other compensation obtained by defendants. These lawsuits have been consolidated into one action—In re Wireless Facilities, Inc. Derivative Litigation, California Superior Court, San Diego County, Lead Case No. GIC 834253. The plaintiffs filed a Consolidated Shareholder Derivative Complaint on October 14, 2004. This action has been stayed pending a decision in federal court on a motion to dismiss the federal derivative lawsuits. In October 2007, the parties notified the Court of the status of the federal action and requested the court continue its stay of this action. The Company anticipates that the court will continue to stay this matter and that the court will request the parties file an updated status report in April 2008. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether or not the outcome of these proceedings will or will not have a material adverse effect on the Company.

        The Company has recorded an accrual for a contingent liability associated with the legal proceedings related to the derivative actions of $0.8 million based on the Company's estimate of the potential amount it would have to pay in relation to these lawsuits.

2007 Securities Litigation

        In March and April 2007, there were three federal class actions filed in the United States District Court for the Southern District of California against the Company and several of its current and former officers and directors. These class action lawsuits followed the Company's March 12, 2007 public announcement that it was conducting a voluntary internal review of its stock option granting processes. These actions have been consolidated into a single action, In re Wireless Facilities, Inc. Securities Litigation II, Master File No. 07-CV-0482-BTM-NLS. The consolidated class action complaint was filed on November 19, 2007. In March 2008, following a voluntary mediation of the matter, the parties reached a tentative agreement to settle the class action. Under the settlement proposal, plaintiffs and the class will dismiss all claims, with prejudice, in exchange for a cash payment in the amount of $4.5 million. The Company's directors' and officers' liability insurers will pay the settlement amount, less any applicable retention or co-insurance obligations and contributions that are expected to be paid directly by the Company. The Company estimates that the total amount of its payment toward the settlement will be approximately $1.7 million. The Company has accrued approximately $1.7 million as of December 31, 2007 related to this matter. The parties currently are in the process of documenting their agreement, and then will seek a determination by the Court that the proposed settlement is fair, reasonable and adequate. The Company makes no assurances at this time that the Court will approve the proposed settlement terms or that the matter ultimately will be settled. Despite the tentative settlement reached in this action, the Company believes that the allegations lack merit.

Other Litigation and Government Investigations

        In January 2005, a former independent contractor of the Company filed a lawsuit in Brazil against the Company's subsidiary, WFI de Brazil, to which he had been assigned for a period of time. He sought to be designated an employee of WFI de Brazil and entitled to severance and related compensation pursuant to Brazilian labor law. The individual sought back wages, vacation pay, stock

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 17. Legal Matters (Continued)

option compensation and related benefits in excess of $0.5 million. This matter was argued before the appropriate labor court in July 2005 and in July, 2006, the labor court awarded the individual the Brazilian currency equivalent of approximately $0.6 million for his back wages, vacation pay and certain other benefits. The Company filed an appeal in the matter on July 20, 2006 and is challenging the basis for the award on several theories. The Company has accrued approximately $0.6 million as of December 31, 2007 related to this matter. On August 22, 2007, the appeals court partially upheld the Company's appeal, although it upheld the individual's designation as an employee. The court is reviewing possible damage calculations before publishing a final decision. The Company's counsel is preparing a motion for clarification of the judgment due to omissions in the decision.

        On March 28, 2007, three plaintiffs, on behalf of a purported class of similarly situated employees and contractors, filed a lawsuit against the Company in the Superior Court of the State of California, Alameda County. The suit alleges various violations of the California Labor Code and seeks payments for allegedly unpaid straight time and overtime, meal period pay and associated penalties. The Company and the plaintiffs have agreed to venue for the suit in San Diego County. Although the Company believes that the allegations lack merit, it has agreed in principle with the plaintiffs to settle their claims for an aggregate amount in the range of $0.3 million to $0.5 million, to include individual and incentive awards, attorneys' fees and administrative costs, subject to court approval. The actual amount paid by the Company will depend upon the number of responses received from members of the purported class of plaintiffs. The Company has recorded an accrual for a contingent liability associated with this legal proceeding in the amount of $0.3 million.

        In addition to the foregoing matters, from time to time, the Company may become involved in various claims, lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company's business. The Company is currently not aware of any such legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

Note 18. Quarterly Financial Data (Unaudited)

        The following financial information reflects all normal and recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 18. Quarterly Financial Data (Unaudited) (Continued)

Summarized quarterly data for the years ended December 31, 2006 and 2007, is as follows (in millions, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal year 2006
Revenues	$33.0	$34.1	$36.9	$49.1
Gross profit	$6.2	$7.1	$7.8	$7.8
Operating loss from continuing operations	$(1.7)	$(1.1)	$(0.8)	$(27.9)
Provision (benefit) for income taxes	$(0.8)	$(0.3)	$0.1	$14.8
Net loss	$(0.9)	$(0.5)	$(0.8)	$(55.7)
Net loss per common share:
Basic	$(0.01)	$(0.01)	$(0.01)	$(0.76)
Diluted	$(0.01)	$(0.01	$(0.01)	$(0.76)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal year 2007
Revenues	$49.0	$47.8	$47.5	$49.3
Gross profit	$7.3	$7.5	$8.2	$8.6
Operating loss from continuing operations	$(3.3)	$(8.3)	$(8.4)	$(4.6)
Provision for income taxes	$0.2	$0.3	$0.4	$0.4
Net income (loss)	$(20.1)	$4.2	$(13.4)	$(11.5)
Net income (loss) per common share:
Basic	$(0.28)	$0.06	$(0.18)	$(0.16)
Diluted	$(0.28)	$0.06	$(0.18)	$(0.16)

Quarterly Results in 2006

        The Company's revenues in the fourth quarter were higher than the first three quarters because of the MRC acquisition, which occurred early in the fourth quarter. The Company's fourth quarter losses were significantly greater than the first three quarters due to the impairment of goodwill of $18.3 million in our PSS business, an accelerated vesting of stock options which resulted in a total charge of $9.5 million, a write-off of assets related to discontinued operations of $5.2 million and restructuring and other asset impairment charges of $3.5 million. In addition, the Company increased its valuation allowance by approximately $12.4 million on its deferred tax assets in the fourth quarter of 2006 to address the risks and uncertainties related to the Company's future ability to realize and utilize its deferred tax assets.

Quarterly Results in 2007

        The Company's results by quarter were impacted by the divestitures of our wireless network services segment. In the first quarter of 2007 the loss was primarily due to impairment of assets related to the Wireless Deployment business of $13.4 million and an impairment of goodwill related to this business of $7.2 million partially offset by a gain of $3.3 million on the sale of the EMEA business. The

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Notes to Consolidated Financial Statements (Continued)

Years ended December 31, 2005, 2006 and 2007

Note 18. Quarterly Financial Data (Unaudited) (Continued)

second quarter income was impacted by a gain of $14.8 million on the sale of the Wireless Engineering Services business operations. The third quarter was impacted by a $1.9 million loss from the disposal of our deployment business and a $2.1 million excess facility accrual. The fourth quarter was impacted by a gain of $3.4 million related to the recovery of assets under the settlement with the Company's former stock option administrator as well as an expense of $4.9 million related to our estimated cost of the settlement of our 2004 and 2007 Securities Litigation. See Note 16 to Notes to Consolidated Financial Statements. Stock option investigation and related costs of $1.5 million, $5.2 million, $6.2 million, and $1.1 million impacted the results for the first, second, third and fourth quarters of 2007, respectively.

Note 19. Subsequent Events

        In February 2008, the Company entered into a definitive merger agreement with San Diego-based C5ISR and net-centric warfare solutions provider SYS Technologies (AMEX: SYS) in a stock-for-stock transaction. Under the terms of the agreement, SYS will merge with a wholly-owned subsidiary of Kratos, and all of SYS's outstanding common shares will be converted into Kratos common shares. Upon closing, Kratos will issue approximately 25 million shares of its common stock. Approximately 79 million shares of Kratos common stock are currently outstanding. The transaction is subject to customary closing conditions, including approval of the transaction by SYS's shareholders and the approval of Kratos stockholders for Kratos' issuance of shares. The transaction is expected to close in the second quarter of 2008.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

Consolidated Balance Sheets

December 31, 2007 and September 28, 2008

(in millions, except par value and number of shares)

(Unaudited)

	December 31, 2007	September 28, 2008
Assets
Current assets:
Cash and cash equivalents	$8.6	$2.5
Restricted cash	—	1.5
Accounts receivable, net	77.0	90.7
Prepaid expenses	7.4	5.0
Note receivable	2.6	—
Other current assets	9.7	8.9
Current assets of discontinued operations	1.6	0.7

Total current assets	106.9	109.3
Property and equipment, net	6.9	7.0
Goodwill	194.5	237.3
Other intangibles, net	19.9	25.0
Investments in unconsolidated affiliates	0.3	—
Other assets	6.7	3.9
Non current assets of discontinued operations	0.1	0.3

Total assets	$335.3	$382.8

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$22.7	$16.2
Accrued expenses	14.5	14.5
Accrued compensation	9.9	12.3
Billings in excess of costs and earnings on uncompleted contracts	10.9	7.9
Current portion of long-term debt	2.6	6.3
Other current liabilities	17.6	15.9
Current liabilities of discontinued operations	5.3	4.0

Total current liabilities	83.5	77.1
Long-term debt, net of current portion	72.9	76.4
Deferred tax liabilities	2.0	3.2
Other long-term liabilities	7.0	3.9
Non current liabilities of discontinued operations	2.7	2.2

Total liabilities	168.1	162.8
Commitments and contingencies (Notes 1, 5, 6, 7, 8 and 13)
Stockholders' equity:
Preferred Stock, 5,000,000 shares authorized, Series B Convertible Preferred Stock, $.001 par value; 10,000 shares outstanding at December 31, 2007 and September 28, 2008, (liquidation preference $5.0 million)	—	—
Common Stock, $.001 par value, 195,000,000 shares authorized; 78,998,922 shares and 105,130,415 shares issued and outstanding at December 31, 2007 and September 28, 2008, respectively	—	—
Additional paid-in capital	412.7	466.8
Accumulated deficit	(245.5)	(246.8)

Total stockholders' equity	167.2	220.0

Total liabilities and stockholders' equity	$335.3	$382.8

See accompanying notes to unaudited financial statements.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2007	September 28, 2008	September 30, 2007	September 28, 2008
Revenues	$47.5	$81.5	$144.3	$222.0
Cost of revenues	39.3	63.6	121.3	178.6

Gross profit	8.2	17.9	23.0	43.4
Selling, general and administrative expenses	8.9	14.6	28.8	37.7
Research and development	—	1.0	—	1.0
Impairment of assets and adjustments to the liability for unused office space	1.2	0.3	1.2	(0.3)
Recovery of unauthorized issuance of stock options and stock option investigation and related fees	6.5	(1.0)	13.0	(1.6)

Operating income (loss)	(8.4)	3.0	(20.0)	6.6
Other income (expense):
Interest income (expense), net	0.1	(2.7)	0.1	(7.5)
Other income (expense), net	—	(0.2)	0.7	0.8

Total other income (expense), net	0.1	(2.9)	0.8	(6.7)

Income (loss) from continuing operations before income taxes	(8.3)	0.1	(19.2)	(0.1)
Provision for income taxes	0.4	0.5	0.9	1.4

Loss from continuing operations	(8.7)	(0.4)	(20.1)	(1.5)
Income (loss) from discontinued operations	(4.7)	0.2	(9.2)	0.2

Net loss	$(13.4)	$(0.2)	$(29.3)	$(1.3)

Basic earnings (loss) per common share:
Loss from continuing operations	$(0.12)	$(0.00)	$(0.27)	$(0.02)
Income (loss) from discontinued operations	(0.06)	0.00	(0.13)	0.00
Net loss	$(0.18)	$(0.00)	$(0.40)	$(0.01)
Diluted earnings (loss) per common share:
Loss from continuing operations	$(0.12)	$(0.00)	$(0.27)	$(0.02)
Income (loss) from discontinued operations	(0.06)	0.00	(0.13)	0.00
Net loss	$(0.18)	$(0.00)	$(0.40)	$(0.01)
Weighted average common shares outstanding:
Basic	74.1	105.1	74.0	88.0
Diluted	74.1	105.1	74.0	88.0

See accompanying notes to unaudited financial statements.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Nine months ended
	September 30, 2007	September 28, 2008
Operating activities:
Net loss	$(29.3)	$(1.3)
Income (loss) from discontinued operations	9.2	(0.2)

Loss from continuing operations	(20.1)	(1.5)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) continuing operations:
Depreciation and amortization	3.6	5.5
Provision for doubtful accounts	—	0.4
Asset impairment	0.2	0.2
Write-off and disposal of fixed assets	0.4	—
Mark to market on swaps	—	0.4
Deferred income taxes	7.0	0.6
Change in accrual for unused office space	—	(0.6)
Stock-based compensation	0.4	0.8
Changes in assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	11.8	(0.5)
Prepaid expenses	(0.6)	2.9
Other assets	(6.3)	4.4
Accounts payable	0.1	(9.1)
Accrued expenses	0.6	(0.6)
Accrued compensation	0.9	(1.1)
Billings in excess of costs and earnings on uncompleted contracts	(0.2)	(3.8)
Other liabilities	7.1	(3.4)

Net cash provided by (used in) continuing operations	4.9	(5.4)

Investing activities:
Cash paid in acquisitions, net	(6.2)	(2.1)
Decrease (increase) in restricted cash	1.0	(1.5)
Proceeds from the disposition of discontinued operations	57.7	0.3
Capital expenditures	(1.1)	(0.7)
Proceeds from the sale of investments	—	0.3

Net cash provided by (used in) investing activities from continuing operations	51.4	(3.7)

Financing activities:
Borrowings under line of credit	8.0	6.0
Repayment under line of credit and term notes	(58.0)	(2.0)
Decrease in capital lease obligations	(0.4)	(0.2)

Net cash provided by (used in) financing activities from continuing operations	(50.4)	3.8

Net cash flows of continuing operations	5.9	(5.3)
Cash flows of discontinued operations
Operating cash flows	(3.6)	(0.8)
Investing cash flows	(1.5)	—

Net cash flows of discontinued operations	(5.1)	(0.8)

Net increase (decrease) in cash and cash equivalents	0.8	(6.1)
Cash and cash equivalents at beginning of period	5.4	8.6

Cash and cash equivalents at end of period	$6.2	$2.5

See accompanying notes to unaudited financial statements.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Organization and Summary of Significant Accounting Policies

  Description of Business

        Kratos Defense & Security Solutions, Inc. ("Kratos" or "the Company") was initially incorporated under the name of Wireless Facilities, Inc. in the state of New York on December 19, 1994, commenced operations in March 1995, and was reincorporated in Delaware in 1998. Under its former name of Wireless Facilities, the Company historically conducted business in three segments: Wireless Network Services, Government Network Services and Enterprise Network Services. The Company was an independent, global provider of outsourced communications and security systems engineering and integration services for the wireless communications industry through its Wireless Network Services division ("WNS"), the U.S. government through its Government Network Services division ("GNS"), and enterprise customers through its Enterprise Network Services division ("ENS").

        In 2006 and 2007, the Company undertook a transformation strategy that culminated in the divestiture in 2007 of its wireless-related businesses, and since then the Company has aggressively pursued business with the federal government, primarily the U.S. Department of Defense, through strategic acquisition. See Note 7, Acquisitions. The Company's divestiture of its European wireless engineering services business was completed in March 2007. In addition, the Company's divestiture of its domestic wireless engineering services business was completed in June 2007 and the divestiture of its wireless deployment services business was completed in July 2007. Accordingly, the accompanying financial statements reflect the divestiture of the domestic wireless engineering services and wireless network deployment business and the results of their operations through the date of divestiture as discontinued operations in the accompanying statements of operations.

        As a result of the divestiture of the Company's wireless related assets and businesses in 2007, the Company changed its name from Wireless Facilities, Inc. to Kratos Defense & Security Solutions, Inc. on September 12, 2007. The name was changed to reflect the Company's revised focus as a defense contractor and security systems integrator for the federal government and for state and local agencies and reflects the Company's business going forward. Additionally, the former operating segments have been renamed as the Kratos Government Solutions ("KGS") segment, which includes all former government-related business formerly included in the GNS segment, and the Public Safety & Security ("PSS") segment, which includes all enterprise, commercial and other civilian business formerly included in the ENS segment. All financial statements prior to September 12, 2007 were issued under the Company's previous name, Wireless Facilities, Inc.

  Basis of Presentation

        The information as of September 28, 2008, and for the three and nine months ended September 28, 2008 and September 30, 2007 is unaudited. The consolidated balance sheet as of December 31, 2007 was derived from the Company's audited consolidated financial statements at that date. In the opinion of management, these unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the interim periods presented. The results have been prepared in accordance with the instructions to Form 10-Q and do not necessarily include all information and footnotes necessary for presentation in accordance with accounting principles generally accepted in the United States of America. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and the

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

related notes included in the Company's audited annual consolidated financial statements for the year ended December 31, 2007, filed on Form 10-K on March 27, 2008 with the United States Securities and Exchange Commission ("SEC"). Interim operating results are not necessarily indicative of operating results expected in subsequent periods or for the year as a whole.

  Principles of Consolidation

        The consolidated financial statements include the accounts of Kratos and its wholly-owned subsidiaries for which all inter-company transactions have been eliminated in consolidation. Kratos and its subsidiaries are collectively referred to herein as the "Company."

        Investments in unconsolidated affiliates are accounted for using the cost method as the Company owns less than 20% and the Company has no significant influence over the affiliates.

  Fiscal Calendar

        In 2008, the Company changed its fiscal year end to the last Sunday of the year with interim fiscal periods ending on the last Sunday of the last calendar month of each quarter. For fiscal year 2007, the Company's year end was December 31 with fiscal periods ending on the last calendar day of the last month of each quarter.

  Revenue Recognition

        The Company provides services to customers under three primary types of contracts: fixed-price; time and materials; and cost reimbursable plus fixed fee. The Company realizes a portion of its revenue from long-term contracts and accounts for these contracts under the provisions of Statement of Position (SOP) 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Revenue on fixed-price contracts is recognized using the percentage-of-completion method of accounting based on the ratio of total costs incurred to date compared to estimated total costs to complete the contract. Estimates of costs to complete include materials, direct labor, overhead, and allowable general and administrative expenses (for government contracts). While the Company generally does not incur a material amount of set-up fees for its projects, such costs, if any, are excluded from the estimated total costs to complete the contract and are expensed as incurred. Cost estimates are reviewed monthly on an individual contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. The full amount of an estimated loss associated with a contract is accrued and charged to operations in the period it is determined that it is probable a loss will be realized from the performance of the contract.

        Significant management judgments and estimates, including the estimated costs to complete projects, which determine the project's percentage of completion and profit margin must be made and used in connection with the revenue recognized in any accounting period. In the future, the Company may realize actual results that differ from current estimates and the differences could be material. Accordingly, the revenue the Company recognizes in a given financial reporting period depends on (1) the costs the Company has incurred for individual projects, (2) the Company's then current estimate of the total remaining costs to complete the individual projects and (3) current estimated

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

contract value associated with the projects. If, in any period, the Company significantly increases or decreases the estimate of the total costs to complete a project, and/or reduces or increases the associated contract value, revenue for that period would be impacted. To the extent that the Company's estimates fluctuate over time or differ from actual results, gross margins in subsequent periods may vary significantly from previous estimates. Material differences may result in the amount and timing of the Company's revenue for any period if management made different judgments or utilized different estimates. In the event the Company is unable to provide reliable cost estimates on a given project, the Company records revenue using the completed contract method. There are no contracts for which the Company utilized the completed contract method for the periods ended September 30, 2007 and September 28, 2008.

        Under the terms of substantially all of the Company's fixed price contracts, if a contract is terminated without proper cause by the customer, the customer creates unplanned/unreasonable time delays, or the customer modifies the contract tasks/scope, the Company has contractual rights to reimbursement in accordance with the terms and conditions regarding payment for work performed, but not yet billed (i.e., unbilled trade accounts receivable) at a gross profit margin that is consistent with the overall project margin. Furthermore, certain additional provisions compensate the Company for additional or excess costs incurred, whereby any scope reductions or other modifications are subject to reimbursement of costs incurred to date with a reasonable profit margin based on the contract value and completed work at that time. The inherent aforementioned risks are reflected in the Company's ongoing periodic assessment of the "total contract value" and the associated revenue recognized. Total net unbilled accounts receivable at December 31, 2007 and September 28, 2008 were $34.2 million and $42.9 million, respectively. The Company periodically performs work under authorizations to proceed or work orders from its customers for which a formal purchase order may not be received until after the work has commenced. As of December 31, 2007 and September 28, 2008, approximately $0.4 million and $0.6 million, respectively, of the Company's unbilled accounts receivable balance were under an authorization to proceed or work order from its customers where a formal purchase order had not yet been received.

        Revenue from certain time and materials and fixed-price contracts are recognized when realized or realizable and earned, in accordance with Staff Accounting Bulletin (SAB) 104 (recognized when services are rendered at contracted labor rates, when materials are delivered and when other direct costs are incurred). Additionally, based on management's periodic assessment of the collectibility of its accounts receivable, credit worthiness and financial condition of customers, the Company determines if collection is reasonably assured prior to the recognition of revenue.

        Cost reimbursable contracts for the government provide for reimbursement of costs plus the payment of a fee. The Company records the fee as costs are incurred. Under time and materials contracts, the Company is reimbursed for labor hours at negotiated hourly billing rates and is reimbursed for travel and other direct expenses at actual costs plus applied general and administrative expenses. Under certain of the Company's contractual arrangements, the Company may also recognize revenue for out-of-pocket expenses in accordance with EITF 01-14 "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred." Depending on the contractual arrangement, these expenses may be reimbursed with or without a fee.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

        Under certain of its contracts, the Company provides supplier procurement services and materials for its customers. The Company records revenue on these arrangements on a gross or net basis in accordance with EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent," depending on the specific circumstances of the arrangement. The Company considers the following criteria, among others, for recording revenue on a gross or net basis:

  •
  whether the Company acts as a principal in the transaction;

  •
  whether the Company takes title to the products;

  •
  whether the Company assumes risks and rewards of ownership, such as risk of loss for collection, delivery or returns;

  •
  whether the Company serves as an agent or broker, with compensation on a commission or fee basis.

        The Company also recognizes revenue from the sale of hardware, hardware products which include software that is more than incidental, hardware and software maintenance agreements, and Application Service Provider (ASP) services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the sale price is fixed or determinable, and collection is reasonably assured.

  Inventory

        Inventories that are comprised primarily of supplies including parts and materials are stated at the lower of cost or market. The Company regularly reviews inventory quantities on hand, future purchase commitments with its suppliers, and the estimated utility of its inventory. If the Company review indicates a reduction in utility below carrying value, it reduces its inventory to a new cost basis. As of December 31, 2007 and September 28, 2008, the Company had $2.1 million and $2.9 million, respectively, of inventories which were reflected in other current assets on the Consolidated Balance Sheets.

  Use of Estimates

        The preparation of financial statements in conformity with Generally Accepted Accounting Principles in the United States (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include revenue recognition, allowance for doubtful accounts, valuation of long-lived assets including identifiable intangibles and goodwill, accounting for income taxes including the related valuation allowance on the deferred tax asset, accruals for partial self-insurance, contingencies and litigation and contingent acquisition consideration. In the future, the Company may realize actual results that differ from the current reported estimates and if the estimates that we have used change in the future, such changes could have a material impact on the Company's consolidated financial position, results of operations and cash flows.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 1. Organization and Summary of Significant Accounting Policies (Continued)

  Liquidity

        The Company currently carries a significant amount of debt and as such, its ability to execute on additional business opportunities may be limited due to its existing borrowing capacity. In addition, given the relatively highly leveraged liquidity position, any down-turn in its operating earnings could impair its ability to comply with the financial covenants of its existing credit facility. If the Company believed a covenant violation is more than likely to occur in the near future, it would seek relief from its lenders. This relief would have some cost to the Company and such relief might not be on terms as favorable as those in its existing Credit Agreement. If the Company were to actually default due to its failure to meet the financial covenants of its Credit Agreement and inability to obtain a waiver from the lenders, the Company's Credit Agreement could require the Company to immediately repay all amounts then outstanding under the Credit Agreement and/or require the Company to pay interest at default rates per the Credit Agreement. In the event the Company was required to repay the amount outstanding under the existing credit facility, it would need to obtain alternative sources of financing to continue its operating activities at existing levels. There can be no assurance that alternative financing would be available on acceptable terms or at all.

Note 2. Recent Accounting Pronouncements

  New Accounting Standards Adopted

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," (SFAS 157) which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. SFAS 157 defines fair value based upon an exit price model. Relative to SFAS 157, the FASB issued FASB Staff Positions (FSP) 157-1, 157-2, and proposed 157-c. FSP 157-1 amends SFAS 157 to exclude SFAS 13 and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. FSP 157-c clarifies the principles in SFAS 157 on the fair value measurement of liabilities. The Company adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities. Refer to Note 9 to the Consolidated Financial Statements for additional discussion on fair value measurements.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115," (SFAS 159) which is effective for fiscal years beginning after November 15, 2007. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option is elected would be reported in earnings. The

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2. Recent Accounting Pronouncements (Continued)

Company has adopted SFAS 159 as of January 1, 2008 and has elected not to measure any additional financial instruments or other items at fair value.

  Future Adoption of Accounting Standards

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" (SFAS 141(R)), which replaces SFAS No. 141, "Business Combinations." SFAS 141(R) retains the underlying concepts of SFAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but SFAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and any adjustments to an entity's deferred tax assets and uncertain tax positions that occur after the measurement period will be recorded as a component of income tax expense. SFAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008. Additionally, SFAS 141 (R) is effective for changes to valuation allowances or acquired uncertain tax positions occurring after the effective date of SFAS 141 (R), where the acquisition date occurs prior to the effective date for SFAS 141(R). Early adoption is not permitted. The Company is currently evaluating the effects, if any, that SFAS 141(R) may have on its financial statements; however, since the Company has significant acquired deferred tax assets for which full valuation allowances were recorded at the acquisition date, SFAS 141(R) could significantly affect the results of operations if changes in the valuation allowances occur subsequent to adoption. For additional discussion on deferred tax valuation allowances, refer to Note 10 to the Consolidated Financial Statements in our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2007.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51." This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with earlier adoption prohibited. This statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. It also amends certain of ARB No. 51's consolidation procedures for consistency with the requirements of SFAS 141(R). This statement also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. The Company is currently evaluating this new statement and anticipates that the statement will not have a significant impact on the Company's results of operations, financial condition or liquidity.

        In December 2007, the EITF issued Issue No. 07-1, "Accounting for Collaborative Arrangements." This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, and shall be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. This Issue requires that transactions with third parties (i.e., revenue generated and costs incurred by the partners) should be

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2. Recent Accounting Pronouncements (Continued)

reported in the appropriate line item in each company's financial statement pursuant to the guidance in EITF Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." This Issue also includes enhanced disclosure requirements regarding the nature and purpose of the arrangement, rights and obligations under the arrangement, accounting policy, amount and income statement classification of collaboration transactions between the parties. The Company is currently evaluating this new statement and anticipates that the statement will not have a significant impact on the Company's results of operations, financial condition or liquidity.

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133" (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity's derivative instruments and hedging activities and their effects on the entity's financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) as well as related hedged items, bifurcated derivatives, and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. The Company is currently evaluating the disclosure implications of this statement and anticipates that the statement will not have a significant impact on the Company's results of operations, financial condition or liquidity.

        In April 2008, the FASB issued FSP FAS No. 142-3, which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under FAS No. 142, "Goodwill and Other Intangible Assets." The FSP requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset, and is an attempt to improve consistency between the useful life of a recognized intangible asset under FAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under FAS No. 141, "Business Combinations." The FSP is effective for fiscal years beginning after December 15, 2008, and the guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. The FSP is not expected to have a significant impact on the Company's results of operations, financial condition or liquidity.

        In May 2008, the FASB issued Financial Accounting Standard (FAS) No. 162, "The Hierarchy of Generally Accepted Accounting Principles." The statement is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are prepared in conformance with generally accepted accounting principles. Unlike Statement on Auditing Standards (SAS) No. 69, "The Meaning of Present in Conformity With GAAP," FAS No. 162 is directed to the entity rather than the auditor. The statement is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with GAAP," and is not expected to have any impact on the Company's results of operations, financial condition or liquidity.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2. Recent Accounting Pronouncements (Continued)

        In June 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) Emerging Issues Task Force (EITF) No. 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities." Under the FSP, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company's results of operations, financial condition or liquidity.

Note 3. Stockholders' Equity

        The Company has the following three stock option plans under which shares were available for grant at September 28, 2008: the 1999 Equity Incentive Plan (the "1999 Plan"), the 2000 Non-Statutory Stock Option Plan (the "2000 Plan") and the 2005 Equity Incentive Plan (the "2005 Plan"). The Company uses a standard Restricted Stock Unit Agreement (the "RSU Agreement") to govern the issuance of restricted stock units ("RSU") to executive officers under the 2005 Plan.

        The following table summarizes the Company's Restricted Stock Unit activity:

	Restricted Stock Units	Weighted-Average Grant-Date Fair Value
	(Shares in Thousands)
Nonvested balance, December 31, 2007	2,156	$2.28
Granted	810	2.05
Vested	(82)	1.96
Nonvested balance, September 28, 2008	2,884	$2.21

        The following table shows the amounts recognized in the financial statements for the three and nine months ended September 30, 2007 and September 28, 2008 for share-based compensation expense related to employees (in millions, except per share data). The share-based compensation expense for the three and nine months ended September 30, 2007 and September 28, 2008 primarily relates to the grant of restricted stock units. In addition, for the three and nine months ended September 30, 2007

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 3. Stockholders' Equity (Continued)

and September 28, 2008, there was no incremental tax benefit from stock options exercised in the period.

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2007	September 28, 2008	September 30, 2007	September 28, 2008
Cost of revenues	$—	$—	$—	$—
Selling, general and administrative	0.1	0.4	0.4	0.8
Total cost of employee share-based compensation included in income (loss) from continuing operations, before income tax	0.1	0.4	0.4	0.8
Amount of income tax recognized in earnings	—	—	—	—
Amount charged against income from continuing operations	0.1	0.4	0.4	0.8
Amount charged against income (loss) from discontinued operations	0.3	—	0.7	—
Total charged against income	$0.4	$0.4	$1.1	$0.8
Total impact on net income (loss) per common share:
Basic	$(0.01)	$—	$(0.01)	$(0.01)
Diluted	$(0.01)	$—	$(0.01)	$(0.01)

        A summary of the changes in Stockholders' Equity for the periods ended September 30, 2007 and September 28, 2008 is provided below (in millions):

	Nine Months Ended September 30, 2007	Nine Months Ended September 28, 2008
Stockholders' equity, beginning of period	$187.1	$167.2
Stock based compensation and Employee Stock Purchase Plan	1.1	0.8
Working capital adjustment for acquisition	—	2.2
Cumulative effect adjustment upon adoption of FIN No. 48	(0.1)	—
Additional paid-in-capital for acquisition	—	51.1
Net loss	(29.3)	(1.3)
Stockholders' equity, end of period	$158.8	$220.0

        The Company has two classes of stock outstanding, Series B Convertible Preferred Stock and common stock. There was no issuance, redemption or conversion of the Series B Convertible Preferred Stock in the most recent fiscal year ended December 31, 2007 or for the period ended September 28,

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 3. Stockholders' Equity (Continued)

2008. Common stock issued by the Company for the most recent fiscal year ended December 31, 2007 and through the period ended September 28, 2008 was as follows (in millions):

	Year ended December 31, 2007	Nine Months Ended September 28, 2008
Shares outstanding at the beginning of the period	73.9	79.0
Common stock issued for acquisitions	4.6	26.1
Stock based compensation	0.4	—
Stock options exercised	0.1	—
Shares outstanding at the end of the period	79.0	105.1

        The Company has an Employee Stock Purchase Plan ("ESPP") which was approved in 1999 and subsequently suspended effective January 1, 2006. The Company reactivated the ESPP on April 1, 2008.

Note 4. Net Income (Loss) Per Common Share

        The Company calculates net income (loss) per share in accordance with SFAS No. 128, "Earnings Per Share". Under SFAS No. 128, basic net income (loss) per common share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the reporting period. Diluted net income (loss) per common share reflects the effects of potentially dilutive securities (in millions).

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2007	September 28, 2008	September 30, 2007	September 28, 2008
Anti-dilutive weighted shares from restricted stock units and stock options excluded from calculation	7.7	7.7	11.5	8.6
Anti-dilutive weighted shares from preferred stock excluded from calculation	1.0	1.0	1.0	1.0
Anti-dilutive weighted shares of common stock contingently issuable	—	3.0	—	3.0
Anti-dilutive weighted shares of common stock from convertible debt	—	1.1	—	0.4

Note 5. Income Taxes

        The Company adopted the provisions of Financial Accounting Standards Board Interpretations ("FIN 48") on January 1, 2007. The total liability for unrecognized tax benefits as of the date of adoption was $4.7 million. Additionally, the Company has a tax refund claim of $2.4 million for which it has not recorded any benefit under FIN 48 or prior standards. As a result of the implementation of FIN 48, the Company recognized a $0.7 million increase in the liability for unrecognized tax benefits, with $0.2 million net decrease in valuation allowance, $0.1 million charged to retained earnings, and $0.4 million recorded to goodwill. In addition, the Company reduced its gross deferred tax assets by $10.8 million for unrecognized tax benefits, which was offset by a reduction in its valuation allowance

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 5. Income Taxes (Continued)

by the same amount. As of December 31, 2007, the Company had $15.2 million of unrecognized tax benefits. During the first quarter of 2008, this amount was reduced by $1.2 million relating to the expiration of statutes of limitations resulting in unrecognized tax benefits at March 31, 2008 of $14.0 million. The reduction in unrecognized tax benefits was recorded as a tax benefit from discontinued operations for $1.1 million and a reduction to goodwill for $0.1 million. As of September 28, 2008, the Company had $13.7 million of unrecognized tax benefits. The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes.
        The Company believes that it is reasonably possible that as much as $3.2 million of the FIN 48 tax liabilities will expire within 12 months of September 28, 2008 due to the expiration of various applicable statutes of limitations and possible settlement of a pending income tax refund claim.

        The negative tax rate of 1,400% for the nine month period ended September 28, 2008 is a function of the relationship between certain minimum taxes that the Company is subject to regardless of its reported book income.

        The Company is subject to taxation in the U.S. and various state tax jurisdictions. The Company's tax years for 2000 and forward are subject to examination by the U.S. and state tax authorities due to the existence of net operating loss carryforwards. Generally, the Company's tax years for 2002 and forward are subject to examination by various foreign tax authorities.

        In assessing the realizability of deferred tax assets, management considers on a periodic basis, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. As such, management has determined that it is appropriate to maintain a full valuation allowance against its deferred tax assets, with the exception of an amount equal to its deferred tax liabilities which can be expected to reverse. Management will continue to evaluate the necessity to maintain a valuation allowance against its net deferred tax asset.

Note 6. Significant Transactions

        On December 28, 2006, the Board of Directors of the Company approved a plan to divest portions of the Company's business where critical mass had not been achieved. This plan involved the divestiture of the Company's EMEA (Europe, Middle East and Asia) operations and its remaining South American operations. The Company determined that these operations met the criteria to be classified as held for sale. Accordingly, these operations were reflected as discontinued in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" in the accompanying consolidated financial statements.

        The EMEA operations were sold to LCC International, Inc. (LCC) on March 9, 2007 for $4.0 million in cash, $3.3 million of which was received on that date. The Company also received approximately $1.8 million from its EMEA operations, prior and subsequent to the closing date as payment on outstanding intercompany debt. The sale of EMEA generated a gain on disposition of $3.3 million. The balance of the $0.7 million sales price was withheld as security for the satisfaction of certain indemnification obligations and was payable on March 31, 2008. In the fourth quarter of 2007, the Company recorded a reserve of $0.7 million on the remaining sales price holdback based on the Company's assessment of LCC's available liquidity and ability to pay following the Company's review of LCC's most recently filed financial statements, thereby reducing the net estimated gain on this

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 6. Significant Transactions (Continued)

transaction to $2.6 million. In May 2008, the Company and LCC reached an agreement related to the $0.7 million holdback amount, under which LCC agreed to pay the Company the outstanding balance in $100,000 increments each month commencing June 30, 2008. The Company did not receive the payments due on June 30, 2008 or any month thereafter through September 28, 2008. While the Company intends to vigorously pursue collection of the amounts, there is a substantial likelihood the Company will not receive payment of the amount due in light of LCC's apparent current available liquidity.

        On April 20, 2007, the Company entered into an Equity Purchase Agreement to sell all of the issued and outstanding equity of its interests of its wholly owned subsidiary WFI Brazil Techlogia en Telecomunicaciones LTDA, to Strategic Project Services, LLC (SPS). The consideration included the assumption of substantially all outstanding liabilities of WFI Brazil, nominal cash consideration, and additional earn-out consideration based on 25 percent of net receivables collected subsequent to the closing date. With respect to the additional earn-out consideration, the Company has not received and does not expect to receive any payments. The Company recorded an impairment charge of approximately $5.2 million as of December 31, 2006 to reduce the current carrying value of the Brazil operations to their estimated fair value based upon indications of interest at that time. In the second quarter of 2007, when this business was sold, a gain on disposition of $0.2 million was recorded primarily due to lower than expected selling costs.

        On May 29, 2007, the Company entered into an Asset Purchase Agreement with LCC pursuant to which the Company agreed to sell to LCC all of the assets used in the conduct of the operation of the Company's Wireless Network Services business segment that provided engineering services to the non-government wireless communications industry in the United States.

        The transaction was completed on June 4, 2007. The aggregate consideration paid by LCC in connection with the Acquisition was $46 million. LCC delivered a subordinated promissory note for the principal amount of $21.6 million (the "Subordinated Promissory Note"), paid $17 million at closing and paid final working capital adjustments of $2.4 million through an amendment to the Subordinated Promissory Note, and the Company retained an estimated $5.0 million in net working capital of the business.

        On July 5, 2007, the Company sold the $21.6 million subordinated promissory note taken in the sale of assets to LCC in exchange for approximately $19.6 million in net cash proceeds, reflecting a discount from par value of less than five percent and aggregate transaction fees of approximately $1 million. The note was acquired by a fund affiliated with Silver Point Capital, L.P. The Company collected $2.3 million in January 2008, net of a $0.1 million discount from Silver Point in accordance with the terms of the note agreement for the working capital portion of the note. The Company did not provide any guaranty for LCC's payment obligations for the note.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 6. Significant Transactions (Continued)

        On July 24, 2007, the Company completed the sale to an affiliate of Platinum Equity of its wireless deployment services portion of the Wireless Network Services segment and the Wireless Facilities trade and corporate names. The total consideration for the acquisition was $24 million including $18 million in cash at closing, subject to typical post-closing working capital adjustments, and an aggregate $6 million in a three-year earn-out arrangement. The Company provided certain transition services to Platinum Equity for a period of nine months pursuant to a Transition Services Agreement. Under an employee leasing arrangement with Platinum Equity, the Company serviced the payroll for the deployment business employees until October 1, 2007. On September 25, 2007, in accordance with the acquisition agreement, the Company provided its working capital calculation to Platinum Equity. On July 16, 2008, the Company came to an agreement with Platinum Equity on a working capital adjustment of $5.0 million. In connection with that resolution, the earn-out arrangement was terminated. The adjustment is to be paid in installments with the first amount of $2.5 million due on July 31, 2008 and payments of $0.5 million monthly thereafter until paid in full in December 2008. The Company did not make the scheduled $2.5 million payment due as of July 31, 2008. Payments of $1.0 million were made in August and September of 2008, respectively. As of September 28, 2008, the balance of $3.0 million plus accrued interest on the outstanding balance has been reflected in other current liabilities.

        The Company determined that the U.S. engineering and U.S. deployment operations met the criteria to be classified as held for sale in the first quarter of 2007. Accordingly, the Company reflected these operations as discontinued and assessed these assets for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company determined that the assets of the U.S. deployment operations were impaired and recorded an impairment charge of approximately $13.4 million. The fair value of the assets was determined by utilizing the sale price less estimated costs to sell the business. The Company subsequently recorded a gain in discontinued operations from the sale of the U.S. engineering operations of $14.8 million. Upon the divestiture of the deployment business, the Company recorded a loss from disposal of $1.9 million, reflecting the closing working capital adjustment and final closing balance sheet. In addition, the Company recorded a charge for an excess facility accrual of approximately $1.1 million related to certain facility leases of deployment field offices that were not assumed by Platinum.

        The determination that the U.S. engineering business and U.S. deployment operations met the criteria to be classified as held for sale in the first quarter of 2007 was also a triggering event under SFAS 142 Goodwill and Other Intangible Assets ("SFAS 142") that resulted in an accelerated review of the Company's goodwill and intangibles assets with indefinite lives. In accordance with SFAS 142, the Company allocated the goodwill for the WNS reporting unit based upon the fair value of the engineering business and the deployment business. The fair values used were based upon market information obtained as a result of the sale of the businesses. This resulted in an impairment charge of approximately $7.2 million related to goodwill for this reporting unit which was recorded in the first quarter of 2007.

        In addition, in accordance with EITF 87-24, Allocation of Interest to Discontinued Operations ("EITF 87-24"), interest expense incurred on the debt that was required to be repaid as a result of the sales of our wireless network services business was allocated to discontinued operations for the periods presented. During the quarter ended September 30, 2007 and September 28, 2008, interest expense

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 6. Significant Transactions (Continued)

allocated to discontinued operations was approximately $0.1 million and zero, respectively. For the nine months ended September 30, 2007 and September 28, 2008, interest expense allocated to discontinued operations was approximately $2.2 million and zero, respectively. For the nine months ended September 28, 2008, the primary activity related to discontinued operations was a reduction in tax contingencies net of a charge for impairment of assets and the adjustment related to the agreement of the working capital with Platinum Equity. The following table presents the results of discontinued operations (in millions):

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2007	September 28, 2008	September 30, 2007	September 28, 2008
Revenue	$6.1	$—	$85.7	$—
Net income (loss) before taxes	$(4.4)	$—	$(10.0)	$(0.9)
Provision (benefit) for income taxes	0.3	(0.2)	(0.8)	(1.1)
Net income (loss) after taxes	$(4.7)	$0.2	$(9.2)	$0.2

        The following is a summary of the assets and liabilities of discontinued operations as of December 31, 2007 and September 28, 2008 (in millions):

	December 31, 2007	September 28, 2008
Cash	$0.3	$0.1
Accounts receivable, net	0.8	—
Other current assets	0.5	0.6
Current assets of discontinued operations	$1.6	$0.7
Other non-current assets	$0.1	$0.3
Non-current assets of discontinued operations	$0.1	$0.3
Accounts payable	$—	$0.1
Accrued expenses	3.7	2.9
Income tax contingencies	1.2	0.6
Other current liabilities	0.4	0.4
Current liabilities of discontinued operations	$5.3	$4.0
Non-current income tax contingencies	$2.0	$1.7
Other non-current liabilities	0.7	0.5
Non-current liabilities of discontinued operations	$2.7	$2.2

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 7. Acquisitions

        The following tables summarize the changes in the carrying amounts of goodwill and other finite-life intangible assets for the nine months ended September 28, 2008 (in millions):

Government Network Services
Goodwill
Balance as of December 31, 2007	$194.5
Acquisition of SYS	40.1
Purchase accounting adjustments	2.7
Balance as of September 28, 2008	$237.3

	December 31, 2007			September 28, 2008
	Gross Value	Accumulated Amortization	Net Value	Gross Value	Accumulated Amortization	Net Value
Intangible Assets
Acquired finite-lived intangible assets
Customer relationships	$15.0	$(2.6)	$12.4	$16.3	$(2.7)	$13.6
Contracts and backlog	11.6	(4.2)	7.4	12.0	(5.9)	6.1
Non-compete agreements	1.4	(1.3)	0.1	3.5	(3.1)	0.4
Intellectual property	0.4	(0.4)	—	5.3	(0.4)	4.9
Total	$28.4	$(8.5)	$19.9	$37.1	$(12.1)	$25.0

        Consolidated amortization expense related to intangible assets subject to amortization was $0.7 million and $1.3 million for the quarters ended September 30, 2007 and September 28, 2008, respectively. Consolidated amortization expense related to intangible assets subject to amortization was $2.1 million and $3.6 million for the nine months ended September 30, 2007 and September 28, 2008, respectively.

        On June 28, 2008, the Company acquired San Diego-based SYS Technologies ("SYS"). SYS provides a range of Command, Control, Communications, Computers, Combat Systems, Intelligence, Surveillance, and Reconnaissance (C5ISR) and net-centric solutions to federal, state, local and other customers. The combination of SYS and Kratos creates a broad, complementary set of offerings, and positions the organization to deliver proven capabilities to a wider spectrum of customers in the areas of highly-specialized engineering and IT solutions and services, specifically in the areas of weapon systems life cycle support and extension, military range operations, missile and weapon system testing, and C5ISR. The amount of goodwill assigned in the preliminary allocation of purchase price is primarily attributable to the aforementioned advantages of this acquisition. Further, goodwill assigned to this transaction has not yet been allocated to the Company's reportable segments.

        The purchase price of $55.7 million includes direct transaction costs of $2.5 million and estimated restructuring costs to be paid by Kratos. The value of the purchase price related to the common stock issued was derived from the number of shares of Kratos common stock issued of 25.3 million, based on 20.1 million shares of SYS common stock outstanding and the exchange ratio of 1.2582 for each SYS share, at a price of $2.022 per share, the average closing price of Kratos shares of common stock for

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 7. Acquisitions (Continued)

the two days prior to, including, and two days subsequent to the public announcement of the merger on February 21, 2008. Since signing the definitive merger agreement in February 2008, senior management of Kratos and SYS has been developing a plan to restructure and/or exit certain business activities of SYS. The plan includes a comprehensive assessment of personnel, relocation of personnel, facility consolidation and exit strategies for certain lines of business. As of September 28, 2008, the plan tentatively estimates approximately $1.3 million of restructuring costs associated with personnel, and additional costs of $0.4 million for facilities consolidation. Personnel, facilities consolidation and exit costs are still being developed therefore, the estimated restructuring liabilities are subject to change as plans become finalized. The Company expects to finalize the restructuring plan as soon as possible, but no later than June 28, 2009.

        The Consolidated Statement of Operations for the three and nine month periods ended September 28, 2008 includes the results of SYS's operations from the date of acquisition.

        The following summarizes the preliminary allocation of the purchase price, including transaction costs of $2.5 million, to the fair value of the assets acquired and liabilities assumed at the date of acquisition (in millions):

Accounts receivable, net	$14.0
Total current assets, net of accounts receivable	6.0
Property, plant, and equipment	1.6
Intangible assets	8.7
Goodwill	40.1
Other assets	0.2
Total assets	70.6
Current liabilities	(13.6)
Other liabilities	(1.3)
Net assets acquired	$55.7

        The goodwill recorded in this transaction is not tax deductible.

        On December 31, 2007, the Company acquired Indianapolis, Indiana headquartered Haverstick Consulting, Inc. ("Haverstick") as part of the Kratos Government Solutions segment. Haverstick provides rocket and missile test and evaluation, weapons systems support, and professional services to the U.S. Army, U.S. Air Force, U.S. Navy, NASA, and other federal, state and local agencies. Through the Haverstick acquisition, the Company expanded its customer footprint within the Department of Defense (DoD), and enhanced its presence with the U.S. Air Force, a key growth area for Kratos. The aforementioned factors are the primary reason for the acquisition and the amount subsequently assigned to goodwill.

        The total purchase price of $90.2 million includes transaction costs incurred by the Company of $0.5 million. The purchase price paid to Haverstick was $89.7 million comprised of $70.3 million in cash and the issuance of 7.48 million shares of the Company's common stock valued at $2.60 per share, or an aggregate stock consideration of $19.4 million. The value of the shares issued was determined by averaging the market price of the stock two days before and two days after the announcement of the

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 7. Acquisitions (Continued)

acquisition, which occurred on November 5, 2007. The Company paid $81.1 million, $66.7 million of which was cash paid at closing, $2.4 million was paid shortly thereafter, and $12.0 million in common stock. The Company held back $8.6 million (the Holdback Consideration) to secure any negative working capital adjustments required by the merger agreement and the Company's indemnity rights. The Holdback Consideration is comprised of both cash and Kratos stock in the amounts of $1.2 million and $7.4 million, respectively, and accrues interest at a rate of LIBOR plus 4% until paid. The indemnity rights component of the Holdback Consideration will be released in 50% increments on the 12th month and 21st month of the anniversary date of the acquisition. In addition to the indemnity holdback, the agreement also called for a post closing working capital adjustment. In February 2008, the Company and Haverstick agreed on the working capital calculation called for in the agreement. The calculation resulted in a working capital adjustment due to Haverstick in an amount of $1.5 million. The working capital adjustment was paid with 697,315 shares of Company stock on June 30, 2008, valued at $1.3 million and cash of $0.2 million in April 2008. To fund the acquisition, the Company secured a new credit facility of $85.0 million arranged by KeyBanc Capital Markets. The credit facility, which includes a $25.0 million line of credit and $60.0 million in term notes, replaced the Company's previous credit facility which had an outstanding principal balance of $6.0 million on the date of closing.

        Until the date on which the shares of stock became salable, interest accrued on the value of the closing stock at a floating rate of one-month LIBOR plus four percent (4%) per annum. The shares became saleable on June 30, 2008 and 167,692 additional shares were issued in satisfaction of the accrued interest.

        The following table summarizes supplemental statement of operations information on an unaudited pro forma basis as if the acquisitions of Haverstick and SYS had occurred on January 1, 2007 and includes adjustments that were directly attributable to the transactions or were not expected to have a continuing impact on the Company, with the exception of approximately $3.2 million of acquisition costs of SYS included in the supplemental statement of operations for the nine months ended September 28, 2008. The pro forma results are for illustrative purposes only for the applicable period and do not purport to be indicative of the actual results which would have occurred had the transaction been completed as of the beginning of the period, nor are they indicative of results of operations which may occur in the future (all unaudited amounts, all, except per share amounts are in millions):

	For the Three Months Ended September 30, 2007	For the Nine Months Ended
		September 30, 2007	September 28, 2008
Pro forma revenues	$92.0	$278.2	$258.5
Pro forma net loss	$(12.2)	$(28.9)	$(1.9)
Basic pro forma net loss per share	$(0.12)	$(0.28)	$(0.02)
Diluted pro forma net loss per share	$(0.12)	$(0.28)	$(0.02)

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 7. Acquisitions (Continued)

Contingent Acquisition Consideration

        In connection with certain business acquisitions, the Company may agree to make additional future payments to sellers contingent upon achievement of specific performance-based milestones by the acquired entities. Pursuant to the provisions of SFAS No. 141, such amounts are accrued, and therefore, recorded by the Company when the contingency is resolved beyond a reasonable doubt and the additional consideration becomes payable. The other current liabilities on the accompanying Consolidated Balance Sheet as of September 28, 2008 include $2.4 million for Madison Research Corporation ("MRC") and $0.6 million for Haverstick. Included in other long-term liabilities is $0.6 million for Haverstick with the contingent common stock consideration of $8.2 million reflected as additional paid in capital for contingent consideration in the accompanying Consolidated Financial Statements.

        The MRC holdback of approximately $2.4 million was originally due in April 2008 and this date has been extended to provide additional time to resolve outstanding indemnification obligations. The Company expects to make this payment in the fourth quarter of 2008 or early 2009. The remaining amounts for Haverstick of $1.2 million in cash and $8.2 million in common stock are due in equal payments in December 2008 and September 2009. The holdback arrangements accrue interest in accordance with the terms of the purchase agreements.

        A summary of the contingent acquisition consideration as of December 31, 2007 and September 28, 2008 is summarized in the following table (in millions):

	Haverstick	MRC	Total
Balance as of December 31, 2007	$8.6	$2.3	$10.9
Post acquisition adjustments and interest accruals	0.8	0.1	0.9
Balance as of September 28, 2008	$9.4	$2.4	$11.8

Note 8. Notes Payable and Other Financing Arrangements

  Credit Agreement

        On December 31, 2007, the Company entered into a credit facility of $85.0 million with KeyBank National Association which replaced the October 2, 2006 credit agreement with KeyBank. This credit facility provides for two term loans consisting of a first lien term note of $50.0 million and a second lien term note of $10.0 million, as well as a first lien $25 million revolving line of credit. The $10.0 million term loan has a five and one half year term with principal payments of $25,000 required quarterly beginning on March 31, 2008 through March 31, 2013 with the final balance of $9.5 million due on June 30, 2013. The $50.0 million term loan has a five year term with principal payments of $0.6 million required quarterly beginning on March 31, 2008 , $1.3 million in 2009, $2.5 million in 2110, and $4.1 million in 2011 and 2012. The term loans have a provision which states that once the full amount of the note has been borrowed, the notes cannot be paid down and reborrowed again. The revolving line of credit has a four year term which expires on December 31, 2011 and contains provisions typical in such arrangements. All loans under the new credit facility have an interest rate equal to a base rate defined as a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.5% and (b) the rate of interest in effect for such day as publicly announced from

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 8. Notes Payable and Other Financing Arrangements (Continued)

time to time by KeyBank as its "prime rate" plus a margin for the term loans of 6.5% to 7.5% and a margin of 1.0% to 3.25% on the revolving line of credit. The applicable margin at date of borrowing is determined by the ratio of the Company's aggregate debt to its EBITDA for the previous four fiscal quarters. The Company used the credit facility to fund the acquisition of Haverstick and to retire the outstanding debt from the October 2006 agreement.

        The credit agreements contain covenants which impose certain restrictions on the Company's ability to, among other things, incur additional debt, pay dividends, make investments or sell assets. Additionally, certain non-recurring cash inflows such as proceeds from asset sales, insurance recoveries, and equity offerings may have to be used to pay down indebtedness and may not be reborrowed. In addition, the credit agreements contain certain financial covenants which are defined by the terms of the agreements. These financial covenants include a maximum first lien leverage ratio, a maximum total leverage ratio, a minimum liquidity ratio, a minimum fixed charge coverage ratio, and a minimum consolidated EBITDA at various dates for the $50.0 million term loan and the $25.0 million revolver as outlined in the following table.

Date	Maximum First Lien Leverage Ratio	Maximum Total Leverage Ratio	Minimum Liquidity Ratio	Minimum Fixed Charge Coverage Ratio	Minimum Consolidated EBITDA (in millions)
December 31, 2007 - 2008	3.22 to 4.76:1.00	3.76 to 5.68:1.00	1.56 to 1.33:1.00	1.05 to 0.50:1.00	$16.1 to $19.4
2009	2.97 to 2.33:1.00	2.78 to 3.50:1.00	1.60 to 1.58:1.00	1.11 to 1.02:1.00	$19.8 to $21.5
2010	1.75 to 2.00:1.00	2.25 to 2.50:1.00	1.54 to 1.49:1.00	1.10 to 1.06:1.00	$21.5 to $23.4
2011	1.75:1.00	2.25:1.00	1.55 to 1.53:1.00	1.10:1.00	$24.4 to $26.5
2012	1.75:1.00	2.25:1.00	1.42 to 1.54:1.00	1.10:1.00	$26.7 to $27.6

        The $10.0 million subordinated term loan also provides for similar financial covenants.

        As of September 28, 2008, the Company's outstanding balance on the facility was $79.5 million and the weighted average interest rate on the debt borrowed during the quarter and nine months ended September 28, 2008 was 11.54% and 11.67% respectively. As of September 28, 2008, the unused line of credit under the revolving line of credit was $2.0 million. The only restriction on the use of these funds is that the Company must be in compliance with covenants of the credit facility. The Company was in compliance with all covenants under the credit facility as of September 28, 2008.

        In March 2008, the Company entered into a tentative agreement to settle its 2004 and 2007 securities class action litigation actions and, as a result, the Company recorded a $4.9 million charge in the quarter ended December 31, 2007 to accrue its share of the settlement amounts and an estimate for a contingent liability associated with legal proceedings related to the derivative actions, net of the amounts to be covered by the Company's insurance carriers. As a consequence of recording this legal settlement, the Company did not meet certain of the financial covenants in accordance with the credit facility. Accordingly, on March 27, 2008, the Company obtained an amendment and waiver from its lenders to waive the impact of the legal settlement amounts on its financial covenants as of December 31, 2007 and the affected future periods. The amendment also amended the credit facility to provide for an increase in the LIBOR floor rate to 4.25% and to require that the Company set aside in a restricted account approximately 50% of the proceeds of the recovery from the theft of stock options

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 8. Notes Payable and Other Financing Arrangements (Continued)

by its former stock option administrator, or approximately $1.7 million, to fund these settlement amounts. In April 2008, $1.7 million was transferred to a restricted cash account and in July 2008, an additional $0.6 million was transferred for the amount received from the insurance carriers as settlement on the theft of stock options. In July 2008, the funding of the 2007 Securities Litigation Settlement included the use of $1.2 million of the cash from the restricted account. The lenders have also reserved the right to require the Company to utilize the entire amount of the $3.4 million in proceeds received from the theft of stock options to permanently pay down indebtedness. This right can be exercised no earlier than 60 days from March 27, 2008 and expires upon the Company's compliance with financial covenants under the credit facility for the four consecutive quarters commencing after January 1, 2008.

        On June 26, 2008, the Company entered into a second amendment to its credit facility in order to complete the merger with SYS. The amendment specifically approves that certain unsecured subordinated convertible notes issued by SYS be treated as subordinated debt under the credit facility, provided that a Subordination Agreement is obtained from the note holders representing no less than 95% of the aggregate principal amount of all subordinated notes, which was obtained in July 2008. In addition, the amendment provides for an add-back for amounts representing actual transaction costs incurred by an acquired entity in the computation of Consolidated EBITDA, as defined in the credit agreement, in any acquisition in which 100% of the purchase price is paid in equity securities of the Company.

        On February 11, 2008, the Company entered into three derivative financial instruments with KeyBank to reduce the Company's exposure to its variable interest rates on its outstanding debt. These instruments initially hedged $70 million of its LIBOR-based floating rate debt with the amounts hedged decreasing over time. The derivatives mature on March 31, 2010 and March 31, 2011 and result in an average fixed rate of 3.16% for the term of the agreements. The Company designated these instruments as cash flow hedges. In March 2008, as a result of the amendment to the Company's credit facility, which included a LIBOR floor rate of 4.25%, the Company determined that these instruments were no longer highly effective as a hedge. As a result, a charge of $0.7 million from marking the derivative financial instruments to market has been reflected in other income (expense), net rather than in other comprehensive income on the Company's Consolidated Balance Sheet as of March 30, 2008. For the quarter ended June 29, 2008, the result of marking the derivatives to market was a $1.3 million gain reflected in other income (expense), net. For the quarter ended September 28, 2008, the result of marking the derivatives to market was a $0.2 million loss reflected in other income (expense). The net gain associated with the derivatives for the nine months ended September 28, 2008 was $0.4 million. Future gains and losses on these derivative instruments as well as the offsetting gain or loss on the hedged item attributable to the hedged risk will continue to be recognized in the Company's Statement of Operations. See Note 9.

        In July 2008, the Company paid $1.8 million related to the 2007 securities litigation settlement. This amount was partially funded with $1.2 million of the funds placed in the Company's restricted cash account with the remaining $0.6 million from the Company's operating cash accounts. The Company expects to pay an additional $2.0 million related to the settlement of the 2004 securities litigation in the fourth quarter of this year. Approximately $1.0 million was paid in October from the

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 8. Notes Payable and Other Financing Arrangements (Continued)

restricted cash account and the remaining $2.0 million will come from cash in the Company's operating accounts.

        As of September 30, 2008, the Company had outstanding convertible notes payable which were acquired as the result of the SYS acquisition totaling $3.1 million, of which $0.8 million was payable to related parties. The convertible notes payable are unsecured and subordinated to the Company's bank debt and bear interest at 10% per annum payable quarterly. Principal is due February 14, 2009 and the notes are convertible at any time into shares of common stock at a conversion rate of $2.86 per share. The balance of the outstanding notes is reflected in current portion of long-term debt in the accompanying consolidated balance sheets.

Note 9. Fair Value Measurement

        The Company adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities. Non-recurring nonfinancial assets and nonfinancial liabilities for which it has not applied the provisions of SFAS 157 include those measured at fair value in goodwill impairment testing, indefinite lived intangible assets measured at fair value for impairment testing, asset retirement obligations initially measured at fair value, and those initially measured at fair value in a business combination.

        SFAS 157 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company's own assumptions used to measure assets and liabilities at fair value. A financial asset or liability's classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

        The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of September 28, 2008 (in millions):

Fair Value Measurements at September 28, 2008 Using

	Total Carrying Value September 28, 2008	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Derivative assets	$0.4	$—	$0.4	$—

        The significant Level 2 observable inputs utilized to value the Company's derivative financial instruments are based upon calculations provided by an investment advisor and is validated with the use of a nationally recognized financial reporting service.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 10. Customer Information

        The following table presents the Company's key customers from continuing operations for the periods presented and the percentage of net sales made to such customers (in millions):

	For the Three Months Ended				For the Nine Months Ended
Key Customers	September 30, 2007		September 28, 2008		September 30, 2007		September 28, 2008
U.S. Navy	$9.3	19.6%	$28.5	35.0%	$27.4	19.0%	$74.6	33.6%
U.S. Army	$13.3	28.0%	$10.3	12.6%	$36.3	25.2%	$37.4	16.8%

        These key customers are all served by the Kratos Government Solutions segment. The top five customers accounted for approximately 64% and 63% of total revenue for the three and nine months ended September 30, 2007, respectively, and for approximately 58% and 62% of total revenue for the three and nine months ended September 28, 2008.

Note 11. Segment Information

        Prior to the divestiture of our wireless-related business, the Company had three operating segments: Wireless Network Services (WNS) segment, Enterprise Network Services (ENS) segment, and Government Network Services (GNS) segment. Following the divestiture of the WNS segment and corporate name change, the Company reorganized into two operating segments, Kratos Government Solutions (KGS) (formerly GNS) and Public Safety and Security (PSS) (formerly ENS). The financial statements in this Quarterly Report are presented in a manner consistent with the new operating structure.

        Certain income and charges are not allocated to segments in the Company's management reports because they are not considered in evaluating the segments' operating performance. Unallocated charges are related to corporate expenses previously allocated to the discontinued Wireless Network Services segment, share based compensation charges and related tax adjustments, expenses related to the stock option investigation, a benefit for the insurance proceeds received for the theft of stock options and a benefit related to a change in estimate for the Company's unused office space. These charges are included in corporate activities in the table below. Revenues and operating income

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 11. Segment Information (Continued)

generated by the Company's current reporting segments for the three and nine months ended September 30, 2007 and September 28, 2008 are as follows (in millions):

	Three months ended		Nine months ended
	September 30, 2007	September 28, 2008	September 30, 2007	September 28, 2008
Revenues:
Government Solutions	$34.8	$68.5	$107.4	$182.6
Public Safety & Security	12.7	13.0	36.9	39.4
Total revenues	$47.5	$81.5	$144.3	$222.0
Operating income (loss):
Government Solutions	$0.7	$2.7	$3.3	$5.3
Public Safety & Security	(1.3)	(0.1)	(5.0)	0.1
Corporate activities	(7.8)	0.4	(18.3)	1.2
Total operating income (loss)	$(8.4)	$3.0	$(20.0)	$6.6

        Segment assets as of December 31, 2007 were $292.4 million for the Government Solutions segment and $22.5 million for the Public Safety and Security Segment. Both segments in total will have increased assets due to the acquisition of SYS of approximately $55.7 million. As of September 28, 2008, the allocation of the SYS assets to the segments has not been determined due to a restructuring analysis which is in progress and will be completed in the first half of 2009. This analysis will result in assets being allocated to both the Government Solutions Segment and the Public Safety and Security Segment.

Note 12. Related Party Transactions

        In 2002, the Company issued 90,000 shares of Series B Convertible Preferred Stock in a private placement to entities affiliated with one of the directors of the Company (40,000 shares), to a brother of the previous Chairman and Chief Executive Officer of the Company (10,000 shares) and to an unrelated third-party investor (40,000 shares). As of September 28, 2008, a total of 10,000 shares of Series B Convertible Stock remain outstanding with a total liquidation preference of $5.0 million.

        The Company acquired unsecured subordinated notes payable as a result of the SYS acquisition and $0.8 million of the notes are held by employees of SYS who are now employees of the Company.

Note 13. Legal Matters

Contingencies

IPO Securities Litigation

        Beginning in June 2001, the Company and certain of its officers and directors were named as defendants in several parallel class action stockholder complaints filed in the United States District Court for the Southern District of New York, now consolidated under the caption, In re Wireless Facilities, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-4779. In the amended

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 13. Legal Matters (Continued)

complaint, the plaintiffs allege that the Company, certain of its officers and directors, and the underwriters of the Company's initial public offering ("IPO") violated section 11 of the Securities Act of 1933 and section 10(b) of the Securities Exchange Act of 1934 based on allegations that the Company's registration statement and prospectus failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints were filed in the same court against hundreds of other public companies ("Issuers") that conducted IPOs of their common stock in the late 1990s and 2000 (the "IPO Cases").

        In June 2004, the Issuers (including the Company) executed a settlement agreement with the plaintiffs that would, among other things, result in the dismissal with prejudice of all claims against the Issuers and their officers and directors and the assignment of certain potential Issuer claims to the plaintiffs. On February 15, 2005, the court issued a decision certifying a class action for settlement purposes and granting preliminary approval of the settlement subject to modification of certain bar orders contemplated by the settlement. On August 31, 2005, the court reaffirmed class certification and preliminary approval of the modified settlement in a comprehensive Order. On February 24, 2006, the court dismissed litigation filed against certain underwriters in connection with certain claims to be assigned under the settlement. On April 24, 2006, the court held a Final Fairness Hearing to determine whether to grant final approval of the settlement. On December 5, 2006, the Second Circuit Court of Appeals vacated the lower court's earlier decision certifying as class actions the six IPO Cases designated as "focus cases." Thereafter, the District Court ordered a stay of all proceedings in all of the IPO Cases pending the outcome of plaintiffs' petition to the Second Circuit for rehearing en banc and resolution of the class certification issue. On April 6, 2007, the Second Circuit denied plaintiffs' rehearing petition, but clarified that the plaintiffs may seek to certify a more limited class in the District Court. Accordingly, the settlement was terminated pursuant to stipulation and will not receive final approval.

        Plaintiffs filed amended complaints in the six focus cases in August 2007. The Company is not one of the focus case issuers. In September 2007, the Company's named officers and directors again extended the tolling agreement with plaintiffs. In September 2007, plaintiffs moved to certify the classes alleged in the focus cases and to appoint class representatives and class counsel in those cases. The focus case issuers filed motions to dismiss the claims against them in November 2007 and an opposition to plaintiffs' motion for class certification in December 2007. The Court denied the motions to dismiss on March 16, 2008. On October 2, 2008, the plaintiffs withdrew their class certification motion. Due to the inherent uncertainties of litigation, the ultimate outcome of this matter cannot be predicted. In accordance with FASB No. 5, "Accounting for Contingencies," the Company believes any contingent liability related to this claim is not probable or estimable and therefore no amounts have been accrued in regards to this matter.

2004 Securities Litigation

        In August 2004, following the Company's announcement on August 4, 2004 that it intended to restate its financial statements for the fiscal years ended December 31, 2000, 2001, 2002 and 2003, the Company and certain of its current and former officers and directors were named as defendants ("Defendants") in several securities class action lawsuits filed in the United States District Court for

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 13. Legal Matters (Continued)

the Southern District of California. These actions were filed on behalf of those who purchased, or otherwise acquired, the Company's common stock between April 26, 2000 and August 4, 2004. The lawsuits generally allege that, during that time period, Defendants made false and misleading statements to the investing public about the Company's business and financial results, causing its stock to trade at artificially inflated levels. Based on these allegations, the lawsuits allege that Defendants violated the Securities Exchange Act of 1934, and the plaintiffs seek unspecified damages. These actions have been consolidated into a single action—In re Wireless Facilities, Inc. Securities Litigation, Master File No. 04CV1589-JAH. Plaintiffs filed a First Amended Consolidated Class Action Complaint on April 1, 2005. Defendants filed their motion to dismiss this first amended complaint on April 14, 2005. The plaintiffs then requested leave to amend their first amended complaint. The plaintiffs filed their Second Amended Complaint on June 9, 2005, this time on behalf of those who purchased, or otherwise acquired, the Company's common stock between May 5, 2003 and August 4, 2004. Defendants filed their motion to dismiss this Second Amended Complaint on July 14, 2005. The motion to dismiss was taken under submission on October 20, 2005 and on March 8, 2006, the Court granted the Defendants' motion. However, plaintiffs were granted the right to amend their complaint within 45 days and subsequently filed their Third Amended Consolidated Class Action Complaint on April 24, 2006. Defendants filed a motion to dismiss this complaint on June 8, 2006. On May 7, 2007, the Court denied the Defendants' motion to dismiss. Defendants' filed their answer to the plaintiffs' complaint on July 13, 2007. In February 2008, following a voluntary mediation of the matter, the parties reached a tentative agreement to settle the class action. Under the tentative settlement, plaintiffs and the class will dismiss all claims, with prejudice, in exchange for a cash payment in the total amount of $12 million. The Company's directors' and officers' liability insurers will pay the settlement amount in accordance with the Company's insurance policies, less any applicable retention or co-insurance obligations that are expected to be paid directly by the Company. The Company estimates that the amount of its payment toward the settlement will be approximately $2.4 million. The Company has accrued approximately $2.4 million as of September 28, 2008 related to this matter and paid $1.0 million in October 2008 from its restricted cash account. The Company expects to fund the remaining $2.0 million towards the settlement in the fourth quarter of 2008 and expects to receive $0.6 million from the insurance carriers for this payment in the first half of 2009.

        In June 2008, the parties executed a Memorandum of Understanding documenting the essential terms of the proposed settlement and on August 8, 2008, the parties filed their joint motions for preliminary approval of the proposed settlement with the Court. The Company makes no assurances at this time that the Court will grant final approval of the proposed settlement terms or that the matter ultimately will be settled. Despite the pending settlement reached in this action, the Company believes that the allegations lack merit.

        In 2004, two derivative lawsuits were filed in the United States District Court for the Southern District of California against certain of the Company's current and former officers and directors: Pedicini v. Wireless Facilities, Inc., Case No. 04CV1663; and Roth v. Wireless Facilities, Inc., Case No. 04CV1810. These actions were consolidated into a single action in In re Wireless Facilities, Inc. Derivative Litigation, Lead Case No 04CV1663-JAH. These lawsuits contain factual allegations that are substantially similar to those made in the class action lawsuits, but the plaintiffs in these lawsuits assert claims for breach of fiduciary duty, gross mismanagement, abuse of control, waste of corporate assets, violation of Sarbanes Oxley Act section 304, unjust enrichment and insider trading. The plaintiffs in

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 13. Legal Matters (Continued)

these lawsuits seek unspecified damages and equitable and/or injunctive relief. The lead plaintiff filed a consolidated complaint on March 21, 2005. On May 3, 2005, the defendants filed motions to dismiss this action, to stay this action pending the resolution of the consolidated non-derivative securities case pending in the Southern District of California, and to dismiss the complaint against certain non-California resident defendants. Pursuant to a request by the Court, Defendants' motions were withdrawn without prejudice pending a decision on defendants' motion to dismiss the complaint against the non-California resident defendants. On March 20, 2007, the Court ruled that it lacked personal jurisdiction over five of the six non-California defendants and dismissed them from the federal derivative complaint. On March 27, 2007, plaintiffs filed an amended derivative complaint setting forth all of the same allegations from the original complaint and adding allegations regarding the Company's stock option granting practices. Basically, plaintiffs allege that the Company "backdated" or "springloaded" employee stock option grants so that the options were granted at less than fair market value. The amended complaint names all of the original defendants (including those dismissed for lack of jurisdiction) as well as nine new defendants. On July 2, 2007, the non-California resident defendants moved to dismiss the complaint for lack of personal jurisdiction. On October 17, 2007, the Court took the motion under submission without oral argument. On February 26, 2008, the Court again ruled that it lacked personal jurisdiction over five of the six non-California defendants and dismissed them from the amended federal derivative complaint. Plaintiffs subsequently moved the Court for certification and entry of final judgment of the Court's order dismissing the non-residents for lack of personal jurisdiction so that the plaintiffs may seek immediate appellate review of the matter. On July 10, 2008, the court granted plaintiffs' motion for certification, which was not opposed by defendants. On August 12, 2008, Plaintiffs filed a notice of appeal of the personal jurisdictional order. Plaintiff's opening brief on the matter is due on or before December 2, 2008, and Defendant's response is due January 2, 2009. A hearing date on the matter has not been set. The parties have conferred and discussed the Court's personal jurisdictional order and notice of appeal and have stipulated to a briefing schedule for any remaining motions to dismiss that the Company, along with the individual defendants subject to the court's jurisdiction, may bring in an effort to dismiss the complaint as to them. Pursuant to the parties' stipulation, such motions must be brought on or before December 5, 2008. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether or not the outcome of these proceedings will have a material adverse effect on the Company.

        In April 2007, another derivative complaint was filed in the United States District Court for the Southern District of California, Hameed v. Tayebi, Case No. 07-CV-0680 BTM(RBB) (the "Hameed Action"), against several of the Company's current and former officers and directors. The allegations in this derivative complaint mirrored the amended allegations in the 2004 federal derivative action. Pursuant to a Court order and agreement of the parties, the defendants' responses to the complaint in the Hameed Action were stayed until the Court ruled on the motion to dismiss for lack of personal jurisdiction in the 2004 derivative litigation. As noted above, on February 26, 2008, the Court ruled that it lacked personal jurisdiction over five of the non-California defendants named in the 2004 derivative action, including three that were also named in the Hameed Action. In August 2008, and before defendants had responded to the complaint, Plaintiff voluntarily dismissed the Hameed Action pursuant to Federal Rule of Civil Procedure 41(a). The Company believes that the allegations lacked merit and intended to vigorously defend all claims asserted.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 13. Legal Matters (Continued)

        In August and September 2004, two virtually identical derivative lawsuits were filed in California Superior Court for San Diego County against certain of the Company's current and former officers and directors. These actions contain factual allegations similar to those of the federal lawsuits, but the plaintiffs in these cases assert claims for violations of California's insider trading laws, breaches of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. The plaintiffs in these actions seek unspecified damages, equitable and/or injunctive relief and disgorgement of all profits, benefits and other compensation obtained by defendants. These lawsuits have been consolidated into one action—In re Wireless Facilities, Inc. Derivative Litigation, California Superior Court, San Diego County, Lead Case No. GIC 834253. The plaintiffs filed a Consolidated Shareholder Derivative Complaint on October 14, 2004. This action has been stayed pending a decision in federal court on a motion to dismiss the federal derivative lawsuits. In October 2008, the parties notified the Court of the status of the federal action and the court continued the stay for an additional six months. The Court also ordered the parties to file an updated status report in April 2009. The Company believes that the allegations lack merit and intends to vigorously defend all claims asserted. It is impossible at this time to assess whether or not the outcome of these proceedings will have a material adverse effect on the Company.

        The Company has recorded an accrual for a contingent liability associated with the legal proceedings related to the derivative actions of $0.7 million based on the Company's estimate of the potential amount it would have to pay in relation to these lawsuits.

2007 Securities Litigation

        In March and April 2007, there were three federal class actions filed in the United States District Court for the Southern District of California against the Company and several of its current and former officers and directors. These class action lawsuits followed the Company's March 12, 2007 public announcement that it was conducting a voluntary internal review of its stock option granting processes. These actions have been consolidated into a single action, In re Wireless Facilities, Inc. Securities Litigation II, Master File No. 07-CV-0482-BTM-NLS. The consolidated class action complaint was filed on November 19, 2007. In March 2008, following a voluntary mediation of the matter, the parties reached a tentative agreement to settle the class action. Under the settlement proposal, plaintiffs and the class will dismiss all claims, with prejudice, in exchange for a cash payment in the amount of $4.5 million. The Company's directors' and officers' liability insurers will pay the settlement amount, less any applicable retention or co-insurance obligations and contributions that are expected to be paid directly by the Company. In May 2008, the parties executed a Memorandum of Understanding documenting the essential terms of the proposed settlement and on August 8, 2008, the parties filed their joint motions for preliminary approval of the proposed settlement with the Court. In July 2008, the Company paid $1.8 million related to the settlement of this litigation. The final fairness hearing on the proposed settlement is set for December 3, 2008. The Company makes no assurances at this time that the Court will grant final approval of the proposed settlement terms or that the matter ultimately will be settled. Despite the pending settlement reached in this action, the Company believes that the allegations lack merit.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 13. Legal Matters (Continued)

Other Litigation and Government Investigations

        In January 2005, a former independent contractor of the Company filed a lawsuit in Brazil against the Company's subsidiary, WFI de Brazil, to which he had been assigned for a period of time. He sought to be designated an employee of WFI de Brazil and entitled to severance and related compensation pursuant to Brazilian labor law. The individual sought back wages, vacation pay, stock option compensation and related benefits in excess of $0.5 million. This matter was argued before the appropriate labor court in July 2005 and in July, 2006, the labor court awarded the individual the Brazilian currency equivalent of approximately $0.6 million for his back wages, vacation pay and certain other benefits. The Company filed an appeal in the matter on July 20, 2006 and is challenging the basis for the award on several theories. On August 22, 2007, the appeals court partially upheld the Company's appeal, although it upheld the individual's designation as an employee. The court is reviewing possible damage calculations before publishing a final decision. The Company's counsel is preparing a motion for clarification of the judgment due to omissions in the decision. The Company has accrued approximately $0.5 million as of September 28, 2008 related to this matter.

        On March 28, 2007, three plaintiffs, on behalf of a purported class of similarly situated employees and contractors, filed a lawsuit against the Company in the Superior Court of the State of California, Alameda County. The suit alleges various violations of the California Labor Code and seeks payments for allegedly unpaid straight time and overtime, meal period pay and associated penalties. The Company and the plaintiffs agreed to venue for the suit in San Diego County. Although the Company believes that the allegations lack merit, it has agreed with the plaintiffs to settle their claims for an aggregate amount in the range of $0.3 million to $0.5 million, to include individual and incentive awards, attorneys' fees and administrative costs, subject to court approval. The actual amount paid by the Company will depend upon the number of responses received from members of the purported class of plaintiffs. The Company has recorded an accrual for a contingent liability associated with this legal proceeding in the amount of $0.3 million.

        On May 3, 2007, Kratos announced that it had a filed a lawsuit against a former employee who previously served as its stock option administrator and left Kratos in mid-2004, and his spouse. The lawsuit sought to recover damages resulting from the theft by a former employee of Kratos stock options and common stock valued in excess of $6.3 million. The thefts, which appear to have taken place during 2002 and 2003, were discovered through the Kratos review of its past practices related to the granting and pricing of employee stock options with the assistance of its outside counsel and forensic computer consultants. The complaint also alleged that the former employee attempted to cover up the scheme by, among other things, deleting entries from the records of Kratos.

        Kratos promptly reported to the SEC the discovery of the theft. The SEC initiated an inquiry and commenced an enforcement action against the former employee. The U.S. Attorney's Office also forwarded a grand jury subpoena to Kratos seeking records related to the former employee and Kratos' historical option granting practices. The SEC filed a federal lawsuit and obtained a temporary restraining order and asset freeze against the former employee and his spouse. The U.S. Attorney's Office indicted him for the theft and he pled guilty to federal criminal charges and has been sentenced to 46 months in prison and currently is incarcerated. On April 1, 2008, the SEC notified Kratos that it had completed its investigation and that it did not intend to recommend any enforcement action by the SEC against the Company. Kratos has cooperated with, and continue to cooperate with the U.S.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 13. Legal Matters (Continued)

Attorney's Office on this matter and otherwise. The former employee and his wife entered into a settlement agreement with Kratos on October 5, 2007, turning over substantially all of their assets to Kratos in settlement of the damages incurred in the theft. On February 15, 2008, the SEC approved the settlement. On February 19, 2008, the court entered a final judgment approving the settlement. Kratos has obtained the assets, which aggregate approximately $3.4 million, and is in the process of liquidating the remaining assets which approximate $0.1 million in value. In June 2008, the Company's insurance carrier agreed to reimburse the Company for $0.6 million related to the theft of stock options. In September 2008, the Company's directors' and officers' liability insurers agreed to reimburse the Company for $1 million related to fees previously incurred on the ongoing investigation by the U.S. Attorney's Office. As a result, a benefit for this amount has been recorded in the recovery of unauthorized issuance of stock options and stock option investigation and related fees line item for the three and nine month periods ended September 28, 2008 in the accompanying Consolidated Statements of Operations.

        In addition to the foregoing matters, from time to time, the Company may become involved in various claims, lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company's business. The Company is currently not aware of any such legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse affect on our business, financial condition, operating results or cash flows.

 HAVERSTICK CONSULTING, INC.

FINANCIAL STATEMENTS

        On December 31, 2007, Kratos acquired Haverstick Consulting, Inc. ("Haverstick"). The following Consolidated Financial Statements of Haverstick and the accompanying Notes are provided pursuant to Rule 3-05 of Regulation S-X in order to provide you with information regarding Haverstick's operations on a stand-alone basis and provide context for the pro-forma combined financial statements provided this proxy statement/prospectus at page    .

FII-1

 REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Kratos Defense & Security Solutions, Inc.

        We have audited the accompanying consolidated balance sheet of Haverstick Consulting, Inc. (an Indiana Corporation) and subsidiaries (the "Company") as of December 31, 2007 (prior to the acquisition by Kratos Government Solutions, Inc.), and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Haverstick Consulting, Inc. and subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Irvine, California
March 24, 2008

FII-2

HAVERSTICK CONSULTING, INC.

CONSOLIDATED BALANCE SHEET

December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$3,558,453
Accounts and other receivables (net)	23,727,499
Prepaid expenses	4,498,502
Deferred income tax	2,651
Inventory (net)	647,991

Total current assets	32,435,096
Property and equipment (net)	2,340,884
Goodwill	50,930,209
Other non-current assets	2,368,972

Total assets	$88,075,161

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$17,499,205
Term loan	21,000,000
Current portion of long-term liabilities	99,285
Accounts payable and accrued expenses	13,467,422
Deferred revenue	6,510,922

Total current liabilities	58,576,834
Deferred income tax	2,651
Long-term liabilities	2,913,864
Other non-current liability	226,536

Total liabilities	61,719,885

Commitments and contingencies
Stockholders' equity:
Common stock, no par value	59,109,059
Accumulated deficit	(32,753,783)

Total stockholders' equity	26,355,276

Total liabilities and stockholders' equity	$88,075,161

See accompanying notes to consolidated financial statements.

FII-3

HAVERSTICK CONSULTING, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

For Year Ended December 31, 2007

Revenue	$94,173,808
Direct costs	73,392,028

Gross margin	20,781,780
Costs and expenses	16,977,178

Operating income before interest and taxes	3,804,602
Other income (expense):
Amortization of remaining loan discount on loan payoff	(6,291,127)
Amortization of remaining deferred financing costs on loan payoff	(2,444,046)
Interest expense	(6,295,895)
Interest income	82,548

Loss before income taxes	(11,143,918)
Income taxes	459,899

Net loss and comprehensive loss	$(11,603,817)

See accompanying notes to consolidated financial statements.

FII-4

HAVERSTICK CONSULTING, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For Year Ended December 31, 2007

	Common Stock
			Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
Balance, January 1, 2007	31,194,243	$33,249,080	$(21,149,966)	$12,099,114
Termination of put options		25,859,979	—	25,859,979
Net loss and comprehensive loss	—	—	(11,603,817)	(11,603,817)

Balance, December 31, 2007	31,194,243	$59,109,059	$(32,753,783)	$26,355,276

See accompanying notes to consolidated financial statements.

FII-5

HAVERSTICK CONSULTING, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

For Year Ended December 31, 2007

Cash flow from operating activities:
Net loss	$(11,603,817)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	605,987
Amortization	1,859,654
Amortization of remaining loan discount on loan payoff	6,291,127
Amortization of remaining deferred financing costs on loan payoff	2,444,046
Changes in assets and liabilities:
Restricted cash	792,417
Accounts and other receivables	(1,497,332)
Prepaid expenses	(2,163,947)
Inventory	(300,484)
Other non-current assets	(1,314,665)
Accounts payable and accrued expenses	3,165,426
Deferred revenue	3,140,394
Long-term liabilities	868,593
Other non-current liability	226,536

Net cash provided by operating activities	2,513,935

Cash flow from investing activities:
Purchases of property and equipment	(178,615)

Net cash used in investing activities	(178,615)

Cash flow from financing activities:
Net borrowings on notes payable	2,628,183
Payments on long-term debt	(1,485,467)

Net cash provided by financing activities	1,142,716

Net increase in cash and cash equivalents	3,478,036
Cash and cash equivalents, beginning of year	80,417

Cash and cash equivalents, end of year	$3,558,453

See accompanying notes to consolidated financial statements.

FII-6

HAVERSTICK CONSULTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

NOTE 1—MERGER

        On December 31, 2007, Kratos Defense & Security Solutions, Inc., a Delaware corporation (Kratos), Kratos Government Solutions, Inc., a Delaware corporation and wholly-owned subsidiary of Kratos (Parent), Haverstick Acquisition Corporation, a Delaware corporation (Merger Sub), and Haverstick Consulting, Inc., an Indiana corporation (Haverstick or the Company), consummated the merger of the Merger Sub with and into Haverstick (the Merger) pursuant to the terms of that certain Agreement and Plan of Merger, dated as of November 2, 2007 (the Merger Agreement).

        In connection with the Merger, all outstanding shares of common stock of Haverstick were converted into the right to receive a ratable portion of the merger consideration. The total purchase price was $90.2 million including transaction costs incurred by Kratos of $0.5 million. The purchase price paid to the Company was $89.7 million which comprised of $70.3 million in cash and issuance of 7.48 million shares of Kratos' common stock valued at $2.60 per share or an aggregate consideration of $19.4 million. Of the merger consideration, Kratos paid $81.1 million, $66.7 million of which was cash paid at closing, $2.4 million was paid thereafter, and $12.0 million in Kratos common stock. The remaining $8.6 million of consideration was held back (the Holdback Consideration) to secure any negative working capital adjustments required by the Merger Agreement and the Parent's indemnity rights. The Holdback Consideration is comprised of both cash and Kratos common stock in the amounts of $1.2 million and $7.4 million, respectively. The aggregate $8.6 million holdback will be released at the rate of 50% on the 12 month anniversary of the closing and the remaining 50% on the 21 month anniversary of the closing, with the exact amounts being subject to any unresolved and pending claims. Subsequent to the Merger, Parent paid outstanding loan amounts owed by Haverstick at December 31, 2007 on a Line of Credit and Term Loan of $21.0 million and $17.5 million, respectively.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

        The accompanying consolidated financial statements of Haverstick Consulting, Inc. and its wholly-owned subsidiaries, HGS Holdings, Inc., Haverstick Government Solutions, Inc., DTI Associates, Inc., and Rocket Support Services, LLC, are presented in accordance with accounting principles generally accepted in the United States. The accompanying consolidated financial statements presents the consolidated balance sheet of the Company just prior to the Merger Agreement with Kratos and do not reflect any adjustments that might result from the application of Statements of Financial Accounting Standards (SFAS) No. 141, "Accounting for Business Combinations". Haverstick is headquartered in Indianapolis, Indiana, and provides information technology solutions, management consulting, and outsourcing to the U.S. Government, state and local governments, and the private sector. The Company's primary service offerings include government outsourcing, technology solutions, engineering and program management, learning and transformation, facilities operation and management, conference and event planning, suborbital rockets and rocket launch support services, marketing and public affairs, and business consulting. The Company was incorporated in December 1994.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

FII-7

HAVERSTICK CONSULTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

        The Company considers all highly liquid investments with maturity of three months or less to be cash equivalents and maintains its cash equivalents in a money-market fund.

Revenue Recognition, Accounts Receivable and Deferred Revenue

        The Company recognizes revenues when a contract has been executed, the contract price is fixed and determinable, delivery of services or products has occurred, and collection of the contract price is considered probable and can be reasonably estimated. Revenues are earned under time-and-materials, fixed-price and cost-plus contracts. Revenue is deferred when billings are made in excess of amounts recognized as revenues as defined in the succeeding paragraphs. Contract costs, other than those described as inventory, are expensed as incurred.

        Revenues on time-and-materials contracts are recognized based on direct labor hours expended at contract billing rates and other billable costs.

        The Company has three categories of fixed-price contracts: fixed-price-level-of-effort, fixed-unit-price, and fixed-price-completion. Revenue recognition for fixed-price-level-of-effort contracts is dependent on whether the services are specific to defined deliverables or are primarily for support and maintenance. Revenues on fixed-price contracts for specified service deliverables are recognized as deliverables are provided. Revenues for support and maintenance services are recognized over the contractual period of performance on a straight-line basis.

        Fixed-unit-price contracts primarily relate to long-term fixed-price agreements for the manufacture of complex aerospace equipment and custom software solutions. In 2007, the Company changed its method of accounting for these long-term contracts from units of delivery, primarily based upon individual elements of a contract, to a percentage of completion method based upon cost incurred to total estimated costs to complete. The Company believes that the new method more accurately reflects periodic results of operations and conforms to revenue recognition practices predominant in the industry. The effects of this change on previous years were not significant.

        Revenue recognition for fixed-price-completion contracts primarily relate to short-term construction projects for the Company's facilities maintenance contracts. Revenue is recognized under the completed-contract method and costs allocable to the uncompleted projects are reported in the balance sheet as inventory. No such costs were included in inventory at December 31, 2007.

        Under cost-plus contracts, the Company is reimbursed for allowable costs plus a fixed fee or percentage of cost. Revenues on cost-plus contracts are recognized based on costs incurred plus applicable fees earned. The Company considers fixed fees under cost-plus contracts to be earned in proportion to the allowable costs incurred.

        Contract revenue recognition inherently involves estimation. From time to time, facts arise that require revisions to estimated total costs or expected revenues. The cumulative impact of any revisions to estimates and the full impact of anticipated losses on any type of contract are recognized in the period in which they become known.

FII-8

HAVERSTICK CONSULTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company's contracts with agencies of the government are subject to periodic funding by the respective contracting agency. Funding for a contract may be provided in full at inception of the contract or annually throughout the contract consistent with the government's fiscal year. In evaluating the probability of funding for purposes of recognizing revenue and assessing collection of the contract price, the Company considers its previous experiences with its customers, communications with its customers regarding funding status, and the Company's knowledge of available funding for the contract or program. Revenue is recognized only when realization is probable. For the year ended December 31, 2007, the Company had recognized approximately $450,000 of revenue in excess of funding.

        The allowability of certain costs under government contracts is subject to audit by the government. Certain indirect costs are charged to contracts using provisional or estimated indirect rates, which are subject to later revisions based on governmental audits of those costs. The majority of such audits have been completed through 2004. Management is of the opinion that any revisions of prior revenue based on audits of prior costs will not be significant.

        The Company occasionally sells or sublicenses materials or software obtained from others to its clients. Revenue and related costs for such transactions are recognized when the material or software is delivered to the client. Haverstick is not generally obligated to render services in connection with such sales of materials or software.

        The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management periodically determines the adequacy of this allowance by evaluating the comprehensive risk profiles of all individual customer receivable balances including, but not limited to, the customer's financial condition, credit agency reports, financial statements and overall current economic conditions. Additionally, on certain contracts whereby the Company performs services, a specified percentage of the invoiced trade accounts receivable may be retained by the customer until the project is completed. The Company periodically reviews all retainages for collectibility and records allowances for doubtful accounts when deemed appropriate, based on its assessment of the associated credit risks.

        Deferred revenues include advance progress billings on fixed-unit-price contracts (aerospace equipment and custom software solutions) and billings in excess of amounts recognized as revenue on fixed-price-level-of-effort contracts.

Inventory

        Inventories are stated at the lower of cost or market and consist of accumulated rocket components and parts used in the Company's launch support services. Inventory obsolescence is recognized when, in management's opinion, the item is no longer likely to be used. At December 31, 2007, inventory obsolescence reserves were $108,607.

Property and Equipment

        Property and equipment are recorded at costs net of accumulated depreciation. The Company depreciates these assets over their estimated useful lives of 3 to 5 years using the straight-line depreciation method. Maintenance, repairs and minor renewals are expensed as incurred. Property and

FII-9

HAVERSTICK CONSULTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

equipment acquired under capital leases is recorded at the present value of future minimum lease payments and is amortized over the shorter of the lease term or the estimated useful life of the asset.

Goodwill

        The Company's goodwill resulted from the acquisition of DTI Associates, Inc. (DTI) in 2004 and A.F. Kelly & Associates, Inc. (Kelly) in 2002 and represents the excess of cost over the fair value of net tangible and identifiable intangible assets acquired. Tax benefits realized from costs incurred by DTI and Kelly prior to their acquisition are credited to goodwill. Such goodwill is accounted for in accordance with the provisions of FASB Statement No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 142 requires that the Company perform an impairment test annually or more frequently if events or circumstances indicate that the value of goodwill might be impaired.

        When it is determined that the carrying value of goodwill may not be recoverable based upon the existence of one or more indicators of impairment, measurement of any impairment will be based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in the current business model. No goodwill impairment was recorded as a result of the SFAS No. 142 annual impairment test completed as of December 31, 2007.

Long-Lived Assets

        Long-lived assets and certain intangibles are reviewed for impairment, based upon the undiscounted expected future cash flows, whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. There has been no impairment as of December 31, 2007.

Loan Costs

        Payments made to lenders to obtain financing are treated as loan discounts that are deducted from the reported amount of the liabilities and are amortized on the effective interest method over the life of the loans. Payments to obtain financing that are made to parties other than the lenders are charged to deferred financing costs and are amortized on the effective interest method over the life of the loan.

Income Taxes

        Income taxes are accounted for using the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and operating loss carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance has been established to offset the deferred tax asset at December 31, 2007.

FII-10

HAVERSTICK CONSULTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising Costs

        Advertising costs are charged to expense as incurred and totaled $99,450 the year ended December 31, 2007.

Concentration of Risk

        Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and trade accounts receivable.

        The Company maintains its cash and cash equivalents in bank deposit accounts which may exceed the federally insured limits. The Company has not experienced any losses in such accounts. Management believes it is not exposed to any significant credit risk on cash and cash equivalents.

        For the year ended December 31, 2007, two clients accounted for 30% and 11%, respectively, of total revenue. As of December 31, 2007, two clients accounted for 44% and 13%, respectively, of total accounts receivable.

        For the year ended December 31, 2007, approximately 76% of revenue was generated from services rendered to the U.S. Government or as a subcontractor to other government prime contractors. The Company is subject to all of the risks associated with conducting business with the U.S. Government, including the risk of contract terminations at the convenience of the government. In addition, government funding continues to be dependent on Congressional approval of program level funding and on contracting agency approval for the Company's work. The extent to which the Company's existing contracts will be funded in the future cannot be determined. However, the Company has not experienced any significant cancellations, terminations or loss of funding during the life of a contract in the past.

        For the year ended December 31, 2007, one vendor accounted for 13% of total purchases.

Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. Accounts requiring the use of significant estimates include proportionate completion of contracts with fixed prices; provisional cost rates used for interim billings on cost-plus contracts; allowance for doubtful accounts; inventory obsolescence reserves; depreciable lives of property and equipment; deferred tax asset valuation allowance; the initial and continuing valuation of goodwill and purchased intangible assets; and tax and loss contingencies.

Fair Value of Assets and Liabilities

        SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that fair values be disclosed for the Company's financial instruments. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred revenue, and its credit facility approximate fair value due to the short-term nature of these instruments. The fair value of the Company's debt and capital lease obligations is estimated based on the quoted market prices for the

FII-11

HAVERSTICK CONSULTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The fair value of the Company's debt and capital lease obligations as of December 31, 2007 is $38.5 million and $1.2 million, respectively.

Stock-Based Compensation

        Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R ("SFAS 123R"), "Share-Based Payments," which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. SFAS 123R supersedes the Company's previous accounting methodology using the intrinsic value method under Accounting Principles Board Opinion APB No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, no share-based compensation expense related to stock option awards granted to employees at market price on date of grant had been recognized in the Company's Consolidated Statement of Operations prior to January 1, 2006. The Company has no awards with market or performance conditions and the Company has not issued any options since the adoption of SFAS 123R.

Common Stock Subject to Put Agreements

        The Company entered into a contract providing stockholders an option to put shares to the Company. Based on this contract, the Company recorded a liability and an offsetting charge to equity equal to the estimated value as if the put option were settled at that day the contract was entered into. This is consistent with SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", which requires that equity securities subject to put agreement be recorded by the issuer as a liability rather than equity at the value of those securities when the put option is established. SFAS No. 150 further requires that those securities be revalued periodically and that any subsequent increases or decreases in the estimated value of the put option be reflected in the amount of the liability with a corresponding adjustment to interest expense at each balance sheet date. All of the put options terminate in the event of an initial public offering of the Company's shares or the acquisition of the Company by another party. In that event, the amount carried as a liability is transferred to equity.

Recently Issued Accounting Standards

        In June 2006, the EITF reached a consensus on Issue No. 06-3, How Sales Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation) (EITF 06-3) by concluding that companies should disclose their accounting policy (i.e., gross or net presentation) regarding presentation of taxes within the scope of this issue. The Task Force also concluded that once the new standard is effective (January 1, 2007), companies should disclose the amount of such taxes for periods in which these taxes included in gross revenues are considered material. The Company collects and remits sales taxes on equipment that it purchases and sells under its contracts with customers, and reports such amounts under the gross method as revenue, and as other direct costs, in its consolidated statements of operations. The Company has evaluated the amount of sales taxes collected and remitted to government authorities in recent years and determined that such amounts are insignificant. The Company will monitor amounts

FII-12

HAVERSTICK CONSULTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

of sales taxes collected and remitted in future periods and will disclose such amounts if they are material.

        In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN No. 48), which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN No. 48 provides guidance on the recognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. The provisions of FIN No. 48 will be effective for financial statements issued for fiscal years beginning after December 15, 2007. The Company is in the process of determining the effect, if any, the adoption of FIN No. 48 will have on its financial statements and related disclosures.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is in the process of determining the impact of SFAS No. 157 on its consolidated results of operations and financial position.

        In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities, including not-for-profit organizations. Most of the provisions in Statement 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. The FASB's stated objective in issuing this standard is as follows: "to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions."

        The fair value option established by Statement 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. A not-for-profit organization will report unrealized gains and losses in its statement of activities or similar statement. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments.

        Statement 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. The Company is in the process of determining the impact of this statement on its consolidated financials statements.

FII-13

HAVERSTICK CONSULTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In December 2007, the FASB issued SFAS No. 141 (revised 2007) ("SFAS 141R"), "Business Combinations" and SFAS No. 160 ("SFAS 160") "Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51". SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. The provisions of SFAS 141R and SFAS 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is not permitted. The Company is in the process of determining the impact of these statements on its consolidated financial statements.

NOTE 3—ACCOUNTS AND OTHER RECEIVABLES

        Accounts and other receivables were as follows at December 31, 2007:

Billed revenue	$15,872,025
Unbilled revenue	7,672,890
Income taxes	125,579
Other	135,176
Due from stockholders	41,829

Total	23,847,499
Less allowance for doubtful accounts	(120,000)

Net	$23,727,499

NOTE 4—PREPAID EXPENSES

        Prepaid expenses were as follows at December 31, 2007:

Prepaid direct costs:
Progress payments on rocket components	$3,690,503
Subcontractor services	671,101
Prepaid insurance	92,507
Other prepayments	44,391

Total	$4,498,502

NOTE 5—INVENTORY

        Inventory consisted of the following at December 31, 2007:

Rocket components and parts	$756,598
Reserve for obsolescence	(108,607)

Net	$647,991

FII-14

HAVERSTICK CONSULTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 6—PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following at December 31, 2007:

Computer equipment	$1,680,723
Capital lease—facility	1,169,542
Office equipment and furniture	960,621
Leasehold improvements	134,754
Software	132,560

4,078,200
Less accumulated depreciation	(1,737,316)

Net	$2,340,884

NOTE 7—NOTES PAYABLE AND TERM LOAN

        Simultaneously with acquiring DTI on January 16, 2004, Haverstick entered into a Loan Agreement to obtain a Term Loan of $24 million (all of which was borrowed to fund the DTI purchase) and a Line of Credit of up to the lesser of $20 million or the sum of 90 percent of eligible government accounts receivable and 75 percent of eligible commercial accounts receivable (approximately $18.0 million at December 31, 2007). The lender was a stockholder of the Company.

        At December 31, 2007, $21.0 million and $17.5 million was outstanding on the Term Loan and the Line of Credit, respectively. Total interest expense related to the Term Loan and the Line of Credit was $2.6 million and $1.3 million, respectively, for the year ended December 31, 2007. The Term Loan and the Line of Credit was fully paid by Parent subsequent to the Merger (See Note 1).

        Interest on the Line of Credit was due monthly at a variable rate based on the LIBOR Market Index Rate plus 3.0 percent (approximately 7.6 percent at December 31, 2007) and the principal was due July 1, 2012. Interest on the Term Loan was due monthly at 12 percent and the principal was initially due in monthly payments beginning in July 2004, with the final payment due February 2011. In 2005, the Company negotiated a two year moratorium of principal payments through June 30, 2007. Effective July 1, 2007, the Term Loan was amended again extending the final payment due to July 1, 2012.

        The Loan Agreement provided a lien on substantially all of the Company's assets, a pledge of the Company's common stock held by stockholders representing approximately 43 percent of the Company's common stock, and personal guarantees by several stockholders. At the closing of the Company's merger with Kratos, the Company paid a $420,000 prepayment penalty fee to the lender. The prepayment penalty fee is included in other expense for year ended December 31, 2007.

        Simultaneously with acquiring DTI and entering into a loan agreement on January 16, 2004, the Company issued 5,109,331 shares of its common stock valued at $15.3 million to the lender and guarantors and incurred approximately $1.0 million in costs related to the Loan Agreement. Those costs were amortized on the interest method over the life of the Term Loan. At December 31, 2007, the remaining unamortized loan costs and discount totaling $8.7 million were written-off because of the termination of the loan agreement and Parent's full payment of the loans subsequent to the Merger (Note 1).

FII-15

HAVERSTICK CONSULTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 8—ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses consisted of the following at December 31, 2007:

Accounts payable, trade	$7,059,443
Compensation and related items	3,959,799
Investment banking fees	1,550,347
Interest and prepayment penalty	756,347
Taxes	141,486

Total	$13,467,422

NOTE 9—LONG-TERM LIABILITIES

        Long-term liabilities consisted of the following at December 31, 2007:

Retention payable to long-term subcontractor	$1,535,693
Obligations under related party capital lease	1,147,057
Deferred rental payments	180,721
Compensation payable	149,678

Total	3,013,149
Less current portion	(99,285)

Long-term liabilities	$2,913,864

        As of December 31, 2007, approximate future annual payments on the $3,013,149 total long-term liabilities were as follows:

Year Ending December 31,
2008	$99,285
2009	1,808,950
2010	138,362
2011	164,257
2012	188,322
Thereafter	613,973

Total	$3,013,149

        The Company leases one facility from a company affiliated with significant stockholders under a capital lease. The capital lease has a weighted average interest rate of approximately 10.8 percent and will expire in August 2016. The capital lease was recorded at fair value at the inception of the lease of $1,169,542, which is lower than the present value of future minimum lease payments under the lease

FII-16

HAVERSTICK CONSULTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 9—LONG-TERM LIABILITIES (Continued)

agreement. Total future minimum lease payments at the inception of the lease amounted to $2,888,412. Future minimum lease payments under the capital lease as of December 31, 2007 are as follows:

Year Ending December 31,
2008	$326,990
2009	326,990
2010	326,990
2011	326,990
2012	326,990
Thereafter	1,171,714
Less: interest	(1,659,607)

Net minimum lease payments under capital lease	1,147,057
Less: current portion of net minimum lease payments	(94,855)

Long-term portion of net minimum lease payments	$1,052,202

        Total interest expense incurred in 2007 under the capital lease amounted to $59,263.

NOTE 10—OPERATING LEASES

        The Company leases its office facilities and various office and computer equipment under several operating leases. Total rent expense was $1,742,197 for the year ended December 31, 2007. Future minimum lease payments required under noncancellable operating leases at December 31, 2007, were as follows:

Year Ending December 31,
2008	$1,339,355
2009	1,091,814
2010	641,483
2011	615,922
2012	572,263
Thereafter	267,991

Total	$4,528,828

        The lease on certain office facilities includes scheduled base rent increases over the term of the lease. The total amount of the base rent payments is being charged to expense on the straight-line method over the term of the lease. In addition to the base rent payment, the Company pays a monthly allocation of the building's operating expenses. The Company has recorded deferred rent, included in long-term liabilities and the current portion is included in current liabilities in the consolidated balance sheet of $180,721 at December 31, 2007 to reflect the excess of rent expense over cash payments since inception of the respective leases.

FII-17

HAVERSTICK CONSULTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 11—COMMON STOCK

        The Company's authorized capital consists of 500,000,000 shares of no par voting common stock. The Company and holders of a majority of the common stock outstanding at December 31, 2007, have entered into stockholders' agreements that provide rights of first refusal, co-sale rights, anti-dilution rights, and other rights to the various stockholders. The Company was prohibited from entering into certain transactions, such as "squeeze out mergers," to the detriment of the stockholders and had to obtain approval of certain stockholders before issuing convertible securities. In certain circumstances, the Company had an option, but not an obligation, to buy shares of one of the stockholders at fair market value. The stockholders' agreements terminate upon several defined events, including a public offering.

        There were no changes in the number of shares of common stock outstanding during the year ended December 31, 2007.

NOTE 12—COMMON STOCK SUBJECT TO PUT AGREEMENTS

        In 2004, Haverstick common shares issued to the sellers of DTI and to the lender were subject to agreements that permitted the holders of those shares to require the Company to repurchase those shares at various times beginning (i) as to shares issued to the lender, on the later of three years after repayment of the January 16, 2004, Loan Agreement or January 15, 2011 and (ii) as to the shares issued to the DTI sellers, on January 16, 2009. The date when the DTI sellers could have put their shares to the Company was extended for up to two years if the put transaction would have violated provisions of the Company's debt agreements. If the put would have been exercised, the Company could have elected to make periodic payments over one to three years. The price would have been the fair market value as determined by negotiation or independent appraisal. As required under SFAS No. 150, the Company recorded a liability and an offsetting charge to equity account amounting to $25.9 million.

        In 2007, all of the put options terminated with the Merger as discussed in Note 1 and the amount recorded as liability was transferred to equity at December 31, 2007.

NOTE 13—STOCK OPTIONS AND STOCK GRANTS

        The Company's 1999 Stock Option Plan (the Option Plan) authorized the Company to grant to employees options to purchase its common stock. The total number of shares of common stock which could have been issued under the Option Plan was 3,048,780 shares. The Option Plan was administered by the Company's Board of Directors, which selected the employees to whom stock options were granted and determined the number of shares, exercise prices, vesting terms and expiration dates of options granted. The exercise price of options granted was not less than the grant date fair market value of the common stock. Stock options granted under the Option Plan were nontransferable, became exercisable generally over a five-year period and expired five to ten years after the date of grant (subject to earlier termination in the event the optionee ceased to be employed with the Company).

        On November 14, 2007, the Option Plan was cancelled. All optionees were provided a Notice of Option Cancellation and Payment. Each optionee was offered Substitute Consideration in the amount of one cent per option held. Total Substitute Consideration paid by the Company was $6,820.

FII-18

HAVERSTICK CONSULTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 13—STOCK OPTIONS AND STOCK GRANTS (Continued)

        Stock option activity of the Company is summarized as follows:

	Number of Options	Weighted-Average Exercise Price of Options
Unexercised at January 1, 2007	526,124	2.99
Granted in 2007	—	—
Forfeited in 2007	(133,237)	2.89
Exercised in 2007	—	—
Cancelled in 2007	(392,887)	3.03

Unexercised at December 31, 2007	—	—

NOTE 14—401(K) RETIREMENT PLAN

        The Company's 401(k) plan covers all employees who have reached 21 years of age. Participants may contribute up to limits established by law. The Company contributed $450,565 to the plan in 2007.

NOTE 15—COSTS AND EXPENSES

        Major components of costs and expenses for the year ended December 31, 2007:

Compensation and related items	$8,753,489
Facilities	2,175,926
Professional fees and services	830,473
Depreciation	605,987
Supplies	500,404
Travel	300,583
General insurance	263,012
Operating taxes (non-income related)	212,339
Training	180,479
Advertising	99,450
Recruiting	83,437
Investment banking fees related to the plan of merger with Kratos	1,550,347
Other	1,421,252

$16,977,178

FII-19

HAVERSTICK CONSULTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 16—CASH FLOW

        The following are supplemental disclosures to the Statement of Cash Flows for the year ended December 31, 2007:

Interest paid in cash	$4,005,173
Income tax paid in cash	386,439
Noncash investing and financing information:
Obligations under capital leases	1,169,542

NOTE 17—RELATED PARTY TRANSACTIONS

        During 2007, the Company recorded revenue totaling $914,356 for services rendered to other companies affiliated with significant stockholders.

        At December 31, 2007, accounts receivable due from related parties for trade related services and shared operating expenses were $144,982 and $41,829, respectively. Accounts receivable from related parties at December 31, 2007 were substantially collected by March 2008.

        In October 2007, the Company entered into a sub-lease of 13,776 square feet of office space with a company affiliated with significant stockholders (Note 9). The terms of the sub-lease extend through August of 2016 at base rent of $326,990 per year.

        On January 16, 2004, the Company entered into a Loan Agreement and a Line of Credit with a stockholder of the Company (see Note 7).

NOTE 18—INCOME TAXES

        The income tax expense for the year ended December 31, 2007 is comprised of the following:

Current
Federal	$113,444
State	346,455

Total current income tax expense	459,899

        There is no deferred income tax expense in 2007.

FII-20

HAVERSTICK CONSULTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 18—INCOME TAXES (Continued)

        Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax loss for the year ended December 31, 2007 as shown below:

Loss before income taxes	$(11,143,918)

Expected tax benefit at 34%	(3,788,932)
Current year net operating loss for which no tax benefit is recognized	3,306,556
Current year state income tax	180,406
Adjustments for prior year federal tax	44,053
Increase in tax reserves	226,536
Nondeductible expenses	491,280

Total income tax expense	$459,899

        Deferred income taxes reflect the net tax effects of tax carryforward items and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows at December 31, 2007:

Deferred tax assets:
Net operating loss carryforwards	$7,842,000
Reserves and accruals	985,000
Credit carryforwards	9,000

Gross deferred tax assets	8,836,000
Valuation allowance	(8,707,000)

Deferred tax assets after valuation allowance	129,000

Deferred tax liabilities:
Depreciation deductions	(129,000)
Reserves and accruals	—

Gross deferred tax liabilities	(129,000)

Net deferred tax assets	$—

        Realization of the Company's deferred tax asset is dependent upon the Company generating future taxable income. The Company has concluded that it is more likely than not that it will not realize its deferred tax assets; therefore, the Company has placed a valuation allowance against its net deferred tax asset. After classifying and netting the above deferred tax assets, valuation allowance, and deferred tax liabilities in accordance with SFAS 109 paragraph 41 and 42, the Company is reporting a current deferred tax asset of $2,651 and a non-current deferred tax liability of $2,651, which when netted arrive at a total net deferred tax asset of zero. At December 31, 2007, the Company has federal and state net operating loss carryforwards of approximately $21.4 million and $12.0 million, respectively. The Company's net operating losses will expire on various dates beginning 2019 to 2027.

        Federal and state tax laws impose restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an "ownership change" for tax purposes as defined by Section 382 of the

FII-21

HAVERSTICK CONSULTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2007

NOTE 18—INCOME TAXES (Continued)

Internal Revenue Code. The Company may have incurred one or more "ownership changes" under Section 382. If an "ownership change" did occur, utilization of the net operating loss or credit carryforward amounts may be limited. As shown above, deferred tax assets relating to the net operating loss and credit carryforwards are offset by a full valuation allowance.

FII-22

[LETTERHEAD]

 INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
of Digital Fusion, Inc.
Huntsville, Alabama

        We have audited the accompanying consolidated balance sheets of Digital Fusion, Inc. (a Delaware corporation) as of December 28, 2007 and December 31, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Digital Fusion, Inc. as of December 28, 2007 and December 31, 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Sincerely,

/s/ Anglin Reichmann Snellgrove & Armstrong P.C.

CERTIFIED PUBLIC ACCOUNTANTS
April 11, 2008

FIII-1

DIGITAL FUSION, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 28, 2007 AND 2006

(In thousands, except for per share amounts)

	December 28, 2007	December 31, 2006
ASSETS
Current Assets:
Cash	$2	$1
Accounts receivable (net of allowance for doubtful accounts of $167 and $25 for 2007 and 2006, respectively)	7,952	5,042
Unbilled receivables	1,170	1,011
Prepaid expenses and other current assets	138	144
Deferred tax asset, current	2,062	1,291

Total current assets	11,324	7,489
Property and equipment, net of accumulated depreciation of $673 for 2007 and $1,194 for 2006	1,004	1,137
Goodwill	5,861	5,861
Purchased intangible assets, net	780	1,207
Deferred tax asset, long-term	1,710	1,249
Deferred compensation plan assets	326	—
Other assets	18	24

Total assets	$21,023	$16,967

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$1,762	$2,723
Accounts payable	3,077	983
Deferred revenue	28	8
Accrued compensation and related expenses	2,891	2,412
Other current liabilities	239	384
Income taxes payable	235	34

Total current liabilities	8,232	6,544
Long-term debt, less current maturities	—	1,500
Deferred compensation plan liability	502	—
Pension obligation	—	305

Total liabilities	8,734	8,349

Stockholders' Equity:
Preferred Stock—$.01 par value; authorized 1,000 shares, no share issued and outstanding	—	—
Common Stock—$.01 par value; authorized 30,000 shares; 11,700 and 11,474 shares issued and outstanding at December 28, 2007 and December 31, 2006, respectively	117	115
Additional paid in capital	48,095	46,018
Accumulated deficit	(35,923)	(37,515)

Total stockholders' equity	12,289	8,618

Total liabilities and stockholders' equity	$21,023	$16,967

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

FIII-2

DIGITAL FUSION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

(In thousands, except for per share amounts)

	2007	2006
Revenues:
Services	$34,880	$28,617
Reimbursed costs	12,577	5,504
Product	7	229

Total revenues	47,464	34,350

Cost of sales:
Services	28,412	23,630
Reimbursed costs	12,027	5,402
Product	7	180

Total cost of services and goods sold	40,446	29,212

Gross Profit	7,018	5,138

Pension termination	9	227
Selling, general and administrative	5,736	4,870

Total selling, general and administrative expenses	5,745	5,097

Operating income	1,273	41

Other income (expenses):
Interest expense, net	(202)	(217)
Amortization of discount on debt and intrinsic value of convertible debt	—	(610)

Total interest expense	(202)	(827)

Other income (loss)	1	(36)
Amortization of intangible assets	(427)	(427)

Total other expenses	(628)	(1,290)

Net income (loss) before income taxes	645	(1,249)
Income tax benefit	947	2,506

Net income	$1,592	$1,257

Basic earnings per share	$0.14	$0.11

Basic weighted average common shares outstanding	11,582	11,422

Diluted earnings per share	$0.12	$0.09

Diluted weighted average common shares outstanding	13,639	13,969

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

FIII-3

DIGITAL FUSION, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

(In thousands, except for share amounts)

	Common stock
	No. of shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Stockholders' Equity
Balance, December 31, 2005	11,246,748	$112	$44,393	$(38,772)	$5,733
Shares issued from exercise of options	227,163	3	122	—	125
Warrant expense	—	—	13	—	13
Option expense	—	—	1,490	—	1,490
Net income	—	—	—	1,257	1,257

Balance, December 31, 2006	11,473,911	$115	$46,018	$(37,515)	$8,618
Shares issued from exercise of options	225,878	2	104	—	106
Warrant expense	—	—	13	—	13
Option expense	—	—	1,927	—	1,927
Stock compensation expense	—	—	33	—	33
Net income	—	—	—	1,592	1,592

Balance, December 28, 2007	11,699,789	$117	$48,095	$(35,923)	$12,289

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

FIII-4

DIGITAL FUSION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

(In thousands)

	2007	2006
Cash flows from operating activities:
Net income	$1,592	$1,257
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	294	230
Loss on disposal/abandonment of fixed assets	4	39
Bad debt, increase (reduction) of allowance	142	(1)
Proceeds from sale of trading securities	—	66
Amortization of beneficial interest	—	444
Amortization of discount on debt	—	166
Amortization of intangible assets	427	427
Prepaid warrant expense	13	13
Stock-based compensation expense	1,960	1,490
Deferred taxes	(1,232)	(2,540)
Changes in operating assets and liabilities:
Accounts receivable and unbilled receivables	(3,211)	(519)
Prepaid expenses and other assets	(1)	(80)
Accounts payable, accrued expenses, and other liabilities	2,428	1,116
Deferred revenue	20	(204)
Income taxes	201	34
Deferred compensation plan—net	176	—
Pension obligation	(305)	(36)

Net cash provided by operating activities	2,508	1,902

Cash flows from investing activities:
Capital expenditures—property and equipment	(165)	(914)

Net cash used in investing activities	(165)	(914)

Cash flows from financing activities:
Proceeds from sales of stock, net of costs	119	125
Payments on notes payable	(374)	(600)
Payments to line of credit—net	(2,087)	(513)

Net cash used in financing activities	(2,342)	(988)

Net increase in cash and cash equivalents	1	—
Cash and cash equivalents, at beginning of year	1	1

Cash and cash equivalents, at end of year	$2	$1

Supplemental disclosure of cash flow information:
Cash payments for interest	$207	$204
Cash payments for income taxes	$111	$—

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIII-5

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

1. ORGANIZATION, BACKGROUND AND BASIS OF PRESENTATION

        Digital Fusion, Inc. (used herein, "Digital Fusion," "DFI," and the "Company," refer to Digital Fusion, Inc.) and its subsidiaries are an information technology, engineering services, acquisition and business support, combat development, training, test and exercise services provider that helps its customers make the most of technology to meet their business needs. The Company was incorporated in 1995 under the name Internet Broadcasting System, Inc. and changed its name to IBS Interactive, Inc. when it went public in May 1998. During 2001, the stockholders approved a name change to Digital Fusion, Inc. ("DFI"). The Company is incorporated in Delaware with its main administrative office located in Huntsville, Alabama and regional offices in El Paso, Texas and Washington, D.C.

2. SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation    The Consolidated Financial Statements include the accounts of Digital Fusion, Inc. and its subsidiaries. Subsidiaries of Digital Fusion, Inc. include Digital Fusion Solutions Inc., which is incorporated in Florida, and Summit Research Corporation, which is incorporated in Alabama. All significant inter-company accounts and transactions have been eliminated in consolidation.

         Changes in Classifications    Certain changes in classifications have been made to the prior period balances in order to conform to the current period's presentation. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders' equity or net income.

         Revenue Recognition    The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered or goods delivered, the contact price is fixed or determinable, and collectibility is reasonably assured. The majority of the Company's current contracts are with Federal Government Departments or Agencies, or subcontracts to companies whose prime contracts are with the Federal Government. Most of these contracts are Time and Material (T&M) or Firm Fixed Price Level of Effort (FFP LOE). The LOE clause requires the Company to have a certain number of labor hours and that these hours are worked by personnel qualified to perform under certain labor categories. Revenue on these contracts is recognized as time is expended and or materials are delivered. The price is based on effort expended, not results achieved. The revenue on these contracts is recognized by hours worked which serves as a proxy for output. Revenue on cost-plus-fee contracts is recognized to the extent of costs or hours actually incurred plus a proportional amount of the fee earned. The Company considers fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable cost actually incurred or by hours worked in performance of the contract. The Company's deferred revenue relates to payments we have received in advance of services (hours worked).

        From time to time, the Company may proceed with work based on customer direction prior to the completion and signing of formal contract documents. We have a formal review process for approving any such work. Revenue associated with such work is recognized only when it can be reliably estimated and realization is probable. We base our estimates on previous experiences with the customer, communications with the customer regarding funding status, and our knowledge of available funding for the contract or program.

FIII-6

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Cash and Cash Equivalents    The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity date of three months or less from the purchase date to be cash equivalents. The cash and short-term investments are maintained with major financial institutions in the United States. Deposits with these banks may exceed the amount of FDIC insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk.

         Fair Values of Financial Instruments    The fair value of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued compensation, and other accrued liabilities approximate cost because of their short maturities. Notes payable are recorded net of discounts and beneficial conversion features. There were no discounts on notes payable at December 28, 2007 or December 31, 2006.

         Concentrations of Credit Risk    Financial instruments, which potentially subject the Company to credit risk, consist primarily of a concentration of unsecured trade accounts receivables.

        The Company performs credit evaluations of its customers on a regular basis and generally does not require collateral on accounts receivable. The Company monitors the allowance for potential credit losses and adjusts the allowance accordingly each quarter. During the year ended December 28, 2007 the Company's allowance for doubtful accounts was increased by $142,000 and during the year ended December 31, 2006 the Company's allowance for doubtful accounts was decreased by $1,000. The Company does not accrue interest on past due accounts receivable.

        Single customers comprising more than 10% of our accounts receivable at December 28, 2007 include U.S. Army Space and Missile Defense Command at 34%, Aviation and Missile Solutions LLC at 20%, and NASA's Marshall Space Flight Center at 11%.

         Allowance for Doubtful Accounts    The allowance for doubtful accounts is based on the Company's assessment of the collectibility of customer accounts. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer's ability to pay

         Property and Equipment    Property and equipment are recorded at cost, less accumulated depreciation and amortization. Major additions are capitalized, while minor additions and maintenance and repairs, which do not extend the useful life of an asset, are charged to operations when incurred. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of three to seven years are used for computer equipment and related software and five to seven years for furniture and fixtures. Estimated useful lives are periodically reviewed and, where appropriate, changes are made prospectively.

         Goodwill and Purchased Intangible Assets    Goodwill is tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired. Based on the impairment tests performed, there was no impairment of goodwill in 2007 or 2006. Purchased

FIII-7

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

intangible assets other than goodwill are carried at cost and amortized over their useful lives, generally five years, unless these lives are determined to be indefinite.

         Income Taxes    Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        The Company recognized a net income tax benefit in the amount of $947,000 for its continuing operations for the year ended December 28, 2007 based on projected future taxable income. The Company recognized a net income tax benefit in the amount of $2,506,000 for its continuing operations for the year ended December 31, 2006 based on projected future taxable income. Income taxes payable were $235,000 and $34,000 for the years ended December 28, 2007 and December 31, 2006, respectively. In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

         Use of Estimates    The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the Unites States requires management to make estimates and judgments that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. The most significant estimates relate to the allowance for doubtful accounts, intangibles, liabilities (including accruals) and fixed assets. Actual results could differ from those estimates.

         Long-Lived Assets    The Company applies SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 addresses the financial accounting and reporting for the impairment of long-lived assets, excluding goodwill and intangible assets with indefinite lives, to be held and used or disposed of. In accordance with SFAS 144, the carrying values of long-lived assets are periodically reviewed by the Company and impairments would be recognized if the expected future operating non-discounted cash flows derived from an asset were less than its carrying value.

         Stock-Based Compensation    In 2005, the Company accounted for its stock—based awards to employees and directors using the intrinsic value based method of accounting in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under the intrinsic value method, compensation cost is measured on the date of grant as the excess of the quoted market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the vesting periods of the options.

        Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payment." Accordingly, the Company

FIII-8

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

recognized stock-based compensation expense in the amount of $1,973,000 during 2007 and $1,490,000 during 2006.

        The value of each option grant is estimated as of the date of grant using the Black-Sholes option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the estimated value, in management's opinion, the existing valuation models do not provide a reliable measure of the fair value of the Company's employee stock options.

        The Company estimates the fair value of each stock option at the grant date by using the Black-Sholes option-pricing model with the following weighted-average assumptions:

	2007	2006
Dividend yield	0%	0%
Expected volatility	68%	51%
Risk-free interest rate	4.49%	5.04%
Expected life-years	5.27	5
Weighted average fair value of options granted	$1.74	$1.26

        Results may vary depending on the assumptions applied within the model. Compensation expense recognized in the provided pro forma disclosures may not be representative of the effects on net income for future years.

        The Company uses the Black-Scholes option-pricing model to calculate the fair value of its options. As allowed by SFAS No. 123R, the Company elected to use the Modified Prospective Application method, which applies the Statement to new awards and modified awards after the effective date, and to any unvested awards as service is rendered on or after the effective date. The Company is continuing to evaluate this guidance and the impact it will have on its consolidated results of operations or financial condition. For a discussion of our stock-based compensation plans and agreements, see Note 8.

        The values ascribed to restricted stock awards are based on the fair value of the Company's common stock at the date of the grant. The value of the stock awards is amortized according to the vesting schedule. The stock awards will be converted to common stock and additional paid in capital upon the formal issuance of the common stock.

         Warrants    The fair values ascribed to warrants that are used in connection with financing arrangements and professional services agreements (see Note 8) are amortized over the expected life of the underlying debt or the term of the agreement.

         Pension Accounting    The Company follows SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits as revised in 2003 as it relates to the Spencer Analysis, Inc. ("Spencer") Defined Benefit plan that is inactive. Subsequent to the acquisition of Spencer in 1999, the plan was amended to no longer require the Company to accrue future service benefits. In 2006, all benefits were paid out to the beneficiaries of this plan, with the exception of two beneficiaries that

FIII-9

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

were highly compensated. On October 26, 2006, the Company notified the two remaining beneficiaries of its intent to terminate the plan. In 2007, the Company terminated the plan and purchased annuities for the two remaining beneficiaries.

         Earnings Per Share    Basic earnings per share are computed in accordance with SFAS No. 128, "Earnings Per Share" which requires publicly traded companies to present basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding and dilutive options outstanding during the year.

        A summary of the calculation of basic and diluted earnings per share (EPS) for the years ended December 28, 2007 and December 31, 2006 is as follows:

	2007	2006
Numerator
Net income (loss)	$1,592,000	$1,257,000
Denominator
Weighted average number of shares—basic	11,582,000	11,422,000
Effect of dilutive securities—stock options	2,057,000	2,547,0000

Weighted average number of shares—diluted	13,639,000	13,969,000
Net income (loss) per share—basic	$0.14	$0.11
Net income (loss) per share—diluted	$0.12	$0.09

         Effect of Recent Accounting Pronouncements    In July 2006, the Financial Accounting Standards Board (FASB) released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement 109 (FIN 48). FIN 48 clarifies the accounting for uncertain tax positions as described in SFAS No. 109, Accounting for Income Taxes, and requires a company to recognize, in its financial statements, the impact of a tax position only if that position is "more likely than not" of being sustained on an audit basis solely on the technical merit of the position. In addition, FIN 48 requires qualitative and quantitative disclosures including a discussion of reasonably possible changes that might occur in the recognized tax benefits over the next twelve months, as well as roll-forward of all unrecognized tax benefits. FIN 48 is effective for fiscal years beginning after December 15, 2007; we will adopt FIN 48 as of December 29, 2007. We do not expect the adoption of FIN 48 to have a material impact on our consolidated results of operations or financial condition.

FIII-10

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

3. PROPERTY AND EQUIPMENT

        Major classes of property and equipment, net, consist of the following:

	December 28, 2007	December 31, 2006
Computer equipment	$1,140,000	$1,508,000
Office equipment and fixtures	449,000	418,000
Leasehold improvements	88,000	61,000
Construction in progress	—	344,000

	1,677,000	2,331,000
Less: accumulated depreciation	(673,000)	(1,194,000)

	$1,004,000	$1,137,000

        Depreciation expense for the years ended December 28, 2007 and December 31, 2006 was $294,000 and $230,000, respectively. Construction in progress is stated at cost which includes the costs of purchased software, hardware, and labor attributable to the implementation of a new accounting system. No provision for depreciation is made until such time as the relevant assets are completed and placed in service.

4. INTANGIBLE ASSETS

        Intangible assets, net, are comprised of the following at December 28, 2007:

	Gross Amount	Accumulated Amortization
Intangibles not subject to amortization:
Goodwill	$5,861,000	$—
Intangibles subject to amortization:
Customer list	1,669,000	(963,000)
Employment and non-compete agreements	275,000	(201,000)

	$7,805,000	$(1,164,000)

        The value of the remaining $5,861,000 of goodwill on the balance sheet as of December 28, 2007 was determined not to be impaired by comparing the quoted market value of Digital Fusion stock at year-end to the total stockholders' equity at year-end and by analyzing other factors that could decrease the value of goodwill.

        Intangible asset amortization expense for the years ended December 28, 2007 and December 31, 2006 was approximately $427,000.

        Estimated annual amortization expense for intangible assets over the weighted average estimated useful life of four years at December 28, 2007 is as follows:

Fiscal Year:
2008	$427,000
2009	353,000

$780,000

FIII-11

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

5. BORROWINGS

        The Company's outstanding borrowings were comprised of the following:

	December 28, 2007	December 31, 2006
Line of credit	$262,000	$2,349,000
Note with related party	—	374,000
Acquisition notes with shareholders of Summit	1,500,000	1,500,000
Discounts on notes payable	—	—

	1,762,000	4,223,000
Less: current portion	(1,762,000)	(2,723,000)

Total long-term borrowings	$—	$1,500,000

         LINE OF CREDIT    In 2004, Digital Fusion entered into a secured revolving line of credit with a local bank. On May 26, 2005, the loan agreement was amended to (i) increase the amount to the lower of 90% of eligible accounts receivable or $3.5 million, (ii) extend the maturity date to May 20, 2006, (iii) state the rate of interest at prime, payable monthly and (iv) secure the line of credit by the Company's receivables and certain personal guarantees by two stockholders subject to certain company financial ratios and covenants.

        On May 5, 2006, Digital Fusion amended the secured revolving line of credit agreement with a local bank. The Amendment (a) extended the maturity date to May 5, 2007, (b) stated the rate of interest at prime (but not less than 6%), payable monthly and (c) secured the line of credit by the Company's receivables and certain guarantees. The line of credit is not to exceed the lower of 85% of eligible accounts receivable or $4.5 million.

        On May 22, 2007, Digital Fusion renewed the secured revolving line of credit agreement with a local bank. The renewal (a) extended the maturity date to May 20, 2008, (b) stated the rate of interest at prime (but not less than 4.5%), payable monthly and (c) secured the line of credit by the Company's receivables. The line of credit is not to exceed the lower of 85% of eligible accounts receivable or $4.5 million.

        As of December 28, 2007 and December 31, 2006, the balances on the line of credit were $261,722 and $2,348,738, respectively.

         NOTES WITH RELATED PARTY    On April 29, 2005, the Company refinanced two notes held by the Company's former President and CEO, by executing a $374,000 convertible note. The convertible note held an annual interest rate of prime and interest is payable monthly. The former CEO was able to convert the note into the Company's common stock at a conversion price of $2.43 per share in minimum blocks of $200,000 of principal. This note was paid April 24, 2007.

         SUMMIT NOTES    As part of the Summit acquisition, two convertible promissory notes for $2.7 million were issued. The note holders may convert the principal portion of the convertible notes into the Company's common stock at a conversion price of $2.25 per share. In the event the entire convertible notes are converted, the note holders will receive a total of 1.2 million shares of the Company's common stock. The annual interest rate is 5%; however, no interest shall accrue for the

FIII-12

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

5. BORROWINGS (Continued)

first six months and during any calendar month in which the average closing price of the publicly traded Company's common stock is greater than $2.80 per share. The Company recorded imputed interest of $228,000 to be amortized over a four-year period. The Company also estimated the intrinsic value of the embedded beneficial conversion feature of the $2.7 million note at $769,000 to be amortized to interest expense over the life of the note. At December 31, 2006, the Company reviewed the estimates used to determine both the imputed interest and the intrinsic value and determined that their values no longer existed. As a result, the balance of imputed interest and intrinsic value were written off to interest expense as of December 31, 2006.

        On July 1, 2005, the Company paid an installment payment as required by the Summit acquisition of $905,047 that was comprised of $877,195 of principal and the remaining amount was accrued interest. On December 29, 2005, the company paid $300,001, and the Summit note holders elected to convert $300,000 of the note into company common stock. Accordingly the Company issued 133,333 shares of company common stock to the Summit note holders. See Note 14 below for a discussion of the acquisition and debt acquired during the first quarter of 2005 pertaining to the acquisition of Summit Research Corporation.

        On December 31, 2006, the Company paid a principal payment of $600,000 as required by the Summit acquisition promissory note. The balance of $1,500,000 at December 28, 2007 was paid on January 3, 2008.

         DEBT MATURITIES    At December 28, 2007, aggregate required principal payments of long-term debt and line of credit are as follows:

Year Ending December 31,	Amount
2008	1,762,000

Total	$1,762,000

6. RETIREMENT PLANS

         DEFINED BENEFIT PLAN    Certain employees from a company that Digital Fusion acquired who met certain requirements of age and length of service at the time of acquisition are covered by the Company's sponsored non-qualified, non-contributory defined benefit pension plan. The benefits become fully vested upon the employees' retirements. Benefits paid to retirees are based upon age at retirement, compensation levels and years of credited service. The plan was amended to no longer require the Company to accrue future service benefits. In 2006, all benefits were paid out to the beneficiaries of this plan, with the exception of two beneficiaries that were highly compensated. On October 26, 2006, the Company notified the two remaining beneficiaries of its intent to terminate the plan. In 2007, the Company terminated the plan and purchased annuities for the two remaining beneficiaries. Plan assets are stated at fair value and are comprised of stocks and bonds. Net periodic

FIII-13

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

6. RETIREMENT PLANS (Continued)

pension cost at December 28, 2007 and December 31, 2006 for this plan includes the following components:

	2007	2006
Change in benefit obligation
Benefit obligation at beginning of year (before liability change)	$556,000	$818,000
Liability change due to new census data	(4,000)	220,000

Benefit obligation at beginning of year (after liability change)	552,000	1,038,000
Interest cost	23,000	44,000
Benefit transactions	(33,000)	(43,000)
Effect of settlement	(542,000)	(483,000)

Benefit obligation at end of year	$—	$556,000

Change in plan assets
Fair value of plan assets at beginning of year	$251,000	$477,000
Actual return on plan assets	10,000	27,000
Employer contributions	315,000	250,000
Benefit transactions	(33,000)	(43,000)
Settlements	(542,000)	(460,000)

Fair value of plan assets at end of year	$1,000	$251,000

Funded status
Fair value of plan assets	$1,000	$251,000
Benefit obligation	—	(556,000)

Funded status at end of year	1,000	(305,000)
Unrecognized net actuarial loss (gain)	—	—
Unrecognized prior service cost (benefit)	—	—

(Accrued)/prepaid liability at end of year	$1,000	$(305,000)

Amounts recognized in the statement of financial position
Accrued pension cost beginning of year	$(51,000)	$(101,000)
Employer contributions	315,000	250,000
Net periodic pension benefit (cost)	(9,000)	8,000
Recognized settlement loss	(254,000)	(208,000)

(Accrued)/prepaid pension cost end of year	$1,000	$(51,000)

FIII-14

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

6. RETIREMENT PLANS (Continued)

	2007	2006
Components of net periodic benefit cost
Interest cost	$23,000	$44,000
Expected return on plan assets	(18,000)	(43,000)
Recognized settlement loss	254,000	207,000
Net amortization and deferral:
Unrecognized prior service cost	—	(17,000)
Unrecognized net loss	5,000	8,000

Net periodic pension cost	$264,000	$199,000

Assumptions used in determining actuarial valuations
Discount rate to determine projected benefit	4.25%	4.25%
Rate of increase in compensation levels	0.0%	0.0%
Expected rate of return on plan assets	8.0%	8.0%

         401(K) PLAN    The Company sponsors a defined contribution benefit plan covering its employees. Currently, eligible employees are allowed to contribute annually up to the maximum annual contribution allowed for 401(k) plans. Effective January 1, 2005, the plan requires the Company to contribute a "safe harbor" amount equal to 5% of eligible compensation each year for eligible employees up to the statutory maximum compensation ($225,000 and $220,000 for 2007 and 2006, respectively). All "safe harbor" contributions are 100% vested. The company also matches 100% of employee contributions up to 5% of eligible compensation. In addition, the company savings plan provides for discretionary profit sharing contributions. Matching and profit sharing contributions under the 401(K) Savings Plan are subject to 3 year vesting. Charges to operations for employer contributions amounted to approximately $2,812,000 and $2,372,000 for 2007 and 2006, respectively.

         DEFERRED COMPENSATION    In November 2006, the Company established an unfunded nonqualified deferred compensation plan (DCP) covering a select group of management or highly compensated employees as defined by the DCP. Under the plan, eligible employees may contribute a portion of their salary on a pre-tax basis. The DCP will mirror the Company's 401(K) Plan with regard to Company matching of employee contributions. This allows eligible employees to participate in either plan and receive the same Company matching contributions. The DCP is a nonqualified plan; therefore, the associated assets and liabilities are included in the Company's December 28, 2007 Consolidated Balance Sheet. In addition, the Company established a rabbi trust to finance obligations under the DCP with corporate-owned life insurance policies on participants. Company matching expense was $39,835 and $15,387 for the years ended December 28, 2007 and December 31, 2006, respectively.

7. STOCKHOLDERS' EQUITY

         CAPITAL STOCK    During the 2005 Annual Stockholders Meeting, the stockholders approved increasing the number of authorized shares to 31,000,000. The Company's Board of Directors designated 1,000,000 of the authorized shares as "blank check" preferred stock and 30,000,000 shares as common stock. During March 2001, the Company's Board of Directors designated 60,000 of the

FIII-15

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

7. STOCKHOLDERS' EQUITY (Continued)

preferred shares as Series A Convertible Preferred Stock par value $.01 per share and 45,000 of the preferred shares as Series B Preferred Stock, par value of $.01. No shares of the preferred stock have been issued.

         WARRANTS    At December 28, 2007, 30,000 shares of common stock were reserved for the exercise of stock warrants related to consulting agreements as follows:

Legacy Liability Settlement	250,000
Consulting	39,000

Total outstanding @ December 31, 2006	289,000
Warrants expired during 2007	(250,000)
Warrants exercised during 2007	(9,000)

Total outstanding @ December 28, 2007	30,000

        During January 2002, the Company entered into a settlement agreement of a certain equipment lease. As a part of this settlement, the Company issued a five-year warrant to purchase 250,000 shares of the Company's common stock at $1.00 per share. The Company recorded these warrants at fair market value, recording additional equity of $67,000. These warrants expired on January 18, 2007.

        On April 17, 2003, the Company entered into a consulting agreement with an independent consultant in which the Company agreed to issue a five-year warrant to purchase 10,000 shares of its common stock at $0.33 per share. On August 20, 2005, the Company received $330 and issued 1,000 shares of its common stock for exercise of warrants related to this agreement. On August 2, 2007, the Company received $2,970 and issued 9,000 shares of its common stock for exercise of the remaining warrants related to this agreement.

        On October 28, 2005, the Company agreed to issue a five-year warrant to purchase 15,000 shares of its common stock at $2.68 per share in connection with an ongoing consultant agreement.

        On November 1, 2006, the Company agreed to issue a five-year warrant to purchase 15,000 shares of its common stock at $1.45 per share in connection with an ongoing consultant agreement.

8. STOCK OPTIONS

         STOCK OPTION PLAN    Our stockholders voted on May 25, 2006 to amend the 2005 Stock Option Plan to authorize restricted stock grants and increase the number of shares available from 750,000 to 2,750,000 shares and to authorize an additional 500,000 shares for restricted stock grants. The shares of common stock authorized will be used to grant non-qualified stock options to our employees, directors, officers and consultants, and incentive stock options to our employees.

        With respect to incentive stock options, the 2005 Stock Option Plan provides that the exercise price of each such option must be at least equal to 100% of the fair market value of our common stock on the date of grant (110% in the case of stockholders who, at the time the option is granted, own more than 10% of the outstanding common stock). Stock options granted under this plan may generally be exercised from one to ten years after the date of grant. This plan requires that all options have an expiration date no later than that date which is one day before the tenth anniversary of the date of the grant (or the fifth anniversary of the date of grant in the case of 10% stockholders). Pursuant to the provisions of this plan, the aggregate fair market value, determined as of the date(s) of grant, for which incentive stock options are first exercisable by an option holder during any one calendar year cannot exceed $100,000.

FIII-16

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

8. STOCK OPTIONS (Continued)

        The Company maintains four qualified stock option plans. Under the terms of these plans, the Company has reserved 4,130,000 shares of its common stock under these plans. The Company granted 430,000 of stock options outside of its qualified stock option plans during 2006. No options were granted outside of its qualified stock option plans during 2007. The company granted 500,000 shares of restricted stock in 2007. These stock options and restricted stock were granted to the Board of Directors as part of their compensation for being on the Company's board of directors, and certain management to retain key personnel.

        Under the Company's Stock Option Plans, the Company may grant incentive stock options to certain officers, employees and directors. The options expire ten years from the date of grant. Accelerated vesting may occur pursuant to employment agreements following a change in control of the Company and under certain other conditions.

        The following table summarizes information about qualified and non-qualified stock options outstanding at December 28, 2007:

	Options outstanding			Options exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted Average Exercise Price
$0.29 to $0.40	691,250	4.3	$0.34	691,250	$0.34
$0.42 to $0.89	830,998	6.4	0.83	830,998	0.83
$0.94 to $1.38	439,831	6.2	1.02	361,312	1.03
$1.45 to $1.45	1,497,250	9.0	1.45	542,269	1.45
$1.79 to $2.13	663,200	8.8	1.89	238,152	1.94
$2.23 to $2.80	743,916	7.5	2.56	587,660	2.55
$2.89 to $2.95	788,667	7.9	2.91	445,531	2.91
$3.00 to $3.63	743,834	8.3	3.41	310,347	3.42
$3.65 to $10.49	119,750	3.7	7.97	118,420	8.02
$21.63 to $21.63	10,000	1.4	21.63	10,000	21.63

	6,528,696	7.5	$1.95	4,135,939	$1.83

        As of December 31, 2006, there were approximately 2,616,132 exercisable options with a weighted average exercise price of $1.81.

FIII-17

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

8. STOCK OPTIONS (Continued)

        Transactions under various qualified and non-qualified option plans for 2007 and 2006 are summarized as follows:

	Options	Weighted Average Exercise Price
Outstanding at January 1, 2005	4,210,199	$1.29
Granted	2,641,850	2.26
Exercised	(227,163)	0.56
Canceled	(254,252)	3.18

Outstanding at December 31, 2006	6,370,634	$1.91
Granted	485,250	1.74
Exercised	(210,212)	0.52
Canceled	(116,976)	1.85

Outstanding at December 28, 2007	6,528,696	$1.95

Options exercisable at December 28, 2007	4,135,939	$1.83

Options available for grant at December 28, 2007	222,493

9. TAXES

        For the year ended December 28, 2007, the Company recognized a current tax liability in the amount of $285,000 and deferred tax benefit in the amount of $947,000. For the year ended December 31, 2006, the Company recognized a current tax liability in the amount of $34,000 and deferred tax benefit in the amount of $2,506,000.

        For 2007 and 2006, the benefit for income taxes is as follows:

	2007	2006
Current:
Federal	$65,000	$9,000
State	220,000	25,000

	285,000	34,000

Deferred:
Federal	(1,113,000)	(2,295,000)
State	(119,000)	(245,000)

	(1,232,000)	(2,540,000)

Total benefit for income taxes	$(947,000)	$(2,506,000)

FIII-18

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

9. TAXES (Continued)

        The income tax benefit differs from the amount of tax determined by applying the Federal statutory rate as follows:

	2007	2006
Income tax provision (benefit) at statutory rate:	$541,000	$(425,000)
Increase (decrease) in income tax due to:
Non deductible expenses	94,000	48,000
Write down of beneficial and imputed interest	—	207,000
State income taxes, net	(75,000)	(8,000)
Section 481(a) adjustment	144,000	144,000
Operating loss carryforward	(2,292,000)	(2,771,000)
Stock based compensation	671,000	485,000
Stock options exercised	(30,000)	(186,000)

	$(947,000)	$(2,506,000)

        Net deferred tax assets and liabilities were comprised of the following:

Deferred Tax Asset (Liability), Current:	2007	2006
Accounts receivable allowance	$67,000	$10,000
Deferred gain on stock sale	—	—
Vacation payable	285,000	215,000
Net operating loss carryforward	1,710,000	1,066,000
Valuation allowance	—	—

	$2,062,000	$1,291,000

	2007	2006
Deferred Tax Asset (Liability), Non-Current:
Property and equipment	$(137,000)	$(43,000)
Intangibles	1,907,000	2,187,000
Summit acquisition intangibles	(315,000)	(483,000)
Accrued pension	—	122,000
Deferred compensation plan liability	225,000	—
Compensation expenses recorded on issuance of stock options	1,389,000	570,000
Other—carryovers	4,000	4,000
Net operating loss carryforward	13,151,000	9,772,000
Valuation allowance	(14,514,000)	(10,880,000)

	$1,710,000	$1,249,000

        As of December 28, 2007, the Company had available net operating loss carryforwards of approximately $23 million that expire in various years through the year ended December 31, 2026.

FIII-19

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

10. COMMITMENTS AND CONTINGENCIES

         OPERATING LEASES    The Company leases facilities and equipment under operating leases and subleases expiring through July 2012. Some of the leases have renewal options and most contain provisions for passing through certain incremental costs. At December 28, 2007 future net minimum annual rental payments under non-cancelable leases are as follows:

Year Ending December	Amount
2008	$755,000
2009	730,000
2010	708,000
2011	636,000
2012	123,000

Total	$2,952,000

        Total rental and lease expenses for the years ended December 28, 2007 and December 31, 2006 were approximately $658,000 and $451,000, respectively.

         EMPLOYMENT AGREEMENTS    The Company has several employment agreements and the aggregate commitment for future salaries is approximately $746,000 during 2008 and $112,000 during 2009.

         GOVERNMENT CONTRACTING    Payments to the Company on cost-plus-fee contracts are provisional and are subject to adjustment upon audit by the Defense Contract Audit Agency (DCAA). The audit of costs for the years ended December 28, 2007 and December 31, 2006 have not been initiated. Potentially, audit adjustments for these periods could have a material effect on these consolidated financial statements. However, in the opinion of management, audit adjustments that may result from DCAA audits are not expected to have a material effect on the Company's financial position, results of operations, or cash flows.

         LITIGATION    From time to time, the Company is involved in certain legal actions arising from the ordinary course of business. While it is not feasible to predict or determine the outcome of these matters, we believe that the resolution of these proceedings will not have a material adverse effect on our business, financial condition or results of operations.

11. RELATED PARTY TRANSACTIONS

         SEVERANCE COMMITMENT    Effective September 2, 2005, the Amended and Restated Employment Agreement (the "Employment Agreement") between the Company and its CEO was terminated by the Company's Board of Directors. The Employment Agreement was terminated by the Company without cause; therefore, the Company was obligated to pay the former CEO his current annual base salary of $175,000 for a period of 18 months after September 2, 2005, in accordance with the employment and non-compete agreement. Such payments were made in accordance with the Company's current customary payroll procedures. The Company was also required to provide the former CEO medical coverage with substantially similar terms to those in effect on September 2, 2005. Any and all vested options, warrants or other securities awarded to the former CEO pursuant to any of the Company's equity incentive plans, as of September 2, 2005, immediately vested and became

FIII-20

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

11. RELATED PARTY TRANSACTIONS (Continued)

exercisable, and all such vested options, warrants or other securities shall remain exercisable by the former CEO for the duration of the period during which the options, warrants or other securities would have remained exercisable if the former CEO had remained employed by the Company. Any unvested options, warrants or other securities awarded to former CEO pursuant to any of the Company's equity incentive plans expired effective as of September 2, 2005, and became null and void. In accordance with this agreement, the Company paid $26,923 and $175,000 in 2007 and 2006, respectively.

12. CASH FLOW INFORMATION

        During 2005, the Summit note holders elected to convert $300,000 of the note into company common stock. Accordingly the Company issued 133,333 shares of company common stock to the Summit note holders. See Note 14 below for a discussion of the acquisition and debt acquired during the first quarter of 2005 from the acquisition of Summit Research Corporation.

        During 2007 and 2006, the Company paid $207,000 and $204,000 respectively for interest. During 2007, the Company paid $111,000 for income taxes. No income taxes were paid during 2006.

13. MAJOR CUSTOMERS OF THE COMPANY

        Single customers comprising more than 10% of our revenue in 2007 include U.S. Army Space and Missile Defense Command at 41%, NASA's Marshall Space Flight Center at 23%, and Aviation and Missile Solutions, LLC at 11%. Single customers comprising more than 10% of our revenue in 2006 include U.S. Army Space and Missile Defense Command at 33%, NASA's Marshall Space Flight Center at 24%, Computer Science Corporation at 13%, and Aviation and Missile Solutions, LLC at 11%.

14. ACQUISITION

        On October 28, 2004, Digital Fusion, Inc. (the "Company") entered into a Stock Purchase Agreement (the "Agreement") with the CEO of Summit Research Corporation ("Summit") pursuant to which the Summit CEO agreed to sell all of his outstanding capital stock of Summit. On January 3, 2005, the Company closed on its acquisition of Summit.

        Under the terms of the Agreement, the Company paid to the Summit CEO (a) $1,600,000 in cash at the closing of the transaction (the "Closing"), (b) 575,000 shares of the Company's common stock as of the Closing, (c) on the six month anniversary of the Closing, $905,047 cash for principal and interest (6% annual interest), (d) $49,000 in the third quarter of 2005 as old Summit receivables were collected and (e) two convertible promissory notes (the "Note") in the cumulative amount of $2,700,000.

        The note holders may convert the principal portion of the convertible note into the Company's common stock at a conversion price of $2.25 per share. In the event the entire convertible note is converted, the note holder will receive a total of 1.2 million shares of the Company's common stock. The annual interest rate is 5%; however, no interest shall accrue for the first six months and during any calendar month in which the average closing price of the publicly traded Company's common stock is greater than $2.80 per share. The Company recorded imputed interest of $228,000 to be amortized over a four-year period. The Company also estimated the intrinsic value of the embedded beneficial conversion feature of the $2.7 million note at $769,000 to be amortized to interest expense over the life

FIII-21

DIGITAL FUSION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006

14. ACQUISITION (Continued)

of the note. At December 31, 2006, the Company reviewed the estimates used to determine both the imputed interest and the intrinsic value and determined that their values no longer existed. As a result, the balance of imputed interest and intrinsic value were written off to interest expense as of December 31, 2006.

15. SUBSEQUENT EVENTS

        On January 3, 2007, the Company paid the final principal payment of $1,500,000 and the final interest payment of $9,743 as required by the Summit acquisition promissory note.

FIII-22

Q3 FINANCIAL STATEMENTS AND FOOTNOTES

DIGITAL FUSION, INC.

Condensed Consolidated Balance Sheets

(In thousands, except for per share amounts)

	September 19, 2008 (Unaudited)	December 28, 2007
ASSETS
Current Assets:
Cash	$1,045	$2
Accounts receivable (net of allowance for doubtful accounts of $8 for 2008 and $167 for 2007)	8,906	7,952
Unbilled receivables	1,489	1,170
Prepaid expenses and other current assets	183	138
Deferred tax asset, current	2,062	2,062

Total current assets	13,685	11,324
Property and equipment, net of accumulated depreciation of $911 for 2008 and $673 for 2007	1,072	1,004
Goodwill	5,861	5,861
Intangible assets, net	471	780
Deferred tax asset, long-term	1,710	1,710
Deferred compensation plan asset	450	326
Other assets	26	18

Total assets	$23,275	$21,023

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$3,547	$3,077
Current maturities of long-term debt	—	1,500
Line of credit	—	262
Deferred revenue	—	28
Accrued compensation and related expenses	3,757	2,891
Other current liabilities	406	239
Income taxes payable	—	235

Total current liabilities	7,710	8,232
Deferred comp plan liability	688	502

Total liabilities	8,398	8,734

Stockholders' Equity:
Preferred Stock—$.01 par value; authorized 1,000 shares, no share issued and outstanding	—	—
Common Stock—$.01 par value; authorized 30,000 shares; 11,745 and 11,700 shares issued and outstanding at September 19, 2008 and December 28, 2007, respectively	117	117
Additional paid in capital	49,319	48,095
Accumulated deficit	(34,559)	(35,923)

Total stockholders' equity	14,877	12,289

Total liabilities and stockholders' equity	$23,275	$21,023

FIII-23

DIGITAL FUSION, INC.

Condensed Consolidated Statements of Operations

For the twelve and thirty-eight weeks ended September 19, 2008 and September 21, 2007

(Unaudited)

(In thousands, except for per share data)

	Twelve weeks ended		Thirty-eight weeks ended
	September 19, 2008	September 21, 2007	September 19, 2008	September 21, 2007
Revenues:
Services and fees	$8,816	$8,083	$28,457	$25,108
Reimbursed costs	5,520	4,009	16,230	7,647

Total revenues	14,336	12,092	44,687	32,755

Cost of services and goods sold:
Services	6,945	6,571	22,796	20,649
Reimbursed costs	5,275	3,793	15,604	7,282

Total cost of services and good sold	12,220	10,364	38,400	27,931

Gross profit	2,116	1,728	6,287	4,824
Selling, general and administrative	1,221	1,389	4,198	4,237

Operating income	895	339	2,089	587

Other income (expenses):
Interest expense, net	(14)	(58)	(64)	(180)
Other income	—	—	9	5
Amortization of intangible assets	(107)	(107)	(321)	(321)

Total other expenses	(121)	(165)	(376)	(496)

Net income (loss) before income taxes	774	174	1,713	91
Income tax expense	115	5	349	13

Net income	$659	$169	$1,364	$78

Basic earnings per share	$0.06	$0.01	$0.12	$0.01

Basic weighted average common stock shares outstanding	11,741	11,549	11,726	11,549

Diluted earnings per share	$0.05	$0.01	$0.10	$0.01

Diluted weighted average common stock shares outstanding	13,583	13,516	13,632	13,656

FIII-24

DIGITAL FUSION, INC.

Condensed Consolidated Statements of Cash Flows

For the Thirty-eight weeks ended September 19, 2008 and September 21, 2007

(Unaudited)

(In thousands)

	September 19, 2008	September 21, 2007
Cash flows provided by operating activities:
Net income	$1,364	$78
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	238	227
Amortization of intangible assets	321	321
Prepaid warrant expense	—	—
Stock-based compensation expense	1,213	1,393
Changes in assets and liabilities	(25)	(284)

Net cash provided by operating activities	3,111	1,735

Cash flows used in investing activities:
Capital expenditures—property and equipment	(305)	(110)
Patent costs—intangible assets	(12)	—

Net cash used in investing activities	(317)	(110)

Cash flows provided by (used in) financing activities:
Proceeds from exercise of options and warrants	11	77
Repayments of notes payable	(1,500)	(600)
Proceeds from line of credit	(262)	(1,101)

Net cash used in financing activities	(1,751)	(1,624)

Net increase in cash and cash equivalents	1,043	1
Cash and cash equivalents, beginning of periods	2	1

Cash and cash equivalents, end of periods	$1,045	$2

FIII-25

NOTES TO CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation

        The condensed consolidated interim financial statements of Digital Fusion, Inc. (Digital Fusion, DFI, or the Company) have been prepared by the Company, without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although, the Company believes that the disclosures made herein are adequate to make the information contained herein not misleading. These condensed consolidated interim financial statements should be read in conjunction with the Company's audited financial statements for the year ended December 28, 2007 and the notes thereto included in the Company's Annual Report. In the Company's opinion, all adjustments (consisting only of normal recurring) necessary for a fair presentation of the information shown herein have been included.

        The results of operations and cash flows for the twelve and thirty-eight weeks ended September 19, 2008 are not necessarily indicative of the results of operations expected for the full year.

2. Stock-Based Compensation

        In 2005, the Company accounted for its stock—based awards to employees and directors using the intrinsic value based method of accounting in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under the intrinsic value method, compensation cost is measured on the date of grant as the excess of the quoted market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the vesting periods of the options.

        Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payment." Accordingly, the Company recognized stock-based compensation expense in the amount of $1,393,000 during the thirty-eight weeks ended September 19, 2008.

        The value of each option grant is estimated as of the date of grant using the Black-Sholes option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the estimated value, in management's opinion, the existing valuation models do not provide a reliable measure of the fair value of the Company's employee stock options.

FIII-26

NOTES TO CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. Stock-Based Compensation (Continued)

        The Company estimates the fair value of each stock option at the grant date by using the Black-Sholes option-pricing model with the following weighted-average assumptions:

	For the thirty-eight weeks ended
	September 19, 2008	September 21, 2007
Dividend yield	0%	0%
Expected volatility	68%	68%
Risk-free interest rate	4.49%	4.49%
Expected life—years	5.27	5.27
Weighted average fair value of options granted	$2.20	$1.74

        Results may vary depending on the assumptions applied within the model. Compensation expense recognized in the provided pro forma disclosures may not be representative of the effects on net income for future years.

        The values ascribed to restricted stock awards are based on the fair value of the Company's common stock at the date of the grant. The value of the stock awards is amortized according to the vesting schedule. The stock awards will be converted to common stock and additional paid in capital upon the formal issuance of the common stock.

        The following table represents stock option activity for the thirty-eight weeks ended September 19, 2008:

(In thousands, except per share data)	Number of shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life
Outstanding at December 28, 2007	6,528,696	$2.02
Granted	131,500	2.18
Exercised	(20,334)	0.54
Forfeited or expired	(475,011)	2.26

Outstanding at September 19, 2008	6,164,851	$2.01	6.64

Exercisable at September 19, 2008	4,984,340	$2.05	6.30

3. Earnings (Loss) Per Share Data

        Earnings per common share are computed in accordance with SFAS No. 128, "Earnings Per Share," which requires companies to present basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding and dilutive options outstanding during the year.

FIII-27

NOTES TO CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. Income Taxes

        Digital Fusion recognized net income tax expense in the amount of $349,000 and $13,000 for its continuing operations for the for the thirty-eight weeks ended September 19, 2008 and September 21, 2007, respectively, based on projected taxable income.

        In future periods, tax benefits and related deferred tax assets will be recognized when management considers realization of such amounts to be more likely than not.

5. Debt

        As part of the Summit acquisition, two convertible promissory notes for $2.7 million were issued. The note holders may convert the principal portion of the convertible notes into the Company's common stock at a conversion price of $2.25 per share. In the event the entire convertible notes are converted, the note holders will receive a total of 1.2 million shares of the Company's common stock. The annual interest rate is 5%; however, no interest shall accrue for the first six months and during any calendar month in which the average closing price of the publicly traded Company's common stock is greater than $2.80 per share. The Company recorded imputed interest of $228,000 to be amortized over a four-year period. The Company also estimated the intrinsic value of the embedded beneficial conversion feature of the $2.7 million note at $769,000 to be amortized to interest expense over the life of the note. At December 31, 2006, the Company reviewed the estimates used to determine both the imputed interest and the intrinsic value and determined that their values no longer existed. As a result, the balance of imputed interest and intrinsic value were written off to interest expense as of December 31, 2006.

        On July 1, 2005, the Company paid an installment payment as required by the Summit acquisition of $905,047 that was comprised of $877,195 of principal and the remaining amount was accrued interest. On December 29, 2005, the company paid $300,001, and the Summit note holders elected to convert $300,000 of the note into company common stock. Accordingly the Company issued 133,333 shares of company common stock to the Summit note holders. See Note 14 below for a discussion of the acquisition and debt acquired during the first quarter of 2005 pertaining to the acquisition of Summit Research Corporation.

        On December 31, 2006, the Company paid a principal payment of $600,000 as required by the Summit acquisition promissory note. The balance of $1,500,000 at December 28, 2007 was paid on January 3, 2008.

6. Commitments

  Government Contracting

        Payments to the Company on cost-plus-fee contracts are provisional and are subject to adjustment upon audit by the Defense Contract Audit Agency (DCAA). In the opinion of management, audit adjustments that may result from DCAA audits are not expected to have a material effect on the Company's financial position, results of operations, or cash flows.

FIII-28

NOTES TO CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. Stockholders' Equity

        A summary of the changes in stockholders' equity for the thirty-eight weeks ended September 19, 2008 is as follows:

In thousands	Stockholders' Equity
Balance, December 28, 2007	$12,289
Net income (loss)	1,364
Exercise of stock options and warrants	11
Option and warrant expense	1,157
Stock compensation expense	56

Balance, September 19, 2008	$14,877

FIII-29

 Annex A

AGREEMENT AND PLAN OF MERGER
by and among
 KRATOS DEFENSE & SECURITY SOLUTIONS, INC.,
DAKOTA MERGER SUB, INC. AND
DIGITAL FUSION, INC.
Dated as of November 21, 2008

 EXHIBITS & SCHEDULES

Exhibits:
Exhibit A-1	Stockholder Agreement (Type A)
Exhibit A-2	Stockholder Agreement (Type B)
Exhibit A-3	Stockholder Agreement (Type C)
Exhibit B	Certificate of Merger
Exhibit C-1	Non-Competition Agreement (Type A)
Exhibit C-2	Non-Competition Agreement (Type B)
Exhibit D-1	Employment and Retention Agreement (Type A)
Exhibit D-2	Employment and Retention Agreement (Type B)

Schedules:
Company Disclosure Schedule
Schedule A	Parties to Stockholder Agreements
Schedule 1.1(a)	DFI Contract
Schedule 2.6(a)	Directors of the Surviving Corporation
Schedule 2.6(b)	Officers of the Surviving Corporation
Schedule 3.2(a)	Optionees with Extended Post-Termination Exercise Period
Schedule 7.2(f)	Parties to Non-Competition Agreements
Schedule 7.2(g)	Parties to Employment and Retention Agreements
Schedule 7.2(l)	Security Background Checklist

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of November 21, 2008 (the "Execution Date"), among KRATOS DEFENSE & SECURITY SOLUTIONS,  INC., a Delaware corporation ("Parent"), DAKOTA MERGER SUB, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and DIGITAL FUSION, INC., a Delaware corporation (the "Company"). Each of Parent, Merger Sub and the Company is a "Party" and together, the "Parties."

RECITALS:

        WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective corporations and stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

        WHEREAS, in furtherance of such acquisition, it is proposed that Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the "Merger"), on the terms and subject to the conditions of this Agreement;

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of the Delaware General Corporation Law, as amended (the "DGCL"), this Agreement, the Merger and the transactions contemplated hereby; the Board of Directors of the Company has resolved to recommend to its stockholders the adoption of this Agreement; the Board of Directors of Parent has resolved to recommend to its stockholders the approval of the issuance of shares of common stock of Parent, par value $0.001 per share (the "Parent Stock") in the Merger pursuant to the terms of this Agreement; and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition to and inducement of Parent's willingness to enter into this Agreement, the directors, executive officers and certain stockholders of the Company are entering into a Voting Agreement and irrevocable proxy in substantially the forms attached hereto as Exhibit A-1, Exhibit A-2 and Exhibit A-3 (the "Stockholder Agreements"), as specified on Schedule A;

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

        WHEREAS, Parent, Merger Sub and the Company intend for federal income tax purposes that the Merger, qualifies as a "reorganization" described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the regulations promulgated under the Code.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

        Section 1.1    Definitions.    The following capitalized terms as used in this Agreement shall have the meanings ascribed to them in this Article I:

          "Acquisition Agreement" has the meaning set forth in Section 6.12(b)(i) of this Agreement.

          "Affiliate" of any Person shall mean another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract, as trustee or executor, or otherwise.

          "Affiliated Person" has the meaning set forth in Section 4.21(a) of this Agreement.

          "Agreement" has the meaning set forth in the Preamble of this Agreement.

          "Antitrust Laws" has the meaning set forth in Section 6.9(b) of this Agreement.

          "Audited Financial Statements" has the meaning set forth in Section 4.5(c) of this Agreement.

          "Balance Sheet Date" has the meaning set forth in Section 4.6 of this Agreement.

          "Business Day" means any day, other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in San Diego, California.

          "Certificate" has the meaning set forth in Section 3.1(c) of this Agreement.

          "Certificate of Merger" has the meaning set forth in Section 2.2 of this Agreement.

          "Change in Control" means that as a result of, or in connection with, any cash tender or exchange offer, stock sale, merger or other business combination, sale of assets, or any combination of the foregoing transactions less than a majority of the combined voting power of the then outstanding securities of Parent or any successor corporation or entity entitled to vote generally in the election of the directors of Parent or such other corporation or entity after such transaction are held, in the aggregate, by the holders of Parent's securities entitled to vote generally in the election of directors of Parent immediately prior to such transaction or series of transactions.

          "Change in Recommendation" has the meaning set forth in Section 6.12(b)(i) of this Agreement.

          "Closing" has the meaning set forth in Section 2.2 of this Agreement.

          "Closing Date" has the meaning set forth in Section 2.2 of this Agreement.

          "Code" has the meaning set forth in the Recitals of this Agreement.

          "Company" has the meaning set forth in the Preamble of this Agreement.

          "Company Benefit Arrangement" means each individual employment, severance or termination agreement between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, other than (A) any agreement mandated by applicable Law or (B) any Company Benefit Plan.

          "Company Benefit Plans" mean employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, or with respect to which the Company or any of its Subsidiaries has or may have any Liability, including but not limited to each Company Pension Plan, "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change in control, disability, death benefit, hospitalization, medical, fringe benefit or other plan, program or arrangement.

          "Company Board" means the Board of Directors of the Company.

          "Company Bylaws" has the meaning set forth in Section 4.1(b) of this Agreement.

          "Company Certificate" has the meaning set forth in Section 4.1(b) of this Agreement.

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          "Company Common Stock" shall mean the common stock of the Company, par value $0.01 per share.

          "Company Disclosure Schedule" has the meaning set forth in the preamble to Article IV of this Agreement.

          "Company ERISA Affiliate Plan" shall mean each employee benefit plan, program or policy to which the Company, any ERISA Affiliate of the Company or any of its Subsidiaries has contributed or had an obligation to contribute within the last six (6) years has or may have any Liability or obligations to, which is (i) a Multiemployer Plan, (ii) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (iii) provides retiree medical benefits.

          "Company Financial Advisor" has the meaning set forth in Section 4.26 of this Agreement.

          "Company Leases" has the meaning set forth in Section 4.16(b) of this Agreement.

          "Company Licensed Intellectual Property" means all material Intellectual Property licensed to the Company or any of its Subsidiaries.

          "Company Material Adverse Effect" means any fact, event, circumstance or effect, other than any Excluded Company Matters, that, individually or together with all other such facts, events, circumstances and effects, (i) is, or could reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), capitalization, assets, liabilities, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents or materially delays, or could reasonably be expected to prevent or materially delay, the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

          "Company Material Contracts" has the meaning set forth in Section 4.10(a) of this Agreement.

          "Company Material Leased Real Property" has the meaning set forth in Section 4.16(b) of this Agreement.

          "Company Material Licenses" has the meaning set forth in Section 4.15(b) of this Agreement.

          "Company Owned Intellectual Property" means all material Intellectual Property owned by the Company or any of its Subsidiaries.

          "Company Owned Real Property" has the meaning set forth in Section 4.16(a) of this Agreement.

          "Company Pension Plan" means an "employee pension benefit plan", as defined in Section 3(2) of ERISA.

          "Company Permits" has the meaning set forth in Section 4.9(a) of this Agreement.

          "Company Preferred Stock" has the meaning set forth in Section 4.2(a) of this Agreement.

          "Company Product" shall mean any product, line of products or service which Company or any of its Subsidiaries has marketed and/or sold in the preceding five (5) calendar years, or which the Company reasonably expects to market and/or sell in any of the next five (5) years.

          "Company Qualified Plans" has the meaning set forth in Section 4.12(d) of this Agreement.

          "Company Registered Brand Name" means all trademarks, trade names, brand names, and service marks registered by the Company or any of its Subsidiaries in any country throughout the world.

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          "Company Representatives" means Affiliates of the Company and each of its Subsidiaries, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives.

          "Company Required Statutory Approvals" has the meaning set forth in Section 4.4(d) of this Agreement.

          "Company SEC Documents" has the meaning set forth in Section 4.5(a) of this Agreement.

          "Company Shares" has the meaning set forth in Section 3.1(b) of this Agreement.

          "Company Stock Options" means options to acquire Company Shares granted under or pursuant to the Company Stock Plans.

          "Company Stock Plans" shall mean the Company's 1998 Stock Option Plan, the Company's 1999 Stock Option Plan, the Company's 2000 Stock Option Plan, the Company's 2005 Stock Option Plan, the Standalone Option Agreements and any other plan or arrangement under which the Company or its Subsidiaries grants equity-based awards.

          "Company Stockholder Approval" has the meaning set forth in Section 4.4(a) of this Agreement.

          "Company Stockholders' Meeting" shall mean a meeting of the holders of Company Common Stock to vote on the approval and adoption of this Agreement and the Merger.

          "Company Takeover Proposal" means any inquiry, proposal or offer from any Person relating to, or that is reasonably likely to lead to, directly or indirectly: (i) a merger, consolidation, tender offer, exchange offer, share exchange, joint venture, dissolution, recapitalization, liquidation, business combination or other similar transaction involving the Company or any Company Subsidiary; (ii) the acquisition by any Person in any manner of a number of shares of any class of equity securities of the Company or any Company Subsidiary equal to or greater than fifteen percent (15%) of the number of such shares outstanding before such acquisition; or (iii) the acquisition by any Person in any manner (including by license or lease), directly or indirectly, of assets that constitute fifteen percent (15%) or more of the net revenues, net income or assets of the Company, in each case other than the transactions contemplated by this Agreement.

          "Company Unregistered Brand Name" means all (i) trademarks, trade names, brand names, and service marks for which the Company or any of its Subsidiaries has filed an application with the U.S. Patent and Trademark Office or any foreign equivalent office and (ii) material trademarks, trade names, brand names, and service marks used by the Company or any of its Subsidiaries but not registered in any country anywhere in the world.

          "Company Voting Proposal" has the meaning set forth in Section 6.6(a) of this Agreement.

          "Company Warrant" has the meaning set forth in Section 3.2(b) of this Agreement.

          "Confidentiality Agreement" has the meaning set forth in Section 6.3(a) of this Agreement.

          "Contract" means any agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, covenants not to sue, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied (each, including all amendments thereto).

          "Credit Agreement" has the meaning set forth in Section 5.11 of this Agreement.

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          "D&O Insurance" has the meaning set forth in Section 6.11(c) of this Agreement.

          "DGCL" has the meaning set forth in the Recitals of this Agreement.

          "Dissenting Shares" has the meaning set forth in Section 3.3 of this Agreement.

          "DFI Contract" has the meaning set forth on Schedule 1.1(a) of this Agreement.

          "EDGAR" means the Electronic Data Gathering, Analysis and Retrieval System.

          "Effective Time" has the meaning set forth in Section 2.2 of this Agreement.

          "Employment Agreements" has the meaning set forth in Section 7.2(g) of this Agreement.

          "Environmental Law(s)" means any and all applicable international, federal, state, or local Laws or rule of common Law, permits, restrictions and licenses, which regulate or relate to (i) the condition, protection or clean up of the environment, or the preservation or protection of waterways, groundwater, surface water, drinking water, land, soil, air, wildlife, plants or other natural resources; (ii) the generation, manufacturing, labeling, warning, notification, use, treatment, storage, transportation, handling, disposal, presence or release of Hazardous Substances; (iii) the health and safety of Persons or property, including without limitation protection of the health and safety of employees; or (iv) impose Liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), California's Proposition 65, or any other Law of similar effect.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 52 or 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

          "Exchange Agent" has the meaning set forth in Section 3.4(a) of this Agreement.

          "Exchange Fund" has the meaning set forth in Section 3.4(a) of this Agreement.

          "Exchange Ratio" means 1.7933.

          "Excluded Company Matters" means any one or more of the following: (i) changes after the date hereof in Laws, rules or regulations of general applicability or interpretations thereof by Governmental Entity, (ii) general changes after the date hereof in economic conditions, securities markets in general in the United States or general changes in the industry in which the Company operates generally, (iii) failure to meet internal projections or forecasts (provided, that the underlying causes of any such change shall not be excluded pursuant to this clause (iii)) or (iv) a change in the market price or trading volume of the Company Common Stock, in and of itself; provided, however, that any matter in subsections (i) or (ii) that disproportionately adversely affects the Company compared with other companies operating in the industries in which the Company operates shall not be an Excluded Company Matter.

          "Excluded Parent Matters" means any one or more of the following: (i) changes after the date hereof in Laws, rules or regulations of general applicability or interpretations thereof by Governmental Entity, (ii) general changes after the date hereof in economic conditions, securities

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  markets in general in the United States or general changes in the industry in which Parent operates generally, (iii) failure to meet internal projections or forecasts (provided, that the underlying causes of any such change shall not be excluded pursuant to this clause (iii)) or (iv) a change in the market price or volume of the Parent Stock, in and of itself; provided, however, that any matter in subsections (i) or (ii) that disproportionately adversely affects Parent compared with other companies operating in the industries in which Parent operates shall not be an Excluded Parent Matter.

          "Execution Date" has the meaning set forth in the Preamble of this Agreement.

          "Federal Acquisition Regulations" has the meaning set forth in Section 4.23(b) of this Agreement.

          "Financial Statements" has the meaning set forth in Section 4.5(d) of this Agreement.

          "Future SEC Reports" has the meaning set forth in Section 4.5(a) of this Agreement.

          "GAAP" means United States generally accepted accounting principles.

          "Government Contract" shall mean any Contract to which the Company and any Governmental Entity is a party, and any active Contracts pursuant to which the Company acts as a vendor or a subcontractor for a party having a Contract with a Governmental Entity.

          "Governmental Entity" means any foreign, federal, state, local or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority.

          "Hazardous Substances" means any pollutant, chemical, chemical compound, waste, material or substance that may harm, injure or affect human health, safety or the environment, including but not limited to any substance defined, classified or regulated, controlled, or subject to remediation under any Environmental Law as toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or hazardous, whether solid, liquid or gas, and including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, mixtures or derivatives.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnified Parties" has the meaning set forth in Section 6.11(b) of this Agreement.

          "Intellectual Property" means all intellectual property or other proprietary rights of every kind, foreign and domestic, including (i) patents, patent applications (including any provisionals, continuations, divisions, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any national phase PCT applications, PCT international applications, and all foreign counterparts), statutory invention certificates, copyrights, mask works, industrial designs, URLs, domain names, trademarks, service marks, logotypes, brand names, trade dress and trade names, (ii) all rights in, applications for, registrations of any of the foregoing, (iii) moral rights, rights to use a natural person's name and likeness, publicity rights, (iv) all rights in and to trade secrets, confidential information, inventions, discoveries, improvements, modifications, know-how, techniques, methods, data, embodied or disclosed in any computer programs; product specifications; manufacturing, assembly, testing, clinical trials, patient surveys, physician surveys, surgical methods, educational programs, and (v) all goodwill related to any of the foregoing.

          "International Plan" means each material employment, severance or similar Contract or arrangement (whether or not written) or any material plan, policy, fund, program or arrangement or Contract, including, without limitation, multiemployer plan, pension, retirement savings, profit sharing, equity compensation, accident, health, hospitalization, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and any other employee

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  benefit plan, agreement, program, policy or other arrangement that (i) is entered into, maintained, administered or contributed to by either the Company or any of the Company Subsidiaries; and (ii) in which any individual employed outside of the United States by either the Company or any of the Company Subsidiaries participates.

          "International Trade Law" has the meaning set forth in Section 4.25 of this Agreement.

          "IRS" means Internal Revenue Service.

          "Joint Proxy Statement/Prospectus" shall mean the joint proxy statement/prospectus to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting and to the Parent's stockholders in connection with the Parent Stockholders' Meeting.

          "Knowledge" shall mean, with respect to the Company, the actual knowledge or awareness, after a reasonable investigation, of the executive officers and members of the Board of Directors of the Company, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual's duties. "Knowledge" shall mean, with respect to Parent, the actual knowledge or awareness, after a reasonable investigation, of the executive officers of Parent, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual's duties.

          "Law" means, as to any Person, any statute, rule, regulation, ordinance, code, guideline, law, judicial decision, determination, order (including any injunction, judgment, writ, award or decree), or consent of the court, other Governmental Entity or arbitrator, in each case applicable to or binding upon such Person, including the conduct of its business, or any of its assets or revenues to which such Person or any of its assets or revenues are subject.

          "Liability" or "Liabilities" mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

          "Liens" means any mortgage, deed of trust, deed to secure debt, title retention agreement, pledge, lien, encumbrance, security interest, right of first refusal, option, conditional or installment sale agreement, charge or other claims of third parties of any kind.

          "Merger" has the meaning set forth in the Recitals of this Agreement.

          "Merger Consideration" has the meaning set forth in Section 3.1(c) of this Agreement.

          "Merger Sub" has the meaning set forth in the Preamble of this Agreement.

          "Merging Corporations" shall mean Merger Sub and the Company.

          "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

          "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation System.

          "New Benefit Plans" has the meaning set forth in Section 6.4(a) of this Agreement.

          "Non-Competition Agreements" has the meaning set forth in Section 7.2(f) of this Agreement.

          "Non-Employee Options" has the meaning set forth in Section 6.16 of this Agreement.

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          "Parent" has the meaning set forth in the Preamble of this Agreement.

          "Parent Board" shall mean the Board of Directors of Parent.

          "Parent Financial Statements" has the meaning set forth in Section 5.4 of this Agreement.

          "Parent Material Adverse Effect" shall mean any fact, event, circumstance or effect, other than any Excluded Parent Matters, that, individually or together with all other such facts, events, circumstances and effects, (i) is, or could reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), capitalization, assets, liabilities, or results of operations of Parent, or (ii) prevents or materially delays, or could reasonably be expected to prevent or materially delay, the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

          "Parent Permits" has the meaning set forth in Section 5.5(a) of this Agreement.

          "Parent Preferred Stock" has the meaning set forth in Section 5.2 of this Agreement.

          "Parent Representatives" means Affiliates of Parent and each of its Subsidiaries, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives.

          "Parent Required Statutory Approvals" has the meaning set forth in Section 5.3(c) of this Agreement.

          "Parent SEC Documents" has the meaning set forth in Section 5.4 of this Agreement.

          "Parent Stockholders' Meeting" shall mean a meeting of the holders of Parent Stock to vote on the Parent Voting Proposal.

          "Parent Stock" has the meaning set forth in the Recitals of this Agreement.

          "Parent Stock Option" means any option to purchase Parent Stock granted under the Parent Stock Plans or otherwise.

          "Parent Stock Plans" means any plan or arrangement under which Parent grants equity-based awards.

          "Parent Voting Proposal" has the meaning set forth in Section 6.6(b) of this Agreement.

          "Parties" has the meaning set forth in the Preamble of this Agreement.

          "Patent Rights" has the meaning set forth in Section 4.15(e) of this Agreement.

          "Person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

          "Proceedings" means any claims, controversies, demands, actions, lawsuits, investigations, proceedings or other disputes, formal or informal, including any by, involving or before any arbitrator or any Governmental Entity.

          "Proposal Period" has the meaning set forth in Section 6.12(b)(ii) of this Agreement.

          "Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

          "Reorganization" has the meaning set forth in the Recitals of this Agreement.

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          "Required Company Stockholder Vote" shall mean the affirmative vote to approve and adopt this Agreement and the Merger by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Company Stockholders' Meeting.

          "Required Parent Stockholder Vote" shall mean the vote to approve the issuance of Parent Stock in the Merger by the holders of a majority of the shares of Parent Stock present (in person or by proxy) at the Parent Stockholders' Meeting and constituting a quorum for the purpose of voting on such approval.

          "SEC" means the United States Securities and Exchange Commission.

          "SEC Reports" means all forms, reports, statements, schedules and other documents filed by Parent pursuant to the federal securities laws and the SEC rules and regulations thereunder, and all forms, reports, statements, schedules and other documents to be filed by Parent with the SEC after the date hereof and prior to the Effective Time.

          "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

          "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.

          "Standalone Option Agreements" shall mean the Option Agreement between the Company and the individuals listed in Section 4.2(c) of the Company Disclosure Schedule.

          "Stockholder Agreements" has the meaning set forth in the Recitals of this Agreement.

          "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          "Subsidiary Bylaws" has the meaning set forth in Section 4.3(c) of this Agreement.

          "Subsidiary Charters" has the meaning set forth in Section 4.3(c) of this Agreement.

          "Superior Company Proposal" means any bona fide written offer not solicited by or on behalf of the Company made by a third party that if consummated would result in such third party acquiring, directly or indirectly, all of the Company Shares or all or substantially all the assets of the Company and the Company Subsidiaries, (i) for consideration that the Company Board determines in its good faith judgment to be superior from a financial point of view on a present value basis to the holders of Company Shares than the transactions contemplated by this Agreement (based on the advice of an independent financial advisor of nationally recognized reputation), taking into account all the terms and conditions of such proposal, this Agreement and any proposal by Parent to amend the terms of this Agreement, (ii) for which financing, to the extent required, is then fully committed, (iii) for which, in the good faith judgment of the Company Board, no regulatory approvals are required, including antitrust approvals, that would not reasonably be expected to be obtained without undue cost or delay and (iv) that, in the good faith judgment of the Company Board, is otherwise reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal.

          "Superior Proposal Notice" has the meaning set forth in Section 6.12(b)(ii) of this Agreement.

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          "Surviving Corporation" has the meaning set forth in Section 2.1 of this Agreement.

          "Takeover Laws" has the meaning set forth in Section 6.15 of this Agreement.

          "Tax" or "Taxes" means all taxes of whatever kind or nature, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any Governmental Entity or Tax authority (domestic or foreign).

          "Tax Returns" means any report, return (including information return or declaration of estimated Taxes), claim for refund, or statement relating to Taxes or required to be filed with any Tax authority (domestic or foreign), including any schedule or attachment thereto, and including any amendments thereof.

          "Termination Date" has the meaning set forth in Section 8.1(b)(i) of this Agreement.

          "Termination Fee" has the meaning set forth in Section 8.3(b) of this Agreement.

          "Trading Day" means (i) a day on which the Parent Stock is traded on the NASDAQ Global Market or (ii) if the Parent Stock is not listed on the NASDAQ Global Market, a day on which the Parent Stock is traded in the over the counter market, as reported by the OTC Bulletin Board; provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.

          "Unaudited Financial Statements" has the meaning set forth in Section 4.5(d) of this Agreement.

          "USPTO" means the United States Patent and Trademark Office.

        Section 1.2    Construction.    Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other gender, (c) the words "include," "includes" and "including" do not limit the preceding terms or words and will be deemed to be followed by the words "without limitation", (d) the terms "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms "day" and "days" mean and refer to calendar day(s) and (f) the terms "year" and "years" mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (a) any document, instrument or agreement (including this Agreement) include (1) all exhibits, schedules and other attachments thereto, (2) all documents, instruments or agreements issued or executed in replacement thereof and (3) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (b) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect through the Closing Date. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. All accounting terms not specifically defined herein will be construed in accordance with GAAP.

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ARTICLE II

THE MERGER

        Section 2.1    The Merger.    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the corporation surviving the Merger (the "Surviving Corporation") and shall continue its corporate existence under the DGCL.

        Section 2.2    Closing.    The closing of the Merger (the "Closing") shall take place on the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the continued satisfaction or, to the extent provided by Law and this Agreement, waiver of those conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties hereto (the actual date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, San Diego, California 92130, unless another place is agreed to in writing by the Parties hereto. On the Closing Date and subject to the terms and conditions hereof, the Parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in substantially the form attached hereto as Exhibit B (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger), such time being referred to herein as the "Effective Time."

        Section 2.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

        Section 2.4    Certificate of Incorporation of the Surviving Corporation.    At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to read the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein, by the DGCL or by applicable Law, except that Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation shall be Digital Fusion, Inc."

        Section 2.5    Bylaws of the Surviving Corporation.    At the Effective Time, the bylaws of the Surviving Corporation shall be amended to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and shall be the bylaws of the Surviving Corporation, until amended as provided therein, by the DGCL or by applicable Law.

        Section 2.6    Directors and Officers of the Surviving Corporation.

        (a)   The individuals set forth on Schedule 2.6(a) hereof shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law.

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        (b)   The individuals set forth on Schedule 2.6(b) hereof shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law.

ARTICLE III

EFFECT ON CAPITAL STOCK; EXCHANGE PROCEDURES

        Section 3.1    Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any securities of the Merging Corporations:

          (a)    Merger Sub Common Stock.    Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    Each share of Company Common Stock (shares of Company Common Stock being hereinafter collectively referred to as "Company Shares") held in the treasury of the Company and any Company Shares owned by Parent or by any direct or indirect wholly-owned Subsidiary of Parent or the Company (including any Company Shares issued by the Company pursuant to a stock option) immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c)    Conversion of Company Common Stock.    Each Company Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(b) and other than Dissenting Shares, as hereinafter defined) shall be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of Parent Stock equal to the amount obtained by multiplying (i) the Exchange Ratio by (ii) each such Company Share (the "Merger Consideration") upon surrender and exchange of a Certificate. As of the Effective Time, all such Company Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and shall cease to exist, and each holder of a certificate representing any such Company Shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

        Section 3.2    Company Stock Options and Company Warrants.

        (a)    Treatment of Company Stock Options.    The Company and the Parent shall take all actions necessary (including any required notices by the Company) to provide that, effective as of the Effective Time, each Company Stock Plan and each outstanding Company Stock Option will be assumed by Parent. Each Company Stock Option assumed by the Parent will continue to have, and be subject to, the same material terms and conditions of such option immediately prior to the Effective Time, except that (i) each Company Stock Option will be exercisable for a number of shares of Parent Stock equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of the Company Stock Option outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Stock, and (ii) the per share exercise price for the Parent Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the per share exercise price for such Company Stock Option outstanding immediately prior to the Effective Time by the Exchange Ratio,

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rounded up to the nearest whole cent. The exercise price and the number of shares purchasable pursuant to the assumed Company Stock Options as well as the terms and conditions of exercise of such assumed options shall be designed to comply with Sections 424(a) and 409A of the Code. Any restriction on the exercisability of such Company Stock Option will continue in full force and effect, and the term, exercisability, vesting schedule or other provisions of such Company Stock Option will remain unchanged. Consistent with the terms of the Company Option Plans and the documents governing the outstanding options under the Company Option Plans, the Merger will not terminate any of the outstanding Company Stock Options or accelerate the exercisability or vesting of such Company Stock Options or the shares of Parent Stock underlying the Company Stock Options upon Parent's assumption thereof in the Merger except (i) with respect to those Company Stock Options that are incentive stock options for purposes of the Code, as set forth on Section 4.2(c) of the Company Disclosure Schedule, which shall vest in full upon a Change in Control, (ii) with respect to those Company Stock Options held by the individuals set forth on Schedule 3.2(a) that contain a post-termination exercise period equal to the greater of two years from the Closing Date or ninety (90) days and (iii) consistent with the existing terms of the Company Option Plans and the documents related thereto governing the Company Stock Options that are non-qualified stock options for purposes of the Code.

        (b)    Treatment of Company Warrants.    At the Effective Time, (i) each outstanding warrant to purchase shares of Company Common Stock (a "Company Warrant") shall by virtue of the Merger be assumed by Parent subject to the terms of the Company Warrant and (ii) the Company shall take all actions necessary, including any required notices by the Company, to provide that, effective as of the Effective Time, each outstanding Company Warrant will be assumed by Parent. Each Company Warrant assumed by the Parent will continue to have, and be subject to, the same material terms and conditions of such warrant immediately prior to the Effective Time, except that (A) each Company Warrant will be exercisable for a number of shares of Parent Stock equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of the Company Warrant outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Stock, and (B) the per share exercise price for the Parent Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the per share exercise price for such Company Warrant outstanding immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Any restriction on the exercisability of such Company Warrant will continue in full force and effect, and the term, exercisability or other provisions of such Company Warrant will remain unchanged. Consistent with the terms of the Company Warrants, the Merger will not terminate any of the outstanding Company Warrants or accelerate the exercisability of such Company Warrants or the shares of Parent Stock underlying the Company Warrants upon Parent's assumption thereof in the Merger.

        Section 3.3    Dissenters' Rights.    Notwithstanding any provision of this Agreement to the contrary, Company Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders who shall have complied with the provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until the applicable holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such holder's rights to receive payment of the fair value of such holder's Shares under Section 262 of the DGCL. If, after the Effective Time, any such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration. Notwithstanding anything to the contrary contained in this Section 3.3, if this Agreement is terminated prior to the Effective Time, then the right of any holder of Company Shares to be paid the fair value of such holder's Dissenting Shares pursuant to

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Section 262 of the DGCL shall cease. The Company shall give Parent notice of any written demands for appraisal of Shares received by the Company under Section 262 of the DGCL, and shall give Parent the opportunity to direct in compliance with all applicable Laws all negotiations and Proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any such demands for appraisal, (ii) offer to settle or settle any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

        Section 3.4    Exchange Procedures.

        (a)    Exchange Agent.    As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with Wells Fargo Shareowner Services or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Company Shares, for exchange in accordance with this Article III through the Exchange Agent, (i) certificates representing a number of shares of Parent Stock equal to the Merger Consideration issuable to the Company stockholders pursuant to Section 3.1 and (ii) an amount of cash sufficient to make payments in lieu of fractional shares in accordance with Section 3.4(e). Parent further agrees to provide to the Exchange Agent, from time to time as needed, immediately available funds sufficient to pay any dividends and other distributions pursuant to Section 3.4(c). Any cash and certificates representing Parent Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund." Pursuant to irrevocable instructions, the Exchange Agent shall promptly deliver the Merger Consideration from the Exchange Fund to the former Company stockholders who are entitled thereto pursuant to Section 3.1. Except as contemplated by Section 3.4(c) and Section 3.4(e) hereof, the Exchange Fund shall not be used for any other purpose.

        (b)    Surrender of Certificates.    Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, which letter shall be in customary form and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Stock representing, in the aggregate, the whole number of shares that such holder is entitled to receive pursuant to Section 3.1, and (B) a check in the amount of the cash that such holder is entitled to be paid in respect of any fractional shares of Parent Stock pursuant to Section 3.4(e) and dividends and other distributions pursuant to Section 3.4(c), if any, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any cash payable pursuant to Section 3.4(c) or Section 3.4(e). In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid with respect to such Company Shares to such a transferee if the Certificate representing such transferred Company Shares is presented to the Exchange Agent in accordance with this Section 3.4(b), accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer taxes have been paid.

        (c)    Dividends and Distributions.    No dividends or other distributions declared or made after the Effective Time with respect to the Parent Stock with a record date after the Effective Time shall be paid to any holder of any unsurrendered Certificate who is entitled to receive Parent Stock upon such surrender, and no cash payment in respect of fractional shares shall be paid to any such holder pursuant to Section 3.4(e), unless and until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.4(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the stock

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certificates representing whole shares of Parent Stock to be issued in exchange therefor, without interest, (i) promptly, (A) the amount of any cash payable with respect to a fractional share of Parent Stock to which such holder is entitled pursuant to Section 3.4(e) and (B) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to the date of surrender of such holder's Certificate and a payment date occurring after the date of surrender, payable with respect to such whole shares of Parent Stock.

        (d)    Full Satisfaction.    The Merger Consideration delivered upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 3.4(c) or Section 3.4(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares represented by such Certificates.

        (e)    Fractional Shares.    No fractional shares of Parent Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Shares who would otherwise be entitled to receive a fraction of a share of Parent Stock, after aggregating all fractional shares of Parent Stock issuable to such holder, shall in lieu of such fraction of a share and upon surrender of such holder's Certificates, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average closing price of Parent Stock during the five (5) Trading Days immediately preceding the Closing Date. As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Shares in lieu of any fractional shares of Parent Stock, the Exchange Agent shall distribute such amounts to such former holders.

        (f)    Termination of Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Shares six (6) months after the Effective Time shall be returned to Parent, upon demand, and, from and after such delivery to Parent, any holders of Company Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for the Merger Consideration payable in respect of such Company Shares, any cash paid in respect of fractional shares of Parent Stock to which they are entitled pursuant to Section 3.4(e) and any dividends or other distributions with respect to Parent Stock to which they are entitled pursuant to Section 3.4(c), in each case, without any interest thereon. Neither Parent, the Surviving Corporation, the Exchange Agent nor the Company shall be liable to any holder of Company Shares for any such shares of Parent Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

        (g)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Surviving Corporation may direct as indemnity against any claim that may be made against Surviving Corporation with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Company Shares represented by such Certificate, any cash paid in respect of fractional shares of Parent Stock to which the holders thereof are entitled pursuant to Section 3.4(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.4(c), in each case, without any interest thereon.

        (h)    Withholding Taxes.    Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of

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this Agreement as having been paid to the holder of Company Shares in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

        (i)    Exchange Fund Cash.    The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 3.4(f). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

        (j)    No Further Ownership Rights in Shares.    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided herein or mandated by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent, the Surviving Corporation or Parent, for any reason, in accordance with Section 3.4(b), shall be canceled against delivery of the Merger Consideration payable in respect of the Company Shares formerly represented by such Certificates, any cash paid in respect of fractional shares of Parent Stock to which the holders thereof are entitled pursuant to Section 3.4(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.4(c), in each case, net of any required withholding for Tax and without any interest thereon.

        (k)    Adjustments.    Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Company Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

        Section 3.5    Further Assurances.    If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Merging Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Company or Surviving Corporation, as applicable, and their respective proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Merging Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merging Corporation or any such stockholder, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Merging Corporation and otherwise to carry out the purposes of this Agreement.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub that except as set forth in the disclosure letter dated as of the date hereof delivered by the Company to Parent (the "Company Disclosure Schedule"):

        Section 4.1    Organization and Qualification.

        (a)   The Company is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business, and is in good standing, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

        (b)   The copies of the Company's Certificate of Incorporation, as amended (the "Company Certificate"), and Bylaws, as amended (the "Company Bylaws"), made available to Parent are complete and correct copies of such documents, and no other such documents are binding upon the Company. The Company Certificate and the Company Bylaws are in full force and effect. The Company is not in violation of any provision of the Company Certificate or the Company Bylaws. The Company has made available to Parent copies of, the charters of each committee of the Company's Board of Directors and any code of conduct or similar policy adopted by the Company.

        Section 4.2    Capitalization.

        (a)   The authorized capital stock of the Company consists of 30,000,000 Company Shares and 1,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of November 17, 2008, (i) 11,745,123 Company Shares were issued and outstanding, (ii) no shares of Company Preferred Stock were issued or outstanding, (iii) no Company Shares were held in the treasury of the Company, (iv) 6,096,241 Company Shares were reserved for issuance upon exercise of Company Stock Options issued and outstanding, (v) 475,000 Company Shares reserved for issuance under the Company's deferred compensation plan, (vi) 870,364 Company Shares were authorized and reserved for future issuance pursuant to the Company Stock Plans (other than Company Shares authorized and reserved for future issuance upon exercise of Company Stock Options issued and outstanding), (vii) 30,000 Company Shares were reserved for issuance upon exercise of Company Warrants issued and outstanding, (viii) 60,000 shares of Company Preferred Stock were designated as Series A Preferred Stock, par value $0.01 per share and (ix) 45,000 shares of Company Preferred Stock were designated as Series B Preferred Stock, par value $0.01 per share. Each issued and outstanding share of capital stock of the Company is, and each Company Share reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Since November 17, 2008 through the date hereof, except as permitted by this Agreement, (i) no Company Shares have been issued, except in connection with the exercise of Company Stock Options issued and outstanding on November 17, 2008 and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made.

        (b)   Except for Company Stock Options and Company Warrants issued and outstanding, as of the date hereof, there are no outstanding subscriptions, options, calls, Contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any Subsidiary of the Company to

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issue, deliver or sell, or cause to be issued, delivered or sold, additional Company Shares or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of the Company or its Subsidiaries to (i) repurchase, redeem or otherwise acquire any Company Shares or the capital stock or other equity interests of any Subsidiary of the Company or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person other than a Company Subsidiary. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting of any Company Shares. The Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person (except rights which have terminated or expired). Neither the Company nor any of its Subsidiaries has any outstanding obligations in respect of prior acquisitions of businesses to pay, in the form of securities, cash or other property, any portion of the consideration payable to the seller or sellers in such transaction.

        (c)   The Company has previously made available to Parent complete and correct copies of each Company Stock Plan. Section 4.2(c) of the Company Disclosure Schedule sets forth a complete and correct list as of November 21, 2008, of all holders of outstanding Company Stock Options, whether or not granted under the Company Stock Plans, including the date of grant, the number of Company Shares subject to each such option, the exercise price per Company Share, the exercise and vesting schedule, the number of Company Shares remaining subject to each such option, the Company Stock Options that are incentive stock options for purposes of the Code, and the maximum term of each such option. Complete and correct copies of (i) all written agreements, including amendments thereto, evidencing the grant of Company Stock Options and (ii) all Company Board consents approving each Company Stock Option, including the written agreement and amendments thereto, have been provided to Parent by the Company. None of the Company Stock Options were granted with exercise prices below fair market value on the date of grant. All Company Stock Options have been validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the Company financial statements in accordance with GAAP, and no such grants involved any "back dating," "forward dating" or similar practices with respect to such grants.

        (d)   The Company has previously made available to Parent complete and correct copies of each Company Warrant. Section 4.2(d) of the Company Disclosure Schedule sets forth a complete and correct list as of November 21, 2008, of all holders of outstanding Company Warrants, including the date of issuance, the number of Company Shares subject to each such warrant, the exercise price per Company Share, the exercise and vesting schedule, the number of Company Shares remaining subject to each such warrant, and the maximum term of each such warrant. Complete and correct copies of the relevant forms of written agreements, including forms of amendments thereto, evidencing the issuance of Company Warrants have been provided to Parent by the Company. All Company Warrants have been validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the Company financial statements in accordance with GAAP.

        Section 4.3    Subsidiaries.

        (a)   Each Subsidiary of the Company is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is

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now being conducted, and each Subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary.

        (b)   All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting or transfer of any shares of capital stock or other equity interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. The Company has no material investment in any entity other than its Subsidiaries.

        (c)   Section 4.3(c) of the Company Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization and function (e.g., sales, manufacturing, administrative, etc.) of each Company Subsidiary. The Company has heretofore furnished to Parent a complete and correct copy each of the Company's Subsidiaries' Articles of Incorporation, Certificate of Incorporation or Articles of Organization, as the case may be, (collectively, the "Subsidiary Charters") and Bylaws (collectively, the "Subsidiary Bylaws"), each as amended to date. The Subsidiary Charters and the Subsidiary Bylaws are in full force and effect. The Company's Subsidiaries are not in violation of any provision of the applicable Subsidiary Charters or the Subsidiary Bylaws. The Company has made available to Parent copies of, the charters of each committee of the Board of Directors of each Company Subsidiary and any code of conduct or similar policy adopted by the Company's Subsidiaries.

        Section 4.4    Authority; Non-Contravention; Approvals.

        (a)   The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than obtaining the Company Stockholder Approval and the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). The affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote at a duly called and held meeting of the Company's stockholders will be the only vote of the holders of capital stock of the Company necessary to approve and adopt this Agreement and the Merger (the "Company Stockholder Approval").

        (b)   At a meeting duly called and held on November19, 2008, at which all directors were present, the Company Board unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, are advisable, fair to and in the best interests of the Company and the Company's stockholders, (ii) approved and adopted this Agreement, the Merger and the transactions contemplated hereby and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the Company stockholders. Such determinations, approvals, resolutions and recommendations are in effect as of the date hereof. No takeover statute or other similar statute

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or regulation relating to the Company is applicable to the Merger or the other transactions contemplated by this Agreement.

        (c)   The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby do not and will not violate, conflict with, give rise to the right to modify or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt, or result in the creation of any Lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective certificate of incorporation or bylaws or similar governing documents of the Company or any of its Subsidiaries, (ii) any statute, Law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Entity applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining the Company Required Statutory Approvals and the Company Stockholder Approval, or (iii) any Company Permit or Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, rights to modify, breaches, defaults, terminations, accelerations or creations of Liens, security interests or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

        (d)   Except for (i) the filings by the Company required by the HSR Act, (ii) the filings by the Company required by Antitrust Laws of foreign jurisdictions and (iii) the filing of the Certificate of Merger as required by the DGCL (the filings and approvals referred to in clauses (i) through (iii) collectively, the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity or other Person is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

        Section 4.5    Reports and Financial Statements.

        (a)   Prior to September 12, 2006, the Company filed all forms, reports, statements, schedules and other documents required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder (collectively, the "Company SEC Documents") on a timely basis or timely filed a valid extension of such time of filing and filed any such Company SEC Documents prior to the expiration of any such extension. The Company SEC Documents, as amended, as well as all forms, reports, statements, schedules and other documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time (the "Future SEC Reports"), (i) were and will be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such Company SEC Documents, as amended, and such later filed Future SEC Reports and (ii) did not and will not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were and will be made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. The Company has heretofore furnished to Parent complete and correct copies of all comment letters from the SEC with respect to any of the Company SEC Documents. As of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

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        (b)   Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents, as amended, or any Future SEC Report has been, and in the case of any Future SEC Report will be, prepared in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate, to the Company and its consolidated Subsidiaries, taken as a whole).

        (c)   The Company has delivered to Parent copies of Company's audited consolidated financial statements as of and for the fiscal years ended December 26, 2005, 2006, and 2007, together with the notes thereto (the "Audited Financial Statements"). The Audited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto.

        (d)   The Company has delivered to Parent copies of Company's unaudited consolidated financial statements for the nine (9) month period ended September 18, 2008, (the "Unaudited Financial Statements"). The Unaudited Financial Statements were prepared in accordance with GAAP on a basis consistent with the Audited Financial Statements and are correct and complete and fairly present the financial position and condition of the Company at the date thereof and the results of operations for the period covered thereby (subject to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate, to the Company and its consolidated Subsidiaries, taken as a whole) and contain no material misstatements or omissions (the Audited Financial Statements and the Unaudited Financial Statements, together, the "Financial Statements").

        (e)   Except as set forth in Section 4.5(e) of the Company Disclosure Schedule, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosed to its auditors and the audit committee of the Company Board (and made available to Parent a summary of the significant aspects of such disclosure) (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

        (f)    As of the date of this Agreement, the Company has not received written notice of any SEC inquiries or investigations or other governmental inquiries or investigations (pending or threatened) in each case regarding any accounting practices of the Company or any malfeasance by any director or executive officer of the Company. The Company has not conducted any internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Company Board or any committee thereof.

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        (g)   Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

        (h)   None of the Company or any of its Subsidiaries is indebted to any director or officer of the Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors' fees) and no such person is indebted to the Company or any Subsidiary, and, except as set forth in the Company SEC Documents, as amended, or in Section 4.5(h) of the Company Disclosure Schedule, there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC.

        Section 4.6    Absence of Undisclosed Liabilities.    Neither the Company nor any of its Subsidiaries has any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except Liabilities or obligations: (i) as and to the extent set forth on the audited consolidated balance sheet of the Company and its Subsidiaries as of December 26, 2007 (the "Balance Sheet Date"); or (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, the Company has collected its accounts receivable and paid its accounts payable in a timely manner consistent with past practice.

        Section 4.7    Litigation.    As of the date hereof, there are no actions pending, or, to the Knowledge of the Company, threatened in writing against, which relate to or affect the Company or any of its Subsidiaries, before any court or other Governmental Entity or any arbitrator which could reasonably be expected to individually, or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has committed a material violation of any order of any Governmental Entity or any Law of any Governmental Entity applicable to the Company or any Subsidiary or any of their respective properties or assets, and the business operations of the Company and its Subsidiaries have been conducted in material compliance with all Laws of each Governmental Entity. There has not been nor, as of the date hereof, are there any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any other Person at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

        Section 4.8    Absence of Certain Changes or Events.    Since the Balance Sheet Date, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice and there has not been:

          (a)   any circumstance or event, or series of circumstances or events, which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

          (b)   any material change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in GAAP;

          (c)   any material revaluation by the Company or any Subsidiary of a material asset (including, without limitation, any material writing down of the value of inventory or material writing-off of notes or accounts receivable);

          (d)   any transaction or commitment made, or any Contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including, without limitation, the acquisition, disposition, leasing or licensing of any tangible or intangible assets) or any

22

  relinquishment by the Company or any Subsidiary of any Contract or other right, in either case, material to the Company and Subsidiary taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (e)   any declaration, setting aside or payment of any dividend (whether in cash, stock or property) or other distribution in respect of the Company's capital stock or any redemption, purchase or other acquisition of any of the Company's securities;

          (f)    any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (g)   any amendment of any material term of any outstanding security of the Company or any Subsidiary;

          (h)   any issuance by the Company or any Subsidiary of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any Company Shares pursuant to the exercise of any Company Stock Options and Company Warrants in existence prior to the date hereof;

          (i)    any material incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (j)    any creation or assumption by the Company or any Subsidiary of any material Lien on any material asset(s) (alone or in the aggregate) other than in the ordinary course of business consistent with past practice;

          (k)   any making of any material loan, advance or capital contributions to or investment in any entity or person other than loans, advances or capital contributions to or investments in any Subsidiary and except for cash advances to employees for reimbursable travel and other reasonable business expenses, in each case made in the ordinary course of business consistent with past practice;

          (l)    any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

          (m)  any material grant of equity or other compensation, or increase in the benefits under, or the establishment, material amendment or termination of, any Company Benefit Plan covering current or former employees, officers, consultants, or directors of the Company or any Subsidiary, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any current or former directors or officers of the Company or any of its Subsidiaries or any other employee earning noncontingent cash compensation in excess of $50,000 per year;

          (n)   any entry by the Company or any Subsidiary into any employment, consulting, severance, change in control, retention, termination or indemnification agreement with any current or former director, consultant or officer of the Company or any Subsidiary or entry into any such agreement with any person for a noncontingent cash amount in excess of $50,000 per year or outside the ordinary course of business;

          (o)   any material labor dispute, other than routine individual grievances, or any activity or Proceeding by a labor union or representative thereof to organize any employees of the Company

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  or any of its subsidiaries, which employees were not subject to a collective bargaining agreement as of the Balance Sheet Date or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

          (p)   any authorization or commitment with respect to, any single capital expenditure that was in excess of $50,000 or capital expenditures that were, in the aggregate, in excess of $100,000 for the Company and the Subsidiaries, taken as a whole; or

          (q)   any authorization of, or agreement by the Company or any Subsidiary to take, any of the actions described in this Section 4.8, except as expressly contemplated by this Agreement.

        Section 4.9    Compliance with Applicable Law; Permits.

        (a)   The Company, its Subsidiaries and their employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including, without limitation, any Governmental Entity engaged in the regulation of the Company's products) which are required for the Company and its Subsidiaries to own, lease, license and operate its properties and other assets and to carry on their respective business in the manner described in the Company SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the "Company Permits"), and all the Company Permits are valid, and in full force and effect.

        (b)   The Company and its Subsidiaries are, and have been at all times since January 1, 2004, in compliance with the terms of the Company Permits and all applicable Laws relating to the Company and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Company Permits or such applicable Law would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2004, neither the Company nor any of its Subsidiaries has received any notification from any Governmental Entity (i) asserting that the Company or any of its Subsidiaries is not in material compliance with, or at any time since such date has failed to materially comply with, applicable Law or (ii) threatening to revoke any material Company Permit. As of the date hereof, no material investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, has been threatened against the Company or any of its Subsidiaries.

        Section 4.10    Company Material Contracts; Defaults.

        (a)   Except as filed as exhibits in full without redaction to the Company's SEC Documents prior to the date hereof or set forth in Section 4.10 of the Company Disclosure Schedule and previously made available to Parent, neither the Company nor any of its Subsidiaries is a party to, and none of their respective assets, businesses or operations is bound by, any Contract (whether written or oral), or groups of related Contracts with the same party or group of parties, that (i) constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act); (ii) relate to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its Subsidiaries, including the amount of funded indebtedness for borrowed money outstanding as of the date hereof under any such Contract or indenture; (iii) require the payment or receipt of $100,000 or more per year which are not cancelable by the Company on 30 days' or less notice without premium or penalty or other cost of any kind or nature; (iv) relate to the research, development, distribution, supply, license, co-promotion or manufacturing by other Persons of Company Products; (v) relate to a Company Product and purports to prohibit the Company or any Subsidiary from contesting the validity or ownership of any other Person's patent or from challenging the inventorship of any other Person's invention; (vi) which relate to a Company Product and where, in settlement of an actual or threatened action for patent infringement, trade secrets misappropriation or similar intellectual property action, the Company or any Subsidiary purports to acknowledge or agree that certain acts infringe or

24

misappropriate the rights of another Person; (vii) where, in settlement of an actual or threatened action for patent infringement, trade secret misappropriation or similar intellectual property action, another Person agrees in writing not to contest the validity or ownership of Company Owned Intellectual Property which relates to a Company Product; (viii) relating to any joint venture, partnership or other similar agreements to which the Company or any of its Subsidiaries is a party, (ix) which relate to lease agreements to which the Company or any of its Subsidiaries is a party with annual lease payments in excess of $100,000, (x) which relate to standby letter of credits obtained by the Company or any of its Subsidiaries has in an amount in excess of $150,000 and Contracts under which the Company or any of its Subsidiaries has advanced or loaned any other Person or entity an amount in excess of or guaranteed an amount in excess of $100,000, (xi) which relate to agreements under which the Company has granted any Person or entity registration rights (including, without limitation, demand and piggy-back registration rights), (xii) which relate to agreements under which the Company or any of its Subsidiaries has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of the Company's or any of its Subsidiaries' properties or assets, (xiii) (A) purporting to restrict or prohibit the Company or any of its Subsidiaries (1) from engaging or competing in any line of business or activity, with any Person or in any geographic area, or (2) from granting any license, franchise or other rights to any other Person in any Intellectual Property, or (B) which would have any such effect on Parent or any of its Affiliates after the consummation of the Merger or the Closing Date; (xiv) (A) grants any exclusive license, exclusive supply or exclusive distribution agreement or other material exclusive rights, or (B) grants any "most favored nation" rights or other preferential pricing terms with respect to any Company Product, service or Company Owned Intellectual Property; (xv) which relate to any executory obligations relating to the acquisition or disposition of all or any portion of any business of the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets, business combination or otherwise); (xvi) which the Company or any Company Subsidiary is a party with any Governmental Entity; and (xvii) to the extent not included within the foregoing, each Company Material License (the items described in clauses (i) through (xvii) hereof, collectively, the "Company Material Contracts"). The Company has made available to Parent a correct and complete copy of each Company Material Contract listed in Section 4.10(a) of the Company Disclosure Schedule (including all exhibits and schedules thereto).

        (b)   Each of the Company Material Contracts is valid and binding on the Company or its Subsidiary party thereto and, to the Company's Knowledge, each other Person party thereto, and is in full force and effect and enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles and (ii) to the extent applicable, securities laws limitations on the enforceability of provisions regarding indemnification in connection with the sale or issuance of securities. No Company Material Contract will, by its terms, terminate as a result of the transactions contemplated by this Agreement or require any consent from any Person thereto in order to remain in full force and effect immediately after the Effective Time, except where such termination would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company or its Subsidiaries.

        (c)   Neither the Company nor any of its Subsidiaries is in violation, breach or default under any of the Company Material Contracts, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a violation, breach or default, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company or its Subsidiaries. No other Person has alleged or claimed that the Company or any of its Subsidiaries, or any sublicensee of the Company or any of its Subsidiaries, is in violation, breach or default under any Company Material Contract. To the Company's Knowledge, no other party to a Company Material Contract is in violation, breach or default under any of the Company Material Contracts, and there has not occurred any event that, with the lapse of time

25

or the giving of notice or both, would constitute such a violation, breach or default, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company or its Subsidiaries.

        Section 4.11    Taxes.

        (a)   Each of the Company and its Subsidiaries has (i) duly and timely filed with the appropriate Tax authority all Tax Returns required to be filed by it through the date hereof, and all such Tax Returns are true, correct and complete in all material respects and (ii) paid all Taxes due and owing (whether or not shown due on any Tax Returns). Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has commenced activities in any jurisdiction which will result in an initial filing of a Tax Return with respect to Taxes imposed by a Tax authority that it had not previously been required to file in the immediately preceding taxable period.

        (b)   The unpaid Taxes of the Company and its Subsidiaries did not, as of September 18, 2008, exceed the reserve for Tax Liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Financial Statements. Since September 18, 2008, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

        (c)   There are no Liens for Taxes upon any property or asset of the Company or any Subsidiary thereof, except for Liens for current Taxes the payment of which is not yet delinquent, or for Taxes contested in good faith and reserved against in accordance with GAAP.

        (d)   No deficiencies for Taxes with respect to any of the Company and its Subsidiaries have been set forth or claimed in writing, or proposed or assessed by a Tax authority. There are no pending or, to the Knowledge of the Company, proposed or threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to any of the Company and its Subsidiaries, and there are no matters under discussion with any Tax authority, or known to the Company, with respect to Taxes that are likely to result in a material additional Liability for Taxes with respect to any of the Company and its Subsidiaries. No issues relating to Taxes of the Company or its Subsidiaries were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period. The Company has delivered or made available to Parent true and complete copies of federal, state and local income Tax Returns of each of the Company and its Subsidiaries and their predecessors for the years ended December 26, 2005, 2006 and 2007, and true and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries or any predecessor, with respect to Taxes. None of the Company, any of its Subsidiaries or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver. There is not currently in effect any power of attorney authorizing any Person to act on behalf of the Company, or receive information relating to the Company, with respect to any Tax matter.

        (e)   Neither the Company nor any of its Subsidiaries has requested or received any ruling from any Tax authority, or signed any binding agreement with any Tax authority (including, without limitation, any advance pricing agreement) that would affect any amount of Tax payable after the Closing Date and has not made any request for issuance of a ruling from a Taxing Authority on behalf of the Company or any of its Subsidiaries since January 1, 2005 (regardless of whether the requested ruling is still pending or withdrawn).

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        (f)    Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Tax Returns (including without limitation all IRS Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed. Neither the Company nor any of its Subsidiaries has classified any individual as an "independent contractor" or similar non-employee status who, according to any Company Benefit Plan or applicable Law, should have been classified as an employee.

        (g)   There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and its Subsidiaries, and, after the Closing Date, none of the Company and its Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any Liability thereunder for any amounts.

        (h)   Except for the affiliated group of which the Company is the common parent, each of the Company and its Subsidiaries is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any Person (including an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Entity) other than the Company and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

        (i)    Neither the Company nor any of its Subsidiaries (i) is a party to or subject to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income Tax purposes and (ii) does not own a single member limited liability company treated as a disregarded entity for federal income Tax purposes.

        (j)    Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

        (k)   Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact that could be reasonably expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. The Company does not know of any fact that could be reasonably expected to prevent the Company from providing any customary representations contained in any certificates requested from the Company pursuant to Section 6.13(c) of this Agreement.

        (l)    Neither the Company nor any of its Subsidiaries has been a party to a "reportable transaction," as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported) or to a transaction that is or is substantially similar to a "listed transaction," as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. No Tax Return filed by or on behalf of the Company or any of its Subsidiaries has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), and no Tax Return has been filed by or on behalf of the Company or any of its Subsidiaries with respect to which the preparer of such Tax Return advised consideration of inclusion of such a disclosure, which disclosure was not made.

        (m)  Neither the Company nor any of its Subsidiaries has made or agreed to make, and is not required to make, any change in method of accounting previously used by it in any Tax Return which change in method would require an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) on any Tax Return for any taxable period for which the Company or any of its Subsidiaries has not yet filed a Tax Return. No application is pending with any Tax authority

27

requesting permission to make any change in any accounting method that would require such an adjustment, nor has the Company or any of its Subsidiaries received any notice that a Tax authority proposes to require a change in method of accounting used in any Tax Return which has been filed by the Company or any of its Subsidiaries that would require such an adjustment.

        (n)   The Company has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Execution Date to a period (or portion thereof) beginning after the Execution Date. Except to the extent adequately reserved for in the Unaudited Financial Statements, the Company has no deferred income or other Tax Liability arising out of any transaction, including, without limitation, any (i) intercompany transaction (as defined in Treasury Regulations Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) excess loss account (as defined in Treasury Regulations Section 1.1502-19) with respect to the stock of any Subsidiary of the Company, (iv) use of the long-term contract method of accounting, or (v) receipt of any prepaid amount on or before the Execution Date.

        (o)   Section 4.11(o) of the Company Disclosure Schedule sets forth the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable deduction available for use by the Company or any of its Subsidiaries. Except as set forth on Section 4.11(o) of the Company Disclosure Schedule, there is currently no limitation on the use of the Tax attributes of the Company under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign Tax Law).

        (p)   Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the preceding five (5) years.

        (q)   Neither the Company nor any of its Subsidiaries has a "permanent establishment" in any country other than the country under the laws of which it is organized (as such term is defined in any applicable Tax treaty or convention between the country of organization and such other country) and has not otherwise taken steps or conducted business operations that have exposed, or will expose, it to the Tax jurisdiction of such other country.

        (r)   The Company and its Subsidiaries have made available to Parent complete and accurate copies of all documents requested in writing by Parent relating to Taxes or Tax Returns of the Company or any of its Subsidiaries.

        Section 4.12    Employee Benefit Plans; ERISA.

        (a)   Section 4.12(a) of the Company Disclosure Schedule includes a complete list, as of the date hereof, of each Company Benefit Plan. The Company has made available to Parent a copy of each of the Company Benefit Plans, including any amendments thereto, and where applicable, any related trust agreement, annuity or insurance contract, the most recent actuarial valuation, the most recent summary plan description, the most recent prospectus, the most recent IRS determination or opinion letter, and the most recent annual report (Form 5500) and any audited financial statements.

        (b)   The Company and its Subsidiaries have complied in all material respects, and are now in compliance in all material respects, with all provisions of all Laws and regulations applicable to Company Benefit Plans and each Company Benefit Plan has been administered in accordance with its terms, including the timely making of all required contributions and the reflection by the Company of all required accruals on its financial statements. To the Company's Knowledge, no event or condition exists which would reasonably be expected to subject the Company or any of its Subsidiaries to Liability in connection with the Company Benefit Plans or any plan, program, or policy sponsored or contributed to by any of their respective ERISA Affiliates other than the provision of benefits thereunder in the ordinary course. With respect to each applicable Company Benefit Plan, to the

28

Company's Knowledge (i) there are no pending or threatened actions which have been asserted or instituted and which would reasonably be expected to result in any Liability of the Company or any of its Subsidiaries; (ii) there are no audits, inquiries or Proceedings pending or threatened by any governmental authority; and (iii) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in material Liability to the Company, any Company Subsidiary, or any of their respective employees.

        (c)   In no event will the execution and delivery of this Agreement or any other related agreement, the consummation of the Merger or the transactions contemplated hereby or thereby, or the Company Stockholder Approval (either alone or in conjunction with any other event, such as termination of employment) result in, cause the accelerated vesting, exercisability, funding or delivery of, or increase the amount or value of, any material payment or benefit to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof or result in a limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

        (d)   Section 4.12(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code or is intended to be similarly qualified or registered under applicable foreign law (collectively, the "Company Qualified Plans"). The IRS (or other relevant foreign regulatory agency) has issued a favorable determination or opinion letter (or similar approval under foreign law) with respect to each Company Qualified Plan and the related trust that has not been revoked, and there are no existing circumstances or events that have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

        (e)   Except as otherwise provided in Section 4.12(e) of the Company Disclosure Schedule, no Company ERISA Affiliate Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its ERISA Affiliates after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA or any other similar applicable Law or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

        (f)    No Company Benefit Plan or Company ERISA Affiliate Plan is, or has ever been, subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

        (g)   No Company Benefit Plan or Company ERISA Affiliate Plan is, or has ever been, a Multiemployer Plan.

        (h)   No Company Benefit Plan or Company ERISA Affiliate Plan is, or has ever been, an International Plan.

        (i)    There is no Contract, agreement, plan or arrangement to which the Company or any Subsidiary of the Company is a party, including but not limited to the provisions of this Agreement, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code.

        (j)    No payment pursuant to any Company Benefit Plan or Company Benefit Arrangement between Company or a Subsidiary and any "service provider" (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any equity option, would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Merger, any other transaction contemplated by this Agreement or otherwise.

        (k)   Each Company Benefit Plan, employment agreement, or other Contract, plan, program, agreement, or arrangement that is a "nonqualified deferred compensation plan" (within the meaning of

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Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, its Treasury regulations, and any applicable administrative guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Benefit Plan, employment agreement, or other Contract, plan, program, agreement, or arrangement. Neither the Company nor any ERISA Affiliate is a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

        (l)    No amount that could be received (whether in cash or property or the vesting of property), as a result of the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or the stockholder approval of the Merger (either alone or in conjunction with any other event, such as termination of employment), by any employee, officer or director of the Company or any Subsidiary of the Company who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or otherwise could be characterized as a "parachute payment" (as defined in Section 280G(b)(2) of the Code). The Company has made available to Parent all necessary information to determine, as of the date hereof, the estimated maximum amount that could be paid to each disqualified individual in connection with the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, assuming that the individual's employment with the Company is terminated immediately after the Effective Time. The Company has identified in Section 4.12(l) of the Company Disclosure Schedule and provided to Parent (i) the grant dates, exercise prices and vesting schedules applicable to each Company Option granted to the individual; (ii) the "base amount" (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement; and (iii) the maximum additional amount that the Company has an obligation to pay to each disqualified individual to reimburse the disqualified individual for any excise tax imposed under Section 4999 of the Code with respect to the disqualified individual's excess parachute payments (including any taxes, interest or penalties imposed with respect to the excise tax).

        (m)  All consideration and other amounts paid or payable and benefits granted or to be granted to any holder of Company Shares or other securities of the Company, including any officer, director, employee, consultant or other independent contractor, under any Company Benefit Plan or Company Benefit Arrangement have been or are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the applicable persons. A true and complete copy of any resolutions of any committee of the Company Board reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been provided to Parent prior to the execution of this Agreement.

        Section 4.13    Labor and Other Employment Matters.

        (a)   Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, as of the date hereof, (i) no work stoppage, slowdown, lockout, labor strike, grievances, material arbitration or other material labor dispute against the Company or any of its Subsidiaries by employees is pending or threatened, (ii) neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iii) the Company and each of its Subsidiaries are in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, immigration, workers' compensation, occupational safety, plant closings, layoffs, reductions in force and wage and hours, (iv) the Company and each of its Subsidiaries has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, (v) neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any

30

Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice), (vi) there are no material pending claims against the Company or any of its Subsidiaries under any workers' compensation plan or policy or for long term disability (vii) there are no material controversies pending or, to the knowledge of the Company, threatened (including threatened lawsuits or claims), between the Company or any of its Subsidiaries and any of their respective current or former employees, which controversies have or could reasonably be expected to result in an action, suit, Proceeding, claim, arbitration or investigation before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Fair Employment and Housing, Labor Commissioner, the Department of Labor, OSHA, or any other Governmental Entity; (viii) all employees of the Company and its Subsidiaries are employed on an at-will basis, and there employment can be terminated at any time, with or without notice, for any lawful reason or no reason at all; and (ix) the Company and its Subsidies have not conducted any layoffs or reductions in force within six (6) months of the Closing. As of the date hereof, no employees of the Company or any of its Subsidiaries are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or such Subsidiary or to the use of trade secrets or proprietary information of others. As of the date hereof, no employee of the Company or any of its Subsidiaries, at the officer level or above, has given notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

        (b)   Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any such Contract presently being negotiated. Since January 1, 2004 to the date hereof, there has not been a representation question respecting any of the employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any of its Subsidiaries to authorize representation by any labor organization.

        (c)   The Company has identified in Section 4.13(c) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (ii) all severance programs and policies of each of the Company and each of its Subsidiaries with or relating to its employees, and (iii) all plans, programs, agreements and other arrangements of each of the Company and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. In no event will the execution and delivery of this Agreement or any other related agreement, the consummation of the transactions contemplated hereby or thereby, or the stockholder approval of the Merger (either alone or in conjunction with any other event, such as termination of employment) (x) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries or Affiliates from the Company or any of its Subsidiaries or Affiliates under any Company Benefit Plan or otherwise, (y) significantly increase any benefits otherwise payable under any Company Benefit Plan or otherwise, or (z) result in any acceleration of the time of payment or vesting of any benefits except as described in the last sentence of Section 3.2(a).

        (d)   Each current and former employee of the Company or any of its Subsidiaries who is or was engaged in the invention of products or development of technology or authoring of computer software or other copyrighted materials for the Company or any of its Subsidiaries has executed a written

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contract obligating such Person to assign to the Company or such Subsidiary all of his or her right, title and interest in any such invention, technology or work of authorship.

        (e)   Section 4.13(e) of the Company Disclosure Schedule, as of the date hereof, sets forth a list of the names of all current directors, officers, employees and consultants currently employed or engaged by the Company and its Subsidiaries and who have received payment by way of compensation from the Company or its Subsidiaries in excess of $10,000 during the current fiscal year, together with their respective salaries or wages, other compensation, dates of employment or service with the Company or its Subsidiaries and current positions and identifies all agreements between the Company or its Subsidiaries and such individuals (other than any of the following agreements in the Company or its Subsidiaries' standard form: (i) offer letters for employment, (ii) proprietary rights assignment agreements, (iii) stock option agreements or (iv) restricted stock purchase agreements) concerning their employment, consulting or independent contractor relationship with the Company.

        Section 4.14    Environmental Matters.

        (a)   The Company and its Subsidiaries have at all times complied and are in compliance, in all material respects, with all Environmental Laws, which compliance has included obtaining and complying at all times, in all material respects, with all Permits required pursuant to Environmental Laws for the occupation of their facilities and properties and the operation of their respective businesses.

        (b)   Neither the Company nor any of its Subsidiaries has received any notice, report or other information regarding any actual or alleged material violation of, or Liability under, Environmental Laws with respect to their past or current operations, properties or facilities.

        (c)   None of the following exists at any property or facility owned or operated by the Company and its Subsidiaries: (i) underground storage tanks; (ii) asbestos-containing material; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas.

        (d)   Neither the Company nor any of its Subsidiaries have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, including any Hazardous Substance, or currently or formerly owned, operated or leased any property or facility so as to give rise to any current or future Liability or corrective or remedial obligation under any Environmental Laws.

        (e)   No release or threatened release of any Hazardous Substance has occurred or is occurring at, on, under, from or to any property or facility currently or formerly owned, operated or leased by the Company, or to which the Company has sent a Hazardous Substance, and no such property or facility is contaminated by any Hazardous Substance.

        (f)    Neither the Company nor any of its Subsidiaries have assumed, provided an indemnity with respect to, or otherwise become subject to any material Liabilities of any other Person under any Environmental Law.

        (g)   There are no past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any material claim, action, cause of action, suit, Proceeding, investigation, order, demand, notice or other material Liability of the Company or its Subsidiaries arising out of, based on, resulting from or relating to (a) the presence, or release into the environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned, operated or leased by the Company or any of its Subsidiaries, now or in the past, or (b) any violation, or alleged violation, or requirement of any Environmental Law.

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        (h)   The Company has provided to Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business and properties of the Company or its Subsidiaries, or the compliance (or noncompliance) by such entities with any Environmental Laws.

        Section 4.15    Intellectual Property.

        (a)   Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all (i) statutory invention certificates, U.S. and foreign patents, utility models, and patent applications and for each, its number, issue date, title, owner and priority information for each country in which such patent has been issued, or the application number, date of filing, title, owner and priority information for each country in which an application is pending; (ii) Company Registered Brand Names, the registration number thereof, and, if applicable, the class(es) of goods or the description(s) of goods or services covered thereby, the countries in which each such Company Registered Brand Name is registered, and the owner of each such Company Registered Brand Name; (iii) Company Unregistered Brand Names, and, if applicable, the application serial number thereof, the date of filing, the countries in which such application was filed and the class of goods or the description of goods or services sought to be covered thereby; (iv) copyright registrations and the number, title of the work, and date of registration thereof for each country in which such copyright has been registered; (v) applications for registration of copyrights, the title of the work, and the date and countries in which each such application was filed; and (vi) domain name registrations, in each case set forth in subsections (i) through (vi) above, included in the Company Owned Intellectual Property as of the date hereof.

        (b)   Section 4.15(b) of the Company Disclosure Schedule sets forth a complete and accurate list or description, as appropriate, of all Contracts by which the Company or any of its Subsidiaries has been granted or has granted to others any license, covenant not to sue or other immunity to or under Intellectual Property that is used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, as conducted as of the date hereof and as contemplated to be conducted, and where (i) such Intellectual Property is embodied in any Company Products; (ii) the termination or expiration of such agreement would reasonably be expected to have a Company Material Adverse Effect; (iii) the agreement requires or reasonably could be expected to require the Company or any of its Subsidiaries to pay or be paid royalties or amounts to/from another Person in an aggregate amount of $50,000 or more over the term of the Contract; (iv) the agreement purports to be an inbound or outbound license of rights on an exclusive basis; or (v) the agreement relates to Intellectual Property which is co-owned by another Person or as to which another Person has a right to acquire, right of first refusal or right of first negotiation (collectively, "Company Material Licenses"); provided, however, Section 4.15(b) of the Company Disclosure Schedule need not list licenses of computer software which computer software has not been significantly modified or customized and that is widely available commercially off-the-shelf. A true and complete copy of each Company Material License has been made available to Parent.

        (c)   (i) The use of the Company Owned Intellectual Property and Company Licensed Intellectual Property in connection with the operation of the business of the Company or any of its Subsidiaries as conducted as of the date hereof and as contemplated to be conducted, and (ii) the manufacture, use, offer for sale, and sale of Company Products (as such products exist as of the date hereof), do not, to the Company's Knowledge, infringe or misappropriate or otherwise violate any Intellectual Property rights of any Person, and the Company is unaware of any facts that would form a reasonable basis for a claim of any such infringement, misappropriation or violation, and no claim is pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries alleging any of the foregoing.

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        (d)   Except for the Company Material Licenses of which Parent has been provided true and accurate copies, and as listed in Section 4.15(d) of the Company Disclosure Schedule, no right, license, lease, consent, or other agreement is required with respect to any Intellectual Property for the conduct of the business of the Company or any of its Subsidiaries as conducted as of the date hereof and as contemplated to be conducted that will require any material payment or the undertaking of any material obligation by the Company or any of its Subsidiaries.

        (e)   None of the patents or patent applications required to be listed in Section 4.15(a) of the Company Disclosure Schedule (the "Patent Rights") are involved in any interference, reexamination, opposition or similar active Proceeding which would reasonably be expected to have a material adverse effect thereon, and there has been no threat that any such Proceeding will hereafter be commenced. The Patent Rights (i) have been duly filed or registered (as applicable) with the applicable Governmental Entity, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, and have not lapsed, expired or been abandoned, (ii) have been prosecuted in good faith, and the Company, its licensors, the inventors, and all those involved with the prosecution of the Company Owned Intellectual Property have complied with, or will comply with, the USPTO's duty of candor and good faith in dealing with the USPTO (or similar duty with respect to any non-U.S. patent office), including the duty to disclose to the USPTO all information known to be material to the patentability of each of the patents and patent applications in the Company Owned Intellectual Property, (iii) are not subject to any inventorship challenges, (iv) to the Company's Knowledge, are patentable or valid as the case may be, and enforceable and all required maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts, and (v) with respect to issued patents, have not been terminally disclaimed. None of the Company Registered Brand Names or Company Unregistered Brand Names required to be listed in Section 4.15(a) of the Company Disclosure Schedule is involved in any opposition, cancellation, nullification, interference, or similar active Proceeding which would reasonably be expected to have a material adverse effect thereon, and there has been no threat that any such Proceeding will hereafter be commenced.

        (f)    Except as set forth in Section 4.15(f) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of Intellectual Property purported to be Company Owned Intellectual Property, including without limitation, that listed on Section 4.15(a) of the Company Disclosure Schedule. The Company or a Subsidiary of the Company is entitled to use the Company Owned Intellectual Property and Company Licensed Intellectual Property in the ordinary course of its business as presently conducted, subject only to the terms of the Company Material Licenses of which Parent has been provided true and accurate copies.

        (g)   Other than the Company Owned Intellectual Property and Company Licensed Intellectual Property, there are no items of Intellectual Property that are necessary to the conduct of the business of the Company or any of its Subsidiaries as conducted as of the date hereof and as contemplated to be conducted, and the Company has or will be able to obtain any rights or licenses to use all Intellectual Property rights and other material intangible property and assets that are, or would be, necessary to the current or future conduct of the Company. The Company Owned Intellectual Property is valid and enforceable, and the Company has the right to enforce such Company Owned Intellectual Property that has not been licensed to another Person on an exclusive basis, and such Intellectual Property has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable (except for challenges and adjudications that may be received in the ordinary course of the prosecution of Intellectual Property applications in Intellectual Property offices) in whole or part.

        (h)   No legal Proceedings are pending or are threatened against the Company or any of its Subsidiaries or licensors of Company Licensed Intellectual Property (i) based upon, challenging or

34

seeking to deny or restrict the use by the Company or any of its Subsidiaries of any of the Company Owned Intellectual Property or Company Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by the Company or any of its Subsidiaries or any other operation of the business of the Company or any of its Subsidiaries infringes, misappropriates or violates any Intellectual Property right of any other Person, or (iii) alleging that the Company Material Licenses conflict with the terms of any other Person's license or other agreement.

        (i)    To the Company's Knowledge, there are no infringements, misappropriations or violations by others of any of the Company Owned Intellectual Property, Company Licensed Intellectual Property, or other proprietary information of the Company, and the Company is unaware of any facts which would form a reasonable basis for a claim of any such infringement, misappropriation or violation. The Company and its Subsidiaries have not granted any license or other right to any Person with respect to the Company Owned Intellectual Property or Company Licensed Intellectual Property as of the date hereof other than pursuant to agreements listed in Section 4.10(a) or 4.15(b) of the Company Disclosure Schedule.

        (j)    To the Company's Knowledge, all material software used in the business of the Company or any of its Subsidiaries is free of all viruses, worms and Trojan horses.

        (k)   The Company and its Subsidiaries have a license to use all software development tools, library functions, compilers and other third-party software that are material to the business of the Company or any of its Subsidiaries as presently conducted, or that are required to operate or modify the software used in the Company's or any of its Subsidiaries' business as presently conducted.

        (l)    The Company and its Subsidiaries have taken commercially reasonable and diligent measures (but at least commensurate with industry standards) to maintain their material trade secrets in confidence, including contractually requiring licensees, contractors and other Persons with access to such trade secrets to keep such trade secrets confidential.

        (m)  To the Knowledge of the Company (i) there has been no misappropriation of any trade secrets or other confidential Intellectual Property of the Company or any of its Subsidiaries by any Person, (ii) no employee, independent contractor or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets of any other Person in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of the Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract.

        (n)   The Company and each of its Subsidiaries have secured valid written assignments from all former and current employees and other Persons who contributed to the creation or development of any Intellectual Property purported to be Company Owned Intellectual Property or the rights to such contributions that the Company or such Subsidiary does not already own by operation of law, and all of its employees or such other Persons have assigned to the Company or such Subsidiary the rights to such contributions that the Company or such Subsidiary does not already own by operation of law. All assignments from each named inventor of the Company Owned Intellectual Property or the Company Licensed Intellectual Property have been recorded with the USPTO and/or appropriate non-U.S. governmental entity. To the Company's Knowledge, there are no errors or disputes with respect to ownership of the Company Owned Intellectual Property or the Company Licensed Intellectual Property, and there are no liens, encumbrances or other rights that would affect the Company Owned Intellectual Property or the Company Licensed Intellectual Property

        (o)   All employees of the Company or any of its Subsidiaries or other Persons with access to material confidential information of the Company or any of its Subsidiaries, which information relates

35

to a Company Product, are parties to written agreements under which, among other things, each such employee or other Persons is obligated to maintain the confidentiality of confidential information of the Company or any of its Subsidiaries. To the Company's Knowledge, no employees or such other Persons of the Company or any of its Subsidiaries are in violation thereof.

        (p)   The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or give rise to (i) any right of termination or other right to impair or limit any of the Company's rights to own or license any of the Company Owned Intellectual Property or Company Licensed Intellectual Property, (ii) the inability (for any period of time) of the Surviving Corporation to succeed to the rights and perform the obligations of the Company and any of its applicable Subsidiaries with respect to the Company Owned Intellectual Property and Company Licensed Intellectual Property, pursuant to the terms of this Agreement, or (iii) the right to market the Company Products as presently marketed.

        Section 4.16    Real Property.

        (a)   Section 4.16(a) of the Company Disclosure Schedule sets forth a complete list of all material real property owned by the Company or any of its Subsidiaries as of the date hereof ("Company Owned Real Property"). The Company and each of its Subsidiaries has good and valid title in fee simple to all Company Owned Real Property, free and clear of all Liens of any nature whatsoever, except (i) Liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith, or (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's or any of its Subsidiaries' business operations (in the manner presently carried on by the Company or such Subsidiaries). No litigation, condemnation, expropriation, eminent domain or similar Proceeding affecting all or any material portion of any Company Owned Real Property is pending or threatened.

        (b)   Section 4.16(b) of the Company Disclosure Schedule sets forth a complete list of all material real property leased by the Company or any of its Subsidiaries as of the date hereof ("Company Material Leased Real Property"). A copy of the lease, including all amendments, extensions, renewals, guaranties and other agreements for each Company Material Leased Real Property (the "Company Leases") has been delivered or made available to Parent and Merger Sub. With respect to each of the Company Leases: (i) such Company Lease is legal, valid, and binding on the Company or its Subsidiary party thereto, and, to the Company's Knowledge, each other Person party thereto, and is enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law); (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Company Lease, will not result in a breach of or default under such Company Lease, or otherwise cause such Company Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Company nor any of its Subsidiaries, as the case may be, nor any other party to the Company Lease is in material breach or default under such Company Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Company Lease; (iv) the other party to such Company Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries, as the case may be, has subleased, licensed or otherwise granted any Person the right to use or occupy such Company Material Leased Real Property or any portion thereof; and (vi) neither the Company nor any of its Subsidiaries, as the case may be, has collaterally assigned or granted any other security interest in such Company Lease or any interest therein

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        (c)   The Company and each of its Subsidiaries has good and valid leasehold interest to all Company Material Leased Real Property, free and clear of all Liens of any nature whatsoever, except (i) Liens for current Taxes, payments of which are not yet delinquent or are being disputed in good faith, (ii) liens in respect of pledges or deposits under workers' compensation laws or similar legislation, or (iii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, and liens, encumbrances and defects in title, that in each case do not materially detract from the value or use of the property subject thereto.

        (d)   The present use of the land, buildings, structures and improvements on the Company Material Leased Real Property are, in all material respects, in conformity with all Laws, including all applicable zoning Laws, ordinances and regulations and with all registered deeds or other restrictions of record, and neither the Company nor any of its Subsidiaries, as the case may be, has received any written notice of material violation thereof. Neither the Company nor any of its Subsidiaries, as the case may be, has received any written notice of any material conflict or dispute with any regulatory authority or other Person relating to any Company Material Leased Real Property or the activities thereon, other than where there is no current or reasonably likely material interference with the operations at the Company Material Leased Real Property as presently conducted (or as would be conducted at full capacity).

        (e)   Neither the Company nor any of its Subsidiaries, as the case may be, has received any notice from any insurance company of any material defects or inadequacies in the Company Material Leased Real Property or any part thereof, which would materially and adversely affect the insurability of the same or of any termination or threatened (in writing) termination of any policy of insurance relating to any such Company Material Leased Real Property.

        Section 4.17    Insurance.    The Company and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. Section 4.17 of the Company Disclosure Schedule contains an accurate and complete list of all such policies and programs of insurance providing coverage for the Company together with its Subsidiaries, including the name of the insurer, type of insurance or coverage, policy number, and the amount of coverage and any retention or deductible of the Company or any Subsidiary. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains any material self-insurance or co-insurance programs. Neither the Company nor any of its Subsidiaries has any disputed claim or claims with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its Subsidiaries. No notice of cancellation, termination or reduction in coverage has been received by the Company or any Subsidiary with respect to any policy listed in Section 4.17 of the Company Disclosure Schedule. Neither the Company nor any Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or which it has carried insurance during the last four (4) years.

        Section 4.18    Title to and Sufficiency of Assets.    The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and its subsidiaries as of the Balance Sheet Date or acquired thereafter, free and clear of any Liens. The Company's and each Subsidiary's buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of their respective businesses.

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        Section 4.19    Business Relationships.

        (a)   Suppliers; Customers.    Section 4.19 of the Company Disclosure Schedule sets forth the top ten (10) suppliers (based on current fiscal year expenditures) of products or services and the top ten (10) customers (based on current fiscal year revenues) of the Company and the Company Subsidiaries (on a consolidated basis). Since the Balance Sheet Date, there has not been any material adverse change in the business relationship of the Company or any of the Company Subsidiaries with any such customer or supplier or any change or development that is reasonably likely to give rise to any such material adverse change, and neither the Company nor any of the Company Subsidiaries has received any written or oral communication or notice from any such customer or supplier to the effect that, or otherwise has Knowledge that, any such customer or supplier (a) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company or any of the Company Subsidiaries in a manner that is, or is reasonably likely to be, materially adverse to the Company or any of the Company Subsidiaries, or (b) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company or any of the Company Subsidiaries in any manner that is, or is reasonably likely to be, materially adverse to the Company or any of the Company Subsidiaries.

        (b)   Distributors; Manufacturers, Etc.    To the Company's Knowledge, the execution of this Agreement and the consummation of the Merger and the transactions contemplated hereby will not adversely affect the relationships of the Company or the Company Subsidiaries with any distributors, licensors or designers. Neither the Company nor any Company Subsidiary has received any notification that any distributor, reseller, original equipment manufacturer, foundry or manufacturer will discontinue or materially reduce the purchase, supply or the manufacture, as the case may be, of any Company Products.

        Section 4.20    Sale of Products; Performance of Services.

        (a)   Each Company Product, system, program, Intellectual Property or other asset designed, developed, manufactured, assembled, sold, installed, licensed or otherwise made available by the Company or any of its Subsidiaries since January 1, 2004 to any Person: (i) materially conformed and complied with the terms and requirements of any applicable warranty or other Contract and with all applicable material Laws; and (ii) was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than (A) any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Intellectual Property or other asset (or the operation or performance thereof) or (B) defects that were subsequently repaired by the Company such that the existence of any such prior defect or deficiency would not adversely affect in any material respect such product, system, program, Intellectual Property or other asset (or the operation or performance thereof).

        (b)   All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company and its Subsidiaries were performed properly and in full conformity with the material terms and requirements of all applicable warranties and other Contracts and with all applicable material Laws, and the financial results of the performance of such services have been reflected in the Financial Statements in accordance with GAAP.

        (c)   No customer or other Person has asserted or overtly threatened to assert any claim against the Company or its Subsidiaries (i) under or based upon any warranty provided by or on behalf of the Company or its Subsidiaries, or (ii) under or based upon any other warranty relating to any product, system, program, Intellectual Property or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company or its Subsidiaries or any services performed by the Company or its Subsidiaries.

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        Section 4.21    Related Party Transactions.    (a) Except as set forth in Section 4.21(a) of the Company Disclosure Schedule, no director, officer, partner, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (or, with respect to clause (a) of this sentence, to the Knowledge of the Company, its employees) (collectively, "Affiliated Persons"): (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (y) engaged in a business related to the business of the Company or any of its Subsidiaries, (iii) participating in any transaction to which the Company or any of its Subsidiaries is a party or (iv) otherwise a party to any Contract, arrangement or understanding with the Company or any of its Subsidiaries.

        (b)   Except as set forth in Section 4.21 of the Company Disclosure Schedule, (i) the Contracts of the Company and its Subsidiaries do not include any material obligation or commitment between the Company and any Affiliated Person, (ii) the assets of the Company and its Subsidiaries do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary and (iii) the Liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment from the Company to any Affiliated Person.

        (c)   Except as set forth in Section 4.21 of the Company Disclosure Schedule, no Affiliated Person of the Company is a party to any Contract with any customer or supplier of the Company or any Subsidiary that affects in any material manner the business, financial condition or results of operation of the Company.

        Section 4.22    Government Furnished Equipment.    Neither the Company nor any of its Subsidiaries has any equipment or fixtures loaned or bailed, or otherwise furnished to or held by the Company or any of its Subsidiaries, by or on behalf of the United States or any foreign country.

        Section 4.23    Government Contracting.

        (a)   Except as set forth in Section 4.23(a) of the Company Disclosure Schedule, there are (i) no outstanding material claims against the Company or any Subsidiary, either by any Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract, and (ii) no disputes between the Company or any Subsidiary and any Governmental Entity under the Contract Disputes Act of 1978, as amended, or any other federal statute or between the Company or any Subsidiary and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract. Except as set forth in Section 4.23(a) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no facts that could reasonably be expected to result in a claim or dispute under clause (i) or (ii) of the immediately preceding sentence.

        (b)   The Company has submitted all required provisional bid labor and indirect rates through fiscal year 2008, and final indirect rates to the cognizant U.S. Government administrative contracting officer through fiscal year 2007. All such submissions are consistent with all government regulations cost accounting rules and regulations, including but not limited to the Federal Acquisition Regulations in Title 48 of the United States Code of Federal Regulations (the "Federal Acquisition Regulations"). No material unallowable costs were contained therein.

        (c)   Except as set forth in Section 4.23(c) of the Company Disclosure Schedule, neither the Company, any Subsidiary nor, to the Knowledge of the Company, any of its present employees, consultants or agents is (or during the last five (5) years has been) suspended or debarred from doing

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business with any Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for any Governmental Entity.

        (d)   Except as set forth in Section 4.23(d) of the Company Disclosure Schedule, no statement, representation or warranty made by Company or any Subsidiary in any Government Contract, any government bid or any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to any Governmental Entity in connection with any Government Contract or government bid (i) contained on the date so furnished or submitted any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, or (ii) contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

        (e)   The Company together with its Subsidiaries, in conducting its business as it relates to Government Contracts, is in material compliance with all government accounting principals and governing regulations, including but not limited to, all laws relating to Government Contract recordkeeping. No unidentified unallowable costs exist on the books and records of the Company.

        (f)    The Company together with its Subsidiaries has submitted all required labor rate proposals, as well as all final indirect rate submissions, to the cognizant Defense Contract Management Agency Administrative Contracting Officer for prior years in accordance with applicable Federal Acquisition Regulations and there are no outstanding or unresolved matters with respect thereto.

        (g)   Except as set forth on Section 4.23(g) of the Company Disclosure Schedule: (i) none of the Company's employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation, indictment or request for information by any Governmental Entity relating to the performance of his or her duties to the Company; (ii) there is not pending any audit or investigation of the Company, its officers, employees or representatives nor within the last five years has there been any audit or investigation of the Company, officers, employees or representatives resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; and (iii) during the last five years, neither the Company nor any Subsidiary has made any voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract. Except as set forth on Section 4.23 of the Company Disclosure Schedule, the Company has not had any irregularities, misstatements or omissions arising under or relating to any Government Contract that has led or is expected to lead, either before or after the Effective Time, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

        Section 4.24    Certain Business Practices.    Neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws and regulations.

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        Section 4.25    International Trade Matters.    The Company and its Subsidiaries are, and at all times since January 1, 2002 have been, in compliance with and have not been and are not in material violation of any International Trade Law (defined below), including but not limited to, all Laws and regulations related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same. The Company has no basis to expect, nor has any of them or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from any Governmental Entity of any actual or potential violation or failure to comply with any International Trade Law. "International Trade Law" shall mean U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

        Section 4.26    Opinion of Financial Advisor.    The Company's financial advisor, ISI Partners, LLC (the "Company Financial Advisor"), has delivered to the Company Board its written opinion to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to such holders. A copy of that opinion has been delivered to Parent.

        Section 4.27    Brokers and Finders.    Except as set forth in Section 4.27 of the Company Disclosure Schedule, none of the Company or its Subsidiaries has entered into any Contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company or any of its Subsidiaries to pay any investment banking fees, finder's fees, or brokerage commissions in connection with the transactions contemplated hereby, other than fees payable to the Company Financial Advisor. The Company has delivered to Parent a true and complete copy of the engagement letter between the Company and the Company Financial Advisor.

        Section 4.28    Takeover Laws.    The Company has taken all action necessary to exempt this Agreement and the transactions contemplated hereby, including the Merger and the Stockholder Agreements, from the provisions of Section 203 of the DGCL. No other anti-takeover, "fair price", "moratorium", "control share acquisition", "business combination" or other similar statute or regulation applies or purports to apply to this Agreement or the transactions contemplated hereby. The Company does not have any shareholder rights plan or "poison pill" in effect, including without limitation any agreement with a third party trust or fiduciary entity with respect thereto.

        Section 4.29    Representations and Warranties.    Each of the representations and warranties contained in this Article IV will be true and correct as of the Closing Date, except for (i) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Parent and (ii) for those representations and warranties which address matters only as of a particular date, in which case, those shall be true and correct as of such date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company that except as set forth in the SEC Reports:

        Section 5.1    Organization and Qualification.    Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease, license and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned,

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leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary, except where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonable be expected to have a Parent Material Adverse Effect.

        Section 5.2    Capitalization.    The authorized capital stock of Parent consists of 200,000,000 shares of capital stock, divided into 195,000,000 shares of Parent Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the "Parent Preferred Stock"). As of November 14, 2008, (i) 105,292,730 shares of Parent Stock, were issued and outstanding, (ii) 10,000 shares of Parent Preferred Stock were issued or outstanding, (iii) no shares of Parent Stock were held in the treasury of Parent (included in the outstanding), (iv) 5,491,928 shares of Parent Stock were reserved for issuance upon exercise of Parent Stock Options issued and outstanding, and (v) 12,433,928 shares of Parent Stock were authorized and reserved for future issuance pursuant to the Parent Stock Plans (other than shares of Parent Stock authorized and reserved for future issuance upon exercise of Parent Stock Options issued and outstanding). Each issued and outstanding share of Parent Stock is, and each share of Parent Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

        Section 5.3    Authority; Non-Contravention; Approvals.

        (a)   Parent and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and, subject to obtaining the Required Parent Stockholder Vote to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement other than (i) the filing and recordation of the Certificate of Merger as required by the DGCL, (ii) obtaining the Required Parent Stockholder Vote and (iii) approval of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

        (b)   The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby does not and will not violate, conflict with, give rise to the right to modify or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective certificate of incorporation or bylaws or similar governing documents of Parent or any of its Subsidiaries, (ii) any statute, Law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Entity applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, subject to obtaining the Parent Required Statutory Approvals, or (iii) any Parent Permit or Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, rights to modify, breaches, defaults, terminations,

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accelerations or creations of Liens, security interests or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (c)   Except for (i) the filings by Parent or Merger Sub required by the HSR Act, (ii) the filings by the Parent or Merger Sub required by Antitrust Laws of foreign jurisdictions, (iii) the applicable requirements of the Exchange Act and the Securities Act, (iv) the filing of the Certificate of Merger and appropriate merger documents as required by the DGCL, (v) the filing of the Joint Proxy Statement/Prospectus and the Registration Statement, and the effectiveness of the Registration Statement, and (vi) any required filings under the rules and regulations of NASDAQ (the filings and approvals referred to in clauses (i) through (vi) collectively, the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub, as applicable, of the Merger or the other transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.4    Reports and Financial Statements.    As of their respective filing dates, the Form 10-K for the fiscal year ended December 31, 2007 and the Form 10-Q for the quarterly period ended September 30, 2008 for Parent (the "Parent SEC Documents") complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of Parent, including the notes thereto included in the Parent SEC Documents (the "Parent Financial Statements"), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Parent Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Parent and its Subsidiaries at the dates and during the periods presented therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

        Section 5.5    Compliance with Applicable Law; Permits.

        (a)   Parent, its Subsidiaries and their employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including, without limitation, all those that may be required by Governmental Entities engaged in the regulation of Parent's products) which are required for Parent and its Subsidiaries to own, lease, license and operate its properties and other assets and to carry on their respective business in the manner described in the Parent SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the "Parent Permits"), and all Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (b)   Parent and its Subsidiaries are in compliance with the terms of the Parent Permits and all applicable Laws relating to Parent and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Parent Permits or such applicable Law would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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        Section 5.6    Brokers and Finders.    None of Parent or its Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of Parent or any of its Subsidiaries to pay any investment banking fees, finder's fees, or brokerage commissions in connection with the transactions contemplated hereby, other than fees payable to Imperial Capital LLC.

        Section 5.7    Parent Stock.    At the Closing, Parent shall have sufficient authorized but unissued shares of Parent Stock to consummate the Merger.

        Section 5.8    Merger Sub.    Merger Sub is a direct, wholly-owned subsidiary of Parent formed solely for the purpose of effecting the Merger, and has conducted no other material activity and has incurred no other material Liability or obligation other than as contemplated by this Agreement.

        Section 5.9    Litigation.    As of the date hereof, there are no actions pending, or, to the Knowledge of the Parent and Merger Sub, threatened in writing against, which relate to or affect the Parent and Merger Sub or any of its Subsidiaries, before any court or other Governmental Entity or any arbitrator which could reasonably be expected to individually, or in the aggregate, have a Parent Material Adverse Effect. Neither the Parent nor any Subsidiary has committed a material violation of any order of any Governmental Entity or any Law of any Governmental Entity applicable to the Parent or any Subsidiary or any of their respective properties or assets, and the business operations of the Parent and its Subsidiaries have been conducted in material compliance with all Laws of each Governmental Entity. There are no ongoing internal investigations or inquiries being conducted by the Parent or Merger Sub, the Parent or Merger Sub Board (or any committee thereof) or any other Person at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

        Section 5.10    Certain Business Practices.    Neither the Parent and Merger Sub, nor any Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws and regulations.

        Section 5.11    Banking Relationship.    To Parent's Knowledge, no Event of Default (as such term is defined in the Credit Agreement) has occurred and is continuing under Parent's existing credit agreement with KeyBanc Capital Markets (the "Credit Agreement").

        Section 5.12    Representations and Warranties.    Each of the representations and warranties contained in this Article V will be true and correct as of the Closing Date, except for (i) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company and (ii) for those representations and warranties which address matters only as of a particular date, in which case, those shall be true and correct as of such date.

ARTICLE VI

COVENANTS

        Section 6.1    Conduct of Business by the Company Pending the Closing.    From the Execution Date through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice and in

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compliance in all material respects with all applicable Laws, (ii) use reasonable best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers, employees and independent contractors, and preserve the goodwill and business relationships with customers, suppliers, licensors, licensees and others having business relationships with them and (iii) not take any action which could adversely affect or delay in any material respect the ability of either Parent or the Company to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby. In addition, and without limiting the generality of the foregoing, from the Execution Date through the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:

          (a)   (i) amend or propose to amend the certificate of incorporation or bylaws or similar governing documents of the Company or any of its Subsidiaries, (ii) split, combine or reclassify their outstanding capital stock or issue or authorize the issuance of any other security in respect or, in lieu of, or in substitution for, shares of its capital stock, (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, (iv) create any Subsidiary or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries, or (v) enter into any agreement with respect to the voting of its capital stock or other securities held by the Company or any of its Subsidiaries;

          (b)   issue, sell, pledge, dispose of, grant, encumber, or agree to issue, sell, pledge, dispose of, grant or encumber any shares of any class of capital stock of the Company or any of its Subsidiaries, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue Company Shares upon exercise of Company Stock Options and Company Warrants outstanding on the date hereof in accordance with their present terms;

          (c)   (i) issue any debt securities, incur, guarantee or otherwise become contingently liable with respect to any indebtedness for borrowed money, or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any Person, or (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, or the capital stock of its Subsidiaries, or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, or the capital stock of its Subsidiaries;

          (d)   (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of business consistent with past practice, or (ii) authorize, make or agree to make any new capital expenditure or expenditures, or enter into any Contract or arrangement that reasonably may result in payments by or Liabilities of the Company, in excess of $50,000 individually or $100,000 in the aggregate in any twelve (12) month period;

          (e)   sell, pledge, assign, dispose of, transfer, lease, securitize, or encumber any businesses, properties or assets of the Company or its Subsidiaries, other than sales of inventory and other assets in the ordinary course of business and consistent with past practice;

          (f)    (i) increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of the benefits provided to its directors, officers or employees or other service providers, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are

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  not directors or executive officers of the Company, (ii) grant any severance or termination pay or benefits to, or enter into any employment, severance, retention, change in control, consulting or termination agreement with, any director, officer or other employee or other service providers of the Company or of any Company Subsidiary, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers, or (iv) pay or make, or agree to pay or make, any accrual or arrangement for payment of any pension, retirement allowance, or any other employee benefit;

          (g)   announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of its Subsidiaries, other than routine employee terminations;

          (h)   knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable federal, state, local or foreign Law, rule, regulation, guideline or ordinance, or under any order, settlement agreement or judgment;

          (i)    make any change to accounting policies or procedures, other than actions required to be taken by GAAP;

          (j)    prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (it being understood and agreed that Parent shall be permitted to review and comment upon any Tax Return for a period of at least ten (10) Business Days prior to its filing);

          (k)   make or change any express or deemed election related to Taxes, change an annual accounting period, adopt or change any method of accounting, file an amended Tax Return, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Proceedings relating to the Company or any of its Subsidiaries, or take any other similar action relating to Taxes if such election, change, adoption, amendment, surrender, consent or other action would have the effect of increasing the Tax Liability of the Company or any of its Subsidiaries or decreasing any Tax attribute of the Company or any of its Subsidiaries;

          (l)    commence any litigation or Proceedings with respect to Taxes, settle or compromise any litigation or Proceedings with respect to Taxes, commence any other litigation or Proceedings or settle or compromise any other material litigation or Proceedings;

          (m)  (i) enter into a new line of business which is material to the Company and its Subsidiaries taken as a whole, or represents a category of revenue that is not discussed in the Company's 2007 Annual Report or (ii) open or close any facility or office of the Company or any of its Subsidiaries;

          (n)   pay, discharge or satisfy any claims, Liabilities or obligations (whether or not absolute, accrued, asserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities adequately reflected or reserved against in, the most recent financial statements (or the notes thereto) of the Company;

          (o)   amend, modify or consent to the termination of any Company Material Contract, or amend, waive, modify or consent to the termination of the Company's or any of its Subsidiary's rights thereunder;

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          (p)   enter into, amend, modify, permit to lapse any rights under, or terminate (i) any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology or which restricts the Company or any of its Subsidiary or, upon completion of the Merger or any other transaction contemplated hereby, Parent or any of its Subsidiaries, from engaging or competing in any line of business or in any location, (ii) any agreement or Contract with any customer, supplier, sales representative, agent or distributor, other than in the ordinary course of business and consistent with past practice, (iii) any agreement or Contract with any other Person pursuant to which the Company or any of its Subsidiaries is the licensor or licensee of any Intellectual Property, (iv) any agreement or arrangement with Persons that are Affiliates or are executive officers or directors of the Company, (v) any lease for real property or material operating lease, or (vi) any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party and which relates to a business combination or other similar extraordinary transaction;

          (q)   terminate, cancel, amend or modify any insurance coverage policy maintained by Company or any of its Subsidiaries which is not promptly replaced by a comparable amount of insurance coverage;

          (r)   terminate or waive any right of any material value to the Company or any of its Subsidiaries;

          (s)   commence, waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

          (t)    take any action to (i) render inapplicable, or to exempt any third Person from, the provisions of Section 203 of the DGCL, or any other state takeover or similar Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) adopt or implement any shareholder rights agreement or plan;

          (u)   take any action or omit to take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

          (v)   authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing.

        Section 6.2    Conduct of Business by Parent Pending the Closing.    From the Execution Date until the Effective Time, unless the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld, or except as otherwise expressly permitted by or provided for in this Agreement, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Laws and use reasonable best efforts to preserve intact their respective business organizations and goodwill. In addition to and without limiting the generality of the foregoing, except as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of the Company, which consent shall not be unreasonably withheld, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following:

          (a)   adopt or propose any material change in its certificate of incorporation or bylaws, except for such amendments (i) required by any applicable Law or the rules and regulations of the SEC or the NASDAQ or (ii) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

          (b)   sell, lease, pledge, or otherwise dispose of or encumber any properties or assets of Parent or its Subsidiaries, except for (i) the sale of inventory in the ordinary course of business and

47

  (ii) other transactions which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or

          (c)   authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        Section 6.3    Access to Information; Confidentiality.

        (a)   Each of Parent and the Company shall afford to each other's officers, employees, accountants, counsel, financial advisors, and other representatives, reasonable access (subject to applicable Laws regarding the sharing of such information), during normal business hours, and upon reasonable prior notice, during the period from the Execution Date through the Effective Time or the termination of this Agreement, to its properties, books and records, contracts, commitments and personnel in a manner commensurate with due diligence conducted by any Party prior to the date hereof. Any investigation conducted pursuant to the access contemplated by this Section 6.3(a) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Parties or their respective Subsidiaries, as the case may be, or create a risk of damage or destruction to any property or assets of the Parties or their respective Subsidiaries. During such period, the Company and Parent shall furnish or make available promptly to each other (except as otherwise available on EDGAR) (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other may reasonably request. Notwithstanding the foregoing, Parent and the Company may restrict or otherwise prohibit access to any documents or information to the extent that access to such documents or information would risk of waiver of any attorney client privilege, work product doctrine or other applicable privilege applicable to such documents or information. All information obtained by Parent and the Company, and their respective Subsidiaries, pursuant to this Section 6.3(a) shall be kept confidential in accordance with the confidentiality agreement, dated November 20, 2008, by and between Parent and the Company (the "Confidentiality Agreement").

        (b)   The Company shall consult with Parent regarding its business in a prompt manner and on a regular basis. In addition, the Company and its officers and employees shall reasonably cooperate with Parent in, and shall permit Parent to participate in any discussions or negotiations relating to, the execution or amendment of any material Contract of the Company.

        (c)   No information or knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

        Section 6.4    Employee Benefit Matters.

        (a)   From and after the Effective Time, Company Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of the Company (or their Subsidiaries) covered by such plans at the Effective Time subject to their terms and conditions until such time as Parent shall, subject to applicable Law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Company and its Subsidiaries (the "New Benefit Plans"). At such time as any New Benefit Plans are implemented, Parent will, and will cause its Subsidiaries to, with respect to all New Benefit Plans, subject to the consent of any applicable insurance carrier and to the extent commercially practicable, (i) provide each employee of the Company or its Subsidiaries with service or other credit for all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to employees of the Company or its Subsidiaries under any New Benefit Plan that is a welfare plan that such employees may be eligible to participate in after the Effective Time, to the extent that such employee would receive credit for such conditions under the corresponding welfare plan in which any

48

such employee participated immediately prior to the Effective Time, (ii) provide each employee of the Company or its Subsidiaries with credit for any co-payments and deductibles paid in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plan that is a welfare plan that such employees are eligible to participate in after the Effective Time, and (iii) provide each employee with credit for all service for purposes of eligibility, vesting and benefit accruals (but not for benefit accruals under any defined benefit pension plan) with the Company and its Subsidiaries, under each employee benefit plan, program, or arrangement of Parent or its Subsidiaries in which such employees are eligible to participate after the Effective Time; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service. Notwithstanding anything to the contrary in this Section 6.4, Parent shall have no obligation to provide any credit for service, co-payments, deductibles paid, or for any purpose, unless and until Parent has received such supporting documentation as Parent may reasonably deem to be necessary in order to verify the appropriate credit to be provided. Parent has no obligation to provide any employee benefits other than those specified in this subsection. Notwithstanding the foregoing, the Company's deferred compensation plan shall be maintained until at least January 1, 2010.

        (b)   If requested by Parent at least five (5) days prior to the Effective Time, the Company shall terminate any and all Company Benefit Plans, including any Company Benefit Plan intended to qualify under Section 401(k) of the Code, effective not later than the last Business Day immediately preceding the Effective Time. In the event that Parent requests that any 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company Board (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

        (c)   Nothing in this Section 6.4 shall be interpreted as preventing Parent from amending, modifying or terminating any of the Company Benefit Plans, or other Contracts, arrangements, commitments or understandings, in accordance with their terms and applicable Law.

        (d)   The provisions contained in this Section 6.4 are included for the sole benefit of the Parties hereto and shall not create any right of any kind in any other Person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plan or any beneficiary thereof or any right to continued employment with Parent or the Surviving Corporation.

        Section 6.5    Joint Proxy Statement/Prospectus; Registration Statement.

        (a)   Parent and the Company shall each use their reasonable best efforts to jointly prepare and file with the SEC the Joint Proxy Statement/Prospectus and the Registration Statement within fifteen (15) Business Days following the Execution Date. Each of Parent and the Company shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing Party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the Registration Statement, or in any amendments or supplements thereto, shall cause its counsel to cooperate with the other Party's counsel in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement and shall request the cooperation of such Party's auditors in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. Each of Parent and the Company shall respond to any comments of the SEC and shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and each of Parent and the Company will provide the other with a reasonable opportunity to review and comment (which comments will be considered by the other Party in good faith) on any amendment or supplement on the Joint Proxy Statement/Prospectus or the Registration Statement prior to the filing thereof with the SEC. The Company and Parent shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement

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is declared effective under the Securities Act. Each of Parent and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to this Section 6.5 or for additional information and shall supply the other with copies of all correspondence between such Party or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.5(b). Each of Parent and the Company shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.5 to comply as to form and substance as to such Party in all material respects with all applicable Laws.

        (b)   If, at any time prior to the Effective Time, any information is discovered or any event occurs with respect to Parent or any of the Company or its Subsidiaries, or any change occurs with respect to the other information included in the Registration Statement or the Joint Proxy Statement/Prospectus which is required to be described in an amendment of, or a supplement to, the Registration Statement or the Joint Proxy Statement/Prospectus so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then (i) the Party learning of such information shall notify the other Parties promptly of such event, and Parent and the Company shall promptly file with the SEC any necessary amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, respectively, (ii) Parent and the Company shall (A) use their reasonable best efforts to have such amendment or supplement cleared for mailing as soon as practicable and (B) as required by applicable Law, disseminate the information contained in such amendment or supplement to holders of Company Shares and Parent Shares; provided, however, that no amendment or supplement will be filed and no such information shall be otherwise disseminated without prior consultation between Parent and the Company and providing Parent and the Company with a reasonable opportunity to review and comment on such amendment or supplement.

        Section 6.6    Meetings of Stockholders; Board Recommendations.

        (a)   The Company, acting through the Company Board, shall take all actions in accordance with the DGCL, the Company Certificate or Company Bylaws or similar governing documents of the Company and all applicable Laws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, the Company Stockholders' Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.12(b), (i) the Company Board shall recommend approval and adoption of this Agreement and the Merger by the stockholders of the Company (the "Company Voting Proposal") and include such recommendation in the Joint Proxy Statement/Prospectus, (ii) neither the Company Board nor any committee thereof shall effect a Change in Recommendation and (iii) the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the Required Company Stockholder Vote. Without limiting the generality of the foregoing, (x) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Shares, as required by this Section 6.6(a), shall not be affected by the withdrawal, amendment or modification of the recommendation by the Company Board or committee thereof and (y) the Company agrees that its obligations pursuant to this Section 6.6(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal.

        (b)   Parent, acting through the Parent Board, shall take all actions in accordance with the DGCL, the certificate of incorporation or bylaws or similar governing documents of Parent and all applicable Laws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any

50

event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, the Parent Stockholders' Meeting for the purpose of considering and voting upon the issuance of Parent Stock in the Merger (the "Parent Voting Proposal"). The Parent Board shall recommend approval of the Parent Voting Proposal by the stockholders of Parent and include such recommendation in the Joint Proxy Statement/Prospectus. Neither the Parent Board nor any committee thereof shall withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify in any manner adverse to the Company the recommendation of the Parent Board that the Parent's stockholders vote in favor of the Parent Voting Proposal. Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Parent Voting Proposal and shall take all other action reasonably necessary or advisable to secure the Required Parent Stockholder Vote.

        (c)   Nothing contained in this Section 6.6 or otherwise contained in this Agreement shall be deemed to prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (B) making any disclosure to its stockholders in order to comply with the Company Board's fiduciary duties to its stockholders under the DGCL.

        (d)   Unless otherwise mutually agreed upon by the parties, the respective record dates and meeting dates for the Company Stockholders' Meeting and for the Parent Stockholders' Meeting shall be the same.

        (e)   Except to the extent required by applicable Laws, the Company shall not (i) change the date specified in the Joint Proxy Statement/Prospectus for the Company Stockholders' Meeting or (ii) postpone, delay or adjourn the Company Stockholders' Meeting, except, in each case, after consultation with Parent, (A) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy Statement/Prospectus required by applicable Laws is provided to the stockholders of the Company sufficiently in advance of the Company Stockholders' Meeting or (B) if there are an insufficient number of shares of Company Shares represented in person or by proxy at the Company Stockholders' Meeting to constitute a quorum or to adopt this Agreement, in which case the Company may adjourn the Company Stockholders' Meeting and use its reasonable best efforts to obtain a quorum and the Required Company Stockholder Vote as promptly as practicable in the prevailing circumstances. Except to the extent required by applicable Law, Parent shall not (i) change the date specified in the Joint Proxy Statement/Prospectus for the Parent Stockholders' Meeting or (ii) postpone, delay or adjourn the Parent Stockholders' Meeting, except, in each case, after consultation with the Company, (A) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy Statement/Prospectus required by applicable Law is provided to the stockholders of Parent sufficiently in advance of the Parent Stockholders' Meeting or (B) if there are an insufficient number of shares of Parent Stock represented in person or by proxy at the Parent Stockholders' Meeting to constitute a quorum, in which case Parent may adjourn the Parent Stockholders' Meeting and use its reasonable best efforts to obtain a quorum and the Required Parent Stockholder Vote as promptly as practicable in the prevailing circumstances.

        Section 6.7    [Reserved].

        Section 6.8    Public Announcements.    Parent and the Company will provide each other a reasonable opportunity to review and make reasonable comment upon, any press release or other public statement with respect to this Agreement and the business combination contemplated hereby and, except as may be required by applicable Law or any listing agreement with, or regulation of, any securities exchange on which the Company Shares or the Parent Stock, as applicable, are listed, will not issue any such press release or make any such public statement prior to receiving the other Party's consent (which shall not be unreasonably withheld or delayed); provided, however, that each of Parent and the Company may make (a) public disclosure reasonably required in the public SEC filings made by the respective Parties in connection with the transactions contemplated hereby and (b) public

51

statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.8.

        Section 6.9    Reasonable Best Efforts.

        (a)   The Company and Parent shall each use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable Law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third Person any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by such Party or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act, any Antitrust Laws and any related governmental request thereunder, and (C) any other applicable Law. The Company and Parent shall cooperate with each other in connection with the making of all such filings (subject to applicable Law regarding the sharing of information), and the Company and Parent and their counsel shall be given a reasonable opportunity to review and comment upon such filings and any amendments or supplements thereto (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC.

        (b)   The Company and Parent agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their reasonable best efforts to obtain any clearances or approvals of any Governmental Entities required for the consummation of the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to obtain the expiration of any applicable waiting period under any Antitrust Law, to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. Parent shall have the right to determine and direct the strategy and process by which the Parties will seek required approvals under Antitrust Laws; provided, however, that Parent will consult with and consider in good faith the views of the Company in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with Proceedings under or relating to any Antitrust Law. No Party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other Parties to this Agreement, which consent shall not be unreasonably withheld.

        (c)   Notwithstanding anything to the contrary in this Section 6.9, neither Parent, nor the Company nor any of their Subsidiaries shall be required to (i) license, divest, dispose of or hold separate any assets or businesses of Parent or the Company or any of their respective Subsidiaries or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets or businesses of Parent or the Company or any of their respective Subsidiaries, or that would otherwise have a material adverse effect on the combined company or (ii) pay more than de minimis amounts in connection with seeking or obtaining such consents, approvals or authorizations as are required to complete the Merger under applicable Antitrust Laws (excluding any mandatory filing fees and reasonable and customary costs and expenses associated with making applications for, and

52

responding to requests for information from Governmental Entities with respect to, such required consents, approvals or authorizations). The Company (A) shall not take or agree to take any action identified in clause (i) or (ii) of the immediately preceding sentence without the prior written consent of Parent and (B) if so requested by Parent, shall use reasonable best efforts to effect any license, divestiture, disposition or hold separate of any of the Company's assets or businesses necessary to obtain clearances or approvals required for the Closing under the Antitrust Laws, provided that such action is conditioned on the consummation of the Merger.

        (d)   Each of Parent and the Company, as applicable, shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third Person consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule, or (iii) required to prevent a Parent Material Adverse Effect or a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however, that, with respect to this subsection (d), the Company shall not offer or pay any consideration, or make any agreement or understanding affecting the business or the assets, properties or Liabilities of the Company, in order to obtain any such third Person consents, approvals or waivers, except with the prior written consent of Parent. If any Party shall fail to obtain any consent from a third Person described in this subsection (d), such Party will use its reasonable efforts, and will take any such actions reasonably requested by the other Party hereto, to limit the adverse affect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or that could reasonably be expected to result after the consummation of the Merger, from the failure to obtain such consent.

        Section 6.10    Notification of Certain Matters.    Parent and the Company shall promptly (and, in any event, within two (2) Business Days) advise the other orally and in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, respectively. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the Parties under this Agreement.

        Section 6.11    Indemnification of Directors and Officers.

        (a)   The certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation as are set forth in the Company Certificate and Company Bylaws as in effect at the date hereof (to the extent consistent with applicable Law), which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company Certificate and Company Bylaws in respect of actions or omissions occurring at or prior to the Effective Time, unless otherwise required by applicable Law.

        (b)   From and after the Effective Time and until the expiration of any applicable statutes of limitation, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against all losses, claims, damages, expenses (including reasonable attorneys' fees), Liabilities or

53

amounts that are paid in settlement of, or otherwise, in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative and including all appeals thereof to which any Indemnified Party is or may become a party to by virtue of his or her service as a present or former director or officer of the Company or any of its Subsidiaries, and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time, in each case to the fullest extent permitted and provided in the Company Certificate and Company Bylaws as in effect at the date hereof and as permitted under the DGCL.

        (c)   Prior to the Effective Time, (i) the Company shall obtain "tail" insurance policies with a claims period of six (6) years from the Effective Time with respect to directors' and officers' liability insurance in an amount and scope reasonably comparable to the existing policy of the Company for claims arising from facts or events that occurred on or prior to the Effective Time at a cost that is reasonable and customary for tail insurance policies with its existing directors' and officers' liability policy insurer or an insurer with a comparable insurer financial strength rating as the Company's existing directors' and officers' liability policy insurer; or (ii) if the Company shall not have obtained such tail policy, the Surviving Corporation will provide for a period of not less than six (6) years after the Effective Time the directors and officers who are insured under the Company's directors' and officers' insurance policy with an insurance policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is not less favorable taken as a whole than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an aggregate premium for the D&O Insurance in excess of 150% of the annual premium currently paid by the Company for such insurance; provided further, however, that if the annual premium of such coverage exceeds such amount, the Surviving Corporation shall use its commercially reasonable efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The Company shall use commercially reasonable efforts to obtain competitive quotes (from insurance providers with comparable ratings) for such insurance coverage in an effort to reduce the cost thereof.

        (d)   The obligations under this Section 6.11 shall not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this Section 6.11 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.11 applies and their respective heirs, successors and assigns shall be express third-party beneficiaries of this Section 6.11). This Section 6.11 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein.

        (e)   If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.11.

        Section 6.12    No Solicitation.

        (a)    Company Takeover Proposal.

            (i)  The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any Company Representative to, directly or indirectly, (i) solicit, initiate or encourage the submission, making or announcement of any Company Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, or take any other action to facilitate the making of, any inquiry or any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal or (iii) make or authorize any statement,

54

  recommendation or solicitation in respect of any Company Takeover Proposal (except as permitted by Section 6.12(b)).

           (ii)  The Company (A) shall, and shall cause each of the Company Subsidiaries and each Company Representative to, immediately cease and cause to be terminated all discussions or negotiations with any person conducted heretofore with respect to any proposal that constitutes or would reasonably be expected to lead to a Company Takeover Proposal and (B) shall request the prompt return or destruction of all confidential information previously furnished to any Person in connection with any such discussions, negotiations or proposals. The Company shall, and shall cause each Company Subsidiary to, enforce (and not waive any provision of or release any Person from any obligations under) any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party.

          (iii)  Notwithstanding the foregoing, if, at any time after the date hereof and prior to the time that the Required Company Stockholder Vote has been obtained, the Company receives a bona fide Company Takeover Proposal that did not result from a breach or a deemed breach by the Company or any other Person of this Section 6.12(b), or any confidentiality, standstill or similar agreement, and the Company otherwise has complied with this Section 6.12, and the Company Board determines in good faith (A) after consultation with outside counsel and an independent financial advisor of nationally recognized reputation that such Company Takeover Proposal is, or is reasonably likely to result in, a Superior Company Proposal and (B) after consultation with outside counsel that failure to take the actions set forth in clauses (1) and (2) below with respect to such Company Takeover Proposal would result in a breach of its fiduciary duties under applicable Law, the Company may, subject to providing prior written notice of its decision to take such action to Parent and compliance with Section 6.12(c): (1) furnish information with respect to the Company and the Company Subsidiaries to the person making such Company Takeover Proposal pursuant to a confidentiality agreement no less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.3(a)), provided that all such information not previously provided to Parent is provided on a concurrent basis to Parent and (2) participate in discussions or negotiations with the person making such Company Takeover Proposal regarding such Company Takeover Proposal.

          (iv)  Any violation by any Company Subsidiary or any Company Representative of any provision of this Section 6.12 shall be deemed to be a violation by the Company.

        (b)    Change in Recommendation.

            (i)  Neither the Company nor the Company Board nor any committee thereof shall (A) (1) withdraw, modify or qualify, or propose to withdraw, modify or qualify, the approval or recommendation by the Company Board or any such committee of this Agreement, the Merger or any of the transactions contemplated by this Agreement or (2) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal (either (1) or (2) being a "Change in Recommendation") or (B) approve, or cause or permit the Company or any Company Subsidiary to enter into, any letter of intent, agreement in principle, acquisition agreement or similar agreement (each, an "Acquisition Agreement") relating to, any Company Takeover Proposal.

           (ii)  Notwithstanding the foregoing, if, at any time after the date hereof and prior to the time that the Required Company Stockholder Vote has been obtained, (x) the Company receives a Superior Company Proposal that did not result from a breach or a deemed breach by the Company or any other Person of Section 6.12(a) or any confidentiality, standstill or similar agreement, and (y) the Company Board determines in good faith after consultation with outside counsel that, in light of such proposal, a failure to make a Change in Recommendation or terminate this Agreement in order to accept such Superior Company Proposal would be a breach of the fiduciary obligations of the Company Board under applicable Laws, the Company may,

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  (A) make a Change in Recommendation or (B) terminate this Agreement pursuant to Section 8.1(f), so long as (and only if) (i) the Company has complied in all material respects with this Section 6.12, including subsection (c) below, (ii) the Company Board shall have first provided a Superior Proposal Notice to Parent, (iii) either (x) within five (5) Business Days after receipt of such Superior Proposal Notice (the "Proposal Period"), Parent shall not have proposed any adjustments to the terms and conditions of this Agreement or (y) the Company Board shall have determined in good faith, after consultation with its financial advisor, that any such proposal by Parent during the Proposal Period does not cause the Superior Company Proposal to cease to constitute a Superior Company Proposal, and (iv) concurrently with and as a condition to such termination, the Company Board causes the Company to accept such Superior Company Proposal and enter into an Acquisition Agreement with respect thereto and to pay the Termination Fee pursuant to Section 8.3(b). The Company agrees that, during the Proposal Period, the Company and the Company Representatives shall negotiate in good faith with Parent and the Parent Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement that are proposed by Parent. A "Superior Proposal Notice" means a written notice to Parent from the Company advising Parent that the Company Board is prepared to make a Change in Recommendation or accept a Superior Company Proposal, specifying the terms and conditions of such Superior Company Proposal, attaching the most current draft of the Superior Company Proposal and identifying the person making such Superior Company Proposal (it being understood and agreed that any material amendment to the price or any other material term of such Superior Company Proposal shall require a new Superior Proposal Notice and a new Proposal Period, as provided above).

        (c)    Company Takeover Proposal Information.

            (i)  The Company shall promptly, but in any event within forty-eight (48) hours, (i) advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to or contemplates, any Company Takeover Proposal (including any change to the terms of any such Company Takeover Proposal or inquiry), specifying the material terms and conditions thereof and the identity of the person making any such Company Takeover Proposal or inquiry and (ii) provide to Parent a copy of all written material provided to the Company or any Company Subsidiary or any Company Representative in connection with any such Company Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to or contemplates, any Company Takeover Proposal. The Company shall (A) keep Parent fully informed of the status of any such Company Takeover Proposal or inquiry, and (B) promptly, but in any event within forty-eight (48) hours, advise Parent orally and in writing of any material amendments to the terms of any such Company Takeover Proposal or inquiry and shall provide to Parent a copy of all written materials provided to the Company or any Company Subsidiary or any Company Representative in connection with any such Company Takeover Proposal. The Company shall not take any actions whether contractually or otherwise to limit its ability to comply with its obligations hereunder.

           (ii)  The Company shall provide Parent with at least forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is expected to consider any Company Takeover Proposal or any such inquiry or to consider providing information to any person or group in connection with a Company Takeover Proposal or any such inquiry. The Company shall publicly reaffirm the recommendation by the Company Board or any such committee of this Agreement, the Merger or any of the transactions contemplated by this Agreement within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation, unless a Change in Recommendation is permitted by Section 6.12(b)(ii).

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        Section 6.13    Tax Free Reorganization.

        (a)   Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. None of Parent, the Company, or their respective Subsidiaries shall take, or agree to take, any action (including any action otherwise permitted by Section 6.1 in the case of the Company) that could prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Pursuant to the foregoing, each Party agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be reasonably necessary to permit the Merger to so qualify.

        (b)   Unless otherwise required by applicable Law, each of Parent, Merger Sub and the Company (i) shall report the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) shall not take any Tax reporting position inconsistent with such characterization and (iii) shall properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3.

        (c)   The Parties hereto shall cooperate and use their commercially reasonable efforts to deliver to Parent's and the Company's Tax counsel and Tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of any Tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent's and the Company's Tax counsel and Tax advisors shall be entitled to rely upon such representations in rendering any such opinions.

        Section 6.14    Litigation.    Each of the Parties hereto shall promptly notify the other parties of any action, suit, Proceeding or investigation that shall be instituted or threatened against a Party to restrain, prohibit or otherwise challenge the legality of any of the transactions contemplated by this Agreement. The Company shall promptly notify Parent of any action, suit, Proceeding or investigation that may be threatened or asserted in writing, brought or commenced against the Company, or any of the Company Subsidiaries, that would have been listed in Section 4.7 of the Company Disclosure Schedule if such action, suit, Proceeding or investigation had arisen prior to the date hereof. The Company shall give Parent the opportunity to participate in the defense of and settlement discussions with respect to any stockholder litigation against Company and its directors relating to the Merger and the transactions contemplated by this Agreement. The Company agrees that it shall not settle or make an offer to settle any litigation commenced against the Company or any director by any stockholder relating to this Agreement, the Merger or any other transactions contemplated hereby, unless Parent shall have consented in writing to such payment or settlement.

        Section 6.15    Takeover Laws and Rights.    If any "fair price," "moratorium," "control share acquisition" or other anti-takeover statute or regulation ("Takeover Law") is or may become applicable to this Agreement, the Stockholder Agreements, the Company Shares, the Merger or any of the other transactions contemplated hereby, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Law on this Agreement, the Stockholder Agreements, the Company Shares, the Merger or such other transactions contemplated hereby.

        Section 6.16    Registration Statement on Form S-8.    Parent shall, as soon as practicable following the Effective Time, file a registration statement on Form S-8 with the SEC, if available for use by Parent, relating to the shares of Parent Stock issuable with respect to assumed Company Stock Options eligible for registration on Form S-8; provided, however, that (i) assumed Company Stock Options held by non-employees of the Company (the "Non-Employee Options") shall not be registered by Parent on Form S-8 and (ii) the Non-Employee Options may only be exercised following the Closing upon

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delivery to Parent of an opinion of counsel, in such form to be reasonably acceptable to Parent, that the exercise does not violate federal or state Law.

        Section 6.17    Merger Sub Compliance.    Parent shall cause Merger Sub to comply with all of Merger Sub's obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions in this Agreement.

        Section 6.18    Further Assurances.    Each of the Parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby. Each Party hereto, at the reasonable request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of the Merger and the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE MERGER

        Section 7.1    Conditions to the Obligations of Each Party.    The respective obligations of each party to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    The Company Voting Proposal shall have been approved at the Company Stockholders' Meeting by the Required Company Stockholder Vote and the Parent Voting Proposal shall have been approved at the Parent Stockholders' Meeting by the applicable Required Parent Stockholder Vote.

          (b)    No Order.    No judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that prior to asserting this condition, subject to Section 6.9, the Party seeking to assert this condition shall have used its reasonable efforts to prevent the entry of any such judgment, injunction, order or decree.

          (c)    HSR Act; Approvals.    All waiting periods, and any extensions thereof, under the HSR Act relating to the Merger or any of the transactions contemplated hereby will have expired or terminated early. All other authorizations, consents, orders, declarations or approvals of, or filings and registrations with, any Governmental Entity that are required to effect the Merger or any of the transactions contemplated hereby shall have been obtained, shall have been made or shall have occurred.

          (d)    Registration Statement; Joint Proxy Statement/Prospectus.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff and not concluded or withdrawn.

          (e)    Litigation.    There shall not be pending any suit, action or proceeding by any Governmental Entity in any court of competent jurisdiction seeking to prohibit the consummation of the Merger or any other transaction contemplated by this Agreement or that would otherwise cause a Company Material Adverse Effect or a Parent Material Adverse Effect; provided, however, that if the court of competent jurisdiction dismisses or renders a final decision denying a Governmental Entity's request for an injunction in such suit, action or proceeding, then four (4) Business Days following such dismissal or decision, this condition to Closing shall, with respect to such suit, action or proceeding, thereafter be deemed satisfied whether or not such

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  Governmental Entity appeals the decision of such court or files an administrative complaint before the Federal Trade Commission.

          (f)    NASDAQ Listing.    The shares of Parent Stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

        Section 7.2    Additional Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

          (a)    Representations and Warranties.    Each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (b)    Performance of Obligations.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (c)    Material Adverse Effect.    Since the date of this Agreement, there shall have been no Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (d)    No Restraints.    There shall not be instituted or pending any Proceeding by any Governmental Entity (i) seeking to restrain, prohibit, make illegal or otherwise interfere with the ownership or operation by the Parent or any of its Subsidiaries of all or any material portion of the business of the Company or any of its Subsidiaries or of the Parent or any of its Subsidiaries or to compel the Parent or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or of the Parent or any of its Subsidiaries, (ii) seeking to impose limitations on the ability of the Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the Company Shares (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by the Parent or any of its Subsidiaries of any such shares.

          (e)    Consents.    The Company shall have obtained the consent or approval of each Person or Governmental Entity whose consent or approval shall be required in connection with the Merger and the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other Contract or agreement (including any Company Material Contract) or instrument.

          (f)    Non-competition and Non-interference Agreement.    The execution and delivery by the individuals set forth on Schedule 7.2(f) of a non-competition and non-interference agreement with Parent in the forms attached hereto as Exhibit C-1 and Exhibit C-2 (the "Non-Competition Agreements"), as specified on Schedule 7.2(f).

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          (g)    Employment and Retention Agreement.    The execution and delivery by the individuals set forth on Schedule 7.2(g) of an employment and retention agreement with Parent in the forms attached hereto as Exhibit D-1 and Exhibit D-2 (the "Employment Agreements"), as specified on Schedule 7.2(g).

          (h)    Cash On Hand.    The Company shall have (i) at least Five Hundred Thousand Dollars ($500,000) in cash or cash equivalents and (ii) no interest bearing debt immediately prior to the Closing. Such cash amount shall be in addition to any cash required for payments to be made by the Company at the Closing.

          (i)    Bank Collateral Requirements.    All security background checks, including all related investigations, and documentation necessary to comply with and otherwise satisfy the collateral requirements of the Company's lenders shall have been completed.

          (j)    Resignation Letters.    The Company shall have delivered to Parent written resignations of all officers and directors of the Company effective as of the Effective Time.

          (k)    Background Checks.    Parent shall have completed, and shall be reasonably satisfied with, all background checks, including all related investigations, on the individuals set forth on Schedule 7.2(k).

          (l)    DFI Contract Extension.    The Company shall have delivered to Parent documentation of the DFI Contract option exercise, in such form as reasonably acceptable to Parent.

        Section 7.3    Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

          (a)    Representations and Warranties.    Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received certificates signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to such effect.

          (b)    Performance of Obligations.    Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and the Company shall have received certificates signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to such effect.

          (c)    Material Adverse Effect.    Since the date of this Agreement, there shall have been no Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to such effect.

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ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        Section 8.1    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any requisite approval of the stockholders of the Company:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company:

              (i)  if the Merger has not been consummated on or before January 31, 2009 (such date, as it may be extended under clause (A) of this paragraph, the "Termination Date"); provided, however, that (A) if the SEC provides comments to the Registration Statement, the Termination Date shall be extended until the earlier of (x) May 30, 2009 and (y) sixty (60) calendar days following the date on which Parent is notified by the SEC that the Registration Statement is no longer subject to further review and comments, and (B) the right to terminate this Agreement pursuant to this subsection (i) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of or resulted in the failure of the Merger to be consummated by the Termination Date;

             (ii)  if any Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this subsection (ii) shall not be available to any Party whose breach of any provision of this Agreement has been the cause of or resulted in such order, decree, ruling or other action;

            (iii)  if, at the Company Stockholders' Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; provided, however, that the right to terminate this Agreement under this subsection (iii) shall not be available to any Party seeking termination if, at such time, such Party is in material breach of its obligations under this Agreement; or

            (iv)  if the Parent Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent's stockholders shall have voted on the Parent Voting Proposal, and the Parent Voting Proposal shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that the right to terminate this Agreement under this subsection (iv) shall not be available to any Party seeking termination if, at such time, such Party is in material breach of its obligations under this Agreement;

          (c)   by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of (A) thirty (30) days following receipt by the Company of written notice from Parent of such breach or failure to perform or (B) one Business Day prior to the Termination Date;

          (d)   by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier

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  of (A) thirty (30) days following receipt by Parent of written notice from the Company of such breach or failure to perform or (B) one Business Day prior to the Termination Date;

          (e)   by Parent, if (i) the Company Board or any committee thereof shall have effected a Change in Recommendation or resolved to do so; (ii) the Company Board or any committee thereof shall have approved or recommended to the Company's stockholders a Company Takeover Proposal or resolved to do so; (iii) a tender offer or exchange offer for Company Shares is commenced (other than by Parent or any of its Affiliates) and the Company Board or any committee thereof recommends that the Company's stockholders tender their shares in such tender or exchange offer or the Company Board or any committee thereof fails to recommend that the Company's stockholders reject such tender or exchange offer within ten (10) Business Days of commencement thereof; or (iv) if there has been a material violation by the Company of Section 6.6(a) or Section 6.12; or

          (f)    by the Company, prior to the time that the Required Company Stockholder Vote has been obtained, in accordance with Section 6.12(b); provided, however, that, in order for the termination of this Agreement pursuant to this subparagraph to be effective, the Company shall have complied with all of the provisions of Section 6.12, including the notice provisions therein, and with all applicable requirements of Section 8.3, including payment of the Termination Fee.

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other Parties.

        Section 8.2    Effect of Termination.    In the event of termination of this Agreement by either Parent or the Company prior to the Effective Time pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability or further obligation on the part of Parent, the Company or Merger Sub or their respective officers or directors (except for the last sentence of Section 6.3(a) and the entirety of Section 8.2, Section 8.3 and Article IX, all of which shall survive the termination); provided, however, that nothing contained in this Section 8.2 shall relieve any Party hereto from any Liability for any willful breach of this Agreement, fraud or knowing misrepresentation.

        Section 8.3    Fees and Expenses.

        (a)    General.    Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Merger is consummated.

        (b)    Termination Fee.    In the event that:

            (i)  this Agreement is terminated by the Company pursuant to Section 8.1(f);

           (ii)  this Agreement is terminated by Parent pursuant to Section 8.1(e); or

          (iii)  (A) the Company has knowledge of a Company Takeover Proposal, (B) a Company Takeover Proposal shall have been made to holders of Company Shares or (C) any Person has announced an intention (whether or not conditional) to make a Company Takeover Proposal, and thereafter this Agreement is terminated pursuant to Section 8.1(b)(i), Section 8.1(b)(iii) or Section 8.1(c), and within twelve (12) months of such termination the Company either enters into an Acquisition Agreement or consummates a Company Takeover Proposal other than with Parent or Merger Sub;

then in the case of (i), (ii) or (iii) above, the Company shall promptly, but in no event later than the date of the earliest such event, pay to Parent a fee equal to One Million Three Hundred Forty Four Thousand Dollars ($1,344,000) (the "Termination Fee"), payable by wire transfer of same day funds;

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provided, however, that, in the case of any termination pursuant to Section 8.1(f), the Termination Fee shall be payable prior to, and as a condition to, such termination.

          (iv)  The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to make a payment due pursuant to this Section 8.3(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company, the Company shall pay to Parent and Merger Sub their reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 8.3(b) at the publicly announced prime rate of Bank of America, N.A. plus two percent (2.0%) per annum, compounded quarterly, from the date such payment was required to be paid. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of a breach of this Agreement described in Section 8.2.

           (v)  In no event shall more than one Termination Fee be payable hereunder.

        Section 8.4    Amendment.    This Agreement may be modified or amended by the Parties hereto, by or pursuant to action taken by their respective Boards of Directors, in the case of Merger Sub or the Company, or Parent, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no modification or amendment shall be made which by law requires further approval by such stockholders without such further approval; provided, however, that no modification or amendment of this Agreement or of any provision of this Agreement shall be valid or enforceable unless in writing duly executed by each of the Parties hereto.

        Section 8.5    Waiver.    At any time prior to the Effective Time, the Parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the other Parties' representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the other Parties' agreements or conditions contained herein which may legally be waived. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure of any Party to exercise any power given such Party hereunder or to insist upon strict compliance by any party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of that Party's right to demand exact compliance with the terms hereof. Any waiver shall not obligate that Party to agree to any further or subsequent waiver or affect the validity of the provision relating to any such waiver.

ARTICLE IX

MISCELLANEOUS

        Section 9.1    Non-Survival of Representations and Warranties.    The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, except that the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

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        Section 9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if such date is not a Business Day) of transmission by facsimile (but only if followed by transmittal by a nationally recognized overnight carrier for delivery on the next Business Day), or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if such date is not a Business Day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

    If to Parent, Merger Sub, or the Surviving Corporation, to:

    Kratos Defense & Security Solutions, Inc.
    Bridge Pointe Corporate Centre
    4810 Eastgate Mall
    San Diego, California 92121
    Attention: President
    Facsimile No.: (858) 812-7301

    with copies to:

    Morrison & Foerster LLP
    12531 High Bluff Drive, Suite 100
    San Diego, California 92130
    Attention: Scott M. Stanton, Esq.
    Facsimile No.: (858) 720-5150

    If to the Company, to:

    Digital Fusion, Inc.
    5030 Bradford Drive
    Building 1, Suite 210
    Huntsville, Alabama 35805
    Attention: President
    Facsimile No.: (256) 327-8120

    with copies to:

    Lanier, Ford, Shaver & Payne, PC
    200 West Side Square, Suite 5000
    Huntsville, Alabama 35804
    Attention: Richard J. Marsden, Esq.
    Facsimile No.: (256) 533-9322

        Section 9.3    Interpretation; Other Remedies.    The table of contents, captions and headings contained in this Agreement are solely for convenience of reference and shall not be used to interpret or construe this Agreement. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

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        Section 9.4    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

        Section 9.5    Entire Agreement; Third-Party Beneficiaries.    This Agreement and all exhibits and attachments hereto, including the Company Disclosure Schedule, the Stockholder Agreements and the Confidentiality Agreement (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any employee or other Person any status as a third party beneficiary, or any other rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 6.11.

        Section 9.6    Assignment.    No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign or pledge as collateral this Agreement or any of its rights and obligations hereunder to an affiliate of Parent or to any financing sources. Any purported assignment in violation of this Section 9.6 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

        Section 9.7    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Section 9.8    Specific Performance.    The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 9.9    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        Section 9.10    Jurisdiction.    Each of the Parties hereto irrevocably and unconditionally agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in any court within the State of Delaware. Each of the Parties hereto hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal

65

process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

        Section 9.11    Waiver of Jury Trial.    Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement and any of the agreements delivered by the Parties in connection herewith or the transactions contemplated hereby or thereby. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce either of such waivers, (b) it understands and has considered the implications of such waivers, (c) it makes such waivers voluntarily, and (d) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.11.

        Section 9.12    Disclosure.    Any matter disclosed in any section of a Party's Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a Party's Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

[Remainder of Page Intentionally Left Blank]

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        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:	/s/ Eric M. DeMarco
Print	Eric M. DeMarco
Title:	President & Chief Executive Officer
DAKOTA MERGER SUB, INC.
By:	/s/ Laura L. Siegal
Print Name:	Laura L. Siegal
Title:	Vice President & Corporate Controller
DIGITAL FUSION, INC.
By:	/s/ Gary S. Ryan
Print Name:	Gary S. Ryan
Title:	CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

 EXHIBIT A-1

STOCKHOLDER AGREEMENT (TYPE A)

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 EXHIBIT A-2

STOCKHOLDER AGREEMENT (TYPE B)

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 EXHIBIT A-3

STOCKHOLDER AGREEMENT (TYPE C)

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 EXHIBIT B

CERTIFICATE OF MERGER

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 EXHIBIT C-1

NON-COMPETITION AGREEMENT (TYPE A)

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 EXHIBIT C-2

NON-COMPETITION AGREEMENT (TYPE B)

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 EXHIBIT D-1

EMPLOYMENT AND RETENTION AGREEMENT (TYPE A)

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 EXHIBIT D-2

EMPLOYMENT AND RETENTION AGREEMENT (TYPE B)

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 COMPANY DISCLOSURE SCHEDULE

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 SCHEDULE A

PARTIES TO STOCKHOLDER AGREEMENTS

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 SCHEDULE 1.1(A)

DFI CONTRACT

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 SCHEDULE 2.6(A)

DIRECTORS OF THE SURVIVING CORPORATION

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 SCHEDULE 2.6(B)

OFFICERS OF THE SURVIVING CORPORATION

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 SCHEDULE 3.2(A)

OPTIONEES WITH EXTENDED POST-TERMINATION EXERCISE PERIOD

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 SCHEDULE 7.2(F)

PARTIES TO NON-COMPETITION AGREEMENTS

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 SCHEDULE 7.2(G)

PARTIES TO EMPLOYMENT AND RETENTION AGREEMENTS

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 SCHEDULE 7.2(K)

SECURITY BACKGROUND CHECKLIST

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

 Annex B-1

STOCKHOLDER AGREEMENT

        THIS STOCKHOLDER AGREEMENT ("Stockholder Agreement"), dated as of November [            ], 2008, is by and between [                                    ] ("Stockholder") and Kratos Defense & Security Solutions, Inc., a Delaware corporation ("Parent").

RECITALS

        WHEREAS, contemporaneously with the execution and delivery of this Stockholder Agreement, Parent, Dakota Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the "Merger Sub"), and Digital Fusion, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, which provides for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the "Merger");

        WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Merger Agreement;

        WHEREAS, Stockholder holds of record and owns beneficially the number of shares of the Company's capital stock set forth on Exhibit A (the "Shares"); and

        WHEREAS, Stockholder stands to receive a material benefit from the Merger in the form of the consideration payable in the Merger in respect of the Shares and, as a condition to entering into the Merger Agreement, Parent has required that Stockholder agree, and Stockholder has agreed, to enter into this Stockholder Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and obligations set forth herein, and intending to be legally bound hereby, each of the parties hereto agrees as follows:

        Section 1.    Representations and Warranties.    Stockholder hereby represents and warrants to Parent as follows:

          (a)    Title.    Except as set forth on Exhibit B hereto, Stockholder holds of record and owns beneficially, free and clear of any Encumbrances, all of the Shares as of the date of this Stockholder Agreement. Other than the Shares, Stockholder does not directly or indirectly own any shares of capital stock of the Company, any option, warrant or other right to acquire shares of capital stock of the Company or any other securities of the Company. Stockholder is not a party to any legally binding, executory written or oral agreement, contract, subcontract, lease, instrument, commitment or undertaking of any nature ("Contract") (other than this Stockholder Agreement) that could require Stockholder to sell, transfer or otherwise dispose of any capital stock of the Company and each Subsidiary of the Company.

          (b)    Right to Vote.    Except as otherwise provided in this Stockholder Agreement, Stockholder has full legal power, authority and right to vote all of the Shares, in favor of the approval and authorization of the Merger Agreement and the principal terms of the Merger without any approval, consent, ratification, permission, waiver or authorization (including any consents of Governmental Entities) ("Consent") of, or any other action on the part of, any other Person. Without limiting the generality of the foregoing, except as otherwise provided in this Stockholder Agreement, Stockholder has not entered into any voting agreement with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or

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  power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting Stockholder's legal power, authority or right to vote the Shares on any matter.

          (c)    Authority.    Stockholder has full legal power, capacity, authority and right to execute and deliver, and to perform Stockholder's obligations under, this Stockholder Agreement. This Stockholder Agreement has been duly and validly authorized, executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms.

          (d)    Opportunity.    Stockholder has had the opportunity to review this Stockholder Agreement and the Merger Agreement. Stockholder has had adequate opportunity to discuss the requirements of this Stockholder Agreement with his or her professional advisors to the extent Stockholder has deemed necessary. Stockholder understands that his, her or its representations and agreements contained herein constitute a material inducement and condition to Parent and Merger Sub in entering the Merger.

          (e)    No Conflicts; Consents.    The execution and delivery of this Stockholder Agreement by Stockholder does not and will not, and the performance of this Stockholder Agreement by Stockholder will not, result in or constitute (with or without notice or lapse of time) any breach of or default under, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Shares pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of the Shares is bound or affected as of the date of this Stockholder Agreement. The execution and delivery of this Stockholder Agreement by Stockholder does not and will not, and the performance of this Stockholder Agreement by Stockholder will not, require any Consent of any Person.

          (f)    Due Organization.

              (i)  If Stockholder is an Entity: (A) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction under which Stockholder is organized; (B) the execution, delivery and performance of this Stockholder Agreement by Stockholder have been duly authorized by all necessary action on the part of the board of directors of Stockholder or other Persons performing similar functions; and (C) the execution and delivery of this Stockholder Agreement by Stockholder does not and will not, and the performance of this Stockholder Agreement by Stockholder will not, (I) result in or constitute any breach of or default under the partnership agreement or any of the other organizational documents of Stockholder, or (II) require the approval of holders of voting or equity interests in Stockholder, other than any approval already obtained.

             (ii)  If Stockholder is an executor of an estate or trustee of a trust: (A) Stockholder is the sole executor or trustee of such estate or trust; (B) Stockholder has the sole power and authority to act on behalf of and bind such estate or trust; and (C) the execution and delivery of this Stockholder Agreement by Stockholder does not and will not, and the performance of this Stockholder Agreement by Stockholder will not, (I) result in or constitute any breach of or default under the will, trust agreement or other document relating to such estate or trust, or (II) require the approval of any beneficiary of such estate or trust, other than any approval already obtained.

          (g)    Accuracy of Representations and Warranties.    All of Stockholder's representations and warranties contained in this Stockholder Agreement will be accurate on the Closing as if made on and as of the Closing.

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        Section 2.    Covenants.    Until the termination of this Stockholder Agreement in accordance with Section 10(b), Stockholder hereby agrees as follows:

          (a)    Restrictions on Transfer.    Stockholder agrees that, during the period from the date of the Merger Agreement through the Effective Time (the "Pre-Closing Period"), Stockholder shall not directly or indirectly sell or otherwise transfer or dispose of, or pledge or otherwise permit to be subject to any Encumbrance (other than the Merger Agreement), any of the Shares or any other security of the Company held by Stockholder, or any direct or indirect beneficial interest therein.

          (b)    Agreement to Vote.    Stockholder agrees that, following the execution and delivery of the Merger Agreement, Stockholder shall vote the Shares at regular or special meetings of stockholders, including adjournments thereof, or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought (x) with respect to the Merger and the Merger Agreement, in favor of any proposal to approve the Merger Agreement and the Merger and (y) with respect to all other proposals submitted to the stockholders of the Company, which, directly or indirectly, would reasonably be expected to prevent or materially delay the consummation of the Merger or the transactions contemplated by the Merger Agreement, in such manner as Parent may direct. Stockholder agrees not to withdraw any such vote and not to take any other action that is inconsistent with Stockholder's obligation to vote in favor of approval of the Merger and the Merger Agreement or that may have the effect of delaying or interfering with the Merger. In furtherance of the intention of the parties with respect to this Section 2(b), upon the written request of Parent, Stockholder shall within twenty-four (24) hours of Stockholder's receipt of such request, grant to a person designated by Parent an irrevocable proxy and power of attorney to vote the Shares (and hereby specifically agrees not to revoke such proxy under any circumstances) at any and all meetings of stockholders of the Company with respect to matters presented to the Company's stockholders for vote which relates to or affects the Merger or the Merger Agreement or the approval of either. In the event that Stockholder fails to deliver such irrevocable proxy as required hereunder, this Stockholder Agreement shall be deemed to be an irrevocable proxy granted in accordance with this Section 2(b).

          (c)    Market Stand-Off Agreement.    Except as provided herein, Stockholder will not, without the prior written consent of Parent, directly or indirectly offer, sell or contract or grant any option to sell, or otherwise dispose of (including short sales, sales against the box and/or other hedging or derivative transactions), pledge or transfer any shares of Parent Common Stock acquired by Stockholder pursuant to the terms of the Merger Agreement (the "Merger Consideration Shares"); provided, however, that Stockholder may, without the prior written consent of Parent: (i) after the 120th day following the Closing Date (the "First Release Date"), offer or sell up to that number of Merger Consideration Shares equal to (A) twenty percent (20%) of the total Merger Consideration Shares held by Stockholder as of the Closing Date less (B) the total Merger Consideration Shares offered or sold by Stockholder prior to the First Release Date in accordance with this Section 2(c); (ii) after the 180th day following the Closing Date (the "Second Release Date"), offer or sell up to that number of Merger Consideration Shares equal to (A) forty percent (40%) of the total Merger Consideration Shares held by Stockholder as of the Closing Date less (B) the total Merger Consideration Shares offered or sold by Stockholder prior to the Second Release Date in accordance with this Section 2(c); and (iii) after the 270th day following the Closing Date (the "Third Release Date"), offer or sell up to one hundred percent (100%) of the total Merger Consideration Shares held by Stockholder as of the Closing Date. The foregoing sentence shall not apply to (A) transfers of Merger Consideration Shares to immediate family members or trusts, partnerships, limited liability companies or other entities for the benefit of such family members, (B) transfers of Merger Consideration Shares to a wholly-owned subsidiary, parent, general partner, limited partner, retired partner, member or retired member of the

B-1-3

  undersigned or (C) transfers of Merger Consideration Shares by Stockholder in non-public transactions; provided, however, that in each case, (1) such transferee takes such Merger Consideration Shares subject to all of the provisions of this Stockholder Agreement and (2) no filing by any party (transferor or transferee) under the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer of Merger Consideration Shares (a "Public Filing"). Notwithstanding the restrictions on resale of the Merger Consideration Shares in this Section 2(c): (i) Stockholder may, without the prior written consent of Parent, after the 30th day following the Closing Date, offer or sell up to that number of Merger Consideration Shares necessary to cover the Option Exercise Cost (as such term is defined in Section 2(h) below) provided that no such Merger Consideration Shares shall be offered or sold pursuant to this subsection (i) if the aggregate proceeds received from the offer or sale of such Merger Consideration Shares (together with the total aggregate proceeds received from all other offers or sales of Merger Consideration Shares pursuant to this subsection (i)) would exceed the Option Exercise Cost; and (ii) Parent shall use commercially reasonable efforts to work with Imperial Capital to create accounts for the Merger Consideration Shares held by Stockholder as of the Closing Date in order to facilitate orderly sales of such Merger Consideration Shares in the public market as soon as practicable following the Closing Date and prior to the First Release Date with Parent's prior consent; provided, however, that any such offers or sales (A) shall be subject to SEC rules and regulations and (B) no Public Filing shall be required in connection with any such sale of Merger Consideration Shares. Stockholder shall open an account with Imperial Capital for the sale of Merger Consideration Shares and all sales of Merger Consideration Shares shall be made through such accounts.

          (d)    No Actions.    From and after the date hereof, except as otherwise permitted by this Stockholder Agreement, Stockholder will not commit any act that could restrict or otherwise affect Stockholder's legal power, authority and right to vote all of the Shares. Without limiting the generality of the foregoing, except as required by this Stockholder Agreement, from and after the date hereof, Stockholder will not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any Contract with any Person limiting or affecting Stockholder's legal power, capacity, authority or right to vote the Shares in favor of the Merger.

          (e)    No Solicitation.    The Stockholder shall not, nor shall it authorize or permit any officer, director, employee, investment banker, financial advisor, attorney or other advisor or representative of the Stockholder to, directly or indirectly (i) solicit, initiate, or encourage the submission of, any Company Takeover Proposal, (ii) enter into any agreement with respect to or approve or recommend any Company Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal.

          (f)    Public Announcements.    During the Pre-Closing Period, Stockholder shall not (and Stockholder shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Stockholder Agreement, the Merger Agreement or the Merger, or regarding any of the other transactions contemplated by this Stockholder Agreement or the Merger Agreement, without Parent's prior written consent.

          (g)    Notification.    During the Pre-Closing Period, Stockholder shall promptly notify Parent in writing of: (i) the discovery by Stockholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Stockholder Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty of Stockholder

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  contained in this Stockholder Agreement; (ii) the discovery by Stockholder of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Stockholder Agreement and that would cause or constitute a material inaccuracy in or breach of any representation or warranty of Stockholder contained in this Stockholder Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Stockholder Agreement; and (iii) any material breach of any covenant or obligation of Stockholder.

          (h)    Company Option Exercise.    Stockholder shall exercise those options to acquire Company Common Stock identified on Schedule A hereto (the "Company Stock Options") by payment to the Company of the aggregate cash exercise price set forth on such Schedule A hereof (the "Option Exercise Cost") prior to the Closing Date of the Merger. In the event that any Company Stock Options expire pursuant to their terms during the period following the Closing Date and prior to the Third Release Date, Parent shall use its reasonable best efforts to extend the expiration date of such Company Stock Options by a number of days equal to the period commencing on the original expiration date of such Company Stock Options and ending on the Third Release Date.

        Section 3.    Waiver of Dissenters' Rights.    Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, (a) any dissenters' rights or any similar right relating to the Merger that Stockholder may have by virtue of, or with respect to, the Shares or any other securities of the Company owned by Stockholder, and (b) any right to object to the manner in which the consideration to be paid to the Stockholders of the Company in connection with the Merger is to be calculated or paid pursuant to the Merger Agreement, or the nature or amount of consideration to be paid to Stockholder or any other stockholder of the Company pursuant to the Merger Agreement.

        Section 4.    Agreement to Indemnify.    Subject to the final sentence of this Section 4, Stockholder agrees to indemnify and hold harmless the Parent Group Members from and against, and compensate and reimburse the Parent Group Members for, any Damages that are directly or indirectly suffered or incurred by any of the Parent Group Members or to which any of the Parent Group Members may otherwise become subject (regardless of whether or not such Damages relate to any Third-Party Claim) and that arise from or as a result of, or are directly or indirectly connected with, any inaccuracy in or breach of any of the representations, warranties, covenants or obligations of Stockholder in this Stockholder Agreement. Notwithstanding any provisions of this Stockholder Agreement to the contrary, the aggregate amount of all payments required to be made pursuant to this Section 4 by Stockholder in connection with claims brought by Parent or any other Parent Group Member under this Section 4 shall not exceed the aggregate amount of the Closing Merger Consideration received by Stockholder in connection with the Merger. Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Section 4 shall be the sole and exclusive remedy of any Parent Group Member with respect to breaches of this Stockholder Agreement by Stockholder, provided, however, that nothing contained in this Section 4 or elsewhere in this Stockholder Agreement shall limit the rights of any Parent Group Member to seek or obtain injunctive relief or any other equitable, non-monetary remedy to which such Parent Group Member is otherwise entitled.

        Section 5.    Action in Stockholder Capacity Only.    Stockholder makes no agreement or understanding herein in Stockholder's capacity as a director, officer or employee of the Company. Stockholder is executing this Stockholder Agreement solely in Stockholder's capacity as a record holder and beneficial owner of the Shares, and nothing herein shall limit or affect any actions taken in Stockholder's capacity as an officer, director or employee of the Company.

        Section 6.    Severability.    If any term or other provision of this Stockholder Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions

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and provisions of this Stockholder Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Stockholder Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Stockholder Agreement may be consummated as originally contemplated to the fullest extent possible. If the parties fail to so agree within ten (10) Business Days of such determination that any term or other provision is invalid, illegal or incapable of being enforced, such holding shall not affect the validity or enforceability of any other aspect hereof (or of such provision in another jurisdiction) and the parties agree and hereby request that the court or arbitrator(s) make such valid modifications to (or replacement of, if necessary) the invalid provision as are necessary and reasonable to most closely approximate the parties' intent as evidenced hereby as a whole

        Section 7.    Execution in Counterparts; Exchanges by Facsimile or Electronic Transmission.    This Stockholder Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures hereto and thereto were upon the same instrument. The exchange of a fully executed Stockholder Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the parties to the terms of this Stockholder Agreement.

        Section 8.    Specific Performance.    The parties hereto agree that the failure for any reason of Stockholder to perform any of Stockholder's covenants or obligations under this Stockholder Agreement would cause irreparable harm or injury with respect to which money damages would not be an adequate remedy. Accordingly, Stockholder agrees that, in seeking to enforce this Stockholder Agreement against Stockholder, Parent shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy available at law, in equity or otherwise.

        Section 9.    Governing Law; Submission to Jurisdiction.    This Stockholder Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). Any action, suit or proceeding relating to this Stockholder Agreement or the enforcement of any provision of this Stockholder Agreement may be brought or otherwise commenced in any state or federal court located in San Diego, California. Each party to this Stockholder Agreement: (i) irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of California; (ii) agrees that each state and federal court located in San Diego, California shall be deemed to be a convenient forum; (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or proceeding commenced in any state or federal court located in San Diego, California, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Stockholder Agreement or the subject matter of this Stockholder Agreement may not be enforced in or by such court; and (iv) waives such party's right to trial by jury.

        Section 10.    Amendments; Termination.

        (a)   This Stockholder Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

        (b)   This Stockholder Agreement shall terminate upon the earlier of the Closing Date or the valid termination of the Merger Agreement in accordance with its terms; provided, however, that: (i) Stockholder shall not be relieved of any obligation or liability arising from any prior breach by Stockholder of any representation, warranty, covenant or obligation of Stockholder contained in this Stockholder Agreement; and (ii) Stockholder shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 2(c), 8, 9, 10, 11, 12, 13, 14 and 15.

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        Section 11.    Additional Shares.    If, after the date hereof, Stockholder acquires beneficial or record ownership of any additional shares of capital stock of the Company (any such shares, "Additional Shares"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of the Company or through any stock dividend or stock split, the provisions of this Stockholder Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any Person immediately upon the acquisition by Stockholder of beneficial ownership of such Additional Shares.

        Section 12.    Successors and Assigns.    This Stockholder Agreement shall be binding upon: Parent and its successors and assigns (if any); and Stockholder and Stockholder's heirs, executors, personal representatives, successors and assigns (if any). This Stockholder Agreement shall inure to the benefit of Parent and its respective successors and assigns (if any). Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that Parent may assign this Stockholder Agreement or any of the rights, interests hereunder to an affiliate of Parent or to any financing sources.

        Section 13.    Entire Agreement.    This Stockholder Agreement and the Merger Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

        Section 14.    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Stockholder Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

  If to Parent, to:

    Kratos Defense & Security Solutions, Inc.
    Bridge Pointe Corporate Centre
    4810 Eastgate Mall
    San Diego, California 92121
    Attention: President
    Facsimile No.: (858) 812-7301

  with copy to:

    Morrison & Foerster LLP
    12531 High Bluff Drive, Suite 100
    San Diego, CA 92130
    Attention: Scott M. Stanton, Esq.
    Facsimile No.: (858) 720-5125

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        If to Stockholder, to the address set forth beneath Stockholder's name on the signature page hereto with copy to:

    Lanier, Ford, Shaver & Payne, PC
    200 West Side Square, Suite 5000
    Huntsville, Alabama 35804
    Attention: Richard J. Marsden, Esq.
    Facsimile No.: (256) 533-9322

        Section 15.    Definitions.

        "Damages" means all assessments, losses, damages, liabilities, debts, charges (including judgments and decrees which give rise to any of the foregoing), costs and expenses, including, without limitation, interest, penalties, court costs, attorney's fees and expenses on account of such Damages otherwise incurred.

        "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        "Parent Group Members" means Parent, the Surviving Corporation or any of their respective affiliates, successors and assigns.

[Remainder of Page Intentionally left Blank.]

B-1-8

        IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement as of the date first above written.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:
Name:
Title:
STOCKHOLDER:
By:
Name:
Title:
Address:

Telephone:
Facsimile:
E-mail:

[STOCKHOLDER AGREEMENT SIGNATURE PAGE]

 EXHIBIT A

SECURITIES BENEFICIALLY OWNED

 EXHIBIT B

ENCUMBRANCES

 SCHEDULE A

COMPANY OPTIONS

None.

Annex B-2

STOCKHOLDER AGREEMENT

        THIS STOCKHOLDER AGREEMENT ("Stockholder Agreement"), dated as of November [    ], 2008, is by and between [                        ] ("Stockholder") and Kratos Defense & Security Solutions, Inc., a Delaware corporation ("Parent").

RECITALS

        WHEREAS, contemporaneously with the execution and delivery of this Stockholder Agreement, Parent, Dakota Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the "Merger Sub"), and Digital Fusion, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, which provides for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the "Merger");

        WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Merger Agreement;

        WHEREAS, Stockholder holds of record and owns beneficially the number of shares of the Company's capital stock set forth on Exhibit A (the "Shares"); and

        WHEREAS, Stockholder stands to receive a material benefit from the Merger in the form of the consideration payable in the Merger in respect of the Shares and, as a condition to entering into the Merger Agreement, Parent has required that Stockholder agree, and Stockholder has agreed, to enter into this Stockholder Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and obligations set forth herein, and intending to be legally bound hereby, each of the parties hereto agrees as follows:

        Section 1.    Representations and Warranties.    Stockholder hereby represents and warrants to Parent as follows:

          (a)    Title.    Except as set forth on Exhibit B hereto, Stockholder holds of record and owns beneficially, free and clear of any Encumbrances, all of the Shares as of the date of this Stockholder Agreement. Other than the Shares, Stockholder does not directly or indirectly own any shares of capital stock of the Company, any option, warrant or other right to acquire shares of capital stock of the Company or any other securities of the Company. Stockholder is not a party to any legally binding, executory written or oral agreement, contract, subcontract, lease, instrument, commitment or undertaking of any nature ("Contract") (other than this Stockholder Agreement) that could require Stockholder to sell, transfer or otherwise dispose of any capital stock of the Company and each Subsidiary of the Company.

          (b)    Right to Vote.    Except as otherwise provided in this Stockholder Agreement, Stockholder has full legal power, authority and right to vote all of the Shares, in favor of the approval and authorization of the Merger Agreement and the principal terms of the Merger without any approval, consent, ratification, permission, waiver or authorization (including any consents of Governmental Entities) ("Consent") of, or any other action on the part of, any other Person. Without limiting the generality of the foregoing, except as otherwise provided in this Stockholder Agreement, Stockholder has not entered into any voting agreement with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust

B-2-1

  or entered into any arrangement or agreement with any Person limiting or affecting Stockholder's legal power, authority or right to vote the Shares on any matter.

          (c)    Authority.    Stockholder has full legal power, capacity, authority and right to execute and deliver, and to perform Stockholder's obligations under, this Stockholder Agreement. This Stockholder Agreement has been duly and validly authorized, executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms.

          (d)    Opportunity.    Stockholder has had the opportunity to review this Stockholder Agreement and the Merger Agreement. Stockholder has had adequate opportunity to discuss the requirements of this Stockholder Agreement with his or her professional advisors to the extent Stockholder has deemed necessary. Stockholder understands that his, her or its representations and agreements contained herein constitute a material inducement and condition to Parent and Merger Sub in entering the Merger.

          (e)    No Conflicts; Consents.    The execution and delivery of this Stockholder Agreement by Stockholder does not and will not, and the performance of this Stockholder Agreement by Stockholder will not, result in or constitute (with or without notice or lapse of time) any breach of or default under, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Shares pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of the Shares is bound or affected as of the date of this Stockholder Agreement. The execution and delivery of this Stockholder Agreement by Stockholder does not and will not, and the performance of this Stockholder Agreement by Stockholder will not, require any Consent of any Person.

          (f)    Due Organization.

              (i)  If Stockholder is an Entity: (A) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction under which Stockholder is organized; (B) the execution, delivery and performance of this Stockholder Agreement by Stockholder have been duly authorized by all necessary action on the part of the board of directors of Stockholder or other Persons performing similar functions; and (C) the execution and delivery of this Stockholder Agreement by Stockholder does not and will not, and the performance of this Stockholder Agreement by Stockholder will not, (I) result in or constitute any breach of or default under the partnership agreement or any of the other organizational documents of Stockholder, or (II) require the approval of holders of voting or equity interests in Stockholder, other than any approval already obtained.

             (ii)  If Stockholder is an executor of an estate or trustee of a trust: (A) Stockholder is the sole executor or trustee of such estate or trust; (B) Stockholder has the sole power and authority to act on behalf of and bind such estate or trust; and (C) the execution and delivery of this Stockholder Agreement by Stockholder does not and will not, and the performance of this Stockholder Agreement by Stockholder will not, (I) result in or constitute any breach of or default under the will, trust agreement or other document relating to such estate or trust, or (II) require the approval of any beneficiary of such estate or trust, other than any approval already obtained.

          (g)    Accuracy of Representations and Warranties.    All of Stockholder's representations and warranties contained in this Stockholder Agreement will be accurate on the Closing as if made on and as of the Closing.

B-2-2

        Section 2.    Covenants.    Until the termination of this Stockholder Agreement in accordance with Section 10(b), Stockholder hereby agrees as follows:

          (a)    Restrictions on Transfer.    Stockholder agrees that, during the period from the date of the Merger Agreement through the Effective Time (the "Pre-Closing Period"), Stockholder shall not directly or indirectly sell or otherwise transfer or dispose of, or pledge or otherwise permit to be subject to any Encumbrance (other than the Merger Agreement), any of the Shares or any other security of the Company held by Stockholder, or any direct or indirect beneficial interest therein.

          (b)    Agreement to Vote.    Stockholder agrees that, following the execution and delivery of the Merger Agreement, Stockholder shall vote the Shares at regular or special meetings of stockholders, including adjournments thereof, or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought (x) with respect to the Merger and the Merger Agreement, in favor of any proposal to approve the Merger Agreement and the Merger and (y) with respect to all other proposals submitted to the stockholders of the Company, which, directly or indirectly, would reasonably be expected to prevent or materially delay the consummation of the Merger or the transactions contemplated by the Merger Agreement, in such manner as Parent may direct. Stockholder agrees not to withdraw any such vote and not to take any other action that is inconsistent with Stockholder's obligation to vote in favor of approval of the Merger and the Merger Agreement or that may have the effect of delaying or interfering with the Merger. In furtherance of the intention of the parties with respect to this Section 2(b), upon the written request of Parent, Stockholder shall within twenty-four (24) hours of Stockholder's receipt of such request, grant to a person designated by Parent an irrevocable proxy and power of attorney to vote the Shares (and hereby specifically agrees not to revoke such proxy under any circumstances) at any and all meetings of stockholders of the Company with respect to matters presented to the Company's stockholders for vote which relates to or affects the Merger or the Merger Agreement or the approval of either. In the event that Stockholder fails to deliver such irrevocable proxy as required hereunder, this Stockholder Agreement shall be deemed to be an irrevocable proxy granted in accordance with this Section 2(b).

          (c)    Market Stand-Off Agreement.    Except as provided herein, Stockholder will not, without the prior written consent of Parent, directly or indirectly offer, sell or contract or grant any option to sell, or otherwise dispose of (including short sales, sales against the box and/or other hedging or derivative transactions), pledge or transfer any shares of Parent Common Stock acquired by Stockholder pursuant to the terms of the Merger Agreement (the "Merger Consideration Shares"); provided, however, that Stockholder may, without the prior written consent of Parent: (i) after the 120th day following the Closing Date (the "First Release Date"), offer or sell up to that number of Merger Consideration Shares equal to (A) twenty-five percent (25%) of the total Merger Consideration Shares held by Stockholder as of the Closing Date less (B) the total Merger Consideration Shares offered or sold by Stockholder prior to the First Release Date in accordance with this Section 2(c); (ii) after the 180th day following the Closing Date (the "Second Release Date"), offer or sell up to that number of Merger Consideration Shares equal to (A) fifty percent (50%) of the total Merger Consideration Shares held by Stockholder as of the Closing Date less (B) the total Merger Consideration Shares offered or sold by Stockholder prior to the Second Release Date in accordance with this Section 2(c); and (iii) after the 270th day following the Closing Date (the "Third Release Date"), offer or sell up to one hundred percent (100%) of the total Merger Consideration Shares held by Stockholder as of the Closing Date. The foregoing sentence shall not apply to (A) transfers of Merger Consideration Shares to immediate family members or trusts, partnerships, limited liability companies or other entities for the benefit of such family members, (B) transfers of Merger Consideration Shares to a wholly-owned subsidiary, parent, general partner, limited partner, retired partner, member or retired member of the

B-2-3

  undersigned or (C) transfers of Merger Consideration Shares by Stockholder in non-public transactions; provided, however, that in each case, (1) such transferee takes such Merger Consideration Shares subject to all of the provisions of this Stockholder Agreement and (2) no filing by any party (transferor or transferee) under the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer of Merger Consideration Shares. Stockholder shall open an account with Imperial Capital for the sale of Merger Consideration Shares and all sales of Merger Consideration Shares shall be made through such accounts.

          (d)    No Actions.    From and after the date hereof, except as otherwise permitted by this Stockholder Agreement, Stockholder will not commit any act that could restrict or otherwise affect Stockholder's legal power, authority and right to vote all of the Shares. Without limiting the generality of the foregoing, except as required by this Stockholder Agreement, from and after the date hereof, Stockholder will not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any Contract with any Person limiting or affecting Stockholder's legal power, capacity, authority or right to vote the Shares in favor of the Merger.

          (e)    No Solicitation.    The Stockholder shall not, nor shall it authorize or permit any officer, director, employee, investment banker, financial advisor, attorney or other advisor or representative of the Stockholder to, directly or indirectly (i) solicit, initiate, or encourage the submission of, any Company Takeover Proposal, (ii) enter into any agreement with respect to or approve or recommend any Company Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal.

          (f)    Public Announcements.    During the Pre-Closing Period, Stockholder shall not (and Stockholder shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Stockholder Agreement, the Merger Agreement or the Merger, or regarding any of the other transactions contemplated by this Stockholder Agreement or the Merger Agreement, without Parent's prior written consent.

          (g)    Notification.    During the Pre-Closing Period, Stockholder shall promptly notify Parent in writing of: (i) the discovery by Stockholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Stockholder Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty of Stockholder contained in this Stockholder Agreement; (ii) the discovery by Stockholder of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Stockholder Agreement and that would cause or constitute a material inaccuracy in or breach of any representation or warranty of Stockholder contained in this Stockholder Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Stockholder Agreement; and (iii) any material breach of any covenant or obligation of Stockholder.

          (h)    Company Option Exercise.    Stockholder shall exercise those options to acquire Company Common Stock identified on Schedule A hereto (the "Company Stock Options") by payment to the Company of the aggregate cash exercise price set forth on such Schedule A hereof (the "Option Exercise Cost") prior to the Closing Date of the Merger. In the event that any Company Stock Options expire pursuant to their terms during the period following the Closing

B-2-4

  Date and prior to the Third Release Date, Parent shall use its reasonable best efforts to extend the expiration date of such Company Stock Options by a number of days equal to the period commencing on the original expiration date of such Company Stock Options and ending on the Third Release Date.

        Section 3.    Waiver of Dissenters' Rights.    Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, (a) any dissenters' rights or any similar right relating to the Merger that Stockholder may have by virtue of, or with respect to, the Shares or any other securities of the Company owned by Stockholder, and (b) any right to object to the manner in which the consideration to be paid to the Stockholders of the Company in connection with the Merger is to be calculated or paid pursuant to the Merger Agreement, or the nature or amount of consideration to be paid to Stockholder or any other stockholder of the Company pursuant to the Merger Agreement.

        Section 4.    Agreement to Indemnify.    Subject to the final sentence of this Section 4, Stockholder agrees to indemnify and hold harmless the Parent Group Members from and against, and compensate and reimburse the Parent Group Members for, any Damages that are directly or indirectly suffered or incurred by any of the Parent Group Members or to which any of the Parent Group Members may otherwise become subject (regardless of whether or not such Damages relate to any Third-Party Claim) and that arise from or as a result of, or are directly or indirectly connected with, any inaccuracy in or breach of any of the representations, warranties, covenants or obligations of Stockholder in this Stockholder Agreement. Notwithstanding any provisions of this Stockholder Agreement to the contrary, the aggregate amount of all payments required to be made pursuant to this Section 4 by Stockholder in connection with claims brought by Parent or any other Parent Group Member under this Section 4 shall not exceed the aggregate amount of the Closing Merger Consideration received by Stockholder in connection with the Merger. Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Section 4 shall be the sole and exclusive remedy of any Parent Group Member with respect to breaches of this Stockholder Agreement by Stockholder, provided, however, that nothing contained in this Section 4 or elsewhere in this Stockholder Agreement shall limit the rights of any Parent Group Member to seek or obtain injunctive relief or any other equitable, non-monetary remedy to which such Parent Group Member is otherwise entitled.

        Section 5.    Action in Stockholder Capacity Only.    Stockholder makes no agreement or understanding herein in Stockholder's capacity as a director, officer or employee of the Company. Stockholder is executing this Stockholder Agreement solely in Stockholder's capacity as a record holder and beneficial owner of the Shares, and nothing herein shall limit or affect any actions taken in Stockholder's capacity as an officer, director or employee of the Company.

        Section 6.    Severability.    If any term or other provision of this Stockholder Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Stockholder Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Stockholder Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Stockholder Agreement may be consummated as originally contemplated to the fullest extent possible. If the parties fail to so agree within ten (10) Business Days of such determination that any term or other provision is invalid, illegal or incapable of being enforced, such holding shall not affect the validity or enforceability of any other aspect hereof (or of such provision in another jurisdiction) and the parties agree and hereby request that the court or arbitrator(s) make such valid modifications to (or replacement of, if necessary) the invalid provision as are necessary and reasonable to most closely approximate the parties' intent as evidenced hereby as a whole

B-2-5

        Section 7.    Execution in Counterparts; Exchanges by Facsimile or Electronic Transmission.    This Stockholder Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures hereto and thereto were upon the same instrument. The exchange of a fully executed Stockholder Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the parties to the terms of this Stockholder Agreement.

        Section 8.    Specific Performance.    The parties hereto agree that the failure for any reason of Stockholder to perform any of Stockholder's covenants or obligations under this Stockholder Agreement would cause irreparable harm or injury with respect to which money damages would not be an adequate remedy. Accordingly, Stockholder agrees that, in seeking to enforce this Stockholder Agreement against Stockholder, Parent shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy available at law, in equity or otherwise.

        Section 9.    Governing Law; Submission to Jurisdiction.    This Stockholder Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). Any action, suit or proceeding relating to this Stockholder Agreement or the enforcement of any provision of this Stockholder Agreement may be brought or otherwise commenced in any state or federal court located in San Diego, California. Each party to this Stockholder Agreement: (i) irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of California; (ii) agrees that each state and federal court located in San Diego, California shall be deemed to be a convenient forum; (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or proceeding commenced in any state or federal court located in San Diego, California, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Stockholder Agreement or the subject matter of this Stockholder Agreement may not be enforced in or by such court; and (iv) waives such party's right to trial by jury.

        Section 10.    Amendments; Termination.

        (a)   This Stockholder Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

        (b)   This Stockholder Agreement shall terminate upon the earlier of the Closing Date or the valid termination of the Merger Agreement in accordance with its terms; provided, however, that: (i) Stockholder shall not be relieved of any obligation or liability arising from any prior breach by Stockholder of any representation, warranty, covenant or obligation of Stockholder contained in this Stockholder Agreement; and (ii) Stockholder shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 2(c), 8, 9, 10, 11, 12, 13, 14 and 15.

        Section 11.    Additional Shares.    If, after the date hereof, Stockholder acquires beneficial or record ownership of any additional shares of capital stock of the Company (any such shares, "Additional Shares"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of the Company or through any stock dividend or stock split, the provisions of this Stockholder Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any Person immediately upon the acquisition by Stockholder of beneficial ownership of such Additional Shares.

        Section 12.    Successors and Assigns.    This Stockholder Agreement shall be binding upon: Parent and its successors and assigns (if any); and Stockholder and Stockholder's heirs, executors, personal representatives, successors and assigns (if any). This Stockholder Agreement shall inure to the benefit

B-2-6

of Parent and its respective successors and assigns (if any). Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that Parent may assign this Stockholder Agreement or any of the rights, interests hereunder to an affiliate of Parent or to any financing sources.

        Section 13.    Entire Agreement.    This Stockholder Agreement and the Merger Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

        Section 14.    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Stockholder Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

        If to Parent, to:

    Kratos Defense & Security Solutions, Inc.
    Bridge Pointe Corporate Centre
    4810 Eastgate Mall
    San Diego, California 92121
    Attention: President
    Facsimile No.: (858) 812-7301

        with copy to:

    Morrison & Foerster LLP
    12531 High Bluff Drive, Suite 100
    San Diego, CA 92130
    Attention: Scott M. Stanton, Esq.
    Facsimile No.: (858) 720-5125

        If to Stockholder, to the address set forth beneath Stockholder's name on the signature page hereto with copy to:

    Lanier, Ford, Shaver & Payne, PC
    200 West Side Square, Suite 5000
    Huntsville, Alabama 35804
    Attention: Richard J. Marsden, Esq.
    Facsimile No.: (256) 533-9322

        Section 15.    Definitions.

        "Damages" means all assessments, losses, damages, liabilities, debts, charges (including judgments and decrees which give rise to any of the foregoing), costs and expenses, including, without limitation, interest, penalties, court costs, attorney's fees and expenses on account of such Damages otherwise incurred.

        "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any

B-2-7

asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        "Parent Group Members" means Parent, the Surviving Corporation or any of their respective affiliates, successors and assigns.

[Remainder of Page Intentionally left Blank.]

B-2-8

        IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement as of the date first above written.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:
Name:
Title:
STOCKHOLDER:
By:
Name:
Title:
Address:

Telephone:
Facsimile:
E-mail:

[STOCKHOLDER AGREEMENT SIGNATURE PAGE]

 EXHIBIT A

SECURITIES BENEFICIALLY OWNED

 EXHIBIT B

ENCUMBRANCES

 SCHEDULE A

COMPANY OPTIONS

None.

 Annex B-3

STOCKHOLDER AGREEMENT

        THIS STOCKHOLDER AGREEMENT ("Stockholder Agreement"), dated as of November [    ], 2008, is by and between [                        ] ("Stockholder") and Kratos Defense & Security Solutions, Inc., a Delaware corporation ("Parent").

RECITALS

        WHEREAS, contemporaneously with the execution and delivery of this Stockholder Agreement, Parent, Dakota Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the "Merger Sub"), and Digital Fusion, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, which provides for the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the "Merger");

        WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Merger Agreement;

        WHEREAS, Stockholder holds of record and owns beneficially the number of shares of the Company's capital stock set forth on Exhibit A (the "Shares"); and

        WHEREAS, Stockholder stands to receive a material benefit from the Merger in the form of the consideration payable in the Merger in respect of the Shares and, as a condition to entering into the Merger Agreement, Parent has required that Stockholder agree, and Stockholder has agreed, to enter into this Stockholder Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and obligations set forth herein, and intending to be legally bound hereby, each of the parties hereto agrees as follows:

        Section 1.    Representations and Warranties.    Stockholder hereby represents and warrants to Parent as follows:

          (a)    Title.    Except as set forth on Exhibit B hereto, Stockholder holds of record and owns beneficially, free and clear of any Encumbrances, all of the Shares as of the date of this Stockholder Agreement. Other than the Shares, Stockholder does not directly or indirectly own any shares of capital stock of the Company, any option, warrant or other right to acquire shares of capital stock of the Company or any other securities of the Company. Stockholder is not a party to any legally binding, executory written or oral agreement, contract, subcontract, lease, instrument, commitment or undertaking of any nature ("Contract") (other than this Stockholder Agreement) that could require Stockholder to sell, transfer or otherwise dispose of any capital stock of the Company and each Subsidiary of the Company.

          (b)    Right to Vote.    Except as otherwise provided in this Stockholder Agreement, Stockholder has full legal power, authority and right to vote all of the Shares, in favor of the approval and authorization of the Merger Agreement and the principal terms of the Merger without any approval, consent, ratification, permission, waiver or authorization (including any consents of Governmental Entities) ("Consent") of, or any other action on the part of, any other Person. Without limiting the generality of the foregoing, except as otherwise provided in this Stockholder Agreement, Stockholder has not entered into any voting agreement with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust

B-3-1

  or entered into any arrangement or agreement with any Person limiting or affecting Stockholder's legal power, authority or right to vote the Shares on any matter.

          (c)    Authority.    Stockholder has full legal power, capacity, authority and right to execute and deliver, and to perform Stockholder's obligations under, this Stockholder Agreement. This Stockholder Agreement has been duly and validly authorized, executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms.

          (d)    Opportunity.    Stockholder has had the opportunity to review this Stockholder Agreement and the Merger Agreement. Stockholder has had adequate opportunity to discuss the requirements of this Stockholder Agreement with his or her professional advisors to the extent Stockholder has deemed necessary. Stockholder understands that his, her or its representations and agreements contained herein constitute a material inducement and condition to Parent and Merger Sub in entering the Merger.

          (e)    No Conflicts; Consents.    The execution and delivery of this Stockholder Agreement by Stockholder does not and will not, and the performance of this Stockholder Agreement by Stockholder will not, result in or constitute (with or without notice or lapse of time) any breach of or default under, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Shares pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of the Shares is bound or affected as of the date of this Stockholder Agreement. The execution and delivery of this Stockholder Agreement by Stockholder does not and will not, and the performance of this Stockholder Agreement by Stockholder will not, require any Consent of any Person.

          (f)    Due Organization.

              (i)  If Stockholder is an Entity: (A) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction under which Stockholder is organized; (B) the execution, delivery and performance of this Stockholder Agreement by Stockholder have been duly authorized by all necessary action on the part of the board of directors of Stockholder or other Persons performing similar functions; and (C) the execution and delivery of this Stockholder Agreement by Stockholder does not and will not, and the performance of this Stockholder Agreement by Stockholder will not, (I) result in or constitute any breach of or default under the partnership agreement or any of the other organizational documents of Stockholder, or (II) require the approval of holders of voting or equity interests in Stockholder, other than any approval already obtained.

             (ii)  If Stockholder is an executor of an estate or trustee of a trust: (A) Stockholder is the sole executor or trustee of such estate or trust; (B) Stockholder has the sole power and authority to act on behalf of and bind such estate or trust; and (C) the execution and delivery of this Stockholder Agreement by Stockholder does not and will not, and the performance of this Stockholder Agreement by Stockholder will not, (I) result in or constitute any breach of or default under the will, trust agreement or other document relating to such estate or trust, or (II) require the approval of any beneficiary of such estate or trust, other than any approval already obtained.

          (g)    Accuracy of Representations and Warranties.    All of Stockholder's representations and warranties contained in this Stockholder Agreement will be accurate on the Closing as if made on and as of the Closing.

B-3-2

        Section 2.    Covenants.    Until the termination of this Stockholder Agreement in accordance with Section 10(b), Stockholder hereby agrees as follows:

          (a)    Restrictions on Transfer.    Stockholder agrees that, during the period from the date of the Merger Agreement through the Effective Time (the "Pre-Closing Period"), Stockholder shall not directly or indirectly sell or otherwise transfer or dispose of, or pledge or otherwise permit to be subject to any Encumbrance (other than the Merger Agreement), any of the Shares or any other security of the Company held by Stockholder, or any direct or indirect beneficial interest therein.

          (b)    Agreement to Vote.    Stockholder agrees that, following the execution and delivery of the Merger Agreement, Stockholder shall vote the Shares at regular or special meetings of stockholders, including adjournments thereof, or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought (x) with respect to the Merger and the Merger Agreement, in favor of any proposal to approve the Merger Agreement and the Merger and (y) with respect to all other proposals submitted to the stockholders of the Company, which, directly or indirectly, would reasonably be expected to prevent or materially delay the consummation of the Merger or the transactions contemplated by the Merger Agreement, in such manner as Parent may direct. Stockholder agrees not to withdraw any such vote and not to take any other action that is inconsistent with Stockholder's obligation to vote in favor of approval of the Merger and the Merger Agreement or that may have the effect of delaying or interfering with the Merger. In furtherance of the intention of the parties with respect to this Section 2(b), upon the written request of Parent, Stockholder shall within twenty-four (24) hours of Stockholder's receipt of such request, grant to a person designated by Parent an irrevocable proxy and power of attorney to vote the Shares (and hereby specifically agrees not to revoke such proxy under any circumstances) at any and all meetings of stockholders of the Company with respect to matters presented to the Company's stockholders for vote which relates to or affects the Merger or the Merger Agreement or the approval of either. In the event that Stockholder fails to deliver such irrevocable proxy as required hereunder, this Stockholder Agreement shall be deemed to be an irrevocable proxy granted in accordance with this Section 2(b).

          (c)    Market Stand-Off Agreement.    Except as provided herein, Stockholder will not, without the prior written consent of Parent, directly or indirectly offer, sell or contract or grant any option to sell, or otherwise dispose of (including short sales, sales against the box and/or other hedging or derivative transactions), pledge or transfer any shares of Parent Common Stock acquired by Stockholder pursuant to the terms of the Merger Agreement (the "Merger Consideration Shares") for a period commencing on the Closing Date and continuing through the 270th day following the Closing Date. The foregoing sentence shall not apply to (A) transfers of Merger Consideration Shares to immediate family members or trusts, partnerships, limited liability companies or other entities for the benefit of such family members, (B) transfers of Merger Consideration Shares to a wholly-owned subsidiary, parent, general partner, limited partner, retired partner, member or retired member of the undersigned or (C) transfers of Merger Consideration Shares by Stockholder in non-public transactions; provided, however, that in each case, (1) such transferee takes such Merger Consideration Shares subject to all of the provisions of this Stockholder Agreement and (2) no filing by any party (transferor or transferee) under the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer of Merger Consideration Shares.

          (d)    No Actions.    From and after the date hereof, except as otherwise permitted by this Stockholder Agreement, Stockholder will not commit any act that could restrict or otherwise affect Stockholder's legal power, authority and right to vote all of the Shares. Without limiting the generality of the foregoing, except as required by this Stockholder Agreement, from and after the date hereof, Stockholder will not enter into any voting agreement with any Person with respect to

B-3-3

  any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any Contract with any Person limiting or affecting Stockholder's legal power, capacity, authority or right to vote the Shares in favor of the Merger.

          (e)    No Solicitation.    The Stockholder shall not, nor shall it authorize or permit any officer, director, employee, investment banker, financial advisor, attorney or other advisor or representative of the Stockholder to, directly or indirectly (i) solicit, initiate, or encourage the submission of, any Company Takeover Proposal, (ii) enter into any agreement with respect to or approve or recommend any Company Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal.

          (f)    Public Announcements.    During the Pre-Closing Period, Stockholder shall not (and Stockholder shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Stockholder Agreement, the Merger Agreement or the Merger, or regarding any of the other transactions contemplated by this Stockholder Agreement or the Merger Agreement, without Parent's prior written consent.

          (g)    Notification.    During the Pre-Closing Period, Stockholder shall promptly notify Parent in writing of: (i) the discovery by Stockholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Stockholder Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty of Stockholder contained in this Stockholder Agreement; (ii) the discovery by Stockholder of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Stockholder Agreement and that would cause or constitute a material inaccuracy in or breach of any representation or warranty of Stockholder contained in this Stockholder Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Stockholder Agreement; and (iii) any material breach of any covenant or obligation of Stockholder.

        Section 3.    Waiver of Dissenters' Rights.    Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, (a) any dissenters' rights or any similar right relating to the Merger that Stockholder may have by virtue of, or with respect to, the Shares or any other securities of the Company owned by Stockholder, and (b) any right to object to the manner in which the consideration to be paid to the Stockholders of the Company in connection with the Merger is to be calculated or paid pursuant to the Merger Agreement, or the nature or amount of consideration to be paid to Stockholder or any other stockholder of the Company pursuant to the Merger Agreement.

        Section 4.    Agreement to Indemnify.    Subject to the final sentence of this Section 4, Stockholder agrees to indemnify and hold harmless the Parent Group Members from and against, and compensate and reimburse the Parent Group Members for, any Damages that are directly or indirectly suffered or incurred by any of the Parent Group Members or to which any of the Parent Group Members may otherwise become subject (regardless of whether or not such Damages relate to any Third-Party Claim) and that arise from or as a result of, or are directly or indirectly connected with, any inaccuracy in or breach of any of the representations, warranties, covenants or obligations of Stockholder in this Stockholder Agreement. Notwithstanding any provisions of this Stockholder Agreement to the contrary, the aggregate amount of all payments required to be made pursuant to this Section 4 by Stockholder in connection with claims brought by Parent or any other Parent Group Member under this Section 4 shall not exceed the aggregate amount of the Closing Merger Consideration received by Stockholder in

B-3-4

connection with the Merger. Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Section 4 shall be the sole and exclusive remedy of any Parent Group Member with respect to breaches of this Stockholder Agreement by Stockholder, provided, however, that nothing contained in this Section 4 or elsewhere in this Stockholder Agreement shall limit the rights of any Parent Group Member to seek or obtain injunctive relief or any other equitable, non-monetary remedy to which such Parent Group Member is otherwise entitled.

        Section 5.    Action in Stockholder Capacity Only.    Stockholder makes no agreement or understanding herein in Stockholder's capacity as a director, officer or employee of the Company. Stockholder is executing this Stockholder Agreement solely in Stockholder's capacity as a record holder and beneficial owner of the Shares, and nothing herein shall limit or affect any actions taken in Stockholder's capacity as an officer, director or employee of the Company.

        Section 6.    Severability.    If any term or other provision of this Stockholder Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Stockholder Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Stockholder Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Stockholder Agreement may be consummated as originally contemplated to the fullest extent possible. If the parties fail to so agree within ten (10) Business Days of such determination that any term or other provision is invalid, illegal or incapable of being enforced, such holding shall not affect the validity or enforceability of any other aspect hereof (or of such provision in another jurisdiction) and the parties agree and hereby request that the court or arbitrator(s) make such valid modifications to (or replacement of, if necessary) the invalid provision as are necessary and reasonable to most closely approximate the parties' intent as evidenced hereby as a whole

        Section 7.    Execution in Counterparts; Exchanges by Facsimile or Electronic Transmission.    This Stockholder Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures hereto and thereto were upon the same instrument. The exchange of a fully executed Stockholder Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the parties to the terms of this Stockholder Agreement.

        Section 8.    Specific Performance.    The parties hereto agree that the failure for any reason of Stockholder to perform any of Stockholder's covenants or obligations under this Stockholder Agreement would cause irreparable harm or injury with respect to which money damages would not be an adequate remedy. Accordingly, Stockholder agrees that, in seeking to enforce this Stockholder Agreement against Stockholder, Parent shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy available at law, in equity or otherwise.

        Section 9.    Governing Law; Submission to Jurisdiction.    This Stockholder Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). Any action, suit or proceeding relating to this Stockholder Agreement or the enforcement of any provision of this Stockholder Agreement may be brought or otherwise commenced in any state or federal court located in San Diego, California. Each party to this Stockholder Agreement: (i) irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of California; (ii) agrees that each state and federal court located in San Diego, California shall be deemed to be a convenient forum; (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or proceeding commenced in any state or federal court located in San Diego, California, any claim that such party is not subject personally to the jurisdiction of such

B-3-5

court, that such action, suit or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Stockholder Agreement or the subject matter of this Stockholder Agreement may not be enforced in or by such court; and (iv) waives such party's right to trial by jury.

        Section 10.    Amendments; Termination.

        (a)   This Stockholder Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

        (b)   This Stockholder Agreement shall terminate upon the earlier of the Closing Date or the valid termination of the Merger Agreement in accordance with its terms; provided, however, that: (i) Stockholder shall not be relieved of any obligation or liability arising from any prior breach by Stockholder of any representation, warranty, covenant or obligation of Stockholder contained in this Stockholder Agreement; and (ii) Stockholder shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 2(c), 8, 9, 10, 11, 12, 13, 14 and 15.

        Section 11.    Additional Shares.    If, after the date hereof, Stockholder acquires beneficial or record ownership of any additional shares of capital stock of the Company (any such shares, "Additional Shares"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of the Company or through any stock dividend or stock split, the provisions of this Stockholder Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any Person immediately upon the acquisition by Stockholder of beneficial ownership of such Additional Shares.

        Section 12.    Successors and Assigns.    This Stockholder Agreement shall be binding upon: Parent and its successors and assigns (if any); and Stockholder and Stockholder's heirs, executors, personal representatives, successors and assigns (if any). This Stockholder Agreement shall inure to the benefit of Parent and its respective successors and assigns (if any). Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that Parent may assign this Stockholder Agreement or any of the rights, interests hereunder to an affiliate of Parent or to any financing sources.

        Section 13.    Entire Agreement.    This Stockholder Agreement and the Merger Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

        Section 14.    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Stockholder Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the

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name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

  If to Parent, to:

    Kratos Defense & Security Solutions, Inc.
    Bridge Pointe Corporate Centre
    4810 Eastgate Mall
    San Diego, California 92121
    Attention: President
    Facsimile No.: (858) 812-7301

  with copy to:

    Morrison & Foerster LLP
    12531 High Bluff Drive, Suite 100
    San Diego, CA 92130
    Attention: Scott M. Stanton, Esq.
    Facsimile No.: (858) 720-5125

        If to Stockholder, to the address set forth beneath Stockholder's name on the signature page hereto with copy to:

    Lanier, Ford, Shaver & Payne, PC
    200 West Side Square, Suite 5000
    Huntsville, Alabama 35804
    Attention: Richard J. Marsden, Esq.
    Facsimile No.: (256) 533-9322

        Section 15.    Definitions.

        "Damages" means all assessments, losses, damages, liabilities, debts, charges (including judgments and decrees which give rise to any of the foregoing), costs and expenses, including, without limitation, interest, penalties, court costs, attorney's fees and expenses on account of such Damages otherwise incurred.

        "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        "Parent Group Members" means Parent, the Surviving Corporation or any of their respective affiliates, successors and assigns.

[Remainder of Page Intentionally left Blank.]

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        IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement as of the date first above written.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:
Name:
Title:
STOCKHOLDER:
By:
Name:
Title:
Address:

Telephone:
Facsimile:
E-mail:

[STOCKHOLDER AGREEMENT SIGNATURE PAGE]

 EXHIBIT A

SECURITIES BENEFICIALLY OWNED

 EXHIBIT B

ENCUMBRANCES

 Annex C

November 19, 2008

The Board of Directors
Kratos Defense & Security Solutions, Inc.
Bridge Pointe Corporate Center
4810 Eastgate Mall
San Diego, CA 92121

Members of the Board:

        We understand that Kratos Defense & Security Solutions, Inc., a Delaware corporation ("Kratos" or the "Company"), is considering a transaction (the "Transaction") whereby Kratos will acquire Digital Fusion, Inc., a Delaware corporation ("Digital Fusion"). Under the terms of an Agreement and Plan of Merger, draft dated as of November 17, 2008 (the "Merger Agreement"), by and among Kratos, Dakota Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Kratos ("Merger Sub"), and Digital Fusion, (i) Merger Sub will merge with and into Digital Fusion, with Digital Fusion surviving the merger as a wholly-owned subsidiary of Kratos, and (ii) all issued and outstanding shares of common stock of Digital Fusion, par value $0.01 per share ("Digital Fusion Common Stock"), other than those shares canceled pursuant to the Merger Agreement, will be converted into the right to receive 1.7933 (the "Exchange Ratio") shares of common stock of Kratos, par value $0.001 per share ("Kratos Common Stock"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

        You have requested that we provide our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the Company. We are not opining on, and this opinion does not constitute an opinion with respect to, the Company's underlying business decision to effect the Transaction, any legal, tax or accounting issues concerning the Transaction, or any terms of the Transaction (other than the Exchange Ratio).

        In connection with this opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. We have, among other things:

  (i)
  Analyzed certain publicly available information of Kratos that we believe to be relevant to our analysis, including Kratos' annual report on Form 10-K for the fiscal year ending December 31, 2007 and quarterly reports on Form 10-Q for the quarters ending June 29, 2008 and September 28, 2008;

  (ii)
  Analyzed certain publicly available information of Digital Fusion that we believe to be relevant to our analysis, including Digital Fusion's annual reports for the fiscal years ending December 30, 2006 and December 28, 2007 and quarterly earnings releases for the quarters ending June 27, 2008 and September 19, 2008 (Draft);

  (iii)
  Reviewed certain internal financial forecasts and budgets prepared and provided by Kratos' and Digital Fusion's managements;

  (iv)
  Met with and held discussions with certain members of Kratos' and Digital Fusion's managements to discuss their respective operations and future prospects;

  (v)
  Reviewed industry reports and publications;

  (vi)
  Reviewed public information with respect to certain other public companies with business lines and financial profiles which we deemed to be relevant;

  (vii)
  Reviewed the implied financial multiples and premiums paid in merger and acquisition transactions which we deemed to be relevant;

  (viii)
  Reviewed current and historical market prices of Kratos Common Stock and Digital Fusion Common Stock, as well as the trading volume and public float of such common stock;

  (ix)
  Reviewed the Merger Agreement, including material schedules and exhibits; and

  (x)
  Conducted such other financial studies, analyses and investigations and took into account such other matters as we deemed necessary, including our assessment of general economic and monetary conditions.

        In giving our opinion, we have relied upon the accuracy and completeness of the foregoing financial and other information and have not assumed responsibility for independent verification of such information or conducted or have been furnished with any current independent valuation or appraisal of any assets of Kratos or Digital Fusion or any appraisal or estimate of liabilities of Kratos or Digital Fusion. With respect to the financial forecasts, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Kratos and Digital Fusion as to the future financial performance of the companies. We have also relied upon the assurances of management of both companies that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We assume no responsibility for, and express no view as to, such financial forecasts or the assumptions on which they are based.

        Our opinion is based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof and does not address the fairness of the Exchange Ratio as of any other date. These conditions have been and remain subject to extraordinary levels of volatility and uncertainty, and we express no view as to the impact of such volatility and uncertainty on Kratos, Digital Fusion or the contemplated benefits of the Transaction. We also express no opinion as to what the value of Kratos Common Stock will be when issued pursuant to the Transaction or the prices at which Kratos Common Stock or Digital Fusion Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent that (i) the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, (ii) the parties to the Merger Agreement will comply with all the material terms of the Merger Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Kratos, Digital Fusion, or the Transaction.

        Our opinion expressed herein has been prepared at the request of the Company for the information of the Board of Directors of Kratos in connection with their consideration of the Transaction. Our opinion does not constitute a recommendation as to any action the Company or holders of Kratos Common Stock should take in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of any alternatives discussed by the Board of Directors of Kratos. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction or any class of such persons. This opinion may not be reproduced, disseminated, quoted or referred to at any time without our prior written consent, except that a copy of the opinion may be reproduced in full and otherwise referred to in the Company's proxy statement and related filings describing the Transaction.

        Imperial Capital, LLC ("Imperial Capital") acted as financial advisor to SYS in its acquisition by Kratos in June 2008. Pursuant to the terms of the engagement letter between Imperial Capital and the Company, no portion of Imperial Capital's fee for the delivery of this fairness opinion is contingent upon the consummation of the Transaction or the conclusions reached in this opinion. Additionally, pursuant to the terms of the engagement letter between Imperial Capital and the Company, the Company has agreed to indemnify Imperial Capital from certain liabilities arising from this engagement and the delivery of this fairness opinion.

        In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of Kratos and Digital Fusion for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, certain Imperial Capital professionals actively involved in the issuance of this fairness opinion currently own securities in the Company. The issuance of this opinion was approved by an authorized committee of Imperial Capital.

        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Imperial Capital, LLC

Imperial Capital, LLC

 Annex D

November 20, 2008
The Board of Directors
Digital Fusion, Inc.
5030 Bradford Drive
Building 1, Suite 210
Huntsville, AL 35805

Gentlemen:

        We understand that Dakota Merger Sub, Inc., ("Merger Sub"), a wholly-owned subsidiary of Kratos Defense and Security Solutions, Inc. ("Kratos"), and Digital Fusion, Inc. ("DFI" or the "Company) propose to enter into a triangular merger whereby the Merger Sub will merge with and into the Company resulting in the Company becoming a wholly-owned subsidiary of Kratos. Under the terms of the Merger agreement, all outstanding shares of the Company's capital stock, no par value, will be converted into the right to receive 1.7933 (the "Exchange Ratio") shares of Kratos common stock, par value $0.001 per share (the "Transaction").

        The Company has requested that we provide you with our opinion as to the fairness, from a financial point of view, to the holders of DFI common stock of the Exchange Ratio in the Transaction. We are not opining on, and this opinion does not constitute an opinion with respect to, the Company's underlying business decision to effect the Transaction, any legal, tax or accounting issues concerning the Transaction, or any terms of the Transaction (other than the Exchange Ratio).

        In arriving at our opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate. We have, among other things:

  I.
  Analyzed certain publicly available information of the Company that we believe to be relevant to our analysis, including the Company's annual reports for the fiscal years ending December 28, 2007, December 31, 2006, and December 31, 2005, and various quarterly reports to shareholders, to include the unaudited financial results for the nine months ended September 30 2008;

  II.
  Analyzed certain publicly available information of Kratos that we believe to be relevant to our analysis, including Kratos' annual report on Form 10-K for the fiscal year ending December 31, 2007 and Kratos' quarterly reports on Form 10-Q for the quarters ending September 30, 2008, June 30, 2008, and March 31,2008;

  III.
  Reviewed certain internal financial forecasts and budgets prepared and provided by DFI and Kratos' managements including Kratos' pro forma model prepared by management;

  IV.
  Met with and held discussions with certain members of DFI' and Kratos' managements to discuss the companies' operations and future prospects;

  V.
  Reviewed various industry reports and publications;

  VI.
  Reviewed public information with respect to certain other public companies with business lines and financial profiles similar to DFI and Kratos and which we deemed to be relevant;

  VII.
  Reviewed the implied financial multiples and premiums paid in merger and acquisition transactions which we deemed to be relevant;

  VIII.
  Reviewed current and historical market prices of DFI and Kratos common stock, as well as the trading volume and public float of such common stock;

  IX.
  Reviewed the letter of intent and term sheet sent to DFI by Kratos dated October 3, 2008;

  X.
  Reviewed the draft definitive agreement, including material schedules and exhibits, dated November 19, 2008 (the "Merger Agreement"); and

  XI.
  Conducted such other financial studies, analysis and investigations and took into account such other matters as we deemed appropriate, including our assessment of current general economic and monetary conditions.

        In connection with our review, we have relied upon and assumed for purposes of this opinion, the accuracy and completeness of the foregoing financial and other information, including all accounting, legal, regulatory and tax information that we have obtained and reviewed for the purpose of our opinion, and we have not assumed responsibility for independent verification of such information or conducted or have been furnished with any current independent valuation or appraisal of any assets of DFI or Kratos or any appraisal or estimate of liabilities of DFI or Kratos. With respect to the financial forecasts, we have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of DFI and Kratos as to the future financial performance of the companies. We have also relied upon the assurances of management of both companies that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We assume no responsibility for and express no view as to, such financial forecasts or the assumptions on which they are based.

        Our opinion is based upon economic, market and other conditions as they exist and can be evaluated on the date hereof and does not address the fairness of the Exchange Ratio as of any other date. The financial markets in general, and the markets for the securities of the companies in particular, are subject to volatility, and our opinion does not purport to address potential developments in the financial markets or in the markets for the securities of the companies after the date hereof. We express no opinion as to what the value of Kratos common stock will be when issued pursuant to the Transaction or the prices at which Company common stock or Kratos common stock will trade at any time. In rendering this opinion, we have assumed, that (i) the final executed form of the Merger Agreement does not differ in any material respect from the draft that we examined, (ii) the parties to the Merger Agreement will comply with all the material terms or the Merger Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Kratos, the Company or the Transaction.

        Our opinion expressed herein has been prepared at the request of the Company for the information of the Board of Directors of DFI in connection with their consideration of the Transaction. Our opinion does not constitute a recommendation as to any action the Company or any shareholder of the Company should take in connection with the Transaction or any aspect thereof. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of any alternatives discussed by the Board of Directors of DFI. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction or any class of such persons. This opinion may not be reproduced, disseminated, quoted or referred to at any time without our prior written consent, except that a copy of the opinion may be reproduced in full and otherwise referred to in the Company's proxy statement and related filings describing the Transaction.

        We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the Transaction closes. In addition, the Company has agreed to indemnify us for certain liabilities arising from our engagement.

        ISI Partners, LLC ("ISI") is a financial advisory services firm focusing on the defense and federal contracting industries. In the past ISI has provided certain advisory and valuation services to the Company. ISI was compensated for such services. With respect to work related to the Transaction, ISI has received non-refundable monthly retainer fees. Additionally, if the Transaction is closed, ISI will receive additional compensation.

        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio in the Transaction is fair from a financial point of view to the shareholders of DFI.

Very truly yours,

ISI Partners, LLC

 Annex E

Delaware General Corporation Law, Section 262. APPRAISAL RIGHTS

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstick corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock or a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or §264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders;

    c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation; the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock of the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

        Section 145 of the DGCL permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. Kratos' amended and restated certificate of incorporation provides that Kratos, to the full extent permitted by law, shall indemnify any of Kratos' past and present directors, officers, employees or any person that is or was serving at Kratos' request as a director, officer or employee of another enterprise if they were or are a party to, or are threatened to be made a party to, any threatened, pending or complete action, suit or proceeding. The indemnification provided therein includes expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and may be paid by Kratos in advance of the final disposition of such action, suit or proceeding. In addition, Kratos' amended and restated certificate of incorporation provides that Kratos may, to the full extent permitted by law, indemnify any other person for any such expenses as to actions in their official capacity or actions in another capacity while holding such office.

        As permitted by Section 102(b)(7) of the DGCL, Kratos' amended and restated certificate of incorporation provides that no director shall be liable to Kratos for monetary damages for breach of fiduciary duty as a director, except for liability:

            (i)  for any breach of the director's duty of loyalty;

           (ii)  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          (iii)  for the unlawful payment of dividends on or redemption of Kratos' capital stock; or

          (iv)  for any transaction from which the director derived an improper personal benefit.

        Kratos has obtained policies insuring Kratos and its directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 21.    Exhibits and Financial Statement Schedules

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/Period End Date	Filed- Furnished Herewith
2.1	Agreement and Plan of Merger, dated as of November 21, 2008, by and among Kratos Defense & Security Solutions, Inc., Dakota Merger Sub, Inc. and Digital Fusion, Inc. Certain exhibits and schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of the omitted exhibits and schedules will be furnished supplementally to the Securities and Exchange Commission upon request.			*
2.2	Equity Purchase Agreement, dated February 17, 2006, by and between Sakoki LLC and the Registrant.	8-K	02/23/06

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/Period End Date	Filed- Furnished Herewith
2.3	Addendum and Waiver Related to the Equity Purchase Agreement, dated June 26, 2006, by and between Sakoki LLC and the Registrant.	10-Q	06/30/06
2.4	Merger Agreement, dated August 8, 2006, by and among the Company, WFI Government Services, Inc., MRC Merger Company, Inc. and Madison Research Corporation.	8-K	08/14/06
2.5	Agreement dated as of March 9, 2007 by and between LCC Wireless Engineering Services Limited and the Registrant.	10-K	12/31/06
2.6	Equity Purchase Agreement, dated April 20, 2007, by and between the Registrant and Strategic Project Services, LLC.	10-K	12/31/06
2.7	Asset Purchase Agreement, dated May 29, 2007, by and between the Registrant and LCC International, Inc.	8-K	05/30/07
2.8	Asset Purchase Agreement, dated July 7, 2007, by and between the Registrant and Burgundy Acquisition Corporation.	8-K	07/12/07
2.9	Agreement and Plan of Merger, dated November 2, 2007, by and among the Registrant, Kratos Government Solutions, Inc., Haverstick Acquisition Corporation and Haverstick Consulting, Inc.	8-K	11/07/07
2.10	Agreement and Plan of Merger and Reorganization, dated February 20, 2008 by and among the Registrant, White Shadow, Inc. and SYS.	8-K	2/21/08
3.1	Amended and Restated Certificate of Incorporation.	10-Q	09/30/01
3.2	Certificate of Ownership and Merger of Kratos Defense & Security Solutions, Inc. into Wireless Facilities, Inc.	8-K	9/12/07
3.3	Amended and Restated Bylaws of the Registrant.	10-K/A	04/29/08
3.4	Certificate of Designations, Preferences and Rights of Series A Preferred Stock.	10-Q	09/30/01
3.5	Certificate of Designations, Preferences and Rights of Series B Preferred Stock.	8-K/A	06/05/02
3.6	Certificate of Designation of Series C Preferred Stock.	8-K	12/17/04
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2	Specimen Stock Certificate.	S-1	08/18/99
4.3	Rights Agreement, dated as of December 16, 2004, between the Registrant and Wells Fargo, N.A.	8-K	12/17/04
5.1	Opinion of Morrison & Foerster LLP as to the validity of Registrant's common stock.			*
8.1	Opinion of Morrison & Foerster LLP as to U.S. tax matters.			*

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/Period End Date	Filed- Furnished Herewith
10.1	1997 Stock Option Plan.	S-1	08/18/99
10.2	Form of Stock Option Agreement pursuant to the 1997 Stock Option Plan and related terms and conditions.	S-1/A	09/10/99
10.3	1999 Equity Incentive Plan.	S-1	08/18/99
10.4	Form of Stock Option Agreement pursuant to the 1999 Equity Incentive Plan.	S-1/A	09/10/99
10.5	1999 Employee Stock Purchase Plan and related offering documents.	S-1	08/18/99
10.6	Form of Indemnity Agreement by and between the Registrant and certain officers and directors of the Registrant.	S-1	08/18/99
10.7	2000 Nonstatutory Stock Option Plan.	10-Q	09/30/00
10.8	Form of Stock Option Agreement and Grant Notice used in connection with the 2000 Nonstatutory Stock Option Plan.	10-Q	09/30/00
10.9	Amended and Restated Severance and Change of Control Agreement dated March 28, 2006 between the Registrant and Deanna Lund.	10-K	12/31/05
10.10	Amended and Restated Severance and Change of Control Agreement dated March 28, 2006 between the Registrant and James Edwards.	10-K	12/31/05
10.11	Nonqualified Deferred Compensation Plan.	10-K	12/31/05
10.12	2005 Equity Incentive Plan.	S-8	08/01/05
10.13	Form of Stock Option Agreement pursuant to the 2005 Equity Incentive Plan.	S-8	08/01/05
10.14	Form of Restricted Stock Unit Agreement and Form of Notice of Grant under the Registrant 2005 Equity Incentive Plan.	8-K	01/17/07
10.15	Credit Agreement, dated as of March 16, 2005, by and among the Registrant, KeyBank National Association and KeyBanc Capital Markets.	10-K	12/31/05
10.16	Credit Agreement, dated October 2, 2006, by and among the Registrant, KeyBank National Association and Keybanc Capital Markets as lead arranger and sole book runner, dated October 2, 2006.	8-K	08/14/06
10.17	Severance and Change of Control Agreement dated as of July 12, 2007 between the Registrant and Laura L. Siegal.	10-K	09/11/07
10.18	Form of Subordinated Promissory Note issued by LCC International, Inc. to the Registrant.	8-K	5/30/07

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/Period End Date	Filed- Furnished Herewith
10.19	Form of Subordination Agreement executed by LCC International, Inc., the Registrant and Bank of America, N.A.	8-K	5/30/07
10.20	Second Amendment to Credit Agreement, dated as of June 1, 2007, by and among the Registrant, the lenders party thereto and KeyBank National Association.	8-K	6/1/07
10.21	Note Sale Agreement, dated July 3, 2007, by and between SPCP Group, LLC International, Inc. and the Registrant.	8-K	7/10/07
10.22	Assignment Agreement, dated July 3, 2007, by and among the Registrant, SPCP Group LLC, LCC International, Inc. and Bank of America, N.A.	8-K	7/10/07
10.23	Form of Earnout Agreement executed by the Registrant and Burgundy Acquisition Corporation.	8-K	7/12/07
10.24	Facility Letter, dated October 24, 2007, by and between the Registrant and KeyBanc Capital Markets.	8-K	11/07/07
10.25
	First Lien Credit Agreement among Kratos Defense & Security Solutions, Inc., KeyBank National Association, as Administrative Agent and Lender and the other financial institutions parties thereto and Keybanc Capital Markets as lead arranger and book runner, dated as of December 31, 2007.	8-K	01/07/08
10.26
	Second Lien Credit Agreement among Kratos Defense & Security Solutions, Inc., KeyBank National Association, as Administrative Agent and Lender, the other financial institutions parties thereto and KeyBanc Capital Markets as lead arranger and book runner, dated as of December 31, 2007.	8-K	01/07/08
10.27	Form of Voting Agreement, dated February 20, 2008, by and among the Registrant and the shareholders of SYS	8-K	2/21/08
10.28	Form of Voting Agreement, dated February 20, 2008, by and among SYS and the stockholders of the Registrant	8-K	2/21/08
10.29	Amendment and Waiver of First Lien Credit Agreement, dated as of March 27, 2008, by and among the Registrant, KeyBank National Association as Administrative Agent and the Lenders party thereto	8-K	4/2/08
10.30	Amendment and Waiver of Second Lien Credit Agreement, dated as of March 27, 2008, by and among the Registrant, KeyBank National Association as Administrative Agent and the Lenders party thereto	8-K	4/2/08

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/Period End Date	Filed- Furnished Herewith
10.31	Second Amendment to First Lien Credit Agreement, dated as of June 26, 2008, among Kratos Defense & Security Solutions, Inc., KeyBank National Association, as Administrative Agent and Lender and the other financial institutions parties thereto and KeyBanc Capital Markets as lead arranger and book runner.	8-K	6/28/08
10.32
	Second Amendment to Second Lien Credit Agreement, dated as of June 26, 2008, among Kratos Defense & Security Solutions, Inc., KeyBank National Association, as Administrative Agent and Lender, the other financial institutions parties thereto and KeyBanc Capital Markets as lead arranger and book runner.	8-K	6/28/08
10.33	Amended and Restated Executive Employment Agreement dated as of August 4, 2008 by and between the Registrant and Eric DeMarco	10-Q	6/29/08
10.34	Amended and Restated Executive Employment Agreement dated as of August 4, 2008 by and between the Registrant and Deanna Lund	10-Q	6/29/08
10.35	Amended and Restated Executive Employment Agreement as of August 4, 2008 by and between the Registrant and Laura Siegal	10-Q	6/29/08
21.1	List of Subsidiaries.			*
23.1	Consent of Morrison & Foerster LLP (included as part of Exhibit 5.1)			*
23.2	Consent of Morrison & Foerster, LLP (included as part of Exhibit 8.1			*
23.3	Consent of Grant Thornton, LLP, independent registered public accounting firm to Kratos Defense & Security Solutions, Inc.			*
23.4	Consent of Anglin, Reichmann, Snellgrove & Armstrong, PC, independent registered public accounting firm to Digital Fusion, Inc.			*
24.1	Powers of Attorney (included on signature page)			*
99.1	Consent of Imperial Capital, LLC, financial advisor to Kratos Defense & Security Solutions, Inc.			*
99.2	Consent of ISI Partners LLC, financial advisor to Digital Fusion, Inc.			*
99.3	Form of Proxy Card for the Kratos Defense & Security Solutions, Inc. Special Meeting of Stockholders			*
99.4	Form of Proxy Card for the Digital Fusion, Inc. Special Meeting of Stockholders			*

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes as follows:

          (1)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (4)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 24th day of November, 2008.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:	/s/ ERIC M. DEMARCO Eric M. DeMarco President and Chief Executive Officer

POWER OF ATTORNEY

        Know all men by these presents, that the undersigned directors and officers of the Registrant, a Delaware corporation, which is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Eric M. DeMarco and Deanna H. Lund, and each of them, the individual's true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and the Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ERIC M. DEMARCO Eric M. DeMarco	President, Chief Executive Officer and Director (Principal Executive Officer)	November 24, 2008
/s/ DEANNA H. LUND Deanna H. Lund	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 24, 2008
/s/ LAURA L. SIEGAL Laura L. Siegal	Vice President, Corporate Controller and Acting Secretary (Principal Accounting Officer)	November 24, 2008
/s/ SCOTT I. ANDERSON Scott I. Anderson	Director	November 24, 2008
/s/ BANDEL L. CARANO Bandel L. Carano	Director	November 24, 2008
/s/ SCOT B. JARVIS Scot B. Jarvis	Director	November 24, 2008
/s/ WILLIAM A. HOGLUND William A. Hoglund	Director	November 24, 2008

 EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/Period End Date	Filed- Furnished Herewith
2.1	Agreement and Plan of Merger, dated as of November 21, 2008, by and among Kratos Defense & Security Solutions, Inc., Dakota Merger Sub, Inc. and Digital Fusion, Inc. Certain exhibits and schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of the omitted exhibits and schedules will be furnished supplementally to the Securities and Exchange Commission upon request.			*
2.2	Equity Purchase Agreement, dated February 17, 2006, by and between Sakoki LLC and the Registrant.	8-K	02/23/06
2.3	Addendum and Waiver Related to the Equity Purchase Agreement, dated June 26, 2006, by and between Sakoki LLC and the Registrant.	10-Q	06/30/06
2.4	Merger Agreement, dated August 8, 2006, by and among the Company, WFI Government Services, Inc., MRC Merger Company, Inc. and Madison Research Corporation.	8-K	08/14/06
2.5	Agreement dated as of March 9, 2007 by and between LCC Wireless Engineering Services Limited and the Registrant.	10-K	12/31/06
2.6	Equity Purchase Agreement, dated April 20, 2007, by and between the Registrant and Strategic Project Services, LLC.	10-K	12/31/06
2.7	Asset Purchase Agreement, dated May 29, 2007, by and between the Registrant and LCC International, Inc.	8-K	05/30/07
2.8	Asset Purchase Agreement, dated July 7, 2007, by and between the Registrant and Burgundy Acquisition Corporation.	8-K	07/12/07
2.9	Agreement and Plan of Merger, dated November 2, 2007, by and among the Registrant, Kratos Government Solutions, Inc., Haverstick Acquisition Corporation and Haverstick Consulting, Inc.	8-K	11/07/07
2.10	Agreement and Plan of Merger and Reorganization, dated February 20, 2008 by and among the Registrant, White Shadow, Inc. and SYS.	8-K	2/21/08
3.1	Amended and Restated Certificate of Incorporation.	10-Q	09/30/01
3.2	Certificate of Ownership and Merger of Kratos Defense & Security Solutions, Inc. into Wireless Facilities, Inc.	8-K	9/12/07
3.3	Amended and Restated Bylaws of the Registrant.	10-K/A	04/29/08
3.4	Certificate of Designations, Preferences and Rights of Series A Preferred Stock.	10-Q	09/30/01
3.5	Certificate of Designations, Preferences and Rights of Series B Preferred Stock.	8-K/A	06/05/02
3.6	Certificate of Designation of Series C Preferred Stock.	8-K	12/17/04

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/Period End Date	Filed- Furnished Herewith
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2	Specimen Stock Certificate.	S-1	08/18/99
4.3	Rights Agreement, dated as of December 16, 2004, between the Registrant and Wells Fargo, N.A.	8-K	12/17/04
5.1	Opinion of Morrison & Foerster LLP as to the validity of Registrant's common stock.			*
8.1	Opinion of Morrison & Foerster LLP as to U.S. tax matters.			*
10.1	1997 Stock Option Plan.	S-1	08/18/99
10.2	Form of Stock Option Agreement pursuant to the 1997 Stock Option Plan and related terms and conditions.	S-1/A	09/10/99
10.3	1999 Equity Incentive Plan.	S-1	08/18/99
10.4	Form of Stock Option Agreement pursuant to the 1999 Equity Incentive Plan.	S-1/A	09/10/99
10.5	1999 Employee Stock Purchase Plan and related offering documents.	S-1	08/18/99
10.6	Form of Indemnity Agreement by and between the Registrant and certain officers and directors of the Registrant.	S-1	08/18/99
10.7	2000 Nonstatutory Stock Option Plan.	10-Q	09/30/00
10.8	Form of Stock Option Agreement and Grant Notice used in connection with the 2000 Nonstatutory Stock Option Plan.	10-Q	09/30/00
10.9	Amended and Restated Severance and Change of Control Agreement dated March 28, 2006 between the Registrant and Deanna Lund.	10-K	12/31/05
10.10	Amended and Restated Severance and Change of Control Agreement dated March 28, 2006 between the Registrant and James Edwards.	10-K	12/31/05
10.11	Nonqualified Deferred Compensation Plan.	10-K	12/31/05
10.12	2005 Equity Incentive Plan.	S-8	08/01/05
10.13	Form of Stock Option Agreement pursuant to the 2005 Equity Incentive Plan.	S-8	08/01/05
10.14	Form of Restricted Stock Unit Agreement and Form of Notice of Grant under the Registrant 2005 Equity Incentive Plan.	8-K	01/17/07
10.15	Credit Agreement, dated as of March 16, 2005, by and among the Registrant, KeyBank National Association and KeyBanc Capital Markets.	10-K	12/31/05
10.16	Credit Agreement, dated October 2, 2006, by and among the Registrant, KeyBank National Association and Keybanc Capital Markets as lead arranger and sole book runner, dated October 2, 2006.	8-K	08/14/06

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/Period End Date	Filed- Furnished Herewith
10.17	Severance and Change of Control Agreement dated as of July 12, 2007 between the Registrant and Laura L. Siegal.	10-K	09/11/07
10.18	Form of Subordinated Promissory Note issued by LCC International, Inc. to the Registrant.	8-K	5/30/07
10.19	Form of Subordination Agreement executed by LCC International, Inc., the Registrant and Bank of America, N.A.	8-K	5/30/07
10.20	Second Amendment to Credit Agreement, dated as of June 1, 2007, by and among the Registrant, the lenders party thereto and KeyBank National Association.	8-K	6/1/07
10.21	Note Sale Agreement, dated July 3, 2007, by and between SPCP Group, LLC International, Inc. and the Registrant.	8-K	7/10/07
10.22	Assignment Agreement, dated July 3, 2007, by and among the Registrant, SPCP Group LLC, LCC International, Inc. and Bank of America, N.A.	8-K	7/10/07
10.23	Form of Earnout Agreement executed by the Registrant and Burgundy Acquisition Corporation.	8-K	7/12/07
10.24	Facility Letter, dated October 24, 2007, by and between the Registrant and KeyBanc Capital Markets.	8-K	11/07/07
10.25	First Lien Credit Agreement among Kratos Defense & Security Solutions, Inc., KeyBank National Association, as Administrative Agent and Lender and the other financial institutions parties thereto and Keybanc Capital Markets as lead arranger and book runner, dated as of December 31, 2007.	8-K	01/07/08
10.26	Second Lien Credit Agreement among Kratos Defense & Security Solutions, Inc., KeyBank National Association, as Administrative Agent and Lender, the other financial institutions parties thereto and KeyBanc Capital Markets as lead arranger and book runner, dated as of December 31, 2007.	8-K	01/07/08
10.27	Form of Voting Agreement, dated February 20, 2008, by and among the Registrant and the shareholders of SYS	8-K	2/21/08
10.28	Form of Voting Agreement, dated February 20, 2008, by and among SYS and the stockholders of the Registrant	8-K	2/21/08
10.29	Amendment and Waiver of First Lien Credit Agreement, dated as of March 27, 2008, by and among the Registrant, KeyBank National Association as Administrative Agent and the Lenders party thereto	8-K	4/2/08
10.30	Amendment and Waiver of Second Lien Credit Agreement, dated as of March 27, 2008, by and among the Registrant, KeyBank National Association as Administrative Agent and the Lenders party thereto	8-K	4/2/08

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date/Period End Date	Filed- Furnished Herewith
10.31	Second Amendment to First Lien Credit Agreement, dated as of June 26, 2008, among Kratos Defense & Security Solutions, Inc., KeyBank National Association, as Administrative Agent and Lender and the other financial institutions parties thereto and KeyBanc Capital Markets as lead arranger and book runner	8-K	6/28/08
10.32	Second Amendment to Second Lien Credit Agreement, dated as of June 26, 2008, among Kratos Defense & Security Solutions, Inc., KeyBank National Association, as Administrative Agent and Lender, the other financial institutions parties thereto and KeyBanc Capital Markets as lead arranger and book runner	8-K	6/28/08
10.33	Amended and Restated Executive Employment Agreement dated as of August 4, 2008 by and between the Registrant and Eric DeMarco	10-Q	6/29/08
10.34	Amended and Restated Executive Employment Agreement dated as of August 4, 2008 by and between the Registrant and Deanna Lund	10-Q	6/29/08
10.35	Amended and Restated Executive Employment Agreement as of August 4, 2008 by and between the Registrant and Laura Siegal	10-Q	6/29/08
21.1	List of Subsidiaries			*
23.1	Consent of Morrison & Foerster LLP (included as part of Exhibit 5.1)			*
23.2	Consent of Morrison & Foerster, LLP (included as part of Exhibit 8.1			*
23.3	Consent of Grant Thornton, LLP, independent registered public accounting firm to Kratos Defense & Security Solutions, Inc.			*
23.4	Consent of Anglin, Reichmann, Snellgrove & Armstrong, PC, independent registered public accounting firm to Digital Fusion, Inc.			*
24.1	Powers of Attorney (included on signature page)			*
99.1	Consent of Imperial Capital, LLC, financial advisor to Kratos Defense & Security Solutions, Inc.			*
99.2	Consent of ISI Partners LLC, financial advisor to Digital Fusion, Inc.			*
99.3	Form of Proxy Card for the Kratos Defense & Security Solutions, Inc. Special Meeting of Stockholders			*
99.4	Form of Proxy Card for the Digital Fusion, Inc. Special Meeting of Stockholders			*

QuickLinks

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [ • ]
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [ • ]
ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SELECTED HISTORICAL FINANCIAL DATA OF KRATOS
SELECTED HISTORICAL FINANCIAL DATA OF DIGITAL FUSION
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING OF KRATOS STOCKHOLDERS
THE SPECIAL MEETING OF DIGITAL FUSION STOCKHOLDERS
THE MERGER
THE MERGER AGREEMENT AND RELATED AGREEMENTS
CERTAIN INFORMATION ABOUT KRATOS' BUSINESS
CERTAIN INFORMATION REGARDING DIGITAL FUSION'S BUSINESS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET September 28, 2008 (in millions)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 28, 2008 (in millions, except per share data)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2007 (in millions, except per share data)
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
MANAGEMENT OF KRATOS
KRATOS EXECUTIVE COMPENSATION
FISCAL YEAR 2007 SUMMARY COMPENSATION TABLE
FISCAL YEAR 2007 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
FISCAL YEAR 2007 OPTION EXERCISES AND STOCK VESTED
NON-QUALIFIED DEFERRED COMPENSATION
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF KRATOS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF DIGITAL FUSION
DESCRIPTION OF KRATOS CAPITAL STOCK
COMPARISON OF RIGHTS OF KRATOS AND DIGITAL FUSION STOCKHOLDERS
APPRAISAL RIGHTS
LEGAL MATTERS
EXPERTS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KRATOS DEFENSE & SECURITY SOLUTIONS, INC. Consolidated Balance Sheets December 31, 2006 and 2007 (in millions, except par value and number of shares)
KRATOS DEFENSE & SECURITIES SOLUTIONS, INC. Consolidated Statements of Operations Years ended December 31, 2005, 2006 and 2007 (in millions, except per share amounts)
KRATOS DEFENSE & SECURITY SOLUTIONS, INC. Consolidated Statements of Cash Flows Years ended December 31, 2005, 2006 and 2007 (in millions)
KRATOS DEFENSE & SECURITY SOLUTIONS, INC. Notes to Consolidated Financial Statements Years ended December 31, 2005, 2006 and 2007
RECONCILIATION OF STOCK-BASED COMPENSATION EXPENSE FOR 2005 (In millions, except per share data)
KRATOS DEFENSE & SECURITY SOLUTIONS, INC. Consolidated Balance Sheets December 31, 2007 and September 28, 2008 (in millions, except par value and number of shares) (Unaudited)
KRATOS DEFENSE & SECURITY SOLUTIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share amounts) (Unaudited)
KRATOS DEFENSE & SECURITY SOLUTIONS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions) (Unaudited)
KRATOS DEFENSE & SECURITY SOLUTIONS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
Fair Value Measurements at September 28, 2008 Using
HAVERSTICK CONSULTING, INC. FINANCIAL STATEMENTS
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
HAVERSTICK CONSULTING, INC. CONSOLIDATED BALANCE SHEET December 31, 2007
HAVERSTICK CONSULTING, INC. CONSOLIDATED STATEMENT OF OPERATIONS For Year Ended December 31, 2007
HAVERSTICK CONSULTING, INC. CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY For Year Ended December 31, 2007
HAVERSTICK CONSULTING, INC. CONSOLIDATED STATEMENT OF CASH FLOWS For Year Ended December 31, 2007
HAVERSTICK CONSULTING, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2007
INDEPENDENT AUDITORS' REPORT
DIGITAL FUSION, INC. CONSOLIDATED BALANCE SHEETS DECEMBER 28, 2007 AND 2006 (In thousands, except for per share amounts)
DIGITAL FUSION, INC. CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006 (In thousands, except for per share amounts)
DIGITAL FUSION, INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006 (In thousands, except for share amounts)
DIGITAL FUSION, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006 (In thousands)
DIGITAL FUSION, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 28, 2007 AND DECEMBER 31, 2006
Q3 FINANCIAL STATEMENTS AND FOOTNOTES DIGITAL FUSION, INC. Condensed Consolidated Balance Sheets (In thousands, except for per share amounts)
DIGITAL FUSION, INC. Condensed Consolidated Statements of Operations For the twelve and thirty-eight weeks ended September 19, 2008 and September 21, 2007 (Unaudited) (In thousands, except for per share data)
DIGITAL FUSION, INC. Condensed Consolidated Statements of Cash Flows For the Thirty-eight weeks ended September 19, 2008 and September 21, 2007 (Unaudited) (In thousands)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
  Annex A
TABLE OF CONTENTS
EXHIBITS & SCHEDULES
AGREEMENT AND PLAN OF MERGER
RECITALS
EXHIBIT A-1 STOCKHOLDER AGREEMENT (TYPE A)
EXHIBIT A-2 STOCKHOLDER AGREEMENT (TYPE B)
EXHIBIT A-3 STOCKHOLDER AGREEMENT (TYPE C)
EXHIBIT B CERTIFICATE OF MERGER
EXHIBIT C-1 NON-COMPETITION AGREEMENT (TYPE A)
EXHIBIT C-2 NON-COMPETITION AGREEMENT (TYPE B)
EXHIBIT D-1 EMPLOYMENT AND RETENTION AGREEMENT (TYPE A)
EXHIBIT D-2 EMPLOYMENT AND RETENTION AGREEMENT (TYPE B)
COMPANY DISCLOSURE SCHEDULE
SCHEDULE A PARTIES TO STOCKHOLDER AGREEMENTS
SCHEDULE 1.1(A) DFI CONTRACT
SCHEDULE 2.6(A) DIRECTORS OF THE SURVIVING CORPORATION
SCHEDULE 2.6(B) OFFICERS OF THE SURVIVING CORPORATION
SCHEDULE 3.2(A) OPTIONEES WITH EXTENDED POST-TERMINATION EXERCISE PERIOD
SCHEDULE 7.2(F) PARTIES TO NON-COMPETITION AGREEMENTS
SCHEDULE 7.2(G) PARTIES TO EMPLOYMENT AND RETENTION AGREEMENTS
SCHEDULE 7.2(K) SECURITY BACKGROUND CHECKLIST
  Annex B-1
STOCKHOLDER AGREEMENT
RECITALS
AGREEMENT
EXHIBIT A SECURITIES BENEFICIALLY OWNED
EXHIBIT B ENCUMBRANCES
SCHEDULE A COMPANY OPTIONS
STOCKHOLDER AGREEMENT
EXHIBIT A SECURITIES BENEFICIALLY OWNED
EXHIBIT B ENCUMBRANCES
SCHEDULE A COMPANY OPTIONS
  Annex B-3
STOCKHOLDER AGREEMENT
RECITALS
AGREEMENT
EXHIBIT A SECURITIES BENEFICIALLY OWNED
EXHIBIT B ENCUMBRANCES
  Annex C
  Annex D
  Annex E
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX